Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-260839

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus and prospectus supplements are neither an offer to sell nor the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 12, 2023)

18,500,000 Shares

Vivid Seats Inc.

Class A Common Stock

$                 per share

The selling stockholder named in this prospectus supplement is selling 18,500,000 shares of our Class A common stock, par value $0.0001 per share (our “Class A common stock”), issuable upon the exchange of common units (the “Intermediate Units”) of Hoya Intermediate, LLC (“Hoya Intermediate”) and shares of our Class B common stock, par value $0.0001 per share (our “Class B common stock”), which exchange will occur prior to the consummation of this offering. See the sections titled “Selling Stockholder” and “Organizational Structure” in this prospectus supplement. We will not receive any proceeds from the sale of the shares by the selling stockholder, including any shares that the selling stockholder may sell pursuant to the underwriters’ option to purchase additional shares.

The selling stockholder has granted the underwriters an option to purchase up to 2,775,000 additional shares of our Class A common stock.

Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SEAT.” On December 5, 2023, the last reported sale price of our Class A common stock on Nasdaq was $8.11 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus and prospectus supplements are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to the Selling Stockholder (Before Expenses)	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and estimated offering expenses.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus supplement and may elect to do so in future filings.

The underwriters expect to deliver the shares of our Class A common stock to the purchasers on or about                , 2023 through the book-entry facilities of The Depository Trust Company.

Citigroup	Morgan Stanley	BofA Securities

                , 2023

Prospectus Supplement Related to this Offering

Prospectus Supplement Dated December 4, 2023

EXPLANATORY NOTE	1
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS	1
SIGNATURES	2

Prospectus Supplement Dated November 7, 2023

Prospectus Supplement Dated November 7, 2023

S-i

Prospectus Supplement Dated August 8, 2023

Prospectus Dated May 12, 2023

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	vi
SUMMARY OF THE PROSPECTUS	1
RISK FACTORS	5
USE OF PROCEEDS	30
MARKET PRICE OF OUR CLASS A COMMON STOCK AND DIVIDENDS	31
DIVIDEND POLICY	32
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33
BUSINESS	58
MANAGEMENT	66
EXECUTIVE COMPENSATION	75
DESCRIPTION OF SECURITIES	84
SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS	92
REGISTERED HOLDERS	94
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	97

S-ii

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF CLASS A COMMON STOCK AND WARRANTS	100
PLAN OF DISTRIBUTION	106
LEGAL MATTERS	109
EXPERTS	109
WHERE YOU CAN FIND ADDITIONAL INFORMATION	109
INDEX TO FINANCIAL STATEMENTS	F-1

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in multiple parts. The first part is this prospectus supplement, which contains the specific terms of this offering of our Class A common stock by the selling stockholder. The other parts are the accompanying prospectus, which provides general information about us and securities that certain selling stockholders may offer from time to time, and prospectus supplements filed for the purpose of updating the information in the accompanying prospectus for the information included in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2023, our Current Report on Form 8-K filed with the SEC on November 7, 2023, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 7, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 8, 2023. All of the information in this prospectus supplement applies to this offering, but some of the general information in the accompanying prospectus and prospectus supplements does not apply to this offering and will be superseded by information in this prospectus supplement, as described below. Generally, when we refer to the “prospectus,” we are referring to all parts combined.

We are responsible for the information contained in this prospectus supplement and the accompanying prospectus and prospectus supplements. We, the selling stockholder and the underwriters have not authorized anyone to give you any other information, and neither we, the selling stockholder nor the underwriters take responsibility for any other information that others may give you. Neither we, the selling stockholder nor the underwriters are making an offer of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus and prospectus supplements is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus or prospectus supplements, you should rely on the information contained in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus and prospectus supplements to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our Class A common stock offered by this prospectus supplement.

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus and prospectus supplements include industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry, third-party analyses and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus supplement or the accompanying prospectus and prospectus supplements, as applicable, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to limitations on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

The information contained in this prospectus supplement and the accompanying prospectus and prospectus supplements concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on the information described above and on assumptions that we have made based on that data and similar sources. This information involves a number of assumptions and limitations and is inherently imprecise. You are cautioned not to give undue weight to these estimates. In addition, the industry in which we operate, as well as the projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate, are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and prospectus supplements. These factors could cause results to differ materially from those expressed in these publications and other sources.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of our Class A common stock being offered by this prospectus supplement and the accompanying prospectus and prospectus supplements. This prospectus supplement and the accompanying prospectus and prospectus supplements do not contain all of the information set forth in the registration statement. For further information with respect to the Company and our Class A common stock, reference is made to the registration statement (including any post-effective amendments thereto) and its exhibits. Statements contained in this prospectus supplement or the accompanying prospectus and prospectus supplements as to the contents of any contract or other document are not necessarily complete.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may request a copy of these filings, at no cost, by writing or calling us at:

Vivid Seats Inc.

24 E. Washington Street, Suite 900

Chicago, Illinois 60602

(312) 291-9966

Copies of these filings are also available, at no cost, on the SEC’s website at www.sec.gov and on our website at investors.vividseats.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus and prospectus supplements.

TERMS USED IN THIS PROSPECTUS SUPPLEMENT

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus and prospectus supplements to the terms “we,” “us,” “our,” “the Company,” “Vivid Seats” or other similar terms mean Vivid Seats Inc. and its subsidiaries, including Hoya Intermediate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and prospectus supplements contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern future events and future results of the Company and are based on our current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Topics that may be discussed using forward-looking statements, and factors that may cause actual results to differ materially from current expectations, include, but are not limited to:

•	our ability to raise financing in the future;

•	our future financial performance;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our ability to pay dividends on our Class A common stock on the terms currently contemplated or at all;

•	factors relating to our business, operations and financial performance, including, but not limited to:

•	our ability to compete in the ticketing industry;

•	our ability to maintain relationships with ticket buyers, sellers and distribution partners;

•	our ability to continue to improve our platform and maintain and enhance our brand;

•	the impact of extraordinary events or adverse economic conditions on discretionary consumer and corporate spending or on the supply and demand of live events;

•	our ability to identify suitable acquisition targets, and to complete and realize the expected benefits of any acquisitions;

•	our ability to comply with applicable regulatory regimes;

•	our ability to successfully defend against litigation;

•	our ability to maintain the integrity of our information systems and infrastructure, and to mitigate possible cyber security risks;

•	our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations;

•	the impact of pandemics or other public health crises on our business and the industries in which we operate; and

•

the risks discussed under the sections titled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and prospectus supplements and in other documents we filed or will file from time to time with the SEC.

These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus and prospectus supplements are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any forward-looking statements. Other unknown or unpredictable factors also could harm our business, financial condition, results of operations or cash flows. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume, and we hereby disclaim, any obligation to update publicly any of these forward-looking statements to reflect actual results, new information, future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus supplement. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus and prospectus supplements, including the sections titled “Risk Factors” in this prospectus supplement herein and therein, before deciding whether to invest in our Class A common stock.

Overview

Vivid Seats is an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live.

We believe in the power of shared experiences to connect people, with live events delivering some of life’s most exciting moments. We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. Over our history we have sold more than 140 million tickets to over 19 million customers. In 2022, we sold tickets to over 250,000 unique events on our platform.

During the years ended December 31, 2022, 2021 and 2020, our revenues were $600.3 million, $443.0 million and $35.1 million, respectively, and our Marketplace Gross Order Value (“Marketplace GOV”) was $3,184.8 million, $2,399.1 million and $347.3 million, respectively. Our net income was $70.8 million for the year ended December 31, 2022. Our net loss was $19.1 million and $774.2 million for the years ended December 31, 2021 and 2020, respectively. Adjusted EBITDA during the years ended December 31, 2022, 2021 and 2020 was $113.3 million, $109.9 million and $(80.2) million, respectively. During the three and nine months ended September 30, 2023, our revenues were $188.1 million and $514.6 million, respectively, and our Marketplace GOV was $998.9 million and $2,808.2 million, respectively. During the three and nine months ended September 30, 2022, our revenues were $156.8 million and $435.3 million, respectively, and our Marketplace GOV was $781.8 million and $2,338.8 million, respectively. Our net income was $16.0 million and $84.6 million for the three and nine months ended September 30, 2023, respectively, and $18.7 million and $45.9 million for the three and nine months ended September 30, 2022, respectively. Our Adjusted EBITDA was $33.4 million and $106.9 million for the three and nine months ended September 30, 2023, respectively, and $28.3 million and $79.6 million for the three and nine months ended September 30, 2022, respectively. Adjusted EBITDA is not a measure defined under generally accepted accounting principles in the United States (“GAAP”). See the section titled “Non-GAAP Financial Measures” in this prospectus supplement for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss).

As a two-sided marketplace, our customer base includes thousands of sellers. SkyBox has been the industry-leading ERP for professional sellers for years with an install base that includes more than 50% of professional sellers. Our broad swath of industry data from Skybox allows sellers to manage ticket inventories, adjust pricing, and fulfill orders across multiple ticket resale marketplaces.

On the buyer side, we continue to add new buyers and drive accretive repeat order activity. We know our buyers better than ever before and offer personalized recommendations and campaigns that are making an impact. To generate ticket sales, drive traffic to our website and mobile applications, and to build brand recognition, we have mutually beneficial partnerships with a number of content rights holders, media partners, product and service partners and distribution partners. As a result of this, we have seen strong growth in the number of marketplace orders placed on our platform, from 7.2 million orders in 2019 to 9.2 million orders in

2022. In addition, Vivid Seats Rewards, our loyalty program, includes a host of benefits ranging from surprise upgrades to exclusive game day experiences designed to cultivate brand awareness and lasting affinity for our platform. In tandem with our investments in loyalty and differentiated buyer experience, the portion of repeat orders placed on the Vivid Seats website or mobile applications has consistently increased from 47% in 2018 to 50% in 2019, 51% in 2021 and 56% in 2022.

Our platform is built on years of customer transactional and engagement data that provides us with deep insights into how to best connect ticket buyers with the experiences they seek. We understand the feeling of anticipation as the start of an event approaches and work diligently to enable fans to experience as many of these moments as possible. We seek to provide enriching customer engagement opportunities with personalized recommendations, engaging discovery options, a streamlined shopping experience and our Vivid Seats Rewards program, which allows ticket buyers to earn Reward Credits to spend on future orders and experience even more of their favorite events.

Our market opportunity is sizeable. According to Infiniti Research (Technavio), the North America secondary ticketing market (excluding sales related to movies) is estimated to be $14 billion in 2023. The market is expected to grow to $17 billion in 2024. Our recent acquisition of Vegas.com (as defined below) adds an estimated $6 billion of shows, tours and attractions in Las Vegas to our addressable market, based on a third-party report commissioned by Vegas.com. This brings our North America ticketing total addressable market size to an estimated $20 billion in 2023 and $23 billion in 2024. Our recent acquisition of Wavedash (as defined below) marks our first foray into the international ticketing market, which, based on a third-party report, we estimate at $40 billion. With continued growth in the North America secondary market and expansion into adjacent markets, our total addressable market is estimated to have grown to $63 billion.

Recent Developments

Business Acquisitions

On November 3, 2023, we acquired 100% ownership of VDC Holdco, LLC (“VDC”), the indirect parent company of Vegas.com, LLC (“Vegas.com”), a leading entertainment marketplace for consumers exploring Las Vegas, Nevada. The purchase price was approximately $243.8 million, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of our Class A common stock. We financed the cash portion of the purchase price with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting. Vegas.com is a two-sided marketplace for live event enthusiasts visiting Las Vegas. As the local market authority, Vegas.com provides a comprehensive event inventory of shows, attractions and tours in Las Vegas. We believe the acquisition will enhance our scale and reach in this key market, bring incremental unique inventory through strategic partnerships and offer long-term synergistic upside.

On September 8, 2023, we acquired 100% of the outstanding shares of WD Holdings Co., Ltd. (“Wavedash”), an online ticket marketplace headquartered in Tokyo, Japan. The purchase price was JPY 10,946.1 million, or approximately $74.3 million based on the exchange rate in effect on the date of the acquisition, before considering the net effect of cash acquired. We financed the transaction with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

June 2023 Secondary Offering

We completed a public offering of 18.4 million shares of our Class A common stock, comprising 16.0 million shares sold on May 22, 2023 and 2.4 million shares sold on June 15, 2023 pursuant to the full exercise by the underwriters of their option to purchase additional shares (the “June 2023 Secondary Offering”). The shares were sold at a public offering price of $8.00 per share and were purchased by the underwriters from the selling stockholder, Hoya Topco, LLC, a Delaware limited liability company (“Hoya Topco”), which is controlled by our Private Equity Owner (as defined herein) and its affiliates and is the selling stockholder in this offering, at a price of $7.68 per share. Hoya Topco exchanged 18.4 million shares of our Class B common stock and 18.4 million Intermediate Units for the shares of our Class A common stock that it sold in the June 2023 Secondary Offering. We did not receive any proceeds from the sale of the shares by Hoya Topco in the June 2023 Secondary Offering. In connection with the June 2023 Secondary Offering, we incurred $1.5 million of expenses during the nine months ended September 30, 2023, which are included within general and administrative expenses in our condensed consolidated statements of operations.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and we may take advantage of and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and the price of our Class A common stock may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but that any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the our predecessor’s initial public offering (December 31, 2026), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the prior June 30; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Private Equity Owner

We have a valuable relationship with our Private Equity Owner, which consists of certain investment funds affiliated with GTCR LLC (“GTCR”). Founded in 1980, GTCR is a leading growth-oriented private equity firm focused on investing in growth companies in the Healthcare, Financial Services & Technology, Technology,

Media & Telecommunications and Business & Consumer Services industries. The Chicago-based firm pioneered The Leaders Strategy™—finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, our Private Equity Owner has invested over $25.0 billion in more than 270 companies. Our Private Equity Owner purchased its interest in Vivid Seats on June 30, 2017.

Corporate Information

Vivid Seats Inc. was incorporated on March 29, 2021 under the laws of the state of Delaware. Our principal executive offices are located at 24 E. Washington Street, Suite 900, Chicago, Illinois 60602, our telephone number is (312) 291-9966 and our website address is www.vividseats.com.

THE OFFERING

Selling stockholder	Hoya Topco, LLC, a Delaware limited liability company controlled by our Private Equity Owner and its affiliates.

Class A common stock offered by the selling stockholder	18,500,000 shares (or 21,275,000 shares if the underwriters exercise their option to purchase additional shares in full).

Class A common stock to be outstanding after this offering	130,565,153 shares (or 133,340,153 shares if the underwriters exercise their option to purchase additional shares in full) (and 211,865,153 shares if all outstanding Intermediate Units were redeemed or exchanged for newly issued shares of our Class A common stock on a one-for-one basis).

Class B common stock to be outstanding after this offering	81,300,000 shares (or 78,525,000 shares if the underwriters exercise their option to purchase additional shares in full).

Voting power held by holders of Class A common stock after giving effect to this offering	61.6% (or 62.9% if the underwriters exercise their right to purchase additional shares in full).

Voting power held by holders of Class B common stock after giving effect to this offering	38.4% (or 37.1% if the underwriters exercise their right to purchase additional shares in full) (or 0.0% if all outstanding Intermediate Units were redeemed or exchanged for a corresponding number of newly issued shares of our Class A common stock on a one-for-one basis).

Voting rights	Each share of our Class A common stock and our Class B common stock (collectively, our “common stock”) entitles its holder to one vote.

Holders of our Class A common stock and Class B common stock generally vote together as a single class on all matters requiring a stockholder vote.

Risk factors	Before investing in our Class A common stock, you should carefully read and consider the information set forth in the sections titled “Risk Factors” beginning on page S-14 of this prospectus supplement and under the same heading in the accompanying prospectus and prospectus supplements, as applicable.

Lock-up

We, our directors, our executive officers, the selling stockholder and entities affiliated with Eldridge Industries, LLC (collectively “Eldridge”) have entered into lock-up agreements with the underwriters, pursuant to which we and they have agreed that we and they will not, subject to limited exceptions, directly or indirectly, for a period of 30 days after the date of this prospectus supplement and without the prior written consent of the representatives, dispose of or hedge any of our or their shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock. For additional information, see the section titled “Underwriting” in this prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling stockholder.

Redemption rights of the holders of Intermediate Units	Under the terms of Hoya Intermediate’s Second Amended and Restated Limited Liability Agreement, dated October 18, 2021 (the “Hoya Intermediate LLC Agreement”), holders of Intermediate Units (other than us) have the right (subject to the terms of the Hoya Intermediate LLC Agreement) to require Hoya Intermediate to redeem all or a portion of their Intermediate Units for, at our election, newly issued shares of our Class A common stock on a one-for-one basis or a cash payment determined in accordance with the terms of the Hoya Intermediate LLC Agreement, provided the cash payment is funded from the proceeds from a substantially concurrent public offering or private sale of our Class A common stock in accordance with the terms of the Hoya Intermediate LLC Agreement. Additionally, in the event of a redemption request from a holder of Intermediate Units, we may, at our option, effect a direct exchange of cash or shares of our Class A common stock for Intermediate Units in lieu of such a redemption. Shares of our Class B common stock will be retired on a one-for-one basis if we, following a redemption request from a holder of Intermediate Units, redeem or exchange Intermediate Units of such holder pursuant to the terms of the Hoya Intermediate LLC Agreement.

Except for transfers to us pursuant to the Hoya Intermediate LLC Agreement or to certain permitted transferees, holders of Intermediate Units are not permitted to sell, transfer or otherwise dispose of any Intermediate Units or shares of our Class B common stock.

Nasdaq symbol	“SEAT”

The number of shares of our Class A common stock that will be outstanding after this offering is based on 96,511,895 shares of our Class A common stock outstanding as of September 30, 2023 (net of 5,291,497 treasury shares available on that date for reissuance), plus the issuance of 15,553,258 additional shares to the sellers of VDC on November 3, 2023, and excludes:

•	99,800,000 shares reserved for issuance upon the redemption or exchange of the same number of Intermediate Units and shares of our Class B common stock outstanding as of September 30, 2023;

•	10,597,528 shares issuable upon the exercise of stock options outstanding as of September 30, 2023 having a weighted average exercise price of $10.87 per share;

•	4,126,003 shares issuable upon the vesting and settlement of restricted stock units (“RSUs”) outstanding as of September 30, 2023 having a weighted average grant date fair value of $8.68 per share;

•	47,286,644 shares issuable upon the exercise of warrants outstanding as of September 30, 2023 with exercise prices varying from $10.00 to $15.00 per share;

•	2,093,155 shares issuable under our 2021 Incentive Award Plan (the “2021 Plan”) as of September 30, 2023; and

•	3,383,810 shares reserved for future issuance under our 2021 Employee Stock Purchase Plan as of September 30, 2023.

The number of shares of our Class B common stock that will be outstanding after this offering is based on 99,800,000 shares of our Class B common stock outstanding as of September 30, 2023 and excludes up to 6,000,000 shares issuable upon the exercise of warrants.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their option to purchase up to 2,775,000 additional shares of our Class A common stock.

NON-GAAP FINANCIAL MEASURES

We present Adjusted EBITDA, which is a non-GAAP financial measure, because it is a measure frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results because it excludes the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our business.

Adjusted EBITDA is a key measure used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance and highlighting trends in our operating results.

Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA does not reflect all amounts associated with our operating results as determined in accordance with GAAP and may exclude recurring costs, such as interest expense, equity-based compensation, litigation, settlements and related costs, change in fair value of warrants, change in fair value of derivative assets and foreign currency revaluation (gains)/losses. In addition, other companies may calculate Adjusted EBITDA differently than us, thereby limiting its usefulness as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from Adjusted EBITDA.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (in thousands):

	Twelve Months Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2022	2023	2022	2023
Net income (loss)	$(19,129)	$70,779	$18,747	$16,018	$45,945	$84,616
Income tax expense (benefit)	304	(1,590)	118	2,595	194	(21,605)
Interest expense—net	58,179	12,858	2,901	2,544	9,542	8,596
Depreciation and amortization	2,322	7,732	2,158	3,301	5,269	8,603
Sales tax liability(1)	8,956	2,814	(118)	—	2,814	—
Transaction costs(2)	12,852	4,840	538	2,290	4,285	7,234
Equity-based compensation(3)	6,047	19,053	5,073	7,578	13,982	20,488
Loss on extinguishment of debt(4)	35,828	4,285	—	—	4,285	—
Litigation, settlements and related costs(5)	2,835	2,477	89	26	1,084	260
Severance related to COVID-19(6)	795	286	—	—	—	—
Change in fair value of warrants(7)	1,389	(8,227)	(65)	(1,664)	(6,618)	(991)
Change in fair value of derivative assets(8)	—	—	—	83	—	83
Change in fair value of contingent consideration(9)	—	(2,065)	(1,220)	20	(1,220)	(998)
Loss on asset disposals(10)	—	369	63	34	63	51
Foreign currency revaluation losses(11)	—	—	—	542	—	542

Adjusted EBITDA	$110,378	$113,611	$28,284	$33,367	$79,625	$106,879

(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

(2)

These costs consist of legal, accounting, tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. In 2023, these costs were primarily related to legal expenses and retention bonuses related to Betcha Sports, Inc. (“Betcha,” rebranded as “Vivid Picks”). In 2022, these costs were related to the merger transaction with Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company (the “Horizon Merger”), the acquisition of Betcha, our offering to the holders of our outstanding public warrants to receive shares of our Class A common stock in exchange for each outstanding public warrant tendered by the holder and the refinancing of our 2017 $525.0 million term loan (the “June 2017 First Lien Loan”) with a new $275.0 million term loan. In 2021, these costs were related to the Horizon Merger and the acquisition of Betcha. In 2020, these costs were related to the acquisition of Fanxchange Ltd. (“Fanxchange”) in 2019. In 2019, these costs were related to the acquisition of Fanxchange and an attempted acquisition that was ultimately abandoned. These costs are not representative of normal, recurring, cash operating expenses. In the three months ended September 30, 2023, these costs were primarily related to the June 2023 Secondary Offering and our acquisitions and strategic investments. In the three months ended September 30, 2022 these costs were primarily related to our acquisitions and strategic investments, the refinancing of the June 2017 First Lien Loan with a new $275.0 million term loan and our exchange offering of shares of our Class A common stock for properly tendered public warrants.

(3)

We incur equity-based compensation expenses for profits interests issued prior to the Horizon Merger and equity granted pursuant to the 2021 Plan, which we do not consider to be indicative of our core operating performance.

(4)

Losses incurred in 2022 resulted from the extinguishment of the June 2017 First Lien Loan in February 2022. Losses incurred in 2021 resulted from the retirement of our May 2020 $260.0 million first lien term loan and fees paid related to the early payment of a portion of the principal of the June 2017 First Lien Loan. Losses incurred in 2020 resulted from the retirement of the revolving credit facility. Losses incurred in 2019 resulted from the partial repayment of our June 2017 second lien term loan. Losses incurred in the nine months ended September 30, 2022 resulted from the extinguishment of the June 2017 First Lien Loan in February 2022.

(5)	This relates to external legal costs, settlement costs and insurance recoveries, which were unrelated to our core business operations.
(6)	These charges relate to severance costs resulting from significant reductions in employee headcount due to the effects of the COVID-19 pandemic.
(7)

This relates to the modification of the terms of our warrants to purchase shares of our Class A common stock in connection with the Horizon Merger and revaluation of warrants to purchase Intermediate Units held by Hoya Topco following the Horizon Merger.

(8)	This relates to the revaluation of derivatives recorded at fair value.
(9)	This relates to the revaluation of Vivid Picks cash earnouts.
(10)	This relates to asset disposals, which are not considered indicative of our core operating performance.
(11)	This relates to unrealized foreign currency revaluation losses from the remeasurement of non-operating assets and liabilities denominated in non-functional currencies on the balance sheet date.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in this prospectus supplement, together with all the other information contained in the accompanying prospectus and prospectus supplements. You should also consider the risks, uncertainties and other factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and related notes contained in the accompanying prospectus and prospectus supplements, as supplemented and updated by subsequent reports that we have filed or will file with the SEC, which may be amended, supplemented or superseded from time to time in any prospectus supplement and by other reports we file with the SEC in the future. See the section titled “Where You Can Find More Information” in this prospectus supplement.

The occurrence of any of the risks we have identified or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, results of operations, cash flows and financial condition. In that event, the market price of our Class A common stock could decline, and you could lose all or part of your investment. Please also see the sections titled “Special Note Regarding Forward-Looking Statements” and “Market and Industry Data” in this prospectus supplement.

Risks Related to Our Business

We have acquired and may in the future enter into agreements to acquire certain businesses; if any of such acquisitions are unsuccessful, our business could be adversely impacted.

Our strategy involves, and our future growth rate may continue to depend in part on, our selective acquisition of additional businesses. For example, we acquired Fanxchange in 2019, Betcha in 2021, Wavedash in August 2023 and VDC in November 2023. However, we may be unable to identify other suitable acquisition targets in the future or to make acquisitions at favorable prices. Even if we identify a suitable acquisition candidate, our ability to successfully complete the acquisition may depend on a variety of factors, including, but not limited to, our ability to obtain financing on acceptable terms and requisite government approvals. And, even if we complete an acquisition, our ability to successfully integrate the acquired business is subject to additional risks and uncertainties. Further, our term loan facility restricts our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

•	using a significant portion of our available cash;

•	issuing equity securities, which would dilute current stockholders’ percentage ownership;

•	incurring substantial debt;

•	incurring or assuming contingent liabilities, known or unknown; and

•	incurring large accounting write-offs, impairments or amortization expenses.

In addition, acquisitions involve inherent risks which, if realized, could adversely affect our business and results of operations, including those associated with:

•	integrating the operations, financial reporting, technologies and personnel of acquired companies;

•	scaling of operations, system and infrastructure and achieving synergies to meet the needs of the combined or acquired company;

•	managing geographically dispersed operations;

•	the diversion of management’s attention from other business concerns;

•	the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

•	the potential loss of key employees, customers and strategic partners of acquired companies; and

•

the impact of laws and regulations at the state, federal and international levels when entering new markets or business, which could significantly affect our ability to complete acquisitions and expand our business.

For example, our acquisitions of Fanxchange, Betcha, Wavedash and VDC all involve inherent risks, including, as applicable, those associated with integrating new lines of business, operating in new markets and adhering to new regulatory regimes. The success of these and future acquisitions is based, in part, on our ability to overcome these risks.

Risks Related to this Offering, Our Organizational Structure and Ownership of Our Class A Common Stock

Pursuant to the Stockholders’ Agreement (as defined herein), GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR, Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management, XI LLC and GTCR (collectively, our “Private Equity Owner”) exercise significant control over us, and its interests may conflict with ours or yours in the future.

Immediately following this offering, Hoya Topco, which is controlled by our Private Equity Owner and its affiliates, will control approximately 38.4% of the voting power of our outstanding common stock (or approximately 37.1% if the underwriters’ option to purchase additional shares is exercised in full). Although we are no longer a “controlled company,” for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will be able to significantly influence the composition of our board of directors (our “Board”) and the approval of actions requiring stockholder approval. Accordingly, for such period of time, our Private Equity Owner has significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will be able to cause or prevent a change of control or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of our Class A common stock as part of a potential sale and ultimately might affect the market price of our Class A common stock.

The Stockholders’ Agreement, dated October 18, 2021 (the “Stockholders’ Agreement”), among us, Hoya Topco and Horizon Sponsor, LLC, a Delaware limited liability company (“Horizon Sponsor”), provides our Private Equity Owner the right to nominate to our Board: (i) five directors, so long as our Private Equity Owner beneficially owns at least 24% of the shares of our common stock that were issued and outstanding on October 18, 2021 (the “Closing Amount”), of which at least one will qualify as an “independent director” under applicable stock exchange regulations; (ii) four directors, so long as our Private Equity Owner beneficially owns at least 18% but less than 24% of the Closing Amount; (iii) three directors, so long as our Private Equity Owner beneficially owns at least 12% but less than 18% of the Closing Amount; (iv) two directors, so long as our Private Equity Owner beneficially owns at least 6% but less than 12% of the Closing Amount; and (v) until the date our Private Equity Owner beneficially owns a number of voting shares representing less than 5% of the shares of our common stock that were held by our Private Equity Owner on October 18, 2021, one director. Pursuant to the foregoing provisions of the Stockholders’ Agreement, our Private Equity Owner will be able to designate the majority of the members of our Board and generally have control over our business and affairs.

Our Private Equity Owner and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, our Private Equity Owner and its affiliates may engage in activities where their interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our amended and restated charter provides that our Private Equity Owner, any of its affiliates or any of our directors who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Private Equity Owner also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Private Equity Owner may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you or may not prove beneficial.

While we are no longer a “controlled company” within the meaning of the Nasdaq Stock Market LLC rules (the “Nasdaq Rules”), we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.

We are no longer a “controlled company” within the meaning of the Nasdaq Rules. As a result, we are subject to additional corporate governance requirements of Nasdaq, including the requirements that:

•	a majority of our Board be independent directors;

•	our Compensation Committee have a formal written charter and be composed of entirely independent directors; and

•

our director nominees be selected or recommended for our Board’s selection either by independent directors constituting a majority of our Board’s independent directors in a vote in which only independent directors participate or by a nominating and corporate governance committee comprised solely of independent directors with a formal written charter.

The Nasdaq Rules provide for phase-in periods for these requirements, but we must be fully compliant with the requirements within one year of the date on which we ceased to be a “controlled company.” During this transition period, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the Nasdaq Rules. We presently do not have a majority of independent directors, and our Nominating and Corporate Governance and Compensation Committees do not consist entirely of independent directors. Accordingly, during the transition period, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules and requirements of the Nasdaq Rules. Furthermore, a change in the composition of our Board and its committees may result in a change in corporate strategy and operation philosophies and may result in deviations from our current strategy. We intend to be in full compliance with the applicable Nasdaq Rules in accordance with the phase-in periods.

While we are no longer a “controlled company,” our Private Equity Owner continues to be able to significantly influence our decisions. Our Private Equity Owner exercises significant control over the direction of our business and has the right to nominate for election members of our Board. If the ownership of our common stock continues to be highly concentrated, it could prevent you and other stockholders from influencing significant corporate decisions.

A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. Following the consummation of this offering, we, our executive officers, directors, Eldridge and the selling stockholder will be subject to a 30-day lock-up period provided under lock-up agreements executed in connection with this offering. See the section titled “Underwriting” in this prospectus supplement. All of these shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by the representatives on behalf of the underwriters. In particular, the lock-up agreements executed by Eldridge and the selling stockholder include an exception allowing them to pledge, hypothecate or grant a security interest in the shares of our Class A common stock that they beneficially own on the date of this prospectus supplement as collateral or security for any loan, advance or extension of credit. Should such stockholders enter into such loans, advances or extensions of credit and there is an event of default, if such stockholders fail to pledge additional cash collateral or repay a portion of such loan, advance or extension of credit when it is required to do so or if such stockholders otherwise fail to comply with the terms of such loan, advance or extension of credit, and the lender accelerates payment of all amounts outstanding under such loan, advance or extension of credit as a result of this non-compliance, then the lender could foreclose on the pledged shares and sell the shares of our Class A common stock in the open market, which could cause the market price of our Class A common stock to decline. In addition, certain lenders under such loan, advance or extension of credit may elect at any time to hedge their exposure to the shares of our Class A common stock in transactions that could directly or indirectly impact the price of our Class A common stock. Any of these circumstances (or the perception that they could occur) and could create volatility in and/or significantly depress the market price of our Class A common stock. See the section titled “Underwriting” in this prospectus supplement for additional details on this exception to the lock-up agreements for Eldridge and the selling stockholder. In addition, the selling stockholder in this offering and Horizon Sponsor, have certain demand registration rights that could require us in the future to file registration statements or conduct offerings in connection with sales of our stock by them. Such sales could be significant. Once we register these shares, they can be freely sold in the public market upon issuance. The market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Future offerings of debt or equity securities by us may have a material adverse effect on the market price of our Class A common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our Class A common stock or by offering debt or other equity securities. Any future debt financing could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Moreover, if we issue debt securities, the debt holders would have rights to make claims on our assets senior to the rights of the holders of our Class A common stock. The issuance of additional shares of our Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may have a material adverse effect on the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their stockholdings in us.

The TRA (as defined herein) requires us to make cash payments to Hoya Topco (or other parties that become entitled to rights to payment under the TRA) in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the TRA may exceed any actual tax benefits or be accelerated.

We are party to a tax receivable agreement, dated October 18, 2021 (the “TRA”), with Hoya Topco, Hoya Intermediate, GTCR Management XI, LLC (the “TRA Holder Representative”) and the other TRA Holders (as defined in the TRA), pursuant to which we will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local and foreign taxes that are based on, or measured with respect to, our net income or profits and any interest related thereto that our consolidated subsidiaries realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), which include:

•	existing tax basis in certain assets of Hoya Intermediate and certain of its subsidiaries, including assets that will be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Units for shares of our Class A common stock acquired by us from a TRA Holder pursuant to the terms of the Hoya Intermediate LLC Agreement;

•	certain tax attributes of Blocker Corporations (as defined in the Hoya Intermediate LLC Agreement) holding Intermediate Units that are acquired by us pursuant to a reorganization transaction;

•

certain tax benefits realized by us as a result of certain U.S. federal income tax allocations of taxable income or gain away from us and to other members of Hoya Intermediate and deductions or losses to us and away from other members of Hoya Intermediate, in each case as a result of the Business Combination; and

•	tax deductions in respect of portions of certain payments made under the TRA.

Payments under the TRA generally will be based on the tax reporting positions that we determine (in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent). The Internal Revenue Service (the “IRS”) or another taxing authority may challenge a position we take, and a court may sustain such a challenge. If any Tax Attributes we initially claimed or utilized are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that we may have previously made pursuant to the TRA, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will reduce any future cash payments we are required to make under the TRA, after the determination of such excess. However, a challenge to any Tax Attributes we initially claimed or utilized may not arise for a number of years after such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we may be required to make under the terms of the TRA. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the TRA in excess of our actual savings in respect of the Tax Attributes.

Moreover, the TRA provides that, in certain early termination events, we are required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have been made under the TRA, which would be based on certain assumptions. The lump-sum payment could be material and could materially exceed any actual tax benefits that we realize subsequent to such payment.

The amount and timing of any payments under the TRA will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A common stock at the time of an exchange of Intermediate Units by a TRA Holder pursuant to the Hoya Intermediate LLC Agreement and the amount and timing of the recognition of our income for applicable tax purposes. While many of these factors are outside of our control, the aggregate payments we will be required to make under the TRA could be substantial. There can be no assurance that we will be able to finance our obligations under the TRA in a manner that does not adversely affect our working capital and growth requirements.

Any payments we make under the TRA will generally reduce our overall cash flow. If we are unable to make timely payments for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach and therefore accelerate payments. Furthermore, our future obligation to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the TRA.

Our only material asset is our direct and indirect interests in Hoya Intermediate, and we are accordingly dependent upon distributions from Hoya Intermediate to pay dividends, taxes and other expenses, including payments we are required to make under the TRA.

We are a holding company with no material assets other than our direct and indirect ownership of equity interests in Hoya Intermediate. As such, we do not have any independent means of generating revenue. We intend to cause Hoya Intermediate to continue making quarterly distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the TRA and to pay our corporate and other overhead expenses. To the extent that we need funds, and Hoya Intermediate is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition.

In certain circumstances, Hoya Intermediate will be required to make distributions to us and Hoya Topco, and the distributions that Hoya Intermediate will be required to make may be substantial.

Hoya Intermediate is treated, and will continue to be treated, as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to U.S. federal income tax. Instead, its taxable income is generally allocated to its members, including us. Hoya Intermediate may make cash or tax distributions to the members, including us, as set forth in the Hoya Intermediate LLC Agreement calculated using an assumed tax rate, to provide liquidity to members to pay taxes on such member’s allocable share of the taxable income. Under applicable tax rules, Hoya Intermediate may be required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions are made pro rata on a per-common unit basis to all members and such tax distributions are determined based on the member with the highest assumed tax liability per common unit, Hoya Intermediate may be required to make tax distributions that, in the aggregate, exceed the amount of taxes that Hoya Intermediate would have paid if it were taxed on its net income at the assumed rate.

As a result of (i) potential differences in the amount of net taxable income allocable to us and to Hoya Topco, (ii) the lower maximum tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating Hoya Intermediate’s distribution obligations, we may receive distributions significantly in excess of our actual tax liabilities and our obligations to make payments under the TRA. If we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Hoya Intermediate, Hoya Topco would benefit from any value attributable to such accumulated cash balances as a result of its right to acquire shares of our Class A common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for its Intermediate Units. We will have no obligation to distribute such cash balances to our stockholders, and no adjustments will be made to the consideration provided to an exchanging holder in connection with a direct exchange or redemption of Hoya Intermediate limited liability company interests under the Hoya Intermediate LLC Agreement as a result of any retention of cash by us.

Risks Related to Being a Public Company

The market price and trading volume of our securities may be volatile.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. We cannot assure you that the market price of our Class A common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•

the realization of any of the risk factors described in this prospectus supplement, in the accompanying prospectus and prospectus supplements, or in our most recent Annual Report on Form 10-K, as amended, or subsequent Quarterly Reports on Form 10-Q;

•	difficult global market and economic conditions;

•	loss of investor confidence in the global financial markets and investing in general;

•

adverse market reaction to indebtedness we may incur, securities we may grant under the 2021 Plan or otherwise, or any other securities we may issue in the future, including shares of our Class A common stock;

•	adverse market reaction to changes in our ownership or capital structure including a secondary offering for our Class A common stock;

•	unanticipated variations in our quarterly and annual operating results or dividends;

•	failure to meet securities analysts’ earnings estimates;

•

publication of negative or inaccurate research reports about us or the live events or ticketing industry or the failure of securities analysts to provide adequate coverage of our Class A common stock in the future;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community about our business;

•	the trading activity of our largest stockholders;

•	the number of shares of our Class A common stock that are available for public trading;

•	short sales, hedging and other derivative transactions involving our capital stock;

•

additional or unexpected changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; and

•	increases in compliance or enforcement inquiries and investigations by regulatory authorities.

We may pay dividends to our stockholders, but our ability to do so is subject to the discretion of our Board and may be limited by our holding company structure and applicable provisions of Delaware law.

Our Board may, in its discretion, pay a cash dividend to our stockholders. In addition, as a holding company, we are dependent upon the ability of Hoya Intermediate to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses (including our taxes and payments under the TRA) and pay dividends to our stockholders. However, the ability of Hoya Intermediate to make such distributions is subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). We may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our Class A common stock. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on our Class A common stock. As a result, you may not receive any return on an investment in our Class A common stock unless you sell our Class A common stock for a price greater than that which you paid for it.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to “emerging growth companies” could make our Class A common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of SOX;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or golden parachute payments not previously approved.

Our status as an “emerging growth company” will end as soon as any of the following occurs:

•	the last day of the fiscal year in which we have more than $1.235 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	December 31, 2026.

We cannot predict if investors will find our securities less attractive if we choose to rely on any of the exemptions afforded to emerging growth companies. If some investors find our securities less attractive because we rely on any of these exemptions, there may be a less active trading market for our securities and the market price of those securities may be more volatile.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an “emerging growth company” nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

An active trading market for our Class A common stock may not be maintained.

Although our Class A common stock is listed on Nasdaq under the symbol “SEAT,” an active trading market for our Class A common stock may not be maintained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers. If an active market for our Class A common stock is not maintained, or if we fail to satisfy the continued listing standards of Nasdaq for any reason and our Class A common stock is delisted, it may be difficult for our stockholders to sell their shares without depressing the market price for our Class A common stock or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock and acquire other complementary products, technologies or businesses by using our shares of capital stock as consideration.

Warrants are exercisable for shares of our Class A common stock and Intermediate Units, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The following warrants to purchase our Class A common stock are outstanding and exercisable as of September 30, 2023:

•	warrants to purchase 6,519,791 shares at an exercise price of $11.50 per share;

•	warrants to purchase 17,000,000 shares at an exercise price of $10.00 per share;

•	warrants to purchase 17,000,000 shares at an exercise price of $15.00 per share; and

•	public warrants to purchase 6,766,853 shares at an exercise price of $11.50 per share.

To the extent such warrants are exercised, additional shares of our Class A common stock will be issued. This will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.

The following warrants to purchase Intermediate Units are outstanding and exercisable and are held by Hoya Topco (each, a “Hoya Intermediate Warrant”):

•	warrants to purchase 3,000,000 shares at an exercise price of $10.00 per share; and

•	warrants to purchase 3,000,000 shares at an exercise price of $15.00 per share.

Upon exercise of a Hoya Intermediate Warrant, one share of our Class B common stock will also be issued. Holders of Intermediate Units (other than us and our subsidiaries) may exchange them for shares of our Class A common stock. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.

Our management also holds options to purchase shares of our Class A common stock. To the extent such options are exercised, additional shares of our Class A common stock will be issued. This will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such options may be exercised could adversely affect the market price of our Class A common stock.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our securities will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We will not control these analysts, and the analysts who publish information about us may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If any current or future analysts who cover us provide inaccurate research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third party.

Our amended and restated charter and our amended and restated bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our Board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following:

•	the sole ability of directors to fill a vacancy on our Board;

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to (i) call special meetings of stockholders, (ii) require extraordinary general meetings of stockholders and (iii) take action by written consent;

•

the ability of our Board to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our Board;

•	the division of our Board into three classes, with each class serving staggered three-year terms; and

•	the lack of cumulative voting for the election of directors.

These provisions of our amended and restated charter and our amended and restated bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future, which could reduce the market price of our Class A common stock.

The provisions of our amended and restated charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated charter provides that, to the fullest extent permitted by law, and unless we provide consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporate Laws (the “DGCL”), our amended and restated charter or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated charter further provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. By becoming our stockholder, you will be deemed to have notice of and consented to the exclusive forum provisions of our amended and restated charter. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our amended and restated charter to be inapplicable or unenforceable in such action.

ORGANIZATIONAL STRUCTURE

Holding Company Structure

We are a holding company with no material assets other than our direct and indirect ownership of equity interests in Hoya Intermediate, the entity through which we conduct our business. The aggregate number of Intermediate Units that we own at any time will equal the aggregate number of outstanding shares of our Class A common stock. The economic interest represented by each Intermediate Unit that we own corresponds to one share of our Class A common stock, and the total number of vested Intermediate Units owned by us and the holders of our Class B common stock at any given time equals the sum of the outstanding shares of all classes of our common stock. Subject to the terms of the Hoya Intermediate LLC Agreement, Intermediate Units are generally redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of our Class B common stock will be retired on a one-for-one basis if we redeem or exchange Intermediate Units pursuant to the terms of the Hoya Intermediate LLC Agreement.

The Reorganization Transactions

On October 18, 2021, we consummated the business combination (the “Business Combination”) as contemplated by the transaction agreement, dated April 21, 2021, among us, Horizon, Horizon Sponsor, Hoya Topco and Hoya Intermediate, pursuant to which, among other transactions, Horizon merged with and into us, upon which the separate corporate existence of Horizon ceased and we became the surviving corporation. At the same time, we became a publicly traded company listed on Nasdaq.

The Business Combination was effectuated in the following principal steps:

(1)	Horizon merged with and into us, upon which the separate corporate existence of Horizon ceased and we became the surviving corporation;

(2)

Each Horizon warrant that was outstanding immediately prior to the effective time of the merger became a Vivid Seats warrant exercisable for shares of our Class A common stock in accordance with the terms of the applicable warrant agreement;

(3)

Certain third-party investors purchased an aggregate of 47,517,173 shares of our Class A common stock pursuant to subscription agreements, dated April 21, 2021, among us, Horizon and certain qualified institutional buyers and accredited investors that purchased shares of our Class A common stock in private placements (the “PIPE Subscription”);

(4)

We purchased from Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP and Crescent Mezzanine Partners VIIB, L.P. all of the outstanding equity interests of CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7B VS Equity, LLC and CM7C VS Equity, LLC, each a Delaware corporation, in exchange for cash;

(5)	We contributed cash to Hoya Intermediate in exchange for Intermediate Units and warrants to purchase Intermediate Units;

(6)

Hoya Intermediate redeemed 100% of the Intermediate Units held by Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VII (LTL), L.P., and CBDC Universal Equity, Inc. in exchange for cash (the “Crescent Redemption”);

(7)	Hoya Topco subscribed for newly issued shares of our Class B common stock and warrants to purchase shares of our Class B common stock; and

(8)	Hoya Intermediate contributed cash to Hoya Midco, LLC, which Hoya Midco, LLC used to repay its existing debt obligations, resulting in the full repayment of certain of our loan agreements.

As a result of the Business Combination and the PIPE Subscription (the “Transactions”), and as of the date of this prospectus supplement, Hoya Topco holds 47.1% of the issued and outstanding Intermediate Units and we hold 52.9% of the issued and outstanding Intermediate Units and have control over Hoya Intermediate through our voting power, which interests are controlled by our Private Equity Owner for so long as it controls Hoya Topco. Following the consummation of the Transactions, our assets consist of our direct and indirect ownership of equity interests in Hoya Intermediate.

Proceeds from the Transactions, including cash and marketable securities held in the trust account for the benefit of Horizon, certain of its public stockholders and the underwriter of Horizon’s initial public offering of units, were used for: (i) the payment of $13.6 million in deferred underwriting commissions associated with Horizon’s initial public offering; (ii) the Crescent Redemption; (iii) the reduction of long-term debt of Hoya Intermediate and its subsidiaries; and (iv) the payment of all advisory fees, transaction fees and expenses of Horizon and Hoya Topco.

Effects of the Transactions

The Transactions created a holding company that facilitates public ownership of, and investment in, us using a structure that is intended to confer certain tax benefits that are subject to the TRA. The following diagram illustrates our current ownership structure. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

The Tax Receivable Agreement

Upon the consummation of the Business Combination, we entered into the TRA, pursuant to which we are generally required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that we (and applicable consolidated, unitary or combined subsidiaries thereof, if any, and collectively, the “Tax Group”) realize, or are deemed to realize, as a result of certain Tax Attributes, including:

•

existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Units (including any such adjustments resulting from certain payments made by us under the TRA) acquired by us from a TRA Holder pursuant to the terms of the Hoya Intermediate LLC Agreement;

•	certain tax attributes of blocker corporations holding Intermediate Units that are acquired directly or indirectly by us pursuant to a reorganization transaction;

•

certain tax benefits realized by us as a result of certain U.S. federal income tax allocations of taxable income or gain away from us and to other members of Hoya Intermediate and deductions or losses to us and away from other members of Hoya Intermediate, in each case as a result of the Business Combination; and

•	tax deductions in respect of portions of certain payments made under the TRA.

Payments under the TRA generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that may previously have been made pursuant to the TRA, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by us to the applicable TRA Holders under the TRA, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by the Tax Group may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the TRA in excess of the Tax Group’s actual savings in respect of the Tax Attributes. For additional information, see “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—The TRA (as defined herein) requires us to make cash payments to Hoya Topco (or other parties that become entitled to rights to payment under the TRA) in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the TRA may (i) exceed any actual tax benefits or (ii) be accelerated.”

USE OF PROCEEDS

All shares being sold in this offering are being sold by the selling stockholder, and we will not receive any proceeds from the sale of the shares of our Class A common stock, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholder.

We will not be selling any shares of our Class A common stock in this offering. Therefore, the offering will not result in any dilution of equity ownership to our existing stockholders, and we expect this offering by the selling stockholder will increase the trading liquidity of our Class A common stock in the public market.

DIVIDEND POLICY

Subject to funds being legally available, we intend to cause Hoya Intermediate to continue making quarterly distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, make payments under the TRA and pay our corporate and other overhead expenses.

The declaration and payment of any cash dividends on our Class A common stock will be at the sole discretion of our Board and will depend on numerous factors, including:

•	general economic and business conditions;

•	our financial condition and operating results;

•	our available cash and current and anticipated cash needs;

•	our capital requirements;

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Hoya Intermediate) to us; and

•	such other factors as our Board may deem relevant.

We are a holding company and have no material assets other than our direct and indirect ownership of equity interests in Hoya Intermediate. As a consequence, our ability to declare and pay dividends to the holders of our Class A common stock is subject to the ability of Hoya Intermediate to provide distributions to us. If Hoya Intermediate makes such distributions in respect of the Intermediate Units, all holders of Intermediate Units will be entitled to receive equivalent distributions from Hoya Intermediate. However, because we must pay taxes, make payments under the TRA and pay our expenses, amounts ultimately distributed as dividends to holders of our Class A common stock are expected to be less than the amounts distributed by Hoya Intermediate to holders of our Intermediate Units on a per share basis.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On November 3, 2023 (the “Closing Date”), Vivid Seats Inc. (for purposes of this section, “Vivid Seats” or the “Company”) completed its acquisition of VDC Holdco, LLC (“VDC”) pursuant to the Agreement and Plan of Merger, dated November 3, 2023, among the Company, VDC, Viva Merger Sub I, LLC (“Merger Sub I”), Viva Merger Sub II, LLC (“Merger Sub II”), the unitholders named therein (the “Unitholders”) and the Unitholders’ representative named therein (the “Merger Agreement”). The Merger Agreement provides for the Company’s acquisition of VDC (the indirect parent company of Vegas.com, LLC) through a two-step merger, consisting of (i) Merger Sub I merging with and into VDC, with VDC continuing as the surviving company and becoming a wholly owned subsidiary of the Company, and (ii) VDC subsequently merging with and into Merger Sub II, with Merger Sub II continuing as the surviving company and as a wholly owned subsidiary of the Company (collectively, the “Acquisition”). The consideration paid in the Acquisition consisted of $153.6 million in cash and approximately 15.6 million shares of the Company’s Class A common stock (the “Class A Shares”), which was provided to the previous shareholders of VDC (“Selling Shareholders”). The Company financed the cash portion of the purchase consideration with cash on hand.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Acquisition as if the transaction had been completed on September 30, 2023 and combines the unaudited consolidated balance sheets of Vivid Seats and VDC as of September 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023 give effect to the Acquisition as if it had been consummated on January 1, 2022, the first day of Vivid Seats’ fiscal year. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 combines the unaudited condensed consolidated statement of operations for Vivid Seats and the unaudited consolidated statement of income of VDC for the nine month periods ended September 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the audited consolidated statement of operations of Vivid Seats and the audited consolidated statement of operations of VDC for the year ended December 31, 2022.

The historical financial statements of Vivid Seats and VDC, which are included in the prospectus, have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events to give effect to the Acquisition. The unaudited pro forma adjustments are based upon available information and certain assumptions that Vivid Seats’ management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the unaudited condensed consolidated financial statements of Vivid Seats as of and for the three and nine months ended September 30, 2023 and the related notes included in the prospectus;

•	the audited consolidated financial statements of Vivid Seats as of and for the year ended December 31, 2022 and the related notes included in the prospectus;

•	the unaudited consolidated financial statements of VDC as of and for the nine months ended September 30, 2023 and the related notes included in the prospectus; and

•	the audited consolidated financial statements of VDC as of and for the year ended December 31, 2022 and the related notes included in the prospectus.

Accounting for the Acquisition

The Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations (“ASC 805”). Vivid Seats’ management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Acquisition and concluded, based on a consideration of the pertinent facts and circumstances, that Vivid Seats will be the acquirer for financial accounting purposes. Accordingly, Vivid Seats’ cost to acquire VDC has been allocated to the acquired assets and liabilities based upon their estimated fair values. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the identified assets acquired and liabilities assumed will be recorded as goodwill. The allocation of the purchase consideration is preliminary and is dependent upon estimates of certain valuations that are not yet finalized and subject to change. Refer to Note 1 – Basis of Presentation to the accompanying notes for more information.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Vivid Seats.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final business combination accounting may be material.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	As of September 30, 2023	As of September 30, 2023	Transaction Accounting Adjustments			As of September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$268,678	$34,032	$(28,281)	(a	)	$115,079
			(5,751)	(b	)
			(153,599)	(d	)
Restricted cash	1,056	284	—			1,340
Accounts receivable – net	64,829	454	—			65,283
Inventory – net	21,533	—	—			21,533
Prepaid expenses and other current assets	49,407	2,775	—			52,182

Total current assets	$405,503	$37,545	$(187,631)			$255,417

Property and equipment – net	10,240	1,998	(1,721)	(f	)	10,517
Right-of-use assets – net	9,291	763	—			10,054
Intangible assets – net	113,873	6,129	87,755	(f	)	207,757
Goodwill	759,971	45,748	5,751	(b	)	960,596
			249,096	(d	)
			(13,936)	(e	)
			(86,034)	(f	)
Deferred tax assets	77,376	1,435	(29,282)	(g	)	49,529
Investments	6,042	—	—			6,042
Other non-current assets	2,780	452	—			3,232

Total assets	$1,385,076	$94,070	$23,998			$1,503,144

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$219,118	$32,222	$2,760	(c	)	$254,100
Accrued expenses and other current liabilities	197,247	12,775	(222)	(a	)	209,800
Deferred revenue	34,447	6,942	—			41,389
Current maturities of long-term debt	3,308	2,700	(2,700)	(a	)	3,308

Total current liabilities	$454,120	$54,639	$(162)			$508,597

Long-term debt- net	265,875	17,275	(17,275)	(a	)	265,875
Long-term lease liabilities	15,931	136	—			16,067
Tax Receivable Agreement liability	98,977	—	—			98,977

Other non-current liabilities	29,745	—	—			29,745

Total long-term liabilities	$410,528	$17,411	$(17,275)			$410,664

Commitments and contingencies
Redeemable noncontrolling interests	640,717	—	—			640,717

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	As of September 30, 2023	As of September 30, 2023	Transaction Accounting Adjustments			As of September 30, 2023
Shareholders’ deficit:
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at September 30, 2023; 101,803,392 issued and outstanding at September 30, 2023; 117,356,648 pro forma issued and outstanding at September 30, 2023	$11	$—	$2	(d	)	$13
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 issued and outstanding at September 30, 2023; 99,800,000 pro forma issued and outstanding at September 30, 2023	10	—	—			10
Additional paid-in capital	884,523	—	95,495	(d	)	980,018
Treasury stock, at cost, 5,291,497 shares at September 30, 2023 (historical and pro forma)	(40,106)	—	—			(40,106)
Accumulated deficit	(964,561)	22,020	(8,084)	(a	)	(996,603)
			(2,760)	(c	)
			(13,936)	(e	)
			(29,282)	(g	)

Accumulated other comprehensive loss	(166)	—	—			(166)

Total Shareholders’ deficit	$(120,289)	$22,020	$41,435			$(56,834)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,385,076	$94,070	$23,998			$1,503,144

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2023

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	For the nine months ended September 30, 2023	For the nine months ended September 30, 2023	Transaction Accounting Adjustments			For the nine months ended September 30, 2023
Revenues	$514,576	$77,784	$—			$592,360
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	130,838	11,128	—			141,966
Marketing and selling	196,970	23,424	—			220,394
General and administrative	107,921	18,161	—			126,082
Depreciation and amortization	8,603	1,593	13,529	(c	)	23,725
Change in fair value of contingent consideration	(998)	—	—			(998)

Income from operations	71,242	23,478	(13,529)			81,191
Other (income) expense:
Interest expense – net	8,596	1,519	(1,519)	(a	)	8,596
Other (income) expense	(365)	70	—			(295)

Income before income taxes	63,011	21,889	(12,010)			72,890
Income tax (benefit) expense	(21,605)	4,577	1,482	(d	)	(15,546)

Net income	84,616	17,312	(13,492)			88,436
Net income attributable to redeemable noncontrolling interests	35,045	—	1,767	(f	)	36,812

Net income attributable to Class A Common Stockholders	$49,571	$17,312	$(15,259)			$51,624

Net income per Class A common stock – see Note 6
Basic	$0.57					$0.51
Diluted	$0.43					$0.34
Weighted average Class A common stock outstanding
Basic	86,403,617					101,956,873
Diluted	196,307,731					211,860,987

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	For the year ended December 31, 2022	For the year ended December 31, 2022	Transaction Accounting Adjustments			For the year ended December 31, 2022
Revenues	$600,274	$91,359	$—			$691,633
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	140,508	13,127	—			153,635
Marketing and selling	248,375	25,393	—			273,768
General and administrative	127,619	22,178	2,760	(b	)	152,557
Depreciation and amortization	7,732	6,729	13,537	(c	)	27,998
Change in fair value of contingent consideration	(2,065)	—	—			(2,065)

Income from operations	78,105	23,932	(16,297)			85,740
Other (income) expense:
Interest expense – net	12,858	1,972	(1,972)	(a	)	12,858
Loss on extinguishment of debt	4,285	—	—			4,285
Other income	(8,227)	(3,816)	—			(12,043)

Income before income taxes	69,189	25,776	(14,325)			80,640
Income tax (benefit) expense	(1,590)	5,559	(4,075)	(d	)	(106)

Net income	70,779	20,217	(10,250)			80,746
Net income attributable to redeemable noncontrolling interests	42,117	—	2,326	(e	)	44,443

Net income attributable to Class A Common Stockholders	$28,662	$20,217	$(12,576)			$36,303

Net income per Class A Common Stock – see Note 6
Basic	$0.36					$0.38
Diluted	$0.36					$0.37
Weighted average Class A Common Stock outstanding
Basic	80,257,247					95,810,503
Diluted	198,744,381					214,297,637

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared by Vivid Seats in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of what Vivid Seats’ condensed combined statements of operations or condensed combined balance sheet would have been had the Acquisition been consummated as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Vivid Seats following the Acquisition. The pro forma condensed combined financial information reflects financing and transaction accounting adjustments Vivid Seats management believes are necessary to fairly present Vivid Seats’ unaudited pro forma financial position and results of operations following the Acquisition as of and for the periods indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Acquisition, nor does it reflect the costs to integrate the operations of Vivid Seats and VDC.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Vivid Seats as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”), and based on the historical consolidated financial statements of Vivid Seats and VDC. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. Under ASC 805, the excess of purchase consideration over the estimated fair value of the identified assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration in the unaudited combined pro forma financial information depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Acquisition may differ materially from the amounts reflected herein.

The financing and transaction accounting adjustments represent Vivid Seats’ best estimates and are based upon currently available information and certain assumptions that Vivid Seats believes are reasonable under the circumstances. Vivid Seats is not aware of any material transactions between Vivid Seats and VDC during the periods presented. Accordingly, adjustments to eliminate transactions between Vivid Seats and VDC have not been reflected in the unaudited pro forma condensed combined financial information.

Vivid Seats is conducting a comprehensive review of VDC’s accounting policies. As a result of this review, Vivid Seats may identify differences between the accounting policies of the two companies, which when conformed, could have a material impact on the combined results of VDC and Vivid Seats. Based upon the preliminary analysis performed, Vivid Seats has determined that no significant adjustments are required to conform the accounting policies of VDC to Vivid Seats, with exception to those reflected in Note 2 – Vivid Seats and VDC Reclassification Adjustments.

Note 2 – Vivid Seats and VDC Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, Vivid Seats’ management performed a preliminary analysis of VDC’s financial information to identify potential differences in account classifications and financial statement presentation. Based upon the preliminary analysis performed,

Vivid Seats has made reclassification adjustments to conform VDC’s historical financial statement presentation to Vivid Seats’ historical financial statement presentation, which are reflected in the tables below. The Company is currently performing a full and detailed review of VDC’s accounting policies and financial statement presentation, which may differ materially from the amounts set forth below.

VDC Historical Consolidated Balance Sheet Line Items	Vivid Historical Consolidated Balance Sheet Line Items	VDC Historical Consolidated Balances as of September 30, 2023	Reclassifications			VDC Reclassified as of September 30, 2023
Cash and cash equivalents	Cash and cash equivalents	$34,032	$—			$34,032
Restricted Cash	Restricted cash	284	—			284
Accounts receivable	Accounts receivable – net	402	52	(a	)	454
Other receivables		52	(52)	(a	)	—
Prepaid expenses	Prepaid expenses and other current assets	2,775	—			2,775
Property and equipment, net	Property and equipment – net	1,998	—			1,998
Goodwill	Goodwill	45,748	—			45,748
Intangible assets, net	Intangible assets – net	6,129	—			6,129
Deferred income taxes	Deferred tax assets	1,435	—			1,435
Operating lease right-of-use-asset	Right-of-use assets – net	763	—			763
Security deposit	Other non-current assets	452	—			452
Accounts payable	Accounts payable	18,823	13,399	(b	)	32,222
Accrued expenses		12,034	(12,034)	(c	)	—
	Accrued expenses and other current liabilities	—	12,775	(c	)	12,775
Deferred merchant bookings		13,371	(13,371)	(b	)	—
Contract liabilities	Deferred revenue	6,942	—			6,942
Current maturities of long-term debt	Current maturities of long-term debt	2,700	—			2,700
Current maturities of operating lease liability		741	(741)	(c	)	—
Other payables		28	(28)	(b	)	—
Long-term debt, less current maturities	Long-term debt- net	17,275	—			17,275
Operating lease liability, less current maturities	Long-term lease liabilities	136	—			136
Members’ Equity (Deficit)	Accumulated deficit	22,020	—			22,020

(a)	Reflects the reclassification of other receivables to accounts receivable – net.
(b)	Reflects the reclassification of deferred merchant bookings and other payables to accounts payable.
(c)	Reflects the reclassification of accrued expenses and current maturities of operating lease liability to accrued expenses and other current liabilities.

Refer to the table below for a summary of adjustments made to present VDC’s statement of operations for the nine months ended September 30, 2023 to conform with that of Vivid Seats’ (amounts in thousands):

VDC Historical Consolidated Statement of Income Line Items	Vivid Seats Historical Consolidated Statement of Operations Line Items	VDC nine months ended September 30, 2023	Reclassifications			VDC Reclassified nine months ended September 30, 2023
Revenue	Revenues	$77,784	$—			$77,784
Cost of revenue, exclusive of depreciation and amortization	Cost of revenues (exclusive of depreciation and amortization shown separately below)	11,128	—			11,128
Paid search fees and marketing	Marketing and selling	23,424	—			23,424
General and administrative expenses	General and administrative	5,324	12,836	(a	)	18,161
Salaries and wages		10,023	(10,023)	(a	)	—
Depreciation and amortization	Depreciation and amortization	1,593	—			1,593
License fee		1,875	(1,875)	(a	)	—
Rent expense		941	(941)	(a	)	—
Interest expense	Interest expense – net	1,875	(356)	(b	)	1,519
Interest income		(356)	356	(b	)	—
Breakage loss (income)		70	(70)	(c	)	—
	Other income	—	70	(c	)	70
Income tax expense	Income tax (benefit) expense	4,577	—			4,577
(Gain) loss on sale of property and equipment		(3)	3	(a	)	—

(a)	Reflects the reclassification of salaries and wages, license fee, rent expense, and (gain) loss on sale of property and equipment to general and administrative.
(b)	Reflects the reclassification of interest income to interest expense – net.
(c)	Reflects the reclassification of breakage loss (income) to other income.

Refer to the table below for a summary of adjustments made to present VDC’s statement of operations for the year ended December 31, 2022 to conform with that of Vivid Seats’ (amounts in thousands):

VDC Historical Consolidated Statement of Operations Line Items	Vivid Seats Historical Consolidated Statement of Operations Line Items	VDC year ended December 31, 2022	Reclassifications			VDC Reclassified year ended December 31, 2022
Revenue	Revenues	$91,359	$—			$91,359
Cost of revenue, exclusive of depreciation and amortization	Cost of revenues (exclusive of depreciation and amortization shown separately below)	13,127	—			13,127
Paid search fees and marketing	Marketing and selling	25,393	—			25,393
General and administrative expenses	General and administrative	5,012	17,166	(a	)	22,178
Salaries and wages		13,058	(13,058)	(a	)	—
Depreciation and amortization	Depreciation and amortization	6,729	—			6,729
License fee		2,500	(2,500)	(a	)	—
Rent expense		1,603	(1,603)	(a	)	—
Interest expense	Interest expense – net	1,972	—			1,972
Breakage income		(3,209)	3,209	(b	)	—
Other income	Other income	(607)	(3,209)	(b	)	(3,816)
Loss on sale of property and equipment		5	(5)	(a	)	—
Provision for Income Taxes	Income tax (benefit) expense	5,559	—			5,559

(a)	Reflects the reclassification of salaries and wages, license fee, rent expense, and loss on sale of property and equipment to general and administrative.
(b)	Reflects the reclassification of breakage income to other income.

Note 3 – Preliminary Purchase Price Allocation

Estimated Purchase Consideration

In accordance with the terms and conditions of the Merger Agreement, the previous shareholders of VDC (“Selling Shareholders”) received cash consideration of $153.6 million, in addition to 15.6 million Class A Shares. The Class A Shares have an estimated fair value of $95.5 million, based on a share price of $6.14 per share on the Acquisition Date.

The preliminary estimated total purchase consideration reflected in the unaudited pro forma condensed combined financial information is $249.1 million, which consists of the following (in thousands except share and per share data):

Cash consideration		$153,599
Share consideration
Shares of Vivid Seats as of November 3, 2023	15,553,256

Vivid Seats share price on November 3, 2023	$6.14

Estimated value of Vivid Seats common stock issued to Selling Shareholders		$95,497

Preliminary fair value of estimated total purchase consideration		$249,096

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed will be recognized and measured at fair value as of the Acquisition Date. The determination of fair value used in the transaction-related adjustments presented herein are preliminary and based on management estimates of fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition.

The allocation is dependent upon certain valuation and other analyses that have not yet been finalized. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as estimates are finalized. There can be no assurances that these final valuations and analyses will not result in significant changes to the estimates set forth below.

The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities acquired in the Acquisition, assuming the Acquisition had been consummated on September 30, 2023. The amounts reflected below are based on the unaudited consolidated balance sheet of VDC as of September 30, 2023, with the excess reflected as goodwill (in thousands):

Preliminary fair value of estimated purchase consideration	$249,096
Assets
Restricted cash	$284
Accounts receivable – net	454
Prepaid expenses and other current assets	2,775
Property and equipment – net	277
Right-of-use assets – net	763
Intangible assets – net	93,884
Goodwill	200,625
Deferred tax assets	1,435

Other non-current assets	452

Total assets	300,949
Liabilities
Accounts payable	32,222
Accrued expenses and other current liabilities	12,553
Deferred revenue	6,942
Long-term lease liabilities	136

Total liabilities	51,853

Acquired net assets	$249,096

The intangible assets, which are recognized at their preliminary fair value in the unaudited pro forma condensed combined balance sheet, consist of the following (dollars in thousands):

	Amount	Estimated Useful Life
Trademarks	27,543	Indefinite-lived
Supplier relationships	25,853	4 years
Customer relationships	13,272	3 years
Developed technology	27,216	3 years

	$93,884

Note 4 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Reflects payment of cash and cash equivalents of $28.3 million to settle VDC’s outstanding debt of $20.0 million (of which $2.7 million was reflected as a current liability) and accrued interest of $0.2 million prior to consummation of the Acquisition, in addition to paying a dividend of $8.1 million to the Selling Shareholders. The dividend is reflected as an increase to accumulated deficit.

(b)

Reflects the payment of $5.8 million in transaction costs incurred by VDC in connection with the Acquisition that had not been recognized as of September 30, 2023. The reduction in cash and cash equivalents from the payment of these transaction costs is reflected as an increase to Goodwill. Following payment of the outstanding debt, the dividend to Selling Shareholders, and the payment of VDC’s transaction costs, the amount of cash and cash equivalents acquired in the Acquisition is zero.

(c)	Represents $2.8 million of incremental transaction costs incurred by Vivid Seats in connection with the Acquisition which had not been recognized as of September 30, 2023.

(d)

Represents the payment of purchase consideration by Vivid Seats in connection with the Acquisition, consisting of $153.6 million in cash and cash equivalents and the issuance of 15.6 million Class A Shares to Selling Shareholders. The issuance of Class A Shares results in an increase to additional paid-in capital of $95.5 million, which reflects a share price of $6.14 per share for the Class A Shares.

(e)	Represents the elimination of remaining historical equity account balances of VDC as of September 30, 2023 after consideration of the dividend paid to Selling Shareholders (see Adjustment (a)).

(f)

Reflects the de-recognition of historical intangible assets recognized by VDC as of September 30, including $1.7 million of capitalized software classified within Property and equipment – net, and the recognition of $93.9 million of intangible assets in connection with the Acquisition. Refer to Note 3 – Preliminary Purchase Price Allocation for the estimated intangible asset balances acquired and reflected in the unaudited condensed combined pro forma financial information.

(g)

Represents the elimination of the historical deferred tax assets recognized by VDC of $1.4 million, in addition to a reduction in the deferred tax assets recognized by Vivid Seats of $27.9 million following the Acquisition. In connection with the Acquisition, the Company contributed the VDC to Hoya Intermediate, LLC (“the partnership”). The reduction in deferred tax assets is primarily related to the Company’s investment in the partnership and is reflected as an increase to accumulated deficit.

Note 5 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(a)

Reflects the elimination of historical interest expense (net) incurred by VDC of $1.5 million and $2.0 million for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively. In connection with the Acquisition, all historical debt balances of VDC were extinguished.

(b)

In connection with the Acquisition, Vivid Seats expects to incur $3.3 million of non-recurring transaction expenses, of which $0.5 million were incurred as of September 30, 2023. Unrecognized costs of $2.8 million are reflected as an increase to general and administrative expenses during the year ended December 31, 2022.

(c)

Reflects incremental amortization expense of $13.5 million during both the nine months ended September 30, 2023 and the year ended December 31, 2022. The incremental amortization is associated with the step-up in fair value of the acquired intangibles described in Note 3 – Preliminary Purchase Price Allocation.

(d)	Represents a decrease in income tax benefit of $1.5 million during the nine months ended September 30, 2023, which relates primarily to an assumed decrease in the amount of valuation allowance released by the Company during the period of $3.4 million, an increase in expense on taxable income of $2.7 million, and elimination of VDC’s historical income tax expense of $4.6 million. The unaudited condensed combined pro forma financial information for the year ended December 31, 2022 reflects incremental tax benefit of $4.1 million, consisting of the elimination of VDC’s historical income tax expense of $5.6 million and $1.5 million of income tax expense incurred by the Company following the Acquisition

(e)

In connection with the Acquisition, Selling Shareholders received 15.6 million Class A Shares. The increased quantity of Class A Shares, combined with the income attributable to the Acquisition results in a $1.8 million and $2.3 million increase to net income attributable to redeemable noncontrolling interests during the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.

Note 6 – Earnings Per Share

Represents the net income per share calculated using the weighted average shares outstanding and the issuance of additional Class A Shares in connection with the Acquisition (“Acquisition Shares”), assuming that the Acquisition Shares were issued on January 1, 2022.

	Historical		Pro Forma
	Nine Months Ended	Year Ended	Nine Months Ended	Year Ended
(in thousands, except share and per share data)	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Net income per Class A Common Stock:
Numerator—basic:
Net income	$84,616	$70,779	$88,436	$80,746
Less: Income attributable to redeemable noncontrolling interests	(35,045)	(42,117)	(36,812)	(44,443)

Net income attributable to Class A Common Stockholders—basic	$49,571	$28,662	$51,624	$36,303
Denominator—basic:
Weighted average Class A Common Stock outstanding—basic	86,403,617	80,257,247	101,956,873	95,810,503

Net income per Class A Common Stock—basic	$0.57	$0.36	$0.51	$0.38

Numerator—diluted:
Net income attributable to Class A Common Stockholders—basic	$49,571	$28,662	$51,624	$36,303
Net income effect of dilutive securities:
Effect of dilutive Exercise Warrants	—	55	—	55
Effect of RSUs	68	6	68	6
Effect of noncontrolling interests	33,874	42,056	19,432	42,898

Net income attributable to Class A Common Stockholders—diluted	$83,513	$70,779	$71,124	$79,262
Denominator—diluted:
Weighted average Class A Common Stock outstanding—basic	86,403,617	80,257,247	101,956,873	95,810,503
Weighted average effect of dilutive securities:
Effect of dilutive Exercise Warrants	—	258,906	—	258,906
Effect of RSUs	389,828	28,228	389,828	28,228

	Historical		Pro Forma
	Nine Months Ended	Year Ended	Nine Months Ended	Year Ended
(in thousands, except share and per share data)	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Effect of noncontrolling interests	109,514,286	118,200,000	109,514,286	118,200,000

Weighted average Class A Common Stock outstanding—diluted	196,307,731	198,744,381	211,860,987	214,297,637

Net income per Class A Common Stock—diluted	$0.43	$0.36	$0.34	$0.37

SELLING STOCKHOLDER

The following tables set forth information regarding the selling stockholder and the shares beneficially owned by the selling stockholder immediately before this offering and after giving effect to this offering.

The numbers of shares beneficially owned, the percentages of beneficial ownership and the percentages of combined voting power before this offering that are set forth below are based on 112,162,928 shares of Class A common stock and 99,800,000 shares of Class B common stock issued and outstanding as of November 3, 2023. The numbers of shares beneficially owned, the percentages of beneficial ownership and the percentages of combined voting power after giving effect to this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock to be outstanding immediately after giving effect to this offering.

As of November 3, 2023, the selling stockholder held 100% of the shares of our Class B common stock. Shares of Class B common stock will be retired on a one-for-one basis if we, following a redemption request from a holder of Intermediate Units, redeem or exchange Intermediate Units pursuant to the terms of the Hoya Intermediate LLC Agreement. As a result, the number of shares of Class B common stock set forth in the tables below correlates to the number of vested Intermediate Units beneficially owned by the selling stockholder.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to stock options, RSUs and warrants that are exercisable within 60 days of November 3, 2023. To our knowledge, except as indicated in the footnotes to the following tables and pursuant to applicable community property laws, the selling stockholder has sole voting and investment power with respect to all listed shares.

The following table assumes the underwriters do not exercise their option to purchase additional shares of Class A common stock.

	Class A Common Stock Owned(1)			Class B Common Stock Owned			Class A Common Stock to be Offered(2)	Combined Voting Power(3)
	Before this Offering	After this Offering		Before this Offering	After this Offering			Before this Offering		After this Offering
	Number	Number	%	Number	Number	%	Number	Number	%	Number	%
Selling Stockholder:
Hoya Topco, LLC(4)	—	—	—	105,800,000	87,300,000	100	18,500,000	105,800,000	48.5	87,300,000	40.1

(1)

Subject to the terms of the Hoya Intermediate LLC Agreement, Intermediate Units are generally redeemable or exchangeable for shares of Class A common stock on a one-for-one basis. Shares of Class B common stock will be retired on a one-for-one basis if we redeem or exchange Intermediate Units pursuant to the terms of the Hoya Intermediate LLC Agreement. Beneficial ownership of shares of Class A common stock reflected in this table does not include beneficial ownership of shares of Class A common stock for which such Intermediate Units may be redeemed or exchanged.

(2)

Prior to the consummation of this offering, we will issue 18,500,000 shares of Class A common stock to the selling stockholder in exchange for an equivalent number of outstanding Intermediate Units and shares of Class B common stock, which shares of Class A common stock will be sold by the selling stockholder in this offering.

(3)

Represents the percentage of voting power of Class A common stock and Class B common stock voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(4)

Shares offered under this prospectus supplement include 18,500,000 of the 99,800,000 shares of Class A common stock issuable upon exchange of Intermediate Units held by Hoya Topco (which excludes 6,000,000 Intermediate Units issuable in the future pursuant to the exercise of Hoya Intermediate Warrants). GTCR Fund XI/B LP (“GTCR Fund XI/B”), GTCR Fund XI/C LP (“GTCR Fund XI/C”) and certain other entities affiliated with GTCR have the right to appoint a majority of the members of the board of managers of Hoya Topco, LLC. GTCR Partners XI/B LP (“GTCR Partners XI/B”) is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C LP (“GTCR Partners XI/A&C”) is the general partner of GTCR Fund XI/C LP. GTCR Investment XI LLC (“GTCR Investment XI”) is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a board of managers consisting of Mark M. Anderson, Craig A. Bondy, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals listed in this footnote is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654.

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is exercised in full.

	Class A Common Stock Owned(1)			Class B Common Stock Owned			Class A Common Stock to be Offered(2)	Combined Voting Power(3)
	Before this Offering	After this Offering		Before this Offering	After this Offering			Before this Offering		After this Offering
	Number	Number	%	Number	Number	%	Number	Number	%	Number	%
Selling Stockholder:
Hoya Topco, LLC(4)	—	—	—	105,800,000	84,525,000	100	21,275,000	105,800,000	48.5	84,525,000	38.8

(1)

Subject to the terms of the Hoya Intermediate LLC Agreement, Intermediate Units are generally redeemable or exchangeable for shares of Class A common stock on a one-for-one basis. Shares of Class B common stock will be retired on a one-for-one basis if we redeem or exchange Intermediate Units pursuant to the terms of the Hoya Intermediate LLC Agreement. Beneficial ownership of shares of Class A common stock reflected in this table does not include beneficial ownership of shares of Class A common stock for which such Intermediate Units may be redeemed or exchanged.

(2)

Prior to the consummation of this offering, we will issue 21,275,000 shares of Class A common stock to the selling stockholder in exchange for an equivalent number of outstanding Intermediate Units and shares of Class B common stock, which shares of Class A common stock will be sold by the selling stockholder in this offering.

(3)

Represents the percentage of voting power of Class A common stock and Class B common stock voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(4)

Shares offered under this prospectus supplement include 21,275,000 of the 99,800,000 shares of Class A common stock issuable upon exchange of Intermediate Units held by Hoya Topco (which excludes 6,000,000 Intermediate Units issuable in the future pursuant to the exercise of Hoya Intermediate Warrants). GTCR Fund XI/B, GTCR Fund XI/C and certain other entities affiliated with GTCR have the right to appoint a majority of the members of the board of managers of Hoya Topco, LLC. GTCR Partners XI/B is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C is the general partner of GTCR Fund XI/C LP. GTCR Investment XI is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a board of managers consisting of Mark M. Anderson, Craig A. Bondy, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals listed in this footnote is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock acquired pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the U.S. federal income tax consequences to the selling stockholder. This discussion also does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions on our Class A Common Stock

In general, any distributions made to a Non-U.S. Holder with respect to our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, such dividends will be subject to U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides to the applicable withholding agent proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Class A common stock and then any remaining amount will be treated as gain realized from the sale or other disposition of our Class A common stock, which will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification requirements (usually by providing an IRS Form W-8ECI to the applicable withholding agent). Instead, such dividends will generally be subject to U.S. federal income tax on a net basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our Class A common stock unless:

•

the Non-U.S. Holder is an individual that was present in the U.S. for 183 days or more during the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax on a net basis at the same individual or corporate rates applicable to U.S. Holders, and, if the Non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

•

we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period.

If the third bullet above applies, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of shares of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Class A common stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe that we have been, nor do we expect to be classified following this offering as, a USRPHC. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we will be a USRPHC at any future time.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and BofA Securities, Inc. are acting as joint book-running managers of the offering, and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the selling stockholder has agreed to sell to that underwriter, the number of shares of Class A common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
BofA Securities, Inc.

Total	18,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, the selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,775,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our directors and executive officers, certain significant stockholders and the selling stockholder have agreed that, for a period of 30 days from the date of this prospectus supplement, we and they will not (and they will cause their controlled affiliates not to), without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The foregoing restrictions shall not apply to us with respect to (A) any shares of Class A common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and described in this prospectus supplement or the accompanying prospectus, (B) any shares of Class A common stock issued and options to purchase Class A common stock or other equity incentive awards granted in the ordinary course of business pursuant to any of our employee benefit, equity incentive or employee stock purchase plans (i) described in this prospectus supplement or the accompanying prospectus or (ii) created as successor plans to any such plans or similar plans described in this prospectus supplement or the accompanying prospectus, (C) the filing of any registration statement on Form S-8 or any successor form thereto with respect to the registration of securities to be offered under any plan referred to in clause (B) of this paragraph, (D) any shares of Class A common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan described in this prospectus supplement or the accompanying prospectus, (E) any shares of Class A common stock issued in exchange for an equivalent number of shares of Class B common stock, (F) the issuance of shares of Class A common stock in connection with the acquisition by us or any of our subsidiaries of the securities, business, property or other assets of another person or business entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition, or (G) the issuance of shares of Class A common stock, of restricted stock awards or of options to purchase shares of Class A common stock, in each case, in connection with joint ventures, commercial relationships or other strategic transactions, provided, however, that in the case of any issuance described in (F) or (G) above, (i) the aggregate number of shares of Class A common stock issued in connection with, or issuable pursuant to the exercise of any options or equity incentive awards issued in connection with, all such acquisitions and other transactions does not exceed 5% of the aggregate number of shares of common stock outstanding immediately following the consummation of this offering and (ii) it shall be a condition to such issuance that the representatives shall have received a lock-up agreement signed by each recipient.

Notwithstanding the foregoing, and subject to the conditions below, our officers and directors may transfer securities subject to the lock-up agreements (the “Lock-Up Securities”) without the prior written consent of the representatives in connection with:

(a)	transactions relating to shares of Class A common stock acquired in open market transactions after the completion of this offering;

(b)	transfers of Lock-Up Securities:

(i)	as a bona fide gift or gifts, including, without limitation, gifts to a charitable trust;

(ii)	by will, other testamentary document or intestate succession;

(iii)

to any immediate family member of such individual, or any of such individual’s affiliates, or any trust for the direct or indirect benefit of such individual, or any of such individual’s affiliates (for the purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iv)

to a corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such individual, or to such individual’s affiliates or to an investment fund or other entity controlling, controlled by, managing or managed by or under common control with such individual or its affiliates (including, for the avoidance of doubt, where such individual is a partnership, to its general partner, a successor partnership or fund, or other fund managed by such partnership), or to a trust of which such individual and/or the immediate family of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests; or

(v)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

(c)

distributions of Lock-Up Securities to partners, members, stockholders or beneficiaries, as the case may be, of such individual if such individual is a corporation, partnership, limited liability company, trust or other business entity;

(d)

the establishment of a trading plan on behalf of such individual pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock, provided that (i) such plan does not provide for the transfer of Class A common stock during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such individual or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the lock-up period;

(e)

a transfer of Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction or transactions made to all or substantially all holders of Class A common stock and approved by our Board the result of which is that any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), shall or would become, after giving effect to such transaction or transactions, the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of our voting securities, provided that in the event that such tender offer, merger, consolidation or other such transaction or transactions shall not be completed, such individual’s Lock-Up Securities shall remain subject to the provisions of this agreement during the lock-up period;

(f)	as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree or separation agreement) or regulatory agency;

(g)

the repurchase of Lock-Up Securities by us pursuant to equity award agreements or other contractual arrangements providing for the right of said repurchase in connection with the termination of such individual’s employment or service with us;

(h)

to us pursuant to the exercise or settlement of (i) options or RSUs to purchase Lock-Up Securities granted by us pursuant to stock option or equity incentive plans or (ii) warrants to purchase Lock-Up Securities, in each case, that will expire during the lock-up period and as described in this prospectus supplement or the accompanying prospectus, on a “cashless” or “net exercise” basis, or for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of such exercise or settlement, provided that any Lock-Up Securities received upon such exercise or settlement shall be subject to the terms of this agreement for the remainder of the lock-up period;

(i)

in any conversion or exchange of (i) common units of Hoya and a corresponding number of shares of Class B common stock, into or for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A common stock) or (ii) shares of Class B Common Stock into shares of Class A common stock, in each case in a manner consistent with the provisions therefor set forth in described in this prospectus supplement or the accompanying prospectus (an “Exchange”); provided that, other than as set forth in paragraph (j) hereof, any shares of Class A common stock or other securities received upon such Exchange shall remain subject to the terms of this agreement for the remainder of the lock-up period;

(j)	the sale of any shares of Class A common stock to the underwriters pursuant to this offering and any Exchange associated therewith; and

(k)

other than with respect to our directors and executive officers, any pledge, hypothecation or other grant of a security interest in any Lock-Up Securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit and the transfer of such Lock-Up Securities to such lending institution upon foreclosure of such Lock-Up Securities; provided that no subsequent transfer or sale of Lock-Up Securities by such lending institution shall be made during the lock-up period;

provided that (1) in the case of any transfer pursuant to clauses (b), (c) and (k), each donee or transferee shall sign and deliver to the representatives a lock-up agreement substantially in the form of this agreement or the balance of the lock-up period; (2) in the case of any transfer pursuant to clauses (b), (c), (i) and (k), such transfer shall not involve a disposition for value; (3) in the case of any transfer pursuant to clauses (a), (b), (h) and (i), such transfer is not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act reporting a reduction in beneficial ownership; (4) in the case of any transfer pursuant to clauses (b), (c), (f), (g), (h) and (i), any such required Form 4 in accordance with Section 16 of the Exchange Act shall state the reason for such transfer; and (5) such individual shall not otherwise voluntarily effect any public filing or report regarding such transfer (other than a report on Form 5 in accordance with Section 16 of the Exchange Act or a filing on Schedule 13D, 13F or 13G of the Exchange Act that is required to be filed during the lock-up period, provided that any such required Form 5 shall state the reason for such transfer).

The shares of Class A common stock are listed on the Nasdaq Global Select Market under the symbol “SEAT.”

The following table shows the underwriting discounts and commissions the selling stockholder is to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Selling Stockholder
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $                . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $25,000. In addition, the underwriters have agreed to reimburse us for certain documented expenses incurred in connection with this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, one of the underwriters served as an advisor in connection with the Business Combination.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the underwriters or any of their respective affiliates to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented warranted and agreed to and with each of the underwriters and their respective affiliates and us that:

(a)	it is a qualified investor within the meaning of the Prospectus Regulation; and

(b)

in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

We, the underwriters and their respective affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares in the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and any other material in relation to the shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the United Kingdom; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated, all such persons together being referred to as Relevant Persons. The shares are only available in the United Kingdom to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require us or any underwriter or any of their respective affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the United Kingdom who acquires any shares in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us, the underwriters and their respective affiliates that it meets the criteria outlined in this section.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Solely for the purposes of its obligations pursuant to section 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products; and MAS notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described in this prospectus supplement and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS

Latham & Watkins LLP, Chicago, Illinois, will pass upon the validity of the shares of Class A common stock offered by this prospectus supplement for us. Cooley LLP, Chicago, Illinois, will pass upon certain matters for the underwriters in connection with this offering.

EXPERTS

The financial statements of Vivid Seats Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus, have been audited by Eide Bailly LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Prospectus Supplement No. 7	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 12, 2023)	Registration No. 333-260839

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used and not otherwise defined in this prospectus supplement have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K/A filed with the Securities Exchange Commission on December 4, 2023, which is set forth below.

This prospectus supplement is incomplete without the Prospectus. This prospectus supplement should be read together with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Keep this prospectus supplement with the Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SEAT.” On December 1, 2023, the closing sale price of our Class A common stock was $8.36 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On December 1, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $1.96 per warrant.

Investing in our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in the amendments and supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 4, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 03, 2023

Vivid Seats Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40926	86-3355184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 E. Washington Street Suite 900 Chicago, Illinois		60602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 291-9966

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Current Report on Form 8-K/A amends and supplements Item 9.01 of the Current Report on Form 8-K filed by Vivid Seats Inc. on November 7, 2023 to include the required financial statements and pro forma financial information.

Item 9.01.  Financial Statements and Exhibits

(a) Financial statements of businesses or funds acquired

The unaudited consolidated financial statements of VDC Holdco, LLC as of and for the nine months ended September 30, 2023 and 2022, and the related notes, are filed as Exhibit 99.1 to this report and incorporated by reference herein.

The audited consolidated financial statements of VDC Holdco, LLC as of and for the years ended December 31, 2021 and 2022, and the related notes, are filed as Exhibit 99.2 to this report and incorporated by reference herein.

(b) Pro forma financial information

The unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2023 and for the year ended December 31, 2022, and the related notes, are filed as Exhibit 99.3 to this report and incorporated by reference herein.

(d) Exhibits

Exhibit No.	Description
23.1	Consent of Eide Bailly LLP
99.1	Unaudited consolidated financial statements of VDC Holdco, LLC as of and for the nine months ended September 30, 2023 and 2022
99.2	Audited consolidated financial statements of VDC Holdco, LLC as of and for the years ended December 31, 2021 and 2022
99.3	Unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2023 and for the year ended December 31, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivid Seats Inc.

Date: December 4, 2023	By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer

Exhibit 23.1

Consent of Independent Auditors

The financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021 and for the years then ended, included in the Current Report on Form 8-K/A of Vivid Seats Inc., have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion or incorporation by reference in the Current Report on Form 8-K/A, Form S-1 Registration Statement (No. 333-260839) and Form S-8 Registration Statement (No. 333-260332) of Vivid Seats Inc. of our report, dated December 4, 2023, on our audit of the financial statements of VDC Holdco, LLC.

/s/ Eide Bailly LLP

Las Vegas, Nevada

December 4, 2023

Exhibit 99.1

Consolidated Financial Statements

September 30, 2023

VDC Holdco, LLC and Subsidiaries

VDC Holdco, LLC and Subsidiaries

September 30, 2023

VDC Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

September 30, 2023 and December 31, 2022

	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$34,031,955	$26,016,855
Restricted cash	283,544	6,599,163
Accounts receivable	401,573	308,493
Other receivables	52,100	670,303
Prepaid expenses	2,774,743	1,501,974

Total current assets	37,543,915	35,096,788

Long-Term Assets
Property and equipment, net	1,997,947	2,044,490
Goodwill	45,748,167	45,748,167
Intangible assets, net	6,129,121	7,068,701
Deferred income taxes	1,435,000	1,359,000
Operating lease right-of-use asset	763,486	1,189,340
Security deposit	452,062	124,225

Total long-term assets	56,525,783	57,533,923

	$94,069,698	$92,630,711

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$18,822,569	$12,833,700
Accrued expenses	12,034,332	20,597,694
Income tax payable	—	1,763,454
Deferred merchant bookings	13,371,273	6,990,224
Contract liabilities	6,941,731	4,350,146
Current maturities of long-term debt	2,700,000	2,700,000
Current maturities of operating lease liability	741,323	655,951
Other payables	27,500	27,500

Total current liabilities	54,638,728	49,918,669

Long-Term Liabilities
Long-term debt, less current maturities	17,275,000	24,300,000
Operating lease liability, less current maturities	136,232	702,567

Total long-term liabilities	17,411,232	25,002,567

Total liabilities	72,049,960	74,921,236
Commitments and Contingencies (Note 8)
Members’ Equity	22,019,738	17,709,475

	$94,069,698	$92,630,711

See Notes to Consolidated Financial Statements

1

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Income

Nine Months Ended September 30, 2023 and 2022

	September 30, 2023	September 30, 2022
Revenue	$77,783,568	$64,684,217

Operating Expenses
Paid search fees and marketing	23,424,083	18,455,659
Cost of revenue, exclusive of depreciation and amortization	11,128,206	9,174,890
Salaries and wages	10,023,408	9,263,178
Depreciation and amortization	1,592,924	5,188,351
General and administrative expenses	5,325,284	3,198,809
License fee	1,875,000	1,875,000
Rent expense	941,040	1,295,338

Total operating expenses	54,309,945	48,451,225

Operating Income	23,473,623	16,232,992

Other Income (Expense)
Interest expense	(1,874,557)	(1,432,363)
Interest income	355,551	473
Other income	—	548,000
Breakage (loss) income	(70,354)	2,903,436
Gain (loss) on sale of property and equipment	3,000	(6,496)

Total other income (expense)	(1,586,360)	2,013,050

Net Income Before Income Taxes	21,887,263	18,246,042
Provision for Income Taxes	(4,577,000)	(4,062,202)

Net Income	$17,310,263	$14,183,840

See Notes to Consolidated Financial Statements

2

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Members’ Equity

Nine Months Ended September 30, 2023 and 2022

	Contributed Capital	Retained Earnings (Deficit)	Total
Balance, January 1, 2022	$20,000,000	$(16,308,533)	$3,691,467
Net income	—	14,183,840	14,183,840
Distributions	—	(3,200,000)	(3,200,000)

Balance, September 30, 2022	$20,000,000	$(5,324,693)	$14,675,307

	Contributed Capital	Retained Earnings (Deficit)	Total
Balance, January 1, 2023	$20,000,000	$(2,290,525)	$17,709,475
Net income	—	17,310,263	17,310,263
Distributions	—	(13,000,000)	(13,000,000)

Balance, September 30, 2023	$20,000,000	$2,019,738	$22,019,738

See Notes to Consolidated Financial Statements

3

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2023 and 2022

	September 30, 2023	September 30, 2022
Operating Activities
Net income	$17,310,263	$14,183,840
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,592,924	5,188,351
Deferred income taxes	(76,000)	802,000
(Gain) loss on sale of property and equipment	(3,000)	6,496
Breakage loss (income)	70,354	(2,903,436)
Changes in operating assets and liabilities:
Accounts receivable	(93,080)	78,120
Other receivables	618,203	737,032
Other assets	—	(548,041)
Prepaid expenses	(1,272,769)	(288,239)
Operating lease right-of-use assets and liabilities	(55,109)	(464,954)
Security deposit	(327,837)	(50,225)
Accounts payable	5,988,869	(5,065)
Accrued expenses	(8,633,716)	(6,196,934)
Income tax payable	(1,763,454)	1,049,314
Deferred merchant bookings	6,381,049	3,614,996
Contract liabilities	2,591,585	2,871,763

Net Cash from Operating Activities	22,328,282	18,075,018

Investing Activities
Payroll costs capitalized to software in progress	(555,534)	(618,946)
Acquisition of internet domain	—	(12,676)
Acquisition of property and equipment	(48,267)	(435,905)

Net Cash used for Investing Activities	(603,801)	(1,067,527)

Financing Activities
Payments on long-term debt	(7,025,000)	(3,200,000)
Distributions	(13,000,000)	(3,200,000)

Net Cash used for Financing Activities	(20,025,000)	(6,400,000)

Net Change in Cash, Cash Equivalents, and Restricted Cash	1,699,481	10,607,491
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	32,616,018	18,011,563

Cash, Cash Equivalents, and Restricted Cash, End of Period	$34,315,499	$28,619,054

Cash and Cash Equivalents	$34,031,955	$22,020,057
Restricted Cash	283,544	6,598,997

Total cash, cash equivalents, and restricted cash	$34,315,499	$28,619,054

Supplemental Disclosure of Cash Flow Information
Cash payments for:
Interest	$2,053,872	$2,174,181
Income Taxes	5,190,000	1,450,000

See Notes to Consolidated Financial Statements

4

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 1—Principal Business Activity and Significant Accounting Policies

Principal Business Activity

VDC Holdco, LLC (“VDC Holdco”) was established on January 1, 2020 and has no designated legal life. VDC Holdco acquired VDC-MGG Holdings, LLC (“VDC-MGG”) on March 10, 2020. VDC-MGG owns and operates Vegas.com, LLC (“Vegas.com”) and its subsidiaries. Primary offices and operations are in the Las Vegas, Nevada area. Vegas.com operates websites which provide for sale to customers a full range of travel products including hotel rooms, air-hotel packages, show tickets, tours, and attractions.

Principles of Consolidation

The consolidated financial statements include the accounts of VDC Holdco, LLC and its wholly owned subsidiaries: VDC-MGG Holdings, Vegas.com, and LasVegas.com, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor, per insured bank, for each account ownership category. At September 30, 2023 and December 31, 2022, the Company had $33,117,629 and $31,790,710, respectively, in excess of FDIC-insured limits.

Cash Equivalents

Cash equivalents consists of highly liquid investments with an original maturity of three months or less.

Restricted Cash

Amounts included in restricted cash represent letters of credit required by vendors to be held by a bank. The letters of credit bear no interest, have no maturity, and can only be released in whole or in part at the vendors discretion.

5

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Accounts Receivable and Credit Policy

Accounts receivable due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. The Company does not generally charge interest on overdue customer account balances. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. The allowance for doubtful accounts was $0 at September 30, 2023 and December 31, 2022. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in operations.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Right-of-use (“ROU”) assets from financing leases are amortized on the straight-line method over the shorter of the lease term or their respective estimated useful lives. Financing lease ROU asset amortization is included in deprecation in the consolidated statement of operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at September 30, 2023 and December 31, 2022.

Internally Developed Software

The Company develops and utilizes internally developed software. Costs incurred are accounted for under the provision of Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Accordingly, all costs incurred in planning the development of the software are expensed as incurred. Costs, other than general and administrative and overhead costs, incurred in the application development stage, which includes hiring outside software developers to develop the software, are capitalized. Other costs incurred during the operating stage, such as training, administrative, and maintenance costs are expensed as incurred. Costs incurred during the operating stage for upgrades and enhancements of software are capitalized if it is probable that they will result in added functionality. Capitalized software development costs are included in property and equipment, net in the accompanying consolidated balance sheet and are amortized over their estimated useful lives.

6

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Goodwill

Goodwill represents costs in excess of purchase price over the fair value of the assets of businesses acquired, including other identifiable intangible assets.

Goodwill is not amortized, rather potential impairment is considered on an annual basis, or more frequently upon the occurrence of an event or when circumstances indicate that the amount of goodwill is greater than its fair value. As of September 30, 2023 and December 31, 2022, the carrying value of the Company’s goodwill was not considered impaired.

Intangible Assets

Intangible assets with a finite life consist of developed technology, customer relationships, and customer lists and are carried at cost less accumulated amortization. The Company amortizes the cost of identifiable intangible assets on a straight-line basis over the expected period of benefit, which is three years for customer relationships and developed technology and two years for customer lists.

Intangible assets with an indefinite life include a trademark and internet domains.

Income Taxes

VDC Holdco filed an entity classification election (Form 8832) in 2020, the year the entity was created. This election under the Internal Revenue Code election results in VDC Holdco being taxed as a C Corporation. VDC Holdco effectively files a consolidated return, which includes all of its subsidiaries.

Income taxes are provided for the tax effects of transactions reporting in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of intangible assets, receivables allowance, prepaid expenses, property and equipment, accrued liabilities, net operating losses and interest limitation carryover for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of September 30, 2023 and December 31, 2022, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. The Company is no longer subject to Federal tax examinations by tax authorities for years before 2019.

7

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Revenue Recognition

For the majority of the Company’s sales, the Company remain the merchant of record, but various service providers with whom they maintain relationships are ultimately responsible for delivering the underlying services for which customers transact, such as lodging, air travel and entertainment. The Company’s obligation to its customers is to arrange for these service providers to provide the underlying services and the Company satisfies their obligation at the point in time that these service providers begin to provide the underlying service (e.g., upon the check-in date for lodging stays, upon the show/performance date for entertainment transactions, etc.). Though the Company is the merchant of record for transactions in which other entities provide the ultimate service, they are an agent in such transactions; therefore, they recognize revenue from transactions on a net basis (i.e., the amount billed to customers less the amounts paid to service providers).

Customers pay at the time the reservation is made via the Company’s sales channels, primarily the Vegas.com website and mobile application. Because the reservation date almost always precedes the date that the performance obligation is satisfied, the Company records a contract liability for the amount of consideration received. In general, the Company satisfies most of their performance obligations within approximately three to four months from the reservation date, and substantially all performance obligations are satisfied within one year from the reservation date.

The Company records revenue from click-through fees charged to their travel partners for leads sent to the travel partners’ websites. The Company records revenue from click-through fees after the traveler makes the click-through to the related travel partners’ websites. The Company records revenue for advertising placements ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the contract. Payments from advertisers are generally due within 30 days of invoicing.

The following table disaggregates the Company’s revenue based on the timing of satisfaction of performance obligations for the nine months ended September 30, 2023 and 2022:

	September 30, 2023	September 30, 2022
Revenue recognized at a point in time	$75,459,905	$62,155,603
Revenue recognized over time	2,323,663	2,045,461

Total revenue from contracts with customers	77,783,568	64,201,064
Lease revenue	—	483,153

Total revenue	$77,783,568	$64,684,217

Revenue from performance obligations satisfied at a point in time consist of sales such as lodging, air travel and entertainment, where the Company remains the merchant of record. Revenue from performance obligations satisfied over time consists of the sale of advertising on the Company’s various websites.

8

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Contract liabilities consist of advanced payments from customers, in the form of cash, for which revenue will be recognized in a later period. The beginning and ending balances for accounts receivable and contract liabilities were as follows for the nine months ended September 30, 2023 and the year ended December 31, 2022:

	2023
	January 1	September 30
Accounts receivable	$308,493	$401,573
Contract liabilities	4,350,146	6,941,731

	2022
	January 1	September 30
Accounts receivable	$614,461	$308,493
Contract liabilities	3,431,728	4,350,146

The Company expects to recognize all outstanding contract liabilities in the next twelve months.

Gift Card and Store Credit Liabilities and Breakage

Gift card and store credit liabilities, a component of accrued expenses on the consolidated balance sheets, represent purchased credit for future use or credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, or breakage. The Company estimates breakage based on historical usage trends, and recognize breakage based on the age of the gift card or store credit. The Company’s breakage estimate could be impacted by future activity differing from estimates, the effects of which could be material.

The total gift card and store credit liability was $1,579,641 and $1,373,547 as of September 30, 2023 and December 31, 2022, respectively. During the nine months ended September 30, 2023, $3,371,354 of gift card and store credit liabilities were redeemed and the Company recognized $(70,353) of breakage.

Sales Taxes

Various jurisdictions impose a sales tax on the Company’s sales to non-exempt customers on the use or occupancy of hotel accommodations or other traveler services. Generally, the sales tax passes through to the hotel or traveler service company who collects taxes based on the rate paid to the hotel and remits these taxes to the various tax authorities.

9

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Advertising Costs

Advertising costs identified as paid search fees and marketing fees are expensed as incurred. Such costs were $23,424,083 and $18,455,659 for the nine months ended September 30, 2023 and 2022, respectively.

Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Guidance

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. The Company adopted these requirements as of January 1, 2023 with no material impact on the consolidated financial statements.

10

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 2—Property and Equipment

Property and equipment at September 30, 2023 and December 31, 2022 consists of the following:

	Estimated Life (Years)	September 30, 2023	December 31, 2022
Software	3	$4,709,473	$4,326,288
Machinery and equipment	3	1,092,052	1,040,785
Software development in progress	N/A	788,778	616,428
Furniture	5	181,208	181,208
Leasehold improvements	3	156,228	156,228

		6,927,739	6,320,937
Less accumulated depreciation		(4,929,792)	(4,276,447)

		$1,997,947	$2,044,490

Depreciation expense totaled $653,344 and $1,257,858 for the nine months ended September 30, 2023 and 2022, respectively.

Note 3—Intangible Assets and Goodwill

Intangible assets as of September 30, 2023 consist of the following:

	Cost	Accumulated Amortization	Net
Finite-lived intangible assets
Developed technology	$7,830,000	$ (7,830,000)	$—
Customer relationships	7,300,000	(7,300,000)	—
Customer list	1,700,000	(1,700,000)	—

	16,830,000	$(16,830,000)	—

Indefinite-lived intangible assets
Internet domains	629,121		629,121
Trademark	5,500,000		5,500,000

	6,129,121		6,129,121

Total intangible assets	$22,959,121		$6,129,121

Intangible assets as of December 31, 2022 consist of the following:

	Cost	Accumulated Amortization	Net
Finite-lived intangible assets
Developed technology	$7,830,000	$(7,343,753)	$486,247
Customer relationships	7,300,000	(6,846,667)	453,333
Customer list	1,700,000	(1,700,000)	—

	$16,830,000	$(15,890,420)	$939,580

Indefinite-lived intangible assets
Internet domains	629,121		629,121
Trademark	5,500,000		5,500,000

	6,129,121		6,129,121

Total intangible assets	$22,959,121		$7,068,701

11

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Amortization expense for the nine months ended September 30, 2023 and 2022 was $939,580 and $3,930,493, respectively.

The gross amount of goodwill was $45,748,167 at September 30, 2023 and December 31, 2022. There was no impairment at September 30, 2023 and December 31, 2022.

Note 4—Long-Term Debt

Long-term debt at September 30, 2023 and December 31, 2022 consists of:

	September 30, 2023	December 31, 2022
Note payable, quarterly principal installments of $675,000 plus interest of Secured Overnight Financing Rate (SOFR) (5.31% as of September 30, 2023). All unpaid principal due November 2027. Secured by substantially all of the Company’s assets.	$19,975,000	$27,000,000
Less current maturities	(2,700,000)	(2,700,000)

Long-term debt, less current maturities	$17,275,000	$24,300,000

Future maturities of long-term debt are as follows:

Twelve months ended September 30,
2024	$2,700,000
2025	2,700,000
2026	2,700,000
2027	11,875,000

$19,975,000

Borrowings under the note payable are subject to certain covenants and restrictions on consolidated total leverage and fixed charges coverage.

12

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 5—Leases

The Company leases office space under a long-term lease agreement. The lease expires in November 2024 and provides for a renewal option of one year. The Company included in the determination of the right-of-use assets and lease liabilities any renewal options when the options are reasonably certain to be exercised. The Company leased other office space, and subleased portions of the space, under a long-term lease agreement until the lease expired in September 2022.

The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated using the Company’s applicable borrowing rates and the contractual lease term.

The Company elected the practical expedient to not separate lease and non-lease components for its real estate leases. The Company also elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases to not recognize the asset and liability for these leases. Lease payments for short-term leases are recognized on straight-line basis.

Total lease expense for the nine months ended September 30, 2023 and 2022 was $941,040 and 1,295,338, respectively.

The following summarizes the weighted-average remaining lease term and weighted-average discount rate as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Weighted-average remaining lease term:
Operating leases	1.17 Years	1.9 Years
Weighted-average discount rate:
Operating leases	13.0%	13.0%

13

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

The future minimum lease payments under noncancelable operating leases are as follows as of September 30, 2023:

Twelve months ended September 30,
2024	$812,556
2025	138,450

Total lease payments	951,006
Less: interest	(73,451)

Present value of lease liabilities	$877,555

Note 6—Income Taxes

Deferred tax assets and liabilities consist of the following components as of September 30, 2023:

Deferred Tax Assets (Liabilities)	September 30, 2023	December 31, 2022
Intangibles	$690,000	$971,000
Receivable allowances	18,000	—
Prepaid expenses	(80,000)	(76,000)
Property and equipment	(31,000)	(57,000)
Accrued liabilities	291,000	(26,000)
Net operating loss	92,000	92,000
Interest limitation carryover	455,000	455,000

	$1,435,000	$1,359,000

The provision for income taxes charged to income for the period ended September 30, 2023 consists of the following:

	September 30, 2023	December 31, 2022
Currently payable	$4,653,000	$3,260,202
Deferred	(76,000)	802,000

	$4,577,000	$4,062,202

The Company’s effective income tax rate for the nine months ended September 30, 2023 is higher than what would be expected if the federal statutory rate were applied to income from continuing operations, as follows:

	September 30, 2023	September 30, 2022
U.S. Statutory Tax Rate	21.0%	21.0%
Nondeductible expenses	0.6%	0.5%
Other	-0.7%	0.8%

Total Income Tax Expense (Benefit)	20.9%	22.3%

14

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

As of September 30, 2023 and December 31, 2022, the Company had approximately $440,000 of federal net operating loss carryforwards available to offset future taxable income. The federal net operating losses generated do not expire and may be carried forward indefinitely.

Note 7—Employee Benefit Plans

The Company has a defined contribution plan covering substantially all employees. The plan provides that employees who have attained age 21 can voluntarily contribute from 0% to 99% of their earnings to the plan, subject to statutory contribution limits. The Company provides matching contributions up to 4% of eligible compensation. Total expense related to the plan for the nine months ended September 30, 2023 and 2022 was $250,260 and $204,421, respectively.

Note 8—Commitments and Contingencies

In 2018, the Company entered into an agreement for use of a suite at Allegiant Stadium in Las Vegas, Nevada with an unrelated party. Under the agreement, the Company is obligated to pay approximately $515,000 per year until the agreement expires in 2034.

In 2005, the Company entered into an agreement for use of an internet domain name with an unrelated party. Under the terms of the agreement, the Company is obligated to pay approximately $2,500,000 per year until the agreement expires in 2040. The Company has the option to terminate the agreement at any time, provided they operate the domain for a period of thirty days after termination.

Note 9—Related Party Transactions

TZP Capital Partners III-A (Blocker), L.P. and TZP Capital Partners III, L.P. (the two entities are referred to herein as “TZP”), members of VDC Holdco, charge the Company a management fee for services rendered by TZP to the Company. The management fee is $62,500 per quarter with an additional 2% fee for any preferred membership units outstanding greater than six months. TZP management fees were $187,500 for the nine months ended September 30, 2023 and 2022.

15

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2023

Note 10—Equity

The Company has two classes of membership interests – Class A Units and Preferred Units. There were 61,000,000 Class A Units issued and outstanding as of September 30, 2023 and December 31, 2022. Holders of Class A Units are entitled to distributions made by the Company, in accordance with their respective sharing ratios.

The Preferred Units are senior to the Class A Units, and earn a preferential dividend that ranges from 8% per annum to a maximum of 25% per annum based upon how long each Preferred Unit remains outstanding. If more than $10,000,000 in Preferred Units remain outstanding for more than 18 months, the unit holder is entitled to appoint additional directors to constitute a majority of the Board. In addition, a management fee of 2% accrues on each Preferred Unit that remains outstanding for more than 6 months. The Preferred Units are subject to optional redemption and mandatory redemption upon a sale of the Company. Preferred Units were issued in financial year 2020 and were redeemed in financial year 2021. There were no Preferred Units issued or outstanding as of September 30, 2023 and December 31, 2022.

Note 11—Subsequent Events

On November 3, 2023, the members entered into a definitive agreement to sell 100% of the ownership of the Company to Vivid Seats, Inc. The agreed-upon purchase price was approximately $243,800,000, subject to customary closing adjustments, comprised of approximately $153,600,000 in cash and approximately 15,600,000 million shares of Vivid Seats, Inc. Class A common stock.

16

Exhibit 99.2

Consolidated Financial Statements

December 31, 2022 and 2021

VDC Holdco, LLC and Subsidiaries

VDC Holdco, LLC and Subsidiaries

December 31, 2022 and 2021

Independent Auditor’s Report

To the Board of Directors

VDC Holdco, LLC and Subsidiaries

Las Vegas, Nevada

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of VDC Holdco, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of VDC Holdco, LLC and Subsidiaries as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated financial statements section of our report. We are required to be independent of VDC Holdco, LLC and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Restatement and Reissuance

As discussed in Note 13, the Company is restating and reissuing the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 to reflect presentation and disclosure requirements applicable to public business entities. Our opinion is not modified with respect to these matters.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about VDC Holdco, LLC and Subsidiaries’ ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

1

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of VDC Holdco, LLC and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about VDC Holdco, LLC and Subsidiaries ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Eide Bailly LLP

Las Vegas, Nevada

February 27, 2023, except for modifications disclosed in Note 13, for which the date is December 4, 2023.

2

VDC Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2022 and 2021

	As Restated 2022	As Restated 2021
Assets
Current Assets
Cash and cash equivalents	$26,016,855	$11,911,825
Restricted cash	6,599,163	6,099,738
Accounts receivable	308,493	614,461
Other receivables	670,303	737,032
Prepaid expenses	1,501,974	1,293,679
Other current assets	—	68,734

Total current assets	35,096,788	20,725,469

Long-Term Assets
Property and equipment, net	2,044,490	2,342,827
Goodwill	45,748,167	45,748,167
Intangible assets, net	7,068,701	11,641,270
Deferred income taxes	1,359,000	2,193,000
Operating lease right-of-use asset	1,189,340	1,926,261
Security deposit	124,225	124,225

Total long-term assets	57,533,923	63,975,750

	$92,630,711	$84,701,219

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$12,833,700	$11,368,184
Accrued expenses	20,597,694	24,473,804
Income tax payable	1,763,454	—
Deferred merchant bookings	6,990,224	5,891,402
Contract liabilities	4,350,146	3,431,728
Current maturities of long-term debt	2,700,000	—
Current maturities of operating lease liability	655,951	1,218,287
Other payables	27,500	27,500

Total current liabilities	49,918,669	46,410,905

Long-Term Liabilities
Long-term debt, less current maturities	24,300,000	33,200,000
Operating lease liability, less current maturities	702,567	1,358,518
Other	—	40,329

Total long-term liabilities	25,002,567	34,598,847

Total liabilities	74,921,236	81,009,752
Commitments and Contingencies (Note 8)
Members’ Equity	17,709,475	3,691,467

	$92,630,711	$84,701,219

See Notes to Consolidated Financial Statements

3

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Operations

December 31, 2022 and 2021

	As Restated 2022	As Restated 2021
Revenue	$91,359,242	$52,156,231

Operating Expenses
Paid search fees and marketing	25,392,915	14,450,962
Cost of revenue, exclusive of depreciation and amortization	13,126,752	7,232,249
Salaries and wages	13,057,570	12,663,603
Depreciation and amortization	6,729,164	7,749,659
General and administrative expenses	5,012,130	4,369,990
License fee	2,500,000	2,500,000
Rent expense	1,602,806	1,709,345

Total operating expenses	67,421,337	50,675,808

Operating Income	23,937,905	1,480,423

Other Income (Expense)
Interest expense	(1,972,279)	(2,776,533)
Breakage income	3,209,499	2,384,057
Paycheck Protection Program loan forgiveness	—	3,319,020
Employee retention credit	—	325,958
Other income	607,000	—
Loss on sale of property and equipment	(5,117)	(214,537)

Total other income (expense)	1,839,103	3,037,965

Net Income Before Income Taxes	25,777,008	4,518,388
Provision for Income Taxes	(5,559,000)	(499,000)

Net Income	$20,218,008	$4,019,388

See Notes to Consolidated Financial Statements

4

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

December 31, 2022 and 2021

	Contributed Capital	Preferred Membership Units	Retained Earnings (Deficit)	Total
Balance, January 1, 2021, as restated	$20,000,000	$6,190,673	$(20,327,921)	$5,862,752
Net income, as restated	—	—	4,019,388	4,019,388
Dividend accretion of preferred units	—	516,481	—	516,481
Redemption of preferred units	—	(6,707,154)	—	(6,707,154)

Balance, December 31, 2021, as restated	20,000,000	—	(16,308,533)	3,691,467
Net income, as restated	—	—	20,218,008	20,218,008
Distributions	—	—	(6,200,000)	(6,200,000)

Balance, December 31, 2022, as restated	$20,000,000	$—	$(2,290,525)	$17,709,475

See Notes to Consolidated Financial Statements

5

VDC Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

December 31, 2022 and 2021

	As Restated 2022	As Restated 2021
Operating Activities
Net income	$20,218,008	$4,019,388
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	6,729,164	7,749,659
Deferred income taxes	834,000	226,000
Loss on sale of property and equipment	5,117	214,537
Breakage income	(3,209,499)	(2,384,057)
Paycheck Protection Program loan forgiveness income	—	(3,319,020)
Dividend accretion of preferred units expense	—	516,481
Changes in operating assets and liabilities:
Accounts receivable	305,967	(406,208)
Other receivables	66,730	(85,663)
Prepaid expenses	(208,295)	268,192
Other current assets	68,734	(68,734)
Operating lease right-of-use assets and liabilities	(481,366)	(497,340)
Accounts payable	1,465,516	(3,639,671)
Accrued expenses	(666,611)	12,527,961
Income tax payable	1,763,454	—
Deferred merchant bookings	1,098,822	4,248,185
Contract liabilities	918,418	2,968,608
Other payables	—	(71,000)

Net Cash from Operating Activities	28,908,159	22,267,318

Investing Activities
Payroll costs capitalized to software development in progress	(729,979)	(478,893)
Acquisition of internet domain	(629,120)	—
Sale of property and equipment	—	387,446
Acquisition of property and equipment	(504,276)	(59,641)

Net Cash used for Investing Activities	(1,863,375)	(151,088)

Financing Activities
Payments on long-term debt	(6,200,000)	(10,750,000)
Proceeds from issuance of Paycheck Protection Program loan	—	1,658,175
Redemption of preferred units	—	(6,707,154)
Payments on other long-term liabilities	(40,329)	—
Distributions	(6,200,000)	—

Net Cash used for Financing Activities	(12,440,329)	(15,798,979)

Net Change in Cash, Cash Equivalents, and Restricted Cash	14,604,455	6,317,251
Cash, Cash Equivalents, and Restricted Cash, Beginning of Year	18,011,563	11,694,312

Cash, Cash Equivalents, and Restricted Cash, End of Year	$32,616,018	$18,011,563

Cash and Cash Equivalents	$26,016,855	$11,911,825
Restricted Cash	6,599,163	6,099,738

Total cash, cash equivalents, and restricted cash	$32,616,018	$18,011,563

Supplemental Disclosure of Cash Flow Information
Cash payments for:
Interest	$1,975,114	$3,016,137
Income taxes	2,200,000	350,000

See Notes to Consolidated Financial Statements

6

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 1—Principal Business Activity and Significant Accounting Policies

Principal Business Activity

VDC Holdco, LLC (“VDC Holdco”) was established on January 1, 2020 and has no designated legal life. VDC Holdco acquired VDC-MGG Holdings, LLC (“VDC-MGG”) on March 10, 2020. VDC-MGG owns and operates Vegas.com, LLC (“Vegas.com”) and its subsidiaries. Primary offices and operations are in the Las Vegas, Nevada area. Vegas.com operates websites which provide for sale to customers a full range of travel products including hotel rooms, air-hotel packages, show tickets, tours, and attractions.

Principles of Consolidation

The consolidated financial statements include the accounts of VDC Holdco, LLC and its wholly-owned subsidiaries: VDC-MGG Holdings, Vegas.com, and LasVegas.com, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor, per insured bank, for each account ownership category. At December 31, 2022 and 2021, the Company had $31,790,710 and $16,793,093, respectively, in excess of FDIC-insured limits.

Cash Equivalents

Cash equivalents consists of highly liquid investments with an original maturity of three months or less.

Restricted Cash

Amounts included in restricted cash represent letters of credit required by vendors to be held by a bank. The letters of credit bear no interest, have no maturity, and can only be released in whole or in part at the vendors discretion.

Accounts Receivable and Credit Policy

Accounts receivable due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. The Company does not generally charge interest on overdue customer account balances. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. The estimate for the allowance for doubtful accounts was $0 for the years ended December 31, 2022 and 2021, respectively. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

7

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in operations.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Right-of-use (“ROU”) assets from financing leases are amortized on the straight-line method over the shorter of the lease term or their respective estimated useful lives. Financing lease ROU asset amortization is included in deprecation in the consolidated statement of operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2022 and 2021.

Internally Developed Software

The Company develops and utilizes internally developed software. Costs incurred are accounted for under the provision of Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Accordingly, all costs incurred in planning the development of the software are expensed as incurred. Costs, other than general and administrative and overhead costs, incurred in the application development stage, which includes hiring outside software developers to develop the software, are capitalized. Other costs incurred during the operating stage, such as training, administrative, and maintenance costs are expensed as incurred. Costs incurred during the operating stage for upgrades and enhancements of software are capitalized if it is probable that they will result in added functionality. Capitalized software development costs are included in property and equipment, net in the accompanying consolidated balance sheets and are amortized over their estimated useful lives.

Goodwill

Goodwill represents costs in excess of purchase price over the fair value of the assets of businesses acquired, including other identifiable intangible assets.

Goodwill is not amortized, rather potential impairment is considered on an annual basis, or more frequently upon the occurrence of an event or when circumstances indicate that the amount of goodwill is greater than its fair value. As of December 31, 2022 and 2021, respectively, the carrying value of the Company’s goodwill was not considered impaired.

8

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Intangible Assets

Intangible assets with a finite life consist of developed technology, customer relationships, and customer lists and are carried at cost less accumulated amortization. The Company amortizes the cost of identifiable intangible assets on a straight-line basis over the expected period of benefit, which is three years for customer relationships and developed technology and two years for customer lists.

Intangible assets with an indefinite life include a trademark and internet domains.

Income Taxes

VDC Holdco filed an entity classification election (Form 8832) in 2020, the year the entity was created. This election under the Internal Revenue Code election results in VDC Holdco being taxed as a C Corporation. VDC Holdco effectively files a consolidated return, which includes all of its subsidiaries.

Income taxes are provided for the tax effects of transactions reporting in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of intangibles, prepaid expenses, property and equipment, accrued liabilities, and net operating losses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. The Company is no longer subject to Federal tax examinations by tax authorities for years before 2019.

Revenue Recognition

For the majority of the Company’s sales, the Company remain the merchant of record, but various service providers with whom they maintain relationships are ultimately responsible for delivering the underlying services for which customers transact, such as lodging, air travel and entertainment. The Company’s obligation to its customers is to arrange for these service providers to provide the underlying services and the Company satisfies their obligation at the point in time that these service providers begin to provide the underlying service (e.g., upon the check-in date for lodging stays, upon the show/performance date for entertainment transactions, etc.). Though the Company is the merchant of record for transactions in which other entities provide the ultimate service, they are an agent in such transactions; therefore, they recognize revenue from transactions on a net basis (i.e., the amount billed to customers less the amounts paid to service providers).

9

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Customers pay at the time the reservation is made via the Company’s sales channels, primarily the Vegas.com website and mobile application. Because the reservation date almost always precedes the date that the performance obligation is satisfied, the Company records a contract liability for the amount of consideration received. In general, the Company satisfies most of their performance obligations within approximately three to four months from the reservation date, and substantially all performance obligations are satisfied within one year from the reservation date.

The Company records revenue from click-through fees charged to their travel partners for leads sent to the travel partners’ websites. The Company records revenue from click-through fees after the traveler makes the click-through to the related travel partners’ websites. The Company records revenue for advertising placements ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the contract. Payments from advertisers are generally due within 30 days of invoicing.

The following table disaggregates the Company’s revenue based on the timing of satisfaction of performance obligations for the years ended December 31, 2022 and 2021:

	2022	2021
Revenue recognized at a point in time	$88,065,448	$49,809,684
Revenue recognized over time	2,813,399	1,719,895

Total revenue from contracts with customers	90,878,847	51,529,579
Lease revenue	480,395	626,652

Total revenue	$91,359,242	$52,156,231

Revenue from performance obligations satisfied at a point in time consist of sales such as lodging, air travel and entertainment, where the Company remains the merchant of record. Revenue from performance obligations satisfied over time consists of the sale of advertising on the Company’s various websites.

Contract liabilities consist of advanced payments from customers, in the form of cash, for which revenue will be recognized in a later period. The beginning and ending balances for accounts receivable and contract liabilities were as follows for the years ended December 31, 2022 and 2021:

	2022
	January 1	December 31
Accounts receivable	$614,461	$308,493
Contract liabilities	3,431,728	4,350,146

	2021
	January 1	December 31
Accounts receivable	$845,455	$614,461
Contract liabilities	463,120	3,431,728

10

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

At December 31, 2022, contract liabilities in the consolidated balance sheets totaled $4,350,136. The Company expects to recognize the majority of outstanding contract liabilities during the year ended December 31, 2023.

At December 31, 2021, $3,431,728 was recorded as contract liabilities, of which $2,332,464 was recognized as revenue during year ended December 31, 2022. At January 1, 2021, $463,120 was recorded as contract liabilities, of which $270,531 was recognized as revenue during the year ended December 31, 2021.

Gift Card and Store Credit Liabilities and Breakage

Gift card and store credit liabilities, a component of accrued expenses on the consolidated balance sheets, represent purchased credit for future use or credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, or breakage. The Company estimates breakage based on historical usage trends and recognize breakage based on the age of the gift card or store credit. The Company’s breakage estimate could be impacted by future activity differing from estimates, the effects of which could be material.

Total gift card and store credit liability was $1,373,547, $4,511,281, and $5,570,646 as of December 31, 2022, December 31, 2021, and January 1, 2021, respectively. During the year ended December 31, 2022, $5,233,774 of gift card and store credit liabilities were redeemed and the Company recognized $3,209,499 of breakage. During the year ended December 31, 2021, $6,789,972 of accrued customer credits were redeemed and we recognized $2,384,057 of breakage.

Sales Taxes

Various jurisdictions impose a sales tax on the Company’s sales to non-exempt customers on the use or occupancy of hotel accommodations or other traveler services. Generally, the sales tax passes through to the hotel or traveler service company who collects taxes based on the rate paid to the hotel and remits these taxes to the various tax authorities.

Employee Retention Credit

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) provided an employee retention credit (the “Credit”) which is a refundable tax credit against certain employment taxes of up to $5,000 per employee for eligible employers. The Credit is equal to 50% of qualified wages paid to employees, capped at $10,000 of qualified wages through December 31, 2020.

The Consolidated Appropriations Act of 2021 and the American Rescue Plan Act of 2021 (collectively, the “Acts”) expanded the availability of the employee retention Credit and extended the credit through December 31, 2021. The Acts increased the credit to 70% of qualified wages, capped at $10,000 per quarter, through 2021. As a result of the changes to the credit initiated through the Acts, the maximum credit per employee increased from $5,000 in 2020 to $28,000 in 2021. The Company qualified for the additional credits in 2021.

During the year ended December 31, 2021, the Company recorded a $325,958 benefit related to the Credit which is presented in the consolidated statements of operations as an element of other income.

11

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Advertising Costs

Advertising costs identified as paid search fees and marketing fees are expensed as incurred. Such costs were $25,392,915 and $14,450,952, respectively, for the years ended December 31, 2022 and 2021.

Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Guidance

In June 2016, FASB issued accounting standards update 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaces the incurred loss impairment model with a forward-looking loss model, and is applicable to most financial assets, including trade receivables other than those arising from operating leases. The amended guidance is effective for the Company beginning January 1, 2023. A modified retrospective transition method with a cumulative effect adjustment to retained earnings is required to be applied at the date of adoption. The Company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

Note 2—Property and Equipment

Property and equipment at December 31, 2022 and 2021 consists of the following:

		2022	2021
	Estimated Life (Years)
Software	3	$4,326,288	$3,838,257
Machinery and equipment	3	1,040,785	767,432
Software development in progress	N/A	616,428	548,671
Furniture	5	181,208	174,323
Leasehold improvements	3	156,228	156,228

		6,320,937	5,484,911
Less accumulated depreciation		(4,276,447)	(3,142,084)

		$2,044,490	$2,342,827

Depreciation expense totaled $1,527,475 and $1,856,326 for the years ended December 31, 2022 and 2021, respectively.

12

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 3—Intangible Assets and Goodwill

Intangible assets as of December 31, 2022, consist of the following:

	Cost	Accumulated Amortization	Net
Finite-lived intangible assets
Developed technology	$7,830,000	$(7,343,753)	$486,247
Customer relationships	7,300,000	(6,846,667)	453,333
Customer list	1,700,000	(1,700,000)	—

	16,830,000	$(15,890,420)	939,580

Indefinite-lived intangible assets
Internet domains	629,121		629,121
Trademark	5,500,000		5,500,000

	6,129,121		6,129,121

Total intangible assets	$22,959,121		$7,068,701

Intangible assets as of December 31, 2021, consist of the following:

	Cost	Accumulated Amortization	Net
2021
Finite-lived intangible assets
Developed technology	$7,830,000	$(4,733,753)	$3,096,247
Customer relationships	7,300,000	(4,413,333)	2,886,667
Customer list	1,700,000	(1,541,644)	158,356

	$16,830,000	$(10,688,730)	6,141,270

Indefinite-lived intangible assets
Trademark	5,500,000		5,500,000

Total intangible assets	$22,330,000		$11,641,270

Amortization expense for the years ended December 31, 2022 and 2021 was $5,201,689 and $5,893,333, respectively. Estimated future amortization expense related to these intangible assets is $939,580 for the year ended December 31, 2023.

As of December 31, 2022, December 31, 2021, and January 1, 2021, the carrying value of goodwill was $45,748,167. There was no impairment at either December 31, 2022 and 2021.

13

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 4—Long-Term Debt

Long-term debt at December 31, 2022 and 2021 consists of:

	2022	2021
Note payable; $650,000 due on December 31, 2023 followed by quarterly principal installments of $1,050,000 through maturity, plus interest of LIBOR plus 4.75% (4.90% as of December 31, 2021), to March 2025, secured by substantially all of the Company’s assets. Refinanced in November 2022.	$—	$33,200,000
Note payable; quarterly principal installments of $675,000 plus interest of Secured Overnight Financing Rate (SOFR) plus 4.25% (4.30% as of December 31, 2022), to March 2027, secured by substantially all of the Company’s assets.	27,000,000	—
Less current maturities	(2,700,000)	—

Long-term debt, less current maturities	$24,300,000	$33,200,000

Future maturities of long-term debt are as follows:

Years ended December 31,
2023	$2,700,000
2024	2,700,000
2025	2,700,000
2026	2,700,000
2027	16,200,000

$27,000,000

Borrowings under the notes payable are subject to certain covenants and restrictions on consolidated total leverage and fixed charges coverage.

14

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 5—Leases

The Company leases office space under a long-term lease agreement. The lease expires in November 2024 and provides for a renewal option of one year. The Company included in the determination of the right-of-use assets and lease liabilities any renewal options when the options are reasonably certain to be exercised. The Company leased other office space, and subleased portions of the space, under a long-term lease agreement until the lease expired in September 2022.

The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated using the Company’s applicable borrowing rates and the contractual lease term.

The Company elected the practical expedient to not separate lease and non-lease components for its real estate leases. The Company also elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases to not recognize the asset and liability for these leases. Lease payments for short-term leases are recognized on straight-line basis.

The Company subleased portions of its operating office locations to 3 separate tenants until the maturity date in September 2022. Total lease expense and sublease income for the years ended December 31, 2022 and 2021 was as follows:

	2022	2021
Operating lease cost	$1,602,806	$1,709,345
Sublease income	$(480,395)	$(626,652)

The following summarizes the weighted-average remaining lease term and weighted-average discount rate as of December 31, 2022 and 2021:

	2022	2021
Weighted-average remaining lease term:
Operating leases	1.9 Years	2.4 Years
Weighted-average discount rate:
Operating leases	13.0%	13.0%

15

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The future minimum lease payments under noncancelable operating leases with terms greater than one year are listed below as of December 31, 2022.

Years ended December 31,
2023	$794,766
2024	749,379

Total lease payments	1,544,145
Less: interest	(185,627)

Present value of lease liabilities	$1,358,518

Note 6—Income Taxes

Deferred tax assets and liabilities consist of the following components as of December 31, 2022 and 2021:

	2022	2021
Deferred Tax Assets (Liabilities)
Intangibles	$971,000	$468,000
Prepaid Expenses	(76,000)	(53,000)
Property and Equipment	(57,000)	(141,000)
Accrued Liabilities	(26,000)	810,000
Net Operating Loss	92,000	654,000
Interest Limitaion Carryover	455,000	455,000

	$1,359,000	$2,193,000

The provision for income taxes charged to income for the years ended December 31, 2022 and 2021, consists of the following:

	2022	2021
Current	$4,725,000	$273,000
Deferred	834,000	226,000

	$5,559,000	$499,000

The Company’s effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income from continuing operations primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes, as follows for the years ended December 31, 2022 and 2021:

16

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

	2022	2021
U.S. Statutory Tax Rate	21.0%	21.0%
Nondeductible expenses	0.5%	2.0%
Nondeductible interest expense	0.0%	2.2%
PPP loan forgiveness	0.0%	-14.1%
Nontaxable refund	-0.5%	0.0%
Other	0.0%	-1.0%

Total Income Tax Expense (Benefit)	21.0%	10.1%

As of December 31, 2022 and 2021, the Company had approximately $440,000 and $3,114,000, respectively, of federal net operating loss carryforwards available to offset future taxable income. If not utilized, the pre-2018 federal net operating loss carryforwards expire in varying amounts between 2036 and 2037. The federal net operating losses generated after 2018 do not expire and may be carried forward indefinitely.

Note 7—Employee Benefit Plan

The Company has a defined contribution plan covering substantially all employees. The plan provides that employees who have attained age 21 can voluntarily contribute from 0% to 99% of their earnings to the plan, subject to statutory contribution limits. The Company provides matching contributions up to 4% of eligible compensation. Total expense related to the plan for the years ended December 31, 2022 and 2021 was $254,067 and $0, respectively.

Note 8—Commitments and Contingencies

In 2018, the Company entered into an agreement for use of a suite at Allegiant Stadium in Las Vegas, Nevada with an unrelated party. Under the agreement, the Company is obligated to pay approximately $515,000 per year until the agreement expires in 2034.

In 2005, the Company entered into an agreement for use of an internet domain name with an unrelated party. Under the terms of the agreement, the Company is obligated to pay approximately $2,500,000 per year until the agreement expires in 2040. The Company has the option to terminate the agreement at any time, provided they operate the domain for a period of thirty days after termination.

Note 9—Related Party Transactions

TZP Capital Partners III-A (Blocker), L.P. and TZP Capital Partners III, L.P. (the two entities are referred to herein as “TZP”), members of VDC Holdco, charge the Company a management fee for services rendered by TZP to the Company. The management fee is $62,500 per quarter with an additional 2% fee for any preferred membership units outstanding greater than six months. TZP management fees were $250,000 for the years ended December 31, 2022 and 2021 and are included as a component of general and administrative expense on the consolidated statements of operations.

17

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Shortly after the COVID-19 pandemic shut down a majority of the Company’s operations, a second amendment to the Company’s LLC agreement was signed on May 18, 2020 wherein TZP agreed to make a “cash preferred equity contribution” to VDC Holdco. The agreement classed the two membership units to be created as (1) Class A Units and (2) Preferred Units (Note 11). The agreement also required TZP to make capital contributions (up to $10,000,000) in the event VDC Holdco’s cash on hand at the end of any week dropped below $4,000,000; preferred units issued at $1 per unit were issued to TZP in exchange for these capital contributions. The dividend rate on preferred units is 8% accrued daily and compounded quarterly for the first six months after issuance; 15% for the period between six and twelve months; 20% for the period between twelve and eighteen months; and 25% after 18 months.

For the year ended December 31, 2021, dividend accretions to the TZP preferred units totaled $516,481, based on the timing of accretions from the prior year of $6,190,673. The Company began redeeming the preferred units in June 2021 and continued redeeming units until the final units were redeemed in November 2021. Total amounts redeemed during the year ended December 31, 2021 was $6,707,154.

Note 10—Paycheck Protection Program Loans

In March 2021 and March 2020, the Company was granted $1,658,175 and $1,660,845, respectively, of loans under the Paycheck Protection Program (“PPP”) administered by Small Business Administration (“SBA”) approved partners. The loans are uncollateralized and are fully guaranteed by the Federal government. The Company initially recorded notes payable and recorded forgiveness when the loan obligations were legally released by the SBA. The Company recognized $3,319,020 of loan forgiveness income for the year ended December 31, 2021. There was no remaining balance after forgiveness.

In accordance with PPP loan requirements, the Company is required to maintain PPP loan files and certain underlying supporting documents for periods ranging from three to six years. The Company is also required to permit access to such files upon request by the SBA. Accordingly, there is potential the PPP loan could be subject to further review by the SBA and that previously recognized forgiveness could be reversed based on the outcome of this review.

Note 11—Equity

The Company has two classes of membership interests – Class A Units and Preferred Units. There were 61,000,000 Class A Units issued and outstanding as of December 31, 2022 and 2021. Holders of Class A Units are entitled to distributions made by the Company in accordance with their respective sharing ratios.

The Preferred Units are senior to the Class A Units, and earn a preferential dividend that ranges from 8% per annum to a maximum of 25% per annum based upon how long each Preferred Unit remains outstanding. If more than $10,000,000 in Preferred Units remain outstanding for more than 18 months, the unit holder is entitled to appoint additional directors to constitute a majority of the Board. In addition, a management fee of 2% accrues on each Preferred Unit that remains outstanding for more than 6 months. The Preferred Units are subject to optional redemption and mandatory redemption upon a sale of the Company. Preferred Units were issued in 2020 and were redeemed in 2021. There were no Preferred Units issued or outstanding as of December 31, 2022 and 2021.

18

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 12—Subsequent Events

On November 3, 2023, the members entered into a definitive agreement to sell 100% of the ownership of the Company to Vivid Seats, Inc. The agreed-upon purchase price was approximately $243,800,000 which is subject to customary closing adjustments, comprised of approximately $153,600,000 in cash and approximately 15,600,000 million shares of Vivid Seats, Inc. Class A common stock (calculated based on a price per share of $5.80, representing the average daily volume weighted price per share for each of the five consecutive trading days ending on and including November 2, 2023). The transaction closed on November 3, 2023.

Note 13—Restatement

Subsequent to the issuance of the December 31, 2022 consolidated financial statements and our report thereon dated February 27, 2023, VDC Holdco, LLC and Subsidiaries was acquired by Vivid Seats, Inc. which necessitated the reissuance of these consolidated financial statements under US GAAP for public business entities. To comply with US GAAP for public business entities, the accompanying consolidated financial statements have been restated to reflect the unwinding of the private company alternative for goodwill and the related tax implications. Accordingly, amounts reported for goodwill, deferred income taxes, tax provision, and amortization expense have been restated in the 2022 and 2021 consolidated financial statements now presented and an adjustment has been made to retained earnings as of January 1, 2021.

The following is a summary of the effects of the restatement in the Company’s Consolidated Balance Sheet as of December 31, 2022:

	As Previously Reported	Adjustment	As Restated
Goodwill	$32,883,061	$12,865,106	$45,748,167
Deferred tax asset	—	1,359,000	1,359,000
Total long-term assets	43,309,817	14,224,106	57,533,923
Total assets	78,406,605	14,224,106	92,630,711
Deferred tax liability	1,305,000	(1,305,000)	—
Total long-term liabilities	26,307,567	(1,305,000)	25,002,567
Total liabilities	76,226,236	(1,305,000)	74,921,236
Members’ equity	2,180,370	15,529,105	17,709,475
Total liabilities and members’ equity	78,406,606	14,224,105	92,630,711

19

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following is a summary of the effects of the restatement in the Company’s Consolidated Balance Sheet as of

December 31, 2021:

	As Previously Reported	Adjustment	As Restated
Other receivables	$99,830	$637,202	$737,032
Prepaid expenses	1,232,015	61,664	1,293,679
Total current assets	20,026,603	698,866	20,725,469
Goodwill	37,455,372	8,292,795	45,748,167
Deferred tax asset	—	2,193,000	2,193,000
Total long-term assets	53,489,955	10,485,795	63,975,750
Total assets	73,516,558	11,184,661	84,701,219
Deferred tax liability	1,431,000	(1,431,000)	—
Total long-term liabilities	36,029,847	(1,431,000)	34,598,847
Total liabilities	82,440,752	(1,431,000)	81,009,752
Members’ (deficit) equity	(8,924,194)	12,615,661	3,691,467
Total liabilities and members’ equity	73,516,558	11,184,661	84,701,219

The following is a summary of the effects of the restatement in the Company’s Consolidated Statement of Operations as of December 31, 2022:

	As Previously Reported	Adjustment	As Restated
Depreciation and amortization	$11,301,356	$ (4,572,192)	$6,729,164
Total operating expenses	71,993,529	(4,572,192)	67,421,337
Operating income	19,365,713	4,572,192	23,937,905
Net income before income taxes	21,204,816	4,572,192	25,777,008
Provision for income taxes	(3,900,252)	(1,658,748)	(5,559,000)
Net income	17,304,564	2,913,444	20,218,008

The following is a summary of the effects of the restatement on the Company’s Consolidated Statement of Operations as of December 31, 2021:

	As Previously Reported	Adjustment	As Restated
Depreciation and amortization	$12,321,970	$ (4,572,311)	$7,749,659
Total operating expenses	55,248,119	(4,572,311)	50,675,808
Operating (loss) income	(3,091,888)	4,572,311	1,480,423
Net income before income taxes	(53,923)	4,572,311	4,518,388
Provision for income taxes	(5,125,000)	4,626,000	(499,000)
Net (loss) income	(5,178,923)	9,198,311	4,019,388

20

VDC Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following is a summary of the effects of the restatement on the Company’s Consolidated Statement of Cash Flows as of December 31, 2022:

	As Previously Reported	Adjustment	As Restated
Net income	$17,304,564	$2,913,444	$20,218,008
Depreciation and amortization	11,301,475	(4,572,311)	6,729,164
Deferred income taxes	(126,000)	960,000	834,000
Other receivables	(570,473)	637,203	66,730
Prepaid expenses	(269,959)	61,664	(208,295)

The following is a summary of the effects of the restatement on the Company’s Consolidated Statement of Cash Flows as of December 31, 2021:

	As Previously Reported	Adjustment	As Restated
Net (loss) income	$ (5,178,923)	$ 9,198,311	$ 4,019,388
Depreciation and amortization	12,321,970	(4,572,311)	7,749,659
Deferred income taxes	4,775,000	(4,549,000)	226,000
Dividend accretion of preferred units expense	—	516,481	516,481
Other receivables	(8,663)	(77,000)	(85,663)
Net cash from operating activities	21,750,837	516,481	22,267,318
Issuance of preferred membership units	516,481	(516,481)	—
Net cash used for financing activities	(15,282,498)	(516,481)	(15,798,979)

The following is a summary of the effects of the restatement on the Company’s Consolidated Statements of Members’ Equity (Deficit) as of December 31, 2022 and 2021:

	As Previously Reported	Adjustment	As Restated
Retained earnings (deficit); balance, January 1, 2021	$(23,745,271)	$3,417,350	$(20,327,921)
Net (loss) income	(5,178,923)	9,198,311	4,019,388
Retained earnings (deficit); balance, December 31, 2021	(28,924,194)	12,615,661	(16,308,533)
Net income	17,304,564	2,913,444	20,218,008
Retained earnings (deficit); balance, December 31, 2022	(17,819,630)	15,529,105	(2,290,525)

21

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On November 3, 2023 (the “Closing Date”), Vivid Seats Inc. (“Vivid Seats” or the “Company”) completed its acquisition of VDC Holdco, LLC (“VDC”) pursuant to the Agreement and Plan of Merger, dated November 3, 2023, among the Company, VDC, Viva Merger Sub I, LLC (“Merger Sub I”), Viva Merger Sub II, LLC (“Merger Sub II”), the unitholders named therein (the “Unitholders”) and the Unitholders’ representative named therein (the “Merger Agreement”). The Merger Agreement provides for the Company’s acquisition of VDC (the indirect parent company of Vegas.com, LLC) through a two-step merger, consisting of (i) Merger Sub I merging with and into VDC, with VDC continuing as the surviving company and becoming a wholly owned subsidiary of the Company, and (ii) VDC subsequently merging with and into Merger Sub II, with Merger Sub II continuing as the surviving company and as a wholly owned subsidiary of the Company (collectively, the “Acquisition”). The consideration paid in the Acquisition consisted of $153.6 million in cash and approximately 15.6 million shares of the Company’s Class A common stock (the “Class A Shares”), which was provided to the previous shareholders of VDC (“Selling Shareholders”). The Company financed the cash portion of the purchase consideration with cash on hand.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Acquisition as if the transaction had been completed on September 30, 2023 and combines the unaudited consolidated balance sheets of Vivid Seats and VDC as of September 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023 give effect to the Acquisition as if it had been consummated on January 1, 2022, the first day of Vivid Seats’ fiscal year. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 combines the unaudited condensed consolidated statement of operations for Vivid Seats and the unaudited consolidated statement of income of VDC for the nine month periods ended September 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the audited consolidated statement of operations of Vivid Seats and the audited consolidated statement of operations of VDC for the year ended December 31, 2022.

The historical financial statements of Vivid Seats and VDC have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events to give effect to the Acquisition. The unaudited pro forma adjustments are based upon available information and certain assumptions that Vivid Seats’ management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the unaudited condensed consolidated financial statements of Vivid Seats as of and for the three and nine months ended September 30, 2023 and the related notes included in Vivid Seats’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2023;

•

the audited consolidated financial statements of Vivid Seats as of and for the year ended December 31, 2022 and the related notes included in Vivid Seats’ Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 7, 2023 (as amended by Amendment No. 1 thereto filed with the SEC on May 9, 2023);

•	the unaudited consolidated financial statements of VDC as of and for the nine months ended September 30, 2023 and the related notes; and

•	the audited consolidated financial statements of VDC as of and for the year ended December 31, 2022 and the related notes.

Accounting for the Acquisition

The Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations (“ASC 805”). Vivid Seats’ management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Acquisition and concluded, based on a consideration of the pertinent facts and circumstances, that Vivid Seats will be the acquirer for financial accounting purposes. Accordingly, Vivid Seats’ cost to acquire VDC has been allocated to the acquired assets and liabilities based upon their estimated fair values. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the identified assets acquired and liabilities assumed will be recorded as goodwill. The allocation of the purchase consideration is preliminary and is dependent upon estimates of certain valuations that are not yet finalized and subject to change. Refer to Note 1 – Basis of Presentation to the accompanying notes for more information.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Vivid Seats.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final business combination accounting may be material.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)				Pro Forma Combined
	As of September 30, 2023	As of September 30, 2023	Transaction Accounting Adjustments			As of September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$268,678	$34,032	$(28,281)	(a	)	$115,079
			(5,751)	(b	)
			(153,599)	(d	)
Restricted cash	1,056	284	—			1,340
Accounts receivable – net	64,829	454	—			65,283
Inventory – net	21,533	—	—			21,533
Prepaid expenses and other current assets	49,407	2,775	—			52,182

Total current assets	$405,503	$37,545	$(187,631)			$255,417

Property and equipment – net	10,240	1,998	(1,721)	(f	)	10,517
Right-of-use assets – net	9,291	763	—			10,054
Intangible assets – net	113,873	6,129	87,755	(f	)	207,757
Goodwill	759,971	45,748	5,751	(b	)	960,596
			249,096	(d	)
			(13,936)	(e	)
			(86,034)	(f	)
Deferred tax assets	77,376	1,435	(29,282)	(g	)	49,529
Investments	6,042	—	—			6,042
Other non-current assets	2,780	452	—			3,232

Total assets	$1,385,076	$94,070	$23,998			$1,503,144

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$219,118	$32,222	$2,760	(c	)	$254,100
Accrued expenses and other current liabilities	197,247	12,775	(222)	(a	)	209,800
Deferred revenue	34,447	6,942	—			41,389
Current maturities of long-term debt	3,308	2,700	(2,700)	(a	)	3,308

Total current liabilities	$454,120	$54,639	$(162)			$508,597

Long-term debt- net	265,875	17,275	(17,275)	(a	)	265,875
Long-term lease liabilities	15,931	136	—			16,067
Tax Receivable Agreement liability	98,977	—	—			98,977
Other non-current liabilities	29,745	—	—			29,745

Total long-term liabilities	$410,528	$17,411	$(17,275)			$410,664

Commitments and contingencies
Redeemable noncontrolling interests	640,717	—	—			640,717
Shareholders’ deficit:
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at September 30, 2023; 101,803,392 issued and outstanding at September 30, 2023; 117,356,648 pro forma issued and outstanding at September 30, 2023	$11	$—	$2	(d	)	$13
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 issued and outstanding at September 30, 2023; 99,800,000 pro forma issued and outstanding at September 30, 2023	10	—	—			10
Additional paid-in capital	884,523	—	95,495	(d	)	980,018
Treasury stock, at cost, 5,291,497 shares at September 30, 2023 (historical and pro forma)	(40,106)	—	—			(40,106)
Accumulated deficit	(964,561)	22,020	(8,084)	(a	)	(996,603)
			(2,760)	(c	)
			(13,936)	(e	)
			(29,282)	(g	)

Accumulated other comprehensive loss	(166)	—	—			(166)

Total Shareholders’ deficit	$(120,289)	$22,020	$41,435			$(56,834)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,385,076	$94,070	$23,998			$1,503,144

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2023

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)			Pro Forma Combined
	For the nine months ended September 30, 2023	For the nine months ended September 30, 2023	Transaction Accounting Adjustments		For the nine months ended September 30, 2023
Revenues	$514,576	$77,784	$—		$592,360
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	130,838	11,128	—		141,966
Marketing and selling	196,970	23,424	—		220,394
General and administrative	107,921	18,161	—		126,082
Depreciation and amortization	8,603	1,593	13,529	(c)	23,725
Change in fair value of contingent consideration	(998)	—	—		(998)

Income from operations	71,242	23,478	(13,529)		81,191
Other (income) expense:
Interest expense – net	8,596	1,519	(1,519)	(a)	8,596
Other (income) expense	(365)	70	—		(295)

Income before income taxes	63,011	21,889	(12,010)		72,890
Income tax (benefit) expense	(21,605)	4,577	1,482	(d)	(15,546)

Net income	84,616	17,312	(13,492)		88,436
Net income attributable to redeemable noncontrolling interests	35,045	—	1,767	(e)	36,812

Net income attributable to Class A Common Stockholders	$49,571	$17,312	$(15,259)		$51,624

Net income per Class A common stock – see Note 6
Basic	$0.57				$0.51
Diluted	$0.43				$0.34
Weighted average Class A common stock outstanding
Basic	86,403,617				101,956,873
Diluted	196,307,731				211,860,987

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

VIVID SEATS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands, except share and per share data)

	Historical
	Vivid Seats Inc.	VDC Reclassified (Note 2)			Pro Forma Combined
	For the year ended December 31, 2022	For the year ended December 31, 2022	Transaction Accounting Adjustments		For the year ended December 31, 2022
Revenues	$600,274	$91,359	$—		$691,633
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	140,508	13,127	—		153,635
Marketing and selling	248,375	25,393	—		273,768
General and administrative	127,619	22,178	2,760	(b)	152,557
Depreciation and amortization	7,732	6,729	13,537	(c)	27,998
Change in fair value of contingent consideration	(2,065)	-	—		(2,065)

Income from operations	78,105	23,932	(16,297)		85,740
Other (income) expense:
Interest expense – net	12,858	1,972	(1,972)	(a)	12,858
Loss on extinguishment of debt	4,285	—	—		4,285
Other income	(8,227)	(3,816)	—		(12,043)

Income before income taxes	69,189	25,776	(14,325)		80,640
Income tax (benefit) expense	(1,590)	5,559	(4,075)	(d)	(106)

Net income	70,779	20,217	(10,250)		80,746
Net income attributable to redeemable noncontrolling interests	42,117	—	2,326	(e)	44,443

Net income attributable to Class A Common Stockholders	$28,662	$20,217	$(12,576)		$36,303

Net income per Class A Common Stock – see Note 6
Basic	$0.36				$0.38
Diluted	$0.36				$0.37
Weighted average Class A Common Stock outstanding
Basic	80,257,247				95,810,503
Diluted	198,744,381				214,297,637

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

VIVID SEATS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared by Vivid Seats in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of what Vivid Seats’ condensed combined statements of operations or condensed combined balance sheet would have been had the Acquisition been consummated as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Vivid Seats following the Acquisition. The pro forma condensed combined financial information reflects financing and transaction accounting adjustments Vivid Seats management believes are necessary to fairly present Vivid Seats’ unaudited pro forma financial position and results of operations following the Acquisition as of and for the periods indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Acquisition, nor does it reflect the costs to integrate the operations of Vivid Seats and VDC.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Vivid Seats as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”), and based on the historical consolidated financial statements of Vivid Seats and VDC. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. Under ASC 805, the excess of purchase consideration over the estimated fair value of the identified assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration in the unaudited combined pro forma financial information depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Acquisition may differ materially from the amounts reflected herein.

The financing and transaction accounting adjustments represent Vivid Seats’ best estimates and are based upon currently available information and certain assumptions that Vivid Seats believes are reasonable under the circumstances. Vivid Seats is not aware of any material transactions between Vivid Seats and VDC during the periods presented. Accordingly, adjustments to eliminate transactions between Vivid Seats and VDC have not been reflected in the unaudited pro forma condensed combined financial information.

Vivid Seats is conducting a comprehensive review of VDC’s accounting policies. As a result of this review, Vivid Seats may identify differences between the accounting policies of the two companies, which when conformed, could have a material impact on the combined results of VDC and Vivid Seats. Based upon the preliminary analysis performed, Vivid Seats has determined that no significant adjustments are required to conform the accounting policies of VDC to Vivid Seats, with exception to those reflected in Note 2 – Vivid Seats and VDC Reclassification Adjustments.

Note 2 – Vivid Seats and VDC Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, Vivid Seats’ management performed a preliminary analysis of VDC’s financial information to identify potential differences in account classifications and financial statement presentation. Based upon the preliminary analysis performed, Vivid Seats has made reclassification adjustments to conform VDC’s historical financial statement presentation to Vivid Seats’ historical financial statement presentation, which are reflected in the tables below. The Company is currently performing a full and detailed review of VDC’s accounting policies and financial statement presentation, which may differ materially from the amounts set forth below.

VDC Historical Consolidated Balance Sheet Line Items	Vivid Historical Consolidated Balance Sheet Line Items	VDC Historical Consolidated Balances as of September 30, 2023	Reclassifications		VDC Reclassified as of September 30, 2023
Cash and cash equivalents	Cash and cash equivalents	$34,032	$—		$34,032
Restricted Cash	Restricted cash	284	—		284
Accounts receivable	Accounts receivable – net	402	52	(a)	454
Other receivables		52	(52)	(a)	—
Prepaid expenses	Prepaid expenses and other current assets	2,775	—		2,775
Property and equipment, net	Property and equipment – net	1,998	—		1,998
Goodwill	Goodwill	45,748	—		45,748
Intangible assets, net	Intangible assets – net	6,129	—		6,129
Deferred income taxes	Deferred tax assets	1,435	—		1,435
Operating lease right-of-use-asset	Right-of-use assets – net	763	—		763
Security deposit	Other non-current assets	452	—		452
Accounts payable	Accounts payable	18,823	13,399	(b)	32,222
Accrued expenses		12,034	(12,034)	(c)	—
	Accrued expenses and other current liabilities	—	12,775	(c)	12,775
Deferred merchant bookings		13,371	(13,371)	(b)	—
Contract liabilities	Deferred revenue	6,942	—		6,942
Current maturities of long-term debt	Current maturities of long-term debt	2,700	—		2,700
Current maturities of operating lease liability		741	(741)	(c)	—
Other payables		28	(28)	(b)	—
Long-term debt, less current maturities	Long-term debt- net	17,275	—		17,275
Operating lease liability, less current maturities	Long-term lease liabilities	136	—		136
Members’ Equity	Accumulated deficit	22,020	—		22,020

(a)	Reflects the reclassification of other receivables to accounts receivable - net.

(b)	Reflects the reclassification of deferred merchant bookings and other payables to accounts payable.

(c)	Reflects the reclassification of accrued expenses and current maturities of operating lease liability to accrued expenses and other current liabilities.

Refer to the table below for a summary of adjustments made to present VDC’s statement of operations for the nine months ended September 30, 2023 to conform with that of Vivid Seats’ (amounts in thousands):

VDC Historical Consolidated Statement of Income Line Items	Vivid Seats Historical Consolidated Statement of Operations Line Items	VDC nine months ended September 30, 2023	Reclassifications		VDC Reclassified nine months ended September 30, 2023
Revenue	Revenues	$77,784	$—		$77,784
Cost of revenue, exclusive of depreciation and amortization	Cost of revenues (exclusive of depreciation and amortization shown separately below)	11,128	—		11,128
Paid search fees and marketing	Marketing and selling	23,424	—		23,424
General and administrative expenses	General and administrative	5,325	12,836	(a)	18,161
Salaries and wages		10,023	(10,023)	(a)	—
Depreciation and amortization	Depreciation and amortization	1,593	—		1,593
License fee		1,875	(1,875)	(a)	—
Rent expense		941	(941)	(a)	—
Interest expense	Interest expense – net	1,875	(356)	(b)	1,519
Interest income		(356)	356	(b)	—
Breakage loss (income)		70	(70)	(c)	—
	Other income	—	70	(c)	70
Income tax expense	Income tax (benefit) expense	4,577	—		4,577
(Gain) loss on sale of property and equipment		(3)	3	(a)	—

(a)	Reflects the reclassification of salaries and wages, license fee, rent expense, and (gain) loss on sale of property and equipment to general and administrative.

(b)	Reflects the reclassification of interest income to interest expense - net.

(c)	Reflects the reclassification of breakage loss (income) to other income.

Refer to the table below for a summary of adjustments made to present VDC’s statement of operations for the year ended December 31, 2022 to conform with that of Vivid Seats’ (amounts in thousands):

VDC Historical Consolidated Statement of Operations Line Items	Vivid Seats Historical Consolidated Statement of Operations Line Items	VDC year ended December 31, 2022	Reclassifications		VDC Reclassified year ended December 31, 2022
Revenue	Revenues	$91,359	$—		$91,359
Cost of revenue, exclusive of depreciation and amortization	Cost of revenues (exclusive of depreciation and amortization shown separately below)	13,127	—		13,127
Paid search fees and marketing	Marketing and selling	25,393	—		25,393
General and administrative expenses	General and administrative	5,012	17,166	(a)	22,178
Salaries and wages		13,058	(13,058)	(a)	—
Depreciation and amortization	Depreciation and amortization	6,729	—		6,729
License fee		2,500	(2,500)	(a)	—
Rent expense		1,603	(1,603)	(a)	—
Interest expense	Interest expense – net	1,972	—		1,972
Breakage income		(3,209)	3,209	(b)	—
Other income	Other income	(607)	(3,209)	(b)	(3,816)
Loss on sale of property and equipment		5	(5)	(a)	—
Provision for Income Taxes	Income tax (benefit) expense	5,559	—		5,559

(a)	Reflects the reclassification of salaries and wages, license fee, rent expense, and loss on sale of property and equipment to general and administrative.

(b)	Reflects the reclassification of breakage income to other income.

Note 3 – Preliminary Purchase Price Allocation

Estimated Purchase Consideration

In accordance with the terms and conditions of the Merger Agreement, the previous shareholders of VDC (“Selling Shareholders”) received cash consideration of $153.6 million, in addition to 15.6 million Class A Shares. The Class A Shares have an estimated fair value of $95.5 million, based on a share price of $6.14 per share on the Acquisition Date.

The preliminary estimated total purchase consideration reflected in the unaudited pro forma condensed combined financial information is $249.1 million, which consists of the following (in thousands except share and per share data):

Cash consideration		$153,599
Share consideration
Shares of Vivid Seats as of November 3, 2023	15,553,256

Vivid Seats share price on November 3, 2023	$6.14

Estimated value of Vivid Seats common stock issued to Selling Shareholders		$95,497

Preliminary fair value of estimated total purchase consideration		$249,096

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed will be recognized and measured at fair value as of the Acquisition Date. The determination of fair value used in the transaction-related adjustments presented herein are preliminary and based on management estimates of fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition.

The allocation is dependent upon certain valuation and other analyses that have not yet been finalized. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as estimates are finalized. There can be no assurances that these final valuations and analyses will not result in significant changes to the estimates set forth below.

The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities acquired in the Acquisition, assuming the Acquisition had been consummated on September 30, 2023. The amounts reflected below are based on the unaudited consolidated balance sheet of VDC as of September 30, 2023, with the excess reflected as goodwill (in thousands):

Preliminary fair value of estimated purchase consideration	$249,096
Assets
Restricted cash	$284
Accounts receivable – net	454
Prepaid expenses and other current assets	2,775
Property and equipment – net	277
Right-of-use assets – net	763
Intangible assets – net	93,884
Goodwill	200,625
Deferred tax assets	1,435
Other non-current assets	452

Total assets	300,949

Liabilities
Accounts payable	32,222
Accrued expenses and other current liabilities	6,942
Deferred revenue	12,553
Long-term lease liabilities	136

Total liabilities	51,853

Acquired net assets	$249,096

The intangible assets, which are recognized at their preliminary fair value in the unaudited pro forma condensed combined balance sheet, consist of the following (dollars in thousands):

	Amount	Estimated Useful Life
Trademarks	27,543	Indefinite-lived
Supplier relationships	25,853	4 years
Customer relationships	13,272	3 years
Developed technology	27,216	3 years

	$93,884

Note 4 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Reflects payment of cash and cash equivalents of $28.3 million to settle VDC’s outstanding debt of $20.0 million (of which $2.7 million was reflected as a current liability) and accrued interest of $0.2 million prior to consummation of the Acquisition, in addition to paying a dividend of $8.1 million to the Selling Shareholders. The dividend is reflected as an increase to accumulated deficit.

(b)

Reflects the payment of $5.8 million in transaction costs incurred by VDC in connection with the Acquisition that had not been recognized as of September 30, 2023. The reduction in cash and cash equivalents from the payment of these transaction costs is reflected as an increase to Goodwill. Following payment of the outstanding debt, the dividend to Selling Shareholders, and the payment of VDC’s transaction costs, the amount of cash and cash equivalents acquired in the Acquisition is zero.

(c)	Represents $2.8 million of incremental transaction costs incurred by Vivid Seats in connection with the Acquisition which had not been recognized as of September 30, 2023.

(d)

Represents the payment of purchase consideration by Vivid Seats in connection with the Acquisition, consisting of $153.6 million in cash and cash equivalents and the issuance of 15.6 million Class A Shares to Selling Shareholders. The issuance of Class A Shares results in an increase to additional paid-in capital of $95.5 million, which reflects a share price of $6.14 per share for the Class A Shares.

(e)	Represents the elimination of remaining historical equity account balances of VDC as of September 30, 2023 after consideration of the dividend paid to Selling Shareholders (see Adjustment (a)).

(f)

Reflects the de-recognition of historical intangible assets recognized by VDC as of September 30, including $1.7 million of capitalized software classified within Property and equipment – net, and the recognition of $93.9 million of intangible assets in connection with the Acquisition. Refer to Note 3 – Preliminary Purchase Price Allocation for the estimated intangible asset balances acquired and reflected in the unaudited condensed combined pro forma financial information.

(g)

Represents the elimination of the historical deferred tax assets recognized by VDC of $1.4 million, in addition to a reduction in the deferred tax assets recognized by Vivid Seats of $27.9 million following the Acquisition. In connection with the Acquisition, the Company contributed the acquired VDC entities to Hoya Intermediate, LLC (“the partnership”). The reduction in deferred tax assets is primarily related to the Company’s investment in the partnership and is reflected as an increase to accumulated deficit.

Note 5 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(a)

Reflects the elimination of historical interest expense (net) incurred by VDC of $1.5 million and $2.0 million for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively. In connection with the Acquisition, all historical debt balances of VDC were extinguished.

(b)

In connection with the Acquisition, Vivid Seats expects to incur $3.3 million of non-recurring transaction expenses, of which $0.5 million were incurred as of September 30, 2023. Unrecognized costs of $2.8 million are reflected as an increase to general and administrative expenses during the year ended December 31, 2022.

(c)

Reflects incremental amortization expense of $13.5 million during both the nine months ended September 30, 2023 and the year ended December 31, 2022. The incremental amortization is associated with the step-up in fair value of the acquired intangibles described in Note 3 - Preliminary Purchase Price Allocation.

(d)

Represents a decrease in income tax benefit of $1.5 million during the nine months ended September 30, 2023, which relates primarily to an assumed decrease in the amount of valuation allowance released by the Company during the period of $3.4 million, an increase in expense on taxable income of $2.7 million, and elimination of VDC’s historical income tax expense of $4.6 million. The unaudited condensed combined pro forma financial information for the year ended December 31, 2022 reflects incremental tax benefit of $4.1 million, consisting of the elimination of VDC’s historical income tax expense of $5.6 million and $1.5 million of income tax expense incurred by the Company following the Acquisition

(e)

In connection with the Acquisition, Selling Shareholders received 15.6 million Class A Shares. The increased quantity of Class A Shares, combined with the income attributable to the Acquisition results in a $1.8 million and $2.3 million increase to net income attributable to redeemable noncontrolling interests during the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.

Note 6 – Earnings Per Share

Represents the net income per share calculated using the weighted average shares outstanding and the issuance of additional Class A Shares in connection with the Acquisition (“Acquisition Shares”), assuming that the Acquisition Shares were issued on January 1, 2022.

	Historical		Pro Forma
	Nine Months Ended	Year Ended	Nine Months Ended	Year Ended
(in thousands, except share and per share data)	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Net income per Class A Common Stock:
Numerator – basic:
Net income	$84,616	$70,779	$88,436	$80,746
Less: Income attributable to redeemable noncontrolling interests	(35,045)	(42,117)	(36,812)	(44,443)

Net income attributable to Class A Common Stockholders – basic	$49,571	$28,662	$51,624	$36,303
Denominator – basic:
Weighted average Class A Common Stock outstanding – basic	86,403,617	80,257,247	101,956,873	95,810,503

Net income per Class A Common Stock – basic	$0.57	$0.36	$0.51	$0.38

Numerator – diluted:
Net income attributable to Class A Common Stockholders – basic	$49,571	$28,662	$51,624	$36,303
Net income effect of dilutive securities:
Effect of dilutive Exercise Warrants	—	55	—	55
Effect of RSUs	68	6	68	6
Effect of noncontrolling interests	33,874	42,056	19,432	42,898

Net income attributable to Class A Common Stockholders – diluted	$83,513	$70,779	$71,124	$79,262
Denominator – diluted:
Weighted average Class A Common Stock outstanding – basic	86,403,617	80,257,247	101,956,873	95,810,503
Weighted average effect of dilutive securities:
Effect of dilutive Exercise Warrants	—	258,906	—	258,906
Effect of RSUs	389,828	28,228	389,828	28,228
Effect of noncontrolling interests	109,514,286	118,200,000	109,514,286	118,200,000

Weighted average Class A Common Stock outstanding – diluted	196,307,731	198,744,381	211,860,987	214,297,637

Net income per Class A Common Stock – diluted	$0.43	$0.36	$0.34	$0.37

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260839

Prospectus Supplement No. 6

(to Prospectus dated May 12, 2023)

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used and not otherwise defined in this prospectus supplement have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on November 7, 2023, which is set forth below.

This prospectus supplement is incomplete without the Prospectus. This prospectus supplement should be read together with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Keep this prospectus supplement with the Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SEAT.” On November 6, 2023, the closing sale price of our Class A common stock was $6.25 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On November 6, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $1.04 per warrant.

Investing in our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in the amendments and supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                    to

Commission File Number: 001-40926

Vivid Seats Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-3355184
(State or other jurisdiction of incorporation or organization)	(I.R.S. EmployerI dentification No.)

24 E. Washington Street Suite 900 Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 291-9966

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    ☒  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  Yes    No  ☒

As of October 31, 2023, the registrant had outstanding 96,609,670 shares of Class A common stock, $0.0001 par value per share, net of treasury shares, and 99,800,000 shares of Class B common stock, $0.0001 par value per share.

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this “Report”) contains forward-looking statements regarding future events and the future results of Vivid Seats Inc. and its subsidiaries (collectively, “us,” “we” and “our”) that are based on our current expectations, estimates, forecasts and projections about our business and the industries in which we operate and the beliefs and assumptions of our management. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “likely,” “may,” “designed,” “would,” “future,” “can” and “could,” as well as similar expressions which predict or indicate future events and trends or which do not relate to historical matters, are intended to identify such forward-looking statements.

For example, we may use forward-looking statements when addressing topics such as:

•	our ability to raise financing in the future;

•	our future financial performance;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our ability to pay dividends on our Class A common stock on the terms currently contemplated or at all; and

•	factors relating to our business, operations and financial performance, including, but not limited to:

•	our ability to compete in the ticketing industry;

•	our ability to maintain relationships with ticket buyers, sellers and distribution partners;

•	our ability to continue to improve our platform and maintain and enhance our brand;

•	the impact of extraordinary events or adverse economic conditions on discretionary consumer and corporate spending or on the supply and demand of live events;

•	our ability to identify suitable acquisition targets, and to complete and realize the expected benefits of planned acquisitions;

•	our ability to comply with applicable regulatory regimes;

•	our ability to successfully defend against litigation;

•	our ability to maintain the integrity of our information systems and infrastructure, and to mitigate possible cyber security risks;

•	our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations; and

•	the impact of pandemics on our business and the industries in which we operate.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those anticipated in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report or, in the case of statements incorporated herein by reference, as of the date of the incorporated document. While we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

1

Important factors that could cause or contribute to such differences include, but are not limited to, those discussed under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (together with Amendment No. 1 thereto, our “2022 Form 10-K”), as well as in our press releases and other filings with the Securities and Exchange Commission (the “SEC”).

Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise.

2

VIVID SEATS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data) (Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$268,678	$251,542
Restricted cash	1,056	748
Accounts receivable – net	64,829	36,531
Inventory – net	21,533	12,783
Prepaid expenses and other current assets	49,407	29,912

Total current assets	405,503	331,516
Property and equipment – net	10,240	10,431
Right-of-use assets – net	9,291	7,859
Intangible assets – net	113,873	81,976
Goodwill	759,971	715,258
Deferred tax assets	77,376	1,853
Investments	6,042	—
Other non-current assets	2,780	2,538

Total assets	$1,385,076	$1,151,431

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$219,118	$161,312
Accrued expenses and other current liabilities	197,247	181,970
Deferred revenue	34,447	31,983
Current maturities of long-term debt	3,308	2,750

Total current liabilities	454,120	378,015
Long-term debt – net	265,875	264,898
Long-term lease liabilities	15,931	14,911
Tax Receivable Agreement liability	98,977	—
Other non-current liabilities	29,745	13,445

Total long-term liabilities	410,528	293,254
Commitments and contingencies (Note 14)
Redeemable noncontrolling interests	640,717	862,860
Shareholders’ deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at September 30, 2023 and December 31, 2022; 101,803,392 and 82,410,774 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	11	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 and 118,200,000 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	10	12
Additional paid-in capital	884,523	663,908
Treasury stock, at cost, 5,291,497 and 4,342,477 shares at September 30, 2023 and December 31, 2022, respectively	(40,106)	(32,494)
Accumulated deficit	(964,561)	(1,014,132)
Accumulated other comprehensive loss	(166)	—

Total Shareholders’ deficit	(120,289)	(382,698)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,385,076	$1,151,431

The accompanying notes are an integral part of these financial statements.

3

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$188,133	$156,818	$514,576	$435,284
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	50,462	37,617	130,838	102,203
Marketing and selling	77,006	66,323	196,970	179,963
General and administrative	37,225	30,239	107,921	95,721
Depreciation and amortization	3,301	2,158	8,603	5,269
Change in fair value of contingent consideration	20	(1,220)	(998)	(1,220)

Income from operations	20,119	21,701	71,242	53,348
Other (income) expense:
Interest expense – net	2,544	2,901	8,596	9,542
Loss on extinguishment of debt	—	—	—	4,285
Other income	(1,038)	(65)	(365)	(6,618)

Income before income taxes	18,613	18,865	63,011	46,139
Income tax expense (benefit)	2,595	118	(21,605)	194

Net income	16,018	18,747	84,616	45,945
Net income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368

Net income attributable to Class A Common Stockholders	$6,677	$7,663	$49,571	$18,577

Net income per Class A common stock:
Basic	$0.07	$0.09	$0.57	$0.23
Diluted	$0.07	$0.09	$0.43	$0.23
Weighted average Class A common stock outstanding:
Basic	96,407,327	81,996,447	86,403,617	80,145,329
Diluted	96,862,899	82,023,463	196,307,731	198,709,769

The accompanying notes are an integral part of these financial statements.

4

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$16,018	$18,747	$84,616	$45,945
Other comprehensive income:
Foreign currency translation adjustment	(374)	—	(374)	—
Comprehensive income, net of taxes	$15,644	$18,747	$84,242	$45,945
Comprehensive income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368
Foreign currency translation adjustment attributable to redeemable noncontrolling interests	(208)	—	(208)	—

Comprehensive income attributable to Class A Common Stockholders	$6,511	$7,663	$49,405	$18,577

The accompanying notes are an integral part of these financial statements.

5

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands, except for share data) (Unaudited)

		Class A Common Stock		Class B Common Stock			Treasury Stock
	Redeemable noncontrolling interests	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated Other Comprehensive Income (loss)	Accumulated deficit	Total shareholders’ deficit
Balances at January 1, 2022	$1,286,016	79,091,871	$8	118,200,000	$12	$182,091	—	$—	$—	$(1,042,794)	$(860,683)
Net income	1,879	—	—	—	—	—	—	—	—	1,259	1,259
Issuance of shares	—	75,072	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	691	—	—	—	—	463	—	—	—	—	463
Equity-based compensation	—	—	—	—	—	2,443	—	—	—	—	2,443
Subsequent remeasurement of Redeemable noncontrolling interests	18,706	—	—	—	—	(18,706)	—	—	—	—	(18,706)

Balances at March 31, 2022	$1,307,292	79,166,943	$8	118,200,000	$12	$166,291	—	$—	$—	$(1,041,535)	$(875,224)
Net income	14,405	—	—	—	—	—	—	—	—	9,655	9,655
Issuance of shares	—	74,089	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	699	—	—	—	—	468	—	—	—	—	468
Equity-based compensation	—	—	—	—	—	4,145	—	—	—	—	4,145
Distributions to non-controlling interest	—	—	—	—	—	(4,108)	—	—	—	—	(4,108)
Subsequent remeasurement of Redeemable noncontrolling interests	(439,442)	—	—	—	—	439,442	—	—	—	—	439,442

Balances at June 30, 2022	$882,954	79,241,032	$8	118,200,000	$12	$606,238	—	$—	$—	$(1,031,880)	$(425,622)
Net income	11,084	—	—	—	—	—	—	—	—	7,663	7,663
Issuance of shares	—	72,325	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	617	—	—	—	—	427	—	—	—	—	427
Equity-based compensation	—	—	—	—	—	4,029	—	—	—	—	4,029
Repurchases of common stock	—	—	—	—	—	—	(397,551)	(3,050)	—	—	(3,050)
Distributions to non-controlling interest	(810)	—	—	—	—	—	—	—	—	—	—
Reclassification of contingent consideration	—		—	—	—	2,657			—		2,657
Subsequent remeasurement of Redeemable noncontrolling interests	11,567	—	—	—	—	(11,567)	—	—	—	—	(11,567)
Increase in common shares outstanding following warrant exchange	—	2,727,785	—	—	—	—	—	—	—	—	—

Balances at September 30, 2022	$905,412	82,041,142	$8	118,200,000	$12	$601,784	(397,551)	$(3,050)	$—	$(1,024,217)	$(425,463)

6

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands, except for share data) (Unaudited)

		Class A Common Stock		Class B Common Stock			Treasury Stock
	Redeemable noncontrolling interests	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated Other Comprehensive Loss	Accumulated deficit	Total shareholders’ deficit
Balances at January 1, 2023	$862,860	82,410,774	$8	118,200,000	$12	$663,908	(4,342,477)	$(32,494)	$—	$(1,014,132)	$(382,698)
Net income	18,090	—	—	—	—	—	—	—	—	12,182	12,182
Issuance of shares	—	491,502	1	—	—	—	—	—	—	—	1
Deemed contribution from former parent	577	—	—	—	—	391	—	—	—	—	391
Equity-based compensation	—	—	—	—	—	4,615	—	—	—	—	4,615
Repurchases of common stock	—	—	—	—	—	—	(949,020)	(7,612)	—	—	(7,612)
Distributions to non-controlling interest	(3,816)	—	—	—	—	—	—	—	—	—	—
Subsequent remeasurement of Redeemable noncontrolling interests	24,155	—	—	—	—	(24,155)	—	—	—	—	(24,155)

Balances at March 31, 2023	$901,866	82,902,276	$9	118,200,000	$12	$644,759	(5,291,497)	$(40,106)	$—	$(1,001,950)	$(397,276)
Net income	7,614	—	—	—	—	—	—	—	—	30,712	30,712
Issuance of shares	—	309,529	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	544	—	—	—	—	431	—	—	—	—	431
Secondary Offering of Class A common stock	(145,064)	18,400,000	2	(18,400,000)	(2)	145,064	—	—	—	—	145,064
Equity-based compensation	—	—	—	—	—	6,524	—	—	—	—	6,524
Distributions to non-controlling interest	(7,200)	—	—	—	—	—	—	—	—	—	—
Subsequent remeasurement of Redeemable noncontrolling interests	32,656	—	—	—	—	(32,656)	—	—	—	—	(32,656)
Establishment of liabilities under Tax Receivable Agreement, net of tax and other tax impact of Secondary Offering (Note 16)	—	—	—	—	—	(46,132)	—	—	—	—	(46,132)

Balances at June 30, 2023	$790,416	101,611,805	$11	99,800,000	$10	$717,990	(5,291,497)	$(40,106)	$—	$(971,238)	$(293,333)
Net income	9,341	—	—	—	—	—	—	—	—	6,677	6,677
Issuance of shares	—	191,587	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	498	—	—	—	—	481	—	—	—	—	481
Equity-based compensation	—	—	—	—	—	6,722	—	—	—	—	6,722
Other comprehensive loss	(208)	—	—	—	—	—	—	—	(166)	—	(166)
Subsequent remeasurement of Redeemable noncontrolling interests	(159,330)	—	—	—	—	159,330	—	—	—	—	159,330

Balances at September 30, 2023	$640,717	101,803,392	$11	99,800,000	$10	$884,523	(5,291,497)	$(40,106)	$(166)	$(964,561)	$(120,289)

The accompanying notes are an integral part of these financial statements.

7

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$84,616	$45,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,603	5,269
Amortization of leases	467	1,591
Amortization of deferred financing costs and interest rate cap	688	819
Equity-based compensation expense	20,488	13,982
Change in fair value of warrants	(991)	(6,618)
Change in fair value of derivative asset	83	—
Change in fair value of contingent consideration	(998)	(1,220)
Loss on extinguishment of debt	—	4,285
Loss on asset disposals	51	63
Deferred taxes	(22,678)	—
Non-cash interest income	(125)	—
Foreign currency revaluation losses	542	—
Change in assets and liabilities:
Accounts receivable	(26,147)	(4,292)
Inventory	(8,702)	(2,350)
Prepaid expenses and other current assets	(19,239)	37,778
Accounts payable	50,484	(26,737)
Accrued expenses and other current liabilities	18,415	(73,938)
Deferred revenue	2,464	8,492
Other non-current assets and liabilities	6,365	(1,680)

Net cash provided by operating activities	114,386	1,389
Cash flows from investing activities
Acquisition of business, net of cash acquired	(55,935)	—
Investments in convertible promissory note and warrant	(6,000)	—
Purchases of property and equipment	(785)	(2,727)
Purchases of personal seat licenses	(542)	(165)
Investments in developed technology	(7,770)	(8,988)
Cash adjustment in acquisition	—	(8)

Net cash used in investing activities	(71,032)	(11,888)
Cash flows from financing activities
Payments of February 2022 First Lien Loan	(2,063)	(1,375)
Repurchase of common stock as treasury stock	(7,612)	(3,050)
Cash paid for milestone payments	(6,005)	—
Distributions to non-controlling interest	(11,016)	(4,918)
Payments of June 2017 First Lien Loan	—	(465,712)
Proceeds from February 2022 First Lien Loan	—	275,000
Payments of deferred financing costs and other debt-related costs	—	(4,856)

Net cash used in financing activities	(26,696)	(204,911)
Impact of foreign exchange on cash, cash equivalents, and restricted cash	786	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	17,444	(215,410)

Cash, cash equivalents, and restricted cash – beginning of period	252,290	489,810

Cash, cash equivalents, and restricted cash – end of period	$269,734	$274,400

Supplemental disclosure of cash flow information:
Cash paid for interest	$13,250	$9,886
Cash paid for income tax	$401	$—
Cash paid for operating lease liabilities	$686	$2,587
Property and equipment acquired through tenant improvement allowance	$—	$5,346
Right-of-use assets obtained in exchange for lease obligations	$—	$3,406
Establishment of liabilities under Tax Receivable Agreement	$98,977	$—
Establishment of deferred tax asset under Tax Receivable Agreement and Secondary Offering	$52,845	$—

The accompanying notes are an integral part of these financial statements.

8

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

Vivid Seats Inc. and its subsidiaries including Hoya Intermediate, LLC (“Hoya Intermediate”), Hoya Midco, LLC and Vivid Seats LLC (collectively the “Company,” “us,” “we,” and “our”) provide an online secondary ticket marketplace that enables ticket buyers to discover and easily purchase tickets to concert, sporting and theater events in the United States, Canada and Japan. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their operations. In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own.

We have prepared these unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X issued by the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by GAAP for comprehensive annual financial statements. These condensed consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read together with the audited annual consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Amendment No. 1 thereto, which were filed with the SEC on March 7, 2023 and May 9, 2023, respectively (together, our “2022 Form 10-K”). These condensed consolidated financial statements include all of our accounts, including those of our consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts of Other non-current assets have been reclassified to conform to current period presentation. These reclassifications had no effect on previously reported totals for assets, liabilities, shareholders’ deficit, cash flows or net income.

2. NEW ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

3. BUSINESS ACQUISITION

On September 8, 2023 (the “Acquisition Date”), we acquired 100% of the outstanding shares of WD Holdings Co., Ltd. (“Wavedash”), an online ticket marketplace headquartered in Tokyo, Japan. The purchase price was JPY 10,946.1 million, or approximately $74.3 million based on the exchange rate in effect on the Acquisition Date, before considering the net effect of cash acquired equal to the amount in the table below. We financed the transaction at closing with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

We have applied the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations and recognized assets acquired and liabilities assumed at their respective fair values as of the Acquisition Date, with the excess purchase consideration recorded to goodwill. The goodwill recorded is not expected to be deductible for income tax purposes. The goodwill is primarily attributable to revenue opportunities associated with Wavedash’s service offerings and assembled workforce and is included in our Marketplace segment.

The fair values of the assets acquired and liabilities assumed are preliminary and subject to change because the evaluations necessary to assess the fair values of the net assets acquired are still in process. The primary areas that are not yet finalized relate to the valuations of certain intangible assets and acquired income tax assets and liabilities. Acquired assets and liability amounts are also still being finalized. We expect to finalize the allocation of the purchase price as soon as practicable, but no later than one year from the Acquisition Date when the measurement period ends. In connection with the transaction, we assumed long-term debt which matures in the second quarter of 2026, subject to a fixed interest rate. Refer to Note 12, Debt for more information.

Acquisition costs directly related to the transaction were $1.9 million and $2.7 million for the three and nine months ended September 30, 2023, respectively, and are included in General and administrative expenses in the Condensed Consolidated Statements of Operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the Acquisition Date (in thousands):

Cash	$18,390
Accounts receivable	2,182
Inventory	49
Prepaid expenses and other current assets	259
Property and equipment	67
Right-of-use assets	1,927
Other net assets	675
Intangible assets	31,846
Goodwill	45,351
Accounts payable	(7,427)
Accrued expenses and other current liabilities	(3,901)
Current maturities of long-term debt	(566)
Long-term debt	(2,546)
Other non-current liabilities	(11,981)

Net assets acquired	$74,325

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table sets forth the components of identifiable intangible assets acquired (in thousands) and their estimated useful lives (in years) as of the Acquisition Date:

	Cost	Estimated Useful Life
Tradename	$2,173	Indefinite
Supplier relationships	19,963	5 years
Customer relationships	5,500	4 years
Developed technology	4,210	3 years

Total acquired intangible assets	$31,846

4. REVENUE RECOGNITION

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. We have two reportable segments: Marketplace and Resale.

Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of our websites and mobile applications, and from our Private Label offering, which is comprised of numerous distribution partners.

Marketplace revenues consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Marketplace revenues:
Owned Properties	$122,778	$106,597	$329,006	$288,827
Private Label	31,610	23,945	101,113	82,145

Total Marketplace revenues	$154,388	$130,542	$430,119	$370,972

Marketplace revenues consisted of the following event categories (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Marketplace revenues:
Concerts	$87,142	$63,802	$239,762	$188,291
Sports	52,169	52,812	143,118	143,012
Theater	14,788	13,526	45,705	37,997
Other	289	402	1,534	1,672

Total Marketplace revenues	$154,388	$130,542	$430,119	$370,972

Resale revenues were $33.7 million and $84.5 million during the three and nine months ended September 30, 2023, respectively, and $26.3 million and $64.3 million during the three and nine months ended September 30, 2022, respectively.

At September 30, 2023, Deferred revenue in the Condensed Consolidated Balance Sheets was $34.4 million, which primarily relates to Vivid Seats Rewards, our loyalty program. Stamps earned under the program expire in two to three years, if not converted to credits, and credits expire in two to four years, if not redeemed. We expect to recognize all outstanding deferred revenue in the next seven years.

At December 31, 2022, $32.0 million was recorded as Deferred revenue, of which $1.9 million and $13.6 million was recognized as revenue during the three and nine months ended September 30, 2023, respectively. At December 31, 2021, $25.1 million was recorded as Deferred revenue, of which $1.2 million and $7.2 million was recognized as revenue during the three and nine months ended September 30, 2022, respectively.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5. SEGMENT REPORTING

Our reportable segments are Marketplace and Resale. Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers within our online secondary ticket marketplace. Through the Resale segment, we acquire tickets from primary sellers, which we then sell through secondary ticket marketplaces, including our own. Revenues and contribution margin are used by our Chief Operating Decision Maker (“CODM”) to assess performance of the business. We define contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, general and administrative expenses or related depreciation and amortization expenses by segment because our CODM does not use this information to evaluate the performance of our operating segments.

The following tables represent our segment information (in thousands):

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$154,388	$33,745	$188,133	$430,119	$84,457	$514,576
Cost of revenues (exclusive of depreciation and amortization shown separately below)	23,923	26,539	50,462	66,749	64,089	130,838
Marketing and selling	77,006	—	77,006	196,970	—	196,970

Contribution margin	$53,459	$7,206	60,665	$166,400	$20,368	186,768
General and administrative			37,225			107,921
Depreciation and amortization			3,301			8,603
Change in fair value of contingent consideration			20			(998)

Income from operations			20,119			71,242
Interest expense – net			2,544			8,596
Other income			(1,038)			(365)

Income before income taxes			$18,613			$63,011

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$130,542	$26,276	$156,818	$370,972	$64,312	$435,284
Cost of revenues (exclusive of depreciation and amortization shown separately below)	17,950	19,667	37,617	52,912	49,291	102,203
Marketing and selling	66,323	—	66,323	179,963	—	179,963

Contribution margin	$46,269	$6,609	52,878	$138,097	$15,021	153,118
General and administrative			30,239			95,721
Depreciation and amortization			2,158			5,269
Change in fair value of contingent consideration			(1,220)			(1,220)

Income from operations			21,701			53,348
Interest expense – net			2,901			9,542
Loss on extinguishment of debt			—			4,285
Other expenses			(65)			(6,618)

Income before income taxes			$18,865			$46,139

Substantially all of our assets reside in the United States.

12

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

6. ACCOUNTS RECEIVABLE - NET

As of September 30, 2023 and December 31, 2022, Accounts receivable – net was $64.8 million and $36.5 million, respectively.

$42.2 million and $18.9 million of the Accounts receivable balance at September 30, 2023 and December 31, 2022, respectively, consisted of uncollateralized payment processor obligations due under normal trade terms typically requiring payment within three business days. Credit risk with respect to accounts receivable from payment processing entities is limited due to the consolidation of those receivables with large financial institutions and the frequency with which the receivables turn over.

$7.8 million and $1.0 million of the Accounts receivable balance at September 30, 2023 and December 31, 2022, respectively, consisted of amounts due from marketplace ticket sellers for canceled events and costs of replacement tickets. We recorded an allowance for credit losses of $4.0 million and $0.1 million at September 30, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from marketplace ticket sellers. The allowance for credit losses increased during the nine months ended September 30, 2023 as certain ticket sellers on the marketplace platform generated balances in excess of their existing payables, creating a greater risk of credit losses on these receivables.

$12.1 million and $11.7 million of the Accounts receivable balance at September 30, 2023 and December 31, 2022, respectively, consisted of amounts due from distribution partners for cancellation charges, primarily related to canceled events. We recorded an allowance for credit losses of $5.0 million and $3.6 million at September 30, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from distribution partners, particularly for amounts due upon usage of store credit previously issued to buyers.

Accounts receivable balances are stated net of allowance for credit losses and bad debt expense is presented as a reduction of Revenues in the Condensed Consolidated Statement of Operations.

There were no write-offs for the three and nine months ended September 30, 2023 and 2022.

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Recovery of future customer compensation	$42,421	$23,311
Prepaid expenses	6,591	6,032
Other current assets	395	569

Total prepaid expenses and other current assets	$49,407	$29,912

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. Recovery of future customer compensation costs increased by $19.1 million at September 30, 2023 compared to December 31, 2022 due to an increase in the reserve for future cancellations driven by higher volume of sales for future events. The provision related to these expected recoveries is included in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.

8. GOODWILL AND INTANGIBLE ASSETS

Definite-lived intangible assets includes developed technology and customer relationships, which had a net carrying amount of $47.1 million and $17.3 million at September 30, 2023 and December 31, 2022, respectively, and accumulated amortization of $17.2 million and $9.6 million at September 30, 2023 and December 31, 2022, respectively. Our goodwill is included in our Marketplace segment.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The net changes in the carrying amounts of our intangible assets and goodwill were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2023	$17,310	$64,666	$715,258
Wavedash acquisition	29,673	2,173	45,351
Foreign currency translation	(418)	(30)	(638)
Capitalized development costs	8,067	—	—
Disposals	(43)	—	—
Amortization	(7,525)	—	—

Balance at September 30, 2023	$47,064	$66,809	$759,971

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2022	$13,845	$64,666	$718,204
Betcha acquisition adjustment	(890)	—	(2,946)
Capitalized development costs	8,988	—	—
Amortization	(5,009)	—	—

Balance at September 30, 2022	$16,934	$64,666	$715,258

We had recorded $563.2 million of cumulative impairment charges related to our intangible assets and goodwill as of September 30, 2023 and December 31, 2022.

Amortization expense on our definite-lived intangible assets was $2.9 million and $7.5 million for the three and nine months ended September 30, 2023, respectively, and $2.1 million and $5.0 million for the three and nine months ended September 30, 2022, respectively. Amortization expense is presented in Depreciation and amortization in the Condensed Consolidated Statements of Operations.

9. INVESTMENTS

In July 2023, we invested $6.0 million in a privately held company in the form of a convertible promissory note (the “Note”) and a warrant to purchase up to 1,874,933 shares of the company’s stock (the “Warrant”). Interest on the Note accrues at 8% per annum and outstanding principal and accrued interest is due and payable at the earlier of July 3, 2030 or a change in control of the company. The Warrant is exercisable until the date three years after the Note is repaid, subject to certain accelerating events.

We account for the Note in accordance with ASC Topic 320, Investments - Debt and Equity Securities. The Note is classified as an available-for-sale security and is recorded at fair value with the change in unrealized gains and losses reported as a separate component on the Condensed Consolidated Statements of Comprehensive Income until realized. The Note’s unrealized gain for the three and nine months ended September 30, 2023 was less than $0.1 million. The Note’s amortized cost amounted to $2.5 million at September 30, 2023. We did not recognize any credit losses related to the Note during the three and nine months ended September 30, 2023.

We account for the Warrant in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). As required by ASC 815, we record the derivative instrument on the Condensed Consolidated Balance Sheets at fair value with changes in fair value recognized in Other (income) expense on the Condensed Consolidated Statements of Operations on the recurring basis. The classification of the derivative instrument, including whether such instrument should be recorded as an asset or a liability, is evaluated at the end of each reporting period.

14

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

10. FAIR VALUE MEASUREMENTS

We account for financial instruments under ASC Topic 820, Fair Value Measurements (“ASC 820”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 - Measurements that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Measurements that include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. These fair value measurements require significant judgment.

Financial instruments recorded at fair value on recurring basis as of September 30, 2023 and December 31, 2022 are as follows (in thousands):

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
September 30, 2023
Money market funds (cash equivalent)	$190,054	$—	$—	$190,054
Investments:
Note	—	—	2,536	2,536
Warrant	—	—	3,506	3,506

	$190,054	$—	$6,042	$196,096

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2022
Money market funds (cash equivalent)	$203,285	$—	$—	$203,285

	$203,285	$—	$—	$203,285

The fair value of the Note is determined using the income approach, utilizing Level 3 inputs. The estimated fair value of the Warrant is determined using the Black-Scholes model, which requires us to make assumptions and judgments about the variables used in the calculation related to volatility, expected term, dividend yield and risk-free interest rate. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material.

The following table presents quantitative information about the significant unobservable inputs applied to these Level 3 fair value measurements:

Assets	Significant Unobservable Inputs	September 30, 2023
Note	Expected terms (years)	7.0
	Implied Yield	23.0%
Warrant	Estimated volatility	55.0%
	Expected terms (years)	7.0
	Risk-free rate	4.6%
	Expected dividend yield	0%

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table provides a reconciliation of the financial instruments measured at fair value using Level 3 significant unobservable inputs for the three months ended September 30, 2023 (in thousands):

	Note	Warrant
Balance as of July 3, 2023 (inception)	$2,411	$3,589
Accretion of discount	8
Interest paid-in-kind	117
Total unrealized gains or losses:
Recognized in earnings	—	(83)

Balance at September 30, 2023	$2,536	$3,506

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Accrued marketing expense	$44,709	$26,873
Accrued taxes	938	542
Accrued customer credits	63,754	88,167
Accrued future customer compensation	46,263	30,181
Accrued contingencies	—	5,898
Accrued payroll	13,363	10,660
Other current liabilities	28,220	19,649

Total accrued expenses and other current liabilities	$197,247	$181,970

Accrued customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, known as breakage, provided that the credits are not subject to escheatment. We estimate breakage based on historical usage trends and available data on comparable programs and recognize breakage in proportion to the pattern of redemption for customer credits. Our breakage estimate could be impacted by future activity differing from our estimates, the effects of which could be material.

During the three and nine months ended September 30, 2023, $2.6 million and $7.8 million of accrued customer credits were redeemed, respectively, and we recognized $7.7 million and $18.4 million of revenue from breakage, respectively. During the three and nine months ended September 30, 2022, $5.6 million and $22.9 million of accrued customer credits were redeemed, respectively, and we recognized $1.8 million and $5.0 million of revenue from breakage, respectively. Breakage amounts are net of reductions in associated accounts receivable balances.

Accrued future customer compensation represents an estimate of the amount of customer compensation due from cancellation charges in the future. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenues in the Condensed Consolidated Statements of Operations. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material. During the three and nine months ended September 30, 2023, we recognized a net increase in revenue of $1.5 million and $0.2 million, respectively, and during the three and nine months ended September 30, 2022, we recognized a net increase in revenue of $4.6 million and $4.5 million, respectively, from the reversals of previously recorded revenue and changes to accrued future customer compensation related to event cancellations where the performance obligations were satisfied in prior periods.

Accrued contingencies primarily decreased as a result of milestone payments to Betcha Sports, Inc. (“Betcha,” which was rebranded as “Vivid Picks”) of $6.0 million in cash during the nine months ended September 30, 2023.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Other current liabilities primarily increased as a result of accrued interest during the nine months ended September 30, 2023.

12. DEBT

Our outstanding debt is comprised of the following (in thousands):

	September 30, 2023	December 31, 2022
February 2022 First Lien Loan	$270,875	$272,938
Shoko Chukin Bank Loan	3,068	—

Total long-term debt, gross	273,943	272,938
Less: unamortized debt issuance costs	(4,760)	(5,290)

Total long-term debt, net of issuance costs	269,183	267,648
Less: current portion	(3,308)	(2,750)

Total long-term debt, net	$265,875	$264,898

June 2017 Term Loans

On June 30, 2017, we entered into a $575.0 million first lien debt facility, comprised of a $50.0 million revolving credit facility and a $525.0 million term loan (the “June 2017 First Lien Loan”), and a second lien credit facility, comprised of a $185.0 million second lien term loan (the “June 2017 Second Lien Loan”). The June 2017 First Lien Loan was amended to upsize the committed amount by $115.0 million on July 2, 2018. On October 28, 2019, we paid off the June 2017 Second Lien Loan balance. The revolving credit facility component of the first lien debt facility was subsequently retired on May 22, 2020. On October 18, 2021, we made an early principal payment related to the June 2017 First Lien Loan of $148.2 million in connection with, and using the proceeds from, the merger transaction with Horizon Acquisition Corporation (“Merger Transaction”) and a private investment in public equity. On February 3, 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan and refinanced the remaining balance with a new $275.0 million term loan.

February 2022 First Lien Loan

On February 3, 2022, we entered into an amendment which refinanced the remaining balance of the June 2017 First Lien Loan with a new $275.0 million term loan (the “February 2022 First Lien Loan”), which has a maturity date of February 3, 2029 and added a new $100.0 million revolving credit facility (the “Revolving Facility”) with a maturity date of February 3, 2027. At September 30, 2023, we had no outstanding borrowings under our Revolving Facility.

The terms of the February 2022 First Lien Loan specify a secured overnight financing rate (“SOFR”) based floating interest rate and contain a springing financial covenant that requires compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. The February 2022 First Lien Loan requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR (subject to a 0.5% floor) plus 3.25%. The effective interest rate on the February 2022 First Lien Loan was 9.04% and 7.98% per annum at September 30, 2023 and December 31, 2022, respectively.

Our February 2022 First Lien Loan is held by third-party financial institutions and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At September 30, 2023 and December 31, 2022, the fair value of our February 2022 First Lien Loan approximated the carrying value.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

We are subject to certain reporting and compliance-related covenants to remain in good standing under the February 2022 First Lien Loan. These covenants, among other things, limit our ability to incur additional indebtedness and, in certain circumstances, restrict our ability to enter into transactions with affiliates, create liens, merge or consolidate, and make certain payments. Non-compliance with these covenants and failure to remedy could result in the acceleration of the loans or foreclosure on the collateral. As of September 30, 2023, we were in compliance with all of our debt covenants related to the February 2022 First Lien Loan.

Due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan, we incurred a loss of $4.3 million for the nine months ended September 30, 2022, which is presented in Loss on extinguishment of debt in the Condensed Consolidated Statements of Operations.

Shoko Chukin Bank Loan

In connection with our acquisition of Wavedash, we assumed long-term debt of JPY 458.3 million (approximately $3.1 million), which has a maturity date of June 24, 2026, subject to a fixed interest rate of 1.27% per annum.

13. FINANCIAL INSTRUMENTS

We issued the following warrants during the year ended December 31, 2021 in connection with the Merger Transaction:

Public Warrants

We issued warrants to purchase 18,132,776 shares of our Class A common stock at an exercise price of $11.50 per share (“Public Warrants”) to former warrant holders of Horizon Acquisition Corporation, of which warrants to purchase 5,166,666 shares were issued to Horizon Sponsor, LLC. The Public Warrants are traded on the Nasdaq Stock Market under the symbol “SEATW.” As of September 30, 2023, there were 6,766,853 outstanding Public Warrants.

Private Warrants

We issued warrants to purchase 6,519,791 shares of our Class A common stock at an exercise price of $11.50 per share (“Private Warrants”) to Horizon Sponsor, LLC. The Private Warrants have similar terms to the Public Warrants, except that the Private Warrants are not redeemable by us. As of September 30, 2023, there were 6,519,791 outstanding Private Warrants.

Exercise Warrants

We issued to Horizon Sponsor, LLC warrants to purchase 17,000,000 shares of our Class A common stock at an exercise price of $10.00 per share (“$10 Exercise Warrants”) and warrants to purchase 17,000,000 shares of our Class A common stock at an exercise of $15.00 per share (“$15 Exercise Warrants”; together with the $10 Exercise Warrants, “Exercise Warrants”). The Exercise Warrants have similar terms to the Public Warrants, except that the Exercise Warrants have different exercise prices, an initial term of 10 years, are not redeemable by us, and are fully transferable. As of September 30, 2023, there were 17,000,000 $10 Exercise Warrants outstanding and 17,000,000 $15 Exercise Warrants outstanding.

Mirror Warrants

Hoya Intermediate issued to us warrants to purchase 17,000,000 of its common units (“Intermediate Units”) at an exercise price of $10.00 per unit (“$10 Mirror Warrants”), warrants to purchase 17,000,000 Intermediate Units at an exercise of $15.00 per unit (“$15 Mirror Warrants”), and warrants to purchase 24,652,557 Intermediate Units at an exercise price of $11.50 per unit (“$11.50 Mirror Warrants”; together with the $10 Mirror Warrants and $15 Mirror Warrants, “Mirror Warrants”). The number and terms of the Mirror Warrants are identical to the Public,

18

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Private and Exercise Warrants, respectively. Upon the valid exercise of a Public, Private or Exercise Warrant, Hoya Intermediate will issue to us an equivalent number of Intermediate Units. Similarly, if a Public, Private or Exercise Warrant is tendered, an equivalent number of Mirror Warrants will be tendered. As of September 30, 2023, there were 17,000,000 $10 Mirror Warrants outstanding, 17,000,000 $15 Mirror Warrants outstanding and 13,286,644 $11.50 Mirror Warrants outstanding.

Hoya Intermediate Warrants

Hoya Intermediate issued to Hoya Topco, LLC (“Hoya Topco”) warrants to purchase 3,000,000 Intermediate Units at an exercise price of $10.00 per unit and warrants to purchase 3,000,000 Intermediate Units at an exercise of $15.00 per unit (collectively, the “Hoya Intermediate Warrants”).

A portion of the Hoya Intermediate Warrants, consisting of warrants to purchase 1,000,000 Intermediate Units at exercise prices of $10.00 and $15.00 per unit, respectively (“Option Contingent Warrants”), were issued in tandem with stock options we issued to members of our management team (“Management Options”). The Option Contingent Warrants only become exercisable by Hoya Topco if a Management Option is forfeited or expires unexercised. As of September 30, 2023, 0.1 million Management Options were forfeited or expired.

Because the Hoya Intermediate Warrants allow for cash redemption at the option of the warrant holder, they are classified as a liability in Other liabilities in the Condensed Consolidated Balance Sheets. Upon consummation of the Merger Transaction, we recorded a warrant liability of $20.4 million, reflecting the fair value of the Hoya Intermediate Warrants determined using the Black-Scholes model. Upon consummation of the Merger Transaction, the fair value of the Hoya Intermediate Warrants included Option Contingent Warrants of $1.6 million. The estimated fair value of the Option Contingent Warrants is adjusted to reflect the probability of forfeiture of the corresponding Management Options based on historical forfeiture rates for Hoya Topco profits interests.

The following assumptions were used to calculate the fair value of the Hoya Intermediate Warrants and the Option Contingent Warrants:

	September 30, 2023	December 31, 2022
Estimated volatility	46.0%	39.0%
Expected term (years)	8.1	8.8
Risk-free rate	4.6%	3.9%
Expected dividend yield	0.0%	0.0%

For the three and nine months ended September 30, 2023, the fair value of the Hoya Intermediate Warrants and the Option Contingent Warrants decreased by $1.7 million and $1.0 million, respectively, and for the three and nine months ended September 30, 2022 decreased by less than $0.1 million and $6.6 million, respectively, which is presented in Other (income) expense on the Condensed Consolidated Statements of Operations.

Upon the valid exercise of a Hoya Intermediate Warrant for Intermediate Units, we will issue an equivalent amount of shares of our Class B common stock to Hoya Topco.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

Share Repurchase Program

On May 25, 2022, our board of directors (“Board”) authorized a share repurchase program of our Class A common stock of up to $40.0 million (“Repurchase Program”). The Repurchase Program was announced on May 26, 2022 and its authorization was fully utilized during 2022 and the three months ended March 31, 2023. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in the Condensed Consolidated Balance Sheets. We made no share repurchases during the three months ended September 30, 2023.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Secondary Offering

We completed a public offering of 18,400,000 shares of our Class A common stock, comprised of 16,000,000 shares sold on May 22, 2023 and 2,400,000 shares sold on June 15, 2023 pursuant to the full exercise by the underwriters of their option to purchase additional shares (the “Secondary Offering”). The shares were sold at a public offering price of $8.00 per share and were purchased by the underwriters from Hoya Topco (the “Selling Stockholder”) at a price of $7.68 per share. The Selling Stockholder exchanged 18,400,000 shares of our Class B common stock and 18,400,000 Intermediate Units for the shares of our Class A common stock that it sold in the Secondary Offering. We did not receive any of the proceeds from the sale of the shares by the Selling Stockholder in the Secondary Offering. In connection with the Secondary Offering, we incurred $1.5 million of expenses during the nine months ended September 30, 2023, which are included within General and administrative expenses in the Condensed Consolidated Statements of Operations.

14. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on our business, financial position or results of operations other than those matters discussed herein.

We are a co-defendant in a class action lawsuit in Canada alleging a failure to disclose service fees prior to checkout, which we have settled. On January 5, 2022, we issued coupons to certain members of the class. Other members were notified in 2022 that they are eligible to submit a claim for a coupon, which they received in 2023. As of September 30, 2023 and December 31, 2022, a liability of $0.9 million was recorded in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to expected claim submissions and credit redemptions as of the measurement date.

We received multiple class action lawsuits related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. A final order approving settlement of one of the lawsuits was entered by the court on November 1, 2021. As such, after insurance, $4.5 million was funded to a claims settlement pool in 2021 and fully disbursed in 2022. A settlement was reached in another of the lawsuits in July 2022 and received final approval from the court on January 31, 2023. After insurance, we paid $3.3 million to cover legal and administrative fees and approved claims. Payments for approved claims were made in August 2023. We had no accrued liability as of September 30, 2023 and an accrued liability of $1.6 million as of December 31, 2022 within Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to these matters.

We are a defendant in a lawsuit related to an alleged violation of the Illinois Biometric Information Privacy Act. We deny these allegations and intend to vigorously defend against this lawsuit. Based on the information currently available, we are unable to reasonably estimate a possible loss or range of possible losses. As a result, no litigation reserve has been recorded in the Condensed Consolidated Balance Sheets related to this matter.

Other

In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, most states have already adopted laws that attempt to impose tax collection obligations on out-of-state companies, and we have registered and are collecting tax, where required by statute. However, states or local governments may continue to adopt laws requiring that we calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more jurisdictions could result in tax liabilities, including taxes on past sales, as well as penalties and interest. Based on our analysis of certain state regulations, specifically related to marketplace facilitators and ticket sales, we do not believe risk of loss is probable on historical revenue activities where tax has not already been remitted. We continuously monitor state regulations and will implement required collection and remittance procedures if and when we are subject to such regulations.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

15. RELATED-PARTY TRANSACTIONS

Vivid Cheers Inc.

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “IRC”). Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. We have the right to elect the board of directors of Vivid Cheers, which currently comprises our executives. We do not have a controlling financial interest in Vivid Cheers and, accordingly, do not consolidate its statement of activities with our financial results. We made no charitable contributions to Vivid Cheers during the three and nine months ended September 30, 2023. We made no charitable contributions to Vivid Cheers during the three months ended September 30, 2022, and $0.6 million during the nine months ended September 30, 2022. We had no accrued charitable contributions payable as of September 30, 2023 and December 31, 2022.

Viral Nation Inc.

Viral Nation Inc. (“Viral Nation”) is a marketing agency that creates viral social media influencer campaigns and provides advertising, marketing, and technology services. Todd Boehly, a member of our Board, is the Co-Founder, Chairman and CEO of Eldridge Industries, LLC, which owns in excess of 25% of Viral Nation. We incurred an expense of $0.1 million for the three and nine months ended September 30, 2023 and $0.2 million and $0.8 million for the three and nine months ended September 30, 2022, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations.

Rolling Stone

Rolling Stone, LLC (“Rolling Stone”) is a high-profile magazine and media platform that focuses on music, film, television, and news coverages. Todd Boehly, a member of our Board, is the Co-Founder, Chairman and CEO of Eldridge Industries, LLC, which owns in excess of 20% of Rolling Stone. We incurred an expense of $0.2 million and $0.7 million as part of our multifaceted partnership with Rolling Stone for the three and nine months ended September 30, 2023, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations. We incurred an expense of $0.5 million and $0.6 million for the three and nine months ended September 30, 2022, respectively.

Khoros, LLC

Khoros, LLC (“Khoros”) is a social media engagement and management platform. Martin Taylor, a member of our Board, is a Senior Managing Director at Vista Equity Partners, which is one of our investors and a majority owner of Khoros. We incurred an expense of less than $0.1 million and $0.1 million for the three and nine months ended September 30, 2023, respectively, and less than $0.1 million and $0.1 million for the three and nine months ended September 30, 2022, respectively, which is presented in General and administrative expenses on the Condensed Consolidated Statements of Operations.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Los Angeles Dodgers

The Los Angeles Dodgers (the “Dodgers”) is a Major League Baseball team based in Los Angeles, California. Todd Boehly, a member of our Board, is a minority owner of the Dodgers. As part of our strategic partnership with the Dodgers, including our designation as the Official Ticket Marketplace of the Dodgers and certain other advertising, marketing, promotional and sponsorship benefits, we incurred an expense of $1.1 million for the three and nine months ended September 30, 2023 and zero for the three and nine months ended September 30, 2022, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations.

Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that provides for our payment to such shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units, (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to us making payments under the Tax Receivable Agreement.

In conjunction with the Secondary Offering in the second quarter of 2023, Hoya Topco exchanged Intermediate Units, and as a result, we recorded a liability of $99.0 million and a deferred tax asset of $52.8 million related to the Secondary Offering as well as the projected payments under the Tax Receivable Agreement, with a corresponding reduction to additional paid-in capital of $46.1 million. Tax Receivable Agreement-related liabilities are classified as current or long-term based on the expected date of payment. As of September 30, 2023, there were no amounts due within 12 months and, therefore, the entire liability is included in Tax Receivable Agreement liability within long-term liabilities in the Condensed Consolidated Balance Sheets.

16. INCOME TAXES

For the three and nine months ended September 30, 2023, we recorded a $2.6 million income tax expense and a $21.6 million income tax benefit in continuing operations, respectively. Our effective income tax rate differs from the 21% U.S. federal statutory rate largely due to the impact of noncontrolling interests and the release of our valuation allowance on our U.S. net operating losses, interest limitations, and tax credit carryforwards.

For the three and nine months ended September 30, 2022, we recorded a $0.1 million and $0.2 million income tax expense in continuing operations, respectively. The September 30, 2022 income tax provision was primarily a result of state taxes.

As of September 30, 2023, our deferred tax assets were primarily the result of our investment in partnership, net operating losses, interest limitations, and tax credit carryforwards. Prior to the second quarter of 2023, a full valuation allowance was maintained against our U.S. deferred tax assets on the basis of management’s reassessment of the amount of the deferred tax assets that are more likely than not to be realized. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of June 30, 2023, in part because in the current year we achieved three years of cumulative pretax income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more likely than not that additional deferred tax assets of $31.3 million associated with our investment in partnership, U.S. net operating losses, interest limitations, and tax credit carryforwards are realizable. We therefore reduced the valuation allowance accordingly in the second quarter of 2023. We maintain a partial valuation allowance on our investments in partnership related to the portion of the basis difference that will only reverse upon the sale of our interests, which would result in a capital loss that we do not expect to be able to utilize. Certain tax attributes remain subject to an annual limitation under Section 382 of the IRC as a result of the historical acquisitions.

During the second quarter of 2023, we received a refund associated with our 2021 tax filing in the amount of $7.8 million, including interest, for which a long-term liability was established.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that will provide for payment to Hoya Intermediate shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to VSI making payments under the Tax Receivable Agreement.

In conjunction with the Secondary Offering in the second quarter of 2023, Hoya Topco exchanged Intermediate Units, and as a result, we now have an obligation to make payments pursuant to the Tax Receivable Agreement. The increase in deferred tax assets, the Tax Receivable Agreement liability, and additional reduction in paid-in capital resulting from the Secondary Offering was $52.8 million, $99.0 million, and $46.1 million, respectively. Payments pursuant to the Tax Receivable Agreement relating to the Secondary Offering are expected to begin during the year ending December 31, 2024.

Amounts payable under the Tax Receivable Agreement are contingent upon the generation of future taxable income over the term of the Tax Receivable Agreement and future changes in tax laws. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits, then we would not be required to make the related payments. As of September 30, 2023, we estimate that the tax savings associated with all tax attributes described above would aggregate to approximately $116.4 million. Under this scenario we would be required to pay approximately 85% of such amount, or $99.0 million, primarily over the next 15 years. As of September 30, 2023, there were no amounts due within 12 months.

17. EQUITY-BASED COMPENSATION

The 2021 Incentive Award Plan (“2021 Plan”) was approved and adopted in order to facilitate the grant of equity incentive awards to our employees, directors and consultants. The 2021 Plan became effective on October 18, 2021 upon closing of the Merger Transaction.

Restricted Stock Units (“RSUs”)

In March 2023, we granted 2.5 million RSUs to certain employees at a weighted average grant date fair value of $7.17 per share. In May 2023, we granted less than 0.1 million RSUs to certain employees at a weighted average grant date fair value of $7.67 per share. In August 2023, we granted 0.1 million RSUs to certain employees at a weighted average grant date fair value of $7.45 per share. RSUs granted to employees vest over three years, with one-third vesting on the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter, subject to the employee’s continued employment through the applicable vesting date.

In June 2023, we granted 0.1 million RSUs to our directors at a weighted average grant date fair value of $7.68 per share. RSUs granted to directors fully vest on the earlier of (i) one day prior to the date of our first annual meeting of stockholders following the grant date and (ii) the one-year anniversary of the grant date, subject to the director’s continued service on our Board.

In June 2023, we granted less than 0.1 million RSUs to certain consultants at a weighted average grant date fair value of $7.98 per share. RSUs granted to consultants vest in equal annual installments over three years, subject to the consultant’s continued service.

We account for forfeitures of outstanding, but unvested grants, in the period they occur. During the three and nine months ended September 30, 2023, less than 0.1 million and 0.2 million RSUs were forfeited, respectively. During the three and nine months ended September 30, 2022, 0.2 million and 0.3 million RSUs were forfeited, respectively.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

During the three and nine months ended September 30, 2023, 0.3 million and 1.0 million RSUs vested, respectively. During the three and nine months ended September 30, 2022, 0.1 million and 0.2 million RSUs vested, respectively. At September 30, 2023 and December 31, 2022, there were 4.1 million and 2.6 million RSUs outstanding, respectively.

Stock options

In March 2023, we granted 3.6 million stock options to certain employees at an exercise price of $7.17. The grant date fair value of the stock options is $3.30 per option. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest over three years, with one-third vesting on the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter. The stock options have a contractual term of ten years from the grant date, subject to the employee’s continued employment through the applicable vesting date. The fair value of stock options granted is estimated on the grant date using the Black-Scholes model.

In June 2023, we granted 0.9 million stock options divided into three tranches, 0.2 million, 0.3 million and 0.4 million, respectively, to certain consultants at exercise prices of $7.98, $17.00 and $23.00, respectively. The grant date fair value of the stock options is $3.22, $1.87 and $1.44 per option, respectively. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest in equal annual installments over three years. The stock options have a contractual term of seven years from the grant date, subject to the consultants’ continued service through the applicable vesting date. The fair value of stock options granted is estimated on the grant date using the Hull White model.

The following assumptions were used to calculate the fair value of our stock options:

	June 14, 2023	March 10, 2023
Volatility	42.0%	42.0%
Expected term (years)	7.0	5.9
Risk-free rate	4.0%	3.9%
Dividend yield	0.0%	0.0%

At September 30, 2023 and December 31, 2022, there were 10.6 million and 6.1 million stock options outstanding, respectively. No stock options were exercised during the three and nine months ended September 30, 2023 and 2022. During the three and nine months ended September 30, 2023, zero and less than 0.1 million stock options were forfeited or expired, respectively. During the three and nine months ended September 30, 2022, 0.4 million stock options were forfeited or expired.

Compensation expense

For the three and nine months ended September 30, 2023, equity-based compensation expense related to RSUs was $3.9 million and $10.5 million, respectively, compared to $2.3 million and $6.0 million for the three and nine months ended September 30, 2022, respectively. Unrecognized compensation expense relating to unvested RSUs as of September 30, 2023 was $35.8 million, which is expected to be recognized over a weighted average period of approximately two years.

For the three and nine months ended September 30, 2023, equity-based compensation expense related to stock options was $2.8 million and $7.3 million, respectively, compared to $1.7 million and $4.6 million for the three and nine months ended September 30, 2022, respectively. Unrecognized compensation expense relating to unvested stock options as of September 30, 2023 was $25.4 million, which is expected to be recognized over a weighted average period of approximately two years.

For the three and nine months ended September 30, 2023, equity-based compensation expense related to profit interests was $1.0 million and $3.0 million, respectively. For the three and nine months ended September 30, 2022, equity-based compensation expense related to profit interests was $1.1 million and $3.4 million, respectively. Unrecognized compensation expense relating to these profit interests as of September 30, 2023 was $1.6 million, which is expected to be recognized over a weighted average period of approximately two years.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

18. EARNINGS PER SHARE

We calculate basic and diluted net income per share of Class A common stock in accordance with ASC 260, Earnings per Share. Our Class B common stock does not have economic rights in our Company and, as a result, is not considered a participating security for basic and diluted income per share. As such, basic and diluted income per share of our Class B common stock has not been presented. However, holders of our Class B common stock are allocated income in Hoya Intermediate (our operating entity) according to their weighted average percentage ownership of Intermediate Units during each quarter.

Net income attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income for each quarterly period by Hoya Topco’s weighted average percentage ownership of Intermediate Units during the period. Hoya Topco has the right to exchange its Intermediate Units for shares of our Class A common stock on a one-to-one basis or for cash proceeds of equal value at the time of redemption. The option to redeem Intermediate Units for cash proceeds must be approved by our Board, which as of September 30, 2023, is controlled by investors in Hoya Topco. The ability to put Intermediate Units is solely within the control of the holder of the redeemable noncontrolling interests. If Hoya Topco elects for a redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of our Class A common stock and is subject to our Board’s approval.

The following table provides net income attributable to Hoya Topco’s redeemable noncontrolling interests (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income—Hoya Intermediate	$17,672	$18,761	$61,674	$45,963
Hoya Topco’s weighted average % allocation of Hoya Intermediate’s net income	52.9%	59.1%	56.8%	59.5%

Net income attributable to Hoya Topco’s redeemable noncontrolling interests	$9,341	$11,084	$35,045	$27,368

Net income attributable to Class A common stockholders–basic is calculated by subtracting the portion of Hoya Intermediate’s net income attributable to redeemable noncontrolling interests from our total net income, which includes our net income for activities outside of our investment in Hoya Intermediate as well as the full results of Hoya Intermediate on a consolidated basis.

Net income per Class A common stock–diluted is based on the average number of shares of our Class A common stock used for the basic earnings per share calculation, adjusted for the weighted-average number of Class A common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. Net income attributable to Class A common stockholders–diluted is adjusted for (i) our share of Hoya Intermediate’s consolidated net income after giving effect to Intermediate Units that convert into potential shares of our Class A common stock, to the extent it is dilutive, and (ii) the impact of changes in the fair value of Hoya Intermediate Warrants, to the extent they are dilutive.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table sets forth the computation of basic and diluted net income per share of Class A common stock for the periods in which shares of our Class A and Class B common stock were outstanding (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator—basic:
Net income	$16,018	$18,747	$84,616	$45,945
Less: Income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368

Net income attributable to Class A Common Stockholders—basic	6,677	7,663	49,571	18,577

Denominator—basic:
Weighted average Class A common stock outstanding—basic	96,407,327	81,996,447	86,403,617	80,145,329

Net income per Class A common stock—basic	$0.07	$0.09	$0.57	$0.23

Numerator—diluted:
Net income attributable to Class A Common Stockholders—basic	$6,677	$7,663	$49,571	$18,577
Net income effect of dilutive securities:
Effect of Exercise Warrants	—	—	—	—
Effect of RSUs	15	1	68	—
Effect of noncontrolling interests	—	—	33,874	27,368

Net income attributable to Class A Common Stockholders—diluted	6,692	7,664	83,513	45,945

Denominator—diluted:
Weighted average Class A common stock outstanding—basic	96,407,327	81,996,447	86,403,617	80,145,329
Weighted average effect of dilutive securities:
Effect of Noncontrolling Interests	—	—	109,514,286	118,200,000
Effect of Exercise Warrants	—	—	—	345,208
Effect of RSUs	455,572	27,016	389,828	19,232

Weighted average Class A common stock outstanding—diluted	96,862,899	82,023,463	196,307,731	198,709,769

Net income per Class A common stock—diluted	$0.07	$0.09	$0.43	$0.23

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Potential shares of our Class A common stock are excluded from the computation of diluted net income per share of Class A common stock if their effect would have been anti-dilutive for the period presented or if the issuance of shares is contingent upon events that did not occur by the end of the period. The dilution reflected in diluted net income per share of Class A common stock during the nine months ended September 30, 2023 relates primarily to an assumed conversion of our noncontrolling interests to shares of our Class A common stock, which would not have a commensurate effect on net income, primarily due to the release of the valuation allowance which benefit is attributable to Vivid Seats Inc. only.

The following table presents potentially dilutive securities excluded from the computation of diluted net income per share of Class A common stock for the periods presented that could potentially dilute earnings per share in the future:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
RSUs	1,576,861	2,446,014	857,813	1,273,638
Stock options	10,597,528	6,239,307	10,597,528	6,239,607
Public Warrants and Private Warrants	13,286,644	13,286,644	13,286,644	13,286,644
Exercise Warrants	34,000,000	34,000,000	34,000,000	17,000,000
Hoya Intermediate Warrants	6,000,000	6,000,000	6,000,000	6,000,000
Noncontrolling Interests	99,800,000	118,200,000	—	—

19. SUBSEQUENT EVENTS

On November 3, 2023, we entered into a definitive agreement to acquire 100% ownership of VDC Holdco, LLC, the indirect parent company of Vegas.com, LLC, a leading entertainment marketplace for consumers exploring Las Vegas, Nevada. The agreed upon purchase price was approximately $243.8 million, which is subject to customary closing adjustments, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of our Class A common stock (calculated based on a price per share of $5.80, representing the average daily volume weighted price per share for each of the five consecutive trading days ending on and including November 2, 2023). The transaction also closed on November 3, 2023. We financed the cash portion of the purchase price with cash on hand.

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Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis is intended to help readers understand our results of operations and financial condition and is provided as an addition to, and should be read together with, our condensed consolidated financial statements and accompanying notes included elsewhere in this Report, as well as our consolidated financial statements and accompanying notes contained in our 2022 Form 10-K. This discussion contains forward-looking statements, which are subject to a number of risks and uncertainties. Important factors that could cause actual results or outcomes to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those set forth in the “Risk Factors” sections of this Report, our 2022 Form 10-K and our other filings with the SEC.

Overview

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live. We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. During the three and nine months ended September 30, 2023, our revenues were $188.1 million and $514.6 million, respectively, and our Marketplace Gross Order Value (“Marketplace GOV”) was $998.9 million and $2,808.2 million, respectively. During the three and nine months ended September 30, 2022, our revenues were $156.8 million and $435.3 million, respectively, and our Marketplace GOV was $781.8 million and $2,338.8 million, respectively. Our net income was $16.0 million and $84.6 million for the three and nine months ended September 30, 2023, respectively, and $18.7 million and $45.9 million for the three and nine months ended September 30, 2022, respectively.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

In our Marketplace segment, we act as an intermediary between ticket buyers and sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of our websites and mobile applications, and from our Private Label Offering, which is comprised of numerous distribution partners. Our Marketplace segment also includes our daily fantasy sports offering, where users partake in contests by making picks from a variety of sport and player matchups. Using our online platform, we facilitate customer payments, deposits and withdrawals, coordinate ticket deliveries, and provide customer service to our ticket buyers and sellers and daily fantasy sports users. We do not hold ticket inventory in our Marketplace segment.

We primarily earn revenue from service and delivery fees charged to ticket buyers. We also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. The revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We incur costs for developing and maintaining our platform, providing back-office and customer support to ticket buyers, sellers and daily fantasy sports users, facilitating payments and deposits, and shipping non-electronic tickets. We also incur substantial marketing costs, primarily related to online advertising.

A key component of our platform is Skybox, a proprietary enterprise resource planning (“ERP”) tool used by the majority of our ticket sellers. Skybox is a free-to-use system that helps ticket sellers manage ticket inventories, adjust pricing, and fulfill orders across multiple ticket resale marketplaces. Professional ticket sellers use an ERP to manage their operations, and Skybox is their most widely adopted ERP.

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Resale

In our Resale segment, we acquire tickets to resell on secondary ticketing marketplaces, including our own. Our Resale segment also provides internal research and development support for Skybox and our ongoing efforts to deliver industry-leading seller software and tools.

Key Business Metrics and Non-GAAP Financial Measure

We use the following metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe these metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team.

The following table summarizes our key business metrics and non-GAAP financial measure (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Marketplace GOV(1)	$998,933	$781,834	$2,808,200	$2,338,789
Total Marketplace orders(2)	3,022	2,572	7,924	7,001
Total Resale orders(3)	110	90	273	225
Adjusted EBITDA(4)	$33,367	$28,284	$106,879	$79,625

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $10.1 million and $33.9 million during the three and nine months ended September 30, 2023, respectively, and $13.8 million and $63.3 million during the three and nine months ended September 30, 2022, respectively.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Marketplace segment experienced 28,203 and 78,034 event cancellations, respectively, compared to 42,942 and 170,258 event cancellations during the three and nine months ended September 30, 2022, respectively.

(3)

Total Resale orders represents the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Resale segment experienced 851 and 2,363 event cancellations, respectively, compared to 1,113 and 4,383 event cancellations during the three and nine months ended September 30, 2022, respectively.

(4)

Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance. Refer to the “Adjusted EBITDA” section below for more information and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

Marketplace GOV

Marketplace GOV is a key driver of our Marketplace segment revenue. Marketplace GOV represents the total transactional amount of Marketplace orders in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV reflects our ability to attract and retain customers, as well as the overall health of the industry.

Our Marketplace GOV is impacted by seasonality, and typically sees increased activity in the fourth quarter when all major sports leagues are in season and we experience increases in order volume for theater events during the holiday season and concert on-sales for the subsequent year. Quarterly fluctuations in our Marketplace GOV result from the number of cancellations, the popularity and demand of performers, tours, teams, and events, and the length and team composition of sports playoff series and championship games.

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Total Marketplace Orders

Total Marketplace orders represent the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. An order can include one or more tickets and/or parking passes. Total Marketplace orders allow us to monitor order volume and better identify trends within our Marketplace segment.

Total Resale Orders

Total Resale orders represent the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. An order can include one or more tickets and/or parking passes. Total Resale orders allow us to monitor order volume and better identify trends within our Resale segment.

Adjusted EBITDA

We present Adjusted EBITDA, which is a non-GAAP financial measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results because it excludes the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our business.

Adjusted EBITDA is a key measure used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance and highlighting trends in our operating results.

Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA does not reflect all amounts associated with our operating results as determined in accordance with GAAP and may exclude recurring costs, such as interest expense, equity-based compensation, litigation, settlements and related costs, change in fair value of warrants, change in fair value of derivative assets and foreign currency revaluation (gains)/losses. In addition, other companies may calculate Adjusted EBITDA differently than us, thereby limiting its usefulness as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from Adjusted EBITDA.

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The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$16,018	$18,747	$84,616	$45,945
Income tax expense (benefit)	2,595	118	(21,605)	194
Interest expense – net	2,544	2,901	8,596	9,542
Depreciation and amortization	3,301	2,158	8,603	5,269
Sales tax liability(1)	—	(118)	—	2,814
Transaction costs(2)	2,290	538	7,234	4,285
Equity-based compensation(3)	7,578	5,073	20,488	13,982
Loss on extinguishment of debt(4)	—	—	—	4,285
Litigation, settlements and related costs(5)	26	89	260	1,084
Change in fair value of warrants(6)	(1,664)	(65)	(991)	(6,618)
Change in fair value of derivative asset(7)	83	—	83	—
Change in fair value of contingent consideration(8)	20	(1,220)	(998)	(1,220)
Loss on asset disposals(9)	34	63	51	63
Foreign currency revaluation losses(10)	542	—	542	—

Adjusted EBITDA	$33,367	$28,284	$106,879	$79,625

(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

(2)

This consists of legal, accounting, tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2023 were primarily related to the Secondary Offering and our acquisitions and strategic investments. Transaction costs recognized in 2022 were primarily related to our acquisitions and strategic investments, the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan and our exchange offering of shares of our Class A common stock for properly tendered public warrants.

(3)

We incur equity-based compensation expenses for profits interests issued prior to the Merger Transaction and equity granted pursuant to the 2021 Plan, which we do not consider to be indicative of our core operating performance.

(4)	Losses incurred resulted from the extinguishment of the June 2017 First Lien Loan in February 2022.
(5)	This relates to external legal costs, settlement costs and insurance recoveries, which were unrelated to our core business operations.
(6)	This relates to the revaluation of warrants to purchase Intermediate Units held by Hoya Topco following the Merger Transaction.
(7)	This relates to the revaluation of derivatives recorded at fair value.
(8)	This relates to the revaluation of Vivid Picks cash earnouts.
(9)	This relates to asset disposals, which are not considered indicative of our core operating performance.
(10)	This relates to unrealized foreign currency revaluation losses from the remeasurement of non-operating assets and liabilities denominated in non-functional currencies on the balance sheet date.

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Key Factors Affecting our Performance

There have been no material changes from the “Key Factors Affecting Our Performance” discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our 2022 Form 10-K. Our financial position and results of operations depend to a significant extent on those factors.

Recent Developments

Business Acquisition

On September 8, 2023 (the “Acquisition Date”), we acquired 100% of the outstanding shares of WD Holdings Co., Ltd. (“Wavedash”), an online ticket marketplace headquartered in Tokyo, Japan. The purchase price was JPY 10,946.1 million, or approximately $74.3 million based on the exchange rate in effect on the Acquisition Date, before considering the net effect of cash acquired. We financed the transaction at closing with cash on hand. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2023 and 2022

The following table sets forth our results of operations (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues	$188,133	$156,818	$31,315	20%	$514,576	$435,284	$79,292	18%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	50,462	37,617	12,845	34%	130,838	102,203	28,635	28%
Marketing and selling	77,006	66,323	10,683	16%	196,970	179,963	17,007	9%
General and administrative	37,225	30,239	6,986	23%	107,921	95,721	12,200	13%
Depreciation and amortization	3,301	2,158	1,143	53%	8,603	5,269	3,334	63%
Change in fair value of contingent consideration	20	(1,220)	1,240	102%	(998)	(1,220)	222	18%

Income from operations	20,119	21,701	(1,582)	(7)%	71,242	53,348	17,894	34%
Other (income) expense:
Interest expense – net	2,544	2,901	(357)	(12)%	8,596	9,542	(946)	(10)%
Loss on extinguishment of debt	—	—	—	—%	—	4,285	(4,285)	(100)%
Other (income) expense	(1,038)	(65)	(973)	(1,497)%	(365)	(6,618)	6,253	94%

Income before income taxes	18,613	18,865	(252)	(1)%	63,011	46,139	16,872	37%
Income tax expense (benefit)	2,595	118	2,477	2,099%	(21,605)	194	(21,799)	(11,237)%

Net income	16,018	18,747	(2,729)	(15)%	84,616	45,945	38,671	84%
Net income attributable to redeemable noncontrolling interests	9,341	11,084	(1,743)	(16)%	35,045	27,368	7,677	28%

Net income attributable to Class A Common Stockholders	$6,677	$7,663	$(986)	(13)%	$49,571	$18,577	$30,994	167%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Marketplace	$154,388	$130,542	$23,846	18%	$430,119	$370,972	$59,147	16%
Resale	33,745	26,276	7,469	28%	84,457	64,312	20,145	31%

Total revenues	$188,133	$156,818	$31,315	20%	$514,576	$435,284	$79,292	18%

Total revenues increased $31.3 million, or 20%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $79.3 million, or 18%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase, which occurred in both our Marketplace and Resale segments, resulted primarily from an increase in new orders processed and an increase in average order size, which is calculated by dividing Marketplace GOV by Total Marketplace Orders.

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Marketplace

The following table presents Marketplace revenues by event category (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Concerts	$87,142	$63,802	$23,340	37%	$239,762	$188,291	$51,471	27%
Sports	52,169	52,812	(643)	(1)%	143,118	143,012	106	0%
Theater	14,788	13,526	1,262	9%	45,705	37,997	7,708	20%
Other	289	402	(113)	(28)%	1,534	1,672	(138)	(8)%

Total Marketplace revenues	$154,388	$130,542	$23,846	18%	$430,119	$370,972	$59,147	16%

Marketplace revenues increased $23.8 million, or 18%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $59.1 million, or 16%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase resulted primarily from an increase in new orders processed and an increase in average order size, especially in our concerts event category.

Total Marketplace orders increased 449,784, or 17%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased 922,788, or 13%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022.

Cancellation charges, which are typically recognized as a reduction of revenues, represented a $1.0 million increase to revenue for the three months ended September 30, 2023 compared to a $3.0 million reduction for the three months ended September 30, 2022, and a $7.6 million reduction to revenue for the nine months ended September 30, 2023 compared to a $24.0 million reduction for the nine months ended September 30, 2022. Cancellation charges for the three months ended September 30, 2023 were lower than the three months ended September 30, 2022 due to higher store credit breakage. Cancellation charges for the nine months ended September 30, 2023 were lower than the nine months ended September 30, 2022 due to higher store credit breakage and negative impacts in early 2022 from abnormally high cancellations.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Owned Properties	$122,778	$106,597	$16,181	15%	$329,006	$288,827	$40,179	14%
Private Label	31,610	23,945	7,665	32%	101,113	82,145	18,968	23%

Total Marketplace revenues	$154,388	$130,542	$23,846	18%	$430,119	$370,972	$59,147	16%

The increase in revenue from Owned Properties during the three and nine months ended September 30, 2023 resulted primarily from an increase in new orders processed and an increase in average order size.

Within our Marketplace segment, we also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. Our referral fee revenue was $7.3 million and $21.9 million during the three and nine months ended September 30, 2023, respectively, and $7.6 million and $25.9 million during the three and nine months ended September 30, 2022, respectively. The decrease for both periods was due to declining insurance attachment rates to orders following abnormally high rates during the height of the COVID-19 pandemic and following the resumption of live events in 2021 and 2022.

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Resale

Resale revenues increased $7.5 million, or 28%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $20.1 million, or 31%, during the nine months ended September 30, 2023 compared to the nine months ended September 30 2022. The increase resulted primarily from higher order volume.

Total Resale orders increased 20,031, or 22%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased 48,276, or 21%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Cancellation charges, which are classified as a reduction of revenues, negatively impacted Resale revenue by $0.3 million and $1.0 million for the three and nine months ended September 30, 2023, respectively, compared to less than $0.1 million and $0.6 million for the three and nine months ended September 30, 2022, respectively, due to an increase in the reserve for future cancellations.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Cost of revenues:
Marketplace	$23,923	$17,950	$5,973	33%	$66,749	$52,912	$13,837	26%
Resale	26,539	19,667	6,872	35%	64,089	49,291	14,798	30%

Total cost of revenues	$50,462	$37,617	$12,845	34%	$130,838	$102,203	$28,635	28%

Total cost of revenues increased $12.8 million, or 34%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $28.6 million, or 28%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily driven by higher Marketplace GOV in our Marketplace segment and higher revenue in our Resale segment.

Marketplace

Marketplace cost of revenues increased $6.0 million, or 33%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $13.8 million, or 26%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was relatively consistent with the increase in Marketplace GOV, which increased by 28% and 20% during the same respective periods.

Resale

Resale cost of revenues increased $6.9 million, or 35%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, which was higher than the 28% increase in Resale revenues over the same period, due to event category mix. Resale cost of revenues increased $14.8 million, or 30%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was relatively consistent with the 31% increase in Resale revenues over the same period.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Marketing and selling:
Online	$66,226	$59,774	$6,452	11%	$174,224	$164,444	$9,780	6%
Offline	10,780	6,549	4,231	65%	22,746	15,519	7,227	47%

Total marketing and selling	$77,006	$66,323	$10,683	16%	$196,970	$179,963	$17,007	9%

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Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $10.7 million, or 16%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $17.0 million, or 9%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase resulted from greater spending on online advertising, attributable to higher Marketplace GOV, and higher spending on offline advertising, attributable to increased brand marketing and partnership efforts to further cultivate brand awareness and affinity.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
General and administrative:
Personnel expenses	$27,740	$22,251	$5,489	25%	$78,791	$64,685	$14,106	22%
Non-income tax expenses	472	177	295	167%	1,426	3,859	(2,433)	(63)%
Other	9,013	7,811	1,202	15%	27,704	27,177	527	2%

Total general and administrative	$37,225	$30,239	$6,986	23%	$107,921	$95,721	$12,200	13%

Total general and administrative expenses increased $7.0 million, or 23%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, and increased $12.2 million, or 13%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily due to higher personnel expenses from higher equity-based compensation expense and from higher employee headcount.

Depreciation and Amortization

Depreciation and amortization expenses increased $1.1 million, or 53%, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and increased $3.3 million, or 63%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily related to an increase in development activities related to our platform and the intangibles acquired as part of our acquisition of Betcha (which was rebranded as “Vivid Picks”).

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was less than $0.1 million and $1.0 million during the three and nine months ended September 30, 2023, respectively, due to the fair value remeasurement of cash earnouts.

Other (Income) Expense

Interest expense – net

Interest expense decreased $0.4 million, or 12%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and decreased $0.9 million, or 10%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 due to higher interest income.

Loss on extinguishment of debt

Loss on extinguishment of debt was $4.3 million during the nine months ended September 30, 2022 due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan. There was no loss on extinguishment of debt for the nine months ended September 30, 2023.

Other (income) expense

Other income increased $1.0 million, or 1,497%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 and decreased $6.3 million, or 94%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to the fair value remeasurement of the Hoya Intermediate Warrants and foreign currency revaluation losses due to unrealized losses arising from the remeasurement of non-operating assets and liabilities denominated in non-functional currencies on the balance sheet date.

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Income tax expense (benefit)

Income tax expense was $2.6 million during the three months ended September 30, 2023 and income tax benefit was $21.6 million during the nine months ended September 30, 2023 largely due to the impact of noncontrolling interests and the release of our valuation allowance on our U.S. net operating losses, interest limitations, and tax credit carryforwards.

Liquidity and Capital Resources

We have historically financed our operations primarily through cash generated from our operating activities. Our primary short-term requirements for liquidity and capital are to fund general working capital, capital expenditures, and debt service requirements. Our primary long-term liquidity needs are related to debt repayment and potential acquisitions.

Our primary source of funds is cash generated from operations. Our existing cash and cash equivalents are sufficient to fund our liquidity needs for at least the next 12 months. As of September 30, 2023, we had $268.7 million of cash and cash equivalents, which consist of interest-bearing deposit accounts, money market accounts managed by financial institutions, and highly liquid investments with maturities of three months or less. For the nine months ended September 30, 2023, we generated positive cash flows from our operating activities.

Loan agreements

We had an outstanding loan balance of $465.7 million under the June 2017 First Lien Loan as of December 31, 2021. In the first quarter of 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan. On February 3, 2022, we entered into an amendment which refinanced the remaining balance of the June 2017 First Lien Loan with a new $275.0 million February 2022 First Lien Loan with a maturity date of February 3, 2029, and added a new $100.0 million Revolving Facility with a maturity date of February 3, 2027. The terms of the February 2022 First Lien Loan specify a SOFR-based floating interest rate and contain a springing financial covenant that requires compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. The February 2022 First Lien Loan requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR (subject to a 0.5% floor) plus 3.25%.

In connection with our acquisition of Wavedash, we assumed long-term debt from Shoko Chukin Bank Loan of JPY 458.3 million (approximately $3.1 million), which has a maturity date of June 24, 2026, subject to a fixed interest rate of 1.27% per annum.

As of September 30, 2023, we have the February 2022 First Lien Loan and Shoko Chukin Bank Loan outstanding. At September 30, 2023, we had no outstanding borrowings under our Revolving Facility.

Share Repurchase Program

On May 25, 2022, our Board authorized the Repurchase Program. The Repurchase Program was announced on May 26, 2022 and its authorization was fully utilized during 2022 and the three months ended March 31, 2023. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in the Condensed Consolidated Balance Sheets. We made no share repurchases during the three months ended September 30, 2023.

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Distributions to non-controlling interests

Per its Limited Liability Company Agreement, Hoya Intermediate is required to make pro-rata tax distributions to its members, of which zero and $11.0 million was distributed to non-controlling interests in the three and nine months ended September 30, 2023, respectively.

Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that provides for our payment to such shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units, (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to us making payments under the Tax Receivable Agreement.

In conjunction with the Secondary Offering in the second quarter of 2023, Hoya Topco exchanged Intermediate Units, and as a result, we recorded a liability of $99.0 million and a deferred tax asset of $52.8 million related to the Secondary Offering as well as the projected payments under the Tax Receivable Agreement, with a corresponding reduction to additional paid-in capital of $46.1 million. Tax Receivable Agreement-related liabilities are classified as current or long-term based on the expected date of payment. As of September 30, 2023, there are no amounts due within 12 months and, therefore, the entire liability is included in Tax Receivable Agreement liability within long-term liabilities in the Condensed Consolidated Balance Sheets.

Cash Flows

The following table summarizes our cash flows (in thousands):

	Nine Months Ended September 30,
	2023	2022
Net cash provided by operating activities	$114,386	$1,389
Net cash used in investing activities	(71,032)	(11,888)
Net cash used in financing activities	(26,696)	(204,911)
Impact of foreign exchange on cash, cash equivalents, and restricted cash	786	—

Net increase (decrease) in cash, cash equivalents, and restricted cash	$17,444	$(215,410)

Cash Provided by Operating Activities

Net cash provided by operating activities was $114.4 million for the nine months ended September 30, 2023 due to $84.6 million in net income, non-cash charges of $6.1 million, and net cash inflows from a $23.6 million change in net operating assets. The net cash inflows from the change in our net operating assets were primarily due to an increase in amounts payable to ticket sellers due to higher volume of orders.

Net cash provided by operating activities was $1.4 million for the nine months ended September 30, 2022 due to $45.9 million in net income, non-cash charges of $18.2 million, and net cash outflows from a $62.7 million change in net operating assets. The net cash outflows from the change in our net operating liabilities were primarily due to decreases in accrued expenses and other current liabilities and accounts payable. The decreases resulted primarily from sales tax liability settlements, the redemption of customer credits issued during the COVID-19 pandemic, and a decrease in amounts payable to ticket sellers as events postponed during the COVID-19 pandemic finally occurred.

Cash Used in Investing Activities

Net cash used in investing activities was $71.0 million for the nine months ended September 30, 2023, which was primarily related to our acquisition of Wavedash, capital spending on development activities related to our platform and our investment in a privately held company.

37

Net cash used in investing activities was $11.9 million for the nine months ended September 30, 2022, which was primarily related to capital spending on development activities related to our platform.

Cash Used in Financing Activities

Net cash used in financing activities was $26.7 million for the nine months ended September 30, 2023, which was primarily related tax distributions to non-controlling interest and our Repurchase Program.

Net cash used in financing activities was $204.9 million for the nine months ended September 30, 2022, which was due to the repayment of the June 2017 First Lien Loan in connection with the refinancing.

Critical Accounting Policies and Estimates

Accounting policies and estimates are considered critical when they require management to make subjective and complex judgments, estimates and assumptions about matters that have a material impact on the presentation of our financial statements and accompanying notes. For a description of our critical accounting policies and estimates, refer to the “Critical Accounting Policies and Estimates” section of our 2022 Form 10-K. During the nine months ended September 30, 2023, there were no material changes to our critical accounting policies from those discussed in our 2022 Form 10-K.

Recent Accounting Pronouncements

Refer to Note 2, New Accounting Standards, in the notes to our unaudited condensed consolidated financial statements included elsewhere in this Report for a description of recently adopted accounting pronouncements and issued accounting pronouncements not yet adopted.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss from adverse changes in interest rates, foreign exchange rates, and market prices. Our primary market risk is interest rate risk associated with our long-term debt. We manage our exposure to this risk through established policies and procedures. Our objective is to mitigate potential income statement, cash flow, and market exposures from changes in interest rates.

Interest Rate Risk

Our market risk is affected by changes in interest rates. We maintain floating-rate debt that bears interest based on market rates plus an applicable spread. Because our interest rate is tied to market rates, we will be susceptible to fluctuations in interest rates if we do not hedge the interest rate exposure arising from our floating-rate borrowings. A hypothetical 1% change in interest rates, assuming rates are above our interest rate floor, would change our interest expense by $2.1 million based on amounts outstanding under the February 2022 First Lien Loan during the nine months ended September 30, 2023.

Item 4. Controls and Procedures

Limitations on Effectiveness of Disclosure Controls and Procedures

In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including our principal executive officer and principal financial officer, to allow timely decisions regarding required disclosures.

38

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Report. Based on such evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures were not effective at reasonable assurance levels as of September 30, 2023 due to the reasons described below.

Material Weakness

In connection with the audit of our consolidated financial statements as of December 31, 2022, we identified a material weakness in our internal control over financial reporting related to the implementation of segregation of duties as part of our control activities, the establishment of clearly defined roles within our finance and accounting functions and the number of personnel in our finance and accounting functions with an appropriate level of technical accounting and SEC reporting experience, which in the aggregate, constitute a material weakness.

Remediation Activities

As part of our plan to remediate the material weakness described above, we are performing a full review of our internal control procedures. We have implemented, and plan to continue to implement, new controls and processes. We have hired, and plan to continue to hire, additional qualified personnel and establish more robust processes to support our internal control over financial reporting, including clearly defined roles and responsibilities and appropriate segregation of duties. During the three months ended September 30, 2023, we continued to make progress in our remediation of the material weakness. While progress has been made to enhance our internal control, additional time is required to complete implementation and to assess and ensure the sustainability of these controls. The material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended September 30, 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information

Item 1. Legal Proceedings

Refer to Note 14, Commitments and Contingencies, in the notes to our unaudited condensed consolidated financial statements included elsewhere in this Report.

Item 1A. Risk Factors

In addition to the other information set forth in this Report, you should carefully consider the factors discussed in the “Risk Factors” section of our 2022 Form 10-K. These factors could materially adversely affect our business, financial condition, liquidity, results of operations and capital position, and could cause our actual results to differ materially from our historical results or the results contemplated by any forward-looking statements contained in this Report. There have been no material changes from the risk factors disclosed in our 2022 Form 10-K.

Item 2. Unregistered Sales of Equity Securities, Use of Proceeds, and Issuer Purchases of Equity Securities

None.

Item 3. Defaults Upon Senior Securities

None.

39

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

Insider Trading Arrangements

During the three months ended September 30, 2023, none of our directors or officers adopted or terminated any “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” (as each term is defined in Item 408 of Regulation S-K).

Item 6. Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date	Filed / Furnished Herewith
2.1	Transaction Agreement dated April 21, 2021 among Horizon Acquisition Corporation, Horizon Sponsor, LLC, Hoya Topco, LLC, Hoya Intermediate, LLC and Vivid Seats Inc.	S-4	2.1	5/28/2021

2.2	Purchase, Sale and Redemption Agreement dated April 21, 2021 among Hoya Topco, LLC, Hoya Intermediate, LLC, Vivid Seats Inc., Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP, CM7C VS Equity Holdings, LP, Crescent Mezzanine Partners VIIB, L.P., CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7C VS Equity, LLC, CM7B VS Equity, LLC, Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VII (LTL), L.P., CBDC Universal Equity, Inc., Crescent Capital Group, LP and Horizon Acquisition Corporation	S-4	2.2	5/28/2021

2.3	Plan of Merger dated October 18, 2021 among Horizon Acquisition Corporation, Horizon Sponsor, LLC, Hoya Topco, LLC, Hoya Intermediate, LLC and Vivid Seats Inc.	10-Q	2.3	11/15/2021

3.1	Amended and Restated Certificate of Incorporation	8-K	3.1	10/22/2021

3.2	First Amendment to Amended and Restated Bylaws	10-Q	3.2	5/10/2022

3.3	Amended and Restated Bylaws	8-K	3.2	10/22/2021

40

4.1	Amended and Restated Warrant Agreement dated October 14, 2021 between Horizon Acquisition Corporation and Continental Stock Transfer & Trust Company	8-K	10.7	10/22/2021

4.2	Specimen Class A Common Stock Certificate of Vivid Seats Inc.	10-K	4.2	3/15/2022

4.3	Specimen Warrant Certificate of Vivid Seats Inc.	10-K	4.3	3/15/2022

31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) / 15d-14(a)				*

31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) / 15d-14(a)				*

32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. 1350				**

32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. 1350				**

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document				*

101.SCH	Inline XBRL Taxonomy Extension Schema Document				*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document				*

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document				*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document				*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document				*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)				*

*	Filed herewith.
**	Furnished herewith.

41

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivid Seats Inc.

By:	/s/ Stanley Chia
Stanley Chia
Chief Executive Officer
November 7, 2023

By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer
November 7, 2023

42

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULE 13a-14(a) / 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Stanley Chia, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Vivid Seats Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

1.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

2.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

43

Date: November 7, 2023	By:	/s/ Stanley Chia
Stanley Chia
Chief Executive Officer
(Principal Executive Officer)

44

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULE 13a-14(a) / 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Lawrence Fey, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Vivid Seats Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

1.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

2.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

3.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

4.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

1.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

2.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

45

Date: November 7, 2023	By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer
(Principal Financial Officer)

46

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of Vivid Seats Inc. (the “Company”) for the period ended September 30, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Stanley Chia, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 7, 2023	By:	/s/ Stanley Chia
Stanley Chia
Chief Executive Officer
(Principal Executive Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a part of this report or on a separate disclosure document.

47

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Vivid Seats Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Lawrence Fey, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 7, 2023	By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer
(Principal Financial Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a part of this report or on a separate disclosure document.

48

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260839

Prospectus Supplement No. 5

(to Prospectus dated May 12, 2023)

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used and not otherwise defined in this prospectus supplement have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities Exchange Commission on November 7, 2023 (except for the portions of such Current Report on Form 8-K that were furnished pursuant to Items 2.02 and 7.01 thereof, including Exhibits 99.1 and 99.2 thereto), which is set forth below.

This prospectus supplement is incomplete without the Prospectus. This prospectus supplement should be read together with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Keep this prospectus supplement with the Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SEAT.” On November 6, 2023, the closing sale price of our Class A common stock was $6.25 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On November 6, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $1.04 per warrant.

Investing in our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in the amendments and supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 03, 2023

Vivid Seats Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40926	86-3355184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 E. Washington Street Suite 900
Chicago, Illinois		60602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 291-9966

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth under Item 2.01 of this report is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets

Agreement and Plan of Merger

On November 3, 2023, Vivid Seats Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VDC Holdco, LLC, a Delaware limited liability company (“VDC”), Viva Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub I”), Viva Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), the Unitholders named therein (the “Unitholders”) and the Unitholders’ Representative named therein. The Merger Agreement provides for the Company’s acquisition of VDC (the indirect parent company of Vegas.com, LLC) through a two-step merger, consisting of (i) Merger Sub I merging with and into VDC, with VDC continuing as the surviving company and becoming a wholly owned subsidiary of the Company, and (ii) VDC subsequently merging with and into Merger Sub II, with Merger Sub II continuing as the surviving company and as a wholly owned subsidiary of the Company (collectively, the “Acquisition”).

Also on November 3, 2023, upon the satisfaction or waiver of all the conditions set forth in the Merger Agreement, the Company completed the Acquisition.

The aggregate consideration paid by the Company pursuant to the Merger Agreement was approximately $243.8 million, which is subject to customary closing adjustments, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of the Company’s Class A common stock (the “Class A Shares”) (calculated based on a price per Class A Share of $5.80, representing the average daily volume weighted price per Class A Share for each of the five consecutive trading days ending on November 2, 2023). The Company financed the cash portion of the consideration with cash on hand. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the Acquisition expired at 11:59 p.m. ET on October 18, 2023.

The Merger Agreement contains representations and warranties that the parties made to each other as of the date thereof (or other dates specified therein). The assertions in the representations and warranties were made for purposes of the contract among the parties, were solely for the benefit of the parties, are subject to important qualifications and limitations agreed upon by the parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing matters as facts) and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors and documents filed with the Securities and Exchange Commission (the “SEC”). The terms of the Merger Agreement may be also subject to waiver or modification. Investors should not rely on the representations and warranties, or any description thereof, as characterizations of the actual state of facts or condition of any party or matter.

Registration Rights and Lockup Agreement

In connection with the Merger Agreement, on November 3, 2023, the Company entered into a Registration Rights and Lockup Agreement (the “Registration Rights and Lockup Agreement”) with the Unitholders, pursuant to which 50% of the Class A Shares issued by the Company pursuant to the Merger Agreement (the “Locked Shares”) are subject to contractual restrictions on transfer. The Locked Shares will be released from such restrictions on November 3, 2024. The remaining 50% of the Class A Shares issued by the Company pursuant to the Merger Agreement (the “Unlocked Shares”) are not subject to contractual restrictions on transfer. Pursuant to the Registration Rights and Lockup Agreement, the Company agreed to file (i) a resale registration statement with respect to the Unlocked Shares within 30 days of completing the Acquisition, and to use reasonable best efforts to cause such registration statement to become effective as soon as practicable after filing, and (ii) such additional registration statements as may requested if any of the Locked Shares cannot be sold without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), at the end of the lockup period.

The foregoing descriptions of the Merger Agreement and the Registration Rights and Lockup Agreement are summaries, are not complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibits 2.1 and 10.1 hereto, respectively, and are incorporated by reference herein.

Item 2.02. Results of Operations and Financial Condition

The information set forth under this Item 2.02, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 7, 2023, the Company issued a press release providing financial results for the third quarter ended September 30, 2023. The press release, a copy of which is attached as Exhibit 99.1 hereto, includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained in the press release are “forward-looking” rather than historic. The press release also states that these and other risks relating to the Company are set forth in the documents filed by the Company with the SEC.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth under Item 2.01 of this report is incorporated by reference into this Item 3.02. The 15,553,258 Class A Shares issued by the Company pursuant to the Merger Agreement were issued in a private transaction to a limited number of accredited investors in reliance on the exemption provided by Section 4(a)(2) and/or Rule 506 under the Securities Act.

Item 7.01. Regulation FD Disclosure

The information set forth under this Item 7.01, including Exhibit 99.2 hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 7, 2023, the Company issued a press release relating to the Acquisition. The press release, a copy of which is attached as Exhibit 99.2 hereto, includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained in the press release are “forward-looking” rather than historic. The press release also states that these and other risks relating to the Company are set forth in the documents filed by the Company with the SEC.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses or funds acquired

The financial statements required to be filed under this Item 9.01(a) will be filed by an amendment to this report no later than 71 days after the date on which this report is required to be filed.

(b) Pro forma financial information

The pro forma financial information required to be filed under this Item 9.01(b) will be filed by an amendment to this report no later than 71 days after the date on which this report is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated November 3, 2023, among Vivid Seats Inc., Viva Merger Sub I, LLC, Viva Merger Sub II, LLC, VDC Holdco, LLC, the Unitholders named therein and the Unitholders’ Representative named therein

10.1	Registration Rights and Lockup Agreement, dated November 3, 2023, among Vivid Seats Inc. and the Holders named therein

99.1	Press release issued by Vivid Seats Inc., dated November 7, 2023

99.2	Press release issued by Vivid Seats Inc., dated November 7, 2023

*	Certain exhibits and schedules have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company will provide a copy of any omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivid Seats Inc.

Date: November 7, 2023	By:	/s/ Lawrence Fey
Lawrence Fey Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VIVID SEATS INC.,

a Delaware corporation,

VIVA MERGER SUB I, LLC,

a Delaware limited liability company,

VIVA MERGER SUB II, LLC,

a Delaware limited liability company,

VDC HOLDCO, LLC,

a Delaware limited liability company,

Michael Reichartz, Adam White, TZP Capital Partners III-A (Blocker), L.P.

and TZP Capital Partners III, L.P., as the Unitholders,

and

Michael Reichartz, as the Unitholders’ Representative

Dated as of November 3, 2023

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ii

iii

iv

Appendices

Appendix I	Definitions

Exhibits

Exhibit A	-	Form of First Certificate of Merger
Exhibit B	-	Form of Second Certificate of Merger
Exhibit C	-	Form of Employment Agreement
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Registration Rights and Lock-up Agreement
Exhibit F	-	R&W Insurance Policy

Schedules

Schedule 1.2(a)(iv)	Consents
Schedule 1.2(a)(v)	Affiliate Agreements
Schedule 1.6(g)	Accounting Principles
Schedule 8.1(a)(vii)	Special Indemnity Items

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 3, 2023 (the “Agreement Date”), by and among Vivid Seats Inc., a Delaware corporation (“Acquirer”), Viva Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquirer (“Merger Sub I”), Viva Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquirer (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), VDC Holdco, LLC, a Delaware limited liability company (the “Company”), Michael Reichartz (“Reichartz”), Adam White (“White”), TZP Capital Partners III-A (Blocker), L.P., a Delaware limited partnership (“Blocker”), and TZP Capital Partners III, L.P., a Delaware limited partnership (“TZP Fund”, and together with Blocker, “TZP”, and together with Blocker, Reichartz and White each, a “Unitholder” and collectively, the “Unitholders”), and Reichartz, in his capacity as the appointed representative of the Unitholders (the “Unitholders’ Representative”). Certain other terms used herein are defined in Appendix I.

RECITALS

A.

Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), Acquirer, the Merger Subs and the Company intend that: (1) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving entity in the First Merger and a wholly owned subsidiary of Acquirer; and (2) immediately thereafter, the Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger and a wholly owned subsidiary of Acquirer.

B.

The Board of the Company (the “Board”), in its capacity as manager of the Company pursuant to the DLLCA, has carefully considered the terms of this Agreement and, by execution of unanimous written consent (the “Board Written Consent”): (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the First Merger (collectively, the “Transactions”), upon the terms set forth herein, advisable, fair to and in the best interests of the Company and the Unitholders; (2) approved this Agreement in accordance with applicable Law; and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Unitholders for consideration and recommending that all of the Unitholders adopt this Agreement and approve the Transactions, including the First Merger.

C.	The Unitholders collectively own beneficially and of record all of the issued and outstanding membership interests of the Company (collectively, the “Company Units”).

D.

The Unitholders have executed a written consent adopting this Agreement and approving the Transactions, including the First Merger, in accordance with the DLLCA and the Company LLC Agreement (the “Unitholder Written Consent”).

E.

The board of directors of Acquirer has approved this Agreement and the Transactions, including the Mergers and the issuance of shares of Acquirer Common Stock in connection therewith, upon the terms set forth herein.

F.	Acquirer, as the sole member of each of Merger Sub I and Merger Sub II, has approved this Agreement and the Mergers upon the terms set forth herein.

G.

Prior to the Closing Date, VDC-MGG Holdings, LLC shall file an IRS Form 8832 to be classified as an entity disregarded as separate from Company for U.S. federal, state and local Tax purposes with effect prior to the Closing Date (the “Disregarded Entity Election”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

THE ACQUISITION

1.1 The Mergers.

(a) First Merger and Second Merger. Upon the terms set forth herein, at the Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will continue as the surviving entity in the First Merger (sometimes referred to herein as the “First Step Surviving Company”) and as a wholly owned subsidiary of Acquirer. Upon the terms set forth herein, at the Second Effective Time, the First Step Surviving Company shall be merged with and into Merger Sub II, and the separate existence of the First Step Surviving Company shall cease. Merger Sub II will continue as the surviving entity in the Second Merger (sometimes referred to herein as the “Final Surviving Entity”).

(b) Effects of the Mergers. The Mergers shall have the effects set forth herein and in the applicable provisions of the DLLCA.

(c) Closing. Upon the terms set forth herein, the consummation of the Transactions (the “Closing”) shall take place on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article VI (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing), by the exchange of signatures by electronic transmission, unless another time, date or place is agreed to in writing by Acquirer and the Unitholders’ Representative. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.” Unless otherwise expressly provided in this Agreement, for accounting and computational purposes, the Closing will be deemed to have occurred at 12:01 a.m. (Central Time) on the Closing Date.

(d) Effective Time and Second Effective Time. A certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit A (the “First Certificate of Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The First Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the First Certificate of Merger (the “Effective Time”). Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, a certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit B (the “Second Certificate of Merger”), shall be duly executed by Merger Sub II and delivered to the Secretary of State of the State of Delaware for filing. The Second Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer specifies in the Second Certificate of Merger (the “Second Effective Time”).

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(e) Organizational Documents; Directors and Officers.

(i) Unless otherwise determined by Acquirer and the Company prior to the Effective Time, at the Effective Time:

(1) the certificate of formation of the Company, as in effect immediately prior to the Effective Time, will remain unchanged and will be the certificate of formation of the First Step Surviving Company, until thereafter amended as provided by the DLLCA;

(2) the limited liability company agreement of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated substantially in the form of the limited liability company agreement of Merger Sub I and shall be the limited liability company agreement of the First Step Surviving Company, until thereafter amended as provided by the DLLCA, the certificate of formation of the First Step Surviving Company and such limited liability company agreement; and

(3) the officers of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the First Step Surviving Company until their respective successors are duly appointed.

(ii) Unless otherwise determined by Acquirer and the Company prior to the Second Effective Time, at the Second Effective Time:

(1) the certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, will remain unchanged and will be the certificate of formation of the Final Surviving Entity, until thereafter amended as provided by the DLLCA;

(2) the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, will remain unchanged and will be the limited liability company agreement of the Final Surviving Entity, until thereafter amended as provided by the DLLCA, the certificate of formation of the Final Surviving Entity and such limited liability company agreement; and

(3) the officers of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Entity until their respective successors are duly appointed.

1.2 Closing Deliveries; Pre-Closing Payments.

(a) Company and Unitholder Deliveries. At or prior to the Closing, the Company and the Unitholders shall deliver, or cause to be delivered, to Acquirer:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying: (A) the certificate of formation of the Company in effect as of the Closing; (B) the Company LLC Agreement as in effect as of the Closing; and (C) the Board Written Consent;

(ii) the duly executed Unitholder Written Consent (which shall not have been amended, supplemented or modified since the Agreement Date) and a certificate dated as of the Closing Date and executed by the Unitholders certifying the Unitholder Written Consent;

(iii) (1) a properly completed and duly executed IRS Form W-9 from each Unitholder dated within one (1) week prior to the Closing Date and (2) from each Person entitled to any Transaction Expenses, duly executed IRS Form(s) W-9 (and any attachments thereto) and/or W-8, as applicable, and each dated within one (1) week prior to the Closing Date, and written acknowledgments pursuant to which such Person acknowledges: (A) the total amount of

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Transaction Expenses that has been incurred and remains payable to such Person (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated); and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company, the First Step Surviving Company, the Final Surviving Entity and/or any of their respective Affiliates;

(iv) the consents, waivers and approvals, effective as of the Closing, under each Contract listed or described on Schedule 1.2(a)(iv) hereto;

(v) termination agreements in form and substance reasonably acceptable to Acquirer, pursuant to which the Contracts identified on Schedule 1.2(a)(v) hereto will be terminated in all respects and any amounts owed thereunder will satisfied in full and released, in each case, duly executed by the parties to such Contracts;

(vi) copies of the executed Board consent, waivers, and member consent related to the shareholder approval process under Section 280G of the Code;

(vii) employment agreements, substantially in the form attached hereto as Exhibit C, effective as of the Closing, executed by each of Reichartz and White;

(viii) the Escrow Agreement, duly executed by the Escrow Agent and the Unitholders’ Representative;

(ix) the Registration Rights and the Lock-up Agreement, substantially in the form attached hereto as Exhibit E, duly executed by each Unitholder;

(x) a resignation letter executed by each director and executive officer of the Company in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Effective Time;

(xi) a certificate from the Secretary of State of the State of Delaware, dated within three (3) Business Days prior to the Closing Date, certifying that the Company is in good standing;

(xii) the Spreadsheet completed to include all of the information specified in Section 2.4(c) and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete (the “Spreadsheet Certificate”);

(xiii) the First Certificate of Merger, executed by the Company;

(xiv) evidence that the D&O Tail Policy has been issued and is in full force and effect;

(xv) a copy of the properly completed and duly executed Disregarded Entity Election form and evidence of the mailing of the same to the IRS prior to the Closing Date;

(xvi) payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Closing Indebtedness (other than with respect to the BoA Agreement) (the “Pay-Off Letters”), which Pay-Off Letters provide for the release of all Liens relating to such Closing Indebtedness following satisfaction of the terms contained in such Pay-Off Letters (including the payment in full and discharge of all principal and accrued but unpaid interest

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and any premiums or other fees payable in connection with such Closing Indebtedness), and duly executed IRS Form(s) W-9 (and any attachments thereto) and/or W-8, as applicable, from each lender of such Closing Indebtedness (provided that the Pay-Off Letter with respect to the Credit Facilities shall provide for the cash collateralization of the standby letters of credit issued by First-Citizens Bank & Trust Company (successor by merger to CIT Bank, N.A.), which standby letters of credit shall remain in place following the Closing);

(xvii) UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquirer that all Liens on the assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing; and

(xviii) all minute books and equity record books of the Company, if not already located on the premises of the Company.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(a) shall not be deemed to be an agreement by Acquirer or the Merger Subs that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or the Merger Subs’ remedies hereunder if any of such agreements, instruments, certificates or documents are not true, correct or complete.

(b) Acquirer Closing Payments and Deliveries.

(i) At the Closing, Acquirer shall make, or cause to be made, the following payments (or, in the case of Section 1.2(b)(i)(2) and Section 1.2(b)(i)(6), shall make, or cause to be made, delivery of):

(1) payment of the Closing Per Unit Cash Consideration to each Unitholder who is eligible to receive the Merger Consideration in accordance with Section 1.3(a), by wire transfer of immediately available funds to the accounts set forth in the Spreadsheet Certificate;

(2) delivery of the shares of Acquirer Common Stock to be issued as Closing Per Unit Stock Consideration to each Unitholder who is eligible to receive the Merger Consideration in accordance with Section 1.3(a), by irrevocable instruction to Acquirer’s transfer agent to issue such shares in book-entry format on its records;

(3) subject to Section 1.2(c), repayment, on behalf of the Company, of any remaining Closing Indebtedness (other than with respect to the BoA Agreement) outstanding as of the Closing to the holders of such Closing Indebtedness pursuant to, and in accordance with, the Pay-Off Letters received with respect thereto to the extent included in the calculation of the Estimated Merger Consideration, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;

(4) payment, on behalf of the Company, of the Transaction Expenses that are incurred but unpaid as of the Closing to the extent included in the calculation of the Estimated Merger Consideration and for which duly executed IRS Form(s) W-9 (and any attachments thereto) and/or W-8, as applicable, and written acknowledgments as set forth in Section 1.2(a)(iii) have been delivered by the Company, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;

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(5) payment, on behalf of the Company, of the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;

(6) payment, on behalf of the Unitholders, of the Unitholders’ Representative Expense Fund, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;

(ii) At or prior to the Closing, Acquirer shall deliver, or cause to be delivered, to the Unitholders’ Representative:

(1) the Escrow Agreement, duly executed by Acquirer;

(2) the Registration Rights and the Lock-up Agreement, duly executed by Acquirer;

(3) a certified copy of the: (1) resolutions of the board of directors of Acquirer approving this Agreement and the Transactions, including the Mergers and the issuance of shares of Acquirer Common Stock in connection therewith; and (2) resolutions of Acquirer, as the sole member of each of the Merger Subs, approving this Agreement and the Mergers; and

(4) a certificate from the Secretary of State of the State of Delaware, dated within three (3) Business Days prior to the Closing Date, certifying that Acquirer and each Merger Sub is in good standing.

Receipt by the Unitholders’ Representative of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b)(ii) shall not be deemed to be an agreement by the Company or the Unitholders that the information or statements contained therein are true, correct or complete, and shall not diminish the Unitholders’ and the Unitholders’ Representative’s remedies hereunder if any of such agreements, instruments, certificates or documents are not true, correct or complete.

(c) Pre-Closing Payments. At or prior to the Closing, the Company shall: (i) repay, or cause to be repaid, in cash by wire transfer of immediately available funds, using Cash and Cash Equivalents to the greatest extent available, the amount of Closing Indebtedness outstanding under the Credit Facilities as provided in the Pay-off Letters and the amount of unpaid Transaction Expenses; and (ii) make, or cause to be made, a cash distribution to the Unitholders, using Cash and Cash Equivalents to the greatest extent available, following the payments set forth in clause (i) of this Section 1.2(c), by wire transfer of immediately available funds (the “Pre-Closing Dividend”).

1.3 Effect on Company Units and the Limited Liability Company Membership Interests of Merger Subs.

(a) Treatment of Company Units. Upon the terms set forth herein, at the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto or any other Person, subject to Section 1.3(d), each Company Unit held by a Unitholder immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive: (i) a number of shares of Acquirer Common Stock equal to the Closing Per Unit Stock Consideration; (ii) an amount in cash equal to the

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Closing Per Unit Cash Consideration; and (iii) a proportionate share (divided equally by each Outstanding Company Unit and paid or delivered to each Unitholder based on their respective Pro Rata Share) of any shares of Acquirer Common Stock to be delivered and payments to be made to the Unitholders following the Effective Time pursuant to this Agreement, including any payments pursuant to Section 1.6 or Article VIII, in each case, subject to, and in accordance with, Section 1.4.

(b) Cancellation of Treasury Units. Any Company Units that are owned by the Company and not issued and outstanding as of the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub I Membership Interests. At the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto or any other Person, all of the limited liability company membership interests of Merger Sub I that are issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one-hundred percent (100%) of the limited liability company membership interests of the First Step Surviving Company.

(d) Treatment of Merger Sub II Membership Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or any other Person, all of the limited liability company membership interests of the First Step Surviving Company that are issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Effective Time, each limited liability company membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one limited liability company membership interest of the Final Surviving Entity. Such limited liability company membership interests shall be the only membership interests of the Final Surviving Entity that are issued and outstanding immediately after the Second Effective Time.

(e) Rights Not Transferable. The rights of the Unitholders under this Agreement as of immediately prior to the Effective Time are personal to each such Unitholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution, without action taken by or on behalf of such Unitholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(f) Fractional Shares. The number of shares of Acquirer Common Stock into which a Unitholder’s Company Units are converted pursuant to this Article I shall be rounded up to the nearest whole share, provided that the cash proceeds of the Merger Consideration to which such Company Units are entitled pursuant to this Article I shall be proportionately reduced by the value of such additional fractional shares.

1.4 Payment and Exchange Procedures.

(a) Payment.

(i) On the Closing Date, upon delivery to Acquirer of a copy of this Agreement duly executed by a Unitholder and delivery of each of the other items required to be delivered by the Company and the Unitholders to Acquirer at or prior to Closing pursuant to Section 1.2(a), such Unitholder shall be entitled to receive, at the Closing, the amount of cash or number of shares of Acquirer Common Stock that such Unitholder has the right to receive pursuant to Section 1.3 in respect of the Company Units owned by such Unitholder. Any shares of Acquirer Common Stock that are, and for the time period that they remain, subject to the Lock-Up Agreement shall be available for the settlement of any obligations of the Unitholders which have been finally determined pursuant to the provisions of Section 1.6 and Article VIII, in addition to bearing the legends set forth in Section 1.4(a)(ii). The Unitholders and the Company shall reasonably cooperate with Acquirer to promptly transfer back to Acquirer and thereby forfeit any shares of Acquirer Common Stock necessary to satisfy such obligations in accordance herewith, including by delivering any documentation reasonably requested by Acquirer in connection therewith.

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(ii) The shares of Acquirer Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The book-entry entitlements representing the shares of Acquirer Common Stock to be issued pursuant to Section 1.3 shall bear the following legend (along with any other legends that may be required under applicable Law):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR A VALID EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER BY AND AMONG VIVID SEATS INC., VIVA MERGER SUB I LLC, VIVA MERGER SUB II LLC AND THE OTHER PARTIES THERETO AND THE LOCK-UP AGREEMENT BETWEEN VIVID SEATS INC. AND THE OTHER PARTIES THERETO.”

It is Acquirer’s current policy not to issue stock certificates representing shares of its capital stock, and all new issuances of capital stock are reflected on Acquirer’s books and records in book entry only, with appropriate notations reflecting the applicable legends.

(b) Transfers of Ownership. The consideration provided for herein shall only be delivered to the Unitholders and no Unitholder may transfer the right, title and interest in and to receive the consideration hereunder to any transferee of their Company Units or any other Person.

(c) No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.5 No Further Ownership Rights in Company Units. The portion of the Merger Consideration paid in respect of Company Units in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Units, and there shall be no further registration of transfers on the records of the First Step Surviving Company of Company Units which were outstanding immediately prior to the Effective Time.

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1.6 Merger Consideration Adjustment.

(a) Estimated Merger Consideration. No later than two (2) Business Days prior to the Closing, the Company shall deliver to Acquirer (i) a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of the amounts of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Transaction Expenses, together with a calculation of the Merger Consideration based thereon (the “Estimated Merger Consideration”). All of the calculations and amounts set forth in the Estimated Merger Consideration calculation shall be deemed to be conclusive and binding on the parties hereto absent manifest error (provided that nothing in this Section 1.6(a) shall in any way limit the rights of the parties in connection with the final determination of the Merger Consideration in accordance with this Section 1.6). The Estimated Merger Consideration and the estimates and calculations contained therein shall be prepared in accordance with Section 1.6(g).

(b) Proposed Closing Date Calculations. As soon as practicable, but no later than ninety (90) days after the Closing Date, Acquirer shall prepare and deliver to the Unitholders’ Representative proposed calculations of the amounts of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Transaction Expenses, together with a calculation of the Merger Consideration based thereon (such calculations, the “Proposed Closing Date Calculations”). The Proposed Closing Date Calculations shall be prepared in accordance with Section 1.6(g).

(c) Merger Consideration Disputes. If the Unitholders’ Representative does not give written notice of any dispute (a “Merger Consideration Dispute Notice”) to Acquirer within thirty (30) days after receiving the Proposed Closing Date Calculations, Acquirer and the Unitholders agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Closing Working Capital, Closing Indebtedness, Transaction Expenses, Closing Cash and Merger Consideration, in each case, for purposes of determining the Adjustment Amount, which amounts shall be conclusive and biding on the parties hereto. Prior to the end of such thirty (30)-day period, the Unitholders’ Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Acquirer, in which case the Merger Consideration will be finally determined when such notice is given. If the Unitholders’ Representative delivers a Merger Consideration Dispute Notice to Acquirer within such thirty (30)-day period, Acquirer and the Unitholders’ Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date Acquirer receives the Merger Consideration Dispute Notice from the Unitholders’ Representative. Any Merger Consideration Dispute Notice shall be delivered to Acquirer together with any supporting documentation, information and calculations which the Unitholders’ Representative reasonably deems in good faith to be relevant. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Acquirer and the Unitholders’ Representative during such thirty (30)-day period of negotiations and any subsequent dispute arising therefrom. Any item set forth in the Proposed Closing Date Calculations that is not objected to in the Merger Consideration Dispute Notice shall be conclusive and binding on the parties hereto. If the Unitholders’ Representative and Acquirer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of RSM US LLP, or if such firm refuses such submission, the dispute resolution group of another nationally-recognized, independent accounting firm agreed upon by Acquirer and the Unitholders’ Representative (such accounting firm, the “Accounting Firm”).

(i) The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within thirty (30) days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (a) the definitions and other applicable provisions of this Agreement, (b) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and the Merger Consideration Dispute Notice) submitted by each of Acquirer and the Unitholders’ Representative to the Accounting Firm within fifteen (15) days after the engagement thereof (which

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the Accounting Firm shall forward to the other party) and (c) one written response submitted to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other party), and not on independent review, which such determination shall be conclusive and binding on the parties hereto absent fraud or manifest error, and Acquirer or the Unitholders’ Representative may seek to enforce such decision in a court of competent jurisdiction. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that at the Accounting Firm’s request, or as mutually agreed by Acquirer and the Unitholders’ Representative, Acquirer and the Unitholders’ Representative may meet with the Accounting Firm so long as representatives of both Acquirer and the Unitholders’ Representative are present. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 1.6(c)(i).

(ii) The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Acquirer and the Unitholders’ Representative, and any associated engagement fees shall be initially borne fifty percent (50%) by the Unitholders’ Representative and fifty percent (50%) by Acquirer; provided that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between the Unitholders’ Representative, on the one hand, and Acquirer, on the other, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.6(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Closing Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses and Merger Consideration, in each case, for all purposes hereunder (including for purposes of determining the Adjustment Amount).

(d) Financial Records. Acquirer shall, and shall cause the Group Companies to, make its financial books and records available to the Unitholders’ Representative and its accountants and other representatives at reasonable times upon reasonable advance written notice during the review by the Unitholders’ Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(e) Dispute Resolution. Acquirer and the Unitholders agree that the procedures set forth in this Section 1.6 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit Acquirer or the Unitholders’ Representative from instituting litigation to enforce any final determination of the Merger Consideration pursuant to Section 1.6(c)(ii) in any court of competent jurisdiction in accordance with Section 10.15. The substance of any determination of the Accounting Firm shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties hereto to have any final determination of the Merger Consideration by the Accounting Firm proceed in an expeditious manner (and in any event within sixty (60) days following its engagement); provided that any deadline or time period contained herein may be extended or modified by the written agreement of Acquirer and the Unitholders’ Representative; and provided further that and the parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 1.6.

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(f) Adjustment to Estimated Merger Consideration.

(i) If the Adjustment Amount is a positive amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, (A) Acquirer shall pay the Adjustment Amount to the Unitholders’ Representative (for further distribution to the Unitholders) by wire transfer or delivery of immediately available funds and (B) Acquirer and the Unitholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Unitholders’ Representative (for further distribution to the Unitholders) the entirety of the Adjustment Escrow Amount.

(ii) If the Adjustment Amount is a negative amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, (A) Acquirer and the Unitholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Acquirer from the Adjustment Escrow Amount an amount equal to the absolute value of such Adjustment Amount. If the absolute value of the Adjustment Amount exceeds the Adjustment Escrow Amount, then, in addition to the disbursement set forth in clause (A) of the first sentence of this Section 1.6(f)(ii), the Unitholders shall (severally but not jointly in accordance with their respective Pro Rata Share), within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, pay to Acquirer an aggregate amount equal to the remaining deficit amount.

(iii) Within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, Acquirer and the Unitholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver any Adjustment Escrow Amount not distributed to Acquirer pursuant to Section 1.6(f)(ii) to the Unitholders’ Representative (for further distribution to the Unitholders).

(iv) Any amounts which become payable pursuant to this Section 1.6(f) will constitute an adjustment to the Merger Consideration for all purposes to the maximum extent permitted under applicable Law. Acquirer’s right to payment pursuant to this Section 1.6 will not be subject to any of the limitations set forth in Article VIII.

(g) Accounting Procedures. The Estimated Closing Statement, the Proposed Closing Date Calculations, any determinations and calculations prepared or used by the Accounting Firm in its determination of the Merger Consideration and any estimates, determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the following: (i) GAAP; and (ii) to the extent not inconsistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the 2022 Audited Financial Statements; provided, however, that all estimates, determinations and calculations of Net Working Capital included in the Estimated Closing Statement, the Proposed Closing Date Calculations and any determinations and calculations prepared or used by the Accounting Firm in its determination of the Merger Consideration shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the accounting methods, policies, procedures, and categorizations set forth on Schedule 1.6(g) attached hereto, including the Example Statement of Net Working Capital included therein. Notwithstanding the foregoing, such statements, estimates, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions; (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; (iii) to the extent not inconsistent with the methodologies and practices described in first sentence of this Section 1.6(g), shall follow the defined terms contained in this Agreement.

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1.7 Tax Consequences. The parties intend that, for U.S. federal Income Tax purposes, (i) the First Merger shall be treated as a fully taxable acquisition of the Company Units by Acquirer under Section 1001 of the Code and the Treasury Regulations promulgated thereunder, and (ii) the Second Merger shall be treated as a tax-free liquidation of the Company in a transaction to which Sections 332 and 337 of the Code and the Treasury Regulations promulgated thereunder apply. Each of the parties covenants and agrees that all Tax Returns shall be prepared and filed on a basis consistent with such foregoing intentions, and agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the foregoing provisions of this Section 1.7, except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code). However, it is understood and agreed that no party hereto makes any representations or warranties to any other party hereto or to any other Person regarding the Tax treatment of the Mergers, or any of the Tax consequences to any party hereto or to any other Person of this Agreement, the Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Unitholders are relying solely on their own Tax advisors in connection with this Agreement, the Transactions and the other agreements contemplated by this Agreement.

1.8 Withholding Rights. Notwithstanding any other provision of this Agreement or of any other agreement to the contrary, any Person that is required by Law to deduct and withhold from any amounts payable to any Person pursuant to this Agreement, any other agreement entered into in connection with the Transactions, or any other agreement as a result of the Transactions, shall be entitled to deduct and withhold all such amounts as it is required to deduct and withhold in connection with the foregoing under or in respect of any provision of Law. Other than for deduction and withholding with respect to any payments to service providers that are treated as compensation or wages for applicable Tax purposes or with respect to any Person’s failure to comply with Section 1.2(a)(iii), if Acquirer reasonably determines that an amount is required to be deducted and withheld from any payment hereunder, Acquirer shall use its commercially reasonable efforts to (a) give written notice of its intent to deduct and withhold to the Person in respect of whom such deduction and withholding would apply at least three (3) days before making such deduction and withholding, (b) cooperate in good faith with such Person to reduce or eliminate the deduction and withholding of such amount (including cooperation in seeking refunds of any amounts withheld), if and as consistent with applicable Law, and (c) provide such Person a reasonable opportunity to provide forms or other documentation that would exempt such amounts from deduction and withholding. Any amounts so deducted and withheld and remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement, and each other applicable agreement, as having been paid to the Person in respect of which such amount was payable to prior to any such deduction or withholding and remittance.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Step Surviving Company and/or the Final Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the sole member and the officers of the First Step Surviving Company and the sole member and officers of the Final Surviving Entity are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement or the Ancillary Agreements.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Acquirer and the Merger Subs as follows:

2.1 Organization, Power and Authority.

(a) Each Group Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Group Company is licensed or qualified to conduct its business as it is presently being conducted and is in good standing in every jurisdiction where the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority has not had and would not reasonably be expected to be material to any Group Company. Each jurisdiction in which a Group Company is qualified to do business is set forth on Schedule 2.1(a). Each Group Company possesses all requisite limited liability company power and authority necessary to own, operate and lease its properties and to carry on its businesses as presently conducted. Each Group Company possesses all requisite power and authority necessary to execute and deliver this Agreement and each Ancillary Document to which it is a party, to carry out the Transactions and to perform its obligations hereunder and thereunder. The copies of each Group Company’s Governing Documents which have been delivered to Acquirer pursuant to this Agreement reflect all amendments made thereto at any time prior to the Agreement Date and are true, complete and correct, and no amendments thereto are pending (except to the extent expressly contemplated by Section 1.1(e)). Complete and accurate copies of the minute books of each Group Company (containing the records of meetings of the equityholders, the managers and any committees of such Group Company) have been made available to Acquirer. The member schedule, or other equity ledger as applicable, of each Group Company is true, complete and correct and has been made available to Acquirer.

(b) Except as set forth on Schedule 2.1(b) or in connection with the Disregarded Entity Election, no Group Company has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of such Group Company or the winding up or cessation of the business or affairs of such Group Company.

(c) The Company has not engaged in any business activities and does not own any assets or property other than (i) ownership of Equity Interests of its Subsidiaries and (ii) activities and contractual rights incidental to maintenance of its corporate existence and other customary holding company activities.

2.2 Authorization.

(a) The execution and delivery of this Agreement and each Ancillary Document to which a Group Company is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions (as applicable) have been duly authorized by all necessary action on the part of the respective Group Company, and no other Proceeding on the part of any Group Company is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements or to consummate the Transactions. Assuming that this Agreement and the Ancillary Documents to which a Group Company is a party have been duly authorized, executed and delivered by each other party thereto, this Agreement and such Ancillary Documents, when executed and delivered by such Group Company, as applicable, in accordance with the terms thereof, shall each constitute a valid, legal and binding agreement of such Group Company, enforceable against such Group Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) The Board Written Consent and the Unitholder Written Consent have been duly adopted by all members of the Board (acting in their capacity as manager of the Company pursuant to the DLLCA) and all Unitholders, respectively, have not been subsequently rescinded or modified in any way and are the only votes or consents necessary to adopt this Agreement and approve the Mergers under the DLLCA and the Company’s Governing Documents, including the Company’s certificate of formation and the Company LLC Agreement. The Board Written Consent and the Unitholder Written Consent are the only votes or consents required by or on behalf of the Company to approve and adopt this Agreement and the Ancillary Documents and to approve and consummate the Transactions, including the Mergers.

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2.3 No Breach. Except as set forth on Schedule 2.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by any Group Company or the consummation by any Group Company of the Transactions, including the Mergers. Except as set forth on Schedule 2.3, the execution, delivery and performance by each Group Company of this Agreement and the Ancillary Documents to which a Group Company is a party, the fulfillment of and compliance with the respective terms hereof and thereof by such Group Company and the consummation by such Group Company of the Transactions, including the Mergers, will not: (i) in any respect, conflict with or result in a breach of the terms, conditions or provisions of; (ii) in any respect, constitute a default under (whether with or without the passage of time, the giving of notice or both); (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the Equity Interests or assets of any Group Company pursuant to; (iv) give any third party the right to modify, terminate or accelerate any obligation under; (v) result in a violation of; (vi) require any consent, approval, Permit, Order, authorization, registration or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to or (vii) trigger, in whole or in part, any change of control, acceleration or similar payment or increased cost of a Group Company pursuant to, in each case, any of the following: (A) the Governing Documents of any Group Company; (B) any Law to which any Group Company or any of its assets is subject or by which any Group Company or any of its assets is bound; or (C) any Contract to which any Group Company is party to or by which any Group Company or any of its assets is bound, except, in the case of clause (C), as would not reasonably be expected to be material to any Group Company.

2.4 Capitalization.

(a) The: (i) authorized Equity Interests; and (ii) issued and outstanding Equity Interests of each Group Company and the record and beneficial holder and owner thereof are set forth on Schedule 2.4(a). There are no issued and outstanding Preferred Units (as defined in the Company LLC Agreement) of the Company. The Equity Interests of each Group Company set forth on Schedule 2.4(a) constitute all of the issued and outstanding Equity Interests of such Group Company, are duly authorized, validly issued and non-assessable and have been issued free and clear and are free and clear of any Liens (other than restrictions imposed under federal and state securities laws) or preemptive rights, “put” or “call” rights or similar rights. All Equity Interests of each Group Company were issued, awarded and/or entered into in compliance with all Laws and all requirements set forth in the Governing Documents of the Group Companies and any applicable Contracts to which any Group Company is a party or by which any Group Company’s assets are bound (including any preemptive rights, “put” or “call” rights or similar rights). Except as set forth on Schedule 2.4(a), no Group Company has any outstanding or authorized: (i) securities or rights convertible or exchangeable for or exercisable into any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests; or (ii) stock appreciation rights or phantom interests or similar plans or rights regarding any of its Equity Interests. There are no: (A) outstanding obligations of any Group Company (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Equity Interests or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any Equity Interest or any warrants, options or other rights to acquire its Equity Interests; or (B) voting trusts, proxies or other agreements of any kind among any of such Group Company’s equityholders or beneficial owners or to which any Group Company is a party with respect to the purchase, voting, sale or transfer of any Group Company’s Equity Interests. No former equity owner of any Group Company and no former holder of any right to acquire any interest in any Group Company (whether by warrant, option, convertible instrument or otherwise) has any claim or rights against any Group Company. There are no declared or accrued unpaid distributions with respect to any Company Units and no Group Company is a party to any Contract which obligates such Group Company to make any payment (including any dividend or distribution) in respect of any Equity Interest of any Group Company. All distributions, repurchases and redemptions of the Equity Interests of any Group Company were undertaken in compliance with the Group Companies’ Governing Documents then in effect, any Contract to which any Group Company then was a party and in compliance with applicable Laws.

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(b) There are no outstanding bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter of which the holders of such Group Company’s Equity Interests may vote.

(c) The Company has provided to Acquirer a spreadsheet (the “Spreadsheet”) setting forth all of the following information, as of immediately prior to the Closing: (i) the names of all of the holders of Company Units and their respective addresses, e-mail addresses and, where available, taxpayer identification numbers, nationalities and entity types (if applicable); (ii) the number and type of Company Units held by each such Person; (iii) the Company’s calculation of the aggregate cash amounts and the number of shares of Acquirer Common Stock payable and issuable, respectively, to each such Person pursuant to Section 1.4 and the total amount of Taxes to be withheld or deducted therefrom (provided, however, that it is understood and agreed that no party hereto makes any representations or warranties to any other party hereto or to any other Person regarding the proper amount of Tax that should be withheld or deducted with respect to any payment, that the Company is providing such withholding or deduction amounts in good faith, and Acquirer acknowledges that Acquirer, the Merger Subs, and their respective Affiliates are relying solely on their own Tax advisors in connection with such determination); and (iv) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer. As of the Closing: (i) the number of Company Units set forth in the Spreadsheet as being owned by a Person constitutes the entire interest of such Person in the issued and outstanding Equity Interests of the Company; (ii) no Person not disclosed in the Spreadsheet is a record or beneficial holder of, or has a right to acquire from the Company, any Equity Interests of the Company; and (iii) the Company Units disclosed in the Spreadsheet are free and clear of any Liens (other than restrictions imposed under federal and state securities laws).

2.5 Subsidiaries; Investments. Except as set forth on Schedule 2.5: (a) no Group Company has made, or holds the right to make, an investment in or loan to any other Person; (b) the operations of the Business are not conducted through any Person other than the Group Companies; (c) there are no entities that have been merged into or that otherwise are predecessors to any Group Company; and (d) except for another Group Company, no Group Company has ever had any Subsidiaries. None of the Unitholders nor any of their Affiliates (other than the Group Companies): (i) hold any tangible personal property, Intellectual Property Rights or any other properties or assets (tangible or intangible); or (ii) have any operations, in each case, that are used in, held for use in, or related to, the Business.

2.6 Financial Statements.

(a) Attached hereto as Schedule 2.6(a) are the following financial statements (collectively, the “Financial Statements”): (i) the audited, consolidated balance sheet of the Group Companies as of December 31, 2021, and the related audited, consolidated statements of income (operations), members’ deficit and cash flows of the Group Companies for the year then ended; (ii) the audited, consolidated balance sheet of the Group Companies as of December 31, 2022, and the related audited, consolidated statements of income (operations), members’ equity and cash flows of the Group Companies for the year then ended (collectively, the “2022 Audited Financial Statements”); and (iii) the unaudited, consolidated balance sheet of the Group Companies as of September 30, 2023 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”) and the related unaudited, consolidated statements of income (operations), members’ equity and cash flows of the Group Companies for the nine months then ended (collectively, the “Latest Financial Statements”).

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(b) The Financial Statements: (i) have been prepared from, and are in accordance with, the books and records of the Group Companies (which are correct and complete in all material respects); (ii) fairly present, in all material respects, the financial position and condition of the Group Companies and the Business as of the dates thereof and the operating results and cash flows of the Group Companies and the Business for the periods then ended, in each case, on a consolidated basis; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, with respect to the Latest Financial Statements, for the absence of footnotes and supplementary information and subject to normal and recurring year-end adjustments (which would not be material, either individually or in the aggregate). Each Group Company has established and maintains a system of internal controls over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that: (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of such Group Company’s assets; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that such Group Company’s receipts and expenditures are being made only in accordance with appropriate authorizations of such Group Company’s management and board of managers or other governing body; and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of such Group Company’s assets. No Group Company or, to the Company’s knowledge, any current or former accountant or internal or external auditor, employee, consultant, director, agent or representative of a Group Company has received or otherwise had or obtained knowledge of any weaknesses in internal accounting or other controls or any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of any Group Company or their internal accounting controls or any material inaccuracy in the financial statements of the Company. No Group Company or, to the Company’s knowledge, any current or former accountant or internal or external auditor, employee, consultant, director, agent or representative of a Group Company, has identified or been made aware of any fraud, whether or not material, that involves a Group Company’s management or other current or former employees, consultants or directors of a Group Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies, or any claim or allegation regarding any of the foregoing. All reserves that are set forth in or reflected in the Latest Balance Sheet have been established in accordance with GAAP and are adequate.

(c) Except as set forth on Schedule 2.6(c), the Group Companies have no Liability (including any off-balance sheet Liabilities or obligations) other than: (a) Liabilities set forth on the face of the Latest Balance Sheet; (b) Liabilities which have arisen after the Latest Balance Sheet Date in the ordinary course of business consistent with GAAP (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, misappropriation, lawsuit or other Proceeding or violation of or non-compliance with any Permit or Law and none of which is material, either individually or in the aggregate); and (c) Liabilities relating to the performance under Contracts that have not yet been fully performed. Except for Liabilities reflected in the Financial Statements, the Group Companies do not have any off-balance sheet Liabilities or obligations of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by any Group Company.

(d) Except as set forth on Schedule 2.6(d), the Group Companies do not have any outstanding Indebtedness. Schedule 2.6(d) lists all Indebtedness of the Group Companies as of the Closing, including any Indebtedness that is to be paid in full at the Closing, and lists the holder of such Indebtedness and the current principal amount of, and the amounts of any prepayment premiums and penalties of, such Indebtedness, as applicable.

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(e) Schedule 2.6(e) sets forth all outstanding guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of any Group Company in connection with any customer, partner, vendor or supplier Contracts, proposals, Permits, or otherwise (each, a “Payment Security”), including for each Payment Security: (i) the name of the beneficiary or oblige; (ii) the name of the applicant; (iii) the name of issuer or surety; (iv) the amount and period covered thereby; (v) the purpose of such Payment Security; (vi) the amount currently drawn under such Payment Security; and (vii) a description of any material claims made thereunder. The Payment Securities listed on Schedule 2.6(e) are of the type and in the amounts sufficient to conduct the Business and for compliance with all applicable Laws and Contracts to which any Group Company is a party or by which any Group Company is bound. Except as set forth on Schedule 2.6(e), no Group Company has any commitment or requirement, pursuant to Contract or otherwise, to obtain or issue a Payment Security that has not yet been obtained or issued. The Group Companies are in material compliance with all terms and conditions of each Payment Security.

(f) Except as set forth on Schedule 2.6(f), all of the accounts receivable, whether billed or unbilled, of the Group Companies arose in the ordinary course of business consistent with past practice, are carried at values determined in accordance with GAAP, to the Company’s knowledge, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and, to the Company’s knowledge, are the result of bona fide, arms’ length transactions in the ordinary course of business, are collectible except to the extent of reserves therefor set forth in the Latest Balance Sheet or, for accounts receivable which have arisen after the Latest Balance Sheet Date, as reflected on the Books and Records of the Group Companies (which accounts receivable are recorded in accordance with GAAP). No Person has any Lien on any accounts receivable of the Group Companies and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Group Companies other than: (i) immaterial deductions or discounts; or (ii) deductions or discounts made in the ordinary course of business consistent with past practice. All corresponding accounts receivable reserves were and are adequate and consistent with the reserves previously maintained by the Company in the ordinary course of business and determined in accordance with GAAP.

2.7 Absence of Certain Developments. Since December 31, 2022: (i) there has occurred no fact, event or circumstance which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the Group Companies have operated in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2022, except as set forth in Schedule 2.7, no Group Company has:

(a) authorized for issuance, issued, sold, delivered, or granted any notes, bonds or other debt securities or any Equity Interests or any securities or rights convertible, exchangeable or exercisable into any Equity Interests;

(b) (i) incurred, assumed or guaranteed any Indebtedness for borrowed money, except as set forth on Schedule 2.6(d), (ii) issued or obtained any Payment Security by or on behalf of any Group Company, except as set forth on Schedule 2.6(e), or (iii) made any investment in or capital contribution to, including by acquiring any Equity Interest in, any Person, except as set forth on Schedule 2.5;

(c) discharged or satisfied any Lien or paid any material obligation or Liability, other than Liabilities paid in the ordinary course of business consistent with past practice;

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(d) declared, set aside or made any payment, dividend or distribution of cash, equity or other property with respect to its Equity Interests or otherwise to its equityholders or any of their Affiliates or purchased, redeemed or otherwise acquired any of its Equity Interests (including any warrants, options or other rights to acquire its Equity Interests), except as contemplated by Section 1.2(c);

(e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Liens;

(f) sold, assigned, transferred, leased, licensed or permitted the loss, lapse or abandonment of, or failed to maintain, enforce and protect any of, its material assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

(g) (i) increased, or promised to increase, the compensation or benefits payable or to become payable by the Group Companies to any current or former employee, officer, director, independent contractor or service provider (or group thereof) of the Group Companies, except for increases in compensation in the ordinary course of business consistent with past practice; (ii) amended or terminated any existing, or adopted or entered into any new, compensation or benefit plan, program, policy, agreement or arrangement; (iii) increased the coverage or benefits available under any employee benefit plan, program, policy, agreement or arrangement, or paid any benefit not required by any such plan, program, policy, agreement or arrangement; (iv) accelerated or committed to accelerate the timing of vesting, payment or funding of any compensation or benefits; or (v) granted, announced or agreed to pay any cash incentive, equity or equity-based awards, severance, change in control, retention, separation, commission, benefit or other direct or indirect compensation to any current or former employee, officer, director, independent contractor or service provider of the Group Companies;

(h) implemented or announced any employee layoffs that could implicate the WARN Act;

(i) hired, engaged or terminated (with or without cause) any employee, officer, director, independent contractor or service provider of the Group Companies with an annual compensation in excess of $150,000;

(j) waived or released any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee, officer, director or independent contractor;

(k) (i) negotiated, modified, extended, or entered into any collective bargaining agreement or other Contract with any labor union or labor organization (each, a “CBA”); or (ii) recognized or certified any labor union, labor organization, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(l) incurred or committed to incur any capital expenditures (or any obligations or liabilities in connection therewith) in excess of $100,000 individually, or $250,000 in the aggregate, or delayed or postponed the making of any capital expenditure or the repair or maintenance of any material assets of the Group Companies;

(m) (i) suffered any theft, damage, destruction or casualty loss exceeding $100,000 in the aggregate, whether or not covered by insurance; (ii) experienced any material changes in the amount and scope of insurance coverage; (iii) terminated, canceled, amended, modified or failed to renew any insurance coverage policy that is not promptly replaced by a comparable amount of insurance coverage; (iv) suffered any material destruction of its books and records; (v) made any claim under any insurance policy; or (vi) received any proceeds from any insurance policy;

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(n) made any material change in the policies of the Group Companies, or cancelled or waived any material right with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables (including debts or claims against any Affiliate of the Group Companies or any Unitholder or any of their respective Affiliates), including any acceleration of the collection of accounts receivable or deferral of the payment of accounts payable;

(o) made any material change in its cash management practices or in any method of accounting or accounting policies, or made any write down in the value of its inventory that is material and out of the ordinary course of business;

(p) other than compensation paid in the ordinary course of business, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement between a Group Company, on the one hand, and any Affiliate, any Unitholder or any of their respective Affiliates, on the other hand;

(q) amended its Governing Documents;

(r) entered into any new line of business;

(s) entered into any Contract to: (i) acquire (whether by merger, consolidation, purchase of Equity Interests, purchase of assets or otherwise) the Equity Interests or a portion of the assets of any other Person or any other business; (ii) dispose, transfer or sell (whether by merger, consolidation, sale or other transfer of Equity Interests, sale, disposal or transfer of assets or otherwise) the Equity Interests or a portion of the assets of any Group Company; or (iii) loan or advance, or guarantee for the benefit of, or make any investments in any Person;

(t) adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(u) entered into, amended, modified, terminated or cancelled any Material Contract or any contract which would have been required to be listed on Schedule 2.10 had such contract had not been terminated or cancelled (other than renewals entered into in the ordinary course of business consistent with past practice);

(v) canceled, delayed or postponed the payment of accounts payable or any other Liability;

(w) made any material change in the manner in which the Group Companies extends discounts or credits to vendors or customers;

(x) changed accounting methods or practices (including any change in depreciation or amortization policies) or revalued any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and notice of which has been provided to Acquirer;

(y) (i) made or changed any election in respect of Taxes (including, with respect to the Company, any election to be treated as anything other than a corporation for U.S. federal and applicable state and local Income Tax purposes or for any of its Subsidiaries to be treated as anything other than a disregarded entity), but in all events excluding the Disregarded Entity Election, (ii) adopted or changed any annual accounting period, (iii) adopted or changed any accounting method in respect of Taxes, (iv) filed any federal, state, local or foreign Income Tax Return or any other material Tax Return, (v) filed any

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amendment to a federal, state, local or foreign Income Tax Return or any other material Tax Return, (vi) entered into any Tax sharing, Tax indemnity or similar agreement, or assumed any Liability for the Taxes of any other Person (whether by Contract or otherwise), in each case, other than pursuant to commercial agreements entered into in the ordinary course of business of the applicable Group Company, the principal purpose of which is not related to Taxes, (vii) entered into any closing agreement with respect to Taxes, (viii) settled any claim or assessment in respect of Taxes, (ix) surrendered any right to claim a refund of Taxes, (x) failed to pay any Tax when due and payable (including estimated Taxes), (xi) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (xii) taken any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Acquirer or its Affiliates (including, after the Closing, any of the Group Companies) for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(z) transferred or licensed from any Person any rights to any Intellectual Property Rights, or transferred or licensed to any Person any rights to any Company Intellectual Property Rights, or transferred or provided a copy of any Source Code or Object Code to any Person (including any current or former employee, consultant, contractor or commercial partner of the Company) (other than providing access to Source Code or Object Code to current employees and consultants of the Company involved in the development of the Group Companies Products or Software on a need to know basis and providing customer access to the Group Companies Products and Software, in each case in the ordinary course of business consistent with past practice);

(aa) taken any action regarding a patent, patent application or other Intellectual Property Right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice; or

(bb) agreed, whether orally or in writing, to do any of the foregoing.

2.8 Assets. The Group Companies own good, valid and marketable title to all properties and assets, whether tangible or intangible, that they purport to own (including all of the properties and assets shown on the Latest Balance Sheet), free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and (ii) Permitted Liens. The Group Companies own, or have a valid leasehold interest in, or have valid license to use, all of the assets, properties and rights, whether tangible or intangible, necessary to conduct and operate the Business and to continue to conduct and operate the Business and to sell and otherwise enjoy full rights to exploitation of their assets, properties and all products and services that are provided in connection therewith, in each case without the need of Acquirer to acquire or license any other asset, property or right (including Intellectual Property Rights), and such assets, properties and rights constitute all of the assets, properties and rights: (i) held by the Group Companies during the periods covered by the Financial Statements; or (ii) used in the Business. The Group Companies, as lessee, have the right under valid leases to use, possess and control all personal property used (and not owned) by the Group Companies as now used, possessed and controlled by the Group Companies. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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2.9 Tax Matters.

(a) Each Group Company has properly completed and timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by it prior to the Closing Date (taking into account all valid extensions of time to file initial Tax Returns), has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were true, correct and complete when filed and have been prepared in compliance with applicable Law. There are no Liens (other than statutory Liens for Taxes that are not yet due and payable and for which adequate reserves have been established in accordance with GAAP) against any of the assets or properties of any of the Group Companies or upon any Equity Interest of any Group Company, in each case, resulting from any claim for Taxes.

(b) The Company has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Group Companies filed with respect to the Group Companies for taxable periods ended on or after January 1, 2020.

(c) The Latest Balance Sheet reflects in accordance with GAAP all Liabilities for unpaid Taxes of the Group Companies for periods (or portions of periods) through the Latest Balance Sheet Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income). No Group Company has any Liability for unpaid Taxes accruing after the Latest Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Latest Balance Sheet Date. No Group Company has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that is not included in the calculation of Closing Working Capital.

(d) There is no (i) past or pending audit of, or Tax controversy with respect to, any Taxes or Tax Return of any of the Group Companies that has been or is being conducted by a Tax Authority that has not been closed or otherwise resolved, (ii) other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) extension of any statute of limitations on the assessment of any Taxes granted by any Group Company currently in effect and (iv) agreement to any extension of time for filing any Tax Return that has not been filed (excluding all valid extensions of time to file initial Tax Returns). No claim has ever been made in writing by any Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction. No power of attorney granted by or with respect to any Group Company with respect to Taxes is currently in force.

(e) No Group Company has been nor will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Law as a result of transactions, events or accounting methods employed prior to the Mergers.

(f) No Group Company is party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement, and no Group Company has any Liability or potential Liability to another party under any such agreement (other than a party that is a member of an affiliated group, as defined in Section 1504 of the Code, of which the Company is the common parent), in each case, other than pursuant to commercial agreements entered into in the ordinary course of business of the applicable Group Company, the principal purpose of which is not related to Taxes.

(g) Each Group Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of applicable state, local or foreign Law.

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(h) No Group Company has consummated or participated in, and no Group Company is currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder. No Group Company has participated in, nor is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Section 1.6011-4(b) of the Treasury Regulations, or any transaction requiring disclosure under a corresponding or similar provision of applicable state, local, or foreign Law.

(i) No Group Company nor any predecessor thereof is or has ever been a member of a consolidated, combined, unitary or aggregate group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which was a Group Company).

(j) No Group Company has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by operation of applicable Law, by Contract or otherwise (other than a Person that is a member of an affiliated group, as defined in Section 1504 of the Code, of which the Company is the common parent).

(k) Except as set forth in Schedule 2.9(k), no Group Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of (i) the use of an incorrect method of accounting, or a change in method of accounting, for a Taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law) or any other similar or comparable agreement with a Governmental Entity executed on or prior to the Closing Date, (iii) intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing, (v) election under Section 108(i) of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law) made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the Treasury Regulations and IRS Revenue Procedure 2004-34), (vii) cash method of accounting or long-term contract method of accounting utilized by it on or prior to the Closing Date, or the receipt of prepaid amounts, (viii) the application of Section 263A of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law), or (ix) the deduction of accrued but unpaid expenses. No Group Company has made any election under Section 965(h) of the Code.

(l) Except as set forth in Schedule 2.9(l) and as a result of the Transactions contemplated by this Agreement, none of the Tax attributes (including net operating loss carry-forwards and general business Tax credits) of any Group Company is limited by Section 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of applicable state, local or foreign Law).

(m) No Group Company has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(n) No Group Company is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal Income Tax purposes.

(o) No Group Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.

(p) Each Group Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

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(q) Each Group Company has provided to Acquirer all documentation relating to any applicable Tax holidays or incentive; each Group Company is in compliance with the requirements for any applicable Tax holiday or incentive; and no Tax holiday or incentive will be jeopardized by the Transactions.

(r) No Group Company is, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and each Group Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(s) No Group Company has distributed Equity Interests of another Person, or has had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(t) Each Group Company has (i) complied with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any applicable foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including federal and state Income Taxes, the Federal Insurance Contributions Act, Medicare, the Federal Unemployment Tax Act, and relevant state income and employment Tax withholding Laws, (iii) timely filed all withholding Tax Returns and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Laws, for all periods through and including the Closing Date, and (iv) charged, collected and paid all Taxes required to be charged, collected and paid, including sales, use, ad valorem, value added, and excise Taxes. Each Group Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Laws. No Person is required to withhold any amounts on payments provided for under this Agreement nor on any amounts on payments provided for in any other agreement applicable to, or entered into in connection with, the Transactions.

(u) Since its date of formation, the Company is and has always been taxable as a C corporation for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat the Company as anything other than a C corporation for such purposes. Until the effective date set forth in the Disregarded Entity Election, VDC-MGG Holdings, LLC was taxable since the date of its formation as a C corporation for U.S. federal and applicable state and local Income Tax purposes. At all times from the date of its formation until September 24, 2015, Vegas.com, LLC was treated as a partnership for U.S. federal and applicable state and local Income Tax purposes and beginning September 25, 2015, Vegas.com, LLC is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes. At all times from the date of its formation until September 24, 2015, LV.com, LLC was treated as a partnership for U.S. federal and applicable state and local Income Tax purposes and beginning September 25, 2015, LV.com, LLC is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes. At all times from the date of its formation until September 24, 2015, Casino Travel & Tours, LLC was treated as a partnership for U.S. federal and applicable state and local Income Tax purposes and beginning September 25, 2015, Casino Travel & Tours, LLC is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes.

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(v) Other than as expressly set forth in Section 2.9(u), each of the Subsidiaries of the Company is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes.

(w) No Group Company is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations promulgated under Section 367 of the Code.

(x) Each Group Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Units that were initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Unitholder of any portion of the Merger Consideration payable pursuant to Section 1.3 will result in compensation or other income to any Unitholder with respect to which Acquirer or any Group Company would be required to deduct or withhold any Taxes.

(y) Each nonqualified deferred compensation plan to which any Group Company is a party complies with the requirements of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. No compensation has been or would reasonably be expected to be includable in the gross income of any current or former employee or other service provider of any Group Company as a result of the operation of Section 409A of the Code. No amounts paid or payable by any Group Company are subject to any Tax or penalty imposed under Section 457A of the Code. No Group Company is under any obligation to gross up or reimburse any Taxes to any Person, including with respect to any Tax-related payments under Section 409A of the Code.

(z) Each Group Company is in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each Group Company. The prices for any property or services (or for the use of any property) provided by or to each Group Company are arm’s length prices for purposes of all applicable transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(aa) No independent contractor was or will be considered an employee of any Group Company by an applicable Tax Authority. Each Group Company has classified in accordance with applicable Law and solely for Tax purposes those individuals performing services as common law employees, leased employees, independent contractors or agents of such Group Company.

(bb) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of applicable state, local or foreign Law).

(cc) Except as set forth in Schedule 2.9(cc), since January 1, 2020, no Group Company has (i) taken any action related to the COVID-19 pandemic with respect to their employees or other service providers, including implementing workforce reductions, terminations, furloughs or changes to compensation, benefits or working schedules, or changes to Company Employee Plans, or (ii) applied for or received loans, deferred Taxes, or claimed any Tax credits under any applicable Law (including the CARES Act), regulation, Order or directive issued by any Governmental Entity or public health agency in connection with the COVID-19 pandemic, and none of the foregoing actions are reasonably anticipated.

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(dd) Each Group Company is in compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction. No Group Company holds any property or owes any amount that is presumed abandoned under the Laws of any jurisdiction.

(ee) All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of each Group Company, have been timely filed and all such forms were true, correct and complete when filed.

(ff) Each Group Company has collected, and has on file, and will have on file as of the Closing Date, certificates of resale for all customers from which such Group Company does not collect sales Taxes.

2.10 Contracts and Commitments.

(a) Except as set forth on Schedule 2.10(a), no Group Company is a party to or bound by (whether written or oral) any:

(i) Contract involving aggregate consideration from the Group Companies (or any individual Group Company) in excess of $100,000 in any fiscal year;

(ii) Contract involving aggregate consideration to the Group Companies (or any individual Group Company) in excess of $100,000 in any fiscal year;

(iii) pension, profit sharing, stock option, employee Equity Interest purchase or other plan, program, policy, agreement or arrangement providing for deferred or other compensation to employees;

(iv) CBA;

(v) settlement, conciliation, or similar agreement or Contract with respect to any Proceeding;

(vi) Contract with any Governmental Entity, government prime contractor, or higher-tier government subcontractor;

(vii) (A) Contract for the employment or engagement of any individual employee, officer, director, independent contractor or consultant at an annual compensation in excess of $150,000; (B) Contract to provide severance, change in control or retention payments or similar benefits upon any termination of employment or other engagement or upon the consummation of the Transactions; or (C) Contract with any staffing agency, labor agency, or similar provider of contingent workers;

(viii) Contract relating to Indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any material asset or group of assets of a Group Company;

(ix) Contract under which any Group Company is: (A) lessee of or holds or operates any personal property that is owned by any other party; or (B) lessor of or permits any third party to hold or operate any personal property that is owned or controlled by a Group Company;

(x) (A) Lease; or (B) Contract under which any Group Company is lessor of or permits any third party to hold or operate any Leased Real Property;

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(xi) surety bond, performance bond or similar instrument, or any indemnity or other agreement or Contract governing any surety bond, performance bond or similar instrument;

(xii) Contract with respect to any Payment Security;

(xiii) IP License Contract, other than any IP License Contract for which (x) a license of Intellectual Property Rights is not the primary purpose of such Contract, (y) the licensed Intellectual Property Rights are not material to the Business and (z) such Contract is otherwise listed in Schedule 2.10(a);

(xiv) power of attorney or other similar agreement or grant of agency;

(xv) Contract concerning non-competition or that otherwise limits the Group Companies from freely engaging in any business or competing anywhere in the world (including any agreement with provisions regarding non-solicitation of employees, co-existence agreements, and settlement agreements) or any material agreement concerning confidentiality;

(xvi) Contract that contains any “most favored nation”, exclusivity, total requirements, or “take or pay” provisions, or any preferred provider or minimum commitment terms in favor of the counterparty;

(xvii) Contract which involves the sale, issuance, redemption, repurchase or registration of the Equity Interests of the Group Companies or of any other Person (other than the Transactions);

(xviii) Contract with any Material Source;

(xix) Contract granting to any Person an option or a first refusal or similar preferential right to purchase or acquire any asset of the Group Companies;

(xx) Contract that provides for the indemnification by any Group Company of any Person (including indemnification Contracts entered into with directors and officers) or the assumption of any Tax or environmental Liability of any Person (other than Contracts entered into in the ordinary course of business consistent with past practice the primary purpose of which is not the assumption of any Tax or environmental Liability);

(xxi) Contract providing for the sale, placement or marketing of insurance by any Group Company (or by an agent on behalf of any Group Company);

(xxii) Contract that involves the sharing of profits with, or the payment of royalties or referral fees to, any other Person;

(xxiii) Contract required to be set forth on Schedule 2.19;

(xxiv) Contract related to the: (i) ownership of, investments in or loans and advances to any Person, including investments in joint ventures, partnerships and minority equity investments; (ii) acquisition, directly or indirectly (by merger or otherwise) of any business, material assets (tangible or intangible), real property or Equity Interests of any other Person; (iii) sale or disposition, directly or indirectly (by merger or otherwise) of any business, material assets (tangible or intangible), real property or Equity Interests of any Group Company or any other Person; or (iv) any commitment or arrangement to enter into any of the foregoing.

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(b) All of the Contracts set forth or required to be set forth on Schedule 2.10 (collectively, the “Material Contracts”) are in written form, in full force and effect and are valid, binding and enforceable in accordance with their respective terms except as the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors’ rights generally; or (ii) general principles of equity, whether considered in a Proceeding at Law or in equity (collectively, the “Enforceability Exceptions”). Each Material Contract shall be in full force and effect without penalty in accordance with its terms upon consummation of the Transactions and shall continue to be in full force and effect on identical terms immediately following the Closing. No Group Company is in default under or in breach of, or in receipt of any claim of default or breach under, any Material Contract and, to the knowledge of the Company, the other parties thereto are not in default or breach, in any material respect, thereunder. No event has occurred which (with the passage of time or the giving of notice or both or any other event or condition) would reasonably be expected to: (i) result in a default or breach in any material respect by the Group Companies or, to the knowledge of the Company, any other party under any Material Contract; or (ii) give any third party the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract; (C) accelerate the maturity or performance of any obligation of any Group Company under any Material Contract; or (D) cancel, terminate or modify any Material Contract. No Group Company has received any written (or, to the knowledge of the Company, oral) notice that (and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in) any other party to a Material Contract intends not to renew, or to breach, cancel, terminate or materially renegotiate the existing terms of, any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Acquirer.

2.11 Intellectual Property.

(a) Schedule 2.11(a) contains a true and complete list of all: (i) registered, patented or applied for Intellectual Property Rights (including internet domain names) owned by the Group Companies (the “Registered Company Intellectual Property”); (ii) pending patent applications and applications for registration or patent of Intellectual Property Rights owned by the Group Companies; (iii) material proprietary Software owned by the Group Companies; (iv) trade or corporate names used by the Group Companies in connection with the Business; and (v) material unregistered trademarks owned by the Group Companies. All of the Registered Company Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the U.S. Patent and Trademark Office, the U.S. Copyright Office or other applicable filing office, domestic or foreign, to the extent necessary or desirable to ensure full protection under applicable Law, and all such registrations, filings, issuances and other actions remain in full force and effect. All renewal, maintenance, filings and other fees with respect to the Registered Company Intellectual Property have been made and paid, all other required maintenance actions have been taken.

(b) Except as set forth on Schedule 2.11(b), the Group Companies exclusively own and possess all right, title and interest in and to, or have a valid and enforceable right to use pursuant to a license set forth on Schedule 2.11(b), free and clear of all Liens other than Permitted Liens, all Company Intellectual Property Rights, including all Intellectual Property Rights necessary for, or used in, the operation of the Business (provided that Schedule 2.11(b) does not identify any Contract for which (x) a license of Company Intellectual Property Rights is not the primary purpose of such Contract and (y) the licensed Company Intellectual Property Rights are not material to the Business). The Company Intellectual Property Rights are valid, subsisting and enforceable without any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except as set forth on Schedule 2.11(b), there are no written or oral threatened claims against the Group Companies that were made within the past five (5) years, or are presently pending or threatened (whether orally or in writing), contesting the validity, use, ownership, enforceability or registrability of any of the Company

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Intellectual Property Rights, and there is no reasonable basis for any such claim. Each item of intellectual property owned, licensed, or used by the Group Companies immediately prior to the Closing Date will be owned, licensed, or available for use by the Group Companies immediately subsequent to the Closing Date on substantially similar terms and conditions as owned, licensed, or used by the Group Companies immediately prior to the Closing Date.

(c) Except as set forth on Schedule 2.11(c): (i) no Group Companies has infringed, misappropriated or otherwise conflicted with, and the operation of the Business does not infringe, misappropriate or conflict with, any Intellectual Property Rights of any other Person, and no Group Company has received any written threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any other Person); and (ii) no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights. The Transactions will not impair: (A) the right, title, or interest of the Group Companies in and to the Company Intellectual Property Rights; or (B) the ownership or use of the Systems by the Group Companies. The Company Intellectual Property Rights and the Systems shall be owned or available for use by the Group Companies immediately after the Closing on terms and conditions identical to those under which the Group Companies owned or used the Company Intellectual Property Rights and the Systems immediately prior to the Closing. The Company Intellectual Property Rights are not subject to any outstanding consent, settlement, decree, Order, injunction, judgment or ruling restricting the use or ownership thereof.

(d) All current and former employees, consultants and contractors of the Group Companies who participated in the creation or contributed to the conception or development of intellectual property relating to the business of the Group Companies either: (i) were employees of the Group Companies at the time of rendering such services and such services were within the scope of their employment; or (ii) have validly assigned such intellectual property to the Group Companies in writing and waived all moral rights in favor of the Group Companies. No current or former director, manager, officer, shareholder, member, partner, employee, consultant, contractor, agent or other representative or Affiliate of the Group Companies owns or claims, nor is there any basis for any such Person to claim, any rights in (nor has any of them made application for) any intellectual property owned or used by the Group Companies. The Group Companies have taken commercially reasonable measures to protect and preserve their rights in the Company Intellectual Property Rights and the confidentiality of all material trade secrets, and any other material proprietary or confidential information (and any information intended to be a material trade secret, or other material proprietary or confidential information) owned or held by the Group Companies and only disclosed any such material trade secrets or any other material proprietary or confidential information pursuant to the terms of a written agreement that requires the Person receiving such material trade secrets or other material proprietary or confidential information to reasonably protect and not disclose such material trade secrets or information.

(e) The Group Companies have complied in all material respects with the terms of all licenses under which any Open Source Materials are licensed to the Group Companies. None of the products developed, sold, licensed or distributed by the Group Companies, including Software (the “Group Companies Products”), include, incorporate, use, are dependent upon or link to any Open Source Materials in a manner that would: (i) obligate the Group Companies: to (A) publish, convey, distribute, release or make publicly available any proprietary Source Code or proprietary Object Code for any Software of the Group Companies; or (B) require any proprietary Source Code or proprietary Object Code for any Software of the Group Companies to be licensed by the Group Companies for the purpose of making derivative works or modifications; or (ii) prohibit or limit: (A) the Group Companies’ receipt of consideration in connection with licensing or distribution of any of the Group Companies Products; or (B) the imposition of any contractual restrictions on the rights of any licensee or customer of the Group Companies to modify, decompile or reverse-engineer any of the Group Companies Products. The Group Companies maintain an ongoing tracking system to ensure compliance with Open Source Licenses.

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(f) The Source Code for all Software developed by or for the Group Companies contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Software developed by or for the Group Companies. No Source Code for any Software owned by the Group Companies has been delivered, licensed or made available to any: (A) escrow agent; or (B) other Person who is not, as of the Agreement Date, an employee of or contractor working for a member of the Group Companies that has executed a contract providing for the non-disclosure by such Person of any trade secrets or other confidential information of the Group Companies. Except as set forth on Schedule 2.11(f), no Group Company has a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the Source Code for any Software owned by the Group Companies to any escrow agent or other Person. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the Source Code for any Software owned by the Group Companies to any Person, and the Group Companies have not agreed or undertaken, or in any way promised, to provide such Source Code to any such Person. The Group Companies are in actual possession of and have exclusive control over a complete and correct copy of the Source Code for all Software developed by or for the Group Companies.

(g) There are no material problems or defects in any Software of the Group Companies that prevent any such Software from operating substantially as described in its related documentation or specifications, or as otherwise warranted to any third party. None of the Software owned by the Group Companies: (i) contains any bug, defect or error that disrupts, disables, harms, or otherwise adversely affects the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software. The Group Companies have provided to Acquirer and its representatives a complete and accurate list of all bugs, defects and errors in each version and component of each Software.

(h) The Group Companies have maintained, protected, and enforced the Company Intellectual Property Rights, including the secrecy, confidentiality and value of their trade secrets and other confidential information.

2.12 Privacy; IT Systems and Cyber Security.

(a) Except as set forth on Schedule 2.12, the Systems are sufficient for the needs of the Business. Except as set forth on Schedule 2.12, since January 1, 2018, there have been no bugs in, or failures, breakdowns, continued substandard performance, or other adverse events of any such Systems which has caused or could reasonably be expected to result in the material disruption or interruption in or to the use of such Systems by the Group Companies or the conduct of the Business. The Group Companies have at all times: (i) maintained commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, act in compliance, in all material respects, therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis; and (ii) implemented reasonable organizational, physical, administrative, and technical safeguards, including those required by Data Security Requirements, that are consistent with: (A) standards prudent in the industry in which the Group Companies operate; (B) any existing contractual commitment made by the Group Companies that is applicable to Personal Information; (C) any written policy adopted by the Group Companies, including the Group Companies’ privacy policy published or otherwise made publicly available by the Group Companies; and (D) the Group Companies information security program.

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(b) The Group Companies have: (i) regularly conducted vulnerability and penetration testing, risk assessments, and external audits of, and regularly track security incidents related to, the Systems through their own qualified personnel or through a qualified third party (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews performed during the last three years; and (iv) timely installed software security patches and other fixes to remediate identified technical information security vulnerabilities.

(c) The Group Companies have purchased a sufficient number of license seats (and scope of rights) for all third-party Software that is used or held for use in the conduct of the Business, and have complied in all material respects with the terms and conditions of the agreements corresponding to such Software.

(d) The Group Companies have at all times: (i) complied with all applicable Data Security Requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Group Companies of Personal Information or User Data from the European Economic Area, the United Kingdom, or Switzerland, to any jurisdiction in respect of which the European Commission has not issued an adequacy decision) of Personal Information (including employee data) or User Data; and (ii) complied with all of the Group Companies’ policies regarding privacy and data security, including: (A) all privacy policies and similar disclosures published on the Company Websites or otherwise communicated in writing to employees of the Group Companies, users of any Company Website, and other third parties; (B) any notice to or consent from the provider or subject of Personal Information or User Data; (C) any contractual commitment made by the Group Companies with respect to such Personal Information and User Data; and (D) any privacy policy otherwise made available by the Group Companies to the Persons to whom the Personal Information or User Data relates.

(e) Except for disclosures of information required or permitted by applicable Data Security Requirements, described in the Group Companies’ privacy policies, authorized by the provider of the Personal Information or User Data, or permitted by the Group Companies’ contracts with customers and suppliers (so long as such permission complies with Data Security Requirements), the Group Companies have not shared, sold, rented, or otherwise made available, and are not sharing, selling, renting, or otherwise making available, to third parties any Personal Information or User Data.

(f) The Group Companies have not transferred any Personal information and/or User Data across any international borders except in compliance with applicable Data Security Requirements. The transfer of Personal Information and User Data in connection with the Transactions will not violate any applicable Data Security Requirements or the privacy policies of the Group Companies as they currently exist or as they existed at any time during which any of the Personal Information or User Data was collected or obtained. The Group Companies are not subject to any contractual requirements or other Laws that, following the Closing, would prohibit the Group Companies from receiving or using Personal Information or User Data in the manner in which the Group Companies received and used such Personal Information or User Data prior to the Closing.

(g) All consents required by Data Security Requirements for the use of cookies or similar technology to collect information from the terminal equipment of any Person by or on behalf of the Group Companies have been obtained in accordance with such Data Security Requirements and all information required to be disclosed in order to use such technology in accordance with Data Security Requirements has been disclosed in all material respects prior to the technology entering the terminal equipment.

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(h) To the knowledge of the Company, there has been no actual or alleged unauthorized use, access, intrusion, theft, failure, breakdown, or breach of security of: (i) any of the Systems; or (ii) any Personal Information, User Data, payment card information, confidential or proprietary data, or any other information collected, maintained, or stored by or on behalf of the Group Companies (or any loss, destruction, compromise, or unauthorized disclosure thereof).

(i) No Group Company has received, or been subject to, any written notice, complaint, investigation, inquiry or enforcement Proceedings from any Person, alleging non-compliance with the Data Security Requirements or claiming compensation in respect thereof, and no such complaint, investigation, inquiry or Proceeding has been threatened in writing or orally or is pending.

2.13 Litigation. Except as set forth on Schedule 2.13, since January 1, 2018, there have not been any, and there currently are no Proceedings: (a) pending, threatened in writing or, to the knowledge of the Company, threatened orally against: (i) any Group Company; or (ii) any of their respective directors, officers, managers, employees, agents or Affiliates (each in their capacity as such) affecting or relating to such Group Company’s business or assets or the Transactions; or (b) pending or threatened, whether in writing or orally, by the Group Companies against any third party. To the Companies’ knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding. The Group Companies are not subject to any judgment, Order or decree of any Governmental Entity and there are no unsatisfied judgments, penalties or awards against or affecting any Group Company or any of their respective directors, officers, managers, employees, agents or Affiliates (each in their capacity as such) or any of its properties or assets.

2.14 Brokerage. Except for fees and expenses of J.P. Morgan Securities LLC related to the Transactions, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions based on any Contract or other agreement or understanding to which any Group Company is a party or to which any Group Company is subject for which the Group Companies (after the Closing) or Acquirer would become obligated.

2.15 Insurance. Schedule 2.15 contains a description of each insurance policy maintained by or on behalf of the Group Companies with respect to their properties, assets, businesses, operations, employees, officers, managers and directors. True and complete copies of such insurance policies have been made available to Acquirer (collectively, the “Insurance Policies” and each, an “Insurance Policy”). Each Insurance Policy is in full force and effect, all premiums due and payable have been paid, and no written notice, or, to the knowledge of the Company, oral notice of default, cancellation, termination or nonrenewal has been received by the Group Companies with respect to any Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Group Companies. The scope and amount of the Insurance Policies are, and have been since January 1, 2018, customary and reasonable for the business of the Group Companies as presently and previously conducted and are sufficient for compliance with all applicable Laws and Contracts to which any Group Company is a party or by which it is bound. And coverage under the Insurance Policies has been continuously maintained. There is no claim pending, threatened in writing or, to the knowledge of the Company, threatened orally which could reasonably be expected to materially exhaust the coverage limits under or otherwise adversely affect any Insurance Policy. The Group Companies are not in default in any material respect with respect to their obligations under any Insurance Policy maintained by or on behalf of the Group Companies, and no Group Company has ever been denied insurance coverage. There are currently no pending claims under any Insurance Policies as to which the respective insurer has denied or disputed coverage or reserved rights. The Group Companies have no self-insurance or co-insurance program.

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2.16 Labor Matters.

(a) Schedule 2.16(a) contains a true, complete and correct list of: (i) the employees, officers and directors of the Group Companies; (ii) the job title and date of hire for each such Person; (iii) the rate of all current compensation payable by the Group Companies to each such Person, including eligibility for any bonus, commission or other contingent or deferred compensation; (iv) whether each such Person is classified as exempt or non-exempt under the federal Fair Labor Standards Act; (v) whether such Person is on a work visa; and (vi) whether such Person is on a leave of absence (and, if so, short- or long-term).

(b) Except as disclosed on Schedule 2.16(b), with respect to each Group Company: (i) there is no CBA to which any Group Company is party to or bound by, and no employees of any Group Company are represented by a labor union or other labor organization with respect to their employment; (ii) since January 1, 2018, no labor union, works council, other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification Proceedings presently pending or threatened (whether in writing or orally) to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and to the knowledge of the Company, since January 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company; (iii) since January 1, 2018, there has been no actual, threatened in writing or, to the knowledge of the Company, orally threatened material labor grievances, material labor arbitrations, nor any strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Group Companies, and no such matters are currently pending or threatened (whether orally or in writing); (iv) there is no material employment or labor-related Proceeding of any kind, pending or threatened (whether orally or in writing) in any forum, relating to an alleged violation or breach by a Group Company (or its respective officers or directors) of any Law or Contract; (v) no Group Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act; and (vi) each Group Company has since January 1, 2018 materially complied, and is currently in material compliance, with all applicable Laws relating to labor, employment and employment practices, including discrimination in employment, harassment in employment, workers’ compensation, terms and conditions of employment, worker safety, wages and hours (including wage payment and withholding of employment-related taxes), worker classification (including, the classification of independent contractors as well as eligibility of employees for overtime pay), civil rights, retaliation in employment, whistleblowing, disability rights or benefits, equal opportunity, collective bargaining, immigration, labor relations, unemployment insurance, paid time off and employee leave, affirmative action, occupational safety and health, employee layoffs and reductions in force (including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. and any similar Laws (collectively, the “WARN Act”)), and the collection and remittance of social security and other payroll Taxes.

(c) Except as would not result in material liability for the Group Companies, the Group Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, fees and other compensation that has come due and payable to its current and former employees and independent contractors or other service providers under applicable Law, Contract or Group Company policy. Since January 1, 2018, the Group Companies have not implemented any layoff of employees implicating the WARN Act, and no such layoffs are currently contemplated, planned or announced.

(d) Each Group Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware since January 1, 2018. With respect to each such allegation with potential merit, the relevant Group Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Group Company reasonably expects any material liabilities with respect to any such allegations or is aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company, that, if known to the public, would bring the Group Companies into material disrepute. Since January 1, 2018, the Group Companies have not entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any of the matters described in this Section 2.16(d).

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(e) To the knowledge of the Company, no employee of any Group Company is in violation of any confidentiality, non-competition, proprietary rights, employment agreement, nondisclosure agreement, fiduciary duty, non-solicitation agreement, restrictive covenant or other such obligation or agreement between such employee and any other Person that would be material to the performance of such employee’s employment duties, if any, or the ability of the Group Companies to conduct the Business.

2.17 Employee Benefits.

(a) Schedule 2.17(a) lists all: (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA; (ii) equity or equity-based, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, group legal, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance, death benefit or accident insurance plans, programs or arrangements; (iii) bonus, pension, cash balance, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) employment, individual consulting, retention, stay, change of control, deferred compensation or executive compensation or severance agreements, in each case, written or otherwise, which are maintained, sponsored, contributed to by, or required to be contributed to by any Group Company or as to which any unsatisfied obligation or liability (fixed or contingent, known or unknown, direct or indirect) of any Group Company remain, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of any Group Company (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”). The Company has provided to Acquirer a true, correct and complete copy of each Company Employee Plan and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, the two most recent actuarial, audit and financial reports and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years.

(b) Any Company Employee Plan intended to be Tax-qualified under Section 401(a) of the Code or other applicable Law is so qualified and has obtained from the IRS a favorable determination or opinion letter upon which it may rely as to its qualified status under the Code. The Company has provided to Acquirer a true, correct and complete copy of the most recent favorable IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to adversely affect the Tax-qualified status of any such Company Employee Plan.

(c) Each Company Employee Plan has been maintained and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company and each ERISA Affiliate has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. All contributions, payments and premiums (including employee salary reduction contributions) related to any Company Employee Plan have been made on or before their due dates or, to the extent not yet due, have been properly accrued on the Financial Statements in accordance with the terms of the Company Employee Plan and all applicable laws and accounting standards.

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(d) No Company Employee Plan promises or provides medical or other welfare coverages or benefits for periods after termination of employment or service to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.

(e) There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA) with respect to any Company Employee Plan. None of the Company or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan.

(f) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

(g) No suit, administrative proceeding, action, litigation or claim has been brought, is threatened in writing or, to the knowledge of the Company, orally threatened, against or with respect to any Company Employee Plan, including any audit or inquiry by the IRS or the U.S. Department of Labor. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, and (ii) no Lien has been imposed under the Code, ERISA or any other applicable Law, and (iii) the Group Companies have not made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the U.S. Department of Labor Delinquent Filer Program or any other voluntary correction program.

(h) No Company Employee Plan is, and none of the Company or any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has at any time maintained, established, sponsored, participated in, or contributed to, or has any obligation or Liability with respect to, any (i) pension plan (within the meaning of Section 3(2) of ERISA) or other plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) “multiple employer plan” as such term is defined in Section 413(c) of the Code. Without limiting the foregoing, none of the Company or any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(i) No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.

(j) Each Group Company has, and has at all relevant times, properly classified employees, independent contractors and other service providers for Tax purposes and for purposes of participation, eligibility and benefit accrual under the Company Employee Plans.

(k) None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable,

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or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation (including any equity or equity-based award), (iv) result in the forgiveness in whole or in part of any outstanding loans made by a Group Company to any Person or (v) limit any Group Company’s ability to terminate any Company Employee Plan.

2.18 Compliance with Law; Permits; Prohibited Payments.

(a) Since January 1, 2018, the Group Companies have complied with, and are currently in compliance with, in all material respects, all applicable Laws and Data Security Requirements and no Proceeding has been filed, commenced, threatened in writing or, to the knowledge of the Company, orally threatened against (i) any Group Company, any Unitholder or any of their respective Affiliates or (ii) the Group Companies or their respective directors, officers, managers, employees or agents (each in their capacity as such), in each case, alleging a violation of any applicable Laws or Data Security Requirements. Since January 1, 2018, no Group Company has received written notice, or, to the knowledge of the Company, oral notice of any penalty assessment or other Proceeding by any Governmental Entity or of any other allegation that the Group Companies (including any agent or other parties acting on behalf of the Business) have violated any applicable Law.

(b) The Group Companies and all employees thereof required to hold a Permit in connection with the Business hold all Permits required for the conduct of the Business, and Schedule 2.18(b) sets forth a list of all of Permits held by the Group Companies and any employees thereof required to hold a Permit in connection with the Business (including any Insurance Licenses), including the names of such Permits and their respective dates of issuance and expiration (collectively, the “Business Permits”). All fees and charges with respect to the Business Permits have been paid in full. No written notices, or, to the knowledge of the Company, oral notices have been received by the Group Companies or any employee thereof who holds a Business Permit: (i) alleging the failure to hold any Permit required for the conduct of the Business; (ii) any actual or possible violation of any Business Permit; or (iii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Business Permit, and to the knowledge of the Company, no such notice is forthcoming. The Group Companies are in compliance, in all material respects, with all terms and conditions of all Business Permits and none of the Business Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Business Permit held by the Group Companies or any employee thereof who holds a Business Permit. Since January 1, 2018, each of the Group Companies has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity.

(c) Each Group Company and each employee or other representative thereof possess all certificates of authority, licenses, registrations, permits, authorization or other Permit to transact insurance agency, producer, agent, title or brokerage business (an “Insurance License”) in each jurisdiction in which such Person is required to possess an Insurance License pursuant to applicable Law or Contract in connection with the Business. All such Insurance Licenses are set forth on Schedule 2.18(c), including the names of such Insurance Licenses, the holder of each such Insurance License, and the insurance carriers, agencies or other insurance companies such Person can sell, solicit or negotiate insurance on behalf of, or has otherwise received an appointment from. No Group Company has been party to the placement, directly or indirectly (including through an agent), of insurance or reinsurance which is: (i) unlawful; or (ii) a fictitious or sham transaction. In the placement of insurance, no Group Company has breached any duty owed to its clients or its insurance or reinsurance companies, including the duty to make full disclosure of material facts. The insurance policies produced by the Business were marketed and sold in accordance with all applicable Law, validly issued to the owners of such policies and all applicable premiums were timely remitted to the insurers.

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(d) Neither the Group Companies nor any officer, director, managers, employee thereof nor any agent or other third parties acting on behalf of the Business or the Group Companies has: (i) violated any Anti-Corruption Law; (ii) directly or indirectly: (A) made or agreed to make any contribution, payment or gift to any official, employee or agent (in each case, whether of a Governmental Entity, private entity or otherwise) where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any Governmental Entity; (B) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records for any reason in violation of applicable Laws; or (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office. No Group Company nor any of their respective directors, officers, managers, employees, agents or other third parties (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or Proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

(e) Except as set forth on Schedule 2.18(e), no Group Company applied for or received a PPP Loan, Payroll Support, the employee retention tax credit or other loans, grants or similar financial assistance associated with the CARES Act or other government stimulus programs (collectively, the “CARES Act Programs”). All statements, representations and documentation submitted by the Group Companies, their Affiliates and their respective officers, directors, representatives and agents to apply for or obtain any CARES Act Program or to apply for any subsequent draws or requests for financial assistance under any CARES Act Program, and all statements, representations and certifications made in the CARES Act Programs applications and any and all related documentation and any subsequent draws or requests for financial assistance, were true and accurate in all material respects when made, including with respect to eligibility to receive benefits or assistance under such CARES Act Programs or any subsequent draws or requests for financial assistance thereunder. The Group Companies used funds from the applicable CARES Act Programs solely for the allowable uses set forth in applications, documentations and agreements executed or delivered in connection therewith, the CARES Act and any other applicable Law. The Group Companies have: (i) maintained all required records in connection with all CARES Act Programs and any subsequent draw applications or requests for financial assistance under such CARES Act Programs; and (ii) made available to Acquirer copies of the Group Companies’ applications for forgiveness under any CARES Act Program, all supporting documentation required in connection with forgiveness under any CARES Act Program, copies of all applications and other material correspondence related to any CARES Act Program, and any subsequent draw applications or requests for financial assistance thereunder. The Group Companies have complied in all material respects with all CARES Act Programs, the CARES Act and applicable Laws and regulatory and procedural guidance or requirements implemented in response to COVID-19.

2.19 Affiliate Transactions. Except as set forth on Schedule 2.19, no director, manager, officer, Unitholder, Affiliate of any Unitholder or Affiliate of any Group Company or, to the Company’s knowledge, any other employees of the Group Companies or any of the immediate family members of any of the foregoing: (a) is a party to any Contract or transaction with any Group Company; (b) since January 1, 2019, was a party to any Contract or transaction with any Group Company; (c) has any interest in any property or asset (including Intellectual Property Rights) used or held for use by any Group Company; (d) since January 1, 2019, had any interest in any property or asset (including Intellectual Property Rights) used or held for use by any Group Company; (e) provides services with respect to the operation of the Business (except, in the case of services provided in the ordinary course of business by employees of the Group Companies); (f) since January 1, 2019, has provided services with respect to the operation of the Business (except, in the

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case of services provided by employees of the Group Companies in the ordinary course); or (g) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for, any customer, supplier or other material business relation of, or competitor of, the Group Companies (except with respect to any interest in less than 2% of the securities of a publicly held corporation whose stock is traded on a nationally or internationally recognized securities exchange).

2.20 Material Sources. Schedule 2.20 sets forth a consolidated list for the Group Companies of the top twenty (20) vendors, suppliers, partners and business relations of the Group Companies by dollar volume of purchases for each of: (i) the nine months ended on the Latest Balance Sheet Date; (ii) the year ended on December 31, 2022; and (iii) the year ended on December 31, 2021 (each, a “Material Source”) and sets forth the dollar amount of purchases for each Material Source for each such period. Since January 1, 2019, the Group Companies have not received any written notice or, to the knowledge of the Company, oral notice from any Material Source and, to the knowledge of the Company, no facts or circumstances exist to the effect that any such Material Source has stopped or may stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to the supply of products or services to the Group Companies or the Business (whether as a result of the consummation of the Transactions or otherwise). There are no material disputes currently, nor have there been any material disputes since January 1, 2019, between the Group Companies and any Material Source. The Group Companies have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Group Companies will not continue to have such access on commercially reasonable terms.

2.21 Real Property.

(a) No Group Company (i) currently owns or has ever owned any real property, (ii) is in negotiations or under contract to acquire any real property and (iii) currently has a right of first refusal or right of first offer in connection with any real property.

(b) Schedule 2.21(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including for each such Lease, the date of such Lease and any amendment(s) or modification(s) thereto, the name of the parties, the monthly rent, and the termination date). The Group Companies have a good and valid leasehold interest in and to all of the Leased Real Property. None of the Leases have been amended or modified in any respect, except to the extent that such amendment(s) or modification(s) are set forth on Schedule 2.21(b) and have been delivered or made available to Acquirer. Each Lease: (i) is legal, valid, binding, and in full force and effect; (ii) is enforceable by and against the Group Companies in accordance with its terms, subject to the Enforceability Exceptions; and (iii) has been authorized and/or consented to by any Person or Governmental Entity whose authorization or consent may be required in connection therewith. The Group Companies have not received any written or oral notice of default and there exists no default or breach by any party to any Lease, nor any facts or circumstances existing which, with the delivery of notice or passage of time or both, would constitute a default or breach. The Group Companies have made available to Acquirer true, complete and correct copies of all the Leases, and, in the case of any oral Lease, a written summary of the material terms of such Lease, including all amendment(s), modification(s), sublease(s) and extension(s) thereto. With respect to each Lease: (i) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any respect, and, to the knowledge of the Company, there are no material disputes with the applicable landlord under such Lease; (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) the Group Companies do not owe, nor will they owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) the Group Companies have not collaterally assigned or granted any other security interest in such Lease or any interest therein; (v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic

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interest in, any Group Company; and (vi) the Group Companies have not subleased any portion of the Leased Real Property or granted any other interest in the Leased Real Property to any other Person. Each parcel of Leased Real Property is fully licensed, permitted and authorized for the operation of the business conducted thereon by the applicable Group Company under all applicable Laws relating to the conduct of such business thereon (including, without limitation, all zoning restrictions, land use requirements and private use restrictions). Each parcel of Leased Real Property is in good condition and usable for its current uses and, assuming no changes in applicable Law or private restrictions following the Closing, can be used by Acquirer after the Closing for such uses without violating any applicable Law or private restriction, and such uses are legal conforming uses. There are no mechanics’ liens affecting any parcel of Leased Real Property and no work has been performed thereon at the request of any Group Company within the last one-hundred twenty (120) days for which a mechanic’s lien could be filed other than any that qualify as a Permitted Lien. There are no outstanding capital improvements or landlord repairs in connection with the Leased Real Property.

(c) The Leased Real Property constitutes all of the real property currently owned, leased, occupied or otherwise utilized in connection with the Business. Except as set forth on Schedule 2.21(c), the Group Companies have not leased any real property other than the Leased Real Property. Except as set forth on Schedule 2.21(c), to the knowledge of the Company, other than the Group Companies and any future lessees, there are no Persons in possession or who have any current or future right to occupy any of the Leased Real Property.

2.22 Environmental. The Group Companies and their predecessors have at all times been in compliance with all Environmental Laws, which compliance includes the possession of all Permits and other governmental authorizations required under Environmental Law and compliance with the terms and conditions thereof. The Group Companies have not received any written notice or other written communication, whether from a Governmental Entity, citizens groups, employee or otherwise, that alleges that any Group Company is not in compliance with any Environmental Law, and there are no circumstances that may reasonably be expected to prevent or interfere with the compliance by the Group Companies with any current Environmental Law in the future or result in material Liability.

2.23 Books and Records.

(a) The Group Companies have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Group Companies (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Group Companies. No Group Company has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the Books and Records of the Group Companies will be in the possession of the Company.

(b) Schedule 2.23(b) sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Group Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

2.24 Suite License. The Company has paid the annual License Fee (as defined in the Owner’s Suite License Agreement), and there are no other costs or expenses outstanding, under the Owner’s Suite License Agreement with respect to the 2023-2024 NFL season.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE UNITHOLDERS

Subject to the disclosures set forth in the Company Disclosure Letter, each Unitholder, severally and not jointly, hereby represents and warrants to Acquirer and the Merger Subs as follows:

3.1 Authority; Organization; Authorization. Such Unitholder has all requisite entity or individual power and authority necessary to execute and deliver this Agreement and each Ancillary Document to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the Transactions and, if an entity, to own, operate and lease its properties and carry on its business as presently conducted. The execution and delivery of this Agreement and each Ancillary Document to which such Unitholder is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, including the Mergers, have been duly authorized by all necessary action on the part of such Unitholder, and no other Proceeding on the part of such Unitholder is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Documents or to consummate the Transactions. If such Unitholder is an entity, such Unitholder is: (a) duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation; and (b) duly licensed or qualified to conduct its business as a foreign entity under the Laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on such Unitholder’s ability to consummate the Transactions or otherwise prevent or materially delay the Closing. Assuming that this Agreement and the Ancillary Documents to which such Unitholder is a party have been duly authorized, executed and delivered by each other party thereto, this Agreement and such Ancillary Documents, when executed and delivered by such Unitholder in accordance with the terms thereof, shall each constitute a valid, legal and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject to the Enforceability Exceptions.

3.2 Consents and Approvals; No Violations. Except as set forth on Schedule 3.2, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by such Unitholder or the consummation by such Unitholder of the Transactions, including the Mergers, except for those the failure of which to obtain or make would be expected to have a material adverse effect on such Unitholder’s ability to consummate the Transactions or otherwise prevent or materially delay the Closing. The execution, delivery and performance by such Unitholder of this Agreement and the Ancillary Documents to which such Unitholder is a party, the fulfillment of and compliance with the respective terms hereof and thereof by such Unitholder and the consummation by such Unitholder of the Transactions, including the Mergers, will not: (a) in any respect, conflict with or result in any breach of the terms, conditions or provisions of such Unitholder’s Governing Documents; (b) result in a violation of any Order or Law applicable to such Unitholder or any of its properties or assets; or (c) in any respect, result in a violation or breach of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give any third party the right to modify, terminate or accelerate any obligation under, any of the terms, conditions or provisions of any Contract to which such Unitholder is a party or by which such Unitholder or any of its assets is bound, except, in the case of clauses (b) and (c) above, as would not reasonably be expected to have a material adverse effect on such Unitholder’s ability to consummate the Transactions, including the Mergers, or otherwise prevent or materially delay the Closing.

3.3 Title to the Company Units; Ownership of the Company. Such Unitholder owns of record and beneficially all of the Company Units set forth opposite such Unitholder’s name on Schedule 3.3 and in the Spreadsheet, and such Unitholder has good, valid and marketable title to the Company Units, free and clear of all Liens (other than restrictions imposed under federal and state securities laws). Such Unitholder has the right, authority and power to surrender, and effective upon the Closing hereby does surrender, such Unitholder’s Company Units to Acquirer. Such Unitholder has not granted any options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of such Unitholder’s Company Units, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase such Unitholder’s Company Units.

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3.4 Litigation. There is no Proceeding pending, threatened in writing or, to such Unitholder’s actual knowledge, threatened orally against such Unitholder which, in any case, would: (a) prevent or materially delay the Transactions or the Closing; or (b) otherwise prevent or materially delay performance by such Unitholder of any of its obligations under this Agreement or the Ancillary Documents. Such Unitholder is not subject to any outstanding Order that would reasonably be expected to: (a) prevent or materially delay the Transactions or the Closing; or (b) otherwise prevent or materially delay performance by such Unitholder of any of its obligations under this Agreement or the Ancillary Documents.

3.5 Brokerage. Except for fees and expenses of J.P. Morgan Securities LLC related to the Transactions, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions based on any Contract or other agreement or understanding to which such Unitholder is a party or to which such Unitholder is subject for which the Group Companies (after the Closing) or Acquirer would become obligated.

3.6 Accredited Investor; Unitholder Sophistication. Such Unitholder (a) is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act; (b) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the acquisition of the shares of Acquirer Common Stock pursuant to the Transactions, including the Mergers, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to acquire shares of Acquirer Common Stock pursuant to this Agreement and the Transactions; (c) acknowledges access to, and the opportunity to review, the filings made by Acquirer with the SEC and available on the SEC’s EDGAR system; and (d) understands that the shares of Acquirer Common Stock are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that such shares may not be offered, resold, transferred, pledged or otherwise disposed of by such Unitholder absent an effective registration statement under the Securities Act or an applicable exemption from the registration requirements thereof and will bear legends (or restrictive notations on book-entry shares) to this effect.

3.7 Ownership of Capital Stock. Such Unitholder and its Affiliates do not beneficially own any shares of capital stock of Acquirer.

3.8 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III AND IN ANY ANCILLARY DOCUMENT DELIVERED BY SUCH UNITHOLDER, SUCH UNITHOLDER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESSES OR ASSETS, AND SUCH UNITHOLDER SPECIFICALLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES; AND NO OTHER WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE, CONTRACT, OR OTHERWISE, SHALL APPLY. SUCH UNITHOLDER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ACQUIRER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

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3.9 Acknowledgment by Unitholder. Such Unitholder acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Acquirer Common Stock and the business, assets and liabilities of Acquirer and the Merger Subs and (ii) has been furnished with or given full access to such information about Acquirer and the Merger Subs and their respective businesses and operations as it has requested. In entering into this Agreement, such Unitholder has relied solely upon its own investigation and analysis and the representations and warranties of Acquirer and the Merger Subs set forth in this Agreement and the Ancillary Documents, and such Unitholder acknowledges that, other than as set forth in this Agreement or in any Ancillary Document, neither Acquirer nor the Merger Subs make or have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to such Unitholder or any of its agents, representatives or Affiliates prior to the execution of this Agreement or with respect to any financial information of Acquirer or the Merger Subs heretofore or hereafter delivered to or made available to such Unitholder or any of its agents, representatives or Affiliates, and such Unitholder expressly disclaims reliance thereon. Without limiting the generality of the foregoing, such Unitholder acknowledges and agrees that neither Acquirer, the Merger Subs nor any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials made available to such Unitholder relating to the Acquirer Common Stock or the business, assets or liabilities of Acquirer or the Merger Subs, and no statement contained in any such materials shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by such Unitholder in executing, delivering and performing this Agreement and the Transactions. Except as expressly set forth in the representations and warranties of Acquirer and the Merger Subs in this Agreement and the Ancillary Documents, it is understood that any financial information or any materials or presentations made available to such Unitholder and its representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of Acquirer or either Merger Sub, and are not and shall not be deemed to be relied upon by such Unitholder in executing, delivering and performing this Agreement and the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND MERGER SUBS

Except as disclosed in the Acquirer SEC Reports filed prior to the Agreement Date and where it is reasonably apparent on the face of such disclosure to be applicable to the representations and warranties set forth in this Article IV, Acquirer and each Merger Sub hereby represent and warrant to the Company and the Unitholders as follows:

4.1 Organization. Acquirer is a corporation and each Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority necessary to carry on its businesses as presently conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions.

4.2 Authority. Each of Acquirer and the Merger Subs has all requisite power and authority necessary to execute and deliver this Agreement and each Ancillary Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Document to which Acquirer or the Merger Subs is a party and the performance by Acquirer or the Merger Subs of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Acquirer and the Merger Subs, and no other Proceeding on the part of Acquirer or the Merger Subs is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Documents or to consummate the Transactions. Acquirer, as the sole equityholder of each Merger Sub, has adopted and approved this Agreement and the Transactions on behalf of each Merger Sub. Assuming that this Agreement and the Ancillary Documents to which Acquirer or the Merger Subs is a party have been duly authorized, executed and delivered by each other party thereto, this Agreement and such Ancillary Documents, when executed and delivered by Acquirer and the Merger Subs, as applicable, shall each constitute a valid, legal and binding agreement of Acquirer and the Merger Subs, enforceable against Acquirer and the Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

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4.3 Capitalization. As of September 30, 2023, the authorized equity interest of Acquirer consists of: (i) 500,000,000 shares of Acquirer Common Stock, of which 96,511,895 shares are issued and outstanding (net of treasury shares); (ii) 250,000,000 shares of Class B common stock, par value $0.0001 per share, of which 99,800,000 shares are issued and outstanding; and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding. All outstanding shares of Acquirer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the Agreement Date, there is no shareholder rights plan (or similar plan commonly referred to as a “poison pill”) under which Acquirer or any of its Affiliates is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of Acquirer Common Stock, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of Acquirer and its Affiliates have been issued and granted in compliance in all material respects with all (i) Laws relating to securities and (ii) requirements set forth in any applicable Contracts and/or Acquirer benefit plans.

4.4 No Vote Required. Assuming the accuracy of the representations and warranties of the Unitholders in Section 3.7, no member or shareholder vote of Acquirer is required to approve this Agreement or the other Ancillary Documents or to authorize the Merger Subs or consummate the Transactions.

4.5 Consents and Approvals; No Violations. No material notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Acquirer or the Merger Subs of this Agreement or the Ancillary Documents to which Acquirer or the Merger Subs is a party or the consummation by Acquirer or the Merger Subs of the Transactions, except for: (i) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the consummation of the Transactions or otherwise prevent or materially delay the Closing; and (ii) applicable requirements of federal securities Laws or state “blue sky” Laws and the rules of Nasdaq in connection with the issuance and listing on Nasdaq of the shares of Acquirer Common Stock issuable in connection with the Transactions. The execution, delivery and performance by Acquirer and the Merger Subs of this Agreement and the Ancillary Documents to which Acquirer or the Merger Subs is a party and the consummation by Acquirer and the Merger Subs of the Transactions will not: (a) conflict with or result in any breach of the terms, conditions or provisions of Acquirer’s or either Merger Sub’s Governing Documents; (b) result in a violation or breach of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give any third party the right to modify, terminate or accelerate any obligation under, any of the terms, conditions or provisions of any Contract to which Acquirer or the Merger Subs is a party or by which any of them or any of their respective assets is bound; or (c) result in a violation of any Order or Law applicable to Acquirer or either Merger Sub or any of their respective properties or assets, except in the case of clauses (b)  and (c) above, as would not prevent or materially delay the Closing.

4.6 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Acquirer, the Merger Subs or any of their Affiliates for which the Unitholders or any Group Company may become liable.

4.7 Solvency. Assuming that: (i) the representations and warranties of the Company and the Unitholders contained in this Agreement are true and correct in all respects; and (ii) the Group Companies are Solvent as of immediately prior to the Closing, then immediately after the Closing, and after giving effect to the Transactions, the Group Companies, on a consolidated basis, will be Solvent. Neither Acquirer nor either Merger Sub is entering into this Agreement, the Ancillary Documents or the Transactions with the intent to hinder, defraud or deceive any current or future creditor of Acquirer, the Merger Subs or their Affiliates.

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4.8 Acquisition of Equity for Investment. Acquirer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of entering into this Agreement and the Transactions. Acquirer agrees that the Company Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable U.S. prospectus and registration requirements, except pursuant to an exemption therefrom under applicable U.S. securities laws.

4.9 Issuance of Shares. The shares of Acquirer Common Stock issuable in the Mergers, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Unitholders herein, will be duly issued, fully paid and non-assessable.

4.10 SEC Reports.

(a) The Acquirer SEC Reports are available on the website maintained by the SEC at http://www.sec.gov. All Acquirer SEC Reports required to have been filed by Acquirer with the SEC since December 31, 2020 have been so filed on a timely basis (other than that certain Annual Report on Form 10-K filed by Acquirer on March 7, 2023, as amended by that certain Amendment No. 1 on Form 10-K/A filed by Acquirer on May 9, 2023), including any certification or statement required by: (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); (ii) Section 906 of the Sarbanes-Oxley Act; and (iii) any other rule or regulation promulgated by the SEC or applicable to the Acquirer SEC Reports filed on or after December 31, 2020. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing or, in the case of any Acquirer SEC Report that is a registration statement or prospectus filed pursuant to the requirements of the Securities Act, as of the effective date of such Acquirer SEC Report): (A) each Acquirer SEC Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) no Acquirer SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Acquirer maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Acquirer maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to provide reasonable assurance that all material information relating to Acquirer is made known on a timely basis to the individuals responsible for the preparation of Acquirer’s filings with the SEC and other public disclosure documents of Acquirer, and otherwise ensure that information required to be disclosed by Acquirer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules.

(c) The financial statements (including any related notes) of Acquirer contained in the Acquirer SEC Reports filed on or after December 31, 2020: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the applicable period covered (except (A) as may be indicated therein or in the notes thereto, (B) with respect to unaudited statements, as permitted by the SEC, and (C) in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes thereto); and (iii) present fairly, in all material respects, the financial condition of Acquirer and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Acquirer and its Subsidiaries for the periods covered thereby.

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(d) None of Acquirer or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Acquirer or any of its Affiliates, on the one hand, and any unconsolidated Affiliate of Acquirer, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquirer or any of its Subsidiaries in the published financial statements of Acquirer contained in the Acquirer SEC Reports.

(e) Since December 31, 2020 through the date hereof, none of Acquirer or any of its Subsidiaries, Acquirer’s independent accountants (to the knowledge of Acquirer), or the board of directors or audit committee of the board of directors of Acquirer or any of its Subsidiaries, or any officer of any of Acquirer or any of its Subsidiaries, has received any written notification of any: (A) “significant deficiency” in the internal controls over financial reporting of any of Acquirer or any of its Subsidiaries or “material weakness” in the internal controls over financial reporting of any of Acquirer or any of its Subsidiaries, which is reasonably likely to adversely affect Acquirer’s ability to record, process, summarize and report financial information; or (B) fraud, whether or not material, that involves management or other employees of any of Acquirer or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of Acquirer.

4.11 Litigation. Since January 1, 2018, there have not been any, and there currently are no material Proceedings: (a) pending, threatened in writing or, to the knowledge of Acquirer, threatened orally against Acquirer or any of its Affiliates or any of their respective directors, officers, managers, employees or agents (each in their capacity as such) affecting or relating to such Person’s business or assets or the Transactions; or (b) pending or threatened, whether in writing or orally, by Acquirer or any of its Affiliates against any third party. To Acquirer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding. Neither Acquirer nor any of its Affiliates is subject to any material judgment, Order or decree of any Governmental Entity and there are no unsatisfied judgments, penalties or awards against or affecting Acquirer or any of its Affiliates or any of their respective directors, officers, managers, employees or agents (each in their capacity as such) or any of their respective properties or assets.

4.12 Merger Subs. Acquirer is directly or indirectly the sole holder of all limited liability company interests in each of the Merger Subs. Since their respective dates of formation, each Merger Sub has not carried on any business nor conducted any operations other than in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary to the Transactions. Merger Sub II is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat Merger Sub II as anything other than a disregarded entity for such purposes.

4.13 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ANY ANCILLARY DOCUMENT DELIVERED BY ACQUIRER OR THE MERGER SUBS, EACH OF ACQUIRER AND THE MERGER SUBS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE ACQUIRER COMMON STOCK, THE MERGERS OR THE TRANSACTION AND EACH OF ACQUIRER AND THE MERGER SUBS SPECIFICALLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES; AND NO OTHER WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE, CONTRACT, OR OTHERWISE, SHALL APPLY. EACH OF ACQUIRER AND THE MERGER SUBS HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY GROUP COMPANY, THE UNITHOLDERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL INFORMATION).

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4.14 Acknowledgment and Representations by Acquirer and Merger Subs. Each of Acquirer and the Merger Subs acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) has been furnished with or given full access to such information about the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, Acquirer and each Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties of the Company and the Unitholders set forth in this Agreement and the Ancillary Documents, and Acquirer and each Merger Sub acknowledge that, other than as set forth in this Agreement or in any Ancillary Document, no Group Company or Unitholder makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Acquirer, the Merger Subs or any of their agents, representatives or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Acquirer or the Merger Subs or any of their agents, representatives or Affiliates, and Acquirer and each Merger Sub expressly disclaims reliance thereon. Without limiting the generality of the foregoing, Acquirer and each Merger Sub acknowledges and agrees that no Group Company nor any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to Acquirer or the Merger Subs, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies by management of the Group Companies or others in connection with the Transactions, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquirer or the Merger Subs in executing delivering and performing this Agreement and the Transactions. Except as expressly set forth in the representations and warranties of the Company and the Unitholders in this Agreement and the Ancillary Documents, it is understood that any other cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Acquirer, the Merger Subs and their representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of the Company or the Unitholders, and are not and shall not be deemed to be relied upon by Acquirer or the Merger Subs in executing, delivering and performing this Agreement and the Transactions. Notwithstanding the foregoing, nothing herein shall limit or restrict the right of Acquirer to pursue claims for Fraud or any recoveries under the R&W Insurance Policy.

ARTICLE V

COVENANTS

5.1 Conduct of the Business of the Group Companies. Except as expressly contemplated by Schedule 5.1 or elsewhere in this Agreement, from and after the Agreement Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as consented to in writing by Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), (x) conduct its business in the ordinary course in

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substantially the same manner heretofore conducted and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Group Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Group Companies. Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 5.1, from and after the Agreement Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in substantially the same condition as they were on the Agreement Date, subject to reasonable wear and tear, including without limitation taking commercially reasonable steps necessary to maintain Company Intellectual Property Rights and all registrations and applications therefor;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform in all material respects all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its Books and Records in accordance with past practice;

(h) not take or permit any action that would abandon, allow to lapse or expire, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property Rights, or grant any right or license to any Company Intellectual Property Rights other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(i) continue to employ all employees and not offer any employees severance agreements and/or compensation;

(j) refrain from entering any new employment contracts with any employees;

(k) refrain from negotiating or entering into any CBA or other Contract with any labor union or labor organization;

(l) refrain from recognizing or certifying any labor union, labor organization, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(m) comply in all material respects with all applicable Laws; and

(n) not take or permit any action that would cause any of the changes, events or conditions described in Section 2.7 to occur.

In the event the Group Companies, or any representative on their behalf, seeks consent from Acquirer in writing to take any of the actions described above in clauses (a) through (i) pursuant to notice requirements in Section 8.4, and Acquirer does not object in writing within five (5) Business Days, Acquirer will be deemed to have consented to the taking of such action and the Group Companies may take such action without being in breach of this Section 5.1.

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5.2 Access to Information.

(a) From and after the Agreement Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which any Group Company is subject, each Group Company shall (i) provide to Acquirer and its authorized representatives during normal business hours (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company) reasonable access to and the right to inspect all of the real property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Group Companies; (ii) furnish Acquirer and its representatives with such financial, operating and other data and information related to the Group Companies as Acquirer or any of its representatives may reasonably request; and (iii) instruct the representatives of the Unitholders and the Company to cooperate with Acquirer in its investigation of the Company. No investigation by Acquirer or other information received by Acquirer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Unitholders or the Company in this Agreement. All of such information shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

(b) Notwithstanding anything to the contrary set forth in this Agreement, during the period from the Agreement Date hereof until the Closing, none of the Unitholders nor any of their Affiliates (including the Group Companies) shall be required to disclose to Acquirer or any of its representatives any information (i) to the extent related to the sale or divestiture process conducted by any Unitholder or its Affiliates for the Group Companies vis-à -vis any Person other than Acquirer and its Affiliates, or a Unitholder’s or its Affiliates’ (or their respective representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (ii) if doing so would violate any Contract or Law to which a Unitholder or any of its Affiliates (including the Group Companies) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure (or as much of its as possible) in a manner that does not result in a loss of attorney-client and work product privileges) or (iii) relating to Taxes or Tax Returns other than information relating to the Group Companies.

5.3 Efforts To Consummate. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

5.4 Exclusive Dealing. During the period from the Agreement Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Group Companies shall not take, nor shall any of the Group Companies permit any of its respective Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate, facilitate or engage in (or continue to engage in) in discussions or negotiations with, or provide any information to or enter into any agreement or understanding (whether or not binding) with any Person (other than Acquirer and/or its respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any issuance or purchase of any of the Company’s equity securities or any merger,

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consolidation, liquidation, recapitalization, share exchange or other business combination transaction, sale, lease, license, exchange or other disposition of assets outside of the ordinary course of business or similar transaction involving or relating to any Group Company, other than assets sold in the ordinary course of business consistent with past practice (each such acquisition transaction, an “Acquisition Transaction”), and the Unitholders, the Group Companies, and their respective Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents, shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction. Notwithstanding the foregoing, the Unitholders and the Group Companies may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Unitholders and the Group Companies are subject to an exclusivity agreement and are unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect. The Company shall promptly (and in any event within one (1) Business Day after receipt thereof by any Group Company or its representatives) advise Acquirer orally and in writing of any proposal regarding an Acquisition Transaction, any request for information with respect to any Acquisition Transaction, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Transaction and the identity of the Person making the same. The Unitholders and the Company agree that the rights and remedies for noncompliance with this Section 5.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquirer and that money damages would not provide an adequate remedy to Acquirer.

5.5 Expenses. Except as otherwise set forth herein (including Section 1.6(c)(ii) with respect to any fees and expenses of the Accounting Firm), all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense. Notwithstanding the foregoing: (i) the Unitholders, on the one hand, and Acquirer, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Escrow Agent; (ii) the Unitholders shall bear one-hundred percent (100%) of the cost of the D&O Tail Policy; (iii) Acquirer shall bear one-hundred percent (100%) of the premium cost of the R&W Insurance Policy; and (iv) Transfer Taxes shall be split as set forth in Section 5.11(c).

5.6 Intentionally Omitted.

5.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Acquirer agrees that all rights to indemnification or exculpation now existing in favor of the directors, managers and officers of the Group Companies (each, a “D&O Indemnified Person”), as provided in such Group Company’s Governing Documents with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that the Group Companies on their own behalf will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Acquirer shall cause the Group Companies to advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers or officers of any Group Company, unless such modification is required by applicable Law.

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(b) At or prior to the Closing, the Company shall purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies in effect immediately prior to the Closing (the “D&O Tail Policy”), and Acquirer shall cause the Company to maintain the D&O Tail Policy in effect, without any lapse in coverage, for a period of six (6) years following the Closing Date; provided that neither Acquirer, the Final Surviving Entity nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of the D&O Tail Policy.

(c) Acquirer agrees, and will cause the Group Companies, not to take any action following the Closing that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the D&O Indemnified Persons in this Section 5.7. If Acquirer, any Group Company or any of their respective successors or assigns shall: (i) merge or consolidate with or into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquirer or such Group Company shall assume all of the obligations set forth in this Section 5.7.

(d) The D&O Indemnified Persons are intended to be third-party beneficiaries of this Section 5.7. This Section 5.7 shall survive the consummation of the Closing and shall be binding on all successors and assigns of Acquirer and the Group Companies.

5.8 Documents and Information. After the Closing Date, Acquirer shall, and shall cause the Group Companies to, until the seventh (7th) anniversary of the Closing Date, use commercially reasonable efforts to retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Unitholders’ Representative (at the Unitholders’ Representative’s sole cost and expense) during normal business hours of the Group Companies, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed prior to the seventh (7th) anniversary of the Closing Date by Acquirer or the Group Companies, without first advising the Unitholders in writing and giving the Unitholders a reasonable opportunity to obtain possession thereof (at the Unitholders’ sole cost and expense). Notwithstanding anything to the contrary set forth in this Agreement: (i) the Unitholders’ Representative will not have access to personnel records of any Group Company relating to individual performance or evaluation records, medical histories or other information that the disclosure of which, in such Group Company’s legal counsel’s good faith opinion, could reasonably be expected to subject any Group Company to risk of liability; and (ii) no Group Company will be required to disclose to the Unitholders’ Representative any information if doing so (x) would be a violation of any applicable Law or (y) such Group Company believes in good faith, based on the advice of its legal counsel, that providing such information could reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privilege).

5.9 Employee Benefits Matters.

(a) During the period beginning on the Closing Date and ending no earlier than the first (1st) anniversary of the Closing Date, Acquirer shall provide each employee of any of the Group Companies as of the Closing Date (collectively, the “Company Employees”) with total compensation that is substantially comparable to that provided to each such Company Employee immediately prior to the Closing Date and with employee benefits (excluding equity arrangements) that are substantially comparable in the aggregate to the Employee Benefit Plans and other benefit and compensation plans, programs, policies, agreements or arrangements maintained by the Group Companies as of immediately prior to the Closing Date. Acquirer further agrees that, from and after the Closing Date, Acquirer shall use

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commercially reasonable efforts to cause each Company Employee to be granted credit for all service with the Group Companies and any of their predecessors earned prior to the Closing Date for all purposes, including eligibility and vesting purposes and for purposes of vacation accrual and severance benefit determinations, under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored or maintained by or may be established or maintained by Acquirer or a Group Company or any of their Affiliates on or after the Closing Date (the “New Plans”). In addition, Acquirer shall use commercially reasonable efforts to: (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under any Employee Benefit Plan as of the Closing Date; and (B) cause any deductible, co-insurance and out-of-pocket expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing in this Agreement shall: (i) confer upon any Company Employee or any other Person any right to continue in the employ or service of Acquirer or any of its Affiliates (including, after the Closing Date, the Group Companies); (ii) be deemed or construed to establish, or to amend or otherwise modify, any Employee Benefit Plan or employee benefit plan of Acquirer, the Group Companies or any of their Affiliates; or (iii) create any third-party rights in any Company Employee (or any beneficiaries or dependents thereof).

(b) Acquirer shall be solely responsible for any and all liabilities arising under the WARN Act resulting from its actions or inaction after the Closing.

5.10 No Public Disclosure.

(a) No press release or public announcement related to this Agreement, the Mergers or the Transactions shall be issued or made by any Unitholder or, prior to the Closing, any Group Company (nor will any such Person permit any of its advisors or Affiliates to do any of the foregoing) without the prior approval of the Acquirer, unless, in the reasonable judgment of the Person seeking to disclose, such communication is required by applicable Law, in which case such Person shall use reasonable best efforts to allow the other parties hereto reasonable time to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that nothing herein shall be deemed to limit or prohibit any Unitholder or its Affiliates from communicating and disclosing to their and their Affiliates’ investors and potential investors regarding this Agreement, the Ancillary Documents and the Transactions; provided, further, with respect to any communication or disclosure to any investors and potential investors of any Unitholder or its Affiliates, that such investors and potential investors are subject to confidentiality obligations substantially similar in all respects to those included in Section 5.14(a).

(b) No press release or public announcement related to this Agreement, the Mergers or the Transactions shall be issued or made by Acquirer (nor will Acquirer permit any of its advisors or Affiliates to do any of the foregoing) unless prior to its issuance, distribution or publication Acquirer uses reasonable best efforts to allow Unitholders’ Representative reasonable time to review and comment on such press release or announcement, and Acquirer shall consider in good faith any comments made by Unitholders’ Representative thereto; provided, however, Acquirer shall not be required to provide Unitholders’ Representative an opportunity to review any communication or disclosure to its or its Affiliates’ investors and potential investors.

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5.11 Tax Matters.

(a) Each of Acquirer, the Unitholders’ Representative, the Unitholders, and each Group Company shall (and the Acquirer shall cause the Group Companies to) cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Proceeding and making employees, and representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Unitholders’ Representative, the Unitholders, and each Group Company shall (and the Acquirer shall cause the Group Companies to) retain all books and records with respect to Tax matters pertinent to each Group Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b) The Unitholders shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns for the Group Companies for taxable periods ending on or before the Closing Date that are due on or before the Closing Date; provided that all such Tax Returns shall be prepared, to the maximum extent permissible under applicable Laws, on a basis consistent with existing past practices and accounting methods of the Group Companies and in no event shall any position taken on any such Tax Return be supportable at less than a “more likely than not” level of comfort. The Unitholders shall timely pay (or cause the Group Companies to timely pay) all Taxes shown as due and owing on such Tax Returns; provided that the amount payable pursuant to this sentence shall be reduced to the extent any such Taxes were specifically taken into account in connection with determining the Merger Consideration pursuant to Section 1.6, as finally determined.

(c) Acquirer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Group Companies for taxable periods that begin before the Closing Date that are due after the Closing Date (each, a “Closing Date Tax Return”). At least thirty (30) days prior to the due date (including extensions) of any Closing Date Tax Return which contains Income Taxes for which the Unitholders may have an indemnification obligation, Acquirer shall provide a draft of such Closing Date Tax Return to the Unitholders’ Representative for the Unitholders’ Representative’s review and comment,. Acquirer shall consider (and shall cause the Group Companies to consider) in good faith any reasonable comments made by the Unitholders’ Representative in writing provided to Acquirer at least ten (10) days prior to the due date (including extensions) of the applicable Tax Return. The Unitholders jointly and severally shall pay to Acquirer (or the applicable Group Company as designated by Acquirer) any Pre-Closing Taxes due in connection with each Closing Date Tax Return at least five (5) days prior to the due date thereof; provided that the amount payable pursuant to this sentence shall be reduced to the extent any such Taxes were specifically taken into account as a reduction (but not below zero) in connection with determining the Merger Consideration pursuant to Section 1.6, as finally determined.

(d) For purposes of this Agreement, with respect to Taxes (or refunds or credits in respect of Taxes) of a Person relating to a Straddle Period, the Parties agree that the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (1) in the case of any Taxes other than Taxes based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period, and (2) in the case of any Tax based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be determined as though the taxable year of such Person terminated at the end of the day on the Closing Date; provided that Income Tax deductions attributable to the Transaction Expenses (including, for this purpose, any other amounts that would be Transaction Expenses but for being paid prior to Closing), any other fees, costs, and expenses of any Group Company (solely to the extent such items are economically borne by the Unitholders) attributable to or arising out of the Transactions (including with respect to the payment of any Indebtedness) shall be allocated to the Pre-Closing Tax Period to the extent “more likely than not” so allocable under Income Tax law. No election

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shall be made, with respect to any Group Company to waive the carryback of any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period. No Party shall permit any election to be made under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Group Companies. To the extent permitted by applicable Law, Acquirer will take all commercially reasonable actions to cause the end of the taxable year for Income Tax purposes for the Group Companies that began on January 1, 2023 to occur on the Closing Date. To the extent permitted by applicable Law, unless otherwise requested in writing by the Unitholders’ Representative, the parties shall cause the Group Companies to make the election permitted in Revenue Ruling 2011-29, to treat seventy percent (70%) of any success-based fees that were paid or accrued by or on behalf of the Group Companies in or before 2023 as an amount that did not facilitate the Transactions and therefore as deductible in a Pre-Closing Tax Period for Income Tax purposes.

(e) Unless otherwise required by Law, to the extent such action could reasonably be expected to result in an obligation of the Unitholders to pay any material Tax amount pursuant to applicable Law or to result in a material indemnity payment of the Unitholders pursuant to Article VIII, without the prior written consent of the Unitholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), Acquirer shall not (and Acquirer shall not permit any Group Company or Affiliate of Acquirer to) (i) amend a Tax Return of any Group Company for any taxable period ending on or before the Closing Date, (ii) initiate any voluntary disclosure, amnesty filing, or other similar filing in each case solely with respect to any Group Company with any Governmental Entity for any taxable period ending on or before the Closing Date, (iii) file any Tax Return for any Group Company for a Pre-Closing Tax Period in a jurisdiction where the applicable Group Company has not previously filed such Tax Return, or (iv) file, change, amend or revoke any Tax elections or accounting methods of any of the Group Companies solely with respect to a Pre-Closing Tax Period. The parties agree that no election will be made under Section 336 or 338 of the Code (or any comparable provision of foreign, state or local Law) in respect of the Transactions.

(f) After the Closing Date, excluding any Acquirer Tax Refunds, the Unitholders shall be entitled to any Tax refunds or Overpayment Credits with respect to any Group Company with respect to any Pre-Closing Tax Period but only to the extent such Tax refunds (or Overpayment Credits) (1) are received (or, in the case of Overpayment Credits, utilized) by Acquirer, any Affiliate of Acquirer, or any member of the Group Companies (or any successor thereto) and (2) are attributable to (A) Taxes actually paid by, or on behalf of, any Group Company on or prior to the Closing Date, (B) Taxes to the extent included in the calculation of Closing Indebtedness, or (C) Taxes actually indemnified by the Unitholders via a payment by the Unitholders to Acquirer pursuant to the terms of this Agreement. Acquirer will pay over (or cause to be paid over) to the Unitholders’ Representative for the benefit of the Unitholders any such Tax refund promptly (but in all cases within fifteen (15) Business Days) after actual receipt of such Tax refund (or, in the case of any Overpayment Credits, promptly (but in all cases within fifteen (15) Business Days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable); provided that any such payments to the Unitholders’ Representative for the benefit of the Unitholders shall be reduced by any Taxes (including withholding Taxes) and reasonable costs and expenses attributable to the receipt or delivery of such Tax refund (or application of Overpayment Credits). Should Acquirer, any Group Companies or any of their Affiliates be required by a Governmental Entity to return or pay over any such Tax refund or Overpayment Credit, the Unitholders jointly and severally shall pay over to Acquirer (or its designee) the full amount of any such Tax refund or Overpayment Credit required to be returned or paid over (along with any applicable interest, penalties or additions thereon) within five (5) Business Days of receipt of request for the same from Acquirer.

(g) Any and all existing Tax sharing or similar agreements between the Company or any of the Group Companies, on the one hand, and any Affiliate of the Company other than one of the Group Companies, on the other hand (but excluding any written commercial agreement entered into in the ordinary course of business of the applicable Group Company the principal subject matter of which is not Taxes), shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date.

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(h) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes), if any, incurred in connection with this Agreement and the Transactions (“Transfer Taxes”), and any penalties and interest with respect to the Transfer Taxes, in each case shall be paid fifty percent (50%) by the Unitholders, on the one hand, and fifty percent (50%) by Acquirer, on the other hand. Acquirer will duly and timely prepare any Tax Returns with respect to such Transfer Taxes, and the Unitholders will reasonably cooperate with Acquirer in the preparation and filing of such Tax Returns.

5.12 R&W Insurance Policy. Acquirer has obtained the R&W Insurance Policy, which provides that: (a) the insurer shall have no, and shall waive and not pursue, any and all subrogation rights against the Unitholders (provided that actions based on Fraud shall not be subject to any such waiver); and (b) the Unitholders are a third-party beneficiary of such waiver. Following the Closing, Acquirer shall not amend the R&W Insurance Policy in any manner that could allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Proceedings against the Unitholders based upon, arising out of, or related to this Agreement.

5.13 Unitholder Release and Waiver; Termination of Existing Agreements.

(a) In exchange for the portion of the Merger Consideration to be received by each Unitholder, and as a condition and inducement to the willingness of the Company, but subject to Section 5.13(c), Acquirer and the Merger Subs to enter into this Agreement, each Unitholder, for himself or itself and on behalf of his or its heirs, legal representatives, successors and assigns (collectively, the “Relevant Persons”), hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges Acquirer, the Group Companies and the Merger Subs, and each of their respective officers, directors, mangers, employees, agents, Affiliates, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, accounts, reckonings, bills, sums of money, bonds, suits, actions, causes of action, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, controversies, covenants, Contracts, promises, judgments, Liabilities, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Effective Time, that in any way arise from or out of, are based upon or relate to: (i) such Relevant Person’s or Relevant Persons’, as applicable, ownership or purported ownership of the Company Units, shares of Acquirer Common Stock issued pursuant to this Agreement or other Equity Interests of the Company; (ii) the allocation or adequacy of the consideration received by such Relevant Person or Relevant Persons, as applicable, in the aggregate or in respect of any Company Units owned by any of the Relevant Persons or Relevant Persons, as applicable, or any of their Affiliates; (iii) the negotiation or execution of this Agreement, the Ancillary Documents or any of the other documents referenced in this Agreement or the consummation of the Transactions, including the Mergers, except for such Relevant Person’s or Relevant Persons’, as applicable, rights under this Agreement and each Ancillary Document; (iv) the Tax treatment of the Mergers and any Tax consequences resulting from, or relating to, the Mergers of any Group Companies or Unitholders; and (v) the Group Companies or any of their respective affairs occurring at any time on or prior to the Effective Time, including the operation, business, affairs, management, prospects or financial condition of the Group Companies (after taking into account such exceptions, the “Unitholder

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Claims”). The release is intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein. With respect to such Unitholder Claims, each Unitholder hereby expressly waives any and all rights conferred upon him or it by any Law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in his or its favor at the time of executing the release, which if known by him or it must have materially affected his or its settlement with the released party, including the following provisions of California Civil Code Section 1542 to the extent applicable to such Unitholder: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(b) Each Unitholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transactions, including the Mergers, under the terms of any agreement or instrument to which such Unitholder is a party or subject or in respect of any rights Unitholder may have in connection with the Transactions, including the Mergers (whether such rights exist under the Governing Documents of any Group Company, any Contract to which any Group Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, each Unitholder hereby waives any and all rights to contest or object to the execution and delivery of this Agreement, the Board’s actions in approving and recommending the Transactions, including the Mergers, the consummation of the Transactions, including the Mergers, or to the execution and delivery of the Unitholder Written Consent, or to seek damages or other legal or equitable relief in connection therewith. Any and all existing agreements between any Group Company and any Unitholder, including any investment agreement, unit purchase agreement, carve-out bonus plans, equity incentive plans, limited liability company agreement, unitholders agreements and registration rights agreements, shall, contingent upon the occurrence of the Closing, automatically terminate and be of no force and effect effective immediately prior to the Effective Time, and such Unitholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights and similar rights of such Unitholder under any such agreements or otherwise. As of and subject to the Closing, each Unitholder, in his or its capacity as a member of the Company, will not be entitled to any indemnity, reimbursement or other similar rights from the Company, Acquirer or its Affiliates, including by virtue of such Unitholder’s investment in the Company or any other Contract, and no obligation, Liability or other circumstances shall exist at the Effective Time that give or may give rise to any Liability of the Company, Acquirer or its Affiliates to such Unitholder, other than as specifically set forth in this Agreement and the Ancillary Documents. From and after the Effective Time, each Unitholder’s right to receive consideration on the terms and subject to the conditions set forth in this Agreement shall constitute such Unitholder’s sole and exclusive right against any Group Company and/or Acquirer and any of their respective Affiliates in respect of such Unitholder’s ownership of the Company Units or status as a Unitholder of the Company or any agreement or instrument with the Company pertaining to the Company Units or such Unitholders’ status as a member of the Company.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement, the release set forth above shall not extend to any of the following: (i) to the extent such Unitholder is an employee of the Company, any right to receive accrued but unpaid wages, salary, bonuses, accrued vacation and any other accrued but unpaid compensation and/or benefits owed to such Unitholder in its capacity as an employee or ex-employee in accordance with the terms of any Contract with the Company required to be set forth on any Schedule 2.10(a)(iii) or Schedule 2.10(a)(vii) of the Company Disclosure Letter, and any right to receive the reimbursement of expenses incurred by such Unitholder in its capacity as an employee and in the ordinary course of his employment with the Company and which are reimbursable under the Company’s expense reimbursement policies; (ii) any obligation, undertaking or

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covenants of any Released Party or any right of such Unitholder under this Agreement or the Ancillary Documents (including the right to receive amounts payable to such Unitholder pursuant to and in accordance with the terms of this Agreement, and the obligations of the Company to indemnify, defend and hold harmless the directors, managers and officers of the Company pursuant to Section 5.7); or (iii) if such Unitholder is an employee of the Company, any employment rights that cannot be waived as a matter of applicable Law, including but not limited to claims for unemployment benefits rights and workers’ compensation.

(d) To the fullest extent permitted by applicable Law, each Unitholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Mergers that such Unitholder may have by virtue of his or its ownership of the Company Units. Each Unitholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, derivative or otherwise, against Acquirer, any Group Company, or any of their respective Affiliates or successors: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement; or (ii) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Board or Acquirer in connection with this Agreement or the Transactions, including the Mergers.

5.14 Unitholder Confidentiality and Restrictive Covenants.

(a) Confidentiality.

(i) From and after the Closing Date, on the terms and conditions set forth in this Section 5.14, no Unitholder shall use, or take commercial or proprietary advantage of or profit from, any Confidential Information, or disclose Confidential Information to any Person for any reason or purpose whatsoever, and shall hold in confidence the Confidential Information.

(ii) Each Unitholder agrees that such Unitholder shall instruct each Person to whom such Unitholder provides Confidential Information to abide by the confidentiality and non-disclosure restrictions contained herein.

(iii) Notwithstanding the foregoing, each Unitholder may use Confidential Information to the extent necessary in connection with such Unitholder’s employment with the Company or its Affiliates following the Closing, and may disclose Confidential Information to the extent that such Confidential Information is requested or required to be disclosed by Law, by order of a court of a Governmental Entity or other compulsory legal process, or such disclosure or use is reasonably required to enforce such Unitholder’s rights or defend against claims under this Agreement or any of the Ancillary Documents, provided that (unless prohibited by Law or final court Order) such Unitholder required to make such disclosure shall (to the extent legally permissible) use commercially reasonable efforts to provide to Acquirer and the Group Companies notice as promptly as practicable of such disclosure, disclose only that portion of such information which such Unitholder is advised by its counsel is legally required to be disclosed and seek, if requested by, and at the expense of, Acquirer or the Group Companies, to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such information.

(iv) For purposes of this Section 5.14, “Confidential Information” means all information concerning or related to the business, operations, financial condition or prospects of the Group Companies, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes: (A) all information regarding the managers, directors, officers, partners, equityholders, employees, agents, customers, potential customers, suppliers, franchisors, acquisition targets, distributors, sales representatives and licensees of the Group Companies, in each case whether present or prospective;

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(B) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of the Group Companies; and (C) all financial statements, audit reports, budgets and business, strategic and acquisition plans or forecasts of the Group Companies; provided that, as to a given Unitholder, Confidential Information does not include information which: (i) is or becomes generally known or available to the public through no act or omission of such Unitholder; (ii) is provided to the Unitholder by a third party that was not known to the Unitholder to be bound by any duty of confidentiality to Acquirer, any Group Company or any of their respective Affiliates with respect to such information; or (iii) was available to the Unitholder on a non-confidential basis prior to its disclosure to the Unitholder by the Group Company.

(b) Restrictive Covenants.

(i) Non-Solicitation. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), no Unitholder shall directly or indirectly: (A) solicit or knowingly induce any employee of the Group Companies as of the Closing Date (collectively, the “Restricted Employees”) or attempt to solicit or knowingly induce any Restricted Employee to leave the employ or retention of Acquirer, any Group Company or any of their Affiliates, as applicable, or to accept employment with or render services to or with any other Person (who is not an Affiliate of a Group Company); or (B) hire or retain any Restricted Employee; provided, however, that (1) the foregoing shall not apply to any Restricted Employee who has not been employed by Acquirer or a Group Company, as applicable, for at least six (6) months; and (2) generalized advertisements or third-party solicitations of employment not focused specifically on or directed in any way at the Restricted Employees shall not be deemed to constitute a breach of this Section 5.14(b)(ii) (provided that, for the avoidance of doubt, this exception shall not be deemed to permit any hiring or retention that would otherwise violate Section 5.14(b)(ii)).

(ii) Non-Competition. During the Restricted Period, neither Reichartz nor White shall directly or indirectly: (A) solicit or knowingly encourage any customers, lenders, suppliers, partners or distributors of, or other Persons having a business relationship with, any Group Company as of the Closing Date to cease doing business with, alter the terms of its business with, or otherwise alter its relationship with, Acquirer or any Group Company; or (B) own or manage, operate, participate in, be employed by, provide services, advice or consultation to, lend, or control or hold any interest in (including the holding of any debt or equity interest, or other profit participation or similar interest, in, or providing any financial, operational or technical assistance to, any Person engaged in) any business or venture that is engaged in the Business, in each case, within the United States and any city, state, or country in which any of the Group Companies operate as of the Closing Date; provided, however, that neither Reichartz nor White shall be prohibited from owning as a passive investment less than two percent (2%) of the securities of a publicly held corporation whose stock is traded on a nationally or internationally recognized securities exchange.

(c) Unitholder Non-Disparagement. From and after the Closing Date, no Unitholder shall, and each Unitholder shall ensure that each of its Affiliates do not, directly or indirectly, make (or cause to be made) to any Person any false, negative or disparaging statement about Acquirer, the Group Companies or any of their Affiliates (including their products, services, policies, practices, operations, employees, sales representatives, agents, officers, equityholders, directors, managers, Affiliates or partners); provided, however, that nothing in this Section 5.14(c) shall preclude any Unitholder from making (i) truthful statements that are required by applicable Law, regulation or legal process, or to defend or enforce a Unitholder’s rights under this Agreement or any Ancillary Document, or (ii) non-public statements in good faith as reasonably deemed necessary in connection with internal performance reviews or exit interviews in the Unitholder’s capacity as an employee, consultant or independent contractor of the Company or its Affiliates.

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(d) Acquirer Non-Disparagement. From and after the Closing Date, Acquirer shall not, and shall ensure that each of its Affiliates do not, directly or indirectly, make (or cause to be made) to any Person any false, negative or disparaging statement about a Unitholder (including its or his officers, directors or managers); provided, however, that nothing in this Section 5.14(d) shall preclude Acquirer and its Affiliates from making (i) truthful statements that are required by applicable Law, regulation or legal process, or to defend or enforce Acquirer’s rights under this Agreement or any Ancillary Document, or (ii) non-public statements in good faith as reasonably deemed necessary in connection with internal performance reviews or exit interviews of Reichartz and White.

(e) Remedies. In the event of any breach or threatened breach of the provisions of this Section 5.14 by any Unitholder, Acquirer and the Group Companies would not have an adequate remedy at Law and the harm would be irreparable. Accordingly, Acquirer, the group Companies and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations or threatened violations of the applicable provisions of this Section 5.14. Any injunction shall be available without necessity of proving damages or any requirement for the posting of any bond or other security. In the event of a breach by a Unitholder or its representative of this Section 5.14 as determined in a final judgment by a court of competent jurisdiction, the Restricted Period will be tolled until such alleged breach or violation is resolved. In the event that any action should be brought in equity to enforce the provisions of this Section 5.14 against a Unitholder, such Unitholder shall not allege, and such Unitholder hereby waives the defense, that there is an adequate remedy at Law. Each Unitholder agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that: (i) Acquirer, the Group Companies or the other applicable Person seeking relief has an adequate remedy at Law; or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

(f) Acknowledgment. Each Unitholder expressly acknowledges that: (i) the value of the Group Company’s trade secrets and other Confidential Information arises in part from the fact that such information is not generally known in the marketplace; (ii) the Group Company’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period; (iii) such Unitholder has and will have such sufficient knowledge of the Group Companies’ trade secrets and other Confidential Information such that, if such Unitholder were to breach the terms of this Agreement, such Unitholder would cause irreparable harm to Acquirer and the Group Companies for which money damages would be an insufficient remedy; (iv) the covenants and agreements set forth in this Section 5.14 are additional consideration relied upon by Acquirer for the agreements and covenants of Acquirer and the Group Companies pursuant to this Agreement and were a material inducement to and relied upon by Acquirer to enter into this Agreement and to perform its obligations hereunder and Acquirer and its Affiliates would not obtain the benefit of the bargain set forth in or have entered into this Agreement as specifically negotiated by the parties hereto if such Unitholder breached the provisions set forth in this Section 5.14; and (v) the restrictions contained in this Section 5.14 are fair and reasonable in all respects (including, with respect to subject matter, time period and scope) and are necessary to protect Acquirer’s interest in, and the value of, the Group Companies (including the goodwill inherent therein).

(g) Enforcement. If, at the time of enforcement of any of the provisions of this Section 5.14, a court of competent jurisdiction determines that the restrictions stated herein are invalid or unenforceable with respect to any particular Unitholder under the circumstances then existing, then the maximum period or scope reasonable under the circumstances shall be substituted for the stated period or scope determined to be invalid or unenforceable (with the other provisions to remain in full force and effect

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without regard to the invalid portions) with respect to such Unitholder, as determined by such court. Each Unitholder expressly agrees that such court shall be allowed to revise the restrictions contained in this Section 5.14 to cover the maximum duration or scope or otherwise permitted by applicable Laws and the provisions hereof, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. In the event the enforceability of any of the terms hereof are challenged in court by any particular Unitholder and such Unitholder is not enjoined from breaching any of the provisions in Section 5.14, then if a court of competent jurisdiction finds that the challenged restrictions herein is enforceable with respect to such Unitholder, the Restricted Period with respect to such Unitholder, as applicable, shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of any of the provisions in this Section 5.14 by such Unitholder until the dispute is finally resolved and all periods of appeal have expired. Each Unitholder agrees that the covenants and restrictions in this Section 5.14: (A) are reasonable in scope and time; (B) are reasonable restrictions to protect the legitimate business interests and goodwill of Acquirer and the Group Companies; and (C) are ancillary to or a part of an otherwise enforceable contract that is supported by adequate consideration.

5.15 Contact with Customers, Suppliers and Other Business Relations. During the period from the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Acquirer hereby agrees that it shall not, and it shall use reasonable commercial efforts to cause its employees, agents, representatives and Affiliates not to, contact any employee (excluding any officers of the Company or any other employee with which Acquirer has had contact prior to the Closing Date in connection with the preparation, negotiation or execution of the Transactions), customer, supplier, distributor or other material business relation of the Group Companies regarding the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld); provided that Acquirer and its employees, agents, representatives or Affiliates shall be authorized to contact in the ordinary course of business, and continue any ongoing communication with, any employee, customer, supplier, distributor or other material business relation of any Group Company unrelated to the Transactions.

5.16 Financial Reporting. The Company shall use commercially reasonable efforts to provide Acquirer with such information and assistance as Acquirer may request, including management representation letters to the Group Companies’ auditors and reasonable access to the Group Companies’ personnel and third-party advisors, in connection with Acquirer’s preparation of audited financial statements, other pro forma financial information and similar disclosures as may be required to be included in Acquirer’s filings with the SEC by Regulation S-X, the Exchange Act, as amended, and/or other applicable regulations. This information includes, but is not necessarily limited to: (a) the Financial Statements (and, with respect to the Latest Financial Statements, the same information for the comparable period of the prior fiscal year and inclusion of footnotes required therein), in each case prepared in accordance with GAAP and Regulation S-X; (b) other historical financial information as is reasonably necessary to allow Acquirer to prepare pro forma financial statements that give effect to the Transactions in compliance with Regulation S-X; and (c) reasonable cooperation to obtain such customary comfort letters and/or consents from the Group Companies’ auditors as Acquirer may reasonably request.

5.17 Notice of Certain Events. From the Agreement Date until the Closing, the Company and the Unitholders’ Representative shall promptly notify Acquirer in writing of:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company or any Unitholder hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied;

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(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(c) any notice or other communication from any Governmental Entity in connection with the Transactions; and

(d) any Proceedings commenced, threatened in writing or, to the Company’s knowledge, orally threatened against, relating to or involving or otherwise affecting the Company or any Unitholder that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 2.13 or Section 3.4 or that relates to the consummation of the Transactions.

Acquirer’s receipt of information pursuant to this Section 5.17 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Unitholder in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Letter.

5.18 Obligations of Merger Subs. Acquirer shall take all action necessary to cause the Merger Subs to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

5.19 Stock Exchange Listing. Acquirer shall promptly prepare and submit to Nasdaq, if required, a Listing of Additional Shares Notification Form with respect to the shares of Acquirer Common Stock to be issued pursuant to this Agreement.

5.20 No Acquirer Shareholder Approval. Acquirer shall not take any action which would cause the vote of the holders of any class or series of capital stock or other equity interests of Acquirer to be necessary to adopt this Agreement or to consummate any of the Transactions, including the issuance of the shares of Acquirer Common Stock to be issued in connection with the Mergers.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of the Parties. The obligations of the parties hereto to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions: no Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or making illegal the consummation of the Transactions shall be in effect.

6.2 Other Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by Acquirer) of the following further conditions:

(a) (i) each of the Company Fundamental Representations and the Unitholder Fundamental Representations shall be true and correct in all material respects as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing; and (ii) each of the representations and warranties (other than the Company Fundamental Representations and the Unitholder Fundamental Representations) made by the Company and the Unitholders in Article II and Article III (and any Ancillary Document or other certificate delivered in connection herewith) shall be true and correct as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing, except for any representations and warranties, considered individually or in the aggregate, that are inaccurate such that the events or circumstances giving rise to those inaccuracies have not had a Company Material Adverse Effect;

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(b) each the Group Companies shall have performed and complied in all material respects with all of their respective covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c) no event or circumstance shall have occurred since the Agreement Date that has resulted in, or that reasonably would be expected to result in, a Company Material Adverse Effect;

(d) prior to or at the Closing, the Company and the Unitholders shall have delivered to Acquirer a certificate executed by a duly authorized officer of the Company and by each Unitholder, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied; and

(e) prior to or at the Closing, the Company and the Unitholders, as applicable, shall have delivered to Acquirer each of the deliverables set forth in Section 1.2(a).

6.3 Other Conditions to the Obligations of the Company and the Unitholders. The obligations of the Company and the Unitholders to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and the Unitholders) of the following further conditions:

(a) (i) each of the Acquirer Fundamental Representations shall be true and correct in all material respects as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing; (ii) each of the representations and warranties (other than the Acquirer Fundamental Representations) made by Acquirer and the Merger Subs in Article IV shall be true and correct as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing, except for any representations and warranties, considered individually or in the aggregate, that are inaccurate such that the events or circumstances giving rise to those inaccuracies have not had a material adverse effect on Acquirer;

(b) Acquirer shall have performed and complied with (or caused the performance of and compliance with) in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, Acquirer shall have delivered to Company and the Unitholder’s Representative a certificate executed by a duly authorized officer of Acquirer, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(d) prior to or at the Closing, Acquirer shall have made, or caused to be made, the payments set forth in Section 1.2(b)(i) and delivered to the Company and the Unitholder’s Representative each of the deliverables set forth in Section 1.2(b)(ii).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Acquirer and the Unitholders’ Representative;

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(b) by Acquirer, if any of the representations or warranties of the Company set forth in Article II or of the Unitholders set forth in Article III shall not be true and correct, or any Group Company shall have failed to perform any covenant or agreement on the part of such Group Company, as applicable, set forth in this Agreement, in each case, such that the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not cured within fifteen (15) days after written notice thereof is delivered to the Unitholders’ Representative by Acquirer; provided that Acquirer is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) to be unsatisfied;

(c) by the Unitholders’ Representative, if any of the representations or warranties of Acquirer or the Merger Subs set forth in Article IV shall not be true and correct or if Acquirer shall have failed to perform any covenant or agreement on the part of Acquirer set forth in this Agreement, in each case, such that the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not cured within fifteen (15) days after written notice thereof is delivered to Acquirer by the Unitholders’ Representative; provided that no Unitholder nor the Company is then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) to be unsatisfied;

(d) by Acquirer, if the Closing shall not have occurred on or prior to November 18, 2023 (the “Termination Date”), unless the failure to consummate the Closing is primarily caused by a breach by Acquirer of its representations, warranties, obligations or covenants under this Agreement;

(e) by the Unitholders’ Representative, if the Closing shall not have been consummated on or prior to the Termination Date, unless the failure to consummate the Closing is primarily caused by a breach by the Unitholders or the Company of their respective representations, warranties, obligations or covenants under this Agreement; or

(f) by either Acquirer or the Unitholders’ Representative, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or other action shall have become final and non-appealable.

7.2 Notice of Termination. If Acquirer desires to terminate this Agreement pursuant to Section 7.1, Acquirer shall give written notice of such termination to the Unitholders’ Representative. If the Unitholders’ Representative desires to terminate this Agreement pursuant to Section  7.1, the Unitholders’ Representative shall give written notice of such termination to Acquirer.

7.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Acquirer, the Unitholders or the Group Companies or their respective officers, directors or equityholders) with the exception of (a) the third sentence of Section 5.2, the provisions of Section 5.10, this Section 7.3 and Article IX, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (b) any liability of any party hereto for any fraud or willful breach of this Agreement prior to such termination. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 10.16 prior to termination of this Agreement.

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ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) Indemnification By Unitholders. Subject to the limitations set forth in this Article VIII, from and after the Closing, each Unitholder shall jointly and severally (except with respect to clauses (iii), (iv) or (vi) hereof for which the Unitholders shall be severally, and not jointly, liable in accordance with their respective Pro Rata Share) indemnify and hold harmless Acquirer, the Merger Subs, the Group Companies and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Acquirer Indemnified Person”) from and against, and shall compensate and reimburse each Acquirer Indemnified Person for, any and all Liabilities, losses, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including reasonable out-of-pocket attorneys’ fees) and disbursements, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), resulting from, arising out of or incurred by any Acquirer Indemnified Person in connection with, or otherwise with respect to or based upon any of the following:

(i) any failure of any representation or warranty made by the Company in Article II, other than Section 2.9 (Tax Matters), to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or any failure of any certificate delivered to Acquirer pursuant to this Agreement with respect to such representations and warranties to be true and correct as of the date such certificate is delivered to Acquirer;

(ii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein or in any Ancillary Document or the Transactions;

(iii) any failure of any representation or warranty made by a Unitholder in Article III to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or any failure of any certificate delivered to Acquirer pursuant to this Agreement with respect to such representations and warranties to be true and correct as of the date such certificate is delivered to Acquirer;

(iv) any breach of, or default in connection with, any of the covenants, agreements or obligations made by any Unitholder herein or in any Ancillary Document or the Transactions;

(v) any (1) Pre-Closing Taxes to the extent not taken into account in the final determination of the calculations of Closing Working Capital, Transaction Expenses or Closing Indebtedness, (2) failure of any representation or warranty made by the Company in Section 2.9 (Tax Matters), to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties in Section 2.9 (Tax Matters) that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates);

(vi) any Taxes of the Unitholders; or

(vii) any matter set forth on Schedule 8.1(a)(vii).

(b) Indemnification By Acquirer. Subject to the limitations set forth in this Article VIII, from and after the Closing, Acquirer shall indemnify and hold harmless the Unitholders and their respective officers, directors, agents and employees (each, a “Unitholder Indemnified Person”) from and against, and shall compensate and reimburse each Unitholder Indemnified Person for, any and all Indemnifiable Damages resulting from, arising out of or incurred by a Unitholder Indemnified Person in connection with, or otherwise with respect to or based upon any of the following:

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(i) Any failure of any representation or warranty made by Acquirer or the Merger Subs in Article IV to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or any failure of any certificate delivered to the Unitholders’ Representative pursuant to this Agreement with respect to such representations and warranties to be true and correct as of the date such certificate is delivered to the Unitholders’ Representative; or

(ii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by Acquirer or the Merger Subs herein or in any Ancillary Documents or the Transactions;

(c) The parties hereto hereby acknowledge and agree that certain representations and warranties contained herein are qualified by references to materiality (including “material,” “in all material respects”, “material adverse effects” or words of similar import) (collectively, the “Materiality Qualifiers”). The parties hereto agree that, for all purposes of determining whether a representation or warranty is inaccurate and a breach has occurred and for the purposes of determining the amount of Indemnifiable Damages sustained as a result of such breach, the Materiality Qualifiers shall be ignored; provided, however, that the foregoing materiality scrapes will not apply with respect to the terms “Material Contract,” “Material Source”, or “Company Material Adverse Effect” or with respect to any requirement in a representation and warranty that the Company provide a list in the Company Disclosure Letter of “material” (or a similar qualification) items.

8.2 Indemnifiable Damage Threshold; Other Limitations.

(a) Notwithstanding anything to the contrary herein, no Acquirer Indemnified Person may recover Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) or (iii) of Section 8.1(a) (other than claims arising out of, resulting from or in connection with Fraud) (x) unless and until it has been determined in accordance with this Agreement that the Acquirer Indemnified Persons have suffered Indemnifiable Damages in an aggregate amount greater than $600,000 (the “Deductible”). The Deductible shall not apply to any other Indemnifiable Damages or claims therefor.

(b) Notwithstanding anything to the contrary herein, the total Liability of the Unitholders for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (iii) of Section 8.1(a) (other than claims arising out of, resulting from or in connection with Fraud) shall be limited to the Indemnity Escrow Amount plus the Indemnity Stock Amount.

(c) Notwithstanding anything to the contrary herein and subject to Section 8.2(b), the total Liability of the Unitholders for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 8.1(a) shall be limited to the aggregate amount of cash payable and the aggregate number of shares of Acquirer Common Stock or issuable to the Unitholders pursuant to Section 1.4(a); provided that this limitation of Liability shall not apply in the case of Fraud.

(d) Notwithstanding anything to the contrary herein, no Unitholder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Final Surviving Entity or any other Acquirer Indemnified Person (based upon such Unitholder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Acquirer Indemnified Person or any right of subrogation against any Group Company or the Final Surviving Entity with respect to any indemnification, compensation or reimbursement of an Acquirer Indemnified Person by reason of any of the matters set forth in Section 8.1(a).

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(e) All Indemnifiable Damages shall be calculated net of the amount of any recoveries actually received by an Indemnified Person under any existing insurance policies (including the R&W Insurance Policy) and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by such Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by such Indemnified Person. Each Indemnified Person shall use commercially reasonable efforts (which the parties agree does not require an Indemnified Person to commence any Proceeding) to seek recovery under all insurance policies covering such Indemnifiable Damages (including the R&W Insurance Policy), to the same extent as it would if such Indemnifiable Damages were not subject to indemnification hereunder; provided, however, nothing in this Section 8.2(a) shall prevent or delay an Indemnified Person from seeking recovery for Indemnifiable Damages from a party hereto in accordance with the other provisions of this Article VIII prior to, or during the pendency of, seeking recovery under any insurance policies covering such Indemnifiable Damages (other than prior to, or during the pendency of, seeking recovery under the R&W Insurance Policy to the extent required pursuant to this Article VIII). Each Indemnified Person shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Indemnifiable Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Indemnifiable Damages.

(f) Except for any claim based on Fraud, amounts due to any Acquirer Indemnified Person under clause (i) or (iii) of Section 8.1(a) will be satisfied in the following order: (i) first, during the period for which the Escrow Agreement remains in effect, from the Indemnity Escrow Amount (to the extent available) and the Indemnity Stock Amount; then (ii) second, from the R&W Insurance Policy to the extent of any available coverage thereunder. Except for any claim based on Fraud, amounts due to any Acquirer Indemnified Person under clause (v) of Section 8.1(a) will be satisfied in the following order: (i) first, during the period for which the Escrow Agreement remains in effect, from the Indemnity Escrow Amount (to the extent available) and the Indemnity Stock Amount; then (ii) second, from the R&W Insurance Policy to the extent of any available coverage thereunder; and (iii) by the Unitholders on a joint and several basis. Amounts due to any Acquirer Indemnified Person under clauses (ii), (iv), (vi) or (vii) of Section 8.1(a) or for any claim based on Fraud, will be satisfied, at the sole discretion of Acquirer, from (i) during the period for which the Escrow Agreement remains in effect, the Indemnity Escrow Amount (to the extent available) and the Indemnity Stock Amount and/or (ii) the Unitholders on a joint and several basis (except with respect to clauses (iv) or (vi) of Section 8.1(a) for which the Unitholder causing such breach shall be liable for the entire amount of the Indemnifiable Damage, and the other Unitholders shall not have liability).

(g) Notwithstanding anything to the contrary contained in this Agreement, no Acquirer Indemnified Person shall have any right to indemnification hereunder with respect to any Indemnifiable Damages (i) to the extent such Indemnifiable Damages are included in the final determination of the calculation of Closing Cash, Closing Indebtedness, Closing Working Capital or Transaction Expenses and is taken into account in the determination of the Merger Consideration and (ii) if such Indemnifiable Damages would have been covered under the R&W Insurance Policy, and coverage for such Indemnifiable Damages was denied under the R&W Insurance Policy solely because Acquirer failed to timely make a claim thereunder. Notwithstanding anything to the contrary contained in this Agreement, (i) no Acquirer Indemnified Person shall have any right to indemnification hereunder with respect to any covenant or condition waived by Acquirer on or prior to the Closing and (ii) no Unitholder Indemnified Person shall have any right to indemnification hereunder with respect to any covenant or condition waived by any Unitholder or Unitholder Representative on or prior to the Closing.

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(h) Notwithstanding anything to the contrary herein, Acquirer (on behalf of the Acquirer Indemnified Persons) and the Unitholders (on behalf of the Unitholder Indemnified Persons) each acknowledges and agrees that the indemnification pursuant to the provisions set forth in this Article VIII (which shall be limited as set forth herein) shall be the sole and exclusive remedy for any Indemnifiable Damages of the Acquirer Indemnified Persons and the Unitholder Indemnified Persons with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties, or any breach or failure in performance of any covenants or agreements, made in this Agreement or in any exhibit or schedule hereto or any document or certificate delivered hereunder; provided that nothing herein is intended to waive or otherwise limit a party hereto of its right, as applicable, to: (a) seek any equitable remedies, including specific performance or other injunctive relief pursuant to Section 10.16; (b) seek any of the remedies set forth in Section 5.4 or Section 5.14(e); (c) pursue claims for Fraud; or (d) seek enforcement of any decision or determination of the Accounting Firm pursuant to Section  1.6(f), all of which will be claims that are outside the terms and conditions of this Agreement.

8.3 Period for Claims.

(a) Except as otherwise set forth in this Section 8.3, the period (the “Claims Period”) during which claims may be made for Indemnifiable Damages against the Unitholders shall commence at the Closing and terminate upon the expiration of the survival of the applicable representation, warranty, covenant or agreement as set forth in, and in accordance with, Section 10.1.

(b) Except for the amount (which amount shall be measured in cash and shares of Acquirer Common Stock in accordance with the same proportion of cash and shares of Acquirer Common Stock initially included in the Indemnity Escrow Amount and the Indemnity Stock Amount) to which Acquirer shall have, prior to the expiration of the Initial Survival Period, previously made a claim pursuant to the procedures set forth in this Article VIII and for which the obligations to indemnify, if any, shall not have been satisfied in cash from the Indemnity Escrow Amount or by forfeiture of shares of Acquirer Common Stock from the Indemnity Stock Amount (the “Outstanding Escrow Claims”), Acquirer and the Unitholders’ Representative shall deliver joint, written instructions to the Escrow Agent to deliver to the Unitholders’ Representative, on behalf of the Unitholders, the remaining Indemnity Escrow Amount within three (3) business days following the expiration of the Initial Survival Period. As and when the Outstanding Escrow Claims are fully and finally resolved pursuant to the procedures set forth in this Article VIII, Acquirer and the Unitholders’ Representative shall deliver joint, written instructions to the Escrow Agent to deliver to the Unitholders’ Representative, on behalf of the Unitholders, the amount retained by the Escrow Agent pursuant to the foregoing sentence with respect to any such Outstanding Escrow Claim (net of any amount paid to an Acquirer Indemnified Person with respect to any such claim).

8.4 Claims.

(a) From time to time during the Claims Period, Acquirer, on behalf of itself or any Acquirer Indemnified Person, or a Unitholder, on behalf of himself or itself or any Unitholder Indemnified Person (each, an “Indemnitee”), as applicable, may deliver to the party from whom indemnification is sought (each, an “Indemnitor”) one or more certificates (each, a “Claim Certificate”):

(i) Stating that such Indemnitee has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or stating that a Tax Authority has raised, or such Indemnitee believes in good faith that a Tax Authority may raise, a matter in an audit of such Indemnitee or its Affiliates that could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by such Indemnitee in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

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(iii) specifying in reasonable detail (based upon the information then possessed by such Indemnitee) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b) Such Claim Certificate: (i) need only specify such information to the knowledge of such Indemnitee as of the date thereof; (ii) shall not limit any of the rights or remedies of any Indemnitee with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate; and (iii) may be updated and amended from time to time by such Indemnitee by delivery of any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitor is materially prejudiced thereby.

8.5 Resolution of Objections to Claims; Payment of Claims.

(a) If the Indemnitor does not contest, by written notice to the Indemnitee, any claim or claims by such Indemnitee made in any Claim Certificate within the thirty (30)-day period following receipt of a Claim Certificate, then the Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate shall be final.

(b) If the Indemnitor objects in writing to any claim or claims by the Indemnitee made in any Claim Certificate within the thirty (30)-day period set forth in Section 8.5(a), such Indemnitor and Indemnitee shall attempt in good faith for forty-five (45) days after Indemnitee’s receipt of such written objection to resolve such objection.

(c) If no such agreement can be reached during the forty-five (45)-day period for good faith negotiation set forth in Section 8.5(b), the disputes arising from such Claim Certificate will be resolved in accordance with the dispute resolution provisions of Section 10.15.

(d) At or prior to the date that is five (5) Business Days after final determination of any claim pursuant to this Section 8.5, the Indemnitor shall be obligated to pay to the Indemnified Person(s) the amount of Indemnifiable Damages finally determined to be owed by the Indemnitor.

(e) To the extent that the Unitholders have an obligation to indemnify an Acquirer Indemnified Person pursuant to this Section 8.5, then Acquirer may, in satisfaction of such indemnification obligation, cause (at no cost to Acquirer) such Unitholders, in accordance with their respective Pro Rata Share, to deliver to Acquirer and thereby forfeit a number of shares of Acquirer Common Stock equal to the amount of such Indemnifiable Damages that have been finally determined pursuant to this Section 8.5, with such shares of Acquirer Common Stock valued, for purposes of determining the number of such shares to be redeemed in satisfaction of such indemnification obligation, at the Acquirer Common Stock VWAP.

8.6 Third-Party Claims. In the event Claim Certificate identifies a claim by a third party (a “Third-Party Claim”), the Indemnitor shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof with counsel selected by the Indemnitor; provided that the Indemnitor may not assume and conduct the defense of such Third-Party Claim if: (a) such Third-Party Claim seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

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(b) such Third-Party Claim involves criminal or quasi-criminal allegations; or (c) such Third-Party Claim is initiated by a management level employee or Material Source (or Person who would be considered a Material Source as of the date of delivery of the applicable Claim Certificate if the term “Material Source” was calculated based on the trailing twelve-month period prior to the date of delivery of the applicable Claim Certificate, as determined by Acquirer in good faith) of the Indemnified Person or any of its Affiliates. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense. If the Indemnitor elects to defend a Third-Party Claim, it shall take all reasonable actions to defend such Third-Party Claim, and each party hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder). No compromise or settlement of any Third-Party Claim may be effected by the Indemnitor without the Indemnitee’s consent (which may be withheld in such Indemnitee’s sole discretion); provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) there is no finding or admission of any violation of Law by Indemnitee or any Affiliate, (ii) the sole form of relief is monetary damages which are paid in full by the Indemnitor, (iii) it is not expected to have a material adverse effect on the Indemnitee, and (iv) each Indemnitee and its Affiliates are fully and unconditionally released from all liability with respect to such Third-Party Claim. Notwithstanding the foregoing provisions of this Section 8.6, (i) Acquirer will not be required to provide a notice to the Unitholders’ Representative, permit the Unitholders’ Representative to assume the defense of or obtain the Unitholders’ Representative’s or any Unitholder’s consent in connection with the settlement of any claim for indemnification by an Acquirer Indemnified Person that is to be satisfied exclusively through a claim made under the R&W Insurance Policy and (ii) the Indemnitor’s and Indemnitee’s right to pay, compromise, settle, agree to any settlement of, or consent to the entry of any judgment in connection with any matter that is the subject of this Article VI, shall be subject to the rights of the insurer under the R&W Insurance Policy.

8.7 Treatment of Indemnification Payments. Acquirer, the Unitholders’ Representative and the Unitholders agree to treat (and cause their respective Affiliates to treat) any payment received by the Acquirer Indemnified Persons pursuant to Section 1.6 or this Article VIII as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted by applicable Law.

ARTICLE IX

UNITHOLDERS’ REPRESENTATIVE

9.1 Unitholders’ Representative.

(a) Designation. Each Unitholder hereby designates Reichartz to serve as the Unitholders’ Representative of all the Unitholders as set forth in this Agreement. By signing this Agreement in the capacity of Unitholders’ Representative, Reichartz hereby accepts the appointment as the Unitholders’ Representative for purposes of this Agreement and the Escrow Agreement.

(b) Authority. Each Unitholder, by signing this Agreement, hereby irrevocably appoints the Unitholders’ Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Unitholder for the limited purposes of carrying out the express duties of the Unitholders’ Representative under this Agreement and the Escrow Agreement. Within the scope of that limited purpose, each Unitholder grants the Unitholders’ Representative the full and exclusive power and authority to represent and bind such Unitholder with respect to all matters related to, arising under or pursuant to the express duties of the Unitholders’ Representative under this Agreement and the Escrow

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Agreement (including the taking by the Unitholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken on such Unitholders’ behalf), including: (a) to negotiate, settle, adjust or compromise any such claims (including to consent to the payment of any of the Escrow Amounts to Acquirer), bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (b) to act on behalf of such Unitholder in connection with the matters contemplated by Section 5.12 (Tax Matters); (c) to act on behalf of such Unitholder in reviewing the Proposed Closing Date Calculations and making any objections to such amount and negotiating on behalf of such Unitholder in order to resolve any dispute relating to the Merger Consideration and related adjustments; (d) to use reasonable efforts to enforce and protect the rights and interests of such Unitholder arising out of or under or in any manner relating to this Agreement and the Transactions; (e) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Unitholders’ Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Unitholders’ Representative and to rely on their advice and counsel; and (f) to take all actions necessary in the judgment of the Unitholders’ Representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Unitholders’ Representative as to any of the foregoing matters shall constitute a decision of all the Unitholders and shall be final, binding and conclusive on each Unitholder. Acquirer, the Merger Subs and their respective Affiliates (including after the Effective Time, the First Step Surviving Company and after the Second Effective Time, the Final Surviving Entity) may rely on the appointment of Reichartz as the Unitholders’ Representative and treat the Unitholders’ Representative as the duly appointed attorney-in-fact of each Unitholder and has having the duties, power and authority provided for in this Section 9.1 and may rely upon any decision, act, consent or instruction of the Unitholders’ Representative as being the decision, act, consent or instruction of every Unitholder. After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Unitholders’ Representative that is within the scope of the Unitholders’ Representative’s authority under this Section 9.1 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Unitholders and shall be final, binding and conclusive upon each such Unitholder; and each Acquirer Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every Unitholder. Acquirer, the Merger Subs, the Final Surviving Entity and the Acquirer Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Unitholders’ Representative. The Unitholders’ Representative, in its sole and absolute discretion, may, by written notice to Acquirer and the applicable Unitholders, decline to exercise the power and authority granted herein to act on behalf of and in the name of any or all of the Unitholders with respect to any or all matters specified in such written notice, without incurring any liability to any party to this Agreement in connection with or as a result of such declination. EACH UNITHOLDER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE UNITHOLDERS’ REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY UNITHOLDER.

(c) Exculpation; Indemnification. Neither the Unitholders’ Representative nor any agent employed by it shall incur any Liability to any Unitholder relating to the performance of its duties hereunder for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Unitholders (or any of them), except in the case of the Unitholders’ Representative’s gross negligence or fraud. The Unitholders’ Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Unitholders’ Representative hereunder

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in good faith and in accordance with the advice of such counsel. The Unitholders shall indemnify, defend and hold harmless the Unitholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Unitholders’ Representative’s execution and performance of this Agreement and any Ancillary Documents, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or fraud of the Unitholders’ Representative, the Unitholders’ Representative will reimburse the Unitholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or fraud. If not paid directly to the Unitholders’ Representative by the Unitholders, any such Representative Losses may be recovered by the Unitholders’ Representative from: (a) the Unitholders’ Representative Expense Fund; and (b) any other funds that become payable to the Unitholders under this Agreement at such time as such amounts would otherwise be distributable to the Unitholders; provided, however, that while this Section 9.1 allows the Unitholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Unitholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Unitholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Unitholders’ Representative be required to advance its own funds on behalf of the Unitholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Unitholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Unitholders’ Representative under this Section 9.1(c). The foregoing indemnities will survive the Closing and the resignation or removal of the Unitholders’ Representative.

(d) Sharing. Each Unitholder hereby irrevocably agrees, severally and not jointly, to bear such Unitholders’ respective Pro Rata Share, of any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or fraud on the part of the Unitholders’ Representative, in connection with the performance of its duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Unitholder by the Unitholders’ Representative within the scope of the Unitholders’ Representative’s duties under this Section 9.1, and to be bound by all actions taken by the Unitholders’ Representative in its capacity as such within the scope of the Unitholders’ Representative duties under this Section 9.1.

(e) Expenses. Each Unitholder hereby acknowledges and agrees that any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Unitholders’ Representative hall be reimbursed out of the Unitholders’ Representative Expense Fund and, if the Unitholders’ Representative Expense Fund is exhausted, by the Unitholders in accordance with their respective Pro Rata Share; provided, however, that the Unitholders’ Representative shall be entitled to withhold from any amounts released to be released to the Unitholders in accordance with the terms of the Escrow Agreement any amounts that are not so reimbursed by the Unitholders.

(f) Certain Limitations. Notwithstanding anything in this Agreement to the contrary, the Unitholders’ Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that: (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by Unitholders, without the prior written consent of each Unitholder; (b) adversely and disproportionately (in relation to the other Unitholders) affects the rights or obligations of any Unitholder under this Agreement, without the prior consent of such affected Unitholder, or (c) amends or modifies this Section 9.1.

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(g) Successor Representative. Upon the death, disqualification or resignation of the Unitholders’ Representative, a successor shall be appointed by the Unitholders who held a majority of the Company Units as of immediately prior to Closing, which Person shall succeed the Unitholders’ Representative as the “Unitholders’ Representative” for all purposes of this Agreement and the Escrow Agreement.

(h) Unitholders’ Representative Expense Fund. The Unitholders’ Representative’s Expense Fund shall be held by the Unitholders’ Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Unitholders’ Representative for any third-party expenses pursuant to this Agreement. The Unitholders acknowledge that the Unitholders’ Representative is not providing any investment supervision, recommendations or advice. The Unitholders’ Representative shall have no responsibility or liability for any loss of principal of the Unitholders’ Representative Expense Funds other than as a result of its gross negligence or fraud. As soon as practicable following the release in full of the Adjustment Escrow Amount and the Indemnity Escrow Amount, the Unitholders’ Representative shall disburse the balance of the Unitholders’ Representative Expense Funds to the Unitholders in accordance with their respective Pro Rata Share. For Tax purposes, the Unitholders’ Representative Expense Fund will be treated as having been received and voluntarily set aside by the Unitholders at the time of Closing.

(i) Limits on Liability of the Unitholders’ Representative. Notwithstanding anything contained herein to the contrary, no Person serving as the Unitholders’ Representative shall have any Liability in such capacity (and solely to the extent acting in such capacity and not including any actions (or omissions) take (or not taken) in its capacity as a Unitholder hereunder) to Acquirer whatsoever (including, any direct liability, vicarious liability, or Liability that Acquirer could in any way assert through other parties hereunder or through third parties), as a result of or for any act or omission made in good faith in connection with functioning as the Unitholders’ Representative, including any liability arising out of performance under this Agreement or any Ancillary Document. For the avoidance of doubt, nothing in this Section 9.1(i), shall affect, limit or restrict any right of the Acquirer Indemnified Persons against any other party pursuant to Article VI.

(j) Multiple Parties. In the event that more than one Person is appointed as the Unitholders’ Representative, then for so long as more than one Person is duly appointed as the Unitholders’ Representative, any decision, settlement, determination, action, written notice or written agreement by the Unitholders’ Representative shall require the approval of, and execution by (as applicable), all such Persons.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations and warranties made by the Company and the Unitholders (including in the Company Disclosure Letter (and any exhibit to or schedule thereof)) and Acquirer and the Merger Subs herein, and in the other certificates contemplated by this Agreement, shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is twelve (12) months following the Closing Date (the “Initial Survival Period”); provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (i) the representations and warranties made by the Company in Section 2.9 (Tax Matters) will remain operative and in full force and effect until the date that is thirty (30) days following the expiration of the longest applicable statute of limitations and (ii) the Fundamental Representations will remain operative and in full force and effect until the date that is six (6) years following the Closing Date; provided, further, that (x) no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a Claim Certificate delivered in accordance herewith on or prior to the expiration of such representations and warranties shall be affected by such expiration and

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(y) that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any Fraud. If the Transactions are consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing (which covenants, agreements and obligations shall survive until they have been performed or satisfied in full); provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.

10.2 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the appendices, exhibits and schedules hereto, including the Company Disclosure Letter, and including each Ancillary Document, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Confidentiality Agreement shall automatically terminate as of the Closing Date.

10.3 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of each of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Acquirer and/or the Merger Subs may assign its rights and delegate its obligations under this Agreement without the prior consent of any other party hereto to: (i) any Affiliate or Subsidiary of Acquirer; (ii) for collateral purposes, to any lender of Acquirer, or any Affiliate or Subsidiary of Acquirer, providing financing for the Transactions and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part; and (iii) to any Person who purchases or acquires, directly or indirectly, all or substantially all of the Company Units or assets of the Company; provided that, notwithstanding any such assignment or delegation, Acquirer and/or the Merger Subs, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, trustees in bankruptcy, legal representatives and successors and assigns.

10.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or electronic mail (in each case, with automated or personal confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquirer or the Merger Subs, to:

Vivid Seats Inc.

24 E. Washington St., Suite 900

Chicago, IL 60602

Attention: General Counsel

Email: legal@vividseats.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

One North Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Adam R. Skilken; Joshua A. Lusk

Email: askilken@bakerlaw.com; jlusk@bakerlaw.com

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(b)	if to the Company, to:

c/o VDC Holdco, LLC

7150 S Tenaya Way

Las Vegas, NV 89113

Attention: Michael Reichartz

Email: mr@vegas.com

with a copy (which shall not constitute notice) to:

c/o TZP Group LLC

7 Times Square, Suite 4307

New York, NY 10036

Attention: Vladimir Gutin

Email: VGutin@tzpgroup.com

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck LLP

675 15th Street, Suite 2900

Denver, CO 80202

Attention: Avi Loewenstein

Email: aloewenstein@bhfs.com

(c)	If to the Unitholders’ Representative, to:

Michael Reichartz

7150 S. Tenaya Way

Las Vegas, NV 89113

Email: mr@vegas.com

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck LLP

675 15th Street, Suite 2900

Denver, CO 80202

Attention: Avi Loewenstein

Email: aloewenstein@bhfs.com

Any notice given as specified in this Section 10.4, (i) if delivered personally or sent by facsimile or electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day; and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third (3rd) Business Day after the post of the same.

10.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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10.6 Construction; Interpretation.

(a) The term “this Agreement” means this Agreement together with all appendices, schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made herein to Articles, Sections, subsections, Appendices, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or an Appendices, Schedule or an Exhibit to this Agreement unless otherwise indicated. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the appendices, schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (vii) references to any Person include the predecessors, successors and permitted assigns of that Person; (viii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively; (ix) subject to clause (x) immediately below, the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided; and (x) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company, the Unitholders or their respective Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its representatives in the virtual data room established by Acquirer in connection with this Agreement at least forty-eight (48) hours prior to the execution of this Agreement. Where a reference is made to a Contract, instrument or applicable Law, such reference is to such Contract, instrument or applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and, in the case of applicable Law, by succession of comparable successor applicable Law and references to all attachments thereto and instruments incorporated therein. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except (i) in respect of payments, which shall be rounded to the nearest whole U.S. cent and (ii) as set forth in Section 1.3(f). All notices, requests, consents, claims, demands, waivers and other communications required under this Agreement or any Ancillary Document to be delivered in writing, shall be deemed to be delivered for purposes hereof and thereof if delivered via facsimile or email in accordance with Section 10.4.

(b) The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each appendices, schedule and each exhibit attached hereto, the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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10.7 Exhibits and Schedules. All appendices, exhibits and schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.

10.8 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day.

10.9 Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as expressly provided in Section 8.1 and Section 5.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.11 Amendment. Subject to applicable Law and Section 10.12, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Acquirer, the Merger Subs, the Company and the Unitholders’ Representative (on behalf of the Unitholders). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 10.11 shall be void.

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10.12 Waiver.

(a) The Unitholders’ Representative (on behalf of the Unitholders) may waive compliance by Acquirer with any term or provision of this Agreement. Acquirer may waive compliance by the Unitholders or the Company with any term or provision of this Agreement.

(b) Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party (or, in the case of any of the Unitholders, the Unitholders’ Representative on behalf of such Unitholders). Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights; provided that time is of the essence with respect to each and every provision of this Agreement.

10.13 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

10.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION: (I) ARISING UNDER THIS AGREEMENT; OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15 Jurisdiction and Venue; Consent to Service of Process. Each of the parties hereto submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the state of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding may be heard and determined in any such court and agrees not to bring any action or Proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.4. Nothing in this Section 10.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

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10.16 Remedies Cumulative; Specific Performance. Except as otherwise provided herein (including Section 5.4 and Section 5.14(e)), any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to seek specific performance or injunctive relief. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Acquirer’s obligations to consummate the Transactions, if all of the conditions set forth in Section 6.1 and Section 6.2 are satisfied or were previously waived by Acquirer (or would have been satisfied or are capable of being satisfied but for a breach by Acquirer of its obligations hereunder) and Acquirer is required to do so hereunder), this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Notwithstanding anything herein to the contrary, neither the Company nor the Unitholders may seek to enforce Acquirer’s obligations to consummate the Transactions prior to the Termination Date.

10.17 Waivers.

(a) Recognizing that Brownstein Hyatt Farber Schreck LLP has acted as legal counsel to the Unitholders and certain of their Affiliates and the Group Companies prior to the Closing, and that Brownstein Hyatt Farber Schreck LLP intends to act as legal counsel to the Unitholders and certain of their Affiliates (which will no longer include the Group Companies) after the Closing, each of Acquirer and each of the Group Companies hereby: (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any claim it has or may have that Brownstein Hyatt Farber Schreck LLP has a conflict of interest or is otherwise prohibited from engaging in such representation; and (ii) agrees that, in the event that a dispute arises after the Closing between Acquirer or a Group Company and the Unitholders or one of their Affiliates, Brownstein Hyatt Farber Schreck LLP may represent the Unitholders or their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Acquirer or any Group Company and even though Brownstein Hyatt Farber Schreck LLP may have represented a Group Company in a matter substantially related to such dispute (including in respect of litigation).

(b) As to any privileged attorney-client communications between Brownstein Hyatt Farber Schreck LLP and any of the Group Companies prior to the Closing (collectively, the “Privileged Communications”), Acquirer agrees that neither it nor any Group Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, may use or rely on any of the Privileged Communications in any action against or involving the Unitholders or any of their Affiliates (which will no longer include the Group Companies) after the Closing.

(c) Acquirer acknowledges that all privileged communications in any form or format whatsoever between or among Brownstein Hyatt Farber Schreck LLP and the Unitholders, their Affiliates, any Group Company or any of their respective officers, directors, employees, agents or representatives that relate in any way to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by any Group Company, or any dispute arising under this Agreement, and the expectation of client confidence relating thereto, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall belong solely to the Unitholders and their Affiliates (and not the Group Companies) and shall not pass to or be claimed by Acquirer or any of the Group Companies. Accordingly, the Group Companies shall not, without

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the Unitholders’ Representative’s consent, have access to any such communications, or to the files of Brownstein Hyatt Farber Schreck LLP relating to its engagement, whether or not the Closing shall have occurred and Brownstein Hyatt Farber Schreck LLP shall have no duty whatsoever to reveal or disclose any such communications or files. Acquirer agrees that it will not, and that it will cause the Group Companies not to: (i) access or use the Privileged Communications (except for purposes permitted hereby); (ii) seek to have any Group Company waive the attorney-client privilege or any other privilege, or otherwise assert that Acquirer or any Group Company has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Communications; or (iii) seek to obtain the Privileged Deal Communications from any Group Company, any Unitholder, or Brownstein Hyatt Farber Schreck (except for purposes permitted hereby). The parties hereto acknowledge and agree that Privileged Communications do not include communications between a Group Company, on the one hand, and Brownstein Hyatt Farber Schreck LLP or other external law firm, on the other hand, relating to general business matters of any Group Company unrelated to the Transactions. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Acquirer or its Affiliates (including a Group Company), on the one hand, and a third party other than any of the Unitholders or the Unitholders’ Representative, on the other hand, Acquirer and its Affiliates (including the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Acquirer nor any of its Affiliates (including the Group Companies) may waive such privilege without the prior written consent of the Unitholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) If Acquirer or any Group Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, then, to the extent permitted by applicable Law, Acquirer shall promptly notify the Unitholders in writing (including by making specific reference to this Section 10.17) so that the Unitholders can seek a protective order, and Acquirer agrees to use commercially reasonable efforts to assist therewith.

10.18 Limitation on Damages. Notwithstanding anything to the contrary set forth herein, no party hereto shall be liable for any punitive damages, relating to any breach of this Agreement, except to the extent such damages are payable to a third party pursuant to a Proceeding by a Person who is not a party hereto or an Affiliate thereof.

10.19 Non-Recourse. Subject in all respects to the terms and conditions of Article VI, all claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents may be made only against the individuals and entities that are expressly identified as parties hereto and thereto; provided, however, that nothing in this Section 10.19 or elsewhere in this Agreement is intended to waive or otherwise limit the right of Acquirer to pursue claims for Fraud or any remedy afforded to Acquirer pursuant to this Agreement or any Ancillary Document.

[SIGNATURE PAGE NEXT]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

VIVID SEATS INC.

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer

VIVID MERGER SUB I, LLC

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

VIVID MERGER SUB II, LLC

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

VDC HOLDCO, LLC

By:	/s/ Michael Reichartz
Name: Michael Reichartz
Title: Chief Executive Officer

UNITHOLDERS’ REPRESENTATIVE

/s/ Michael Reichartz
Michael Reichartz

TZP CAPITAL PARTNERS III-A (BLOCKER), L.P.

By:	/s/ Vlad Gutin
Name: Vlad Gutin
Title: Authorized Signatory

TZP CAPITAL PARTNERS III, L.P.

By:	/s/ Vlad Gutin
Name: Vlad Gutin
Title: Authorized Signatory

/s/ Michael Reichartz
Michael Reichartz

/s/ Adam White
Adam White

[Signature Page to Agreement and Plan of Merger]

Appendix I

Definitions

As used herein, the following terms shall have the meanings indicated below:

“2022 Audited Financial Statements” has the meaning set forth in Section 2.6(a).

“Acquirer” has the meaning set forth in the preamble.

“Acquirer Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquirer.

“Acquirer Common Stock VWAP” means $5.80 per share, representing the average daily volume weighted average price of a share of Acquirer Common Stock on the Nasdaq, as reported by S&P Capital IQ, calculated to two decimal places and determined without regard to after-hours trading or any other trading outside the regular session trading hours, for each of the five (5) consecutive Trading Days ending on and including the last Trading Day preceding the Agreement Date.

“Acquirer Fundamental Representations” shall mean the representations and warranties of Acquirer with respect to Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (No Violation of Governing Documents) and Section 4.4 (Brokers).

“Acquirer Indemnified Person” has the meaning set forth in Section 8.1(a).

“Acquirer SEC Reports” means each report, schedule, registration statement, proxy, form, statement or other document filed with the SEC by Acquirer or any of its Subsidiaries.

“Acquirer Tax Refunds” means any Tax refund (or Overpayment Credit) with respect to any Group Company actually received by Acquirer or any Group Company with respect to the Pre-Closing Tax Period to the extent (A) such Tax refund (or Overpayment Credit) was reflected or otherwise taken into account as an increase in the calculation of Merger Consideration as determined in accordance with Section 1.6, as finally determined; (B) any Group Company is under any legal obligation prior to the Closing to pay over such Tax refund (or Overpayment Credit) to any Person (other than pursuant to this Agreement); or (C) such Tax refund (or Overpayment Credit) results from the carryback of a Tax attribute of Acquirer or its Affiliates or any Group Company from a tax period (or portion thereof) beginning after the Closing Date.

“Acquisition Transaction” has the meaning set forth in Section 5.4.

“Adjustment Amount” means (x) the Merger Consideration as finally determined pursuant to Section 1.6, minus (y) the Estimated Merger Consideration.

“Adjustment Escrow Amount” means: (a) at Closing, an amount equal to the Initial Adjustment Escrow Amount; and (b) after Closing, such amount together with any interest and income on the Adjustment Escrow Amount, in each case, to be held in accordance with the Escrow Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, employees of any Group Company shall not be considered Affiliates of any Group Company solely by reason of their employment by a Group Company.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Ancillary Document” means each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.

“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person.

“Base Merger Consideration” means $240,000,000.

“Blocker” has the meaning set forth in the preamble.

“BoA Agreement” means that certain Loan Agreement, dated as of June 28, 2021, between Bank of America, N.A. and Vegas.com, LLC, as amended by Amendment No. 2 to Loan Agreement, dated as of May 31, 2023.

“Board” has the meaning set forth in the recitals.

“Board Written Consent” has the meaning set forth in the recitals.

“Books and Records” has the meaning set forth in Section 2.23(a).

“Business” means the business of the Group Companies as conducted as of the Closing Date, including, but not limited to, the business of providing and distributing products and services, including reservation and booking services, show tickets, hotel rooms, airline flights, air-hotel packages, travel insurance and tours and attractions to consumers.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Las Vegas, Nevada and Chicago, Illinois are open for the general transaction of business.

“Business Permits” has the meaning set forth in Section 2.18(b).

“Calculations” has the meaning set forth in Section 1.6(b).

“CARES Act” means, collectively, the U.S. Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state, or local applicable Law, as may be amended (including IRS Notice 2020-65 and the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020, and the Consolidated Appropriations Act, 2021).

“CARES Act Programs” has the meaning set forth in Section 2.18(e).

“Cash and Cash Equivalents” means all cash and cash equivalents (including marketable securities, bank deposits, lease deposits and short-term investments) of the Group Companies calculated in accordance with Section 1.6(g). Notwithstanding anything to the contrary contained herein, “Cash and Cash Equivalents” shall exclude: (A) amounts that are included in Closing Working Capital; (B) the amounts of any outstanding checks, drafts, wires or transfers at such time; (C) cash equivalents and marketable securities that are not freely convertible into cash within thirty (30) days of the Closing Date; (D) credit card processor and any other deposits in transit; (E) the security deposit paid pursuant to the Owner’s Suite License Agreement; and (F) any other cash or cash equivalents which is not freely usable by the Group Companies because it is subject to restrictions, limitations or Taxes on use or distribution by applicable Law, Contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction (other than the cash held in a restricted account at Bank of America, N.A. used to collateralize the Group Companies’ obligations under letters of credit issued pursuant to the BoA Agreement).

“CBA” has the meaning set forth in Section 2.7(k).

“Claims Certificate” has the meaning set forth in Section 8.4(a).

“Claims Period” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 1.1(c).

“Closing Cash” means the amount of Cash and Cash Equivalents on the Closing Date, determined on a consolidated basis in accordance with Section 1.6(g). For the avoidance of doubt, Closing Cash shall not include any amount of Cash and Cash Equivalents included in the Pre-Closing Dividend.

“Closing Cash Consideration” means an amount equal to the sum of (i) sixty-three percent (63%) of the Estimated Merger Consideration, minus (ii) the Escrow Amounts, minus (iii) the Unitholders’ Representative Expense Fund.

“Closing Date” has the meaning set forth in Section 1.1(c).

“Closing Date Tax Return” has the meaning set forth in Section 5.11(b).

“Closing Indebtedness” means the amount of Indebtedness as of immediately prior to the Closing on the Closing Date, determined on a consolidated basis in accordance with Section 1.6(g).

“Closing Per Unit Cash Consideration” means the quotient of: (i) Closing Cash Consideration divided by; (ii) the Outstanding Company Units.

“Closing Per Unit Stock Consideration” means a number of shares of Acquirer Common Stock equal to: (i) the Closing Stock Consideration divided by; (ii) the Outstanding Company Units.

“Closing Stock Consideration” means an aggregate number of shares of Acquirer Common Stock equal to: (i) the sum of (a) thirty-seven percent (37%) of the Estimated Merger Consideration, divided by; (ii) the Acquirer Common Stock VWAP.

“Closing Working Capital” means the amount of Net Working Capital on the Closing Date, determined on a consolidated basis in accordance with Section 1.6(g).

“COBRA” has the meaning set forth in Section 2.17(d).

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Disclosure Letter” has the meaning set forth in Article II.

“Company Employee Plans” has the meaning set forth in Section 2.17(a).

“Company Employees” has the meaning set forth in Section 5.9(a).

“Company Fundamental Representations” shall mean the representations and warranties of the Company with respect to Section 2.1 (Organization; Power and Authority), Section 2.2 (Authorization), clause (A) of Section 2.3 (No Violation of Governing Documents), Section 2.4 (Capitalization), Section 2.5 (Subsidiaries; Investments) and Section 2.14 (Brokerage).

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned, used or held for use by any Group Company.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, effective as of March 10, 2020, by and between the Company and the Members, as amended by that certain Amendment No. 1, dated April 14, 2020, and Amendment No. 2, dated May 18, 2020.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, material adverse to (a) the condition (financial or otherwise), business, assets or results of operations of the Group Companies, taken as a whole or (b) the ability of the Company or any Unitholder to consummate the Transactions on a timely basis; provided, however, that any adverse change, event or effect arising from or attributable to the following shall not be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred pursuant to clause (a) of this definition: (i) conditions affecting the U.S. economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP occurring after the date hereof, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity generally applicable to the Group Companies, in each case, occurring after the date hereof (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by this Agreement (including any communication by Acquirer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company,), (viii) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Agreement Date (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures (which shall be taken into account) would otherwise be excepted from this definition), (ix) the taking of any action contemplated by this Agreement and/or the Ancillary Documents, including the completion of the Transactions, (x) natural disasters or similar acts of God or (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences),or (xi) any change arising in connection with any epidemic, pandemic, or disease outbreak (including the presence or spread of the virus SARS-CoV-2 or the disease COVID-19 caused by such virus (as each of the virus and the disease have been identified by the World Health Organization) or any future strains or variations or mutations thereof)), or any material worsening of such conditions threatened or existing as of the Agreement Date; provided, in cases of clauses (i)-(vi), inclusive, (x) and (xi), that such changes, events, occurrences, developments or effects which, individually or in the aggregate, have a disproportionate impact on the Group Companies relative to other companies of comparable size in the same industries in which the Group Companies operate, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

“Company Units” has the meaning set forth in the recitals.

“Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of any Group Company, including the website at www.vegas.com, the website at www.lasvegas.com, the mobile application, Vegas.com and any online service made available to Persons by any Group Company.

“Confidential Information” has the meaning set forth in Section 5.14(a)(iv).

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 17, 2023, by and between Vegas.com, LLC and Vivid Seats LLC, a subsidiary of Acquirer.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including all amendments, supplements, exhibits and schedules thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Facilities” means the Amended and Restated Credit Agreement, dated as of November 22, 2022, by and among the Company, First-Citizens Bank & Trust Company (successor by merger to CIT Bank, N.A.), individually and in its capacity as Agent, and the Lenders signatory thereto from time to time, as amended, modified or supplemented from time to time.

“D&O Indemnified Person” has the meaning set forth in Section 5.7(a).

“D&O Tail Policy” has the meaning set forth in Section 5.7(b).

“Data Security Requirements” means the following, in each case to the extent relating to the collection, use, processing, storage, transfer, or disposal of Personal Information or other protected or sensitive data or otherwise relating to data privacy, confidentiality, information security, anti-spam, unsolicited telephone calls or text messages, or data breach notifications and applicable to the Company or any of its Subsidiaries: (i) all applicable Laws, including without limitation, the Children’s Online Privacy Protection Act, California Consumer Privacy Act, as amended, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the Communications Decency Act, the New York Stop Hacks and Improve Electronic Data Security Act (SHIELD Act), the Massachusetts Data Security Regulation, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, Health Insurance Portability and Accountability Act, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (known as General Data Protection Regulation or “GDPR”), and any Law or regulation implementing either or both of EU Directive 95/46/EC and EU Directive 2002/58/EC (each as amended from time to time), and all U.S. state data breach notification laws; (ii) the Company’s own internal and external-facing rules, policies, and procedures; (iii) the Payment Card Industry Data Security Standard; and (iv) Contracts to which the Company has entered into or by which it is bound.

“Deductible” has the meaning set forth in Section 8.2(a).

“Disregarded Entity Election” has the meaning set forth in the recitals.

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.1(d).

“Employment Agreement” has the meaning set forth in Section 1.2(a)(vii).

“Enforceability Exceptions” has the meaning set forth in Section 2.10(b).

“Environmental Law” means any applicable Law, and any governmental order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, release or remediation of any Hazardous Materials.

“Equity Interests” means any share, capital stock, partnership interests, limited liability company interests, membership interest, unit or similar interest, or other indicia of equity ownership (including any profits interest) and any subscription, option, call, warrant, or obligation, contingent or otherwise, either currently or otherwise convertible, exchangeable or exercisable into such security.

“ERISA” has the meaning set forth in Section 2.17(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, at any time, must be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (whether or not such trade or business is incorporated or located in the United States)

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Escrow Agent, Acquirer and the Unitholders’ Representative, in the form of Exhibit D.

“Escrow Amounts” means, collectively: (a) the Adjustment Escrow Amount and (b) the Indemnity Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 1.6(a).

“Estimated Merger Consideration” has the meaning set forth in Section 1.6(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital included as Appendix I to Schedule 1.6(g) attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Surviving Entity” has the meaning set forth in Section 1.1(a).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“First Certificate of Merger” has the meaning set forth in Section 1.1(d).

“First Merger” has the meaning set forth in the recitals.

“First Step Surviving Company” has the meaning set forth in Section 1.1(a).

“Fraud” means, with respect to any Person, such Person’s making of a representation or warranty in this Agreement, which representation is made: (A) with such Person’s actual knowledge or belief that such representation was untrue (as opposed to imputed or constructive knowledge); and (B) with an intent by such Person to deceive another party with respect to the making of such representation or warranty such other party relies upon such false representation or warranty and is damaged by such reliance. For the avoidance of doubt, “Fraud” shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Fundamental Representations” means, collectively, the Company Fundamental Representations, Unitholder Fundamental Representations and the Acquirer Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles in effect at the applicable time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Official” means any: (i) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (ii) political party, political party official or candidate for political office; (iii) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity; or (iv) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Group Company” means each of the Company and each of its Subsidiaries and the “Group Companies” means the Company and each of its Subsidiaries collectively.

“Group Companies Products” has the meaning set forth in Section 2.11(e).

“Hazardous Materials” means any: (a) material, substance, chemical, contaminant, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas for which liability or standards of conduct may be imposed, or that is regulated, defined or listed as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, under Environmental Laws; and (b) petroleum or petroleum-derived products or by-products, methane, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and poly-fluoroalkyl substances, and polychlorinated biphenyls.

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, the sum of all obligations of the Group Companies for or with respect to (including in respect of principal, accrued interest, penalties, fees, reimbursements, indemnities, and premiums): (i) indebtedness for borrowed money (including revolving loan facilities) or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (ii) other indebtedness evidenced by notes, bonds, debentures or other debt securities; (iii) the deferred purchase price of property or other assets (including “earn-outs”), excluding ordinary course trade payables and accrued expenses, in each case, to the extent included in Closing Working Capital; (iv) obligations arising under leases that are required to be recorded as capital or finance leases in accordance with GAAP or under any equipment leases; (v) payment obligations under any interest rate swap agreement, interest rate hedge agreement, currency swap agreement, currency hedging agreement, forward contract or other swap or hedging arrangement to which any Group Company is a party; (vi) any unpaid installment payments due after the Closing Date in respect of any Income Taxes deferred under Section 965 of the Code (and any similar or corresponding provision of state or local applicable Law); (vii) any unpaid “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) deferred prior to the Closing by the Company under Section 2302 of the CARES Act; (viii) any unpaid Pre-Closing Taxes (which shall not be an amount less than zero for any particular type of Tax for any particular jurisdiction); (ix) any Liabilities or penalties for change in control or severance or similar payments or benefits or in respect of deferred compensation plans, agreements, arrangements or contracts (including all 401(k) plan accruals); (x) payroll, social security, unemployment and similar Taxes payable in respect of payments or benefits described in clause (ix) (calculated as if paid on the Closing Date, without regard for any ability to defer Taxes under the CARES Act), (xi) any declared but unpaid dividends or amounts owed to any Unitholders, (xii) any fees, costs, expenses or other obligations or Liabilities (including any security deposit paid) related to or arising under or in connection with the Owner’s Suite License Agreement; (xiii) the amount of any letters of credit and any fees, costs or expenses related thereto (other than those set forth Schedule 2.6(e) of the Company Disclosure Letter in an aggregate amount no greater than $5,700,000); (xiv) any unpaid (whether or not accrued) fees, costs, expenses or other obligations or Liabilities related to or arising under or in connection with any Proceedings of the type described in Section 2.13 or Section 3.4; (xv) all guaranties, endorsements, assumptions and other contingent obligations of any Group Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in clauses (i) through (xiv) appertaining to third parties or in any other manner invest in the debtor of any of the obligations or other matters of the kind described in clauses (i) through (xiv) or to purchase indebtedness primarily for the purpose of enabling such debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss, and (xv) interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage, fees, costs and change of control payments related thereto; provided, however, notwithstanding anything contained herein to the contrary, that Indebtedness shall not include and any amounts included in the final determination of the calculation of Transaction Expenses or Closing Working Capital.

“Indemnifiable Damages” has the meaning set forth in Section 8.1(a).

“Indemnified Persons” means, collectively, the Acquirer Indemnified Persons and the Unitholder Indemnified Persons.

“Indemnitee” has the meaning set forth in Section 8.4(a).

“Indemnitor” has the meaning set forth in Section 8.4(a).

“Indemnity Escrow Amount” means: (a) at Closing, an amount equal to the Initial Indemnity Escrow Amount; and (b) after Closing, such amount together with any interest and income on the Indemnity Escrow Amount, in each case, to be held in accordance with the Escrow Agreement.

“Indemnity Stock Amount” means an aggregate number of shares of Acquirer Common Stock equal to: (i) $222,000 divided by; (ii) the Acquirer Common Stock VWAP.

“Information Security Reviews” has the meaning set forth in Section 2.12(b).

“Initial Adjustment Escrow Amount” means an amount equal to $2,000,000.

“Initial Indemnity Escrow Amount” means an amount equal to $378,000.

“Initial Survival Period” has the meaning set forth in Section 10.1.

“Insurance License” has the meaning set forth in Section 2.18(c).

“Insurance Policy” and “Insurance Policies” have the meaning set forth in Section 2.15.

“Intellectual Property Rights” means rights in or affecting intellectual or industrial property or other proprietary rights existing now or in the future in any jurisdiction, including with respect of the following: (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, including the right to file other or further applications and claim priority thereto; (b) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (d) domain names, uniform resource locators, social media accounts and other names and locators associated with the internet, including applications and registrations thereof; (e) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications and registrations therefore; (f) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, architecture, and documentation; (g) all other intangible assets, properties and rights; and (h) all claims, causes of action and rights to sue for past, present and future infringement of any of the foregoing, the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all proceeds, rights of recovery and revenues arising from or pertaining to any and all of the foregoing.

“IP License Contract” means any Contract: (A) under which any Group has granted or received a license or sublicense of Intellectual Property Rights or under which it is obligated to pay or has the right to receive an annual royalty, license fee or similar payment; (B) affecting any Group Company’s ability to own, enforce, use, license or disclose any Intellectual Property Rights; or (C) providing for the development, acquisition, or provision of any Intellectual Property Rights; in each case of (A) through (C) other than (X) Contracts entered into in the ordinary course of business and which grant non-exclusive licenses, (Y) Contracts with employees wherein the employee assigns Intellectual Property Rights to a Group Company on such Group Company’s standard terms and conditions, and (Z) Contracts related to unmodified software available through regular commercial distribution channels on standard terms and conditions entered into in the ordinary course of business and for which the royalty payments do not exceed $10,000 per annum.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of the Acquirer”, “to the Acquirer’s knowledge” or other similar phrases means the actual knowledge of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated under the Securities Act) of Acquirer as of the Agreement Date and the knowledge that would be obtainable by such individuals after reasonable due inquiry (including of direct reports (but, for the avoidance of doubt, not including of any customers, suppliers, landlords or other third parties)) of the relevant matter.

“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases means the actual knowledge of Reichartz and White and the knowledge that would be obtainable by such individual after reasonable due inquiry (including of direct reports (but, for the avoidance of doubt, not including of any customers, suppliers, landlords or other third parties)) of the relevant matter.

“Latest Balance Sheet” has the meaning set forth in Section 2.6(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Latest Financial Statements” has the meaning set forth in Section 2.6(a).

“Law” means applicable laws, rules, regulations, codes, ordinances and Orders of all Governmental Entities.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structures, improvements or other interests in real property held by any Group Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Group Company thereunder.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, Taxes, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet or disclosed in the notes thereto prepared in accordance with GAAP.

“Liens” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on: (i) the voting of any security or the transfer of any security or other asset; (ii) the receipt of any income derived from any asset; (iii) the use of any asset; and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lock-Up Agreement” means that certain Lock-Up Agreement, entered into concurrently with this Agreement and duly executed by Acquirer and each Unitholder.

“Material Contracts” has the meaning set forth in Section 2.10(b).

“Material Source” has the meaning set forth in Section 2.20.

“Materiality Qualifiers” has the meaning set forth in Section 8.1(c).

“Merger Consideration” means the (i) Base Merger Consideration, plus (ii) the amount of the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Closing Cash, minus (iv) the amount of Closing Indebtedness, minus (v) the amount of Transaction Expenses.

“Merger Consideration Dispute Notice” has the meaning set forth in Section 1.6(c).

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub II” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

“Net Working Capital” means the aggregate value of the current assets of the Group Companies minus the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of the Closing Date and calculated in accordance with Section 1.6(g) and including only those line items that are included in, and excluding any line items specifically excluded from, the Example Statement of Net Working Capital.

“Net Working Capital Adjustment” means (i) the amount by which Closing Working Capital exceeds the Working Capital Target if and so long as the amount of any such excess is greater than $50,000, or (ii) the amount by which Closing Working Capital is less than the Working Capital Target if and so long as the amount of any such excess is greater than $50,000, as applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be and shall be expressed as a negative number for purposes of calculating the amount of the Merger Consideration. For the avoidance of doubt, the Net Working Capital Adjustment shall be zero dollars ($0) if the amount of the relevant excess is not greater than $50,000.

“New Plans” has the meaning set forth in Section 5.9(a).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Open Source License” means any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that: (i) a licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software; and (ii) the licensee is authorized to distribute such modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, ruling, preliminary or permanent injunction, temporary restraining order or other order.

“Outstanding Company Units” means the aggregate number of Company Units that are issued and outstanding immediately prior to the Effective Time.

“Outstanding Escrow Claims” has the meaning set forth in Section 8.3(b).

“Overpayment Credits” means any overpayment of Taxes (including any overpayments of estimated taxes) (or portion thereof) with respect to any member of the Group Companies from a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.

“Owner’s Suite License Agreement” means that certain Owner’s Suite License Agreement, dated February 22, 2018, between LV Stadium Events Company, LLC and Vegas.com, LLC and any schedules and exhibits thereto.

“Payment Security” has the meaning set forth in Section 2.6(e).

“Pay-Off Letters” has the meaning set forth in Section 1.2(a)(xvi).

“Payroll Support” means any “Payroll Support” in the form of financial assistance, payments or other loans, grants, Tax credits or similar financial assistance in connection with the CARES Act.

“Permit” means all permits, permits by rule, licenses, authorizations, registrations, franchises, approvals, accreditations, permissions, clearances, exemptions, classifications, consents, certificates, variances and similar rights obtained from any Governmental Entity or any accreditation agency.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, and repairers’ Liens, in each case that do not materially impair the use, value of marketability of the assets subject thereto and that are (i) incurred in the ordinary course of business consistent with past practice or (ii) for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by any appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on property (including, but not limited to, easements, covenants, conditions, rights of way and similar restrictions) that do not, individually or in the aggregate, materially interfere with the Group Companies’ present uses or occupancy of such property, (d) zoning, building codes and other land use laws affecting the use or occupancy of real property or the activities conducted thereon, (e) matters that would be disclosed by an accurate survey or inspection of the real property used by the Group Companies, (f) any non-exclusive licenses of Software granted in the ordinary course of business and consistent with past practice on unmodified standard forms of the Company (copies of which have been provided to Acquirer), (g) purchase money Liens and Liens securing rental payments under lease arrangements entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Group Companies, (h) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws and (i) restrictions under applicable state or federal securities Laws.

“Person” means an individual, partnership, general partnership, limited partnership, limited liability partnership, company, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity trust, estate, proprietorship, joint venture, business organization, association or other similar entity, whether or not a legal entity.

“Personal Information” means, in addition to all information defined or described by the Company as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any Data Security Requirement or regarding or capable of being associated with an individual consumer or device, including without limitation: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device; (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual; and (iii) any Internet Protocol address or other persistent identifier.

“PPP Loan” means any “Paycheck Protection Program” loans or payments or other loans, grants or similar financial assistance under or pursuant to the CARES Act.

“Pre-Closing Dividend” has the meaning set forth in Section 1.2(c).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Taxes” means any (i) Taxes of each Group Company for any Pre-Closing Tax Period, (ii) Taxes of any other Person for which any Group Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date, (iii) Taxes of the Unitholders imposed on Acquirer or its Affiliates (including for this purpose the Company) as a withholding Tax or otherwise with respect to the payments made to such Unitholders pursuant to this Agreement, and (iv) Unitholder’s portion of the Transfer Taxes as set forth in Section 5.12. For the avoidance of doubt, Pre-Closing Taxes (A) includes any (x) payroll Taxes or other Taxes of each Group Company (or any successor thereto) arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date, (y) Taxes of each Group Company arising as a result of any income inclusion under Section 951 of the Code by reason of Section 965 of the Code (or any analogous or similar provision under any state law) notwithstanding any election under Section 965 of the Code and whether or not such Taxes are due and payable as of the Closing Date, and (z) “applicable employment taxes” deferred by any Group Company under Section 2302 of the CARES Act or otherwise with respect to any Pre-Closing Tax Period, and (B) excludes any Taxes that are solely attributable to the Second Merger. In the case of any Taxes of any Group Company for a Straddle Period, such Taxes shall (I) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be Taxes for a Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (II) in the case of any other Taxes, be deemed to be Taxes for a Pre-Closing Tax Period in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on the Closing Date; provided that any Taxes of any Group Company arising as a result of any income inclusion under Section 951 or 951A of the Code shall be deemed to arise in a Pre-Closing Tax Period to the extent such inclusion is attributable to the income of a foreign entity arising in any Pre-Closing Tax Period; and provided further that such inclusion shall be calculated as if the taxable year (as determined for U.S. federal Income Tax purposes) of such foreign entity ended on the Closing Date.

“Privileged Communications” has the meaning set forth in Section 10.17(b).

“Privileged Deal Communications” has the meaning set forth in Section 10.17(c).

“Pro Rata Share” means the fraction set forth on the Spreadsheet with respect to a particular Unitholder, calculated for each such Unitholder as a fraction, the numerator of which is the total number of Company Units held by such Unitholder as of immediately prior to the Effective Time and the denominator of which is the total number of Company Units held by all of the Unitholders as of immediately prior to the Effective Time.

“Proceeding” means any private or governmental action, arbitration, audit, claim, counterclaim, complaint, citation, charge, dispute, inquiry, hearing, investigation, notice of violation, litigation, order, proceeding or suit (whether civil, criminal, administrative, regulatory, investigative or informal or any appeal therefrom).

“Process”, “Processed” or “Processing” means, with respect to data, any operation or set of operations, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Privileged Communications” has the meaning set forth in Section 10.17(b).

“Proposed Closing Date Calculations” has the meaning set forth in Section 1.6(b).

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy, issued by RP Underwriting, in the form attached hereto as Exhibit F.

“Registered Company Intellectual Property” has the meaning set forth in Section 2.11(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, entered into concurrently with this Agreement and duly executed by Acquirer and each Unitholder.

“Regulation S-X” means Regulation S-X as promulgated under the Securities Act and the Exchange Act.

“Reichartz” has the meaning set forth in the preamble.

“Released Parties” has the meaning set forth in Section 5.13(a).

“Relevant Persons” has the meaning set forth in Section 5.13(a).

“Representative Losses” has the meaning set forth in Section 9.1(c).

“Restricted Employees” has the meaning set forth in Section 5.14(b)(i).

“Restricted Period” has the meaning set forth in Section 5.14(b)(i).

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.1(d).

“Second Effective Time” has the meaning set forth in Section 1.1(d).

“Second Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all: (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and Source Code and Object Code; (ii) internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (iii) development and design tools, library functions and compilers; (iv) technology supporting websites, and the contents and audiovisual displays of websites; and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the fair value of its (or such group of Persons’, as applicable) assets will not be less than the sum of its (or such group of Persons’, as applicable) debts and that the present fair saleable value of its (or such group of Persons’, as applicable) assets will not be less than the amount required to pay its (or such group of Persons’, as applicable) debts as they become absolute and matured, (b) such Person or group of Persons will have adequate capital with which to engage in its (or such group of Persons’, as applicable) business and (c) such Person or group of Persons will not have incurred debts beyond its (or such group of Persons’, as applicable) ability to pay as they become absolute and matured.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Spreadsheet” has the meaning set forth in Section 2.4(c).

“Spreadsheet Certificate” has the meaning set forth in Section 1.2(a)(xiii).

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more subsidiaries: (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power, or financial interests of such other Person; or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

“Systems” means the Software, computer firmware, computer hardware, whether general purpose or special purpose, electronic data processing, information, record keeping, communications, telecommunications, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems, that are owned or used by the Company or any of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) all U.S. or non-U.S. federal, provincial, state or local taxes, charges, fees, imposts, levies or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, harmonized sales, digital services, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security (including governmental pension plan contributions), unemployment (including employment and unemployment insurance premiums), excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned or unclaimed property or assets, whether or not currently escheatable or reportable), any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, or other tax of any kind whatsoever and denominated by any name whatsoever, including all interest, penalties, fines, assessments, deficiencies and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary or other affiliated group (including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) Contract or otherwise, and (c) any tax amounts (including interest and penalties) payable as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code.

“Tax Authority” means any federal, state, local or foreign tax service, agency, office, commission, department, bureau, court or similar organization with the authority to assess, assert or otherwise impose Tax or collect unpaid Taxes of any Person.

“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns, and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, including any schedule, election, declaration or attachment thereto, and including any amendment or supplement thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third-Party Claim” has the meaning set forth in Section 8.6.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Expenses” means, without duplication, the unpaid amount, as of immediately prior to the Closing, of all out-of-pocket fees, costs and expenses incurred by or on behalf of any Unitholder, any Group Company or any of their respective Affiliates in connection with this Agreement and the Transactions, whether or not yet incurred, billed or accrued, in each case to the extent required to be paid or reimbursed by any Unitholder, any Group Company or any of their respective Affiliates, including: (i) the Transactions related fees and expenses of J.P. Morgan Securities LLC and Brownstein Hyatt Farber Schreck LLP; (ii) other accounting, tax, investment banking, broker, finder, professional, advisory or consulting fees and expenses related to the Transactions; (iii) any transaction bonuses, discretionary bonuses, single-trigger and double-trigger change-of-control payments, retention or severance payments payable to directors, employees, equityholders, former equityholders and/or consultants (whether alone or together with any other event) triggered by the Closing, and the employer’s portion of any payroll and similar Taxes related thereto; (iv) all payments required to obtain consents, waivers, terminations or amendments under any agreement of the Company as a result of or in connection with the Transaction; (v) any amounts owed under any management or advisory agreements with any Affiliate of the Company or any Unitholder; (vi) all premiums and other amounts payable with respect to the D&O Tail Policy; and (vii) fifty percent (50%) of the fees and expenses of the Escrow Agent; provided, however, Transaction Expenses shall be calculated without duplication of any amounts to the extent used in the final determination of the calculation of Closing Indebtedness or Closing Working Capital.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 5.11(h).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“TZP” has the meaning set forth in the preamble.

“TZP Fund” has the meaning set forth in the preamble.

“Unitholder” and “Unitholders” has the meaning set forth in the preamble.

“Unitholder Claims” has the meaning set forth in Section 5.13(a).

“Unitholder Fundamental Representations” shall mean the representations and warranties of the Unitholders with respect to Section 3.1 (Authority; Organization; Authorization), clause (A) of Section 2.3 (No Violation of Governing Documents), Section 3.3 (Title to the Company Units; Ownership of the Company) and Section 3.5 (Brokerage).

“Unitholder Indemnified Person” has the meaning set forth in Section 8.1(b).

“Unitholder Written Consent” has the meaning set forth in the recitals.

“Unitholders’ Representative” has the meaning set forth in the preamble.

“Unitholders’ Representative Expense Fund” means: (a) at Closing, an amount equal to $1,000,000; and (b) after Closing, such amount together with any dividends, interest or other earnings thereof, in each case to be held in trust by the Unitholders’ Representative to cover and reimburse the fees and expenses incurred by the Unitholders’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein.

“User Data” means any Personal Information or other data or information collected by or on behalf of any Group Company from any user of any Company Website or mobile application, or otherwise collected or processed by any Group Company.

“WARN Act” has the meaning set forth in Section 2.16(b).

“White” has the meaning set forth in the preamble.

“Working Capital Target” means $(46,000,0000).

Exhibit 10.1

REGISTRATION RIGHTS AND LOCKUP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCKUP AGREEMENT (this “Agreement”), dated as of November 3, 2023, is made and entered into by and among Vivid Seats Inc., a Delaware corporation (the “Company”), and any person or entity who is identified on the signature pages hereto as a “Holder” or hereafter becomes a party to this Agreement pursuant to subsection 6.2.2 (collectively, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, Viva Merger Sub I, LLC, Viva Merger Sub II, LLC, VDC Holdco, LLC, the Holders and the Unitholders’ Representative (as defined therein) are party to that certain Agreement and Plan of Merger, dated as of November 3, 2023 (the “Merger Agreement”), pursuant to which the Company will acquire all of the outstanding membership interests in VDC Holdco, LLC from the Holders (the “Acquisition”);

WHEREAS, as part of the consideration for the Acquisition, the Company will issue to the Holders shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); and

WHEREAS, pursuant to the Merger Agreement, the Company and the Holders are entering into this Agreement to set forth certain rights and obligations of the parties with respect to the Shares.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Acquisition” has the meaning given in the Recitals hereto.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) as to which the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning given in the Preamble hereto.

“Board” means the board of directors of the Company.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Class A Common Stock” has the meaning given in the Recitals hereto.

“Closing Date” has the meaning given in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Deadline” has the meaning given in subsection 2.1.1.

“Form S-1” has the meaning given in subsection 2.1.1.

“Form S-3” has the meaning given in subsection 2.1.1.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Holders” has the meaning given in the Preamble hereto, for so long as such person or entity holds any Shares.

“Holder Information” has the meaning given in subsection 4.1.2.

“Locked Shares” shall mean 50% of the total number of Shares issued to each Holder pursuant to the Merger Agreement (whether at the Closing Date or thereafter). To the extent any Shares are forfeited by any Holder pursuant to the Merger Agreement, such forfeited Shares will consist of Unlocked Shares and Locked Shares in the same proportion as exists on the Closing Date, unless insufficient Unlocked Shares remain held by such Holder, in which case additional Locked Shares will be forfeited.

“Merger Agreement” has the meaning given in the Recitals hereto.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

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“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement), as supplemented by any and all prospectus supplements, as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registration Expenses” means all out-of-pocket expenses incurred in connection with a Registration Statement, including, without limitation, the following:

(a)

Registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Class A Common Stock is then listed);

(b)	Fees and expenses of compliance with securities or “blue sky” laws;

(c)	Printing, messenger, telephone and delivery expenses;

(d)	Reasonable fees and disbursements of counsel for the Company; and

(e)	Reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration Statement.

“Registration Statement” means any registration statement that covers the Shares filed pursuant to the provisions of this Agreement, including the Prospectus included therein, all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 415” has the meaning given in subsection 2.1.1.

“Shares” has the meaning given in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means the (a) sale, offer to sell, contract or agreement to sell, hypothecate, pledge, or grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or (b) entry into any swap or other arrangement that transfers to another person or entity, in whole or in part, any of the economic consequences of ownership of any security, in each case whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Unitholders’ Representative” has the meaning given in the Merger Agreement.

“Unlocked Shares” shall mean 50% of the total number of Shares issued to each Holder pursuant to the Merger Agreement (whether at the Closing Date or thereafter). To the extent any Shares are forfeited by any Holder pursuant to the Merger Agreement, such forfeited Shares will consist of Unlocked Shares and Locked Shares in the same proportion as exists on the Closing Date, unless insufficient Unlocked Shares remain held by such Holder, in which case additional Locked Shares will be forfeited.

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ARTICLE II

REGISTRATIONS

2.1 Registration.

2.1.1 Initial Registration Statement. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) days after the date of this Agreement (the “Filing Deadline”), file a Registration Statement under the Securities Act to permit the public resale of all of the Unlocked Shares on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”), or if Rule 415 is not available for offers and sales of the Unlocked Shares, by such other means of distribution of the Unlocked Shares as the Unitholders’ Representative may reasonably specify. The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing, but in no event later than the earlier of (i) the 90th calendar day following the Filing Deadline if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed,” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1”) or, if Form S-3 is then available to the Company, on Form S-3 (a “Form S-3”) or such other form of registration statement as is then available to effect a registration for resale of such Unlocked Shares, covering such Unlocked Shares, and shall contain a Prospectus in such form as to permit any Holder to sell such Unlocked Shares pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Unitholders’ Representative.

2.1.2 Subsequent Registration Statement(s). If any of the Locked Shares cannot be sold without restriction pursuant to Rule 144 at the end of the applicable lockup period relating to such Locked Shares, as determined in good faith by any Holder and communicated to the Company by the Unitholders’ Representative, the Company shall file, within 30 days of the expiration of the applicable lockup period (or, if later, within 30 days of the communication from the Unitholders’ Representative), a Registration Statement on Form S-1 or, if the Company is eligible to use a Registration Statement on Form S-3, a Registration Statement on Form S-3, in each case, covering the resale of the applicable Locked Shares on a delayed or continuous basis as permitted by Rule 415, or if Rule 415 is not available for offers and sales of the applicable Locked Shares, by such other means of distribution of such Locked Shares as the Unitholders’ Representative may reasonably specify. The Company shall use its reasonable best efforts to cause any Registration Statement filed pursuant to this subsection 2.1.2 to become effective as soon as practicable after such filing, but in no event later than the earlier of (i) the 90th calendar day following the filing of such Registration Statement if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed,” or will not be subject to further review. If any Unlocked Shares are issued pursuant to the Merger Agreement after the effective date of the Registration Statement filed pursuant to subsection 2.1.1 and are not included therein, at the request of the Unitholders’ Representative, any subsequent Registration Statement filed pursuant to this subsection 2.1.2 shall include such additional Unlocked Shares.

2.1.3 Suspensions; Replacement Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while the Company is obligated to maintain it and keep it effective and available for use hereunder, the Company shall, subject to Section 3.4, use its reasonable best efforts to promptly cause such Registration Statement to again become effective under the Securities Act, or file an additional Registration Statement in lieu thereof. If an additional Registration Statement is filed, the Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Registration Statement, the Company shall use its reasonable best efforts to effect such Registration Statement to permit the sale of the Shares included therein in accordance with the plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as is possible:

3.1.1 Prepare and file with the Commission such Registration Statement in accordance with the terms of this Agreement, and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing and to remain effective, and available for use, until all such Shares have either been sold or may be sold without restriction pursuant to Rule 144;

3.1.2 Prepare and file with the Commission such amendments and post-effective amendments to such Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Unitholders’ Representative or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or the rules and regulations promulgated thereunder to keep such Registration Statement effective, and available for use, until all such Shares have either been sold or may be sold without restriction pursuant to Rule 144.

3.1.3 To the extent required by applicable law, use its reasonable best efforts to (a) register or qualify such Shares under the securities or “blue sky” laws of such jurisdictions in the United States as the Holders of such Shares may reasonably request, (b) take such action as is necessary to cause such Shares to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and (c) do any and all other acts and things that may be necessary or advisable to enable the Holders of such Shares to consummate the disposition of such Shares in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.4 Cause all such Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.5 Provide a transfer agent or warrant agent, as applicable, and registrar for all such Shares no later than the effective date of such Registration Statement;

3.1.6 Advise each Holder of such Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.7 At least five days prior to the filing of such Registration Statement or any Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each Holder of such Shares (excluding any exhibits thereto and any filing made under the Exchange Act, whether incorporated by reference therein or made a part thereof by amendment or supplement);

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3.1.8 Notify the Holders of such Shares, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which such Prospectus, as then in effect, includes a Misstatement, and promptly use its reasonable best efforts to correct such Misstatement as set forth in Section 3.3;

3.1.9 Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of such Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and

3.1.10 Otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration Statement.

3.2 Registration Expenses. The Registration Expenses of all Registration Statements shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Shares, such as commissions and discounts, brokerage fees, marketing costs and fees and expenses of any legal counsel representing the Holders.

3.3 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.3.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each Holder shall forthwith discontinue disposition of Shares pursuant to such Registration Statement and Prospectus until such Holder (a) has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby agrees to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) or (b) is advised in writing by the Company that the use of the Registration Statement and Prospectus may be resumed.

3.3.2 If the filing, initial effectiveness or continued use of a Registration Statement at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend the use of, such Registration Statement for the shortest period of time, but in no event more than 45 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two times, which may be consecutive, in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of such notice, their use of any Prospectus relating to such Registration Statement in connection with any sale or offer to sell Shares. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this subsection 3.3.2.

3.4 Reporting Obligations. As long as any Holder shall own Shares, the Company, at all times while it shall be a reporting company under the Exchange Act, hereby agrees to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.4.

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3.5 Other Obligations. In connection with a sale or transfer of Shares exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Shares being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to facilitate any underwritten offering by the Holders, to participate in any “road shows” or to assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Shares.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder, each Holder’s officers and directors and each person who controls a Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees) caused by any (a) Misstatement or (b) violation or alleged violation by the Company of the Securities Act or any other applicable federal or state securities laws or any rule or regulation promulgated thereunder and relating to action or inaction required of the Company in connection with any Registration Statement, except, in each case, insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, the Company’s directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorneys’ fees) resulting from any Misstatement, but only to the extent that the untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Shares pursuant to such Registration Statement.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified

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party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Section 4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of any or all of the Shares. The Company and each Holder participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any Misstatement, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCKUP

5.1 General Restrictions on Transfer. No Holder shall Transfer any Locked Shares until the date that is one year from the Closing Date.

5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 Transfers of Locked Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.2 Transfers by will or intestate succession upon the death of the undersigned;

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5.2.3 Transfer of Shares pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.4 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of Shares to partners, limited liability company members or stockholders of the undersigned; and

5.2.5 Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Shares subject to this Agreement shall remain subject to this Agreement;

provided, however, in the case of any Transfer pursuant to subsections 5.2.1 through 5.2.4, (i) that no such Transfer shall be for value and (ii) each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

5.3 Legends. In addition to restrictive legends or book-entry notations related to the Securities Act, the Locked Shares will bear restrictive legends or book-entry notations reflecting the terms of this Agreement.

5.4 Null and Void. Any attempt to Transfer any Locked Shares that is not in compliance with this Agreement shall be null and void; the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to any such attempted Transfer; and the purported transferee in any such attempted Transfer shall not be treated as the owner of such Shares for any purposes.

5.5 Recourse Under the Merger Agreement. Subject to the limitations on liability and all other terms and conditions set forth in the Merger Agreement, the Locked Shares shall be, for the time they remain subject to the lockup provisions described in this Article V, available for settlement of any obligations of the Holders under the Merger Agreement, and each Holder hereby agrees to promptly transfer to the Company the amount of outstanding Locked Shares for which such Holder becomes liable pursuant to the Merger Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one (1) business day in the case of overnight courier service), as follows:

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6.1.1 if to the Company, to:

Vivid Seats Inc.

24 E. Washington St., Suite 900

Chicago, IL 60602

Attention: General Counsel

Email: legal@vividseats.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

One North Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Adam R. Skilken; Joshua A. Lusk

Email: askilken@bakerlaw.com; jlusk@bakerlaw.com

6.1.2 if to the Holders, to: As set forth on the signature pages hereto.

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck LLP

675 15th Street, Suite 2900

Denver, CO 80202

Attention: Avi Loewenstein

Email: aloewenstein@bhfs.com

6.2 Assignment; No Third-Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement as they relate to Unlocked Shares or, to the extent transfer is permitted pursuant to Section 5.2, Locked Shares, in each case provided that such assignee or delegate agrees in writing to be bound by the terms and conditions hereof in form and substance reasonably satisfactory to the Company, provided that the Company shall not be required to file any additional Registration Statement, or post-effective amendment to a Registration Statement, as a result of such assignment and provided that the Company will be provided thirty days advanced notice of any such assignment. Any transfer or assignment made other than as provided in this subsection 6.2.2 shall be null and void.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. Other than as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, expressed or implied, shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

6.3 Execution of Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

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6.4 Governing Law; Venue.

6.4.1 This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.4.2 Any Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this subsection 6.4.2.

6.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement.

6.6 Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, only upon the written consent of the Company and the Holders of at least a majority in interest of the total Shares at the time in question, as determined in good faith by the Company; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in such Holder’s capacity as a holder of Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder by such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

6.7 Rule 144. With a view to making available to the Holders the benefits of Rule 144, the Company hereby agrees that it will (a) make available at all times such information as is necessary to comply with Rule 144 and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (if available with respect to resales of the Shares). Upon the reasonable request of any Holder, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirements and, if not, the specific reasons for non-compliance.

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6.8 Term. This Agreement shall terminate with respect to any Holder on the earlier of (i) the date that such Holder no longer holds any Shares and (ii) the date that such Holder’s Shares may be sold without restriction pursuant to (i) ARTICLE V and (ii) Rule 144. The provisions of Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested by the Company, to represent to the Company the total number of Shares held by such Holder in order for the Company to make determinations hereunder, including, without limitation, for purposes of Section 6.8.

6.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

6.12 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6.13 Adjustments. If, and as often as, there are any changes in the Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shares as so changed.

6.14 Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

VIVID SEATS INC.

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer

HOLDERS:

TZP CAPITAL PARTNERS III-A (BLOCKER), L.P.

By:	/s/ Vlad Gutin
Name: Vlad Gutin
Title: Authorized Signatory
Notice Address: [Omitted]

TZP CAPITAL PARTNERS III, L.P.

By:	/s/ Vlad Gutin
Name: Vlad Gutin
Title: Authorized Signatory
Notice Address: [Omitted]

/s/ Michael Reichartz
Michael Reichartz
Notice Address: [Omitted]

/s/ Adam White
Adam White
Notice Address: [Omitted]

[Signature Page to Registration Rights and Lockup Agreement]

Exhibit 99.1

Vivid Seats Delivers $1 Billion Quarterly Marketplace GOV & Acquires Vegas.com

Raising 2023 Guidance and Providing Initial 2024 Guidance for 26% Adjusted EBITDA Growth

CHICAGO, IL – November 7, 2023 – Vivid Seats Inc. (NASDAQ: SEAT) (“Vivid Seats” or “we”), a leading marketplace that utilizes its technology platform to connect millions of buyers with thousands of ticket sellers across hundreds of thousands of events each year, today provided financial results for the third quarter ended September 30, 2023.

“After delivering outstanding 28% Marketplace GOV growth in the third quarter, it has never been more clear that demand for live events is strong and that we are capturing that strength at Vivid Seats,” said Stan Chia, CEO. “Our focus on cultivating buyer loyalty continues to deliver results with repeat rates increasing and pacing ahead of expectations. Our business is better positioned than ever, and after announcing international TAM expansion last quarter with our acquisition of Wavedash, we are thrilled to announce further TAM expansion with our acquisition of Vegas.com. Vegas.com is a strategic asset that will enhance our scale and reach in the coveted entertainment capital of the U.S., increase our domestic TAM by over $6 billion and offer long-term synergistic upside, while also being financially accretive. We are excited to finish the year strong and we remain focused on creating long-term shareholder value.”

Third Quarter 2023 Key Operational and Financial Metrics

•	Marketplace GOV of $998.9 million – up 28% from $781.8 million in Q3 2022

•	Revenues of $188.1 million – up 20% from $156.8 million in Q3 2022

•	Net income of $16.0 million – down 15% from $18.7 million in Q3 2022

•	Adjusted EBITDA of $33.4 million – up 18% from $28.3 million in Q3 2022

“We delivered our highest quarterly Marketplace GOV to date, reflecting strong Vivid Seats execution against a robust market back-drop with broad-based demand strength across performers and teams,” said Lawrence Fey, CFO. “Our third quarter GOV growth accelerated to 28% after we delivered 16% growth in the first half of 2023. Continuing this momentum, at the midpoint of our initial 2024 guidance we anticipate mid-teens Marketplace GOV and Revenue growth and 26% Adjusted EBITDA growth in 2024, reflecting solid organic growth enhanced by our strategic acquisitions. We expect to continue generating strong cash flow that affords us the strategic flexibility to pursue compelling growth opportunities as they arise.”

Key Performance Indicators (‘000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Marketplace GOV(1)	$998,933	$781,834	$2,808,200	$2,338,789
Total Marketplace orders(2)	3,022	2,572	7,924	7,001
Total Resale orders(3)	110	90	273	225
Adjusted EBITDA(4)	$33,367	$28,284	$106,879	$79,625

(1)

Marketplace Gross Order Value (“Marketplace GOV”) represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $10.1 million and $33.9 million during the three and nine months ended September 30, 2023, respectively, and $13.8 million and $63.3 million during the three and nine months ended September 30, 2022, respectively.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Marketplace segment experienced 28,203 and 78,034 event cancellations, respectively, compared to 42,942 and 170,258 event cancellations during the three and nine months ended September 30, 2022, respectively.

(3)

Total Resale orders represents the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Resale segment experienced 851 and 2,363 event cancellations, respectively, compared to 1,113 and 4,383 event cancellations during the three and nine months ended September 30, 2022, respectively.

(4)

Adjusted EBITDA is not a measure defined under accounting principles generally accepted in the United States of America (“GAAP”). We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance. Refer to the “Use of Non-GAAP Financial Measures” section below for more information and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

2023 Financial Outlook

Vivid Seats now anticipates Marketplace GOV, Revenues and Adjusted EBITDA for the year ending December 31, 2023 to be:

•	Marketplace GOV in the range of $3.75 billion to $3.90 billion (increased from $3.4 billion to $3.6 billion)

•	Revenues in the range of $685.0 million to $705.0 million (increased from $630.0 million to $650.0 million)

•	Adjusted EBITDA in the range of $136.0 million to $142.0 million** (increased from $125.0 million to $135.0 million)

Initial 2024 Financial Outlook

Vivid Seats anticipates Marketplace GOV, Revenues and Adjusted EBITDA for the year ending December 31, 2024 to be:

•	Marketplace GOV in the range of $4.20 billion to $4.50 billion

•	Revenues in the range of $810.0 million to $840.0 million

•	Adjusted EBITDA in the range of $170.0 million to $180.0 million**

Additional detail around the 2023 and 2024 financial outlook will be available on the third quarter 2023 earnings call.

** We calculate forward-looking Adjusted EBITDA based on internal forecasts that omit certain information that would be included in forward-looking net income, the most directly comparable GAAP measure. We do not provide a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income because forecasting the timing or amount of items that have not yet occurred and are out of our control is inherently uncertain and unavailable without unreasonable efforts.

Webcast Details

Vivid Seats will host a webcast at 8:30 a.m. Eastern Time today to discuss its third quarter 2023 financial results, 2023 and 2024 financial outlook and our acquisition of Vegas.com. Participants may access the live webcast and supplemental earnings presentation on the events page of the Vivid Seats Investor Relations website at https://investors.vividseats.com/events-and-presentations.

About Vivid Seats

Founded in 2001, Vivid Seats is a leading online ticket marketplace committed to becoming the ultimate partner for connecting fans to the live events, artists, and teams they love. Based on the belief that everyone should “Experience It Live,” the Chicago-based company provides exceptional value by providing one of the widest selections of events and tickets in North America and an industry leading Vivid Seats Rewards program where all fans earn on every purchase. Vivid Seats has been chosen as the official ticketing partner by some of the biggest brands in the entertainment industry including ESPN, New York Post, and the Los Angeles Dodgers. Vivid Seats also owns Vivid Picks, a daily fantasy sports app. Through its proprietary software and unique technology, Vivid Seats drives the consumer and business ecosystem for live event ticketing and enables the power of shared experiences to unite people. Vivid Seats has been recognized by Newsweek as one of America’s Best Companies for Customer Service in ticketing. Fans who want to have the best live experiences can start by downloading the Vivid Seats mobile app, going to vividseats.com, or calling 866-848-8499.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release relate to, without limitation: our future results of operations and financial position, including our expectations regarding Marketplace GOV, Revenues and Adjusted EBITDA and the impact of our investments; our expectations with respect to live event industry growth; our competitive positioning; our business strategy; and the plans and objectives of management for future operations. Words such as “estimate,” “project,” “expect,” “anticipate,” “forecast,” “plan,” “intend,” “believe,” “seek,” “may,” “will,” “should,” “future” and “propose,” as well as similar expressions which predict or indicate future events or which do not relate to historical matters, are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions, many of which are outside of our control. Important factors that could cause actual results or outcomes to differ materially from those anticipated in the forward-looking statements include, but are not limited to: the supply and demand of large-scale sporting events, concerts and theater shows; our relationships with buyers, sellers and distribution partners; changes in internet search engine algorithms or in marketplace rules; competition in the ticketing industry; the willingness of artists, teams and promoters to continue to support the secondary ticket market; our ability to maintain and improve our platform and brand or to develop successful new solutions and enhancements or improve existing ones; the impact of potential unfavorable legislative developments; the impact of our acquisitions and strategic investments; our successful integration of Wavedash and Vegas.com; the effects of any recession and inflation; ongoing and future effects of pandemics; our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations; the impact of system interruption and the lack of integration and redundancy in our systems and infrastructure; the impact of cyber security risks, data loss or other breaches of our network security; our being a controlled company; and other factors detailed in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors

Kate Africk

Kate.Africk@vividseats.com

Media

Julia Young

Julia.Young@vividseats.com

VIVID SEATS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data) (Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$268,678	$251,542
Restricted cash	1,056	748
Accounts receivable – net	64,829	36,531
Inventory – net	21,533	12,783
Prepaid expenses and other current assets	49,407	29,912

Total current assets	405,503	331,516
Property and equipment – net	10,240	10,431
Right-of-use assets – net	9,291	7,859
Intangible assets – net	113,873	81,976
Goodwill	759,971	715,258
Deferred tax assets	77,376	1,853
Investments	6,042	—
Other non-current assets	2,780	2,538

Total assets	$1,385,076	$1,151,431

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$219,118	$161,312
Accrued expenses and other current liabilities	197,247	181,970
Deferred revenue	34,447	31,983
Current maturities of long-term debt	3,308	2,750

Total current liabilities	454,120	378,015
Long-term debt – net	265,875	264,898
Long-term lease liabilities	15,931	14,911
Tax Receivable Agreement liability	98,977	—
Other non-current liabilities	29,745	13,445

Total long-term liabilities	410,528	293,254
Commitments and contingencies
Redeemable noncontrolling interests	640,717	862,860
Shareholders’ deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at September 30, 2023 and December 31, 2022; 101,803,392 and 82,410,774 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	11	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 and 118,200,000 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	10	12
Additional paid-in capital	884,523	663,908
Treasury stock, at cost, 5,291,497 and 4,342,477 shares at September 30, 2023 and December 31, 2022, respectively	(40,106)	(32,494)
Accumulated deficit	(964,561)	(1,014,132)
Accumulated other comprehensive loss	(166)	—

Total Shareholders’ deficit	(120,289)	(382,698)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,385,076	$1,151,431

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$188,133	$156,818	$514,576	$435,284
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	50,462	37,617	130,838	102,203
Marketing and selling	77,006	66,323	196,970	179,963
General and administrative	37,225	30,239	107,921	95,721
Depreciation and amortization	3,301	2,158	8,603	5,269
Change in fair value of contingent consideration	20	(1,220)	(998)	(1,220)

Income from operations	20,119	21,701	71,242	53,348
Other (income) expense:
Interest expense – net	2,544	2,901	8,596	9,542
Loss on extinguishment of debt	—	—	—	4,285
Other income	(1,038)	(65)	(365)	(6,618)

Income before income taxes	18,613	18,865	63,011	46,139
Income tax expense (benefit)	2,595	118	(21,605)	194

Net income	16,018	18,747	84,616	45,945
Net income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368

Net income attributable to Class A Common Stockholders	$6,677	$7,663	$49,571	$18,577

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$84,616	$45,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,603	5,269
Amortization of leases	467	1,591
Amortization of deferred financing costs and interest rate cap	688	819
Equity-based compensation expense	20,488	13,982
Change in fair value of warrants	(991)	(6,618)
Change in fair value of derivative asset	83	—
Change in fair value of contingent consideration	(998)	(1,220)
Loss on extinguishment of debt	—	4,285
Loss on asset disposals	51	63
Deferred taxes	(22,678)	—
Non-cash interest income	(125)	—
Foreign currency revaluation losses	542	—
Change in assets and liabilities:
Accounts receivable	(26,147)	(4,292)
Inventory	(8,702)	(2,350)
Prepaid expenses and other current assets	(19,239)	37,778
Accounts payable	50,484	(26,737)
Accrued expenses and other current liabilities	18,415	(73,938)
Deferred revenue	2,464	8,492
Other non-current assets and liabilities	6,365	(1,680)

Net cash provided by operating activities	114,386	1,389
Cash flows from investing activities
Acquisition of business, net of cash acquired	(55,935)	—
Investments in convertible promissory note and warrant	(6,000)	—
Purchases of property and equipment	(785)	(2,727)
Purchases of personal seat licenses	(542)	(165)
Investments in developed technology	(7,770)	(8,988)
Cash adjustment in acquisition	—	(8)

Net cash used in investing activities	(71,032)	(11,888)
Cash flows from financing activities
Payments of February 2022 First Lien Loan	(2,063)	(1,375)
Repurchase of common stock as treasury stock	(7,612)	(3,050)
Cash paid for milestone payments	(6,005)	—
Distributions to non-controlling interest	(11,016)	(4,918)
Payments of June 2017 First Lien Loan	—	(465,712)
Proceeds from February 2022 First Lien Loan	—	275,000
Payments of deferred financing costs and other debt-related costs	—	(4,856)

Net cash used in financing activities	(26,696)	(204,911)
Impact of foreign exchange on cash, cash equivalents, and restricted cash	786	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	17,444	(215,410)

Cash, cash equivalents, and restricted cash – beginning of period	252,290	489,810

Cash, cash equivalents, and restricted cash – end of period	$269,734	$274,400

Use of Non-GAAP Financial Measures

We present Adjusted EBITDA, which is a non-GAAP financial measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results because it excludes the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our business.

Adjusted EBITDA is a key measure used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance and highlighting trends in our operating results.

Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA does not reflect all amounts associated with our operating results as determined in accordance with GAAP and may exclude recurring costs, such as interest expense, equity-based compensation, litigation, settlements and related costs, change in fair value of warrants, change in fair value of derivative assets and foreign currency revaluation (gains)/losses. In addition, other companies may calculate Adjusted EBITDA differently than us, thereby limiting its usefulness as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from Adjusted EBITDA.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$16,018	$18,747	$84,616	$45,945
Income tax expense (benefit)	2,595	118	(21,605)	194
Interest expense – net	2,544	2,901	8,596	9,542
Depreciation and amortization	3,301	2,158	8,603	5,269
Sales tax liability(1)	—	(118)	—	2,814
Transaction costs(2)	2,290	538	7,234	4,285
Equity-based compensation(3)	7,578	5,073	20,488	13,982
Loss on extinguishment of debt(4)	—	—	—	4,285
Litigation, settlements and related costs(5)	26	89	260	1,084
Change in fair value of warrants(6)	(1,664)	(65)	(991)	(6,618)
Change in fair value of derivative asset(7)	83	—	83	—
Change in fair value of contingent consideration(8)	20	(1,220)	(998)	(1,220)
Loss on asset disposals(9)	34	63	51	63
Foreign currency revaluation losses(10)	542	—	542	—

Adjusted EBITDA	$33,367	$28,284	$106,879	$79,625

(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

(2)

This consists of legal, accounting, tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2023 were primarily related to the a secondary offering of our Class A common stock and our acquisitions and strategic investments. Transaction costs recognized in 2022 were primarily related to our acquisitions and strategic investments, the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan and our exchange offering of shares of our Class A common stock for properly tendered public warrants.

(3)

We incur equity-based compensation expenses for profits interests issued prior to the merger transaction with Horizon Acquisition Corporation (the “Merger Transaction”) and equity granted pursuant to the 2021 Incentive Award Plan, which we do not consider to be indicative of our core operating performance.

(4)	Losses incurred resulted from the extinguishment of the June 2017 First Lien Loan in February 2022.
(5)	This relates to external legal costs, settlement costs and insurance recoveries, which were unrelated to our core business operations.
(6)	This relates to the revaluation of warrants to purchase common units of Hoya Intermediate, LLC held by Hoya Topco, LLC following the Merger Transaction.
(7)	This relates to the revaluation of derivatives recorded at fair value.
(8)	This relates to the revaluation of Vivid Picks cash earnouts.
(9)	This relates to asset disposals, which are not considered indicative of our core operating performance.
(10)	This relates to unrealized foreign currency revaluation losses from the remeasurement of non-operating assets and liabilities denominated in non-functional currencies on the balance sheet date.

Exhibit 99.2

Vivid Seats Announces Acquisition of Vegas.com

Strategic Transaction Furthers Vivid Seats’ Position as a Leading Online Marketplace

CHICAGO, IL – November 7, 2023 – Vivid Seats Inc. (NASDAQ: SEAT) (“Vivid Seats”), a leading marketplace that utilizes its technology platform to connect millions of buyers with thousands of ticket sellers across hundreds of thousands of events each year, today announced its acquisition of Vegas.com, the leading entertainment marketplace for consumers exploring Las Vegas, in a cash and stock transaction valued at approximately $240 million1.

Vegas.com is a two-sided marketplace and the ultimate destination for live event enthusiasts visiting Las Vegas. As the local market authority, Vegas.com provides the most comprehensive event inventory of shows, attractions, and tours in Las Vegas, one of the world’s most desirable destinations for leisure and business travel. Vegas.com also offers an end-to-end travel shopping experience complete with flights and hotels.

“We are thrilled to announce the acquisition of this strategic asset that will enhance our scale and reach in the entertainment capital of the U.S. and beyond,” said Stan Chia, Vivid Seats CEO. “This transaction will increase our scale and reach in this key market, bring incremental unique inventory through strategic partnerships and offer long-term synergistic upside, while increasing our TAM by over $6 billion. As we continue to expand our reach and capabilities as a leading global marketplace, we are pleased that our strong balance sheet and robust cash flow are enabling multiple strategic investments.”

BakerHostetler served as Vivid Seats’ legal advisor. J.P. Morgan Securities LLC acted as exclusive financial advisor to Vegas.com and its sellers. Brownstein Hyatt Farber Schreck, LLP served as legal counsel to Vegas.com.

Additional details on the transaction will be discussed on the Company’s third quarter earnings conference call.

1 Approximately $151.2 million in cash and $88.8 million in shares of Vivid Seats’ Class A common stock.

About Vivid Seats

Founded in 2001, Vivid Seats is a leading online ticket marketplace committed to becoming the ultimate partner for connecting fans to the live events, artists, and teams they love. Based on the belief that everyone should “Experience It Live,” the Chicago-based company provides exceptional value by providing one of the widest selections of events and tickets in North America and an industry leading Vivid Seats Rewards program where all fans earn on every purchase. Vivid Seats has been chosen as the official ticketing partner by some of the biggest brands in the entertainment industry including ESPN, New York Post, and the Los Angeles Dodgers. Vivid Seats also owns Vivid Picks, a daily fantasy sports app. Through its proprietary software and unique technology, Vivid Seats drives the consumer and business ecosystem for live event ticketing and enables the power of shared experiences to unite people. Vivid Seats has been recognized by Newsweek as one of America’s Best Companies for Customer Service in ticketing. Fans who want to have the best live experiences can start by downloading the Vivid Seats mobile app, going to vividseats.com, or calling 866-848-8499.

About Vegas.com

Vegas.com is the leading entertainment and hospitality marketplace for consumers exploring Las Vegas. The company provides insider access to some of the most iconic landmarks, resorts and casinos on the legendary Las Vegas Strip with deals on shows, hotels, vacation packages, tours, attractions, dining and nightlife. Vegas.com has partnered with MGM Resorts, Caesars Entertainment, The Venetian, and The Mirage Casino. We invite you to Las Vegas, not just tell you to go there. We live in Vegas. We work here, play here, and party here. We’re your Vegas insiders with all the on-the-ground and behind-the-scenes intelligence you need to know. Plan your best Las Vegas vacation with Vegas.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release relate to, without limitation, the anticipated benefits of the transaction. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “likely,” “may,” “designed,” “would,” “future,” “can” and “could,” as well as similar expressions which predict or indicate future events and trends or which do not relate to historical matters, are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions, many of which are outside of Vivid Seats’ control. Important factors that could cause actual results or outcomes to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those detailed in Vivid Seats’ most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. Vivid Seats undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors

Kate Africk

Kate.Africk@vividseats.com

Media

Julia Young

Julia.Young@vividseats.com

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260839

Prospectus Supplement No. 4

(to Prospectus dated May 12, 2023)

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used and not otherwise defined in this prospectus supplement have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on August 8, 2023, which is set forth below.

This prospectus supplement is incomplete without the Prospectus. This prospectus supplement should be read together with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Keep this prospectus supplement with the Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SEAT.” On August 7, 2023, the closing sale price of our Class A common stock was $7.64 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On August 7, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $2.01 per warrant.

Investing in our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in the amendments and supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-40926

Vivid Seats Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-3355184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 E. Washington Street Suite 900 Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 291-9966

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of July 31, 2023, the registrant had outstanding 96,384,194 shares of Class A common stock, $0.0001 par value per share, net of treasury shares, and 99,800,000 shares of Class B common stock, $0.0001 par value per share.

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this “Report”) contains forward-looking statements regarding future events and the future results of Vivid Seats Inc. that are based on our current expectations, estimates, forecasts and projections about our business and the industries in which we operate and the beliefs and assumptions of our management. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “likely,” “may,” “designed,” “would,” “future,” “can,” and “could,” as well as similar expressions which predict or indicate future events and trends or which do not relate to historical matters, are intended to identify such forward-looking statements.

For example, we may use forward-looking statements when addressing topics such as:

•	our ability to raise financing in the future;

•	our future financial performance;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our ability to pay dividends on our Class A common stock on the terms currently contemplated or at all; and

•	factors relating to our business, operations and financial performance, including, but not limited to:

•	our ability to compete in the ticketing industry;

•	our ability to maintain relationships with ticket buyers, sellers and distribution partners;

•	our ability to continue to improve our platform and maintain and enhance our brand;

•	the impact of extraordinary events or adverse economic conditions on discretionary consumer and corporate spending or on the supply and demand of live events;

•	our ability to identify suitable acquisition targets, and to complete and realize the expected benefits of planned acquisitions;

•	our ability to comply with applicable regulatory regimes;

•	our ability to successfully defend against litigation;

•	our ability to maintain the integrity of our information systems and infrastructure, and to mitigate possible cyber security risks;

•	our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations;

•	the impact of pandemics on our business and the industries in which we operate; and

•

other factors detailed in the “Risk Factors” sections of this Report, our Form 10-K for the fiscal year ended December 31, 2022 (together with Amendment No. 1 thereto, our “2022 Form 10-K”) and our other filings with the Securities and Exchange Commission (the “SEC”).

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those anticipated in any forward-looking statements. You are cautioned not to place undue reliance

1

on these forward-looking statements, which speak only as of the date of this Report or, in the case of statements incorporated herein by reference, as of the date of the incorporated document. While we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

Important factors that could cause or contribute to such differences include, but are not limited to, those discussed under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this Report and our 2022 Form 10-K, as well as in our press releases and other filings with the SEC.

Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements contained in this Report, whether as a result of new information, future events, or otherwise.

2

VIVID SEATS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data) (Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$306,202	$251,542
Restricted cash	672	748
Accounts receivable – net	46,301	36,531
Inventory – net	28,010	12,783
Prepaid expenses and other current assets	46,608	29,912

Total current assets	427,793	331,516
Property and equipment – net	10,356	10,431
Right-of-use assets – net	7,564	7,859
Intangible assets – net	82,031	81,976
Goodwill	715,258	715,258
Deferred tax assets	79,275	1,853
Other non-current assets	2,407	2,538

Total assets	$1,324,684	$1,151,431

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$204,217	$161,312
Accrued expenses and other current liabilities	192,038	181,970
Deferred revenue	30,070	31,983
Current maturities of long-term debt	2,750	2,750

Total current liabilities	429,075	378,015
Long-term debt – net	263,873	264,898
Long-term lease liabilities	14,808	14,911
Tax Receivable Agreement liability	98,977	—
Other non-current liabilities	20,868	13,445

Total long-term liabilities	398,526	293,254
Commitments and contingencies (Note 11)
Redeemable noncontrolling interests	790,416	862,860
Shareholders’ deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at June 30, 2023 and December 31, 2022; 101,611,805 and 82,410,774 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	11	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 and 118,200,000 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	10	12
Additional paid-in capital	717,990	663,908
Treasury stock, at cost, 5,291,497 and 4,342,477 shares at June 30, 2023 and December 31, 2022, respectively	(40,106)	(32,494)
Accumulated deficit	(971,238)	(1,014,132)

Total Shareholders’ deficit	(293,333)	(382,698)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,324,684	$1,151,431

The accompanying notes are an integral part of these financial statements.

3

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$165,380	$147,694	$326,443	$278,466
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	42,616	32,422	80,376	64,586
Marketing and selling	65,192	59,412	119,964	113,640
General and administrative	38,307	36,207	70,696	65,482
Depreciation and amortization	2,704	1,726	5,302	3,111
Change in fair value of contingent consideration	(1,052)	—	(1,018)	—

Income from operations	17,613	17,927	51,123	31,647
Other (income) expense:
Interest expense – net	2,772	2,699	6,052	6,641
Loss on extinguishment of debt	—	—	—	4,285
Other (income) expense	1,000	(8,832)	673	(6,553)

Income before income taxes	13,841	24,060	44,398	27,274
Income tax expense (benefit)	(24,485)	—	(24,200)	76

Net income	38,326	24,060	68,598	27,198
Net income attributable to redeemable noncontrolling interests	7,614	14,405	25,704	16,284

Net income attributable to Class A Common Stockholders	$30,712	$9,655	$42,894	$10,914

Net income per Class A common stock:
Basic	$0.36	$0.12	$0.53	$0.14
Diluted	$0.20	$0.12	$0.35	$0.14
Weighted average Class A common stock outstanding:
Basic	85,269,196	79,256,354	81,319,369	79,204,430
Diluted	196,377,470	79,259,017	196,128,259	79,737,582

The accompanying notes are an integral part of these financial statements.

4

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$38,326	$24,060	$68,598	$27,198
Other comprehensive income:
Comprehensive income, net of taxes	$38,326	$24,060	$68,598	$27,198
Comprehensive income attributable to redeemable noncontrolling interests	7,614	14,405	25,704	16,284

Comprehensive income attributable to Class A Common Stockholders	$30,712	$9,655	$42,894	$10,914

The accompanying notes are an integral part of these financial statements.

5

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands, except for share data) (Unaudited)

		Class A Common Stock		Class B Common Stock			Treasury Stock
	Redeemable noncontrolling interests	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated deficit	Total shareholders’ deficit
Balances at January 1, 2022	$1,286,016	79,091,871	$8	118,200,000	$12	$182,091	—	$—	$(1,042,794)	$(860,683)
Net income	1,879	—	—	—	—	—	—	—	1,259	1,259
Issuance of shares	—	75,072	—	—	—	—	—	—	—	—
Deemed contribution from former parent	691	—	—	—	—	463	—	—	—	463
Equity-based compensation	—	—	—	—	—	2,443	—	—	—	2,443
Subsequent remeasurement of Redeemable noncontrolling interests	18,706	—	—	—	—	(18,706)	—	—	—	(18,706)

Balances at March 31, 2022	$1,307,292	79,166,943	$8	118,200,000	$12	$166,291	—	$—	$(1,041,535)	$(875,224)
Net income	14,405	—	—	—	—	—	—	—	9,655	9,655
Issuance of shares	—	74,089	—	—	—	—	—	—	—	—
Deemed contribution from former parent	699	—	—	—	—	468	—	—	—	468
Equity-based compensation	—	—	—	—	—	4,145	—	—	—	4,145
Distributions to non-controlling interest	—	—	—	—	—	(4,108)	—	—	—	(4,108)
Subsequent remeasurement of Redeemable noncontrolling interests	(439,442)	—	—	—	—	439,442	—	—	—	439,442

Balances at June 30, 2022	$882,954	79,241,032	$8	118,200,000	$12	$606,238	—	$—	$(1,031,880)	$(425,622)

6

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands, except for share data) (Unaudited)

		Class A Common Stock		Class B Common Stock			Treasury Stock
	Redeemable noncontrolling interests	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated deficit	Total shareholders’ deficit
Balances at January 1, 2023	$862,860	82,410,774	$8	118,200,000	$12	$663,908	(4,342,477)	$(32,494)	$(1,014,132)	$(382,698)
Net income	18,090	—	—	—	—	—	—	—	12,182	12,182
Issuance of shares	—	491,502	1	—	—	—	—	—	—	1
Deemed contribution from former parent	577	—	—	—	—	391	—	—	—	391
Equity-based compensation	—	—	—	—	—	4,615	—	—	—	4,615
Repurchases of common stock	—	—	—	—	—	—	(949,020)	(7,612)	—	(7,612)
Distributions to non-controlling interest	(3,816)	—	—	—	—	—	—	—	—	—
Subsequent remeasurement of Redeemable noncontrolling interests	24,155	—	—	—	—	(24,155)	—	—	—	(24,155)

Balances at March 31, 2023	$901,866	82,902,276	$9	118,200,000	$12	$644,759	(5,291,497)	$(40,106)	$(1,001,950)	$(397,276)
Net income	7,614	—	—	—	—	—	—	—	30,712	30,712
Issuance of shares	—	309,529	—	—	—	—	—	—	—	—
Deemed contribution from former parent	544	—	—	—	—	431	—	—	—	431
Secondary Offering of Class A common stock	(145,064)	18,400,000	2	(18,400,000)	(2)	145,064	—	—	—	145,064
Equity-based compensation	—	—	—	—	—	6,524	—	—	—	6,524
Distributions to non-controlling interest	(7,200)	—	—	—	—	—	—	—	—	—
Subsequent remeasurement of Redeemable noncontrolling interests	32,656	—	—	—	—	(32,656)	—	—	—	(32,656)
Establishment of liabilities under the Tax Receivable Agreement, net of tax and other tax impact of the Secondary Offering (Note 13)	—	—	—	—	—	(46,132)	—	—	—	(46,132)

Balances at June 30, 2023	$790,416	101,611,805	$11	99,800,000	$10	$717,990	(5,291,497)	$(40,106)	$(971,238)	$(293,333)

The accompanying notes are an integral part of these financial statements.

7

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$68,598	$27,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,302	3,111
Amortization of deferred financing costs and interest rate cap	453	575
Equity-based compensation expense	12,910	8,909
Loss on extinguishment of debt	—	4,285
Change in fair value of warrants	673	(6,553)
Amortization of leases	295	1,177
Loss on asset disposals	17	—
Change in fair value of contingent consideration	(1,018)	—
Deferred taxes	(24,577)	—
Change in assets and liabilities:
Accounts receivable	(9,770)	(8,171)
Inventory	(15,227)	(9,429)
Prepaid expenses and other current assets	(16,696)	13,412
Accounts payable	42,905	(638)
Accrued expenses and other current liabilities	13,586	(38,014)
Deferred revenue	(1,913)	7,518
Other non-current assets and liabilities	7,132	(1,974)

Net cash provided by operating activities	82,670	1,406
Cash flows from investing activities
Purchases of property and equipment	(606)	(1,392)
Purchases of personal seat licenses	(486)	(137)
Investments in developed technology	(4,491)	(5,394)
Cash adjustment in acquisition	—	(8)

Net cash used in investing activities	(5,583)	(6,931)
Cash flows from financing activities
Payments of February 2022 First Lien Loan	(1,375)	(687)
Repurchase of common stock as treasury stock	(7,612)	—
Cash paid for milestone payments	(2,500)	—
Tax distributions	(11,016)	—
Payments of June 2017 First Lien Loan	—	(465,712)
Proceeds from February 2022 First Lien Loan	—	275,000
Payments of deferred financing costs and other debt-related costs	—	(4,856)

Net cash used in financing activities	(22,503)	(196,255)

Net increase (decrease) in cash, cash equivalents, and restricted cash	54,584	(201,780)

Cash, cash equivalents, and restricted cash – beginning of period	252,290	489,810

Cash, cash equivalents, and restricted cash – end of period	$306,874	$288,030

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,261	$6,285
Cash paid for income tax	$401	$—
Cash paid for operating lease liabilities	$459	$1,372
Right-of-use assets obtained in exchange for lease obligations	$—	$3,406
Establishment of liabilities under Tax Receivable Agreement	$98,977	$—
Establishment of deferred tax asset under Tax Receivable Agreement and Secondary Offering	$52,845	$—

The accompanying notes are an integral part of these financial statements.

8

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

Vivid Seats Inc. and its subsidiaries including Hoya Intermediate, LLC (“Hoya Intermediate”), Hoya Midco, LLC (“Hoya Midco”), and Vivid Seats LLC (collectively the “Company,” “us,” “we,” and “our”) provide an online secondary ticket marketplace that enables ticket buyers to discover and easily purchase tickets to concert, sporting and theater events in the United States and Canada. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their operations. In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own.

We have prepared these unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X issued by the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by GAAP for comprehensive annual financial statements. These condensed consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read together with the audited annual consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Amendment No. 1 thereto, which were filed with the SEC on March 7, 2023 and May 9, 2023, respectively (together, our “2022 Form 10-K”). These condensed consolidated financial statements include all of our accounts, including those of our consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts of Other non-current assets have been reclassified to conform to current period presentation. These reclassifications had no effect on previously reported totals for assets, liabilities, shareholders’ deficit, cash flows or net income.

2. NEW ACCOUNTING STANDARDS

Recently adopted accounting standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

3. REVENUE RECOGNITION

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. We have two reportable segments: Marketplace and Resale.

9

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of the Vivid Seats website and our mobile applications, and from our Private Label offering, which is comprised of numerous distribution partners.

Marketplace revenues consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Marketplace revenues:
Owned Properties	$103,413	$98,564	$206,228	$182,230
Private Label	35,737	31,350	69,503	58,200

Total Marketplace revenues	$139,150	$129,914	$275,731	$240,430

Marketplace revenues consisted of the following event categories (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Marketplace revenues:
Concerts	$77,741	$65,816	$152,620	$124,489
Sports	45,349	51,285	90,949	90,200
Theater	15,527	11,856	30,917	24,471
Other	533	957	1,245	1,270

Total Marketplace revenues	$139,150	$129,914	$275,731	$240,430

Resale revenues were $26.2 million and $50.7 million during the three and six months ended June 30, 2023, respectively, and $17.8 million and $38.0 million during the three and six months ended June 30, 2022, respectively.

At June 30, 2023, Deferred revenue in the Condensed Consolidated Balance Sheets was $30.1 million, which primarily relates to Vivid Seats Rewards, our loyalty program. Stamps earned under the program expire in two to three years, if not converted to credits, and credits expire in two to four years, if not redeemed. We expect to recognize all outstanding deferred revenue in the next seven years.

At December 31, 2022, $32.0 million was recorded as Deferred revenue, of which $0.8 million and $11.7 million was recognized as revenue during the three and six months ended June 30, 2023, respectively. At December 31, 2021, $25.1 million was recorded as Deferred revenue, of which $2.0 million and $6.0 million was recognized as revenue during the three and six months ended June 30, 2022, respectively.

4. SEGMENT REPORTING

Our reportable segments are Marketplace and Resale. Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers within our online secondary ticket marketplace. Through the Resale segment, we acquire tickets from primary sellers, which we then sell through secondary ticket marketplaces, including our own. Revenues and contribution margin are used by our Chief Operating Decision Maker (“CODM”) to assess performance of the business. We define contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, general and administrative expenses or related depreciation and amortization expenses by segment because our CODM does not use this information to evaluate the performance of our operating segments.

10

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following tables represent our segment information (in thousands):

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$139,150	$26,230	$165,380	$275,731	$50,712	$326,443
Cost of revenues (exclusive of depreciation and amortization shown separately below)	22,766	19,850	42,616	42,826	37,550	80,376
Marketing and selling	65,192	—	65,192	119,964	—	119,964

Contribution margin	$51,192	$6,380	57,572	$112,941	$13,162	126,103
General and administrative			38,307			70,696
Depreciation and amortization			2,704			5,302
Change in fair value of contingent consideration			(1,052)			(1,018)

Income from operations			17,613			51,123
Interest expense – net			2,772			6,052
Other income			1,000			673

Income before income taxes			$13,841			$44,398

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$129,914	$17,780	$147,694	$240,430	$38,036	$278,466
Cost of revenues (exclusive of depreciation and amortization shown separately below)	18,553	13,869	32,422	34,962	29,624	64,586
Marketing and selling	59,412	—	59,412	113,640	—	113,640

Contribution margin	$51,949	$3,911	55,860	$91,828	$8,412	100,240
General and administrative			36,207			65,482
Depreciation and amortization			1,726			3,111

Income from operations			17,927			31,647
Interest expense – net			2,699			6,641
Loss on extinguishment of debt			—			4,285
Other expenses			(8,832)			(6,553)

Income before income taxes			$24,060			$27,274

Substantially all of our sales occur, and assets reside, in the United States.

11

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5. ACCOUNTS RECEIVABLE - NET

As of June 30, 2023 and December 31, 2022, Accounts receivable – net was $46.3 million and $36.5 million, respectively.

$22.2 million and $18.9 million of the Accounts receivable balance at June 30, 2023 and December 31, 2022, respectively, consisted of uncollateralized payment processor obligations due under normal trade terms typically requiring payment within three business days. Credit risk with respect to accounts receivable from payment processing entities is limited due to the consolidation of those receivables with large financial institutions and the frequency with which the receivables turn over.

$9.9 million and $1.0 million of the Accounts receivable balance at June 30, 2023 and December 31, 2022, respectively, consisted of amounts due from marketplace ticket sellers for canceled events and costs of replacement tickets. We recorded an allowance for credit losses of $3.0 million and $0.1 million at June 30, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from marketplace ticket sellers. The allowance for credit losses increased during the six months ended June 30, 2023 as certain ticket sellers on the marketplace platform generated balances in excess of their existing payables, creating a greater risk of credit losses on these receivables.

$11.9 million and $11.7 million of the Accounts receivable balance at June 30, 2023 and December 31, 2022, respectively, consisted of amounts due from distribution partners for cancellation charges, primarily related to canceled events. We recorded an allowance for credit losses of $4.4 million and $3.6 million at June 30, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from distribution partners, particularly for amounts due upon usage of store credit previously issued to buyers.

Accounts receivable balances are stated net of allowance for credit losses and bad debt expense is presented as a reduction of Revenues in the Condensed Consolidated Statement of Operations.

There were no write-offs for the three and six months ended June 30, 2023 and 2022.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Recovery of future customer compensation	$40,827	$23,311
Prepaid expenses	5,121	6,032
Other current assets	660	569

Total prepaid expenses and other current assets	$46,608	$29,912

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. Recovery of future customer compensation costs increased by $17.5 million at June 30, 2023 compared to December 31, 2022 due to an increase in the reserve for future cancellations driven by higher volume of sales for future events. The provision related to these expected recoveries is included in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.

7. GOODWILL AND INTANGIBLE ASSETS

Definite-lived intangible assets includes developed technology and customer relationships, which had a net carrying amount of $17.4 million and $17.3 million at June 30, 2023 and December 31, 2022, respectively, and accumulated amortization of $14.3 million and $9.6 million at June 30, 2023 and December 31, 2022, respectively.

Our goodwill is included in our Marketplace segment.

12

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The net changes in the carrying amounts of our intangible assets and goodwill were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2023	$17,310	$64,666	$715,258
Capitalized development costs	4,667	—	—
Disposals	(10)	—	—
Amortization	(4,602)	—	—

Balance at June 30, 2023	$17,365	$64,666	$715,258

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2022	$13,845	$64,666	$718,204
Betcha acquisition adjustment	(890)	—	(2,946)
Capitalized development costs	5,394	—	—
Amortization	(2,948)	—	—

Balance at June 30, 2022	$15,401	$64,666	$715,258

We had recorded $563.2 million of cumulative impairment charges related to our intangible assets and goodwill as of June 30, 2023 and December 31, 2022.

Amortization expense on our definite-lived intangible assets was $2.3 million and $4.6 million for the three and six months ended June 30, 2023, respectively, and $1.6 million and $2.9 million for the three and six months ended June 30, 2022, respectively. Amortization expense is presented in Depreciation and amortization in the Condensed Consolidated Statements of Operations.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Accrued marketing expense	$31,061	$26,873
Accrued taxes	540	542
Accrued customer credits	75,136	88,167
Accrued future customer compensation	47,314	30,181
Accrued contingencies	3,480	5,898
Accrued payroll	8,341	10,660
Other current liabilities	26,166	19,649

Total accrued expenses and other current liabilities	$192,038	$181,970

Accrued customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, known as breakage, provided that the credits are not subject to escheatment. We estimate breakage based on historical usage trends and available data on comparable programs and recognize breakage in proportion to the pattern of redemption for customer credits. Our breakage estimate could be impacted by future activity differing from our estimates, the effects of which could be material.

During the three and six months ended June 30, 2023, $2.6 million and $5.2 million of accrued customer credits were redeemed, respectively, and we recognized $6.1 million and $10.7 million of revenue from breakage, respectively. During the three and six months ended June 30, 2022, $7.5 million and $17.3 million of accrued customer credits were redeemed, respectively, and we recognized $2.6 million and $3.2 million of revenue from breakage, respectively. Breakage amounts are net of reductions in associated accounts receivable balances.

13

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Accrued future customer compensation represents an estimate of the amount of customer compensation due from cancellation charges in the future. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenues in the Condensed Consolidated Statements of Operations. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material. During the three and six months ended June 30, 2023, we recognized a net increase in revenue of $1.1 million and a net decrease in revenue of $0.2 million, respectively, and during the three and six months ended June 30, 2022, we recognized a net increase in revenue of $5.2 million and $3.4 million, respectively, from the reversals of previously recorded revenue and changes to accrued future customer compensation related to event cancellations where the performance obligations were satisfied in prior periods.

Accrued contingencies primarily decreased as a result of a milestone payment to Betcha Sports, Inc. (“Betcha,” which was rebranded as “Vivid Picks”) of $2.5 million in cash during the six months ended June 30, 2023.

Other current liabilities primarily increased as a result of accrued interest during the six months ended June 30, 2023.

9. DEBT

Our outstanding debt is comprised of the following (in thousands):

	June 30, 2023	December 31, 2022
February 2022 First Lien Loan	$271,563	$272,938

Total long-term debt, gross	271,563	272,938
Less: unamortized debt issuance costs	(4,940)	(5,290)

Total long-term debt, net of issuance costs	266,623	267,648
Less: current portion	(2,750)	(2,750)

Total long-term debt, net	$263,873	$264,898

June 2017 Term Loans

On June 30, 2017, we entered into a $575.0 million first lien debt facility, comprised of a $50.0 million revolving credit facility and a $525.0 million term loan (the “June 2017 First Lien Loan”), and a second lien credit facility, comprised of a $185.0 million second lien term loan (the “June 2017 Second Lien Loan”). The June 2017 First Lien Loan was amended to upsize the committed amount by $115.0 million on July 2, 2018. On October 28, 2019, we paid off the June 2017 Second Lien Loan balance. The revolving credit facility component of the first lien debt facility was subsequently retired on May 22, 2020. On October 18, 2021, we made an early principal payment related to the June 2017 First Lien Loan of $148.2 million in connection with, and using the proceeds from, the merger transaction with Horizon Acquisition Corporation (“Merger Transaction”) and a private investment in public equity. On February 3, 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan and refinanced the remaining balance with a new $275.0 million term loan.

February 2022 First Lien Loan

On February 3, 2022, we entered into an amendment which refinanced the remaining balance of the June 2017 First Lien Loan with a new $275.0 million term loan (the “February 2022 First Lien Loan”), which has a maturity date of February 3, 2029 and added a new $100.0 million revolving credit facility (the “Revolving Facility”) with a maturity date of February 3, 2027. At June 30, 2023, we had no outstanding borrowings under our Revolving Facility.

14

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The terms of the February 2022 First Lien Loan specify a secured overnight financing rate (“SOFR”) based floating interest rate and contain a springing financial covenant that requires compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. The February 2022 First Lien Loan requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR (subject to a 0.5% floor) plus 3.25%. The effective interest rate on the February 2022 First Lien Loan was 8.71% and 7.98% per annum at June 30, 2023 and December 31, 2022, respectively.

Our February 2022 First Lien Loan is held by third-party financial institutions and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At June 30, 2023 and December 31, 2022, the fair value of our February 2022 First Lien Loan approximated the carrying value.

We are subject to certain reporting and compliance-related covenants to remain in good standing under the February 2022 First Lien Loan. These covenants, among other things, limit our ability to incur additional indebtedness and, in certain circumstances, restrict our ability to enter into transactions with affiliates, create liens, merge or consolidate, and make certain payments. Non-compliance with these covenants and failure to remedy could result in the acceleration of the loans or foreclosure on the collateral. As of June 30, 2023, we were in compliance with all of our debt covenants related to the February 2022 First Lien Loan.

Due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan, we incurred a loss of $4.3 million for the six months ended June 30, 2022, which is presented in Loss on extinguishment of debt in the Condensed Consolidated Statements of Operations.

10. FINANCIAL INSTRUMENTS

We issued the following warrants during the year ended December 31, 2021 in connection with the Merger Transaction:

Public Warrants

We issued warrants to purchase 18,132,776 shares of our Class A common stock at an exercise price of $11.50 per share (“Public Warrants”) to former warrant holders of Horizon Acquisition Corporation, of which warrants to purchase 5,166,666 shares were issued to Horizon Sponsor, LLC. The Public Warrants are traded on the Nasdaq Stock Market under the symbol “SEATW.” As of June 30, 2023, there were 6,766,853 outstanding Public Warrants.

Private Warrants

We issued warrants to purchase 6,519,791 shares of our Class A common stock at an exercise price of $11.50 per share (“Private Warrants”) to Horizon Sponsor, LLC. The Private Warrants have similar terms to the Public Warrants, except that the Private Warrants are not redeemable by us. As of June 30, 2023, there were 6,519,791 outstanding Private Warrants.

Exercise Warrants

We issued to Horizon Sponsor, LLC warrants to purchase 17,000,000 shares of our Class A common stock at an exercise price of $10.00 per share (“$10 Exercise Warrants”) and warrants to purchase 17,000,000 shares of our Class A common stock at an exercise of $15.00 per share (“$15 Exercise Warrants”; together with the $10 Exercise Warrants, “Exercise Warrants”). The Exercise Warrants have similar terms to the Public Warrants, except that the Exercise Warrants have different exercise prices, an initial term of 10 years, are not redeemable by us, and are fully transferable. As of June 30, 2023, there were 17,000,000 $10 Exercise Warrants outstanding and 17,000,000 $15 Exercise Warrants outstanding.

15

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Mirror Warrants

Hoya Intermediate issued to us warrants to purchase 17,000,000 of its common units (“Intermediate Units”) at an exercise price of $10.00 per unit (“$10 Mirror Warrants”), warrants to purchase 17,000,000 Intermediate Units at an exercise of $15.00 per unit (“$15 Mirror Warrants”), and warrants to purchase 24,652,557 Intermediate Units at an exercise price of $11.50 per unit (“$11.50 Mirror Warrants”; together with the $10 Mirror Warrants and $15 Mirror Warrants, “Mirror Warrants”). The number and terms of the Mirror Warrants are identical to the Public, Private and Exercise Warrants, respectively. Upon the valid exercise of a Public, Private or Exercise Warrant, Hoya Intermediate will issue to us an equivalent number of Intermediate Units. Similarly, if a Public, Private or Exercise Warrant is tendered, an equivalent number of Mirror Warrants will be tendered. As of June 30, 2023, there were 17,000,000 $10 Mirror Warrants outstanding, 17,000,000 $15 Mirror Warrants outstanding and 13,286,644 $11.50 Mirror Warrants outstanding.

Hoya Intermediate Warrants

Hoya Intermediate issued to Hoya Topco, LLC (“Hoya Topco”) warrants to purchase 3,000,000 Intermediate Units at an exercise price of $10.00 per unit and warrants to purchase 3,000,000 Intermediate Units at an exercise of $15.00 per unit (collectively, the “Hoya Intermediate Warrants”).

A portion of the Hoya Intermediate Warrants, consisting of warrants to purchase 1,000,000 Intermediate Units at exercise prices of $10.00 and $15.00 per unit, respectively (“Option Contingent Warrants”), were issued in tandem with stock options we issued to members of our management team (“Management Options”). The Option Contingent Warrants only become exercisable by Hoya Topco if a Management Option is forfeited or expires unexercised. As of June 30, 2023, 0.1 million Management Options were forfeited or expired.

Hoya Intermediate Warrants allow for cash redemption at the option of the warrant holder. Hence, the Hoya Intermediate Warrants are classified as a liability in Other liabilities in the Condensed Consolidated Balance Sheets. Upon consummation of the Merger Transaction, we recorded a warrant liability of $20.4 million, reflecting the fair value of the Hoya Intermediate Warrants determined using the Black-Scholes model. Upon consummation of the Merger Transaction, the fair value of the Hoya Intermediate Warrants included Option Contingent Warrants of $1.6 million. The estimated fair value of the Option Contingent Warrants is adjusted to reflect the probability of forfeiture of the corresponding Management Options based on historical forfeiture rates for Hoya Topco profits interests.

The following assumptions were used to calculate the fair value of the Hoya Intermediate Warrants and the Option Contingent Warrants:

	June 30, 2023	December 31, 2022
Estimated volatility	38.0%	39.0%
Expected term (years)	8.3	8.8
Risk-free rate	3.9%	3.9%
Expected dividend yield	0.0%	0.0%

For the three and six months ended June 30, 2023, the fair value of the Hoya Intermediate Warrants and the Option Contingent Warrants increased by $1.0 million and $0.7 million, respectively, and for the three and six months ended June 30, 2022 decreased by $8.8 million and $6.6 million, respectively, which is presented in Other (income) expense on the Condensed Consolidated Statements of Operations.

Upon the valid exercise of a Hoya Intermediate Warrant for Intermediate Units, we will issue an equivalent amount of shares of our Class B common stock to Hoya Topco.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

16

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Share Repurchase Program

On May 25, 2022, our board of directors (“Board”) authorized a share repurchase program of our Class A common stock of up to $40.0 million (“Repurchase Program”). The Repurchase Program was announced on May 26, 2022 and its authorization was fully utilized during 2022 and during the three months ended March 31, 2023. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in the Condensed Consolidated Balance Sheets. We made no share repurchases during the three months ended June 30, 2023.

Secondary Offering

During the three months ended June 30, 2023, we completed a public offering of 18,400,000 shares of our Class A common stock, comprised of 16,000,000 shares sold on May 22, 2023 and 2,400,000 shares sold on June 15, 2023 pursuant to the full exercise by the underwriters of their option to purchase additional shares (the “Secondary Offering”). The shares were sold at a public offering price of $8.00 per share and were purchased by the underwriters from Hoya Topco (the “Selling Stockholder”) at a price of $7.68 per share. The Selling Stockholder exchanged 18,400,000 shares of our Class B common stock and 18,400,000 Intermediate Units for the shares of our Class A common stock that it sold in the Secondary Offering. We did not receive any of the proceeds from the sale of the shares by the Selling Stockholder in the Secondary Offering. In connection with the Secondary Offering, we incurred $1.5 million of expenses, which are included within General and administrative expenses in the Condensed Consolidated Statements of Operations.

11. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on our business, financial position or results of operations other than those matters discussed herein.

We are a co-defendant in a class action lawsuit in Canada alleging a failure to disclose service fees prior to checkout, which we have settled. On January 5, 2022, we issued coupons to certain members of the class. Other members were notified in 2022 that they are eligible to submit a claim for a coupon, which they received in 2023. As of June 30, 2023 and December 31, 2022, a liability of $0.9 million was recorded in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to expected claim submissions and credit redemptions as of the measurement date.

We received multiple class action lawsuits related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. A final order approving settlement of one of the lawsuits was entered by the court on November 1, 2021. As such, after insurance, $4.5 million was funded to a claims settlement pool in 2021 and fully disbursed in 2022. A settlement was reached in another of the lawsuits in July 2022 which established a separate claims settlement pool of up to $2.5 million. That settlement received final approval from the court on January 31, 2023 and the settlement pool will be funded in 2023. As of June 30, 2023 and December 31, 2022, we had accrued a liability of $0.1 million and $1.6 million, respectively, within Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to these matters.

We are a defendant in a lawsuit related to an alleged violation of the Illinois Biometric Information Privacy Act. We deny these allegations and intend to vigorously defend against this lawsuit. Based on the information currently available, we are unable to reasonably estimate a possible loss or range of possible losses. As a result, no litigation reserve has been recorded in the Condensed Consolidated Balance Sheets related to this matter.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Other

In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, most states have already adopted laws that attempt to impose tax collection obligations on out-of-state companies, and we have registered and are collecting tax, where required by statute. However, states or local governments may continue to adopt laws requiring that we calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more jurisdictions could result in tax liabilities, including taxes on past sales, as well as penalties and interest. Based on our analysis of certain state regulations, specifically related to marketplace facilitators and ticket sales, we do not believe risk of loss is probable on historical revenue activities where tax has not already been remitted. We continuously monitor state regulations and will implement required collection and remittance procedures if and when we are subject to such regulations.

12. RELATED-PARTY TRANSACTIONS

Vivid Cheers Inc.

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “IRC”). Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. We have the right to elect the board of directors of Vivid Cheers, which currently comprises our executives. We do not have a controlling financial interest in Vivid Cheers and, accordingly, do not consolidate its statement of activities with our financial results. We made no charitable contributions to Vivid Cheers during the three and six months ended June 30, 2023. We made charitable contributions to Vivid Cheers of less than $0.1 million and $0.6 million during the three and six months ended June 30, 2022. We had no accrued charitable contributions payable as of June 30, 2023 and December 31, 2022.

Viral Nation Inc.

Viral Nation Inc. (“Viral Nation”) is a marketing agency that creates viral and social media influencer campaigns and provides advertising, marketing, and technology services. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 25% of Viral Nation. We incurred an expense of less than $0.1 million for the three and six months ended June 30, 2023 and $0.5 million and $0.6 million for the three and six months ended June 30, 2022, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations.

Rolling Stone

Rolling Stone is a high-profile magazine and media platform that focuses on music, film, TV, and news coverages. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 20% of Rolling Stone. We incurred an expense of $0.3 million and $0.6 million as part of our multifaceted partnership with Rolling Stone for the three and six months ended June 30, 2023, respectively, which is presented in Marketing and selling expenses on the Condensed Consolidated Statements of Operations. We incurred no expense and an expense of $0.1 million for the three and six months ended June 30, 2022, respectively.

Khoros, LLC

Khoros, LLC (“Khoros”) is a social media engagement and management platform. Martin Taylor, a member of our Board, is a principal at Vista Equity Partners, which is one of our investors and a majority owner of Khoros. We incurred an expense of less than $0.1 million and $0.1 million for the three and six months ended June 30, 2023, respectively, and less than $0.1 million for the three and six months ended June 30, 2022, which is presented in General and administrative expenses on the Condensed Consolidated Statements of Operations.

18

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that provides for our payment to such shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units, (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to us making payments under the Tax Receivable Agreement.

In conjunction with the Secondary Offering, Hoya Topco exchanged Intermediate Units, and as a result, we recorded a liability of $99.0 million and a deferred tax asset of $52.8 million related to the Secondary Offering as well as the projected payments under the Tax Receivable Agreement, with a corresponding reduction to additional paid-in capital of $46.1 million. Tax Receivable Agreement-related liabilities are classified as current or long-term based on the expected date of payment. As of June 30, 2023, there are no amounts due within 12 months and, therefore, the entire liability is included in Tax Receivable Agreement liability within long-term liabilities in the Condensed Consolidated Balance Sheets.

13. INCOME TAXES

For the three and six months ended June 30, 2023, we recorded a $24.5 million and $24.2 million income tax benefit in continuing operations, respectively. Our effective income tax rate differs from the 21% U.S. federal statutory rate largely due to the release of our valuation allowance on our U.S. net operating losses, interest limitations, and tax credit carryforwards of which $25.3 million was recorded as a discrete tax benefit during the quarter.

For the three and six months ended June 30, 2022, we recorded a less than $0.1 million income tax expense in continuing operations. The June 30, 2022 income tax provision was primarily a result of state taxes.

As of June 30, 2023, our deferred tax assets were primarily the result of our investments in partnership, net operating losses, interest limitations, and tax credit carryforwards. In prior periods, a full valuation allowance was maintained against our U.S. deferred tax assets on the basis of management’s reassessment of the amount of the deferred tax assets that are more likely than not to be realized. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of June 30, 2023, in part because in the current year we achieved three years of cumulative pretax income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more likely than not that additional deferred tax assets of $31.3 million associated with our investments in partnership, U.S. net operating losses, interest limitations, and tax credit carryforwards are realizable. We therefore reduced the valuation allowance accordingly in the second quarter of 2023. We maintain a partial valuation allowance on our investments in partnership related to the portion of the basis difference that will only reverse upon the sale of our interests, which would result in a capital loss that we do not expect to be able to utilize. Certain tax attributes remain subject to an annual limitation under Section 382 of the IRC as a result of the historical acquisitions.

During the three months ended June 30, 2023, we received a refund associated with our 2021 tax filing in the amount of $7.8 million, including interest. A long-term unrecognized tax benefit liability was established in connection with this amount during the quarter as the refund benefit remains uncertain.

Tax Receivable Agreement

In conjunction with the Secondary Offering, Hoya Topco exchanged Intermediate Units, and as a result, we recorded a liability of $99.0 million and a deferred tax asset of $52.8 million related to the Secondary Offering as well as the projected payments under the Tax Receivable Agreement, with a corresponding reduction to additional paid-in capital of $46.1 million. Payments pursuant to the Tax Receivable Agreement relating to the Secondary Offering are expected to begin during the year ending December 31, 2025.

19

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Amounts payable under the Tax Receivable Agreement are contingent upon the generation of future taxable income over the term of the Tax Receivable Agreement and future changes in tax laws. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits, then we would not be required to make the related payments. As of June 30, 2023, we estimate that the tax savings associated with all tax attributes described above would aggregate to approximately $116.4 million. Under this scenario we would be required to pay approximately 85% of such amount, or $99.0 million, primarily over the next 15 years. As of June 30, 2023, there are no amounts due within 12 months.

14. EQUITY-BASED COMPENSATION

The 2021 Incentive Award Plan (“2021 Plan”) was approved and adopted in order to facilitate the grant of equity incentive awards to our employees, directors and consultants. The 2021 Plan became effective on October 18, 2021 upon closing of the Merger Transaction.

Restricted Stock Units (“RSUs”)

In March 2023, we granted 2.5 million RSUs to certain of our employees at a weighted average grant date fair value of $7.17 per share. In May 2023, we granted less than 0.1 million RSUs to certain of our employees at a weighted average grant date fair value of $7.67 per share. RSUs granted to employees vest over three years, with one-third vesting on the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter, subject to the employee’s continued employment through the applicable vesting date.

In June 2023, we granted 0.1 million RSUs to our directors at a weighted average grant date fair value of $7.68 per share. RSUs granted to directors fully vest on the earlier of (i) one day prior to the date of our first annual meeting of stockholders following the grant date and (ii) the one-year anniversary of the grant date, subject to the director’s continued service on our Board.

In June 2023, we granted less than 0.1 million RSUs to certain of our consultants at a weighted average grant date fair value of $7.98 per share. RSUs granted to consultants vest in equal annual installments over three years, subject to the consultant’s continued service.

We account for forfeitures of outstanding, but unvested grants, in the period they occur. During the three and six months ended June 30, 2023, 0.1 million RSUs were forfeited. During the three and six months ended June 30, 2022, less than 0.1 million and 0.1 million RSUs were forfeited, respectively.

During the three and six months ended June 30, 2023, 0.2 million and 0.7 million RSUs vested, respectively. During the three and six months ended June 30, 2022, less than 0.1 million and 0.1 million RSUs vested, respectively. At June 30, 2023, and December 31, 2022, there were 4.3 million and 2.6 million RSUs outstanding, respectively.

20

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Stock options

In March 2023, we granted 3.6 million stock options to certain of our employees at an exercise price of $7.17. The grant date fair value of the stock options is $3.30 per option. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest over three years, with one-third vesting on the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter. The stock options have a contractual term of ten years from the grant date, subject to the employee’s continued employment through the applicable vesting date. The fair value of stock options granted is estimated on the grant date using the Black-Scholes model.

In June 2023, we granted 0.9 million stock options divided into three tranches, 0.2 million, 0.3 million and 0.4 million, respectively, to certain of our consultants at exercise prices of $7.98, $17.00 and $23.00, respectively. The grant date fair value of the stock options is $3.22, $1.87 and $1.44 per option, respectively. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest in equal annual installments over three years. The stock options have a contractual term of seven years from the grant date, subject to the consultants’ continued service through the applicable vesting date. The fair value of stock options granted is estimated on the grant date using the Hull White model.

The following assumptions were used to calculate the fair value of our stock options:

	June 14, 2023	March 10, 2023
Volatility	42.0%	42.0%
Expected term (years)	7.0	5.9
Risk-free rate	4.0%	3.9%
Dividend yield	0.0%	0.0%

At June 30, 2023 and December 31, 2022, there were 10.6 million and 6.1 million stock options outstanding, respectively. No stock options were exercised during the three and six months ended June 30, 2023 and 2022. During the three and six months ended June 30, 2023, less than 0.1 million stock options were forfeited or expired. During the three and six months ended June 30, 2022, no stock options were forfeited or expired.

Compensation expense

For the three and six months ended June 30, 2023, equity-based compensation expense related to RSUs was $3.9 million and $6.6 million, respectively, compared to $2.4 million and $3.7 million for the three and six months ended June 30, 2022, respectively. Unrecognized compensation expense relating to unvested RSUs as of June 30, 2023 was $39.3 million, which is expected to be recognized over a weighted average period of approximately two years.

For the three and six months ended June 30, 2023, equity-based compensation expense related to stock options was $2.7 million and $4.5 million, respectively, compared to $1.8 million and $2.9 million for the three and six months ended June 30, 2022, respectively. Unrecognized compensation expense relating to unvested stock options as of June 30, 2023 was $28.2 million, which is expected to be recognized over a weighted average period of approximately two years.

For the three and six months ended June 30, 2023, equity-based compensation expense related to profit interests was $1.0 million and $2.0 million, respectively. For the three and six months ended June 30, 2022, equity-based compensation expense related to profit interests was $1.2 million and $2.3 million, respectively. Unrecognized compensation expense relating to these profit interests as of June 30, 2023 was $2.5 million, which is expected to be recognized over a weighted average period of approximately two years.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

15. EARNINGS PER SHARE

We calculate basic and diluted net income per share of Class A common stock in accordance with ASC 260, Earnings per Share. Our Class B common stock does not have economic rights in our Company and, as a result, is not considered a participating security for basic and diluted income per share. As such, basic and diluted income per share of our Class B common stock has not been presented. However, holders of our Class B common stock are allocated income in Hoya Intermediate (our operating entity) according to their weighted average percentage ownership of Intermediate Units during each quarter.

Net income attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income for each quarterly period by Hoya Topco’s weighted average percentage ownership of Intermediate Units during the period. Hoya Topco has the right to exchange its Intermediate Units for shares of our Class A common stock on a one-to-one basis or for cash proceeds of equal value at the time of redemption. The option to redeem Intermediate Units for cash proceeds must be approved by our Board, which as of June 30, 2023, is controlled by investors in Hoya Topco. The ability to put Intermediate Units is solely within the control of the holder of the redeemable noncontrolling interests. If Hoya Topco elects for a redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of our Class A common stock and is subject to our Board’s approval.

The following table provides net income attributable to Hoya Topco’s redeemable noncontrolling interests (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income—Hoya Intermediate	$13,646	$24,060	$44,002	$27,198
Hoya Topco’s weighted average % allocation of Hoya Intermediate’s net income	55.8%	59.9%	58.4%	59.9%

Net income attributable to Hoya Topco’s redeemable noncontrolling interests	$7,614	$14,405	$25,704	$16,284

Net income attributable to Class A common stockholders–basic is calculated by subtracting the portion of Hoya Intermediate’s net income attributable to redeemable noncontrolling interests from our total net income, which includes our net income for activities outside of our investment in Hoya Intermediate as well as the full results of Hoya Intermediate on a consolidated basis.

Net income per Class A common stock–diluted is based on the average number of shares of our Class A common stock used for the basic earnings per share calculation, adjusted for the weighted-average number of Class A common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. Net income attributable to Class A common stockholders–diluted is adjusted for (i) our share of Hoya Intermediate’s consolidated net income after giving effect to Intermediate Units that convert into potential shares of our Class A common stock, to the extent it is dilutive, and (ii) the impact of changes in the fair value of Hoya Intermediate Warrants, to the extent they are dilutive.

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VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table sets forth the computation of basic and diluted net income per share of Class A common stock for the periods in which shares of our Class A and Class B common stock were outstanding (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Numerator—basic:
Net income	$38,326	$24,060	$68,598	$27,198
Less: Income attributable to redeemable noncontrolling interests	7,614	14,405	25,704	16,284

Net income attributable to Class A Common Stockholders—basic	30,712	9,655	42,894	10,914

Denominator—basic:
Weighted average Class A common stock outstanding—basic	85,269,196	79,256,354	81,319,369	79,204,430

Net income per Class A common stock—basic	$0.36	$0.12	$0.53	$0.14

Numerator—diluted:
Net income attributable to Class A Common Stockholders—basic	$30,712	$9,655	$42,894	$10,914
Net income effect of dilutive securities:
Effect of Exercise Warrants	—	—	—	43
Effect of RSUs	18	—	47	1
Effect of noncontrolling interests	8,765	—	25,605	—

Net income attributable to Class A Common Stockholders—diluted	39,495	9,655	68,546	10,958

Denominator—diluted:
Weighted average Class A common stock outstanding—basic	85,269,196	79,256,354	81,319,369	79,204,430
Weighted average effect of dilutive securities:
Effect of Noncontrolling Interests	110,662,222	—	114,451,934	—
Effect of Exercise Warrants	—	—	—	517,812
Effect of RSUs	446,052	2,663	356,956	15,340

Weighted average Class A common stock outstanding—diluted	196,377,470	79,259,017	196,128,259	79,737,582

Net income per Class A common stock—diluted	$0.20	$0.12	$0.35	$0.14

23

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Potential shares of Class A common stock are excluded from the computation of diluted net income per share of Class A common stock if their effect would have been anti-dilutive for the period presented or if the issuance of shares is contingent upon events that did not occur by the end of the period. The dilution reflected in diluted net income per share of Class A common stock during the three and six months ended June 30, 2023 relates primarily to an assumed conversion of our noncontrolling interests to Class A common stock, which would not have a commensurate effect on net income, primarily due to the release of the valuation allowance which benefit is attributable to VSI only.

The following table presents potentially dilutive securities excluded from the computation of diluted net income per share of Class A common stock for the periods presented that could potentially dilute earnings per share in the future:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
RSUs	1,726,048	2,838,717	1,065,396	1,418,091
Stock options	10,597,528	6,660,995	10,597,528	6,660,995
Public Warrants and Private Warrants	13,286,644	13,286,644	13,286,644	13,286,644
Exercise Warrants	34,000,000	34,000,000	34,000,000	17,000,000
Hoya Intermediate Warrants	6,000,000	6,000,000	6,000,000	6,000,000
Noncontrolling Interests	—	118,200,000	—	118,200,000

16. SUBSEQUENT EVENTS

In July 2023, we made a $6.0 million investment in a privately held company pursuant to a convertible promissory note (the “Note”). Interest on the Note accrues at 8% per annum and outstanding principal and accrued interest is due and payable on July 3, 2030. We also received a warrant to purchase up to 1,874,933 shares of the privately held company’s stock, which is exercisable until the date three years after the Note is repaid, subject to certain accelerating events.

On August 4, 2023, we entered into a definitive agreement to acquire 100% ownership of WD Holdings Co., Ltd., an online ticket marketplace headquartered in Tokyo, Japan. The agreed upon purchase price was JPY 10,935.6 million, or approximately $77.2 million based on the exchange rate in effect on that date. We plan to finance the transaction at closing with cash on hand, as well as cash balances acquired in the transaction. The transaction is expected to close in the third quarter of 2023, subject to regulatory requirements and other customary closing conditions.

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VIVID SEATS INC.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis is intended to help readers understand our results of operations and financial condition and is provided as an addition to, and should be read together with, our condensed consolidated financial statements and accompanying notes included elsewhere in this Report, as well as our consolidated financial statements and accompanying notes contained in our 2022 Form 10-K. This discussion contains forward-looking statements, which are subject to a number of risks and uncertainties. Important factors that could cause actual results or outcomes to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those set forth in the “Risk Factors” sections of this Report, our 2022 Form 10-K and our other filings with the SEC.

Overview

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live. We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. During the three and six months ended June 30, 2023, our revenues were $165.4 million and $326.4 million, respectively, and our Marketplace Gross Order Value (“Marketplace GOV”) was $953.7 million and $1,809.3 million, respectively. During the three and six months ended June 30, 2022, our revenues were $147.7 million and $278.5 million, respectively, and our Marketplace GOV was $814.8 million and $1,557.0 million, respectively. Our net income was $38.3 million and $68.6 million for the three and six months ended June 30, 2023, respectively, and $24.1 million and $27.2 million for the three and six months ended June 30, 2022, respectively.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

In our Marketplace segment, we act as an intermediary between ticket buyers and sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of the Vivid Seats website and mobile applications, and from our Private Label Offering, which is comprised of numerous distribution partners. Our Marketplace segment also includes our daily fantasy sports offering, where users partake in contests by making picks from a variety of sport and player matchups. Using our online platform, we facilitate customer payments, deposits and withdrawals, coordinate ticket deliveries, and provide customer service to our ticket buyers and sellers and daily fantasy sports users. We do not hold ticket inventory in our Marketplace segment.

We primarily earn revenue from service and delivery fees charged to ticket buyers. We also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. The revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We incur costs for developing and maintaining our platform, providing back-office and customer support to ticket buyers, sellers and daily fantasy sports users, facilitating payments and deposits, and shipping non-electronic tickets. We also incur substantial marketing costs, primarily related to online advertising.

A key component of our platform is Skybox, a proprietary enterprise resource planning (“ERP”) tool used by the majority of our ticket sellers. Skybox is a free-to-use system that helps ticket sellers manage ticket inventories, adjust pricing, and fulfill orders across multiple ticket resale marketplaces. Professional ticket sellers use an ERP to manage their operations, and Skybox is their most widely adopted ERP.

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Resale

In our Resale segment, we acquire tickets to resell on secondary ticketing marketplaces, including our own. Our Resale segment also provides internal research and development support for Skybox and our ongoing efforts to deliver industry-leading seller software and tools.

Key Business Metrics and Non-GAAP Financial Measure

We use the following metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe these metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team.

The following table summarizes our key business metrics and non-GAAP financial measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Marketplace GOV(1)	$953,739	$814,817	$1,809,267	$1,556,955
Total Marketplace orders(2)	2,627	2,410	4,902	4,429
Total Resale orders(3)	76	67	163	135
Adjusted EBITDA(4)	$31,077	$30,329	$73,512	$51,341

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $11.7 million and $23.8 million during the three and six months ended June 30 2023, respectively, and $14.7 million and $49.5 million during the three and six months ended June 30, 2022, respectively.

(2)

Total Marketplace orders represent the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. During the three and six months ended June 30, 2023, our Marketplace segment experienced 29,351 and 49,831 event cancellations, respectively, compared to 35,916 and 127,316 event cancellations during the three and six months ended June 30, 2022, respectively.

(3)

Total Resale orders represent the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. During the three and six months ended June 30, 2023, our Resale segment experienced 827 and 1,512 event cancellations, respectively, compared to 711 and 3,270 event cancellations during the three and six months ended June 30, 2022, respectively.

(4)

Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance. Refer to the “Adjusted EBITDA” section below for more information and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

Marketplace GOV

Marketplace GOV is a key driver of our Marketplace segment revenue. Marketplace GOV represents the total transactional amount of Marketplace orders in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV reflects our ability to attract and retain customers, as well as the overall health of the industry.

Our Marketplace GOV is impacted by seasonality, and typically sees increased activity in the fourth quarter when all major sports leagues are in season and we experience increases in order volume for theater events during the holiday season and concert on-sales for the subsequent year. Quarterly fluctuations in our Marketplace GOV result from the number of cancellations, the popularity and demand of performers, tours, teams, and events, and the length and team composition of sports playoff series and championship games. Due to the Taylor Swift record-setting “Eras” tour, we expect relatively higher Marketplace GOV in the first half of 2023 compared to our normal seasonal patterns.

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Total Marketplace Orders

Total Marketplace orders represent the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. An order can include one or more tickets and/or parking passes. Total Marketplace orders allow us to monitor order volume and better identify trends within our Marketplace segment.

Total Resale Orders

Total Resale orders represent the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. An order can include one or more tickets and/or parking passes. Total Resale orders allow us to monitor order volume and better identify trends within our Resale segment.

Adjusted EBITDA

We present Adjusted EBITDA, which is a non-GAAP financial measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results because it excludes the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our business.

Adjusted EBITDA is a key measure used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance and highlighting trends in our operating results.

Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA does not reflect all amounts associated with our operating results as determined in accordance with GAAP and may exclude recurring costs, such as interest expense, equity-based compensation, litigation, settlements and related costs and change in value of warrants. In addition, other companies may calculate Adjusted EBITDA differently than us, thereby limiting its usefulness as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from Adjusted EBITDA.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$38,326	$24,060	$68,598	$27,198
Income tax expense (benefit)	(24,485)	—	(24,200)	76
Interest expense – net	2,772	2,699	6,052	6,641
Depreciation and amortization	2,704	1,726	5,302	3,111
Sales tax liability(1)	—	2,010	—	2,932
Transaction costs(2)	4,488	2,345	4,944	3,747
Equity-based compensation(3)	7,380	5,312	12,910	8,909
Loss on extinguishment of debt(4)	—	—	—	4,285
Litigation, settlements and related costs(5)	(66)	1,009	234	995
Change in fair value of warrants(6)	1,000	(8,832)	673	(6,553)
Change in fair value of contingent consideration(7)	(1,052)	—	(1,018)	—
Loss on asset disposals(8)	10	—	17	—

Adjusted EBITDA	$31,077	$30,329	$73,512	$51,341

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(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

(2)

Transaction costs consist of legal, accounting, tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2023 were primarily related to expenses incurred in connection with the Secondary Offering, expenses incurred for strategic investments and legal expenses and retention bonuses related to our acquisition of Betcha (which was rebranded as “Vivid Picks”). Transaction costs recognized in 2022 were primarily related to the Merger Transaction, our acquisition of Betcha and the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan.

(3)

We incur equity-based compensation expenses for profits interests issued prior to the Merger Transaction and equity granted pursuant to the 2021 Plan, which we do not consider to be indicative of our core operating performance. The 2021 Plan was approved and adopted in order to facilitate the grant of equity incentive awards to our employees, directors and consultants. The 2021 Plan became effective on October 18, 2021.

(4)	Losses incurred resulted from the extinguishment of the June 2017 First Lien Loan in February 2022.

(5)	These amounts relate to external legal costs, settlement costs and insurance recoveries, which were unrelated to our core business operations.

(6)	This relates to the revaluation of warrants to purchase Intermediate Units held by Hoya Topco following the Merger Transaction.

(7)	This relates to the revaluation of Vivid Picks cash earnouts.

(8)	This relates to asset disposals, which are not considered indicative of our core operating performance.

Key Factors Affecting our Performance

There have been no material changes from the “Key Factors Affecting Our Performance” described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our 2022 Form 10-K. Our financial position and results of operations depend to a significant extent on those factors.

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Results of Operations

Comparison of the Three and Six Months Ended June 30, 2023 and 2022

The following table sets forth our results of operations (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues	$165,380	$147,694	$17,686	12%	$326,443	$278,466	$47,977	17%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	42,616	32,422	10,194	31%	80,376	64,586	15,790	24%
Marketing and selling	65,192	59,412	5,780	10%	119,964	113,640	6,324	6%
General and administrative	38,307	36,207	2,100	6%	70,696	65,482	5,214	8%
Depreciation and amortization	2,704	1,726	978	57%	5,302	3,111	2,191	70%
Change in fair value of contingent consideration	(1,052)	—	(1,052)	100%	(1,018)	—	(1,018)	100%

Income from operations	17,613	17,927	(314)	(2)%	51,123	31,647	19,476	62%
Other (income) expense:
Interest expense – net	2,772	2,699	73	3%	6,052	6,641	(589)	(9)%
Loss on extinguishment of debt	—	—	—	—%	—	4,285	(4,285)	(100)%
Other (income) expense	1,000	(8,832)	9,832	111%	673	(6,553)	7,226	110%

Income before income taxes	13,841	24,060	(10,219)	(42)%	44,398	27,274	17,124	63%
Income tax expense (benefit)	(24,485)	—	(24,485)	100%	(24,200)	76	(24,276)	(31,942)%

Net income	38,326	24,060	14,266	59%	68,598	27,198	41,400	152%
Net income attributable to redeemable noncontrolling interests	7,614	14,405	(6,791)	(47)%	25,704	16,284	9,420	58%

Net income attributable to Class A Common Stockholders	$30,712	$9,655	$21,057	218%	$42,894	$10,914	$31,980	293%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Marketplace	$139,150	$129,914	$9,236	7%	$275,731	$240,430	$35,301	15%
Resale	26,230	17,780	8,450	48%	50,712	38,036	12,676	33%

Total revenues	$165,380	$147,694	$17,686	12%	$326,443	$278,466	$47,977	17%

Total revenues increased $17.7 million, or 12%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and increased $48.0 million, or 17%, during the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase, which occurred in both our Marketplace and Resale segments, resulted primarily from an increase in new orders processed and an increase in average order size, which is calculated by dividing Marketplace GOV by Total Marketplace Orders. A portion of the increase was also attributable to negative impacts in early 2022 from the Omicron variant of COVID-19 and other abnormally high cancellations.

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Marketplace

The following table presents Marketplace revenues by event category (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Concerts	$77,741	$65,816	$11,925	18%	$152,620	$124,489	$28,131	23%
Sports	45,349	51,285	(5,936)	(12)%	90,949	90,200	749	1%
Theater	15,527	11,856	3,671	31%	30,917	24,471	6,446	26%
Other	533	957	(424)	(44)%	1,245	1,270	(25)	(2)%

Total Marketplace revenues	$139,150	$129,914	$9,236	7%	$275,731	$240,430	$35,301	15%

Marketplace revenues increased $9.2 million, or 7%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and increased $35.3 million, or 15%, during the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase resulted from an increase in new orders processed and an increase in average order size, driven by increased revenues in our concert and theater categories. Record demand for the Taylor Swift “Eras” tour also contributed to the increase for both periods. A portion of the increase during the six months ended June 30, 2023 compared to the six months ended June 30, 2022 was also attributable to negative impacts in early 2022 from the Omicron variant of COVID-19 and other abnormally high cancellations.

Total Marketplace orders increased 216,954, or 9%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and increased 473,004, or 11%, during the six months ended June 30, 2023 compared to the six months ended June 30, 2022.

Cancellation charges, which are recognized as a reduction of revenues, were $5.0 million for the three months ended June 30, 2023 compared to $5.0 million for the three months ended June 30, 2022, and $8.6 million for the six months ended June 30, 2023 compared to $21.0 million for the six months ended June 30, 2022. Cancellation charges for the six months ended June 30, 2023 were lower than the six months ended June 30, 2022 due to negative impacts in early 2022 from the Omicron variant of COVID-19 and other abnormally high cancellations.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Revenues:
Owned Properties	$103,413	$98,564	$4,849	5%	$206,228	$182,230	$23,998	13%
Private Label	35,737	31,350	4,387	14%	69,503	58,200	11,303	19%

Total Marketplace revenues	$139,150	$129,914	$9,236	7%	$275,731	$240,430	$35,301	15%

The increase in revenue from Owned Properties during the three and six months ended June 30, 2023 resulted from an increase in new orders processed and an increase in average order size. A portion of the increase during the six months ended June 30, 2023 compared to the six months ended June 30, 2022 was also attributable to negative impacts in early 2022 from the Omicron variant of COVID-19 and other abnormally high cancellations.

Within our Marketplace segment, we also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. Our referral fee revenue was $7.4 million and $14.6 million during the three and six months ended June 30, 2023, respectively, and $8.8 million and $18.3 million during the three and six months ended June 30, 2022, respectively. The decrease for both periods was due to declining insurance attachment rates to orders following abnormally high rates during the height of the COVID-19 pandemic and following the resumption of live events in 2021 and 2022.

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Resale

Resale revenues increased $8.5 million, or 48%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and increased $12.7 million, or 33%, during the six months ended June 30, 2023 compared to the six months ended June 30 2022. The increase resulted primarily from higher order volume.

Total Resale orders increased 9,540, or 13%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and increased 28,245, or 21%, during the six months ended June 30, 2023 compared to the six months ended June 30, 2022. Cancellation charges, which are classified as a reduction of revenues, negatively impacted Resale revenue by $0.2 million and $0.7 million for the three and six months ended June 30, 2023, respectively, compared to $0.4 million and $0.6 million for the three and six months ended June 30, 2022, respectively, due to an increase in the reserve for future cancellations.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Cost of revenues:
Marketplace	$22,766	$18,553	$4,213	23%	$42,826	$34,962	$7,864	22%
Resale	19,850	13,869	5,981	43%	37,550	29,624	7,926	27%

Total cost of revenues	$42,616	$32,422	$10,194	31%	$80,376	$64,586	$15,790	24%

Total cost of revenues increased $10.2 million, or 31%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, and increased $15.8 million, or 24%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was primarily driven by higher Marketplace GOV in our Marketplace segment and higher revenue in our Resale segment.

Marketplace

Marketplace cost of revenues increased $4.2 million, or 23%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, and increased $7.9 million, or 22%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was relatively consistent with the increase in Marketplace GOV, which increased by 17% and 16% during the same respective periods.

Resale

Resale cost of revenues increased $6.0 million, or 43%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, and increased $7.9 million, or 27%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was relatively consistent with the increase in Resale revenues, which increased by 48% and 33% during the same respective periods.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Marketing and selling:
Online	$58,890	$54,820	$4,070	7%	$107,998	$104,670	$3,328	3%
Offline	6,302	4,592	1,710	37%	11,966	8,970	2,996	33%

Total marketing and selling	$65,192	$59,412	$5,780	10%	$119,964	$113,640	$6,324	6%

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Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $5.8 million, or 10%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022, and increased $6.3 million, or 6%, during the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase primarily resulted from greater spending on online advertising, attributable to higher Marketplace GOV. Our spending on offline advertising increased by $1.7 million, or 37%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022, and increased $3.0 million, or 33%, during the six months ended June 30, 2023 compared to the six months ended June 30, 2022 due to increased brand awareness marketing efforts.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
General and administrative:
Personnel expenses	$26,360	$22,696	$3,664	16%	$51,051	$42,434	$8,617	20%
Non-income tax expenses	498	2,443	(1,945)	(80)%	954	3,682	(2,728)	(74)%
Other	11,449	11,068	381	3%	18,691	19,366	(675)	(3)%

Total general and administrative	$38,307	$36,207	$2,100	6%	$70,696	$65,482	$5,214	8%

Total general and administrative expenses increased $2.1 million, or 6%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, and increased $5.2 million, or 8%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was primarily due to higher personnel expenses from higher employee headcount.

Depreciation and Amortization

Depreciation and amortization expenses increased $1.0 million, or 57%, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and increased $2.2 million, or 70%, during the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was primarily related to an increase in development activities related to our platform and the intangibles acquired as part of our acquisition of Betcha (which was rebranded as “Vivid Picks”).

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was $1.1 million and $1.0 million during the three and six months ended June 30, 2023, respectively, due to the fair value remeasurement of cash earnouts.

Other (Income) Expense

Interest expense – net

Interest expense increased $0.1 million, or 3%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and decreased $0.6 million, or 9%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. We reduced our outstanding debt balance and effective interest rate on February 3, 2022 when we refinanced the June 2017 First Lien Loan with the February 2022 First Lien Loan.

Loss on extinguishment of debt

Loss on extinguishment of debt was $4.3 million during the six months ended June 30, 2022 due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan. There was no loss on extinguishment of debt for the six months ended June 30, 2023.

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Other (income) expense

Other (income) expense increased $9.8 million, or 111%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and increased $7.2 million, or 110%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was primarily due to the fair value remeasurement of the Hoya Intermediate Warrants.

Income tax expense (benefit)

Income tax benefit was $24.5 million and $24.2 million during the three and six months ended June 30, 2023, respectively, largely due to the release of our previously recorded valuation allowance on our U.S. tax attribute carryforward deferred tax assets.

Liquidity and Capital Resources

We have historically financed our operations primarily through cash generated from our operating activities. Our primary short-term requirements for liquidity and capital are to fund general working capital, capital expenditures, and debt service requirements. Our primary long-term liquidity needs are related to debt repayment and potential acquisitions.

Our primary source of funds is cash generated from operations. Our existing cash and cash equivalents are sufficient to fund our liquidity needs for the next 12 months. As of June 30, 2023, we had $306.2 million of cash and cash equivalents, which consist of interest-bearing deposit accounts, money market accounts managed by financial institutions, and highly liquid investments with maturities of three months or less. For the six months ended June 30, 2023, we generated positive cash flows from our operating activities.

Loan agreements

We had an outstanding loan balance of $465.7 million under the June 2017 First Lien Loan as of December 31, 2021. In the first quarter of 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan. On February 3, 2022, we entered into an amendment which refinanced the remaining balance of the June 2017 First Lien Loan with a new $275.0 million February 2022 First Lien Loan with a maturity date of February 3, 2029, and added a new $100.0 million Revolving Facility with a maturity date of February 3, 2027. The terms of the February 2022 First Lien Loan specify a SOFR-based floating interest rate and contain a springing financial covenant that requires compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. The February 2022 First Lien Loan requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR (subject to a 0.5% floor) plus 3.25%.

As of June 30, 2023, we are only party to one credit facility, the February 2022 First Lien Loan. At June 30, 2023, we had no outstanding borrowings under our Revolving Facility.

Share Repurchase Program

On May 25, 2022, our Board authorized the Repurchase Program. The Repurchase Program was announced on May 26, 2022 and its authorization was fully utilized during 2022 and during the three months ended March 31, 2023. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in the Condensed Consolidated Balance Sheets. We made no share repurchases during the three months ended June 30, 2023.

Distributions to non-controlling interests

Per its Limited Liability Company Agreement, Hoya Intermediate is required to make pro-rata tax distributions to its members, of which $7.2 million and $11.0 million was distributed to non-controlling interests in the three and six months ended June 30, 2023, respectively.

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Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that provides for our payment to such shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units, (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to us making payments under the Tax Receivable Agreement.

In conjunction with the Secondary Offering, Hoya Topco exchanged Intermediate Units, and as a result, we recorded a liability of $99.0 million and a deferred tax asset of $52.8 million related to the Secondary Offering as well as the projected payments under the Tax Receivable Agreement, with a corresponding reduction to additional paid-in capital of $46.1 million. Tax Receivable Agreement-related liabilities are classified as current or long-term based on the expected date of payment. As of June 30, 2023, there are no amounts due within 12 months and, therefore, the entire liability is included in Tax Receivable Agreement liability within long-term liabilities in the Condensed Consolidated Balance Sheets.

Cash Flows

The following table summarizes our cash flows (in thousands):

	Six Months Ended June 30,
	2023	2022
Net cash provided by operating activities	$82,670	$1,406
Net cash used in investing activities	(5,583)	(6,931)
Net cash used in financing activities	(22,503)	(196,255)

Net increase (decrease) in cash and cash equivalents	$54,584	$(201,780)

Cash Provided by Operating Activities

Net cash provided by operating activities was $82.7 million for the six months ended June 30, 2023 due to $68.6 million in net income, non-cash charges of $5.9 million, and net cash inflows from a $20.0 million change in net operating assets. The net cash inflows from the change in our net operating assets were primarily due to seasonal fluctuations in accounts payable.

Net cash provided by operating activities was $1.4 million for the six months ended June 30, 2022 due to $27.2 million in net income, non-cash charges of $11.5 million, and net cash outflows from a $37.3 million change in net operating assets. The net cash outflows from the change in our net operating assets were primarily due to the increase in operations as COVID-19 mitigation measures eased.

Cash Used in Investing Activities

Net cash used in investing activities was $5.6 million and $6.9 million for the six months ended June 30, 2023 and 2022, respectively, which was primarily related to capital spending on development activities related to our platform.

34

Cash Used in Financing Activities

Net cash used in financing activities was $22.5 million for the six months ended June 30, 2023, which was primarily related to our Repurchase Program and tax distributions to non-controlling interest.

Net cash used in financing activities was $196.3 million for the six months ended June 30, 2022, which was due to the repayment of the June 2017 First Lien Loan in connection with the refinancing.

Critical Accounting Policies and Estimates

Accounting policies and estimates are considered critical when they require management to make subjective and complex judgments, estimates and assumptions about matters that have a material impact on the presentation of our financial statements and accompanying notes. For a description of our critical accounting policies and estimates, refer to the “Critical Accounting Policies and Estimates” section of our 2022 Form 10-K. During the six months ended June 30, 2023, there were no material changes to our critical accounting policies from those discussed in our 2022 Form 10-K.

Recent Accounting Pronouncements

Refer to Note 2, New Accounting Standards, in the notes to our unaudited condensed consolidated financial statements included elsewhere in this Report for a description of recently adopted accounting pronouncements and issued accounting pronouncements not yet adopted.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss from adverse changes in interest rates, foreign exchange rates, and market prices. Our primary market risk is interest rate risk associated with our long-term debt. We manage our exposure to this risk through established policies and procedures. Our objective is to mitigate potential income statement, cash flow, and market exposures from changes in interest rates.

Interest Rate Risk

Our market risk is affected by changes in interest rates. We maintain floating-rate debt that bears interest based on market rates plus an applicable spread. Because our interest rate is tied to market rates, we will be susceptible to fluctuations in interest rates if we do not hedge the interest rate exposure arising from our floating-rate borrowings. A hypothetical 1% change in interest rates, assuming rates are above our interest rate floor, would change our interest expense by $1.4 million based on amounts outstanding under the February 2022 First Lien Loan during the six months ended June 30, 2023.

Item 4. Controls and Procedures

Limitations on Effectiveness of Disclosure Controls and Procedures

In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including our principal executive officer and principal financial officer, to allow timely decisions regarding required disclosures.

35

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Report. Based on such evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures were not effective at reasonable assurance levels as of June 30, 2023 due to the reasons described below.

Material Weakness

In connection with the audit of our consolidated financial statements as of December 31, 2022, we identified a material weakness in our internal control over financial reporting related to the implementation of segregation of duties as part of our control activities, the establishment of clearly defined roles within our finance and accounting functions and the number of personnel in our finance and accounting functions with an appropriate level of technical accounting and SEC reporting experience, which in the aggregate, constitute a material weakness.

Remediation Activities

As part of our plan to remediate the material weakness described above, we are performing a full review of our internal control procedures. We have implemented, and plan to continue to implement, new controls and processes. We have hired, and plan to continue to hire, additional qualified personnel and establish more robust processes to support our internal control over financial reporting, including clearly defined roles and responsibilities and appropriate segregation of duties. During the three months ended June 30, 2023, we continued to make progress in our remediation of the material weakness. While progress has been made to enhance our internal control, additional time is required to complete implementation and to assess and ensure the sustainability of these controls. The material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended June 30, 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information

Item 1. Legal Proceedings

Refer to Note 11, Commitments and Contingencies, in the notes to our unaudited condensed consolidated financial statements included elsewhere in this Report.

Item 1A. Risk Factors

In addition to the other information set forth in this Report, you should carefully consider the factors discussed in the “Risk Factors” section of our 2022 Form 10-K. These factors could materially adversely affect our business, financial condition, liquidity, results of operations and capital position, and could cause our actual results to differ materially from our historical results or the results contemplated by any forward-looking statements contained in this Report. There have been no material changes from the risk factors disclosed in our 2022 Form 10-K.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

36

Item 5. Other Information

Insider Trading Arrangements

During the three months ended June 30, 2023, none of our directors or officers adopted or terminated any “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” (as each term is defined in Item 408 of Regulation S-K).

37

Item 6. Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date	Filed / Furnished Herewith

2.1	Transaction Agreement dated April 21, 2021 among Horizon Acquisition Corporation, Horizon Sponsor, LLC, Hoya Topco, LLC, Hoya Intermediate, LLC and Vivid Seats Inc.	S-4	2.1	5/28/2021

2.2	Purchase, Sale and Redemption Agreement dated April 21, 2021 among Hoya Topco, LLC, Hoya Intermediate, LLC, Vivid Seats Inc., Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP, CM7C VS Equity Holdings, LP, Crescent Mezzanine Partners VIIB, L.P., CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7C VS Equity, LLC, CM7B VS Equity, LLC, Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VII (LTL), L.P., CBDC Universal Equity, Inc., Crescent Capital Group, LP and Horizon Acquisition Corporation	S-4	2.2	5/28/2021

2.3	Plan of Merger dated October 18, 2021 among Horizon Acquisition Corporation, Horizon Sponsor, LLC, Hoya Topco, LLC, Hoya Intermediate, LLC and Vivid Seats Inc.	10-Q	2.3	11/15/2021

3.1	Amended and Restated Certificate of Incorporation	8-K	3.1	10/22/2021

3.2	First Amendment to Amended and Restated Bylaws	10-Q	3.2	5/10/2022

3.3	Amended and Restated Bylaws	8-K	3.2	10/22/2021

4.1	Amended and Restated Warrant Agreement dated October 14, 2021 between Horizon Acquisition Corporation and Continental Stock Transfer & Trust Company	8-K	10.7	10/22/2021

4.2	Specimen Class A Common Stock Certificate of Vivid Seats Inc.	10-K	4.2	3/15/2022

4.3	Specimen Warrant Certificate of Vivid Seats Inc.	10-K	4.3	3/15/2022

31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) / 15d-14(a)				*

38

31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) / 15d-14(a)	*

32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. 1350	**

32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. 1350	**

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document	*

101.SCH	Inline XBRL Taxonomy Extension Schema Document	*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	*

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)	*

*	Filed herewith.
**	Furnished herewith.

39

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivid Seats Inc.

By:	/s/ Stanley Chia
Stanley Chia
Chief Executive Officer
August 8, 2023

By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer
August 8, 2023

40

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULE 13a-14(a) / 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Stanley Chia, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 of Vivid Seats Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

1.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

2.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 8, 2023	By:	/s/ Stanley Chia
Stanley Chia
Chief Executive Officer
(Principal Executive Officer)

41

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULE 13a-14(a) / 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Lawrence Fey, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 of Vivid Seats Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

1.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

2.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

3.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

4.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

1.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

2.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 8, 2023	By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer
(Principal Financial Officer)

42

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Vivid Seats Inc. (the “Company”) on Form 10-Q for the period ending June 30, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Stanley Chia, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: August 8, 2023	By:	/s/ Stanley Chia
Stanley Chia
Chief Executive Officer
(Principal Executive Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a part of this report or on a separate disclosure document.

43

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Vivid Seats Inc. (the “Company”) on Form 10-Q for the period ending June 30, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Lawrence Fey, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: August 8, 2023	By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer
(Principal Financial Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a part of this report or on a separate disclosure document.

44

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260839

PROSPECTUS

VIVID SEATS INC.

187,267,173 SHARES OF CLASS A COMMON STOCK

45,686,457 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND

58,652,569 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus relates to the resale from time to time of (i) an aggregate of 63,067,173 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Vivid Seats Inc., a Delaware corporation (“Vivid Seats PubCo, ” “Vivid Seats,” “we,” “us” or “our”), including (a) 47,517,173 shares of Class A common stock issued to certain qualified institutional buyers and accredited investors that purchased shares of Class A common stock in private placements consummated in connection with the Business Combination (as defined below) and (b) 15,550,000 shares of Class A common stock held by Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”), and (ii) 45,686,457 warrants to purchase Class A common stock, including (a) 6,519,791 Vivid Seats Private Placement IPO Warrants (as defined below) to purchase Class A common stock at an exercise price of $11.50 per share, (b) 5,166,666 Vivid Seats Public IPO Warrants (as defined below) to purchase Class A common stock at an exercise price of $11.50 per share, held by the Sponsor, (c) 17,000,000 Vivid Seats PubCo $10.00 Exercise Warrants (as defined below) to purchase Class A common stock at an exercise price of $10.00 per share and (d) 17,000,000 Vivid Seats PubCo $15.00 Exercise Warrants (as defined below) to purchase Class A common stock at an exercise price of $15.00 per share (collectively, the “warrants”) by the registered holders named in this prospectus (each a “Registered Holder” and, collectively, the “Registered Holders”). This prospectus also relates to (x) the issuance by us and resale by the Registered Holders from time to time of (i) up to 45,686,457 shares of Class A common stock issuable upon the exercise of these warrants and (ii) up to 124,200,000 shares of Class A common stock issuable upon exchange of common units (“Intermediate Common Units”) of Hoya Intermediate, LLC, a Delaware limited liability company held by Hoya Topco, LLC, a Delaware limited liability company (“Hoya Topco”), including 6,000,000 Intermediate Common Units issuable in the future pursuant to the exercise of warrants held by Hoya Topco, and (y) the issuance by us of up to 12,966,112 shares of Class A common stock issuable upon the exercise of Vivid Seats Public IPO Warrants held by shareholders other than the Sponsor.

On October 18, 2021, we consummated the business combination (the “Business Combination”) contemplated by that certain transaction agreement, dated as of April 21, 2021 (as may be amended from time to time, the “Transaction Agreement”), by and among Horizon Acquisition Corporation (“Horizon”), Sponsor, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo, pursuant to which, among other transactions, Horizon merged with and into us, upon which the separate corporate existence of Horizon ceased and we became the surviving corporation.

We are registering the issuance and resale of certain shares of Class A common stock and the resale of certain warrants as required by (i) an amended and restated registration rights agreement, dated as of October 18, 2021 (the “Registration Rights Agreement”), entered into by and among us, Sponsor and Hoya Topco, and (ii) the subscription agreements, dated as of April 21, 2021 (the “Subscription Agreements”), by and among us, Horizon and certain qualified institutional buyers and accredited investors that purchased shares of Class A common stock in private placements consummated in connection with the Business Combination.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Class A common stock or warrants by the Registered Holders.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock and warrants. The Registered Holders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A common stock and warrants.

Our shares of Class A Common stock are listed on The Nasdaq Global Select Market under the symbol “SEAT.” On May 11, 2023, the closing sale price of shares of our Class A common stock was $9.60. Our Vivid Seats Public IPO Warrants are listed on The Nasdaq Capital Market under the symbol “SEATW.” On May 11, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $2.78.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Horizon and Vivid Seats do not intend their use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Horizon or Vivid Seats by, any other companies.

Notwithstanding references thereto in this prospectus, the website of Vivid Seats is not part of and is not incorporated in the prospectus, and you should not consider information found on Vivid Seats’ website to be part of this prospectus.

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

•	“2021 ESPP” are to the Vivid Seats Inc. 2021 Employee Stock Purchase Plan;

•	“2021 Plan” are to the Vivid Seats Inc. 2021 Incentive Award Plan;

•	“Amended and Restated Bylaws” are to the amended and restated bylaws of Vivid Seats Inc.;

•	“Amended and Restated Charter” are to the amended and restated certificate of incorporation of Vivid Seats Inc.;

•

“Amended and Restated Warrant Agreement” are to that certain Warrant Agreement, dated as of October 14, 2021, between Continental Stock Transfer & Trust Company and Horizon, which amended and restated the Prior Warrant Agreement;

•	“Blocker Corporations” are to the Blocker Corporations as defined in the Tax Receivable Agreement;

•	“Blocker Sellers” are to Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP and Crescent Mezzanine Partners VIIB, L.P.;

•	“Business Combination” are to the transactions contemplated by the Transaction Agreement;

•	“Class A common stock” are to Vivid Seats PubCo’s Class A common stock, par value $0.0001 per share;

•	“Class B common stock” are to Vivid Seats PubCo’s Class B common stock, par value $0.0001 per share;

•	“Closing” are to the consummation of the Business Combination;

•	“Closing Date” are to October 18, 2021;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Effective Time” are to the time at which the Merger becomes effective pursuant to the Transaction Agreement;

•

“Exchange” are to the irrevocable tender by Sponsor to Horizon all of its Horizon Class B ordinary shares for cancellation in exchange for (i) the Horizon $10.00 Exercise Warrants, (ii) the Horizon $15.00 Exercise Warrants and (iii) 50,000 shares of Horizon Class A ordinary shares pursuant to the Exchange Agreement;

•	“Exchange Agreement” are to that certain exchange Agreement, dated as of April 21, 2021, by and between Sponsor and Horizon;

•

“Form of New Warrant Agreement” are to that certain form of warrant agreement entered into by and between Horizon and Continental Stock Transfer & Trust Company pursuant to which the Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants were issued;

•

“founder shares” are to Horizon Class B ordinary shares initially purchased by Sponsor in a private placement prior to the IPO, and the Horizon Class A ordinary shares issued upon the conversion thereof;

•	“Horizon” are to Horizon Acquisition Corporation;

•	“Horizon $10.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $10.00, issued in connection with the Exchange;

•	“Horizon $15.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $15.00, issued in connection with the Exchange;

•	“Horizon Class A ordinary shares” are to Horizon’s Class A ordinary shares, par value $0.0001 per share;

•	“Horizon Class B ordinary shares” are to Horizon’s Class B ordinary shares, par value $0.0001 per share;

•	“Horizon Equityholders” are to Sponsor and any investment vehicles or funds managed or controlled, directly or indirectly, by any of Sponsor’s affiliates;

•	“Horizon IPO Private Placement Warrants” are to the warrants sold by Horizon as part of the private placement in connection with the IPO;

•	“Horizon IPO Public Warrants” are to the warrants sold by Horizon as part of the units in the IPO;

•	“Horizon Warrants” are to the Horizon IPO Public Warrants, Horizon IPO Private Placement Warrants, the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants;

•	“Hoya Intermediate” are to Hoya Intermediate, LLC, a Delaware limited liability company;

•	“Hoya Intermediate Warrants” are warrants issued by Hoya Intermediate to Vivid Seats Inc. and Hoya Topco;

•	“Intermediate Common Units” means Common Units of Hoya Intermediate;

•	“IPO” are to Horizon’s initial public offering of units, the base offering of which closed on August 25, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“Lock-up Period” are to the period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date;

•

“lock-up shares” are to (a) with respect to Sponsor, the shares of Vivid Seats common stock and warrants exercisable for shares of Vivid Seats common stock held by Sponsor and its affiliates (other than any such shares acquired in connection with the PIPE Subscription) and (b) with respect to Hoya Topco, any Vivid Seats common stock and any warrants exercisable for shares of Vivid Seats common stock held by Hoya Topco and its affiliates;

•

“Marketplace GOV” are to the total transactional amount of Marketplace segment orders placed on the Vivid Seats platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period;

•	“Merger” are to the merging of Horizon with and into Vivid Seats Inc., upon which the separate corporate existence of Horizon ceased and Vivid Seats Inc. became the surviving entity;

•	“Nasdaq” are, with respect to the Class A common stock, to The Nasdaq Global Select Market and, with respect to the Vivid Seats Public IPO Warrants, to The Nasdaq Capital Market;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors, including Sponsor or its affiliates, that purchased shares of our Class A common stock in the PIPE Subscription;

•	“PIPE Subscription” are to the issuance and sale of shares of our Class A common stock to the PIPE Investors in a private placement that closed concurrently with the Closing;

•	“Prior Warrant Agreement” are to that certain Warrant Agreement, dated as of August 20, 2020, between Continental Stock Transfer & Trust Company and Horizon;

•	“Private Equity Owner” are to, collectively, GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and GTCR LLC;

•	“public shareholders” are to the holders of Horizon’s public shares prior to the Closing;

•	“public shares” are to Horizon Class A ordinary shares sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•

“Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement, dated as of October 18, 2021, by and among Vivid Seats PubCo, Sponsor, Hoya Topco and the other holders party thereto;

•	“Reorganization Transaction” are to a Reorganization Transaction as defined in the Tax Receivable Agreement;

•

“special dividend” are to the special dividend, in an amount of $0.23 per share as described herein, paid by Vivid Seats on November 2, 2021 to holders of shares of our Class A common stock as of the record date for such special dividend, which holders included, among others, Sponsor, as a shareholder, and the PIPE Investors, but not holders of shares of our Class B common stock;

•	“Sponsor” are to Horizon Sponsor, LLC, a Delaware limited liability company;

•	“Sponsor Agreement” are to that certain Sponsor Agreement, dated as of April 21, 2021, by and among Eldridge Industries, LLC, Sponsor, Horizon and Hoya Topco;

•	“Stockholders’ Agreement” are to that certain Stockholders’ Agreement, dated as of October 18, 2021, by and among Vivid Seats PubCo, Sponsor and Hoya Topco;

•

“Tax Receivable Agreement” are to that certain Tax Receivable Agreement, dated as of October 18, 2021, by and among Vivid Seats Inc., Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders;

•

“Topco Equityholders” are to (a) Hoya Topco or (b) after the distribution (in the aggregate pursuant to one or more distributions) by Hoya Topco of more than 50% of the voting shares of Vivid Seats Inc. held by Hoya Topco on the Closing Date, (i) GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and/or GTCR LLC and (ii) any investment vehicles or funds managed or controlled, directly or indirectly, by or otherwise affiliated with the foregoing entities;

•	“Total Marketplace orders” are to the volume of Marketplace segment orders placed on the Vivid Seats platform during a period, net of event cancellations occurring during the period;

•	“Total Resale orders” are to the volume of Resale segment orders sold by the Vivid Seats’ resale team in a period, net of event cancellations that occurred during that period;

•	“TRA Holder Representative” are to GTCR Management XI, LLC;

•	“TRA Holders” are to the TRA Holders as defined in the Tax Receivable Agreement;

•	“Transactions” means the PIPE Subscription and the Business Combination;

•	“Transaction Agreement” are to the Transaction Agreement, dated as of April 21, 2021, by and among Horizon, Sponsor, Hoya Topco, Hoya Intermediate and Vivid Seats Inc.;

•	“Trust Account” are to the trust account for the benefit of Horizon, certain of its public shareholders and the underwriter of the IPO;

•	“Vivid Seats” are to, prior to the consummation of the Business Combination, Hoya Intermediate and its consolidated subsidiaries;

•	“Vivid Seats PubCo” are to Vivid Seats Inc., a Delaware corporation;

•

“Vivid Seats $10.00 Exercise Warrants” or “Vivid Seats PubCo $10.00 Exercise Warrants” are to warrants for our Class A common stock with an exercise price of $10.00, issued in exchange for the Horizon $10.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement;

•

“Vivid Seats $15.00 Exercise Warrants” or “Vivid Seats PubCo $15.00 Exercise Warrants” are to warrants for our Class A common stock with an exercise price of $10.00, issued in exchange for the Horizon $15.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement;

•	“Vivid Seats Class B Warrants” are to warrants for our Class B common stock exercisable upon the exercise of Hoya Intermediate Warrants held by Hoya Topco;

•	“Vivid Seats common stock” are to our Class A common stock and our Class B common stock, collectively;

•	“Vivid Seats Warrants” are to the warrants for our Class A common stock and our Class B common stock;

•	“Vivid Seats Private Placement IPO Warrants” are to warrants for our Class A common stock, with terms identical to the Horizon IPO Private Placement Warrants; and

•	“Vivid Seats Public IPO Warrants” are to warrants for our Class A common stock, with terms identical to Horizon IPO Public Warrants.

Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats Inc. and its subsidiaries. Further, in this prospectus, we refer to our Class A common stock and warrants to purchase shares of Class A common stock, collectively, as “securities.”

BASIS OF PRESENTATION

Vivid Seats Inc. was incorporated on March 29, 2021 under the laws of the state of Delaware as a wholly owned subsidiary of Hoya Intermediate for the purpose of consummating the Business Combination. On October 18, 2021, Horizon merged with and into Vivid Seats with Vivid Seats continuing as the surviving entity, following which Vivid Seats owns 39.4% of the Intermediate Common Units of Hoya Intermediate. Unless otherwise indicated, the financial information included herein is that of Vivid Seats Inc. and its consolidated subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “continue,” “could,” “designed,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions which are predictions of, or indicate future events and trends or which do not related to historical matters, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to raise financing in the future;

•	our future financial performance;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our ability to pay dividends on our Class A common stock on the terms currently contemplated or at all;

•	factors relating to our business, operations and financial performance, including, but not limited to:

•	our ability to compete in the ticketing industry;

•	our ability to maintain relationships with ticket buyers, sellers and distribution partners;

•	our ability to continue to improve our platform and maintain and enhance our brand;

•

the impact of extraordinary events or adverse economic conditions, such as inflation, rising interest rates and risks of recession, on discretionary consumer and corporate spending or on the supply and demand of live events;

•	our ability to comply with domestic regulatory regimes;

•	the impact of the COVID-19 pandemic on our business and the industries in which we operate;

•	our ability to successfully defend against litigation;

•	our ability to maintain the integrity of our information systems and infrastructure, and to mitigate possible cyber security risks;

•	our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations; and

•	other factors detailed under the section titled “Risk Factors.”

These forward-looking statements are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements are predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document, or in the case of statements incorporated by reference, on the date of the document incorporated by reference. While we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, under the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in our press releases, and other financial filings with the Securities and Exchange Commission (“SEC”). Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, or risks. New information, future events, or risks may cause the forward-looking events we discuss in this report not to occur.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section titled “Where You Can Find Additional Information.”

At the closing of the Business Combination, Horizon merged with and into us, upon which the separate corporate existence of Horizon ceased and we became the surviving corporation. Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats Pubco and its subsidiaries, including Hoya Intermediate.

Our Company

Vivid Seats is an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live.

We believe in the power of shared experiences to connect people, with live events delivering some of life’s most exciting moments. We are relentless about finding ways to make event discovery and ticket purchasing easy, fun, exciting and stress-free. Our platform provides ticket buyers and sellers with an easy-to-use, trusted marketplace experience, ensuring fans can attend live events and create new memories. During the years ended December 31, 2022, 2021, and 2020, our revenues were $600.3 million, $443.0 million, and $35.1 million, respectively, and Marketplace Gross Order Value (“Marketplace GOV”) was $3,184.8 million, $2,399.1 million, and $347.3 million, respectively. Our net income was $70.8 million for the year ended December 31, 2022. Our net loss was $19.1 million and $774.2 million for the years ended December 31, 2021 and 2020, respectively. During the three months ended March 31, 2023, our revenues were $161.1 million and our Marketplace GOV was $855.5 million. During the three months ended March 31, 2022, our revenues were $130.8 million and our Marketplace GOV was $742.1 million. Our net income was $30.3 million and $3.1 million for the three months ended March 31, 2023 and 2022, respectively.

We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their end-to-end operations. To generate ticket sales, drive traffic to our website and mobile applications, and to build brand recognition, we have mutually beneficial partnerships with a number of content rights holders, media partners, product and service partners and distribution partners.

Our platform is built on years of customer transactional and engagement data that provides us with deep insights into how to best connect ticket buyers with the experiences they seek. We understand the feeling of anticipation as the start of an event approaches and work diligently to enable fans to experience as many of these moments as possible. We seek to provide enriching customer engagement opportunities with personalized recommendations, engaging discovery options, a streamlined shopping experience and our Vivid Seats Rewards program, which allows ticket buyers to earn Reward Credits to spend on future orders and experience even more of their favorite events.

In December 2021, we acquired Betcha Sports, Inc. (“Betcha”), a real money daily fantasy sports app with social and gamification features. Betcha provides an adjacent opportunity for us to extend our marketplace technology into the daily fantasy sports gaming sector, in which we believe many of our buyers will increasingly engage. Betcha’s intuitive and simple-to-use interface allows both casual and super fans multiple ways to enjoy the action of their favorite sports. Betcha also brings unique social elements that allow fans and friends to play and win together.

Private Equity Owner

We have a valuable relationship with our Private Equity Owner, which consists of certain investment funds affiliated with GTCR LLC (“GTCR”). Founded in 1980, GTCR is a leading growth-oriented private equity firm focused on investing in growth companies in the Healthcare, Financial Services & Technology, Technology, Media & Telecommunications and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™—finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, our Private Equity Owner has invested more than $24.0 billion in more than 270 companies. Our Private Equity Owner purchased its controlling interest in Vivid Seats on June 30, 2017.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our Class A common stock or warrants and result in a loss of all or a portion of your investment:

Risks related to our business and the live events and ticketing industries

•

Our business is dependent on the continued occurrence of large-scale sporting events, concerts and theater shows and on relationships with ticket buyers, sellers and distribution partners and any change in such occurrence or relationships could adversely affect our business.

•	Changes in internet search engine algorithms or changes in marketplace rules could have a negative impact on traffic for our sites and ultimately, our business and results of operations.

•	We face intense competition in the ticketing industry.

•	If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

•	We may be adversely affected by the occurrence of extraordinary events or the effects of inflation.

•	We may be unsuccessful in potential future acquisitions.

•	Due to our business’s seasonality, our financial performance in particular financial periods may not be indicative of, or comparable to, our financial performance in subsequent financial periods.

Risks related to government regulation and litigation

•

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or applications of privacy regulations.

•	Unfavorable legislative outcomes, or outcomes in legal proceedings in which we may be involved, may adversely affect our business and operating results.

Risks related to information technology, cybersecurity and intellectual property

•	System interruption and the lack of integration and redundancy in our systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

•	Cyber security risks, data loss or other breaches of our network security could materially harm our business and results of operations.

•	Our payments system depends on third-party providers.

Risks related to our indebtedness

•	The agreements governing our indebtedness impose restrictions on us that limit the discretion of management in operating our business.

•

We depend on the cash flows of our subsidiaries in order to satisfy our obligations, and we may face liquidity constraints if we are unable to generate sufficient cash flows and we may be unable to raise the additional capital necessary or desirable.

Risks related to our organizational structure

•	Our Private Equity Owner controls us, and its interest may conflict with ours in the future.

•	We are a “controlled company” within the meaning of Nasdaq listing standards.

•	The Tax Receivable Agreement requires us to make cash payments to Hoya Topco.

•	Our only material asset is our direct and indirect interests in Hoya Intermediate.

Risks related to the COVID-19 pandemic

•	The COVID-19 pandemic has had, and may continue to have, a material negative impact on our business and operating results.

Risks related to being a public company

•	We have identified a material weakness in our internal control over financial reporting.

•	We are an emerging growth company.

•	Warrants will become exercisable for our Class A common stock, which may increase the number of shares eligible for resale in the market and result in dilution to our stockholders.

Corporate Information

Vivid Seats Inc. was incorporated on March 29, 2021 under the laws of the state of Delaware as a wholly owned subsidiary of Hoya Intermediate for the purpose of consummating the Business Combination and merging with Horizon, a blank check company incorporated on June 12, 2020 as a Cayman Islands exempted company, with Vivid Seats Inc. continuing as the surviving entity. Following the Business Combination, Vivid Seats Pubco owns 39.4% of the Intermediate Common Units of Hoya Intermediate.

Our principal executive offices are located at 24 E. Washington St., Suite 900, Chicago, Illinois 60602, and our telephone number is (312) 291-9966. Our website address is www.vividseats.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“SOXA”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our Class A common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to Our Business and the Live Events and Ticketing Industries

Our success depends on the supply and demand of concert, sporting and theater events and if either declines, it could have a material adverse effect on our business, financial condition and results of operations.

A reduction in the number of live concert, sporting and theater events will have an adverse effect on our revenue and operating income. Many of the factors affecting the number and availability of live concert, sporting and theater events are beyond our control. For instance, certain sports leagues have experienced labor disputes leading to threatened or actual player lockouts. Any such lockouts that result in shortened or cancelled seasons will adversely impact our business due to fewer events and increased event cancellations as well as the possibility of decreased attendance following such a lockout due to adverse fan reaction.

A decline in attendance at live concert, sporting and theater events may also have an adverse effect on our revenue and operating income. Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and rising inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, can also significantly impact our operating results as these factors can affect premium seat sales. Negative factors such as challenging economic conditions and public concerns over terrorism and security incidents, particularly when combined, can also impact corporate and consumer spending. During periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending. The risks associated with our business will become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live concert, sporting and theater events.

The impact of economic slowdowns could result in reductions in ticket sales and could have an adverse effect on our ability to generate revenue. We have limited operating history during economic slowdowns as our marketplace developed subsequent to the last significant financial crisis (starting in 2008 and 2009). The impact of the COVID-19 pandemic starting in 2020 and related economic slowdown impacted our business through event cancellations and restrictions but may not be representative of an economic slowdown or recession not induced by a pandemic. Despite slowing economic activity in 2022, demand for live events remained strong. However, there can be no assurance that consumer and corporate spending will not subsequently be adversely impacted by any future deterioration in economic conditions, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is dependent on the continued occurrence of large-scale sporting events, concerts and theater shows and any decrease in the number of such events will result in decreased demand for our services.

Ticket sales are sensitive to fluctuations in the number of entertainment, sporting and theater events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment, sporting and leisure event industries could adversely affect our business, financial condition and results of operations. We rely on these artists, entertainers and teams to create and perform at live music, sporting and theater events, and any unwillingness to tour, lack of availability of popular artists or decrease in the number of games or performances held could limit our ability to generate revenue. Accordingly, our success depends upon the ability of these promoters, teams and facilities to correctly anticipate public demand for particular events, as well as the availability of popular artists, entertainers and teams, and any decrease in availability or failure to anticipate public demand could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

Our business depends on relationships with ticket buyers, sellers and distribution partners, and any adverse changes in these relationships will adversely affect our business, financial condition and results of operations.

Our business is dependent on maintaining our deep and longstanding relationships with the parties that use our platform to buy and sell tickets, including ticket buyers, sellers, and distribution partners. We cannot provide assurance that we will be able to maintain existing relationships, or enter into new relationships, on acceptable terms, if at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Changes in internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for our sites and ultimately, our business and results of operations.

We rely heavily on internet search engines, such as Google, to generate traffic to our website, through a combination of organic and paid searches. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our website to be placed lower in organic search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our website or those of our partners, our business, results of operations and financial condition would be harmed. Furthermore, our failure to successfully manage our search engine optimization could result in a substantial decrease in traffic to our website, as well as increased costs if we were to replace free traffic with paid traffic, which may harm our business, results of operations and financial condition.

We also rely on application marketplaces, such as Apple’s App Store and Google’s Play, to enable downloads of our applications. Such marketplaces have in the past made, and may in the future make, changes that make access to our products more difficult or limit the features we are able to offer. For example, our applications may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within marketplaces. Further, iOS and Android apps are an important distribution channel for sales of our tickets. If Apple or Google choose to charge commissions or fees on our revenue from app-based purchases, and we fail to negotiate favorable terms, it may harm our business, results of operations and financial condition. Similarly, if problems arise in our relationships with providers of application marketplaces, our user growth could be harmed.

We face intense competition in the ticketing industry, and we may not be able to maintain or increase our ticket listings and sales, which could adversely affect our business, financial condition and results of operations.

Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers to secure new and retain existing ticket buyers, sellers, and distribution partners on a continuous basis. We also face competition in the resale of tickets from other professional ticket resellers. The intense competition that we face in the ticketing industry could cause the volume of our ticketing business to decline, which could adversely affect our business, financial condition and results of operations.

Other competitive variables that could lead to a decrease in orders, ticket prices, fees and/or profit margins that could adversely affect our financial performance include:

•	competitors’ offerings that may include more favorable terms or pricing;

•	competitors’ increase in marketing spending;

•	technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive alternatives;

•	other entertainment options or ticket inventory selection and variety that we do not offer;

•	increased pricing in the primary ticket marketplace, which could result in reduced profits for secondary ticket sellers;

•	primary ticket marketplaces trying to restrict ticket sales by secondary marketplaces; and

•	increased search engine marketing costs as competitors increase bid prices.

In addition, competition within the gaming and fantasy sports industry is significant, and our existing and potential users may elect to use competing daily fantasy sports products.

If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements, our business will suffer.

Our ability to attract and retain ticket buyers, sellers, and distribution partners depends in large part on our ability to provide a user-friendly and effective platform, develop and improve our platform and introduce compelling new solutions and enhancements. Our industry is characterized by rapidly changing technology, service and product introductions and changing demands of ticket buyers, sellers, and distribution partners. We spend substantial time and resources understanding such parties’ needs and responding to them. Building new solutions is costly and complex, and the timetable for commercial release is difficult to predict and may vary from our historical experience. In addition, after development, ticket buyers, sellers, and distribution partners may not be satisfied with our enhancements or perceive that the enhancements do not adequately meet their needs. The success of a new solution or enhancement to our platform can depend on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with our platform, user awareness and overall market acceptance and adoption. If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business, results of operations and financial condition could be harmed.

The reputation and brand of our marketplace is important to our success, and if we are not able to maintain and enhance our brand, our business, financial condition and results of operation may be adversely affected.

Maintaining and enhancing our reputation and brand as a differentiated ticketing marketplace serving ticket buyers, sellers and distribution partners is critical in retaining our relationships with our existing ticket buyers, sellers and distribution partners and to our ability to attract new ticket buyers, sellers and distribution partners. The successful promotion of our brand attributes will depend on a number of factors that we control and some factors outside of our control.

The promotion of our brand requires us to make substantial expenditures and management investment, which will increase as our market becomes more competitive and as we seek to expand our marketplace. To the extent these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and successfully differentiate our marketplace from competitive products and services, our business may not grow, we may not be able to compete effectively and we could lose ticket buyers, sellers or distribution partners or fail to attract potential new ticket buyers, sellers and distribution partners, all of which would adversely affect our business, results of operations and financial condition.

There are also factors outside of our control, which could undermine our reputation and harm our brand. Negative perception of our marketplace may harm our business, including as a result of complaints or negative publicity about us; the promotion on our platform of events that are deemed to be COVID-19 “superspreader” events by the media; our inability to timely comply with local laws, regulations and/or consumer protection related guidance; the use of our platform to sell fraudulent tickets; responsiveness to issues or complaints and timing of refunds and/or reversal of payments on our platform; actual or perceived disruptions or defects in our platform; security incidents; or lack of awareness of our policies or changes to our policies that sellers, buyers or others perceive as overly restrictive, unclear or inconsistent with our values.

If we are unable to maintain a reputable platform that provides valuable solutions and desirable events, then our ability to attract and retain sellers, buyers and distribution partners could be impaired and our reputation, brand and business could be harmed.

We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters.

The occurrence and threat of extraordinary events, such as terrorist attacks, intentional or unintentional mass-casualty incidents, public health concerns such as contagious disease epidemics or pandemics, public safety incidents such as Astroworld, and natural disasters or similar severe weather events, may deter artists from touring and teams from holding games and/or substantially decrease the use of and demand for our services, which may decrease our revenue or expose us to substantial liability.

Terrorism and security incidents, military actions and wars, periodic elevated terrorism alerts and fears related to contagious disease epidemics and pandemics have, among other things, resulted in public concerns regarding air travel and regional or nationwide disruptions of commercial and leisure activities. The occurrence of any such events may deter buyers from attending and purchasing tickets to live concerts, sporting or theater events, which will negatively impact our business and financial performance. Moreover, performers, venues, teams or promoters may as a result decide to cancel concert, sporting and theater events, including due to security concerns or security-related disruptions, social distancing requirements, such as those imposed in response to the COVID-19 pandemic, or severe weather events or natural disasters. Attendance at events may decline or events may be cancelled due to these extraordinary events, which could adversely impact our operating results. Cancellations of such events could adversely affect our financial performance, as we are obligated to issue refunds or credits for tickets purchased for those events that are not rescheduled.

We may enter into agreements to acquire certain businesses and take actions in connection with such acquisitions, that could affect our business and results of operations; if we are unsuccessful in our future acquisitions, our business could be adversely impacted.

Our strategy involves, and our future growth rate may depend in part on our selective acquisition of additional businesses. For example, we acquired Fanxchange Limited in 2019 and Betcha in 2021. However, we may be unable to identify other suitable targets for acquisition or make acquisitions at favorable prices. Even if we identify a suitable acquisition candidate, our ability to successfully complete the acquisition depends on a variety of factors and may include our ability to obtain financing on acceptable terms and requisite government approvals. In addition, our Term Loan Facility (as defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) restricts our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

•	using a significant portion of our available cash;

•	issuing equity securities, which would dilute current stockholders’ percentage ownership;

•	incurring substantial debt;

•	incurring or assuming contingent liabilities, known or unknown; and

•	incurring large accounting write-offs, impairments or amortization expenses.

In addition, acquisitions involve inherent risks which, if realized, could adversely affect our business and results of operations, including those associated with:

•	integrating the operations, financial reporting, technologies and personnel of acquired companies;

•	scaling of operations, system and infrastructure and achieving synergies to meet the needs of the combined or acquired company;

•	managing geographically dispersed operations;

•	the diversion of management’s attention from other business concerns;

•	the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

•	the potential loss of key employees, customers and strategic partners of acquired companies; and

•

the impact of laws and regulations at the state, federal and international levels when entering new markets or business, which could significantly affect our ability to complete acquisitions and expand our business.

For example, we acquired Betcha, a real money daily fantasy sports app with social and gamification features that enhance fans’ connection with their favorite live sports in December 2021. This acquisition involves inherent risks, including those associated with integrating a new line of business and adhering to a new regulatory regime. The success of this acquisition is based, in part, on our ability to overcome these risks.

Our financial performance in certain quarters and years may not be indicative of, or comparable to, our financial performance in subsequent financial quarters or years due to seasonality and other operational factors.

Our financial results and cash needs will vary greatly from quarter to quarter and year to year depending on, among other things, sports teams performances, the timing of tours, tour cancellations, event ticket sales, weather, seasonal and other fluctuations in our operating results, the timing of guaranteed payments, financing activities, competitive dynamics, acquisitions and investments and receivables management. Because our results may vary significantly from quarter to quarter and year to year, our financial results for one quarter or year cannot necessarily be compared to another quarter or year and may not be indicative of our future financial performance in subsequent quarters or years. Typically, we experience lower financial performance in the first, second and third quarters of the calendar year due to the timing of large-scale events and concert onsales and we experience increased activity in the fourth quarter when all major sports leagues are in season and there is an increase in order volume for theater events during the holiday season and concert on-sales for the following year. In addition, the timing of tours of top grossing acts can impact comparability of quarterly results year over year and potentially annual results. Similarly, the number of games in playoff series and the teams involved can vary year over year and impact our results. The seasonality of our business could create cash flow management risks if we do not adequately anticipate and plan for periods of decreased activity, which could negatively impact our ability to execute on our strategy, which in turn could harm our results of operations. Due to the unprecedented stoppage of concert, sporting and theater events globally in mid-March of 2020, and the gradual reopening of live events, we did not experience our typical seasonality trends in 2020 or 2021.

We rely on the experience and expertise of our senior management team, key technical employees and other highly skilled personnel and the failure to retain, motivate or integrate any of these individuals could have an adverse effect on our business, financial condition or results of operations.

Our success depends upon the continued service of our senior management team and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. Each of our executive officers, key technical personnel and other employees could terminate his or her relationship with us at any time. The loss of any member of our senior management team or key personnel might significantly delay or prevent the achievement of our business objectives and could harm our business and our relationships. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.

We face significant competition for personnel, particularly in Chicago, Illinois, Dallas, Texas and Toronto, Ontario. To attract top talent, we have had to offer, and we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competition and rising inflation. In 2020, as a result of the COVID-19 pandemic, we reduced our workforce by approximately 50%. In 2021, as the economy recovered from the COVID-19 pandemic, we made extraordinary efforts to attract and secure top talent, which resulted in our workforce reaching approximately 85% of our pre-COVID number. In 2022, we surpassed our pre-COVID headcount by approximately 10%. However, the market for talent continues to be competitive. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and our employee morale, productivity and retention could suffer, which may harm our business.

Impairment of our goodwill could negatively impact our financial results and financial condition.

In accordance with accounting principles generally accepted in the United States of America (“GAAP”), we test goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of our goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. During the year ended December 31, 2020, we recognized a total non-cash impairment charge of $573.8 million, including an impairment of goodwill of $377.1 million. As of December 31, 2021, we had goodwill of approximately $718.2 million, which constituted approximately 51% of our total assets at that date. As of March 31, 2023 and December 31, 2022, we had goodwill of approximately $715.3 million and $715.3 million, respectively, which constituted approximately 58% and 62%, respectively, of our total assets at those dates. Due to stock market volatility, economic uncertainty and the continued impact of the COVID-19 pandemic on our business, we cannot provide assurance that remaining goodwill will not be further impaired in future periods. Impairment may result from, among other things, a significant decline in our expected cash flows, an adverse change in the business climate and slower growth rates in our industry. If we are required to record an impairment charge for goodwill in the future, this would adversely impact our financial results.

We may be adversely affected by the effects of inflation.

Inflation has the potential to adversely affect our liquidity, business, financial condition and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the revenues we earn from our customers. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor, weakening exchange rates and other similar effects. As a result of inflation, we have experienced and may continue to experience cost increases. Although we may take measures to mitigate the impact of inflation, these measures may not be effective and our business, financial condition, results of operations and liquidity could be materially adversely affected. Even if such measures are effective, there could be a difference in timing between the impact of inflation and effects of the mitigating actions we take.

Risks Relating to Government Regulation and Litigation

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing applications of privacy regulations.

We receive, transmit and store a large volume of personal data and other user data. Numerous federal, state and international laws address privacy, data protection and the collection, storage, sharing, usage, disclosure and protection of personal data and other user data. In the United States, numerous states already have, and a number of states are looking to adopt or expand, data protection legislation requiring companies like ours to consider solutions to meet differing rights, needs and expectations of buyers and sellers. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA established a new privacy framework for covered businesses such as ours, and may require us to further modify our data processing practices and policies and incur additional compliance-related costs and expenses. The CCPA requires companies that process information on California residents to disclose to consumers their data collection, use and share practices and grants consumers certain rights, including to opt out of certain data sharing with third parties. The CCPA provides for statutory penalties, and a private right of action for data breaches resulting from a failure to implement reasonable security procedures and practices. In addition, in November 2020, California voters approved the California Privacy Rights Act (“CPRA”) ballot initiative which introduced significant amendments to the CCPA and established and funded a dedicated California privacy regulator, the California Privacy Protection Agency (“CPPA”). The amendments introduced by the CPRA go into effect on January 1, 2023, and new implementing regulations are expected to be introduced by the CPPA, which may require further modifications to our data processing practices and policies and to incur additional compliance-related costs and expenses. Further, in March 2021, Virginia enacted the Virginia Consumer Data Protection Act (the “VCDPA”), and in July 2021, Colorado enacted the Colorado Privacy Act. In addition, Connecticut has passed the Personal Data Privacy and Online Monitoring Act, which is effective on July 1, 2023 and Utah has passed the Utah Consumer Privacy Act, which is effective on December 31, 2023. These are all comprehensive privacy statutes that share similarities with the CCPA and CPRA. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States, which could increase our potential liability. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging and necessitate further modification of our data processing practices and policies. In addition to new regulation, courts around the country continue to evolve their interpretation of applicable data privacy and protection laws, including the CCPA.

Outside the United States, personal data and other user data is increasingly subject to legislation and regulations in numerous jurisdictions in which we operate, the intent of which is to protect the privacy of information that is collected, processed and transmitted in or from the governing jurisdiction. Foreign data protection, privacy, information security, user protection and other laws and regulations are often more restrictive and complex than those in the United States. For example, the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”) is a comprehensive privacy and security law for organizations collecting, using, or disclosing information about identified individuals for commercial purposes, and may impose obligations upon organizations subject to that law that are greater than what is commonplace in the United States. Certain Canadian provinces have their own data protection regulations as well. Similarly, the United Kingdom (the “UK”), the European Union (the “EU”), and countries in the European Economic Area (“EEA”) traditionally have taken broader views as to types of data that are subject to privacy and data protection laws and regulations, and have imposed different legal obligations on companies in this regard. For example, the European Union General Data Protection Regulation (“GDPR”) became effective May 25, 2018. The GDPR applies to any company established in the EEA as well as to those outside the EEA if they collect and use personal data in connection with the offering of goods or services to individuals in the EEA or the monitoring of their behavior. Although we do not currently trigger the application of the GDPR, if we materially alter our operations such that we become established in the EU/UK (e.g., by employing individuals in those locations), begin monitoring individuals in the EU/UK or demonstrate an intention to offer goods and services to individuals in the EU/UK, we may be required to comply with data protection laws in the EEA or the UK, such as the GDPR and the UK GDPR. If we are required to comply with the PIPEDA or EEA or UK data privacy laws, this may significantly increase our operational costs and our overall risk exposure. In addition, the Canadian Parliament has debated a new privacy and security law, proposed to replace PIPEDA, which may impose new or additional obligations upon companies subject to it. The proposed new privacy and security bill was introduced on June 18, 2022 and is subject to further debate and amendment. If PIPEDA is replaced with a new privacy and security law in the future, it may require us to further modify our data processing practices and policies and incur additional compliance-related costs and expenses.

The interpretation and application of many privacy and data protection laws are, and will likely remain, uncertain, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or product features. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business. In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that legally or contractually apply to us. Any inability to adequately address privacy, data protection and data security concerns or comply with applicable privacy, data protection or data security laws, regulations, policies and other obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

Our failure, and/or the failure by our various service providers and partners, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in the unauthorized access, acquisition or release of personal data or other user data, or the perception that any such failure or compromise has occurred, could negatively harm our brand and reputation, result in a loss of sellers, buyers or distribution partners, discourage potential sellers or buyers from trying our platform and/or result in fines and/or proceedings by governmental agencies and/or users, any of which could have a material adverse effect on our business, practices, results of operations and financial condition.

In addition, U.S. and international law may in certain circumstances require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex and costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any response costs, remediation, and potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.

Unfavorable outcomes in legal proceedings in which we may be involved may adversely affect our business and operating results.

We may be called on to defend ourselves against lawsuits relating to our business operations. Some of these claims may seek significant damage amounts due to the nature of our business. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings.

Our results may be affected by the outcome of future litigation. Unfavorable rulings in our legal proceedings may have a negative impact on us that may be greater or smaller depending on the nature of the rulings. In addition, we are currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have a material adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Unfavorable legislative outcomes may adversely affect our industry, our business and our operating results.

Approximately 40 states regulate the secondary ticket market, such as by requiring certain disclosures, refunding practices or other consumer affairs obligations. It is possible that further regulation or unfavorable legislative outcomes imposing additional restrictions on ticket resales, such as maximum resale price caps and bans on transferability, may adversely affect our industry, our business and our operating results.

Various jurisdictions have enacted, and others may enact, rules and regulations, including tax and license requirements for daily fantasy sports operators that may make the entry process cumbersome, expensive, and lengthy. Our growth potential depends on the legal status of real-money daily fantasy sports in various jurisdictions and our ability to obtain licenses to operate in jurisdictions where licenses are required. We currently offer our fantasy sports contests in the District of Columbia and 24 states that either do not require a license or where we have obtained the required license. Any change in existing daily fantasy sports rules and regulations or their interpretation related to our daily fantasy sports product, or the regulatory climate applicable to daily fantasy sports, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future.

Our business may be subject to sales tax and other indirect taxes in various jurisdictions.

The application of indirect taxes, such as sales and use, amusement, value-added, goods and services, business and gross receipts, to businesses like ours, and to ticket buyers and sellers in our marketplace, is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations and as a result, amounts recorded are subject to adjustment. In many cases, the ultimate tax determination is uncertain because it is unclear how new and existing statutes might apply to our business. One or more states, localities, the federal government or other countries may seek to impose additional reporting, record-keeping or indirect tax collection obligations on businesses like ours that facilitate online marketplaces. Imposition of an information reporting or tax collection requirement could decrease seller activity on our platform, which would harm our business. New legislation could require us, or sellers on our marketplace, to incur substantial costs in order to comply, including costs associated with tax calculation, collection and remittance and audit requirements, which could adversely affect our business and results of operations.

It is possible that we could face sales and use tax and value-added tax audits in the future and that state or international tax authorities could assert that we are obligated to collect additional amounts as taxes on behalf of sellers and remit those taxes to those authorities. We could also be subject to audits and assessments with respect to states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes in jurisdictions where we have not historically done so, and do not accrue for sales or other taxes, could result in substantial tax liabilities for past sales and otherwise harm our business and results of operations.

Our business is dependent on the ability for sellers to sell tickets on the secondary market unencumbered.

Our business is dependent upon sellers having the ability to list tickets for sale on the secondary ticket market for events put on by artists, teams and promoters. Any actions taken by federal, state or local governments, rights holders or companies that issue tickets (i.e., the primary ticketing companies), such as enacting restrictions regarding resale policies, using technology to limit where and how tickets are sold on the secondary market, charging incremental fees for the ability to sell tickets on the secondary market or partnering with other resale marketplaces on an exclusive basis, could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

Risks Relating to Information Technology, Cybersecurity and Intellectual Property

The success of our operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, both of our own ticketing systems and other computer systems and of affiliate and third-party software, computer networks and other communications systems service providers on which we rely, may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Similarly, due to our reliance on a network of technology systems, many of which are outside of our control, changes to interfaces upon which we rely or a reluctance of our counterparties to continue supporting our systems could lead to technology interruptions. Such interruptions could occur by virtue of natural disaster, malicious actions such as cyber attacks or intrusions, or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions. The large infrastructure footprint that is required to operate our systems requires an ongoing investment of time, money and effort to maintain or refresh hardware and software and to ensure it remains at a level capable of servicing the demand and volume of business that we receive. Failure to do so may result in system instability, degradation in performance, or unfixable security vulnerabilities that could adversely impact both the business and the consumers utilizing our services.

While we have backup systems for certain aspects of our operations, disaster recovery planning by its nature may not be sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

Cyber security risks, data loss or other breaches of our network security could materially harm our business and results of operations, and the processing, storage, use and disclosure of personal or sensitive information could give rise to liabilities and additional costs as a result of governmental regulation, litigation and conflicting legal requirements relating to personal privacy rights.

Due to the nature of our business, we process, store, use, transfer and disclose certain personal or sensitive information about our customers and employees. Penetration of our network or other misappropriation or misuse of personal or sensitive information and data, including credit card information and other personally identifiable information, could cause interruptions in our operations and subject us to increased costs, litigation, inquiries and actions from governmental authorities, and financial or other liabilities. In addition, security breaches, incidents or the inability to protect information could lead to increased incidents of ticketing fraud and counterfeit tickets. Security breaches and incidents could also significantly damage our reputation with sellers, buyers, distribution partners and other third parties, and could result in significant costs related to remediation efforts, such as credit or identity theft monitoring. Such incidents may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle.

Although we have developed systems and processes that are designed to protect customer and employee information and to prevent security breaches or incidents (which could result in data loss or other harm or loss), such measures cannot provide absolute security or certainty. It is possible that advances in computer and threat actor capabilities, new variants of malware, the development of new penetration methods and tools, inadvertent violations of company policies or procedures or other developments could result in a compromise of customer or employee information or a breach of the technology and security processes that are used to protect customer and employee information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems may change frequently and as a result, may be difficult for our business to detect for long periods of time. We have expended significant capital and other resources to protect against and remedy such potential security breaches, incidents and their consequences and will continue to do so in the future. However, despite our efforts, we may be unaware of or unable to anticipate these techniques or implement adequate preventative measures.

We also face risks associated with security breaches and incidents affecting third parties with which we are affiliated or with which we otherwise conduct business. In particular, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture and/or may pose a security risk that could unexpectedly compromise information security. Sellers, buyers and distribution partners are generally concerned with the security and privacy of the internet, and any publicized security problems affecting our businesses and/or third parties may discourage sellers, buyers or distribution partners from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Canadian law and laws in all states and U.S. territories require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex and costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.

If we fail to adequately protect or enforce our intellectual property rights, our competitive position and our business could be materially adversely affected.

Our proprietary technologies and information, including our software, informational databases, and other components that make our products and services are critical to our success, and we seek to protect our technologies, products and services through a combination of intellectual property rights, including trademarks, domain names, copyrights and trade secrets, as well as through contractual restrictions with employees, customers, suppliers, affiliates and others. Despite our efforts, it may be possible for a third-party to copy or otherwise obtain and use our intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop products or services substantially similar to ours. While we do not currently hold patents over our technology, we do have 12 pending patent applications in the United States, Canada, the United Kingdom and under the Patent Cooperation Treaty, and we may file additional patent applications in the future.

We seek to protect our trade secrets and proprietary know-how and technology methods through confidentiality agreements and other access control measures. Failure of such strategies to protect our technology or our inability to protect patents in the future to the extent we obtain them could have a materially adverse impact on our business, financial condition and results of operations.

We have been granted trademark registrations with the United States Patent and Trademark Office and/or various foreign authorities for certain of our brands. Our existing or future trademarks may be adjudicated invalid by a court, or may not afford us adequate protection against competitors.

We cannot be certain that the measures we implement will prevent infringement, misappropriation, dilution or other violations of our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as they do in the United States. Our failure to protect our intellectual property rights in a meaningful manner or challenges to our related contractual rights could result in erosion of our brand names or other intellectual property and could adversely affect our business, financial condition and results of operations. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

We may face potential liability and expense for legal claims alleging that the operation of our business infringes intellectual property rights of third parties, who may assert claims against us for unauthorized use of such rights.

We cannot be certain that the operation of our business does not, or will not, infringe or otherwise violate the intellectual property rights of third parties. From time to time, we have been and may in the future be, subject to legal proceedings and claims alleging that we infringe or otherwise violate the intellectual property rights of third parties. These claims, whether or not successful, could divert management’s time and attention away from our business and harm our reputation and financial condition. In addition, the outcome of litigation is uncertain, and third parties asserting claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief against us, which could require us to rebrand, redesign, or reengineer our platform, products or services, and/or effectively block our ability to distribute, market or sell our products and services.

Our payments system depends on third-party providers and is subject to risks that may harm our business.

We rely on third-party providers to support our payment methods, as our ticket buyers primarily use credit or debit cards to purchase tickets on our marketplace. Nearly all our revenue is associated with payments processed through a single provider, which relies on banks and payment card networks to process transactions. If this provider or any of its vendors do not operate well with our platform or suffer any failures, our payments systems and our business could be adversely affected. If this provider does not perform adequately or determines certain types of transactions are prohibited, if this provider’s technology does not interoperate well with our platform, or if our relationships with this provider, the bank or the payment card networks on which it relies were to terminate or be suspended unexpectedly, ticket buyers may find our platform more difficult to use. Such an outcome could harm the ability of sellers to use our platform, which could cause them to use our platform less.

Our payment processing partner requires us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some ticket buyers or sellers, be costly to implement or difficult to follow. We are required to reimburse our payment processor for fines assessed by payment card networks if we, or ticket buyers or sellers using our platform, violate these rules, such as our processing of various types of transactions that may be interpreted as a violation of certain payment card network operating rules. Changes to these rules and requirements, or any change in our designation by payment card networks, could require a change in our business operations and could result in limitations on or loss of our ability to accept payment cards, any of which could negatively impact our business.

We are also subject to the Payment Card Industry (“PCI”) Data Security Standard, which is a standard designed to protect credit card account data as mandated by payment card industry entities. We rely on vendors to handle PCI matters and to ensure PCI compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI Data Security Standard based on past, present, and future business practices. Our actual or perceived failure to comply with the PCI Data Security Standard can subject us to fines, termination of banking relationships, and increased transaction fees.

Under current credit, debit and payment card practices and network rules, we are liable for fraudulent activity on the majority of our credit and debit card transactions. We are also exposed to financial crime risk, and do not currently carry insurance against this risk. Additionally, while we deploy sophisticated technology to detect fraudulent purchase activity, we may incur losses if we fail to prevent the use of fraudulent payment information on transactions in the future. Fraud schemes are becoming increasingly sophisticated and common, and our ability to detect and combat fraudulent schemes may be negatively impacted by the adoption of new payment methods and new technology platforms. If we or this provider fail to identify fraudulent activity or are unable to effectively combat the use of fraudulent payments on our platform or if we otherwise experience increased levels of disputed credit card payments or transactions, our results of operations and financial positions could be materially adversely affected. In addition, our failure to adequately mitigate this risk could damage our reputation and brand and substantially harm our business, results of operations, financial condition, prospects and our ability to accept payments.

Payment card networks and our payment processing partner could increase the fees or interchange they charge us for their services or to accept or process transactions, which would increase our operating costs and reduce our margins. Any such increase in fees could harm our business, results of operations and financial condition.

Finally, applicable laws and regulations that govern payment methods and processing are complex and subject to change; and we may be required to expend considerable time and effort to determine if such laws and regulations apply to our business. There can be no assurance that we will be able to meet all compliance obligations, including obtaining any required licenses in the jurisdictions we service, and, even if we were able to do so, there could be substantial costs and potential product changes involved in complying with such laws, which could have a material and adverse effect on our business. Any noncompliance by us in relation to existing or new laws and regulations, or any alleged noncompliance, could result in reputational damage, litigation, increased costs or liabilities, damages, or require us to stop offering payment services in certain markets. Failure to predict how a law or regulation from any jurisdiction in which we operate with respect to money transmission, prepaid access or similar requirements will be applied to us could result in licensure or registration requirements, administrative enforcement actions, and/or could materially interfere with our ability to offer certain payment methods or to conduct our business in particular jurisdictions. We cannot predict what actions the United States or other governments may take, or what restrictions these governments may impose, that will affect our ability to process payments or to conduct our business in particular jurisdictions. Further, we may become subject to changing payment regulations and requirements that could potentially affect the compliance of our current payment processes and increase the operational costs we incur to support payments. The factors identified here could impose substantial additional costs, involve considerable delay to the development or provision of our solutions, require significant and costly operational changes, or prevent us from providing our solutions in any given market.

Risks Relating to Our Indebtedness

We are a party to debt agreements that could restrict our operations and impair our financial condition. The agreements governing our indebtedness will impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

The agreement governing our Term Loan Facility includes restrictive covenants that, among other things, restrict our ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make certain investments;

•	prepay certain indebtedness;

•	create liens;

•	enter into transactions with affiliates;

•	modify the nature of our business;

•	transfer and sell assets, including material intellectual property;

•	amend or modify the terms of any junior financing arrangements;

•	amend our organizational documents; and

•	merge or consolidate.

Our failure to comply with the terms and covenants of our indebtedness could lead to a default under the terms of the governing documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable.

As of March 31, 2023 and December 31, 2022, our total indebtedness, excluding unamortized debt discounts and debt issuance costs, was $272.3 million and $272.9 million, respectively.

A substantial portion of our debt is variable-rate debt. We incur higher interest costs if interest rates increase. Interest rates were at historic lows during 2020 and 2021 when the United States Federal Reserve took several steps to protect the economy from the impact of the COVID-19 pandemic. The United States Federal Reserve raised interest rates by more than 400 basis points in 2022, 25 basis points already in 2023, and may continue to increase interest rates further during the remainder of 2023. Any such increase in interest costs could have a material adverse impact on the levels of cash we maintain for working capital.

Our current level of indebtedness and any future increases in our indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our obligations;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions;

•	limiting our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to fund payments on our debt, thereby reducing funds available for operations and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making us more vulnerable to increases in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

We depend on the cash flows of our subsidiaries in order to satisfy our obligations.

We rely on distributions and/or loans from our subsidiaries to meet our payment requirements under our obligations. If our subsidiaries are unable to pay dividends or otherwise make payments to us, we may not be able to make debt service payments on our obligations. Subject to certain exceptions, each of our subsidiaries guarantees our indebtedness under our Term Loan Facility. We conduct substantially all of our operations through our subsidiaries. Our operating cash flows and consequently our ability to service our debt is therefore principally dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans or other payments of funds to us by those subsidiaries. In addition, the ability of our subsidiaries to provide funds to us may be subject to restrictions under our Term Loan Facility and may be subject to the terms of such subsidiaries’ future indebtedness, as well as the availability of sufficient surplus funds under applicable law.

We may face liquidity constraints if we are unable to generate sufficient cash flows and we may be unable to raise additional capital when necessary or desirable.

As of March 31, 2023 and December 31, 2022, we had cash and cash equivalents of $303.3 million and $251.5 million, respectively, which is available to us to fund our operating, investing and financing activities. We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to obtain financing, in an amount sufficient to fund our operations or other liquidity needs.

In the future, we may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. Our ability to obtain financing will depend on a number of factors, including:

•	general economic and capital market conditions, including as a result of the COVID-19 pandemic and rising inflation;

•	the availability of credit from banks or other lenders;

•	investor confidence in us; and

•	our results of operations.

If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

If we need additional capital and cannot raise it on acceptable terms, if at all, we may not be able to, among other things:

•	further develop and enhance our platform and solutions;

•	continue to invest in our technology and marketing efforts;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition opportunities.

Our inability to do any of the foregoing could reduce our ability to compete successfully and could have an adverse effect on our business.

Risks Related to Organizational Structure

Our Private Equity Owner controls us, and its interests may conflict with ours or yours in the future.

Hoya Topco, which is controlled by our Private Equity Owner and its affiliates, controls approximately 60% of the voting power of our outstanding common stock, which means that, based on its percentage of voting power controlled, our Private Equity Owner controls the vote of all matters submitted to a vote of our shareholders. Thus, our Private Equity Owner controls the election of the members of our board of directors (the “Board”), subject to the terms of the Stockholders’ Agreement, and all other corporate decisions. Even when our Private Equity Owner ceases to control a majority of the total voting power, for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will still be able to significantly influence the composition of our Board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, our Private Equity Owner has significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will be able to cause or prevent a change of control or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of our Class A common stock as part of a potential sale and ultimately might affect the market price of our Class A common stock.

Our Stockholders’ Agreement provides our Private Equity Owner the right to nominate to our Board (i) five (5) directors, so long as our Private Equity Owner, in the aggregate, beneficially owns at least 24% of the aggregate number of shares of our common stock, of which at least one (1) will qualify as an “independent director” under applicable stock exchange regulations, (ii) four (4) directors, so long as our Private Equity Owner, in the aggregate, beneficially owns at least 18% but less than 24% of our common stock, (iii) three (3) directors, so long as our Private Equity Owner, in the aggregate, beneficially owns at least 12% but less than 18% of our common stock, (iv) two (2) directors, so long as our Private Equity Owner, in the aggregate, beneficially owns at least 6% but less than 12% of our common stock and (v) until the date our Private Equity Owner, in the aggregate, beneficially owns a number of voting shares representing less than five percent (5%) of the aggregate number of shares of our common stock held, directly or indirectly, by our Private Equity Owner, one (1) director. Pursuant to the foregoing provisions of the Stockholders’ Agreement, our Private Equity Owner will be able to designate the majority of the directors of our Board and generally have control over our business and affairs.

Our Private Equity Owner and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, our Private Equity Owner and its affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our Amended and Restated Charter provides that our Private Equity Owner, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Private Equity Owner also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Private Equity Owner may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you or may not prove beneficial.

We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

We qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of our Board consist of independent directors, (ii) we have a Compensation Committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to our Board by independent directors.

We rely on certain of these exemptions. As a result, we do not have a compensation committee consisting entirely of independent directors and our directors are not nominated or selected solely by independent directors.

We may also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemption, holders of our common stock will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our Tax Receivable Agreement will require us to make cash payments to Hoya Topco (or other parties that become entitled to rights to payment under our Tax Receivable Agreement) in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under our Tax Receivable Agreement may (i) exceed any actual tax benefits or (ii) be accelerated.

We are party to a Tax Receivable Agreement with Hoya Topco, Hoya Intermediate, the TRA Holder Representative and the other TRA Holders, dated October 18, 2021. Pursuant to the Tax Receivable Agreement, we will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, our net income or profits and any interest related thereto that our consolidated subsidiaries realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), which include:

•	existing tax basis in certain assets of Hoya Intermediate and certain of its subsidiaries, including assets that will be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Common Units for Class A common stock acquired by us from a TRA Holder pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Hoya Intermediate (the “Second A&R LLCA”);

•	certain tax attributes of Blocker Corporations holding Intermediate Common Units that are acquired by us pursuant to a Reorganization Transaction;

•	certain tax benefits realized by us as a result of the Merger; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge a position we take, and a court may sustain such a challenge. If any Tax Attributes we initially claimed or utilized are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that we may have previously made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will reduce any future cash payments we are required to make under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any Tax Attributes we initially claimed or utilized may not arise for a number of years after such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we may be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes.

Moreover, the Tax Receivable Agreement provides that, in certain early termination events we are required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have been made under the Tax Receivable Agreement, which would be based on certain assumptions. The lump-sum payment could be material and could materially exceed any actual tax benefits that we realize subsequent to such payment.

The amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A common stock at the time of an exchange of Intermediate Common Units by a TRA Holder pursuant to the Second A&R LLCA and the amount and timing of the recognition of our income for applicable tax purposes. While many of these factors are outside of our control, the aggregate payments we will be required to make under the Tax Receivable Agreement could be substantial. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement in a manner that does not adversely affect our working capital and growth requirements.

Any payments we make under the Tax Receivable Agreement will generally reduce our overall cash flow. If we are unable to make timely payments for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach and therefore accelerate payments. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the Tax Receivable Agreement.

Our only material asset is our direct and indirect interests in Hoya Intermediate, and we are accordingly dependent upon distributions from Hoya Intermediate to pay dividends, taxes and other expenses, including payments we are required to make under our Tax Receivable Agreement.

We are a holding company with no material assets other than our direct and indirect ownership of equity interests in Hoya Intermediate. As such, we do not have any independent means of generating revenue. We intend to cause Hoya Intermediate to make quarterly distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under our Tax Receivable Agreement, and to pay our corporate and other overhead expenses. To the extent that we need funds, and Hoya Intermediate is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition.

In certain circumstances, Hoya Intermediate will be required to make distributions to us and Hoya Topco, and the distributions that Hoya Intermediate will be required to make may be substantial.

Hoya Intermediate is treated, and will continue to be treated, as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to U.S. federal income tax. Instead, its taxable income is generally allocated to its members, including us. Hoya Intermediate may make cash or tax distributions to the members, including us, as set forth in its LLC Agreement calculated using an assumed tax rate, to provide liquidity to members to pay taxes on such member’s allocable share of the taxable income. Under applicable tax rules, Hoya Intermediate may be required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions are made pro rata on a per-common unit basis to all members and such tax distributions are determined based on the member with the highest assumed tax liability per common unit, Hoya Intermediate may be required to make tax distributions that, in the aggregate, exceed the amount of taxes that Hoya Intermediate would have paid if it were taxed on its net income at the assumed rate.

As a result of (i) potential differences in the amount of net taxable income allocable to us and to Hoya Topco, (ii) the lower maximum tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating Hoya Intermediate’s distribution obligations, we may receive distributions significantly in excess of our actual tax liabilities and our obligations to make payments under our TRA. If we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Hoya Intermediate, Hoya Topco would benefit from any value attributable to such accumulated cash balances as a result of its right to acquire shares of our Class A common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for its Intermediate Units. We will have no obligation to distribute such cash balances to our shareholders, and no adjustments will be made to the consideration provided to an exchanging holder in connection with a direct exchange or redemption of Hoya Intermediate limited liability company interests under our LLC Agreement as a result of any retention of cash by us.

Risks Relating to the COVID-19 Pandemic

The global COVID-19 pandemic has had, and may continue to have, a material negative impact on our business and operating results. Beginning in the second quarter of 2021, and continuing through the fourth quarter of 2022, we have seen a recovery in ticket orders as mitigation measures ease. However, given the emergence of new variants and continued infectious cases, uncertainty remains.

The global spread and impact of the COVID-19 pandemic has been complex, unpredictable, and evolving. It resulted in significant disruption and additional risks to our business, the entertainment industry, and the global economy particularly in 2020 and 2021. The COVID-19 pandemic led governments and other authorities around the world to impose measures intended to control its spread, including travel bans, border closings and restrictions, business closures, quarantines and vaccine requirements. In mid-March 2020, as the unprecedented impact of the global COVID-19 pandemic became clearer, concert promoters, venue operators, sports leagues and theaters around the world shut down.

Different jurisdictions lifted restrictions on gatherings of people at different times and may continue to have different rules in place in the future. While events are now, by and large, held at pre-pandemic scope and scale, it is difficult to predict whether restrictions could be put into place again in the future if a worsening variant emerges.

Our business depends on concert, sporting and theater events in order to generate most of our revenue from ticket sales in the secondary ticket market. During the COVID-19 pandemic, fewer concert, sporting and theater events as well as lower fan attendance had a negative impact on our revenue. Since the COVID-19 pandemic remains a public health concern as of March 31, 2023, it is possible these circumstances could re-emerge and once again threaten the live events industry and have a negative impact on our revenue.

We face ancillary risks and uncertainties arising from the global COVID-19 pandemic in addition to the possible shutdown or limitation of concert, sporting and theater events. COVID-19, and its variants, may also precipitate or aggravate other risk factors, which have had, and may continue to have, a material negative impact on our business and operating results. Many of these risks and uncertainties may extend beyond the duration of current pandemic conditions due to the uncertainty around how concert, sporting and theater industries may change going forward as a result of the pandemic. Such additional or attendant risks and uncertainties include, among other things:

•

the impact of any lingering economic downturn or recession including, without limitation, any reduction in discretionary spending or confidence for both buyers and sellers, that would result in a decline in ticket sales and attendance;

•

a reduction in the profitability of our operations due to governmental restrictions or safety precautions and protocols voluntarily undertaken, such as venues running under capacity due to spacing and social distancing limitations, which could limit the number of tickets sold;

•	increase in performer cancellations because of illness;

•	loss of ticketing sales due to the economic impact whereby certain venue operators are no longer in operation, reducing the number of events our marketplace can serve;

•	the inability to pursue expansion opportunities or acquisitions due to capital constraints;

•	increase in the prevalence of electronic tickets which could be rendered nontransferable;

•	the future availability or increased cost of insurance coverage; and

•	the incurrence of additional expenses related to compliance, precautions and management.

The likelihood of the realization or intensification of these risks and uncertainties and the ultimate magnitude of their impact on us are not knowable or quantifiable at this time. The global COVID-19 pandemic and its impacts may continue to endure for an unknown period of time. New COVID-19 variants have and may continue to emerge, which could lead to new restrictions being put into place again. The longer the duration of the global COVID-19 pandemic, the greater the ancillary and lingering effects, and related negative impact on us and our results of operations.

Risks Related to Being a Public Company

The market price and trading volume of our securities may be volatile.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock and warrants in spite of our operating performance. We cannot assure you that the market price of our Class A common stock and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	difficult global market and economic conditions;

•	loss of investor confidence in the global financial markets and investing in general;

•

adverse market reaction to indebtedness we may incur, securities we may grant under our 2021 Plan or otherwise, or any other securities we may issue in the future, including shares of our Class A common stock;

•	adverse market reaction to changes in our ownership or capital structure including a secondary offering for our Class A common stock;

•	unanticipated variations in our quarterly and annual operating results or dividends;

•	failure to meet securities analysts’ earnings estimates;

•

publication of negative or inaccurate research reports about us or the live events or ticketing industry or the failure of securities analysts to provide adequate coverage of our Class A common stock in the future;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community about our business;

•	the trading activity of our largest stockholders;

•	the number of shares of our common stock that are available for public trading;

•	short sales, hedging and other derivative transactions involving our capital stock;

•

additional or unexpected changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; and

•	increases in compliance or enforcement inquiries and investigations by regulatory authorities.

We may be subject to securities class action litigation, which may harm our business, financial condition and results of operations.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial legal fees, settlement or judgment costs and a diversion of management’s attention and resources that are needed to successfully run our business, which could seriously harm our business, financial condition and results of operations.

We continue to have a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

Subject to applicable reporting requirement exemptions we take advantage of as an emerging growth company, we are required to comply with the SEC rules implementing Sections 302 and 404 of SOXA, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.

Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. We are also required to report any material weaknesses in such internal control. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our financial statements for the fiscal year ended December 31, 2020, we identified deficiencies in our internal control over financial reporting, which in the aggregate, constituted a material weakness. We made the same determination in connection with the audits of our financial statements for the fiscal years ended December 31, 2021 and 2022. We determined in all three years that we had deficiencies related to implementation of segregation of duties as part of our control activities, establishment of clearly defined roles within our finance and accounting functions and the number of personnel in our finance and accounting functions with an appropriate level of technical accounting and SEC reporting experience, which in the aggregate, constitute a material weakness.

As part of our plan to address this material weakness, we are performing a full review of our internal control procedures. We have implemented, and plan to continue to implement, new controls and processes. We have hired, and plan to continue to hire, additional qualified personnel and establish more robust processes to support our internal control over financial reporting, including clearly defined roles and responsibilities and appropriate segregation of duties. While we have begun implementing a plan to remediate this material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan at this time. If our steps are insufficient to successfully remediate the material weakness and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us, and the value of our common stock could be materially and adversely affected. We can give no assurance that this implementation will remediate this deficiency in internal control or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, or cause us to fail to meet our periodic reporting obligations. For as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an “emerging growth company” until December 31, 2026.

Once we no longer qualify as an “emerging growth company,” we will be required to have our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

An adverse report may be issued if our independent registered public accounting firm is not satisfied with the level at which our controls are documented, designed or operating.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and SOXA. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. SOXA requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.

These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our Board, our board committees or as executive officers.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to “emerging growth companies” could make our Class A common stock less attractive to investors.

We are an “emerging growth company,” and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of SOXA;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or golden parachute payments not previously approved.

Our status as an “emerging growth company” will end as soon as any of the following occurs:

•	the last day of the fiscal year in which we have more than $1.235 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	December 31, 2026

We cannot predict if investors will find our securities less attractive if we choose to rely on any of the exemptions afforded to “emerging growth companies.” If some investors find our securities less attractive because we rely on any of these exemptions, there may be a less active trading market for our securities and the market price of those securities may be more volatile.

Further, the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an “emerging growth company,” can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an “emerging growth company” nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

An active trading market for our Class A common stock may not be maintained and an active trading market for our warrants may not develop.

Although our Class A common stock is listed on Nasdaq under the symbol “SEAT,” an active trading market for our Class A common stock may not be maintained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers. Additionally, we can provide no assurance that an active trading market for our Class A common stock and warrants will develop, or, if such a market develops, that we will be able to maintain an active trading market for those securities on Nasdaq or any other exchange in the future. If an active market for our securities does not develop or is not maintained, or if we fail to satisfy the continued listing standards of Nasdaq for any reason and our securities are delisted, it may be difficult for our security holders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock and acquire other complementary products, technologies or businesses by using our shares of capital stock as consideration.

Warrants are exercisable for our Class A common stock and Intermediate Common Units, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The following warrants to purchase our Class A common stock are outstanding and exercisable:

•	private warrants to purchase 6,519,791 shares at an exercise price of $11.50 per share;

•	warrants to purchase 17,000,000 shares at an exercise price of $10.00 per share;

•	warrants to purchase 17,000,000 shares at an exercise price of $15.00 per share; and

•	public warrants to purchase 6,766,853 shares at an exercise price of $11.50 per share.

To the extent such warrants are exercised, additional shares of our Class A common stock will be issued. This will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.

The following Hoya Intermediate Warrants are outstanding and exercisable and are held by Hoya Topco:

•	warrants to purchase 3,000,000 shares at an exercise price of $10.00 per share; and

•	warrants to purchase 3,000,000 shares at an exercise price of $15.00 per share.

Upon exercise of a Hoya Intermediate Warrant, one share of our Class B common stock will also be issued. Holders of Intermediate Units (other than us and our subsidiaries) may exchange them for shares of our Class A common stock. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.

Our management also holds options to purchase shares of our Class A common stock. To the extent such options are exercised, additional shares of our Class A common stock will be issued. This will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such options may be exercised could adversely affect the market price of our Class A common stock.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our securities will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We will not control these analysts, and the analysts who publish information about us may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If any current or future analysts who cover us provide inaccurate research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We may amend the terms of the Vivid Seats Public IPO Warrants in a manner that may be adverse to holders of Vivid Seats Public IPO Warrants with the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants. As a result, the exercise price of your Vivid Seats Public IPO Warrants could be increased, the exercise period could be shortened and the number of shares of Class A common stock purchasable upon exercise of a Vivid Seats Public IPO Warrant could be decreased, all without a Vivid Seats Public IPO Warrant holder’s approval.

Our Vivid Seats Public IPO Warrants are issued in registered form under the Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company, as warrant agent. The Amended and Restated Warrant Agreement provides that the terms of the Vivid Seats Public IPO Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants to make any change that adversely affects the interests of the registered holders of Vivid Seats Public IPO Warrants. Accordingly, we may amend the terms of the Vivid Seats Public IPO Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants approve of such amendment. Although our ability to amend the terms of the Vivid Seats Public IPO Warrants with the consent of at least 65% of the then outstanding Vivid Seats Public IPO Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Vivid Seats Public IPO Warrants, convert the Vivid Seats Public IPO Warrants into cash or Class A common stock, shorten the exercise period or decrease the number of shares of Class A common stock purchasable upon exercise of a Vivid Seats Public IPO Warrant.

Registration of the shares of our Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants under the Securities Act may not be in place when an investor desires to exercise Vivid Seats Public IPO Warrants.

Under the terms of the Amended and Restated Warrant Agreement, we are obligated to file and maintain an effective registration statement under the Securities Act covering the issuance of shares of our Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants and thereafter will use our commercially reasonable efforts to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants, until the expiration of the Vivid Seats Public IPO Warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Vivid Seats Public IPO Warrants are not registered under the Securities Act, we are required to permit holders to exercise their Vivid Seats Public IPO Warrants on a cashless basis. However, no Vivid Seats Public IPO Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

We may redeem your unexpired Vivid Seats Public IPO Warrants prior to their exercise at a time that is disadvantageous to holders of such warrants, thereby making their Vivid Seats Public IPO Warrants worthless.

We have the ability to redeem outstanding Vivid Seats Public IPO Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of our Class A common stock upon exercise of the Vivid Seats Public IPO Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such shares of Class A common stock under the blue sky laws of the state of residence in those states in which the Vivid Seats Public IPO Warrants were offered by us in Horizon’s initial public offering. Redemption of the outstanding Vivid Seats Public IPO Warrants could force you to: (i) exercise your Vivid Seats Public IPO Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Vivid Seats Public IPO Warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding Vivid Seats Public IPO Warrants are called for redemption, is likely to be substantially less than the market value of your Vivid Seats Public IPO Warrants.

None of the Vivid Seats Private Placement IPO Warrants issued to Sponsor in a private placement that occurred concurrently with Horizon’s initial public offering will be redeemable by us.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third-party.

Our Amended and Restated Charter and our Amended and Restated Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our Board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following:

•	the sole ability of directors to fill a vacancy on the Board;

•	advance notice requirements for stockholder proposals and director nominations;

•

after we no longer qualify as a “controlled company” under applicable Nasdaq listing rules, provisions limiting stockholders’ ability to (i) call special meetings of stockholders, (ii) require extraordinary general meetings of stockholders and (iii) take action by written consent;

•

the ability of the Board to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our governing body;

•	the division of the Board into three classes, with each class serving staggered three-year terms; and

•	the lack of cumulative voting for the election of directors.

These provisions of the Amended and Restated Charter and Amended and Restated Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future, which could reduce the market price of our Class A common stock.

The provisions of our Amended and Restated Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we provide consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Charter or our Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Amended and Restated Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. By becoming our stockholder, you will be deemed to have notice of and consented to the exclusive forum provisions of our Amended and Restated Charter. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Amended and Restated Charter to be inapplicable or unenforceable in such action.

USE OF PROCEEDS

All of the shares of Class A common stock and warrants offered by the Registered Holders pursuant to this prospectus and any applicable prospectus supplement will be sold by the Registered Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Registered Holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Registered Holders in disposing of their shares of Class A common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus and any applicable prospectus supplement, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of Class A common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes.

MARKET PRICE OF OUR CLASS A COMMON STOCK AND DIVIDENDS

Our Class A common stock and our Vivid Seats Public IPO Warrants are listed on Nasdaq under the symbols “SEAT” and “SEATW,” respectively.

As of March 31, 2023, there were 77,610,779 shares of our Class A common stock outstanding, net of treasury shares, held of record by 79 holders and 6,766,853 of our Vivid Seats Public IPO Warrants, held of record by 1 record holder. The number of record holders of our Class A common stock and our Vivid Seats Public IPO Warrants does not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

On May 11, 2023, the closing sale price of shares of our Class A common stock was $9.60. On May 11, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $2.78.

There is no established public trading market for our Class B common stock. As of March 31, 2023, our Class B common stock was held by one shareholder and there were 118,200,000 shares of Class B common stock outstanding.

DIVIDEND POLICY

Vivid Seats Pubco was incorporated on March 29, 2021 for the purpose of consummating the Business Combination. On November 2, 2021, Vivid Seats Pubco paid a special dividend of $0.23 per share of Class A common stock.

Vivid Seats Pubco is a holding company with no material assets other than its direct and indirect ownership of equity interests in Hoya Intermediate. As such, we do not have any independent means of generating revenue. However, our management expects to cause Hoya Intermediate to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses.

Although we may pay cash dividends in the future, the payment of cash dividends on shares of our Class A common stock will be within the discretion of our Board at such time, and will depend on numerous factors, including:

•	general economic and business conditions;

•	our strategic plans and prospects;

•	our business and investment opportunities;

•	our financial condition and operating results, including our cash position, net income and realizations on investments made by its investment funds;

•	working capital requirements and anticipated cash needs;

•	contractual restrictions and obligations, including payment obligations pursuant to the Tax Receivable Agreement and restrictions pursuant to any credit facility; and

•	legal, tax and regulatory restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats (collectively, “Vivid Seats”) prior to the consummation of the transactions contemplated by the Transaction Agreement, dated as of April 21, 2021, by and among the Company, Horizon Acquisition Corporation, the Company’s predecessor (“Horizon”), Horizon Sponsor, LLC, Hoya Topco, LLC (“Hoya Topco”) and Hoya Intermediate, LLC (“Hoya Intermediate”).

Our discussion and analysis is intended to help the reader understand our results of operations and financial condition and is provided as an addition to, and should be read in connection with, our audited consolidated financial statements, our unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” or in other parts of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live. We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. During the years ended December 31, 2022, 2021, and 2020, our revenues were $600.3 million, $443.0 million, and $35.1 million, respectively, and Marketplace Gross Order Value (“Marketplace GOV”) was $3,184.8 million, $2,399.1 million, and $347.3 million, respectively. Our net income was $70.8 million for the year ended December 31, 2022. Our net loss was $19.1 million and $774.2 million for the years ended December 31, 2021 and 2020, respectively. During the three months ended March 31, 2023, our revenues were $161.1 million and our Marketplace GOV was $855.5 million. During the three months ended March 31, 2022, our revenues were $130.8 million and our Marketplace GOV was $742.1 million. Our net income was $30.3 million and $3.1 million for the three months ended March 31, 2023 and 2022, respectively.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

In our Marketplace segment, we act as an intermediary between ticket buyers and sellers through which we earn revenue from processing ticket sales on our website and mobile applications and sales initiated through our numerous distribution partners. Our Marketplace segment also includes our daily fantasy sports offering, where users partake in contests by making picks from a variety of sport and player matchups. Using our online platform, we facilitate customer payments, deposits and withdrawals, coordinate ticket deliveries, and provide customer service to our ticket buyers and sellers and daily fantasy sports users. We do not hold ticket inventory in our Marketplace segment.

We primarily earn revenue from service and delivery fees charged to ticket buyers. We also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. The revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We incur costs for developing and maintaining our platform, providing back-office and customer support to ticket buyers, sellers and daily fantasy sports users, facilitating payments and deposits, and shipping non-electronic tickets. We also incur substantial marketing costs, primarily related to online advertising.

A key component of our platform is Skybox, a proprietary enterprise resource planning (“ERP”) tool used by the majority of our ticket sellers. Skybox is a free-to-use system that helps ticket sellers manage ticket inventories, adjust pricing, and fulfill orders across multiple ticket resale marketplaces. Professional ticket sellers use an ERP to manage their operations and Skybox is their most widely adopted ERP.

Resale

In our Resale segment, we acquire tickets to resell on secondary ticketing marketplaces, including our own. Our Resale segment also provides internal research and development support for Skybox and our ongoing efforts to deliver industry-leading seller software and tools.

Key Business Metrics and Non-GAAP Financial Measures

We use the following metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe that these metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team.

The following table summarizes our key business metrics and non-GAAP financial measure (in thousands) for the periods indicated:

	Three Months Ended March 31,
	2023	2022
Marketplace GOV(1)	$855,528	$742,138
Total Marketplace orders(2)	2,275	2,019
Total Resale orders(3)	87	68
Adjusted EBITDA(4)	$42,435	$21,012

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $12.1 million during the three months ended March 31, 2023, and $34.8 million during the three months ended March 31, 2022.

(2)

Total Marketplace orders represent the volume of Marketplace segment orders placed on our platform during a period, net of event cancellations that occurred during that period. During the three months ended March 31, 2023, our Marketplace segment experienced 20,480 event cancellations, compared to 91,400 event cancellations during the three months ended March 31, 2022.

(3)

Total Resale orders represent the volume of Resale segment orders sold by our Resale team in a period, net of event cancellations that occurred during that period. During the three months ended March 31, 2023, our Resale segment experienced 685 event cancellations, compared to 2,559 event cancellations during the three months ended March 31, 2022.

(4)

Adjusted EBITDA is not a measure defined under accounting principles generally accepted in the United States (“GAAP”). We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Refer to the “Adjusted EBITDA” section below for a reconciliation to its most directly comparable GAAP measure.

The following table summarizes our key business metrics and non-GAAP financial measure (in thousands) for the fiscal years indicated:

	2022	2021	2020
Marketplace GOV(1)	$3,184,754	$2,399,092	$347,259
Total Marketplace orders(2)	9,183	6,637	1,066
Total Resale orders(3)	313	199	49
Adjusted EBITDA(4)	$113,325	$109,869	$(80,204)

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. During the year ended December 31, 2022, Marketplace GOV was negatively impacted by event cancellations in the amount of $80.3 million, compared to $108.0 million and $216.0 million during the years ended December 31, 2021 and 2020.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform during a period, net of event cancellations that occurred during that period. During the year ended December 31, 2022, our Marketplace segment experienced 199,595 event cancellations, compared to 257,109 and 549,085 event cancellations during the years ended December 31, 2021 and 2020.

(3)

Total Resale orders represents the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. During the year ended December 31, 2022, our Resale segment experienced 5,205 event cancellations, compared to 6,165 and 20,644 event cancellations during the years ended December 31, 2021 and 2020.

(4)

Adjusted EBITDA is not a measure defined under GAAP. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Refer to the Adjusted EBITDA section below for a reconciliation to its most directly comparable GAAP measure.

Marketplace GOV

Marketplace GOV is a key driver of our Marketplace segment revenue. Marketplace GOV represents the total transactional amount of Marketplace orders in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV reflects our ability to attract and retain customers, as well as the overall health of the industry.

Our Marketplace GOV is impacted by seasonality, and typically sees increased activity in the fourth quarter when all major sports leagues are in season and we experience increases in order volume for theater during the holiday season and concert on-sales for the subsequent year. Quarterly fluctuations in our Marketplace GOV result from the number of cancellations, the popularity and demand of performers, tours, teams, and events, and the length and team composition of sports playoff series and championship games.

Our Marketplace GOV increased during the year ended December 31, 2022 as a result of a higher number of orders processed, driven by the resumption and increasing number of live events and fewer event cancellations.

Total Marketplace Orders

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations. An order can include one or more tickets and/or parking passes. Total Marketplace orders allow us to monitor order volume and better identify trends within our Marketplace segment. Total Marketplace orders increased during the year ended December 31, 2022 as a result of a higher number of orders processed, driven by the resumption and increasing number of live events and fewer event cancellations.

Total Resale Orders

Total Resale orders represents the volume of Resale segment orders sold in a period, net of event cancellations. An order can include one or more tickets and/or parking passes. Total Resale orders allow us to monitor order volume and better identify trends within our Resale segment.

Adjusted EBITDA

We present Adjusted EBITDA, which is a non-GAAP measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results because it excludes the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our business segments.

Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations. It also provides a useful measure for period-to-period comparisons of our business performance and highlights trends in our operating results.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (in thousands) for the periods indicated:

	Three Months Ended March 31,
	2023	2022
Net income	$30,272	$3,138
Income tax expense	285	76
Interest expense – net	3,280	3,942
Depreciation and amortization	2,598	1,385
Sales tax liability(1)	—	922
Transaction costs(2)	456	1,402
Equity-based compensation(3)	5,530	3,597
Loss on extinguishment of debt(4)	—	4,285
Litigation, settlements and related costs(5)	300	(14)
Change in fair value of warrants(6)	(327)	2,279
Change in fair value of contingent consideration(7)	34	—
Loss on asset disposals(8)	7	—

Adjusted EBITDA	$42,435	$21,012

(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

(2)

Transaction costs consist of legal; accounting; tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2023 were primarily related to legal expenses and retention bonuses related to Betcha Sports, Inc. (rebranded as “Vivid Picks”). Transaction costs recognized in 2022 were related to the merger transaction with Horizon (the “Merger Transaction”), the acquisition of Betcha and the refinancing of the remaining June 2017 First Lien Loan (as defined herein) with a new $275.0 million term loan (the “February 2022 First Lien Loan”).

(3)

We incur equity-based compensation expenses for profits interests issued prior to the Merger Transaction and equity granted according to the 2021 Incentive Award Plan (“2021 Plan”), which we do not consider to be indicative of our core operating performance. The 2021 Plan was approved and adopted in order to facilitate the grant of equity incentive awards to our employees and directors. The 2021 Plan became effective on October 18, 2021.

(4)	Losses incurred resulted from the extinguishment of the June 2017 First Lien Loan in February 2022.
(5)	These amounts relate to external legal costs, settlement costs and insurance recoveries, which were unrelated to our core business operations.
(6)	This relates to the revaluation of warrants to purchase common units of Hoya Intermediate (“Intermediate Units”) held by Hoya Topco following the Merger Transaction.
(7)	This relates to the revaluation of Vivid Picks cash earnouts.
(8)	This relates to asset disposals, which are not considered indicative of our core operating performance.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss) (in thousands) for the fiscal years indicated:

	2022	2021	2020
Net income (loss)	$70,779	$(19,129)	$(774,185)
Income tax expense (benefit)	(1,590)	304	—
Interest expense – net	12,858	58,179	57,482
Depreciation and amortization	7,732	2,322	48,247
Sales tax liability(1)	2,814	8,956	6,772
Transaction costs(2)	4,840	12,852	359
Equity-based compensation(3)	19,053	6,047	4,287
Loss on extinguishment of debt(4)	4,285	35,828	685
Litigation, settlements and related costs(5)	2,477	2,835	1,347
Severance related to COVID-19(6)	—	286	795
Change in fair value of warrants(7)	(8,227)	1,389	—
Change in fair value of contingent consideration(8)	(2,065)	—	—
Loss on asset disposals(9)	369	—	169
Impairment charges(10)	—	—	573,838

Adjusted EBITDA	$113,325	$109,869	$(80,204)

(1)

We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The aforementioned liability was fully paid in 2022.

(2)

Transaction costs consist of legal; accounting; tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2022 were related to the Merger Transaction, the acquisition of Betcha, refinancing of the remaining June 2017 First Lien Loan with the February 2022 First Lien Loan and our offering to the holders of our outstanding public warrants to receive shares of Class A common stock of the Company in exchange for each outstanding public warrant tendered by the holder. Transaction costs recognized in 2021 were related to the Merger Transaction, to the extent they were not eligible for capitalization, and the acquisition of Vivid Picks. Transaction costs recognized in 2020 were related to the acquisition of Fanxchange Ltd. in 2019.

(3)

We incur equity-based compensation expenses for profits interests issued prior to the Merger Transaction and equity granted according to the 2021 Incentive Award Plan (“2021 Plan”), which we do not consider to be indicative of our core operating performance. The 2021 Plan was approved and adopted in order to facilitate the grant of equity incentive awards to our employees and directors. The 2021 Plan became effective on October 18, 2021.

(4)

Loss on extinguishment of debt incurred in 2022 resulted from the extinguishment of the June 2017 First Lien Loan in February 2022. Loss on extinguishment of debt incurred in 2021 and 2020 resulted from the retirement of the May 2020 First Lien Loan (as defined herein), fees paid related to the early payment of a portion of the principal of the June 2017 First Lien Loan in October 2021, and the retirement of the revolving credit facility in May 2020.

(5)	These expenses relate to external legal costs and settlement costs, which were unrelated to our core business operations.
(6)	These charges relate to severance costs resulting from significant reductions in employee headcount due to the effects of the COVID-19 pandemic.
(7)	This relates to the revaluation of warrants to purchase common units of Intermediate Units held by Hoya Topco following the Merger Transaction.
(8)	This relates to the revaluation of Vivid Picks cash earnouts.
(9)	This relates to asset disposals, which are not considered indicative of our core operating performance.

(10)

We incurred impairment charges triggered by the effects of the COVID-19 pandemic during the year ended December 31, 2020. The impairment charges resulted in a reduction in the carrying values of our goodwill, indefinite-lived trademark, definite-lived intangible assets, and other long-lived assets.

Key Factors Affecting Our Performance

Our operational and financial results have been, and will continue to be, affected by a number of factors that present significant opportunities as well as risks and challenges, including those discussed below and elsewhere in this prospectus. The key factors discussed below impacted our 2022 results or are anticipated to impact our 2023 results.

Growth and Retention of Buyers, Sellers and Distribution Partners

Our revenue growth primarily depends on acquiring and retaining customers. We seek to have ticket buyers and sellers view us as the go-to ticketing marketplace when searching for, purchasing and selling event tickets. We differentiate from competitors by offering an extensive breadth and depth of ticket listings at a competitive value, and by providing a reliable and secure experience for ticket buyers. We acquire new ticket buyers through various marketing channels, partnerships, brand advertisement and word-of-mouth. Performance marketing channels are highly competitive, and we must continue to be effective in these acquisition channels. We seek to retain buyers by cultivating brand awareness and affinity for our differentiated offering. We provide an optimal customer experience, additional avenues for engagement and outreach such as through customized emails and Vivid Picks, and most importantly, exceptional value with our Vivid Seats Rewards program. Likewise, we must preserve our longstanding relationships with ticket sellers to maintain extensive ticket listing options at competitive prices. We recognize the importance of seller and other distribution relationships in the ticketing ecosystem and offer products and services designed to support the needs of our sellers and distribution partners.

Macroenvironment and Resulting Consumer Demand for Live Events

Consumer demand for live events could be impacted by economic conditions affecting disposable consumer income, including unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact individuals and rising inflation, that affect disposable consumer income. These economic conditions could affect overall demand for live event tickets, ticket prices and/or price sensitivity, which in turn could have a negative impact on our business and financial results.

Ticketing Industry Competition

Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers. We also face competition in the resale of tickets from other professional ticket resellers. Forms of competition can include, but are not limited to, increasing performance marketing spend, increasing brand advertisement spend, pricing changes, exclusive partnerships, and new product offerings and enhancements. To combat such competitive dynamics, we continue to refine our marketing strategies to attract and retain customers and innovate to offer our customers an attractive value proposition.

Supply of Concert, Sporting and Theater Events

The number of live concert, sporting, and theater events will have a significant effect on our revenue and operating income. Many of the factors affecting the number of live events are beyond our control.

Attracting and Retaining Talent

We rely on the ability to attract and retain employees. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. We share the dedication to our mission to Experience It Live. Offering employees an engaging and positive work environment contributes to both their success and our success. We are committed to fostering an environment that is inclusive and welcoming to diversity in backgrounds, experiences and thoughts as a means toward achieving employee engagement, empowerment, innovation and good decision-making.

Seasonality

Our operational and financial results can be impacted by seasonality, with increased activity in the fourth quarter when all major sports leagues are in season and we experience an increase in order volume for theater events during the holiday season and concert on-sales for the subsequent year. In addition, our quarterly results and quarterly year-over-year growth rates can be impacted by:

•	sports teams’ performance, the number of playoff games in a series and teams involved;

•	the timing of tours of top grossing acts;

•	tour, game, and other event cancellations due to weather, illness or other factors; and

•	popularity and demand for certain performers and events.

COVID-19 Pandemic

The COVID-19 pandemic has had, and may continue to have, a significant negative impact on our business, operational and financial results. Beginning in the second quarter of 2021, and continuing throughout the first quarter of 2023, we have seen a recovery in ticket orders as mitigation measures eased. While we have experienced recovery from the COVID-19 pandemic, given the emergence of new variants and continued infectious cases, uncertainty remains. If economic conditions caused by the pandemic were to worsen, our financial condition, cash flows, and results of operations may be further materially impacted.

Results of Operations

Comparison of the Three Months Ended March 31, 2023 and 2022

The following table sets forth our results of operations (in thousands, except percentages):

	Three Months Ended March 31,
	2023	2022	Change	% Change
Revenues	$161,063	$130,772	$30,291	23%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	37,760	32,164	5,596	17%
Marketing and selling	54,772	54,228	544	1%
General and administrative	32,389	29,275	3,114	11%
Depreciation and amortization	2,598	1,385	1,213	88%
Change in fair value of contingent consideration	34	—	34	100%

Income from operations	33,510	13,720	19,790	144%
Other (income) expense:
Interest expense – net	3,280	3,942	(662)	(17)%
Loss on extinguishment of debt	—	4,285	(4,285)	(100)%
Other (income) expense	(327)	2,279	(2,606)	(114)%

Income before income taxes	30,557	3,214	27,343	851%
Income tax expense	285	76	209	275%

Net income	30,272	3,138	27,134	865%
Net income attributable to redeemable noncontrolling interests	18,090	1,879	16,211	863%

Net income attributable to Class A Common Stockholders	$12,182	$1,259	$10,923	868%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Three Months Ended March 31,
	2023	2022	Change	% Change
Revenues:
Marketplace	$136,581	$110,516	$26,065	24%
Resale	24,482	20,256	4,226	21%

Total revenues	$161,063	$130,772	$30,291	23%

Total revenues increased $30.3 million, or 23%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase, which occurred in both our Marketplace and Resale segments, resulted from an increase in new orders processed resulting from an increased number of live events sold and fewer event cancellations. The three months ended March 31, 2022 were negatively impacted by the Omicron variant in addition to abnormally high cancellations that were unrelated to the COVID-19 pandemic.

Marketplace

The following table presents Marketplace revenues by event category (in thousands, except percentages):

	Three Months Ended March 31,
	2023	2022	Change	% Change
Revenues:
Concerts	$74,879	$58,673	$16,206	28%
Sports	45,600	38,915	6,685	17%
Theater	15,390	12,615	2,775	22%
Other	712	313	399	127%

Total Marketplace revenues	$136,581	$110,516	$26,065	24%

Marketplace revenues increased $26.1 million, or 24%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase in Marketplace revenues for the three months ended March 31, 2023 resulted from an increase in new orders processed due to an increased number of live events sold, fewer event cancellations and a reduction in Vivid Seats Rewards contra revenue based on updated trends following changes to our loyalty program in Q4 2022.

Total Marketplace orders increased $0.3 million, or 13%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

Cancellation charges, which are recognized as a reduction to revenues, were $3.6 million for the three months ended March 31, 2023 compared to $16.0 million for the three months ended March 31, 2022. Cancellation charges for the three months ended March 31, 2023 were lower than the three months ended March 31, 2022 due to significantly fewer event cancellations.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	Three Months Ended March 31,
	2023	2022	Change	% Change
Revenues:
Owned Properties	$102,815	$83,666	$19,149	23%
Private Label	33,766	26,850	6,916	26%

Total Marketplace revenues	$136,581	$110,516	$26,065	24%

The increase in revenue from Owned Properties during the three months ended March 31, 2023 resulted from an increase in new orders processed across each event category driven by more events sold and fewer event cancellations.

Within the Marketplace segment, we also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. Our referral fee revenue was $7.2 million and $9.5 million during the three months ended March 31, 2023 and 2022, respectively. Referral fees were lower for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 as insurance attachment rate to orders declined.

Resale

Resale revenues increased $4.2 million, or 21%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase resulted primarily from higher order volume. Total Resale orders increased less than 0.1 million, or 28%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. Cancellation charges, classified as a reduction of revenue, negatively impacted Resale revenue by $0.5 million for the three months ended March 31, 2023, and $0.2 million for the three months ended March 31, 2022 due to an increase in the reserve for future cancellations.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Three Months Ended March 31,
	2023	2022	Change	% Change
Cost of revenues:
Marketplace	$20,060	$16,409	$3,651	22%
Resale	17,700	15,755	1,945	12%

Total cost of revenues	$37,760	$32,164	$5,596	17%

Total cost of revenues increased $5.6 million, or 17%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase to total cost of revenues resulted primarily from higher revenues in both our Marketplace and Resale segments.

Marketplace

Marketplace cost of revenues increased $3.7 million, or 22%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase in cost of revenues is relatively consistent with the increase in total Marketplace revenues, which increased by 24%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

Resale

Resale cost of revenues increased $1.9 million, or 12%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase in Resale cost of revenues is not consistent with the increase in Resale revenues due to higher margins for the three months ended March 31, 2023 compared to the three months ended March 31, 2022, resulting from particular inventory positions taken that were in high demand.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Three Months Ended March 31,
	2023	2022	Change	% Change
Marketing and selling:
Online	$49,108	$49,850	$(742)	(1)%
Offline	5,664	4,378	1,286	29%

Total marketing and selling	$54,772	$54,228	$544	1%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $0.5 million, or 1%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase in expenses primarily resulted from greater spending on offline advertising. Our spending on offline advertising increased by $1.3 million, or 29%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022 due to increased brand awareness marketing efforts. Despite increased revenues, our online advertising spending decreased during the three months ended March 31, 2023 compared to the three months ended March 31, 2022, as we continued to test and pursue incremental efficiencies.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Three Months Ended March 31,
	2023	2022	Change	% Change
General and administrative:
Personnel expenses	$24,691	$19,737	$4,954	25%
Non-income tax expenses	456	1,239	(783)	(63)%
Other	7,242	8,299	(1,057)	(13)%

Total general and administrative	$32,389	$29,275	$3,114	11%

Total general and administrative expenses increased $3.1 million, or 11%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to higher personnel expenses from higher employee headcount, partially offset by a decrease in other expenses primarily due to lower professional services fees.

Depreciation and Amortization

Depreciation and amortization expenses increased $1.2 million, or 88%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase is primarily related to an increase in development activities related to our platform and the intangibles acquired as part of the Vivid Picks acquisition.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was less than $0.1 million during the three months ended March 31, 2023 due to the fair value remeasurement of cash earnouts.

Other (Income) Expense

Interest expense – net

Interest expense decreased $0.7 million, or 17%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. We reduced our outstanding debt balance and effective interest rate on February 3, 2022 when we refinanced the June 2017 First Lien Loan with the February 2022 First Lien Loan.

Loss on extinguishment of debt

Loss on extinguishment of debt was $4.3 million during the three months ended March 31, 2022 due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan. There was no loss on extinguishment of debt for the three months ended March 31, 2023.

Other (income) expense

Other (income) expense decreased $2.6 million, or 114%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to the fair value remeasurement of the warrants issued by Hoya Intermediate to Vivid Seats and Hoya Topco (the “Hoya Intermediate Warrants”).

Comparison of the Years Ended December 31, 2022 and 2021

The following table sets forth our results of operations (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues	$600,274	$443,038	$157,236	35%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	140,508	90,617	49,891	55%
Marketing and selling	248,375	181,358	67,017	37%
General and administrative	127,619	92,170	35,449	38%
Depreciation and amortization	7,732	2,322	5,410	233%
Change in fair value of contingent consideration	(2,065)	—	(2,065)	100%

Income from operations	78,105	76,571	1,534	2%
Other (income) expense:
Interest expense – net	12,858	58,179	(45,321)	(78)%
Loss on extinguishment of debt	4,285	35,828	(31,543)	(88)%
Other (income) expense	(8,227)	1,389	(9,616)	(692)%

Income (loss) before income taxes	69,189	(18,825)	88,014	468%
Income tax expense (benefit)	(1,590)	304	(1,894)	(623)%

Net income (loss)	70,779	(19,129)	89,908	470%
Net loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	—	(12,836)	12,836	100%
Net income (loss) attributable to redeemable noncontrolling interests	42,117	(3,010)	45,127	1,499%

Net income (loss) attributable to Class A Common Stockholders	$28,662	$(3,283)	$31,945	973%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues:
Marketplace	$511,094	$389,668	$121,426	31%
Resale	89,180	53,370	35,810	67%

Total revenues	$600,274	$443,038	$157,236	35%

Total revenues increased $157.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase, which occurred in both our Marketplace and Resale segments, resulted from an increase in new orders processed resulting from the resumption and increasing number of live events and fewer event cancellations. The pandemic and resulting mitigation measures had a significant adverse effect on order volume and event cancellations during the year ended December 31, 2021. In the second quarter of 2021, most local governments began to lift large scale restrictions on live events such that there was a significant increase in live events held for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues:
Concerts	$251,423	$171,149	$80,274	47%
Sports	196,467	175,471	20,996	12%
Theater	61,483	41,745	19,738	47%
Other	1,721	1,303	418	32%

Total Marketplace revenues	$511,094	$389,668	$121,426	31%

Marketplace revenues increased $121.4 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in Marketplace revenues for the year ended December 31, 2022 resulted primarily from an overall increase in new orders processed, driven by the resumption and increasing number of live events, and fewer event cancellations compared to the year ended December 31, 2021. The increase in Marketplace revenues was primarily driven by the concert category and resulted from an increase in new orders processed, driven by the resumption and overall increasing number of events, rescheduling of postponed events and reduced event cancellations.

Total Marketplace orders increased 2.5 million, or 38%, during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Cancellation charges, which are recognized as a reduction to revenues, were $27.8 million for the year ended December 31, 2022, compared to $34.5 million for the year ended December 31, 2021. Cancellation charges for the year ended December 31, 2022 were lower than the year ended December 31, 2021 due to lower event cancellations in all event categories and higher recorded breakage on customer credits, partially offset by higher customer refunds that increase as order volume increases.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	2022	2021	Change	% Change
Revenues:
Owned Properties	$400,413	$308,226	$92,187	30%
Private Label	110,681	81,442	29,239	36%

Total Marketplace revenues	$511,094	$389,668	$121,426	31%

The increases in revenue from both Owned Properties and Private Label during the year ended December 31, 2022 compared to the year ended December 31, 2021 resulted from an increase in new orders processed, particularly in the concert category, and fewer event cancellations.

Within the Marketplace segment, we also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. Our referral fee revenue was $33.4 million and $33.5 million during the years ended December 31, 2022 and 2021, respectively. Referral fees were flat compared to 2021 as insurance attachment rate to orders declined.

Resale

Revenue for our Resale segment increased $35.8 million, or 67%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase resulted primarily from higher order volume in the concert category. Total Resale orders increased 0.1 million, or 57%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. Cancellation charges, classified as a reduction of revenue, negatively impacted Resale revenue by less than $0.1 million and $2.8 million for the years ended December 31, 2022 and 2021, respectively.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	2022	2021	Change	% Change
Cost of revenues:
Marketplace	$73,126	$51,702	$21,424	41%
Resale	67,382	38,915	28,467	73%

Total cost of revenues	$140,508	$90,617	$49,891	55%

Total cost of revenues increased $49.9 million, or 55%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase to total cost of revenues resulted primarily from higher order volume in both our Marketplace and Resale segments and a higher proportion of revenue from our Resale segment.

Marketplace

Marketplace cost of revenues increased $21.4 million, or 41%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in cost of revenues is fairly consistent with the increase in total Marketplace orders, which increased by 2.5 million orders, or 38%, for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Resale

Resale cost of revenues increased $28.5 million, or 73%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase resulted from an increase in total Resale orders of 0.1 million orders, or 57%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in Resale cost of revenues is not consistent with the increase in Resale revenues for the year ended December 31, 2022 compared to the year ended December 31, 2021. This was driven by strong post-COVID recovery demand in 2021 that resulted in abnormally high margins. Cancellation charges resulted in a reduction to Resale cost of revenues of $0.5 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	2022	2021	Change	% Change
Marketing and selling:
Online	$224,872	$160,420	$64,452	40%
Offline	23,503	20,938	2,565	12%

Total marketing and selling	$248,375	$181,358	$67,017	37%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $67.0 million, or 37%, during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in expenses primarily resulted from greater spending on online advertising. Our spending on online advertising increased by $64.5 million, or 40%, during the year ended December 31, 2022 compared to the year ended December 31, 2021 as we scaled to capture an increase in live event demand and experienced increased competition in performance marketing channels. The increase in our offline advertising expense was driven by our revamped brand awareness marketing efforts, which began with a large campaign in the fourth quarter of 2021.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	2022	2021	Change	% Change
General and administrative:
Personnel expenses	$88,037	$47,546	$40,491	85%
Non-income tax expenses	4,380	10,016	(5,636)	(56)%
Other	35,202	34,608	594	2%

Total general and administrative	$127,619	$92,170	$35,449	38%

Total general and administrative expenses increased $35.4 million, or 38%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to a higher personnel expenses attributable to higher employee headcount, an increase in costs for our outsourced customer service provider and an increase in stock compensation expense from awards granted pursuant to the 2021 Plan, which became effective on October 18, 2021. This increase was partially offset by a decrease in non-income tax expense as we began collecting sales tax from customers in the required jurisdictions in the second half of 2021. The majority of the non-income tax expense in the prior periods represents the exposure for sales tax prior to the date we began collecting sales tax from customers, reduced by abatements received, and inclusive of any penalties and interest assessed by the jurisdictions.

Depreciation and Amortization

Depreciation and amortization expenses increased $5.4 million, or 233%, during the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily as a result of an increase in development activities related to our platform and the intangibles acquired as part of the Vivid Picks acquisition.

Change in fair value of contingent consideration

Change in fair value of contingent consideration was $2.1 million during the year ended December 31, 2022 due to the fair value remeasurement of cash earnouts.

Other (Income) Expense

Interest expense – net

Interest expense decreased $45.3 million, or 78%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. We paid off the May 2020 First Lien Loan and made a partial payment of the outstanding principal on the June 2017 First Lien Loan in the fourth quarter of 2021. In addition, we further reduced our outstanding debt balance and effective interest rate on February 3, 2022 when we refinanced the June 2017 First Lien Loan with the February 2022 First Lien Loan.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased $31.5 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. For the year ended December 31, 2022, loss on extinguishment of debt was due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan in the first quarter of 2022. For the year ended December 31, 2021, loss on extinguishment of debt was due to our full repayment of the May 2020 First Lien Loan and a partial repayment of the outstanding principal on the June 2017 First Lien Loan. The loss includes $28.0 million for a prepayment penalty, $6.1 million for the amortization of the remaining balance of the original issuance discount and issuance costs related to the repayment of the May 2020 First Lien Loan in full and $1.7 million for the amortization of the balance of the original issuance discount and issuance costs related to the partial repayment of the outstanding principal on the June 2017 First Lien Loan.

Other (income) expense

Other (income) expense decreased $9.6 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. For the year ended December 31, 2022, other (income) expense was related to the fair value remeasurement of the Hoya Intermediate Warrants. For the year ended December 31, 2021, other (income) expense was primarily related to our modification of the terms of warrants to purchase shares of Class A common stock to former warrant holders of Horizon in connection with the Merger Transaction.

Comparison of the Years Ended December 31, 2021 and 2020

The following table sets forth our results of operations (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues	$443,038	$35,077	$407,961	1163%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	90,617	24,690	65,927	267%
Marketing and selling	181,358	38,121	143,237	376%
General and administrative	92,170	66,199	25,971	39%
Depreciation and amortization	2,322	48,247	(45,925)	(95)%
Impairment charges	—	573,838	(573,838)	(100)%

Income (loss) from operations	76,571	(716,018)	792,589	111%
Other expenses:
Interest expense – net	58,179	57,482	697	1%
Loss on extinguishment of debt	35,828	685	35,143	5,130%
Other expenses	1,389	—	1,389	100%

Loss before income taxes	(18,825)	(774,185)	755,360	98%
Income tax expense	304	—	304	100%

Net loss	(19,129)	(774,185)	755,056	98%
Net loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	(12,836)	(774,185)	761,349	98%
Net loss attributable to redeemable noncontrolling interests	(3,010)	—	(3,010)	100%

Net loss attributable to Class A Common Stockholders	$(3,283)	$—	$(3,283)	100%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues:
Marketplace	$389,668	$23,281	$366,387	1,574%
Resale	53,370	11,796	41,574	352%

Total revenues	$443,038	$35,077	$407,961	1,163%

Total revenues increased $408.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase, which occurred in both our Marketplace and Resale segments, resulted from an increase in new orders processed resulting from the resumption of live events and a reduction in event cancellations due to the COVID-19 pandemic. The pandemic and resulting mitigation measures had a significant adverse effect on order volume and event cancellations during 2020. By the third quarter of 2021, most local governments had lifted large scale restrictions on live events. For the second half of 2021, our annualized order volume exceeded 2019 levels.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues:
Concerts	$171,149	$15,775	$155,374	985%
Sports	175,471	3,484	171,987	4,936%
Theater	41,745	3,759	37,986	1,011%
Other	1,303	263	1,040	395%

Total Marketplace revenues	$389,668	$23,281	$366,387	1,574%

Marketplace revenues increased $366.4 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in Marketplace revenues resulted primarily from an overall increase in new orders processed on our Marketplace platform combined with fewer event cancellation charges.

Total Marketplace orders increased 5.6 million, or 523%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in orders resulted from the increase in events held after restrictions on fan attendance due to the COVID-19 pandemic were reduced or lifted. These increases occurred across all event categories with the greatest increase in sports.

Cancellation charges, which are recognized as a reduction to revenues, were $34.5 million for the year ended December 31, 2021, compared to $76.7 million for the year ended December 31, 2020. Due to the mass cancellations of live events during the initial phases of the pandemic in 2020, cancellation charges were higher in 2020 compared to 2021. For the year ended December 31, 2021 and 2020, we recognized an increase in revenue of $5.1 million and a decrease of $15.3 million, respectively, due to the impact of cancellation charges for cancelled events where the performance obligations were satisfied in prior periods.

Marketplace revenues by business model consisted of the following (in thousands, except percentages):

	2021	2020	Change	% Change
Revenues:
Owned Properties	$308,226	$24,188	$284,038	1,174%
Private Label	81,442	(907)	82,349	9,079%

Total Marketplace revenues	$389,668	$23,281	$366,387	1,574%

The increases in revenue from both Owned Properties and Private Label during the year ended December 31, 2021 resulted primarily from the increase in order volume resulting from the loosening of restrictions on live events and fewer event cancellations than the year ended December 31, 2020.

Resale

Revenue for our Resale segment increased $41.6 million, or 352%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase resulted primarily from higher order volume. Total Resale orders increased 0.1 million, or 305%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. Cancellation charges, classified as a reduction of revenue, negatively impacted Resale revenue by $2.8 million and $6.7 million for the years ended December 31, 2021 and 2020, respectively.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	2021	2020	Change	% Change
Cost of revenues:
Marketplace	$51,702	$13,741	$37,961	276%
Resale	38,915	10,949	27,966	255%

Total cost of revenues	$90,617	$24,690	$65,927	267%

Total cost of revenues increased $65.9 million, or 267%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase to total cost of revenues resulted from higher order volume in both our Marketplace and Resale segments.

Marketplace

Marketplace cost of revenues increased $38.0 million, or 276%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in cost of revenues is consistent with the increase in total Marketplace orders, which increased by 5.6 million orders, or 523%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Resale

Resale cost of revenues increased $28.0 million, or 255%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase resulted from an increase in total Resale orders of 0.1 million orders, or 305%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in Resale cost of revenues is not consistent with the increase in Resale revenues due to higher ticket prices and margins in 2021 compared to 2020. Cancellation charges resulted in a reduction to Resale cost of revenues of $1.4 million and $4.3 million for the years ended December 31, 2021 and 2020, respectively.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	2021	2020	Change	% Change
Marketing and selling:
Online	$160,420	$34,213	$126,207	369%
Offline	20,938	3,908	17,030	436%

Total marketing and selling	$181,358	$38,121	$143,237	376%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $143.2 million, or 376%, during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in expenses primarily resulted from greater spending on online advertising during the second half of 2021. Our spending on online advertising increased by $126.2 million, or 369%, during the year ended December 31, 2021 compared to 2020. As restrictions on the attendance of live events were reduced or lifted, we increased our spending on marketing to capitalize on the increase in live event attendance. In addition, starting in the fourth quarter of 2021, we increased our marketing efforts in additional offline channels including broadcast TV and radio as part of our brand awareness efforts.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	2021	2020	Change	% Change
General and administrative:
Personnel expenses	$47,546	$37,696	$9,850	26%
Non-income tax expenses	10,016	7,060	2,956	42%
Other	34,608	21,443	13,165	61%

Total general and administrative	$92,170	$66,199	$25,971	39%

Total general and administrative expenses increased $26.0 million, or 39%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Other general and administrative expenses increased $13.2 million, or 61%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to a $9.5 million increase in consulting and professional service fees related to the Merger Transaction, a $3.8 million increase in legal fees, and a $0.5 million increase in legal settlement expenses. Additionally, there was a $3.5 million increase in other general and administrative expenses, primarily related to an increase in licensed software costs and rent expenses. This was offset by a $4.1 million decrease in other expenses, primarily related to a decrease in charitable contributions as a result of the reduction in event cancellations in 2021 compared to 2020.

Personnel expenses increased $9.9 million, or 26%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to higher employee headcount and an increase in costs for our outsourced customer service provider primarily due to the increase in order volume. This was partially offset by government payroll subsidies for U.S. and Canadian employers.

Non-income tax expenses increased $3.0 million, or 42%, of which $2.2 million was related to sales tax expense, and the remainder related to non-income based taxes. This increase primarily resulted from higher order volume.

Depreciation and Amortization

Depreciation and amortization expenses decreased $45.9 million, or 95%, during the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the impairment of our definite-lived intangible assets and other long-lived assets and equipment during the year ended December 31, 2020.

Impairment Charges

During the second quarter of 2020, we incurred impairment charges of $573.8 million. These impairment charges were triggered by the effects of the COVID-19 pandemic. Due to the effects of the pandemic, we experienced a substantial reduction of revenue during the first half of 2020, which continued through the remainder of the year and into the first half of 2021. We have not incurred any impairment charges during the year ended December 31, 2021.

Other Expenses

The following table presents other expenses (in thousands, except percentages):

	2021	2020	Change	% Change
Other expenses
Interest expense - net	$58,179	$57,482	$697	1%
Loss on extinguishment of debt	35,828	685	35,143	5,130%
Other expenses	1,389	—	1,389	100%

Total other expenses	$95,396	$58,167	$37,229	64%

Interest expense – net

Interest expense increased $0.7 million, or 1%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Although we paid off the May 2020 First Lien Loan and made a partial payment of the outstanding principal on the June 2017 First Lien Loan on October 18, 2021, interest expense was similar to the prior year due to the timing of when we entered into the May 2020 First Lien Loan and made the debt repayments in 2021. In addition, the interest rate cap and interest rate swaps matured during the years ended December 31, 2021 and 2020, respectively.

Loss on extinguishment of debt

Loss on extinguishment of debt increased $35.1 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to our full repayment of the May 2020 First Lien Loan and a partial repayment of the outstanding principal on the June 2017 First Lien Loan. The loss includes $28.0 million for a prepayment penalty and $6.1 million for the amortization of the remaining balance of the original issuance discount and issuance costs related to the repayment of the May 2020 First Lien Loan in full, as well as $1.7 million for the amortization of the balance of the original issuance discount and issuance costs related to the partial repayment of the outstanding principal on the June 2017 First Lien Loan.

Other expenses

Other expenses were $1.4 million during the year ended December 31, 2021 primarily due to our modification of the terms of the warrants to purchase shares of Class A common stock at an exercise price of $11.50 per share in connection with the Merger Transaction. There were no other expenses for the year ended December 31, 2020.

Liquidity and Capital Resources

We have historically financed our operations primarily through cash generated from our operating activities. Our primary short-term requirements for liquidity and capital are to fund general working capital, capital expenditures, and debt service requirements. Our primary long-term liquidity needs are related to debt repayment and potential acquisitions.

Our primary sources of funds are cash generated from operations and proceeds from borrowings, including our term loans. In response to the COVID-19 pandemic, we borrowed $50.0 million under our revolving credit facility in March 2020 and subsequently entered into the May 2020 First Lien Loan (defined below). We received $251.5 million in net cash proceeds from the May 2020 First Lien Loan, which we used to repay the $50.0 million in outstanding borrowings under the revolving credit facility in May 2020 and to fund our operations. As noted in “— Loan Agreements” below, we repaid the May 2020 First Lien Loan in connection with, and using the proceeds from, the Merger Transaction and the private investment in public equity we undertook in connection with the Merger Transaction (the “PIPE Financing”). Our existing cash and cash equivalents are sufficient to fund our liquidity needs for the next 12 months.

As of March 31, 2023 and December 31, 2022, we had $303.3 million and $251.5 million of cash and cash equivalents, respectively. Cash and cash equivalents consist of interest-bearing deposit accounts and money market accounts managed by financial institutions. For each of the three months ended March 31, 2023 and the year ended December 31, 2022, we generated positive cash flows from our operating activities.

Loan Agreements

In response to the COVID-19 pandemic, we entered into a $260.0 million first lien term loan (the “May 2020 First Lien Loan”), which resulted in $251.5 million in net cash proceeds. The May 2020 First Lien Loan, which is pari passu with the June 2017 First Lien Loan, carries a variable interest rate of LIBOR plus an applicable margin of 9.50%, or a base rate plus an applicable margin of 8.50%. The May 2020 First Lien Loan matures in May 2026, subject to an earlier springing maturity date of June 30, 2024 if the June 2017 First Lien Loan, or a refinancing thereof with scheduled payments of principal prior to June 30, 2024, remains outstanding as of that date. The effective interest rate on the May 2020 First Lien Loan, which fluctuates based on certain paid-in-kind elections, was 11.50% per annum as of December 31, 2020. We made no payments during 2020 on the May 2020 First Lien Term Loan. Interest incurred under the May 2020 First Lien Loan was capitalized into the principal quarterly in August and November 2020, resulting in an outstanding principal of $275.7 million as of December 31, 2020. Additional interest was capitalized into the principal in the first nine months of 2021, resulting in an outstanding principal of $304.1 million as of September 30, 2021. On October 18, 2021, we repaid this loan in full in connection with, and using the proceeds from, the Merger Transaction and the PIPE Financing and incurred a $28.0 million prepayment penalty.

In June 2017, we entered into a $575.0 million first lien debt facility, which consisted, in part, of $525.0 million term loan (the “June 2017 First Lien Loan”). We had an outstanding loan balance of $465.7 million under the June 2017 First Lien Loan as of December 31, 2021. In the first quarter of 2022, we repaid $190.7 million of the outstanding June 2017 First Lien Loan. On February 3, 2022, we entered into an amendment which refinanced the remaining June 2017 First Lien Loan with a new $275.0 million February 2022 First Lien Loan with a maturity date of February 3, 2029, added a new revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $100.0 million with a maturity date of February 3, 2027, replaced the LIBOR based floating interest rate with a term secured overnight financing rate (“SOFR”) based floating interest rate and revised the springing financial covenant to require compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. The February 2022 First Lien Loan requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR plus 3.25%. The SOFR rate for the February 2022 First Lien Loan is subject to a 0.5% floor.

As of March 31, 2023 and December 31, 2022, we are only party to one credit facility (the “Term Loan Facility”), the February 2022 First Lien Loan. At March 31, 2023 and December 31, 2022, we had no outstanding borrowings under our Revolving Facility.

Share Repurchase Program

On May 25, 2022, our Board authorized a share repurchase program of our Class A common stock of up to $40.0 million (the “Repurchase Program”). The Repurchase Program was announced on May 26, 2022 was effective through March 31, 2023. For the period ended March 31, 2023, we repurchased 1.0 million shares of our Class A common stock for $7.6 million under the Repurchase Program and paid less than $0.1 million in commissions. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in our condensed consolidated balance sheets and our consolidated balance sheets.

Distributions to non-controlling interests

Per the Hoya Intermediate LLC agreement, Hoya Intermediate is required to make pro-rata tax distributions to its members, of which $3.8 million and $5.2 million was distributed to non-controlling interests in the three months ended March 31, 2023 and the year ended December 31, 2022, respectively.

Tax Receivable Agreement

In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that will provide for payment to Hoya Intermediate shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, is deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to Hoya Intermediate making payments under the Tax Receivable Agreement.

Cash Flows

Comparison of Cash Flows for the Three Months Ended March 31, 2023 and 2022

The following table summarizes our cash flows for the periods indicated (in thousands):

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$65,111	$23,534
Net cash used in investing activities	(2,607)	(3,441)
Net cash used in financing activities	(10,800)	(195,568)

Net increase (decrease) in cash and cash equivalents	$51,704	$(175,475)

Cash Provided by Operating Activities

Net cash provided by operating activities was $65.1 million for the three months ended March 31, 2023 due to $30.3 million in net income, non-cash charges of $8.2 million, and net cash inflows from a $26.6 million change in net operating assets. The net cash inflows from the change in our net operating assets were primarily due to an increase in accounts payable resulting from seasonal fluctuations.

Net cash provided by operating activities was $23.5 million for the three months ended March 31, 2022 due to $3.1 million in net income, non-cash charges of $12.4 million, and net cash inflows from a $8.0 million change in net operating assets. The net cash inflows from the change in our net operating assets were primarily due to the increase in operations as COVID-19 mitigation measures eased.

Cash Used in Investing Activities

Net cash used in investing activities was $2.6 million and $3.4 million, respectively, for the three months ended March 31, 2023 and March 31, 2022. This was primarily related to capital spending on development activities related to our platform.

Cash Used in Financing Activities

Net cash used in financing activities was $10.8 million for the three months ended March 31, 2023, which was primarily related to our Repurchase Program.

Net cash used in financing activities for the three months ended March 31, 2022 was $195.6 million. This was due to the repayment of the June 2017 First Lien Loan in connection with the refinancing.

Comparison of Cash Flows for the Years Ended December 31, 2022, 2021 and 2020

The following table summarizes our cash flows for the periods indicated (in thousands):

	2022	2021	2020
Net cash provided by (used in) operating activities	$14,375	$175,790	$(33,892)
Net cash used in investing activities	(15,415)	(9,345)	(7,605)
Net cash (used in) provided by financing activities	(236,480)	38,028	245,545

Net increase (decrease) in cash, cash equivalents, and restricted cash	$(237,520)	$204,473	$204,048

Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities was $14.4 million for the year ended December 31, 2022 due to $70.8 million in net income, non-cash charges of $24.4 million, and net cash outflows from a $80.8 million change in net operating liabilities. The net cash outflows from the change in our net operating liabilities were primarily due to a $94.4 million decrease in accrued expenses and other current liabilities and a $30.8 million decrease in accounts payable, partially offset by a $42.9 million decrease in prepaid expenses and other current assets. The decreases resulted primarily from sales tax liability settlements, the redemption of customer credits issued during the COVID-19 pandemic, and a decrease in amounts payable to ticket sellers as events postponed during the COVID-19 pandemic finally occurred.

Net cash provided by operating activities was $175.8 million for the year ended December 31, 2021 due to $19.1 million in net loss, non-cash charges of $75.3 million, and net cash inflows from a $119.7 million change in net operating assets. The net cash inflows from the change in our net operating assets were primarily due to a $128.2 million increase in accounts payable, $19.2 million increase in deferred revenue, and a $14.2 million increase in accrued expenses and other current liabilities, partially offset by a $44.1 million decrease related to deferred paid-in-kind interest paid on May 2020 First Lien Loan, $7.6 million decrease in prepaid expenses and other current assets and a $4.3 million increase in inventory. Excluding the decrease related to deferred paid-in-kind interest, each of these resulted from higher order volume and lower event cancellations in 2021. We identified an immaterial error and revised the deferred interest payment of $44.1 million from an outflow in cash flows from financing activities to an outflow in cash flows from operating activities in our consolidated statement of cash flows for the year ended December 31, 2021. This is outlined within Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

Net cash used in operating activities was $33.9 million for the year ended December 31, 2020 due to $774.2 million in net loss, non-cash charges of $646.8 million, and net cash outflows from a $93.5 million change in net operating assets. The net cash outflows from the change in net operating assets were primarily due to an increase of $195.4 million in accrued expenses and other current liabilities, partially offset by a $67.6 million increase in prepaid expenses and other current assets and a $28.7 million decrease in accounts payable. These changes primarily resulted from lower order volume and higher cancellation rates in 2020.

Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $15.4 million, which was attributable to capital spending on development activities related to our platform and capital expenditures related to our new corporate headquarters in Chicago, which we moved into in late 2022.

Net cash used in investing activities for the years ended December 31, 2021 and 2020 was $9.3 million and $7.6 million, respectively, which was primarily attributable to capital spending on development activities related to our platform.

Cash (Used in) Provided by Financing Activities

Net cash used in financing activities for the year ended December 31, 2022 was $236.5 million and was primarily related to the repayment of the June 2017 First Lien Loan in connection with the refinancing and our Repurchase Program.

Net cash provided by financing activities was $38.0 million for the year ended December 31, 2021. This was due to capital contributions of $752.9 million, offset by $441.0 million in debt payments and debt extinguishment costs, $236.0 million of preferred equity redemptions, $20.1 million of Merger Transaction costs, and $17.7 million of dividends paid. We identified an immaterial error and revised the deferred interest payment of $44.1 million from an outflow in cash flows from financing activities to an outflow in cash flows from operating activities in the Consolidated Statement of Cash Flows for the year ended December 31, 2021. This is outlined within Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

Net cash provided by financing activities was $245.5 million for the year ended December 31, 2020, which resulted primarily from $260.0 million in proceeds from our May 2020 First Lien Loan. This was partially offset by $6.5 million arranger fee on the May 2020 First Lien Loan, $5.9 million in principal payments on our June 2017 First Lien Loan, and $2.1 million in other debt-related costs. We also borrowed $50.0 million under our Revolving Facility, which we subsequently repaid in 2020.

Off-Balance Sheet Arrangements

As of March 31, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements, as defined in item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. Preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Actual results may differ from these estimates under different assumptions or conditions. The assumptions and estimates associated with revenue recognition; equity-based compensation, warrants and earnouts, and impairment of our goodwill, indefinite-lived intangible assets, definite-lived intangible assets, long-lived assets, and valuation allowances have the greatest potential impact on our consolidated financial statements. Accordingly, these are the policies that are the most critical to aid in fully understanding and evaluating our consolidated balance sheets, results of operations, and cash flows.

Revenue Recognition

Revenue from our Marketplace segment primarily consists of service and delivery fees from ticketing operations, reduced by incentives provided to ticket buyers. We also recognize revenue for referral fees earned on the purchase of ticket insurance by ticket buyers from third-party insurers. We recognize revenue from our Marketplace segment when the ticket seller confirms an order with the ticket buyer, at which point the seller is obligated to deliver the tickets to the ticket buyer in accordance with the original marketplace listing. Revenue from Marketplace transactions is recognized on a net basis because we act as an agent for these transactions. Additionally, the revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We estimate and reserve for future cancellation charges based on historical trends, with the corresponding charge reducing revenue. This reserve, known as accrued future customer compensation, is classified within Accrued expenses and other current liabilities, with a corresponding asset for expected recoveries from ticket sellers and distribution partners recorded within Prepaid expenses and other current assets on our consolidated balance sheets.

Specific judgments and assumptions considered when estimating future cancellation charges include historical cancellation charges as a percentage of sales, the average length of time to realize such charges, and the potential exposure based on the volume of recent sales activity. Following the onset of the COVID-19 pandemic, estimates for future cancellation charges resulting from event cancellations have been determined based on historical event cancellation rates during different phases of the recovery and management’s estimates of future event cancellation trends.

Such estimates are inherently uncertain as we are unable to predict the rate at which actual cancellation charges will occur. To the extent that actual cancellation charges are materially different than previously estimated amounts, or changes in recent trends require updates to previously reserved amounts, revenue may be materially impacted. As a result of the COVID-19 pandemic, cancellation charge reserves increased materially in 2020 due to the large volume of cancellations that occurred from the pandemic. In 2021 and 2022, reserves reduced due to reductions in estimated future cancellation rates. In extreme circumstances, should actual cancellation charges exceed previous estimates by a significant amount, we may experience negative overall revenue.

When an event is cancelled, ticket buyers may receive either a cash refund or credit for future purchases in our marketplace. Credits issued to buyers for cancellations are recorded as accrued customer compensation within Accrued expenses and other current liabilities on our consolidated balance sheets. When a credit is redeemed, revenue is recognized for the newly placed order. Breakage income from customer credits that are not expected to be used, and are not subject to escheatment, is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used. We estimate breakage based on historical usage trends for credits issued by us and available data on comparable programs. To the extent that actual usage differs from expected usage, that trends in usage rates differ from those used to establish our breakage estimate, or that the volume of credits subject to escheatment changes, revenue may be materially impacted. In 2022, we increased our estimated breakage rates based on lower credit usage. Our recorded breakage estimates exclude credits subject to escheatment and are further constrained by our limited history of customer credits and exposure to events beyond our control.

We also offer our customers the opportunity to participate in our loyalty program, Vivid Seats Rewards, through our Marketplace segment, which allows customers to earn and redeem credits on Owned Properties transactions. We defer revenue associated with these credits, which is recorded as Deferred revenue on our consolidated balance sheets. The deferred amount is based on expected future usage, including the frequency with which buyers reach the ten stamp threshold for reward credit conversions and the rate of credit redemptions, and is recognized as revenue when the credits are redeemed. To the extent that actual usage differs from expected usage, or that recent trends require a change in the estimated usage rate of unexpired credits, our revenue will be impacted by the change.

Revenue from our Resale business primarily consists of sales of tickets to customers through online secondary ticket marketplaces. We recognize Resale revenue on a gross basis because we act as a principal in these transactions. We recognize Resale revenue when an order is confirmed.

Equity-Based Compensation

We account for restricted stock units (“RSUs”), stock options, and profits interest at fair value as of the grant date. We award RSUs to our employees, directors and consultants. We also award stock options to certain employees. The awards are subject to the recipient’s continued service through the applicable vesting date. The grant-date fair value of stock options is estimated using an option pricing model. The model requires us to make assumptions and judgments about the variables used in the calculation, the volatility of our common stock, risk-free interest rate, and expected dividends. We estimate the fair value of profits interest using the Black-Scholes option pricing model, which includes assumptions related to volatility, expected term, dividend yield and risk-free interest rate. We account for forfeitures of outstanding, but unvested grants, in the period they occur. Expense related to grants of equity-based awards is recognized as equity-based compensation in our consolidated statements of operations.

Warrants

The estimated fair value of warrant liabilities is determined by using the Black-Scholes model. The model requires us to make assumptions and judgments about the variables used in the calculation related to volatility, expected term, dividend yield and risk-free interest rate. The warrant liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statements of operations.

Impairment of Goodwill, Indefinite-Lived Intangible Assets, Definite-Lived Intangible Assets, and Other Long-Lived Assets

We assess goodwill and our indefinite-lived intangible asset (our trademark) for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. We assess definite-lived intangible assets and other long-lived assets (collectively, “long-lived assets”) for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

Goodwill and Indefinite-lived Intangible Asset (Trademark)

We account for acquired businesses using the acquisition method of accounting which requires that the assets acquired, and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our goodwill and our indefinite-lived trademark are held by our Marketplace segment, which contains one reporting unit.

Goodwill is not subject to amortization and is reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate an impairment may have occurred. We assess goodwill for impairment at the reporting unit level. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value, with an impairment charge recognized for the difference.

When reviewing goodwill for impairment, we begin by performing a qualitative assessment, which includes, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, including changes in our management. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative assessment. Depending upon the results of that assessment, the recorded goodwill may be written down, and impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit.

For the year ended December 31, 2022, as part of our annual assessment, a qualitative goodwill assessment was performed and we determined it was not more likely than not that the fair value of our reporting unit was less than its carrying value.

Similar to goodwill, our indefinite-lived trademark is not amortized, but reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate that the carrying value may not be recoverable. For the year ended December 31, 2022, as part of our annual assessment, a qualitative assessment was performed resulting in no impairment. The qualitative assessment included the history and longevity of our brand, our reputation, market share, and importance of our brand in buying decisions.

Each reporting period, we perform an evaluation of the remaining useful life of our indefinite-lived trademark to determine whether events and circumstances continue to support an indefinite life. We consider the life of our indefinite-lived trademark to be appropriate for the year ended December 31, 2022.

Long-lived assets

We also periodically review the carrying amount of our long-lived assets to determine whether current events or business circumstances indicate that the carrying amounts of an asset or asset group may not be recoverable. We classify our long-lived assets as a single asset group, which consists primarily of definite-lived intangible assets, property and equipment, right-of-use assets, and personal seat licenses. Our definite-lived intangible assets consist of developed technology, customer and supplier relationships, and non-compete agreements.

For the year ended December 31, 2022, management did not identify any events or changes in circumstances which would indicate the carrying amount of an asset or asset group may not be recoverable. As such, there were no long-lived asset impairments for the year ended December 31, 2022.

Tax valuation allowance

We recognize deferred tax assets for the expected future benefit from certain net operating losses, tax credits, basis differences from investments in operating partnerships and other similar items. To the extent we believe these assets, or a portion of these assets, are not more likely than not to be realized, we record a valuation allowance against the deferred tax asset’s value.

In determining the realizability of our deferred tax assets, we consider all available positive and negative evidence, including historical taxable income or loss amounts, projected future taxable income, anticipated reversals of temporary book/tax differences, tax planning strategies and recent results of operations. This assessment requires us to make judgements that rely heavily on future projections, and assumptions, that are inherently uncertain. In addition, we must make determinations about the relative weighting of certain positive and negative evidence to arrive at a conclusion regarding the need for a valuation allowance. To the extent actual results of operations, or actual taxable income or loss, differs materially from our assumptions, we would need to modify the valuation allowance with a corresponding adjustment to net income or net loss.

Recent Accounting Pronouncements

See Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting pronouncements and issued accounting pronouncements not yet adopted.

JOBS Act Accounting Election

Section 107 of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use the extended transition period under the JOBS Act.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss from adverse changes in interest rates, foreign exchange rates, and market prices. Our primary market risk is interest rate risk associated with our long-term debt. We manage our exposure to this risk through established policies and procedures. Our objective is to mitigate potential income statement, cash flow, and market exposures from changes in interest rates.

Interest Rate Risk

Our market risk is affected by changes in interest rates. We maintain floating-rate debt that bears interest based on market rates plus an applicable spread. Because our interest rate is tied to market rates, we will be susceptible to fluctuations in interest rates if we do not hedge the interest rate exposure arising from our floating-rate borrowings. A hypothetical 1% increase or decrease in interest rates, assuming rates are above our interest rate floor, would change our interest expense by $3.0 million based on amounts outstanding under the June 2017 First Lien Loan and February 2022 First Lien Loan during the year ended December 31, 2022. A hypothetical 1% increase or decrease in interest rates, assuming rates are above our interest rate floor, would change our interest expense by $0.7 million based on amounts outstanding under the February 2022 First Lien Loan during the three months ended March 31, 2023.

BUSINESS

Overview

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live.

We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We are relentless about finding ways to make event discovery and ticket purchasing easy, exciting and stress-free. Our platform provides ticket buyers and sellers with an easy-to-use, trusted marketplace experience, ensuring fans can attend live events and create new memories.

We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets from ticket sellers while enabling ticket sellers to seamlessly manage their operations. To generate ticket sales, drive traffic to our website and mobile applications, and build brand recognition, we have mutually beneficial partnerships with media partners, product and service partners, distribution partners and content rights holders such as teams, leagues and venues. To attract and retain sellers, we offer a variety of products and services that allow their businesses to thrive.

Our platform is built on years of transactional and engagement data that provides us with deep insights into how to best connect ticket buyers with the experiences they seek. We understand the feeling of anticipation as the start of an event approaches and work diligently to enable fans to experience as many of these moments as possible. We seek to provide enriching customer engagement opportunities with personalized recommendations, engaging discovery options, a streamlined shopping experience and a differentiated value proposition through competitively priced tickets and loyalty rewards. Our Vivid Seats Rewards program allows ticket buyers to earn Reward Credits to spend on future orders and experience even more of their favorite events.

In December 2021, we acquired Betcha, a real money daily fantasy sports app with social and gamification features. In August 2022, we rebranded Betcha as Vivid Picks, LLC (“Vivid Picks”) and integrated the product into our ecosystem. We leverage the natural overlap between sports fans who play fantasy and sports fans who buy tickets. We also learn more about our customer preferences, and foster engagement between ticketing transactions. Within the Vivid Picks app, users are able to place entries and engage socially, as well as browse, discover, and buy tickets to events.

As a two-sided marketplace, our customer base includes both ticket buyers and ticket sellers, as well as Vivid Picks daily fantasy sports users.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

In our Marketplace segment, we act as an intermediary between ticket buyers and sellers through which we earn revenue from processing ticket sales on our website and mobile applications and sales initiated through our numerous distribution partners. Our Marketplace segment also includes our daily fantasy sports offering, where users partake in contests by making picks from a variety of sport and player matchups. Using our online platform, customers are able to make payments, deposits and withdrawals, and we coordinate ticket deliveries, and provide customer service to our ticket buyers and sellers and daily fantasy sports users. We do not hold ticket inventory in our Marketplace segment.

We primarily earn revenue from service and delivery fees charged to ticket buyers. We also earn referral fee revenue by offering event ticket insurance to ticket buyers, using a third-party insurance provider. The revenue we earn from our daily fantasy sports offering is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

We incur costs for developing and maintaining our platform, providing back-office and customer support to ticket buyers, sellers and daily fantasy sports users, facilitating payments and shipping non-electronic tickets. We also incur substantial marketing costs, primarily related to online advertising.

A key component of our platform is Skybox, a proprietary enterprise resource planning (“ERP”) tool used by the majority of our ticket sellers. Skybox is a free-to-use system that helps ticket sellers manage ticket inventories, adjust pricing, and fulfill orders across multiple ticket resale marketplaces. Professional ticket sellers use an ERP to manage their operations and Skybox is their most widely adopted ERP.

The tickets we sell through our Marketplace segment are diversified across event categories including sports, concerts and theater. A diversified mix across these three major categories broadens our opportunities, limits exposure to any particular category, and reduces seasonal variation in order volumes.

Within each of these categories, there are a broad range of productions that provide further diversification:

•

Sports. The sports category includes the four major professional leagues (MLB, NFL, NBA and NHL), college sports and a wide variety of other sporting activities including soccer, racing and minor league baseball.

•	Concerts. The concert category includes musical acts across a broad range of genres touring across major venues, small venues, and music festivals.

•	Theater. The theater category includes Broadway and off-Broadway plays and musicals, family entertainment events, comedy acts, and speaker series.

Resale

In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own. Our Resale segment also provides internal research and development support for Skybox and our ongoing efforts to deliver industry-leading seller software and tools.

Our Growth Strategies

New Customer Acquisition via Performance Marketing

Fans interested in attending live events frequently utilize internet search engines to browse tickets. With our proprietary digital marketing technology and real-time first-party data, we have historically captured customer search traffic within reasonable customer acquisition cost thresholds. We will continue to hone our performance marketing algorithms, test new performance marketing channels and invest to acquire new customers where we identify positive lifetime value.

Increase Our Brand Awareness and Affinity

We want Vivid Seats to be the go-to ticketing marketplace for buyers and sellers when searching for, purchasing and selling event tickets. We seek to offer the best value to ticket buyers and sellers in the secondary ticketing market and want to amplify our message to maximize awareness of what differentiates our offerings. We differentiate ourselves from competitors by offering an extensive breadth and depth of ticket listings at a competitive value. Our Vivid Seats Rewards program allows ticket buyers to earn Reward Credits to spend on future orders, enhancing our value proposition, and also surprises and delights buyers with other perks and upgrades. Our most recent brand campaign connects Vivid Seats with the number 11 and drives awareness of the key tenet of our Vivid Seats Rewards program, the free 11th ticket.

We offer a reliable and secure experience for ticket buyers. We provide our buyers with award-winning customer service and a 100% buyer guarantee. Our 100% buyer guarantee provides full-service customer care, safe and secure transactions and valid tickets, which are delivered before the event. Our ticket buyers receive compensation for late delivery of tickets and cancelled events. Live event tickets are often a significant purchase. The more customers understand our value proposition, appreciate that we are a trusted marketplace, develop an affinity for our brand, and interact with our platform, the more transactions we expect to complete.

Increase Customer Retention

Once customers transact with us, many return and complete additional transactions. We seek to increase both the number and frequency of these repeat customer visits and transactions by having ticket buyers view us as their ticketing platform of choice. The combination of our Vivid Seats Rewards program, increasing brand awareness and ongoing product improvements will drive a more personalized and engaging experience and will result in greater affinity towards our marketplace. As ticket buyers gain a full appreciation of our value proposition relative to other ticketing marketplaces, we anticipate they will increasingly choose us over other marketplaces and make purchases more frequently. We typically incur lower marketing costs from repeat customers that go directly to our website and mobile application to browse and place orders.

Increase Customer Engagement

We want to connect with our customers and we want our customers to connect with us. Such engagement allows us to know our customers better, fosters brand affinity and ultimately drives higher repeat purchase activity. We aim to close the awareness gap to ensure that our ticket buyers know when their favorite artists or sports teams are performing or playing near them. Accordingly, we strive to improve the discovery process to help our ticket buyers attend more of their favorite events.

We provide customized content to our customers to enhance their experience while driving continued engagement. We provide a broad selection of competitively priced tickets and personalized recommendations, blog content, and industry news. Additionally, with Vivid Picks we provide an adjacent opportunity for our sports fans to partake in a fun, interactive gamification experience where they can play and win real money.

Develop Additional Seller Tools and Services

We enable our ticket sellers to thrive by offering products and services that support their business needs. Our proprietary Skybox platform helps ticket sellers manage their inventory, set pricing, fulfill orders, and track sales. We have a proud history of innovating to support our ticket sellers and continue to develop additional tools and service offerings that address existing problems or add efficiency to the sales and fulfillment process. As we increase the quality and depth of our seller tools and service offerings, we will attract additional sellers and listings to our platform, reinforce our existing seller relationships and help sellers improve the efficiency of their business processes. We anticipate this will result in more transactions in our marketplace.

Expand our Partnerships

Partnerships are an important and additive part of our ecosystem. They help generate ticket sales, drive traffic to our website and mobile applications and build brand recognition. Our partner ecosystem includes:

•

Media Partners. We have partnered with well-known media companies to integrate our branding, promotions and links to allow their users to access and purchase tickets from us. By working with media partners, we broaden our reach and cultivate brand awareness with high-value live event fans. We enhance their users’ experiences by providing a wide variety of tickets at competitive prices. Our partnership with ESPN, for example, exposes our tickets sellers’ inventory to new audiences with high interest in attending a variety of live sporting events.

•

Product and Service Partners. We partner with providers of related products and services when they are additive to our customers’ experiences. For example, we offer ticket buyers the option to purchase ticket insurance and are exploring several relevant adjacencies that seek to add value to the customer experience.

•	Distribution Partners. We allow our distribution partners to offer event tickets to their existing customers by leveraging our technology, fulfillment and customer service capabilities.

•

Content Rights Holders Partners. Teams, leagues and venues engage with us in partnerships in which we receive certain marketing or advertising rights in exchange for a monetary commitment. We may also receive ticket allotments, or the right to purchase tickets, from these partners.

We will continue to seek out mutually beneficial partnerships in our existing ecosystem and other categories that improve the experience for our customers while leveraging our existing brand, traffic and reputation.

Our Platform

Modern Technology that Delivers a Seamless Experience

Our “built in the cloud” technology platform supports all elements of the customer experience. Customers can search for an event, buy or sell a ticket, engage with curated content, and contact customer support. Our technology mission is to continually innovate and deliver market-leading products and services that support the evolving needs and preferences of ticket buyers, ticket sellers and daily fantasy sports users. Our scalable, reliable and performant systems power a consumer and partner-facing platform that supports ticket buyers while our tools power inventory management and ticket fulfillment for ticket sellers.

Buyer Technology and Products

Our consumer systems are designed to respond to the dynamic, fast-paced landscape of the live events industry. Our marketplace, supported by proprietary digital marketing technology, is adept at capitalizing on demand opportunities by bringing ticket buyers to our platform for their desired event and seamlessly supporting their shopping and checkout experience. We continually invest in optimizing our consumer-facing technology across our website and mobile applications. We see opportunities to create engaging and delightful experiences through a wide range of event ticket listings, relevant content, curated recommendations and a seamless checkout process. We power that experience through a host of technology systems that consider historical transactional and engagement behavior, proximity and ticket buyer preferences. We leverage the latest technologies in search, customer relationship management and data analytics and incorporate these capabilities into our advanced and flexible infrastructure.

Seller Technology and Products

Skybox, our premier ERP, enables ticket sellers to manage, price and fulfill their inventory. Utilizing a cloud-based technology infrastructure and a web-based application interface, Skybox serves as an asset to the entire ticket seller ecosystem. We invest in building capabilities that serve the needs of small, medium and large ticket sellers alike, including offering free integrations to other inventory distribution channels and third-party tools. Skybox allows ticket sellers to more effectively move their inventory, which in turn helps to increase the number of orders transacted in our marketplace.

Partner Technology and Products

Our platform allows distribution partners to bring additional ticket buyer demand into our ecosystem. Distribution partners can integrate our event feeds and ticket listings into their online properties through application programming interfaces (“APIs”) or fully-managed web sites. We also provide turn-key checkout, customer service and fulfillment. This offering increases the number of ticket buyers and sellers accessing our platform, allowing us to leverage our scale to drive operational and marketplace efficiencies while enabling our partners to offer additional products to their customers.

Technology Infrastructure

Our platform is extensible and flexible. We can integrate with new partners, target new customer channels, access new supply bases, and connect with complementary technologies.

We have scalable and reliable systems. We continue to build and modernize our technology infrastructure to support the growth of our marketplace. We can handle increases from unpredictable surges in site traffic across our ticket buyer, seller and partner platform. We utilize a host of technology availability, monitoring and scaling solutions to respond to rapid changes for a business that operates around the clock.

Our technology architecture is service-oriented, cloud-based, and modular. Each individual component of our architecture is independent. We can innovate quickly, increase development velocity and leverage new development technologies available in the market. We can also scale our platform to meet changing levels of ticket buyer demand and evolving ticket seller needs.

Third-Party Developers

Our APIs allow a broad ecosystem of third-party tools and systems to integrate with our platform. Third-party tools integrate with our marketplace ticket broker API and ticket broker portal to streamline and automate the sales and fulfillment process. Our Skybox ERP integrates with numerous third-party automation and workflow management solutions. Thus, ticket sellers can leverage other applications and functions to support the specific needs of their business.

Our Values

Our passion and excitement for live events drives us to provide memorable experiences and services to our customers and partners.

Our values ground us in all that we do:

•

We Create Exceptional Experiences. Whether we are engaging with a customer, partner or teammate, we do not compromise when it comes to their experience. We hold ourselves accountable and lean into every connection to make the moment count.

•	We Raise the Bar. We shape our industry. We are ambitious and disciplined teammates who make smart plays and get better every day.

•	We Commit as a Team. We are one team that trusts and supports each other, and we are ready to tackle the most difficult challenges.

•	We Embrace Change. The only constant is change; we are ready for it. As a team, we are energized by working with speed and agility to anticipate both the known and unknown.

•

We Enhance Communities. We invest in our communities. We are united in raising awareness around causes close to our hearts and are passionate about giving back. We are proud to partner with national and local community organizations including Make-A-Wish®, MusiCares, Chicago’s Lurie Children’s Hospital and Ronald McDonald house where our employees have provided care packages, donated wish list gifts, and hosted patients and families at live events. We, and our ticket buyers, have been proud to support MusiCares, the Recording Academy’s charity, and their efforts to provide relief for the live events community which is vital in bringing to life those events that are cherished by fans across the country. We have donated more than $2 million since the start of the COVID-19 pandemic to help strengthen MusiCares’ relief efforts. In 2022, through our charitable foundation Vivid Cheers, we launched a partnership with Make-A-Wish®, the global organization responsible for creating life-changing wishes for children with critical illnesses. Through this partnership we have pledged $250,000 to share once in a lifetime experiences with children and families in their time of need.

Employees and Human Capital

We are passionate about facilitating amazing experiences for our customers and we are similarly intent on providing compelling experiences for our employees. In 2022 we were named to Built In Chicago’s Best Places to Work and Fast Company’s Best Workplaces for Innovators lists. Our employees give us a competitive advantage. To support our employees, we have built a company culture that empowers them to embrace challenges, collaborate freely and seek to constantly evolve. We strive to hire talented, dedicated and diverse team members. As of March 31, 2023, we had 589 full-time employees, with most of our employees based at one of our three office locations in Chicago, Illinois; Coppell, Texas; and Toronto, Canada.

The main objectives of our human capital resources are identifying, recruiting, developing, incentivizing and retaining our existing and new employees. Our talent management team identifies key positions based on current and future business strategies and creates robust programs for talent development, including evaluating bench strength, building redundancy, and identifying potential successors. In addition to providing an engaging work environment, we provide a robust assortment of benefits including healthcare and retirement programs, flexible paid time off, paid parental leave, wellness programs, in-office and remote working perks, and ticket discounts.

Competition

Our business faces significant competition from other primary and secondary ticketing service providers to acquire new and retain existing ticket buyers and sellers. Our main competitive factors are:

•	availability and variety of ticket offerings;

•	pricing, including pricing in the primary ticket market;

•	acquiring customer traffic by way of internet search engines impacting customer acquisition and marketing costs;

•	brand recognition; and

•	technology, including functionality and ease of use to search for offerings and complete a purchase.

We have several competitive advantages that enable us to maintain and grow our position as a leading secondary ticket provider:

•	wide selection of listings and ticketing options;

•	competitive pricing;

•	Vivid Seats Rewards, the most comprehensive loyalty program among our key competitors;

•	full-service marketplace with excellent customer service;

•	proprietary performance marketing algorithms supported by first-party and real-time data;

•	scale, profitable unit economics and strong balance sheet;

•	close relationships with, and excellent customer service provided to, our professional ticket sellers and

•	free-to-use Skybox ERP for professional ticket sellers, the most widely adopted in the industry.

Our key competitors are StubHub, Ticketmaster, SeatGeek and TicketNetwork.

With our real money daily fantasy sports offering on our Vivid Picks app, we face a highly competitive gaming market, including other free-to-play and real money online gaming and daily fantasy sports providers. We provide a differentiated product and experience to users with an easy-to-use app with simple player props. The app is enhanced by social and gamification features, the opportunity to play and win real money and the availability to purchase tickets directly in the app.

We also face competition from other avenues for entertainment. Consumers have a wide array of entertainment options including restaurants, movies and television and we compete for the discretionary spend of our ticket buyers and daily fantasy sports users.

Government Regulation

Government regulation impacts key aspects of our business. These laws and regulations involve:

•	privacy,

•	data protection,

•	intellectual property,

•	competition,

•	consumer protection,

•	ticketing,

•	payments,

•	export taxation, and

•	sports gaming.

For example, we are required to comply with federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data, an area that is increasingly subject to legislation and regulations in numerous jurisdictions, including the CCPA.

From time to time, federal, state, local and international authorities and/or consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws, particularly as related to ticket resale services. Some jurisdictions prohibit the resale of event tickets at prices above the face value of the tickets or at all, or highly regulate the resale of tickets. New laws and regulations or changes to existing laws and regulations could limit or inhibit our ability to operate, or our ticket buyers’ and sellers’ ability to continue to use, our ticket marketplace. For example, New York amended its Arts and Cultural Affairs Law to require additional disclosures by ticket marketplaces and restricted a ticket marketplace’s ability to charge fees for the e-delivery of tickets.

As a result of the COVID-19 pandemic, we experienced a high volume of event reschedules, postponements, and cancellations and made certain changes to our refund practices. Although we have restored our refund policies to be consistent with our policies pre-pandemic, such changes to our refund practices have drawn the attention of, and inquiry from, various attorneys general and other regulators.

We are subject to laws and regulations that affect companies conducting business on the Internet in many jurisdictions where we operate. With the continued state adoption of internet sales tax laws and marketplace facilitator laws, more buyers across the United States will encounter sales tax on our platform in the future. Tax collection responsibility and the additional costs associated with complex sales and use tax collection, remittance and audit requirements could create additional burdens for ticket buyers and sellers on our website and mobile applications.

Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the rapidly evolving industry in which we operate. Compliance with these laws, regulations, and similar requirements may be onerous and expensive, and variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business.

Intellectual Property

Our business relies substantially on the creation, use and protection of intellectual property related to our platform and services. We protect our intellectual property through a combination of trademarks, domain names, copyrights and trade secrets, and we are currently pursuing patent protection in connection with certain technology developments. We further protect our intellectual property through contractual provisions with employees, customers, suppliers, partners, affiliates and others, including, but not limited to, employee confidentiality and intellectual property assignment agreements, and commercial contracts that protect our intellectual property and other confidential information.

Seasonality

Our financial results can be impacted by seasonality, with increased activity in the fourth quarter when all major sports leagues are in season and we experience an increase in order volume for theater events during the holiday season and concert on-sales for the subsequent year.

Legal proceedings

We are, from time to time, party to various claims and legal proceedings arising out of our ordinary course of business, but we do not believe that any of these claims or proceedings will have a material effect on our business, consolidated financial condition or results of operations. Refer to Note 11, “Commitments and Contingencies,” in our notes to the unaudited condensed consolidated financial statements for the three months ended March 31, 2023 included elsewhere in this prospectus.

Properties

As of March 31, 2023, we leased approximately 48,000 square feet of space in Chicago, Illinois for our headquarters under a lease agreement that runs through December 31, 2033 with a 5-year renewal option, unless terminated sooner. We also lease facilities in Coppell, Texas and Toronto, Ontario.

Corporate Information

Vivid Seats was founded in 2001, and in 2004, we launched our website www.vividseats.com. In 2010, we launched our marketplace platform, which we scaled rapidly while we developed and refined our proprietary systems to enable us to best serve our customers. We launched Skybox in 2014, a free-to-use cloud-based ERP tool for sellers to manage their business, and first deployed our mobile application in 2015 to capture the increasing volume of tickets purchased through mobile channels. In 2019, we launched our loyalty program, and have since focused on building long-term customer value thorough brand affinity and a differentiated value proposition.

In March of 2021, we incorporated an entity in Delaware for the purpose of completing the transactions contemplated by the Transaction Agreement among Horizon, Sponsor, Hoya Intermediate and Hoya Topco.

In October 2021, at the same time as the Merger, we became a publicly traded company listed on Nasdaq with our Class A common stock trading under the symbol “SEAT” and warrants trading under the symbol “SEATW.”

Our internet address is www.vividseats.com. At our Investor Relations website, investors.vividseats.com, we make available free of charge a variety of information for investors, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC. Material contained on our internet site is not incorporated by reference into this registration statement.

MANAGEMENT

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who serve as our directors and officers as of April 11, 2023. There are no family relationships among any of our executive officers or directors.

Name	Age	Position
Stanley Chia	41	Chief Executive Officer and Director
Lawrence Fey	42	Chief Financial Officer
Riva Bakal	39	Chief Product and Strategy Officer
Emily Epstein	45	General Counsel
Jon Wagner	50	Chief Technology Officer
Todd Boehly	49	Director
Jane DeFlorio	52	Director
Craig Dixon	47	Director
Julie Masino	52	Director
Martin Taylor	53	Director
Mark Anderson	47	Director
David Donnini	57	Director
Tom Ehrhart	36	Director

Stanley Chia. Mr. Chia serves as our Chief Executive Officer and as a member of the Board. Mr. Chia joined Vivid Seats as Chief Executive Officer in November 2018. In this role, Mr. Chia leads the efforts to further elevate Vivid Seats and its offerings to consumers and sellers of tickets, building on Vivid Seats’ success as a leading marketplace with industry-pacing technology, track record of innovation and world-class experience for buying and selling live event tickets. Prior to joining Vivid Seats, Mr. Chia served as Chief Operating Officer from April 2015 to November 2018 at Grubhub Inc., an online and mobile food ordering and delivery marketplace. He has also held senior roles at Amazon.com, Inc., Cisco Systems, Inc., and General Electric Company, where he led strategic businesses and organizations. He also serves on the Board of Directors of 1871, as a member of the nominating and governance committee, and on the President’s advisory board of the Georgia Institute of Technology. Mr. Chia received his bachelor’s degree in Industrial Engineering from the Georgia Institute of Technology and his master of business administration degree from Emory University Goizueta Business School. Mr. Chia also served in the Singapore Armed Forces as an Armored Infantry Platoon Commander.

Mr. Chia is well qualified to serve on the Board because of his experience with Vivid Seats, including in his capacity as Chief Executive Officer, and his public company executive experience.

Lawrence Fey. Mr. Fey serves as our Chief Financial Officer. Mr. Fey joined Vivid Seats in April 2020 and served as a member of our Board from July 2017 through February 2020. From 2005 until 2020, he worked at GTCR, a private equity firm, most recently serving as a Managing Director. While at GTCR, Mr. Fey was a member of the Board of many successful investments, including Six3 Systems, CAMP Systems, Zayo Group, Cision, Park Place Technologies, GreatCall, Simpli.fi and EaglePicher. Mr. Fey graduated from Dartmouth College.

Riva Bakal. Ms. Bakal serves as our Chief Product and Strategy Officer. Ms. Bakal joined Vivid Seats in February 2019 as our Vice President of Strategy and Corporate Development and was promoted to Chief Product and Strategy Officer in March 2022. From August 2016 to December 2018, Ms. Bakal held a variety of senior positions across functions at Grubhub, most recently serving as Vice President of Market Operations. Ms. Bakal is a graduate of the Massachusetts Institute of Technology and Harvard Business School.

Emily Epstein. Ms. Epstein joined Vivid Seats in October 2022 as our General Counsel. From January 2022 to July 2022, Ms. Epstein was General Counsel at Datto, Inc. From December 2020 to January 2022, she was Deputy General Counsel & Corporate Secretary for Coupang, Inc. From November 2016 to December 2020, she served in various leadership positions at Nielsen Holdings Inc., including Deputy Chief Legal Officer. Prior to that, Ms. Epstein worked in the legal department at American Express Company. She began her legal career at Simpson Thacher & Bartlett LLP. Ms. Epstein is a graduate of Harvard University and the University of Virginia School of Law.

Jon Wagner. Mr. Wagner serves as our Chief Technology Officer. Mr. Wagner joined Vivid Seats as Chief Technology Officer in December 2018. Mr. Wagner is responsible for overseeing software engineering, cloud and infrastructure engineering, data engineering, and IT teams at Vivid Seats. Mr. Wagner joined Vivid Seats in December 2018 with more than 25 years of experience in the technology sector, including most recently as a freelance Decision Engineering Consultant from January 2018 to December 2018. From June 2017 to January 2018, Mr. Wagner served as Co-Founder of Aidan.ai, a start-up specializing in applied artificial intelligence, from February 2017 to May 2017, he served as Vice President of Systems and Decision Engineering at Grubhub, and from March 2015 to February 2017, he served as Chief Operating Officer of Zoomer, a B2B food delivery company. Mr. Wagner graduated from La Salle University.

Todd Boehly. Mr. Boehly serves as a member of the Board. From June 2020 to October 2021, Mr. Boehly served as the Chief Executive Officer and member of the Board of Directors of Horizon and from July 2020 to October 2021, he served as Horizon’s Chief Financial Officer and Chairman. Mr. Boehly has also served as the Chief Executive Officer, Chief Financial Officer and Director of Horizon Acquisition Corporation II (NYSE: HZON) since August 2020 and of Horizon Acquisition Corporation III (NYSE: HZNA) since November 2020. In 2015, Mr. Boehly co-founded Eldridge Industries, LLC (“Eldridge”), a holding company with a unique network of businesses across finance, technology, real estate and entertainment, and since then has served as the Chairman and Chief Executive Officer. From 2002 to 2015, Mr. Boehly worked at Guggenheim Partners, most recently as president. Mr. Boehly serves on the board of directors of Kennedy-Wilson Holdings (NYSE: KW), the Los Angeles Lakers, Flexjet, PayActiv, CAIS, and Cain International. Mr. Boehly graduated from the College of William & Mary. He also studied at the London School of Economics.

Mr. Boehly is well qualified to serve on the Board because of his substantial experience building and managing businesses.

Martin Taylor. Mr. Taylor serves as a member of the Board. Mr. Taylor has been an Operating Managing Director at Vista Equity Partners since 2006. Prior to joining Vista, Mr. Taylor spent more than 13 years at Microsoft Corporation, including in roles managing corporate strategy, sales, product marketing and segment focused teams in North America and Latin America. Mr. Taylor has served on the board of Jamf Holding Corp. (NASDAQ: JAMF) since 2017 and Integral Ad Science (NASDAQ: IAS) since 2018, where he serves on the Compensation, Nominating and Governance Committees. He served on the board of Ping Identity Holding Corp. (NYSE: PING) from November 2016 until October 2022 when it was acquired. Mr. Taylor graduated from George Mason University.

Mr. Taylor is well qualified to serve on the Board because of his extensive experience in the areas of corporate strategy, technology, finance, business transactions and software investments.

Jane DeFlorio. Ms. DeFlorio serves as a member of the Board. Ms. DeFlorio was Managing Director of Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage from 2007 to 2013. From 2002 to 2007, Ms. DeFlorio was an Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank. Ms. DeFlorio has served on the Board of SITE Centers Corp. (NYSE: SITC) since 2017, where she is Chair of the Audit Committee and a member of the Compensation and Pricing Committees. Ms. DeFlorio served as a Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is a member of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She also serves on the Boards of Directors for The Parsons School of Design and the Museum at Fashion Institute of Technology. Ms. DeFlorio graduated from the University of Notre Dame and Harvard Business School.

Ms. DeFlorio is well qualified to serve on our board because of her more than 15 years of experience in investment banking, as well as her recent public board service.

Craig Dixon. Mr. Dixon serves as a member of the Board. Mr. Dixon is the Co-Founder and Co-Chief Executive Officer of The St. James, a leading developer and operator of premium performance, wellness and lifestyle brands, technology experiences and destinations. From 2006 to 2013, Mr. Dixon was Senior Counsel and Assistant Corporate Secretary at Smithfield Foods, a global food business. Mr. Dixon began his legal career at McGuireWoods LLP and Cooley LLP, and as a Law Clerk to the Honorable James R. Spencer, United States District Court for the Eastern District of Virginia. He is a member of the Board of Trustees of Episcopal High School. Mr. Dixon graduated from the College of William & Mary and William & Mary School of Law.

Mr. Dixon is well qualified to serve on the Board because of his extensive experience in corporate governance and business transactions, as well as his executive experience.

Julie Masino. Ms. Masino serves as a member of the Board. Since January 2020, Ms. Masino has served as the President, International of Taco Bell, a subsidiary of Yum! Brands (NYSE: YUM). From January 2018 to December 2019, Ms. Masino served as President, North America of Taco Bell. Ms. Masino held senior positions at Mattel (NASDAQ: MAT) from April 2017 to January 2018 and at Sprinkles Cupcakes from 2014 to 2017. Ms. Masino serves on the board of PhysicianOne Urgent Care. Ms. Masino graduated from Miami University.

Ms. Masino is well qualified to serve on the Board because of her extensive experience in the areas of marketing, organizational strategy, technology, and public company leadership.

Mark M. Anderson. Mr. Anderson serves as a member of the Board. Since 2000, Mr. Anderson has worked at GTCR, most recently as a Managing Director. Mr. Anderson has served on the board of Gogo Inc. (NASDAQ: GOGO) since March 2021, where he is a member of Nominating and Corporate Governance Committee and also serves on the boards of CommerceHub and Jet Support Services Inc. Mr. Anderson graduated from the University of Virginia and Harvard Business School.

Mr. Anderson is well qualified to serve on the Board because of his directorship experience and deep understanding of the technology and e-commerce industries.

David Donnini. Mr. Donnini serves as a member of the Board. Mr. Donnini joined GTCR in 1991 and is currently a Managing Director. Prior to joining GTCR, Mr. Donnini worked at Bain & Company. Mr. Donnini is currently a Director of AssuredPartners, Consumer Cellular, Park Place Technologies and Sotera (NYSE: SHC), where he serves on the Nominating and Corporate Governance Committee. Mr. Donnini graduated from Yale University and Stanford Graduate School of Business.

Mr. Donnini is well qualified to serve on the Board because of his directorship experience and deep understanding of the technology and e-commerce industries.

Tom Ehrhart. Mr. Ehrhart joined GTCR in 2012 and is currently a Principal. Prior to joining GTCR, Mr. Ehrhart worked as an Analyst in the Financial Institutions group at Credit Suisse. Mr. Ehrhart serves on the Board of Directors of AssuredPartners, Consumer Cellular, GCS, Park Place Technologies, PPC Flexible Packaging and Senske Services. Mr. Ehrhart graduated from Georgetown University.

Mr. Ehrhart is well qualified to serve on the Board because of his directorship experience and deep understanding of the technology and e-commerce industries.

Corporate Governance

Composition of the Board of Directors

Our business and affairs are managed under the direction of the Board. The Board is chaired by David Donnini, and includes Stanley Chia, Todd Boehly, Martin Taylor, Jane DeFlorio, Julie Masino, Craig Dixon, Mark Anderson and Tom Ehrhart, four of whom qualify as independent. Subject to the terms of the Stockholders’ Agreement and the Amended and Restated Charter and Amended and Restated Bylaws, the number of directors will be fixed by the Board.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Stockholders’ Agreement

In connection with the Business Combination, we entered into the Stockholders’ Agreement pursuant to which, among other things, (a) Hoya Topco or (b) after the distribution (in the aggregate pursuant to one or more distributions) by Hoya Topco of more than 50% of our voting shares held by Hoya Topco on October 18, 2021, (i) the Private Equity Owner and (ii) the Topco Equityholders, were granted rights to designate five (5) directors for election to our Board. The Horizon Equityholders, have the right to designate three (3) directors for election to our Board.

The Horizon Equityholders have the right to nominate:

(a)

three (3) directors to our Board, so long as the Horizon Equityholders beneficially own at least twelve percent (12%) of the shares of common stock that are issued and outstanding on October 18, 2021 (the “Closing Amount”), of which at least two (2) will qualify as “independent directors” under applicable stock exchange regulations,

(b)

two (2) directors to our Board, so long as the Horizon Equityholders beneficially own at least six percent (6%) but less than twelve percent (12%) of the Closing Amount, each of which shall qualify as “independent directors” under applicable stock exchange regulations, and

(c)

until the date the Horizon Equityholders beneficially own a number of voting stock representing less than five percent (5%) of the shares of common stock held by the Horizon Equityholders on October 18, 2021, one (1) director to our Board, who shall qualify as an “independent director” under applicable stock exchange regulations.

The Topco Equityholders have the right to nominate:

(a)

five (5) directors to our Board, so long as the Topco Equityholders beneficially own at least twenty-four percent (24%) of the Closing Amount, of which at least one (1) will qualify as an “independent director” under applicable stock exchange regulations,

(b)	four (4) directors to our Board, so long as the Topco Equityholders beneficially own at least eighteen percent (18%) but less than twenty-four percent (24%) of the Closing Amount,

(c)	three (3) directors to our Board, so long as the Topco Equityholders beneficially own at least twelve percent (12%) but less than eighteen percent (18%) of the Closing Amount,

(d)	two (2) directors to our Board, so long as the Topco Equityholders beneficially own at least six percent (6%) but less than twelve percent (12%) of the Closing Amount, and

(e)

until the date the Topco Equityholders beneficially own a number of voting shares representing less than five percent (5%) of the shares of common stock held by the Topco Equityholders on October 18, 2021, one (1) director to our Board.

No reduction in the number of directors that Topco Equityholders and Horizon Equityholders are entitled to designate pursuant to the foregoing two sentences shall shorten the term of any such designated director then-serving on the Board. Additionally, once the Topco Equityholders beneficially own less than forty percent (40%) of the shares of common stock held by the Topco Equityholders as of October 18, 2021, none of the directors designated by the Topco Equityholders shall be required to qualify as “independent directors” under any stock exchange regulations. If the size of the Board is increased in accordance with applicable law and our organizational documents, the Topco Equityholders shall have the right to designate a number of directors of the Board which give the Topco Equityholders the same percentage of total directors on the Board as permitted to be designated pursuant to the foregoing, rounded up to the next whole number.

Any director designated by the Topco Equityholders or the Horizon Equityholders may resign at any time upon written notice to our Board. The Topco Equityholders have the exclusive right to remove a director designated by the Topco Equityholders or to fill any vacancy created by a director designated by the Topco Equityholders. The Horizon Equityholders have the exclusive right to remove a director designated by the Horizon Equityholders or to fill any vacancy created by a director designated by the Horizon Equityholders.

Pursuant to the Stockholders’ Agreement, the Topco Equityholders designated David Donnini, Mark Anderson, Tom Ehrhart, Martin Taylor and Julie Masino and the Horizon Equityholders designated Todd Boehly, Jane DeFlorio, Craig Dixon. As a result of the Stockholders’ Agreement and the aggregate voting power of the parties thereto, we expect that the parties to the agreement acting in conjunction will control the election of our directors. Please see “Controlled Company” below.

Director Independence

Under our Corporate Governance Guidelines and the applicable Nasdaq Stock Market LLC rules (the “Nasdaq Rules”), a director is not independent unless the Board affirmatively determines that s/he does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq Rules.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Martin Taylor, Jane DeFlorio, Craig Dixon and Julie Masino, four of our nine directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq Rules. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

Controlled Company Exemption

Our Private Equity Owner beneficially owns more than fifty percent (50%) of the combined voting power for the election of our directors to our Board, and, as a result, we are considered a “controlled company” for the purposes of the Nasdaq Rules. As such, we qualify for exemptions from certain corporate governance requirements, including that a majority of our Board consist of “independent directors,” as defined under the Nasdaq Rules. In addition, we are not required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or to conduct annual performance evaluations of the nominating and corporate governance and compensation committees.

As permitted for a “controlled company,” a majority of our board of directors and our compensation and nominating and corporate governance committees are not independent. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Rules.

If at any time we cease to be a “controlled company” under the Nasdaq Rules, our Board intends to take any action that may be necessary to comply with the Nasdaq Rules, subject to a permitted “phase-in” period. See “Risk Factors — Risks Related to Our Organizational Structure — We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Classified Board of Directors

Pursuant to the Amended and Restated Charter, the directors of the Board are divided into three classes, with each class serving staggered three year terms. The Board consists of three Class I directors, three Class II directors and three Class II directors. Our directors are divided among the three class as follows:

•	The Class I directors are Stanley Chia, Jane DeFlorio and David Donnini;

•	The Class II directors are Craig Dixon, Tom Ehrhart and Martin Taylor; and

•	The Class III directors are Julie Masino, Mark Anderson and Todd Boehly.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2025, 2023 and 2024, respectively.

Committees of the Board of Directors

The Board directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below, and operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on our website, www.vividseats.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus or the registration statement of which this prospectus is a part.

				Committees of the Board
Name	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Stanley Chia	41	2021
Mark Anderson	47	2021				C
Todd Boehly	49	2021				M
Jane DeFlorio	52	2021	I	C + FE
Craig Dixon	47	2021	I	M
David Donnini	57	2021			C	M
Tom Ehrhart	35	2021			M
Julie Masino	52	2021	I	M	M
Martin Taylor	53	2021	I

I – Independent director under Nasdaq Rules

C – Chairperson

M – Member

FE – Audit Committee financial expert

Audit Committee

The Audit Committee’s responsibilities include, among other things:

•	overseeing our accounting and financial reporting process;

•

appointing, compensating, retaining and overseeing the work of our registered independent public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	discussing with our registered independent public accounting firm any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our registered independent public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under the rules of the SEC);

•	reviewing and discussing our annual and quarterly financial statements with management and our registered independent public accounting firm;

•	reviewing and evaluating our risk management policies;

•	reviewing and discussing our treasury and investment matters;

•	reviewing and discussing our information technology and cybersecurity programs;

•	reviewing and approving or ratifying any related person transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the Audit Committee report required by SEC rules.

Our Audit Committee currently consists of Jane DeFlorio, Craig Dixon and Julie Masino, with Jane DeFlorio serving as chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board has affirmatively determined that each member of our Audit Committee qualifies as “independent” under Nasdaq’s additional standards applicable to Audit Committee members and Rule 10A-3 of the Exchange Act applicable audit committee members. In addition, our Board has determined that Jane DeFlorio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee’s responsibilities include, among other things:

•

reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

•	reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•	reviewing and making recommendations to our Board regarding director compensation;

•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

•	preparing the annual compensation committee report required by SEC rules, to the extent required.

Our Compensation Committee currently consists of David Donnini, Tom Ehrhart and Julie Masino, with David Donnini serving as chair. Our Board has determined that Julie Masino qualifies as “independent” under Nasdaq’s additional standards applicable to compensation committee members and each member of the Compensation Committee is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the Compensation Committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq Rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the Compensation Committee.

Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In 2022, the Compensation Committee engaged an outside compensation consultant, FW Cook, to review executive and director compensation and provide market data to inform our individual executive compensation levels and programs and director compensation fees and programs for 2022.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board and ensure the Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•	recommending to our Board the persons to be nominated for election as directors and to each committee of the Board;

•	developing and recommending to our Board corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and

•	overseeing the annual evaluations of our Board, its committees and management.

Our Nominating and Corporate Governance Committee currently consists of Mark Anderson, Todd Boehly and David Donnini, with Mark Anderson serving as chair. Our Board has determined that our members of our Nominating and Corporate Governance Committee do not qualify as “independent” under Nasdaq Rules applicable to nominating and corporate governance committee members.

The Board may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

During the 2022 fiscal year, the compensation committee consisted of David Donnini, Julie Masino and Tom Ehrhart, with David Donnini serving as the chair of the committee. None of these individuals has served as our officer or employee or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2022, our “named executive officers” and their positions were as follows:

•	Stanley Chia, Chief Executive Officer;

•	Lawrence Fey, Chief Financial Officer; and

•	Jon Wagner, Chief Technology Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for our fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Stanley Chia Chief Executive Officer	2022	619,231	3,250,000	3,250,000	669.389	22,595	7,811,215
	2021	600,000	3,215,000	4,509,722	900,000	20,617	9,245,339
	2020	551,539	1,042,105	—	275,769	26,906	1,896,319
Lawrence Fey Chief Financial Officer	2022	309,231	2,000,000	2,000,000	167,139	12,200	4,488,570
	2021	300,000	2,572,000	3,607,780	225,000	11,600	6,716,380
	2020	192,692	483,973	—	48,173	6,877	731,715
Jon Wagner Chief Technology Officer	2022	375,200	1,250,000	1,250,000	202,796	12,200	3,090,196
	2021	360,231	1,286,000	1,803,890	270,173	11,600	3,731,894
	2020	350,000	303,354	—	87,500	9,205	750,059
(1)

The amounts shown in this column represent restricted stock units granted under our 2021 Incentive Award Plan. The amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates – Equity-Based Compensation” included elsewhere in this prospectus.

(2)

The amounts shown in this column represent stock options granted under our 2021 Incentive Award Plan. The amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates – Equity-Based Compensation” included elsewhere in this prospectus.

(3)	The amounts shown in this column represent cash incentive awards earned for 2022 and paid in the first quarter of 2023 under our Annual Incentive Plan. See “2022 Annual Incentive Plan Awards” below.
(4)

The amount for Mr. Chia reflects (a) Young President’s Organization international membership in the amount of $10,395 and (b) employer matching contribution under our 401(k) in the amount of $12,200. The amounts for Mr. Fey and Mr. Wagner reflect employer matching contributions under our 401(k).

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is reviewed annually by the Compensation Committee and is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Messrs. Chia, Fey and Wagner were each provided a four percent (4%) merit increase in March 2022.

Name	Title	2022 Base Salary	2021 Base Salary	Percent Increase
Stanley Chia	Chief Executive Officer	$625,000	$600,000	4%
Lawrence Fey	Chief Financial Officer	$312,000	$300,000	4%
Jon Wagner	Chief Technology Officer	$378,560	$364,000	4%

2022 Annual Incentive Plan Awards

In 2022, each of the named executive officers was eligible to receive a cash incentive award under our 2022 Annual Incentive Plan (“AIP”) expressed as a percentage of annual base salary.

Name	Title	Target Bonus for 2022 (% of Base Salary)
Stanley Chia	Chief Executive Officer	100%
Lawrence Fey	Chief Financial Officer	50%
Jon Wagner	Chief Technology Officer	50%

The AIP was designed by our compensation committee in early 2022 to stimulate and support a high-performance environment by tying 2022 cash incentive awards to the attainment of short-term goals across two metrics aligned with our financial objectives that the committee believed are valued by our stockholders: revenue (50% weighting) and adjusted EBITDA (50% weighting). The Compensation Committee further determined that for each metric, the award payout would be determined by measuring our actual performance, based on our financial results for 2022, against our 2022 operating plan targets approved by our Board in early 2022, as set out in the following table:

	Revenue /Adjusted EBITDA Performance as % of Operating Plan Target	Payout
Threshold	85%	40%
Target	100%	100%
Maximum	115%	150%

No payout would be received for achievement of less than 85% of the operating plan target. The maximum award payout that could be earned was 150% of the target value. To the extent the level of achievement fell between any of the levels in the above graph, straight-line interpolation would be utilized to calculate the payout level for the metric. There was substantial uncertainty at the time the committee established the targets as to the likelihood of our attainment of the targeted levels of performance and the actual payout of the AIP. Each officer’s AIP award was subject to continued employment through the payment date.

Based on our 2022 achievement of actual revenue and adjusted EBITDA at levels 107.2% and 97.4% of target, respectively, the Compensation Committee in early 2023 determined that, in accordance with the AIP, the cash incentive awards earned for 2022 under the AIP would be paid according to the AIP’s formulaic funding of 108.1% of the targeted award levels for each executive officer, with no discretionary adjustments.

Equity Compensation

In 2022, equity-based awards for our named executive officers were granted in the form of restricted stock units and stock options under our 2021 Incentive Award Plan. On March 11, 2022, we granted Messrs. Chia, Fey and Wagner 814,536, 501,253 and 313,283 stock options, respectively, each with an exercise price of $10.26. We also granted Messrs. Chia, Fey and Wagner 316,764, 194,931 and 121,832 restricted stock units, respectively. One-third of the stock options and restricted stock units vest on March 11, 2023, and the remaining unvested stock options and restricted stock units vest in eight equal quarterly installments, subject to the named executive officer’s continued employment through the vesting date.

We adopted the 2021 Incentive Award Plan in order to facilitate the grant of cash and equity incentives to our directors, employees (including our named executive officers) and consultants and certain of our affiliates and to enable us and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The plan became effective on the date on which it was adopted by our Board, subject to approval of such plan by our stockholders. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on the equity awards granted during 2022.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and visions benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Employment Arrangements

Stanley Chia, Chief Executive Officer

On August 9, 2021, we and Vivid Seats, LLC (“Vivid LLC”) entered into an employment agreement with Mr. Chia, providing for his position as Chief Executive Officer, that became effective upon the closing of the Business Combination (“Chia Employment Agreement”). Mr. Chia’s employment with us is at-will and either party may terminate the Chia Employment Agreement without notice. Under the Chia Employment Agreement, Mr. Chia is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the one-year period post termination.

The Chia Employment Agreement also provides for potential payments upon termination as described below under “Potential Payments Upon Termination”.

Lawrence Fey, Chief Financial Officer

On April 1, 2020, Vivid LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Fey (“Fey RCA”) providing for his position as Chief Financial Officer. Subsequently, on August 9, 2021, we and Vivid LLC entered into an employment agreement with Mr. Fey that became effective upon the closing of the Business Combination (together with the Fey RCA, “Fey Employment Agreement”). Mr. Fey’s employment with us is at-will and either party may terminate the Fey Employment Agreement without notice. Mr. Fey is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the two-year period post termination.

The Fey Employment Agreement also provides for potential payments upon termination as described below under “Potential Payments Upon Termination”.

Jon Wagner, Chief Technology Officer

On December 12, 2018, Vivid LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Wagner (“Wagner RCA”) providing for his position as Chief Technology Officer. Subsequently, on August 9, 2021, we and Vivid LLC entered into an employment agreement with Mr. Wagner that became effective upon the closing of the Business Combination (together with the Wagner RCA, “Wagner Employment Agreement)”. Mr. Wagner’s employment with us is at-will and either party may terminate the Wagner Employment Agreement without notice. Mr. Wagner is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the two-year period post termination.

The Wagner Employment Agreement also provides for potential payments upon termination as described below under “Potential Payments Upon Termination”.

Potential Payments Upon Termination

The Chia Employment Agreement, the Fey Employment Agreement and the Wagner Agreement provide that upon termination of their employment by us without Cause (as defined below) or if they resign for Good Reason (as defined below), they will be entitled to receive, subject to their execution and non-revocation of a release of claims: (a) continued payment of their annual base salary for the periods set forth below, (b) a prorated annual cash incentive payment for the year in which termination occurs (determined at fifty percent (50%) of target achievement), (c) payment of any unpaid bonus or annual cash incentive payment for the prior fiscal year, and (d) reimbursement for COBRA health insurance premiums for the periods set forth below.

	Annual Base Salary	COBRA Health Insurance Premiums
Mr. Chia	12 months	12 months
Mr. Fey	12 months	12 months
Mr. Wagner	9 months	9 months

“Cause” is defined as:

(a)	a material failure to perform his responsibilities or duties under the applicable employment agreement or those other responsibilities or duties as reasonably requested from time to time by our Board;

(b)	engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm our standing and reputation;

(c)

commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm our standing and reputation;

(d)

a material breach of the duty of loyalty or our code of conduct and business ethics, in either case, that has materially harmed or is reasonably likely to materially harm our standing and reputation or material breach of any material written agreement with us;

(e)	dishonesty that has materially harmed or is reasonably likely to materially harm us;

(f)	fraud, gross negligence or repetitive negligence committed without regarding to corrective direction in the course of his duties as an employee; or

(g)	excessive and unreasonable absences from his duties for any reason (other than authorized leave as a result of his death or disability);

provided, however, as to clauses (a), (b), (d), (f) or (g), an event will only constitute Cause after written notice has been given by our Board and has not been cured for a period of thirty (30) days.

“Good Reason” is defined as:

(a)

a material adverse change in title, position, duties or responsibilities including, but not limited, to (x) our failure to maintain the title, position, duties and responsibilities as set forth below, (y) any requirement to report directly to anyone other than as set forth below, or (z) with respect to Mr. Chia, while Mr. Chia is our Chief Executive Officer, Mr. Chia’s failure to be nominated to our Board;

(b)	a reduction in then-current base salary or then-current targeted annual cash incentive award by more than ten percent (10%);

(c)	our material breach of any agreement with the executive officer; or

(d)	a relocation of the primary location of work more than thirty (30) miles from the location set forth below;

provided, however, that the executive officer must (i) first provide written notice to us of the existence of the Good Reason within thirty (30) days of the initial existence of such event specifying the basis for his belief that he is entitled to terminate his employment for Good Reason, (b) give us an opportunity to cure within thirty (30) days following delivery to us of such written notice, and (c) actually resign from employment with us within thirty (30) days following the expiration of our thirty (30) day cure period.

	Position	Reporting Structure	Primary Location
Mr. Chia	CEO, most senior officer, and member of Board	Our Board	Headquarters in Chicago

Mr. Fey	CFO	CEO or Board	Austin-Round Rock-San Marcos metropolitan area or Chicago- Naperville-Elgin metropolitan area

Mr. Wagner	CTO	CEO	Philadelphia-Camden-Wilmington metropolitan area or Chicago- Naperville-Elgin metropolitan area

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 31, 2022.

Name	Type of Equity	Grant Date			Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)		Option Expiration Date	Number of Shares/ Units of Stock that have Not Vested (#)(2)		Market Value of Shares/ Units of Stock that have Not Vested ($)
			Unexercisable	Exercisable
Stan Chia	Profit Interests	11/5/18	—							100,153	(1)	0	(8)
	Phantom Equity	9/1/20	—							270,000	(2)	1,621,776	(8)
	Profit Interests	9/1/20	—							270,000	(2)	9,797,756	(8)
	Stock Options	10/19/21	—	234,702	704,110	(3)	12.86	(4)	10/19/31
	Stock Options	10/19/21	—	68,920	206,762	(3)	15.00		10/19/31
	Restricted Stock Units	10/19/21	—							187,500	(5)	1,368,750	(9)
	Stock Options	3/11/22	—		814,536	(10)	10.26		3/11/32
	Restricted Stock Units	3/11/22	—							316,764	(11)	2,312,377	(9)
Larry Fey	Phantom Equity	9/1/20	—							66,000	(6)	396,434	(8)
	Profit Interest	9/1/20	—							66,000	(6)	2,395,007	(8)
	Profit Interest	9/1/20	—							264,000	(6)	0	(8)
	Stock Options	10/19/21	—	187,762	563,288	(3)	12.86	(4)	10/19/31
	Stock Options	10/19/21	—	55,136	165,410	(3)	15.00		10/19/31
	Restricted Stock Units	10/19/21	—							150,000	(5)	1,095,000	(9)
	Stock Options	3/11/22	—		501,253	(10)	10.26		3/11/32
	Restricted Stock Units	3/11/22	—							194,931	(11)	1,422,996	(9)
Jon Wagner	Profit Interest	12/17/18	—							18,000	(7)	0	(8)
	Phantom Equity	9/1/20	—							46,200	(6)	277,504
	Profit Interest	9/1/20	—							46,200	(6)	1,676,505
	Profit Interest	9/1/20	—							144,000	(6)	0
	Stock Options	10/19/21	—	93,881	281,644	(3)	12.86	(4)	10/19/31
	Stock Options	10/19/21	—	27,568	82,705	(3)	15.00		10/19/31
	Restricted Stock Units	10/19/21	—							75,000	(5)	547,500	(9)
	Stock Options	3/11/22	—		313,283	(10)	10.26		3/11/32
	Restricted Stock Units	3/11/22	—							121,832	(11)	889,374	(9)

(1)

20% vests in equal installments on each anniversary of November 5, 2018, subject to Mr. Chia’s continued employment. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest and (b) if there is a sale of Hoya Topco in the six-months after Mr. Chia’s termination, all of his unvested units will accelerate and vest.

(2)

20% vests in equal installments on each anniversary of June 30, 2020, subject to Mr. Chia’s continued employment. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest and (b) if there is a sale of Hoya Topco in the six-months after Mr. Chia’s termination, all of his unvested units will accelerate and vest.

(3)	The stock options vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the named executive officer’s continued employment through each vesting date.
(4)

The original exercise price was $13.09 per share. On the grant date, we anticipated that we would pay an extraordinary dividend of $0.23 per share in the near term. We paid the dividend on November 2, 2021 and the exercise price was reduced by $0.23 per share, which resulted in an exercise price of $12.86 per share.

(5)	The restricted stock units vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the named executive officer’s continued employment through each vesting date.
(6)	20% vests in equal installments on each anniversary of June 30, 2020, subject to the named executive officer’s continued employment through each vesting date.
(7)	20% vests in equal installments on each anniversary of December 12, 2018, subject to the named executive officer’s continued employment through each vesting date.
(8)

There is no public market for the profit interests. For purpose of this disclosure, we valued the profit interests primarily based on the Class A common stock share price as of December 31, 2022. The amount reported above under “Market Value of Shares or Units of Stock That Have Not Vested” reflects the intrinsic value of the profit interests as of December 31, 2022 based upon the terms of each profit interest.

(9)	Represents the fair market value per share of our Class A common stock as of December 31, 2022, which was $7.30.
(10)	One-third of the stock options vest on March 11, 2023 and thereafter quarterly in eight equal installments, subject to the named executive officer’s continued employment through each vesting date.
(11)

One-third of the restricted stock units vest on March 11, 2023 and thereafter in eight equal quarterly installments, subject to the named executive officer’s continued employment through each vesting date.

Director Compensation

The following table sets forth information concerning the compensation of our Board for the year ended December 31, 2022. Please note that Mr. Chia receives no compensation for his role as director, and the entirety of his compensation is reported in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Mark Anderson	51,745	160,000	211,745
Todd Boehly	47,500	160,000	207,500
Jane DeFlorio	55,659	160,000	215,659
Craig Dixon	50,000	160,000	210,000
David Donnini	58,159	160,000	218,159
Tom Ehrhart	46,415	160,000	206,415
Julie Masino	56,415	160,000	216,415
Martin Taylor	—	—	—

(1)

The amounts shown in this column for 2022 represent awards granted under our 2021 Plan. The amounts listed are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates – Equity-Based Compensation” included elsewhere in this prospectus.

(2)

The restricted stock units vest on the earlier of (i) the day immediately preceding the date of the first annual meeting following the date of grant and (ii) the first anniversary of the date of grant, subject to the non-employee director continuing in service on the Board through the applicable vesting date.

We pay each non-employee director an annual cash fee of $40,000 for service on our Board. Each member of the Audit Committee receives an additional annual retainer of $10,000 and the chairperson receives $20,000 in recognition of the additional responsibilities of the Audit Committee. Each member of the Compensation Committee receives an additional annual retainer of $7,500 and the chairperson receives $15,000 in recognition of the additional responsibilities of the Compensation Committee. Each member of the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500 and the chairperson receives $15,000 in recognition of the additional responsibilities of the Nominating and Corporate Governance Committee. All fees are earned on a quarterly basis. The non-employee directors may elect to have all or a portion of their annual retainers paid in fully vested shares of Class A common stock. No additional fees are paid for attending meetings of our Board or any committee of our Board. We reimburse expenses incurred by directors in attending meetings of our Board and of our respective committees.

Our Non-Employee Director Compensation Policy provides for the grant of equity to each non-employee director as follows:

•

Restricted stock units having an aggregate grant date fair value of $320,000 on the date of his or her initial election or appointment to our Board, which will vest in five equal installments on the first five anniversaries of the date of grant, and

•

Restricted stock units having an aggregate grant date fair value of $160,000 on an annual basis on the date of our annual meeting of shareholders. Each annual award will vest on the earlier of the day before the date of the first annual meeting of shareholders after the date of grant and the first anniversary of the date of grant.

Each equity grant requires continued service on our Board through the applicable vesting date. No portion of an equity award that is unvested at the time of a director’s termination of service on our Board will vest thereafter, subject, in the case of death or disability, to the award remaining outstanding for 30 days following such event and the discretion of our Board to accelerate unvested awards during such period. All of a director’s equity award will vest in full immediately prior to a change in control, to the extent outstanding at such time.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2022 with respect to the shares of our common stock that may be issued under our existing equity compensation plans approved by shareholders, which are the 2021 Plan and the 2021 ESPP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,677,002	(1)	$12.09	(2)	10,564,525	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	8,677,002	(1)	$12.09	(2)	10,564,525	(3)

(1)

The securities listed are comprised of 6,125,446 shares that may be issued pursuant to stock options upon exercise and 2,551,556 shares that may be issued pursuant to restricted stock units upon vesting pursuant to the 2021 Plan. The securities listed exclude purchase rights outstanding under the 2021 ESPP.

(2)

Represents the weighted average exercise price of outstanding options to purchase common stock. No weighting is assigned to restricted stock units as no exercise price is applicable to such restricted stock units.

(3)

The securities listed are comprised of 7,571,056 shares available for future issuance under the 2021 Plan and 2,993,469 shares available for issuance under the 2021 ESPP. The number of shares of common stock reserved for issuance under the 2021 Plan will increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, by a number equal to the lesser of (i) two percent (2%) of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares (as defined in the 2021 Plan) as is determined by the Board. The number of shares of common stock reserved for issuance under the 2021 ESPP will also increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031 by a equal to the lesser of (a) 0.5% of the aggregate number of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares (as defined in the 2021 ESPP) as determined by the Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation, our bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

Our Amended and Restated Charter authorizes the issuance of 800,000,000 shares, of which 500,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 250,000,000 shares are shares of Class B common stock, par value $0.0001 per share and 50,000,000 shares are shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting

Except as otherwise required by the Amended and Restated Charter, holders of Class A common stock and Class B common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Each holder of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to one vote per share. Pursuant to the Amended and Restated Charter, the holders of the outstanding shares of Class A common stock and Class B common stock shall be entitled to vote separately as a class upon any amendment to the Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

As of March 31, 2023, Hoya Topco controls approximately 60.4% of the combined voting power of our common stock as a result of its ownership of all of the shares of Class B common stock. Accordingly, our Private Equity Owner, through its control of Hoya Topco, controls our business policies and affairs and can control any action requiring the general approval of its stockholders.

Dividends

The holders of Class A common stock are entitled to receive dividends, as and if declared by the Board out of our assets that are by law available for such use. Dividends shall not be declared or paid on the Class B common stock.

Liquidation or Dissolution

Upon our liquidation, dissolution or winding up of our affairs, after payment or provision for payment of the debts and other liabilities of ours as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock shall not be entitled to receive any assets of ours in the event of any such liquidation, dissolution or winding up our affairs.

Redemption Rights

We will at all times reserve and keep available out of our authorized and unissued shares of Class A common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the Second A&R LLCA, the number of shares of Class A common stock that are issuable in connection with the redemption or exchange of all outstanding Intermediate Common Units as a result of any Redemption or Direct Exchange (each as defined in the Second A&R LLCA) pursuant to the applicable provisions of Article IX of the Second A&R LLCA, as applicable. In the event that (a) a share of Class A common stock is issued as a result of any Redemption or Direct Exchange of an Intermediate Common Unit pursuant to the applicable provisions of Article IX of the Second A&R LLCA or (b) a Redemption by Cash Payment (as defined in the Second A&R LLCA) is effected with respect to any Intermediate Common Units pursuant to the applicable provisions of Article IX of the Second A&R LLCA, a share of Class B common stock held by such unitholder chosen by us in our sole discretion will automatically and without further action on our part of or the holder thereof be transferred to us for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by us.

Other Provisions

None of the Class A common stock and Class B common stock has any pre-emptive or other subscription rights.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. The Board is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of the Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Redeemable Warrants

Vivid Seats PubCo IPO Warrants — Public

In connection with the Business Combination, each Horizon IPO Public Warrant was converted into a corresponding Vivid Seats Public IPO Warrant. The terms of the Vivid Seats Public IPO Warrants are identical to those of the Horizon IPO Public Warrants.

Each whole Vivid Seats Public IPO Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Amended and Restated Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The Vivid Seats Public IPO Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Vivid Seats Public IPO Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Vivid Seats Public IPO Warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a Vivid Seats Public IPO Warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Vivid Seats Public IPO Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We agreed that we would use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants. We will continue to use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Vivid Seats Public IPO Warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. During any period when we fail to maintain an effective registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants, holders of Vivid Seats Public IPO Warrants may exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Vivid Seats Public IPO Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Vivid Seats Public IPO Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Vivid Seats Public IPO Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Vivid Seats Public IPO Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Vivid Seats Public IPO Warrants become exercisable, we may call the outstanding Vivid Seats Public IPO Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Vivid Seats Public IPO Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-Day Redemption Period”) to each holder of Vivid Seats Public IPO Warrants; and

•

if, and only if, the closing price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “— Vivid Seats PubCo IPO Warrants — Public — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Vivid Seats Public IPO Warrants.

We will not redeem the Vivid Seats Public IPO Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-Day Redemption Period. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Vivid Seats Public IPO Warrants, each holder of such warrants will be entitled to exercise his, her or its Vivid Seats Public IPO Warrants prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “— Vivid Seats PubCo IPO Warrants — Public — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a Vivid Seats Public IPO Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a share capitalization or share dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such share capitalization or share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A common stock during the 10-trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Vivid Seats Public IPO Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the Vivid Seats Public IPO Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) does not exceed $0.50, then the Vivid Seats Public IPO Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants is adjusted, as described above, the Vivid Seats Public IPO Warrant exercise price will be adjusted by multiplying the Vivid Seats Public IPO Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Vivid Seats Public IPO Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Vivid Seats Public IPO Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Vivid Seats Public IPO Warrants would have received if such holder had exercised their Vivid Seats Public IPO Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Vivid Seats Public IPO Warrants will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election. Additionally, if less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the Vivid Seats Public IPO Warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Amended and Restated Warrant Agreement) of the Vivid Seats Public IPO Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Vivid Seats Public IPO Warrants when an extraordinary transaction occurs during the exercise period of the Vivid Seats Public IPO Warrants pursuant to which the holders of the Vivid Seats Public IPO Warrants otherwise do not receive the full potential value of the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants are governed by the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Horizon. The Amended and Restated Warrant Agreement provides that the terms of the Vivid Seats Public IPO Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Amended and Restated Warrant Agreement to the description of the terms of the Vivid Seats Public IPO Warrants and the Amended and Restated Warrant Agreement set forth in this prospectus related to Horizon’s IPO, or defective provision, but requires the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants to make any change that adversely affects the interests of the registered holders of Vivid Seats Public IPO Warrants and, solely with respect to any amendment to the terms of the Vivid Seats Private Placement IPO Warrants or any provision of the Amended and Restated Warrant Agreement with respect to the Vivid Seats Private Placement IPO Warrants, 65% of the then outstanding Vivid Seats Private Placement IPO Warrants. You should review a copy of the Amended and Restated Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Vivid Seats Public IPO Warrants being exercised. The holders of the Vivid Seats Public IPO Warrants do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Vivid Seats Public IPO Warrants and receive shares of Vivid Sears Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Vivid Seats Public IPO Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Vivid Seats PubCo IPO Warrants — Private

In connection with the Business Combination, each Horizon IPO Private Placement Warrant was converted into a corresponding Vivid Seats Private Placement IPO Warrant.

Except as described below, the Vivid Seats Private Placement IPO Warrants have terms and provisions that are identical to those of the Vivid Seats Public IPO Warrants. The Vivid Seats Private Placement IPO Warrants (including the shares of Class A common stock issuable upon exercise of such Vivid Seats Private Placement IPO Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to officers, directors and affiliates of Sponsor) and they will not be redeemable. Sponsor or its permitted transferees will have certain registration rights with respect to the Class A common stock underlying the Vivid Seats Private Placement IPO Warrants.

Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants

In connection with the Business Combination, we issued the Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants. The Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants have identical terms (other than with respect to exercise price) and were each issued pursuant to a warrant agreement between Horizon and Continental Stock Transfer & Trust Company, filed as exhibits to the registration statement of which this prospectus is a part, substantially in the form of the Form of New Warrant Agreement.

The Form of New Warrant Agreement is substantially consistent with the Amended and Restated Warrant Agreement other than with respect to the following key terms:

•	The Form of New Warrant Agreement excludes references to ownership through The Depository Trust Company;

•	The Form of New Warrant Agreement reflects the fact that the Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants were not issued as part of a unit;

•	The Form of New Warrant Agreement does not distinguish between “private” and “public” warrants;

•	The Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants terminate on the date that is ten years after the date of completion of the Business Combination;

•	The Form of New Warrant Agreement does not provide for the redemption of the Vivid Seats PubCo $10.00 Exercise Warrants or the Vivid Seats PubCo $15.00 Exercise Warrants;

•	The underlying value for purposes of warrant exercise makes reference to the last reported sale price; and

•	The Form of New Warrant Agreement excludes provisions contingent upon the consummation of the Business Combination.

Vivid Seats PubCo Class B Warrants

In connection with the Business Combination, we issued the Vivid Seats PubCo Class B Warrants. Each Vivid Seats PubCo Class B Warrant will exercise automatically upon the exercise of a corresponding Hoya Intermediate Warrant. The terms of the Hoya Intermediate Warrants have terms substantially consistent with the Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants.

Choice of Forum

The Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Charter or Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. The Amended and Restated Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Amended and Restated Charter and Amended and Restated Bylaws

The provisions of the Amended and Restated Charter and Amended and Restated Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

The Amended and Restated Charter and the Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by the Board.

These provisions include:

•

Action by Written Consent; Special Meetings of Stockholders. The Amended and Restated Charter provides that, following the time Private Equity Owner and its affiliated companies cease to beneficially own in the aggregate fifty percent (50%) of the voting control of us, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Amended and Restated Charter and the Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of our stockholders may be called only (i) by or at the direction of the Board or the chair of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that we would have if there were no vacancies or (ii) prior to the date on which Private Equity Owner and its affiliated companies cease to beneficially own at least thirty percent (30%) of the voting control of us, by the chair of the Board at the written request of the holders of a majority of the voting power of the then outstanding shares of voting stock in the manner provided for in the Amended and Restated Bylaws.

•

Advance Notice Procedures. The Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Amended and Restated Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

•

Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

•

Business Combinations with Interested Stockholders. The Amended and Restated Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, the Amended and Restated Charter contains provisions that have a similar effect to Section 203, except that they provide that Sponsor, Hoya Topco, and our Private Equity Owner, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

•

Director Designees; Classes of Directors. Pursuant to the Amended and Restated Charter, the directors of the Board are divided into three classes, with each class serving staggered three-year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Charter does not provide for cumulative voting. As a result, the holders of shares of common stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

•

Restriction on Issuance of Class B Common Stock. No shares of Class B common stock may be issued by us except to a holder of Intermediate Common Units, such that after such issuance the holder of shares of Class B common stock holds an identical number of Intermediate Common Units and shares of Class B common stock. The Intermediate Common Units are held by us and Hoya Topco and such Intermediate Common Units are subject to transfer restrictions set forth in the Second A&R LLCA. The restriction on issuance of Class B common stock and the restriction on transfer of Intermediate Common Units could make it more difficult for a third party to obtain control of us from Hoya Topco, which controls our business policies and affairs and will control any action requiring the general approval of stockholders by virtue of its ownership of all outstanding Class B common stock.

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Charter limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Corporate Opportunity

The Amended and Restated Charter provides that, to the fullest extent permitted by law, (a) we renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and (b) the Private Equity Owner and/or its affiliated companies or Sponsor and/or its affiliates companies and/or their respective directors, members, managers and/or employees have no duty to present such corporate opportunity to us.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock and Warrants

Our Class A common stock and Vivid Seats Public IPO Warrants are listed on Nasdaq under the symbols “SEAT” and “SEATW” respectively.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to holdings of our Class A and Class B common stock by:

•	stockholders who beneficially owned more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. We have based our calculation of the percentage of beneficial ownership on 77,605,722 shares of Class A common stock and 118,200,000 shares of Class B common stock issued and outstanding as of April 11, 2023.

Unless otherwise indicated, we believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Unless otherwise noted, the business address of each of those listed in the table below is 24 E. Washington Street, Suite 900, Chicago, IL 60602.

	Class A Common Stock		Class B Common Stock		Combined Voting Power (%)(1)
Name and Address of Beneficial Owner	Number	%	Number	%
Five Percent Holders:
Hoya Topco, LLC(2)	—	—	124,200,000	100	61.5
Eldridge Industries, LLC(3)(4)	94,819,427	78.6	—	—	39.7
Delaware Life Holdings Parent II, LLC(5)	5,000,000	6.4	—	—	2.6
Massachusetts Financial Services Company(6)	4,575,505	5.9	—	—	2.3
Named Executive Officers:
Stanley Chia(3)	926,278	1.2	—	—	*
Lawrence Fey(3)	671,405	*	—	—	*
Jon Wagner(3)	343,309	*	—	—	*
Non-Employee Directors:
Todd Boehly(3) (4)	94,819,427	78.6	—	—	39.7
Jane DeFlorio(3)	50,968	*	—	—	*
Craig Dixon(3)	22,968	*	—	—	*
Julie Masino(3)	22,968	*	—	—	*
Martin Taylor(3)	—	—	—	—	—
Mark Anderson(2) (3)	22,968	*	124,200,000	100	61.6
David Donnini(2) (3)	22,968	*	124,200,000	100	61.6
Tom Ehrhart(3)	22,968	*	—	—	*
All directors and executive officers, as a group (13 individuals)	97,145,875	79.4	124,200,000	100	89.8

(1)

Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share.

(2)

Based on a Schedule 13G filed with the SEC on February 14, 2022 on behalf of GTCR Fund XI/B LP (“GTCR Fund XI/B”), GTCR Fund XI/C LP (“GTCR Fund XI/C”) and certain other entities affiliated with GTCR LLC (“GTCR”) have the right to appoint a majority of the members of the Board of Managers of Hoya Topco, LLC. GTCR Partners XI/B LP (“GTCR Partners XI/B”) is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C LP (“GTCR Partners XI/A&C”) is the general partner of GTCR Fund XI/C LP. GTCR Investment XI LLC (“GTCR Investment XI”) is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a Board of Managers which includes Mark M. Anderson and David A. Donnini, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654. This amount includes shares of Class B common stock issuable in connection with 6,000,000 of our Class B warrants. The following table sets forth our directors’ and named executive officers’ direct and indirect beneficial ownership interests in Hoya Topco, LLC (“Hoya Topco”) excluding, in the case of directors, any shares indirectly owned by such individuals as a result of his partnership interest in GTCR or its affiliates.

Name of Beneficial Owner	Class B Units	Class B-1 Incentive Units	Class C Units(a)	Percentage of Class C Units Beneficially Owned	Class D Units	Class E Units
Stanley Chia(b)	—	450,000	—	—	—	500,765
Lawrence Fey(c)	—	110,000	—	—	440,000	—
Jon Wagner(d)	—	77,000	—	—	330,000	—

(a)	The Class C Units are the voting securities of Hoya Topco.
(b)	Includes vested and unvested interests. Excludes 450,000 phantom units of Hoya Topco. The Class E Units are profit interests of Hoya Topco.
(c)	Includes vested and unvested interests. Excludes 110,000 phantom units of Hoya Topco. The Class D Units are profit interests of Hoya Topco.
(d)	Includes vested and unvested interests. Excludes 77,000 phantom units of Hoya Topco. The Class D Units are profit interests of Hoya Topco.

(3)

The following table sets forth our named executive officers’, directors’, and executive officers and directors as a group’s shares of common stock subject to options that are exercisable within 60 days of April 11, 2023.

Name of Beneficial Owner	Number of Shares subject to Options
Executive Officers
Stanley Chia	726,942
Lawrence Fey	531,429
Jon Wagner	286,599
Non-Employee Directors
Mark Anderson	—
Todd Boehly	—
Jane DeFlorio	—
Craig Dixon	—
David Donnini	—
Tom Ehrhart	—
Julie Masino	—
Martin Taylor	—
All executive officers and directors as a group (13 individuals)	1,728,243

(4)

Based on a Schedule 13G/A filed with the SEC on February 9, 2023 on behalf of Todd L. Boehly (“Mr. Boehly”), Eldridge Industries, LLC (“Eldridge”), Horizon Sponsor, LLC (“Horizon”), Post Portfolio Trust, LLC (“PPT”) and SBT Investors, LLC (“SBT”). Horizon and PPT are each indirectly controlled by Eldridge. SBT is the majority owner and controlling member of Eldridge. Mr. Boehly is the indirect majority and controlling member of SBT. Mr. Boehly is also the chairman and chief executive officer of Eldridge. Mr. Boehly, Eldridge, Horizon, PPT and SBT may be deemed to have voting and dispositive power over the securities for which it directly or indirectly exercises control. The address for each of Mr. Boehly, Eldridge, Horizon, PPT and SBT is 600 Steamboat Road, Suite 200, Greenwich, CT 06830.

Eldridge has shared voting and dispositive power with respect to 84,361,886 shares of Class A common stock, consisting of (i) 41,342,095 shares of Class A common stock (16,789,999 held directly by Horizon and 24,552,096 held directly by PPT), (ii) 40,519,791 shares of Class A common stock acquirable through warrants that are exercisable (held directly by Horizon) and (iii) 2,500,000 shares of Class A common stock underlying an option (obligation to purchase) (held directly by Eldridge). Mr. Boehly has sole voting and dispositive power with respect to 4,889 shares of Class A common stock and Mr. Boehly and SBT each has shared voting and dispositive power with respect to 94,796,459 shares of Class A common stock, consisting of (i) the 84,362,886 shares over which Eldridge also has shared voting and dispositive power (described above) and (ii) an additional 10,434,573 shares of Class A common stock (held directly and indirectly by SBT). Horizon and PPT each has shared voting and dispositive power with respect to the shares indicated above as being held by them.

(5)

Based on a Schedule 13G filed with the SEC on March 4, 2022 on behalf of Vivid Public Holdings, LLC (“VPH”), DLHPII Public Investments, LLC (“Public Investment”), DLHPII Investment Holdings, LLC (“Investment Holdings”), Delaware Life Holdings Parent II, LLC (“Parent”), Delaware Life Holdings Manager, LLC (“Manager”) and Mark R. Walter (“Mr. Walter”) (together in this footnote, VPH, Public Investment, Investment Holdings, Parent, Manager, and Mr. Walter are the “Reporting Persons”). Consists of 5,000,000 shares of Class A common stock held directly by VPH. VPH is a wholly-owned subsidiary of Public Investments. Public Investments is a wholly-owned subsidiary of Investment Holdings. Investment Holdings is a wholly-owned subsidiary of Parent. Each of VPH, Public Investments, Investment Holdings and Parent is managed by Manager and each of Parent and Manager is controlled by Mr. Walter. Each of the Reporting Persons have shared voting and dispositive power over the securities reported. Each of Public Investments, Investment Holdings, Parent, Manager and Mr. Walter disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The principal business address of each of VPH, Public Investments, Investment Holdings, Parent, Manager and Mr. Walter is 227 West Monroe, Suite 5000 Chicago, IL 60606.

(6)

Based on a Schedule 13G filed with the SEC on February 9, 2023 on behalf of Massachusetts Financial Services Company (“MFS”). MFS has sole voting power with respect to 4,547,108 shares and sole dispositive power with respect to 4,575,505 shares. The address of MFS is 111 Huntington Avenue, Boston, MA 02199.

REGISTERED HOLDERS

The Registered Holders listed in the table below may from time to time offer and sell any or all of the shares of Class A common stock and warrants set forth below pursuant to this prospectus. When we refer to the “Registered Holders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Registered Holders’ interest in the shares of Class A common stock and warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Registered Holders concerning the Class A common stock and warrants that may be offered from time to time by each Registered Holder pursuant to this prospectus. The Registered Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Registered Holders. Any changed or new information given to us by the Registered Holders, including regarding the identity of, and the securities held by, each Registered Holder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Registered Holder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Other than as described below or elsewhere in this prospectus or the documents incorporated herein by reference, none of the Registered Holders has, or within the last three years has had, any material relationship with us or any of our predecessors or affiliates.

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Hoya Topco, LLC(1)	124,200,000	—	124,200,000	—	—	—	—	—
Eldridge Industries, LLC(2)	43,842,095	40,519,791	43,842,095	40,519,791	—	—	—	—
Vivid Public Holdings, LLC(3)	5,000,000	—	5,000,000	—	—	—	—	—
The Restated 2012 Irrevocable Trust F/B/O Ashley De Simone(4)	10,000	—	10,000	—	—	—	—	—
SBT Investors LLC(5)	10,434,573	—	10,434,573	—	—	—	—	—

(1)

Shares offered hereby include 124,200,000 shares of Class A common stock issuable upon exchange of Intermediate Common Units held by Hoya Topco, including 6,000,000 Intermediate Common Units issuable in the future pursuant to the exercise of warrants held by Hoya Topco. GTCR Fund XI/B LP (“GTCR Fund XI/B”), GTCR Fund XI/C LP (“GTCR Fund XI/C”) and certain other entities affiliated with GTCR LLC (“GTCR”) have the right to appoint a majority of the members of the board of managers of Hoya Topco, LLC. GTCR Partners XI/B LP (“GTCR Partners XI/B”) is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C LP (“GTCR Partners XI/A&C”) is the general partner of GTCR Fund XI/C LP. GTCR Investment XI LLC (“GTCR Investment XI”) is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a board of managers consisting of Mark M. Anderson, Craig A. Bondy, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals listed in this footnote is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654.

(2)

Securities offered hereby include (i) 16,789,999 shares of Class A common stock held by Horizon Sponsor, LLC (the “Sponsor”), (ii) 24,552,096 shares of Class A common stock held by Post Portfolio Trust, LLC (“Post”), (iii) 40,519,791 shares of Class A common stock underlying an equivalent number of warrants held by Sponsor and (iv) 2,500,000 share held by Eldridge Industries, LLC (“Eldridge”) previously held by DraftKings Inc. and registered under this registration statement acquired from DraftKings Inc. on April 19, 2023 via a put option (obligation to purchase). Sponsor and Post are indirectly controlled by Eldridge. Todd Boehly is the indirect controlling member of Eldridge, and in such capacity, may be deemed to have voting and dispositive power with respect to the shares and warrants. Eldridge is a private investment firm specializing in providing both equity and debt capital. Mr. Boehly is the Chairman, Chief Executive Officer and controlling member of Eldridge. The address for each of the entities and individual listed in this footnote is 600 Steamboat Road, Suite 200, Greenwich, CT 06830.

(3)

Vivid Public Holdings, LLC; DLHPII Public Investments, LLC; DLHPII Investment Holdings, LLC; Delaware Life Holdings Parent II, LLC; Delaware Life Holdings Manager, LLC; and Mark R. Walter have shared voting and dispositive power of 5,000,000 shares of Class A common stock. Vivid Public Holdings, LLC directly holds the Class A common stock. Vivid Public Holdings, LLC is a wholly-owned subsidiary of DLHPII Public Investments, LLC (“Public Investments”). Public Investments is a wholly-owned subsidiary of DLHPII Investment Holdings, LLC (“Investment Holdings”). Investment Holdings is a wholly-owned subsidiary of Delaware Life Holdings Parent II, LLC (“Parent”). Each of Vivid Public Holdings, LLC, Public Investments, Investment Holdings and Parent is managed by Delaware Life Holdings Manager, LLC (“Manager”) and each of Parent and Manager is controlled by Mr. Mark R. Walter (“Mr. Walter”). Each of Public Investments, Investment Holdings, Parent, Manager and Mr. Walter may be deemed to indirectly share voting and dispositive power over the securities held directly by Vivid Public Holdings, LLC, and as a result, may be deemed to have or share beneficial ownership of some or all of the shares held directly by Vivid Public Holdings, LLC. Each of Public Investments, Investment Holdings, Parent, Manager and Mr. Walter disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of Vivid Public Holdings, LLC is 227 W. Monroe Suite 5000, Chicago, IL 60606.

(4)

The Goldman Sachs Trust Company of Delaware is the trustee of the Restated 2012 Irrevocable Trust F/B/O Ashley DeSimone. Each of Ashley DeSimone, as investment advisor of the Restated 2012 Irrevocable Trust F/B/O Ashley DeSimone, the Goldman Sachs Trust Company of Delaware, as trustee, and Glenn J. Morley, as Vice President of the Goldman Sachs Trust Company of Delaware, share voting and dispositive power over the securities held by the Restated 2012 Irrevocable Trust F/B/O Ashley DeSimone, and as a result, may be deemed to have or share beneficial ownership of such securities. The address of the Restated 2012 Irrevocable Trust F/B/O Ashley DeSimone is 200 Bellevue Parkway, Suite 500, Wilmington, DE 19089.

(5)

Includes (i) 10,101,009 shares of Class A common stock held by SBT Investors LLC and (ii) 333,564 shares of Class A common stock held by EEH 2017, LLC, each of which were received on August 26, 2022 in connection with a distribution by Post. SBT Investors LLC controls EEH 2017, LLC and Todd Boehly indirectly controls SBT Investors and, as a result may be deemed to beneficially own the shares held by SBT Investors LLC and EEH 2017, LLC. The address of SBT Investors LLC and EEH 2017, LLC is 600 Steamboat Road, Greenwich, CT 06830.

We cannot advise you as to whether the Registered Holders will in fact sell any or all of such shares of Class A common stock and warrants.

Registered Holder information for each additional Registered Holders, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Registered Holder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Registered Holder and the number of shares of Class A common stock or warrants registered on its behalf. A Registered Holder may sell or otherwise transfer all, some or none of such shares of Class A common stock or warrants in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Stockholders’ Agreement

At the Closing, we entered into the Stockholders’ Agreement with Sponsor and Hoya Topco, pursuant to which, among other things, our Private Equity Owner was granted certain rights to designate directors for election to the Board (and the voting parties will vote in favor of such designees). Such director nomination rights of Hoya Topco and Sponsor shall step down as their respective aggregate ownership interests in us decrease.

In addition to the aforementioned nomination rights, pursuant to the Stockholders’ Agreement, Sponsor and Hoya Topco will agree, subject to limited exceptions, not to transfer shares of our common stock or warrants to purchase shares of our common stock held by Hoya Topco (and, in certain circumstances, certain of Hoya Topco’s members and their affiliates) or held by Sponsor or any of its affiliates for the Lock-up Period after Closing as follows: (i) 50.0% of such shares and warrants will be subject to lock-up restrictions until the six (6) month anniversary of Closing and (ii) 50.0% of such shares and warrants will be subject to lock-up restrictions until the twelve (12) month anniversary of Closing; provided that 50.0% of these shares and warrants shall be released from the lock-up early upon the occurrence of both (a) the post-Closing share price exceeding $15.00 per share for twenty (20) trading days within a consecutive thirty (30)-trading day period commencing at least five (5) months after Closing and (b) the average daily trading volume exceeding one million (1,000,000) during such period.

The Stockholders’ Agreement also provides for, among other things, our obligation to maintain “controlled company” qualification (under applicable stock exchange rules) unless otherwise agreed by Hoya Topco and certain other voting agreements of Sponsor and Hoya Topco with respect to us.

Registration Rights Agreement

At the Closing, we, Sponsor and Hoya Topco amended and restated the Registration and Shareholder Rights Agreement, dated as of August 25, 2020, by and between Horizon and Sponsor. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 30 days following Closing and Sponsor and Hoya Topco will be granted certain customary registration rights with respect to our securities.

Tax Receivable Agreement

At the Closing, we entered into the Tax Receivable Agreement with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders. Pursuant to the Tax Receivable Agreement, we will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e., us and applicable consolidated, unitary, or combined subsidiaries thereof) realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

•

existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) acquired by us from a TRA Holder pursuant to the terms of the Second A&R LLCA;

•	certain tax attributes of Blocker Corporations holding Intermediate Common Units that are acquired directly or indirectly by us pursuant to a Reorganization Transaction;

•

certain tax benefits realized by us as a result of certain U.S. federal income tax allocations of taxable income or gain away from us and to other members of Hoya Intermediate and deductions or losses to us and away from other members of Hoya Intermediate, in each case, as a result of the Business Combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Second A&R LLCA

We operate our business through Hoya Intermediate and its subsidiaries. At the Closing, we and Hoya Topco entered into the Second A&R LLCA of Hoya Intermediate, which sets forth, among other things, the rights and obligations of the board of managers and members of Hoya Intermediate. Pursuant to the Second A&R LLCA, for so long as any holder of Intermediate Common Units holds at least 5% or more of such outstanding Intermediate Common Units, Hoya Intermediate will use its reasonable best efforts to provide (or cause to be provided) at Hoya Intermediate’s expense, any accounting, tax, legal, insurance and administrative support to such holder and its affiliates as such holder may reasonably request.

PIPE Subscription Agreements

In connection with the execution of the Transaction Agreement, we and Horizon entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, an aggregate of 22,500,000 shares of our Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million. In the event that redemptions of Horizon Class A ordinary shares reduced the Transaction Proceeds to an amount below $769.0 million, Sponsor agreed to increase its commitment to the PIPE Subscription by a corresponding amount (the “Sponsor Backstop Commitment”). In consideration for the Sponsor Backstop Commitment, Hoya Intermediate paid Sponsor $11.7 million in cash at Closing. As a result of the Sponsor Backstop Commitment, the PIPE Investors purchased an aggregate of 47,517,173 shares of our Class A common stock, for aggregate gross proceeds of $475.2 million. Pursuant to the Subscription Agreements, the PIPE Investors were granted certain customary registration rights.

Sponsor Agreement

On April 21, 2021, Horizon entered into the Sponsor Agreement with Sponsor, Horizon and Hoya Topco. Pursuant to the Sponsor Agreement, among other things, Sponsor agreed to vote in favor of the Transaction Agreement and the business combination, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Sponsor also agreed to certain transfer restrictions on its lock-up shares during the Lock-up Period, in each case, subject to limited exceptions as contemplated thereby.

Policies and Procedures for Related Person Transactions

Our Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting shares;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting shares; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions.

Related Party Transactions Since January 1, 2022

Viral Nation

We signed an agreement with Viral Nation Inc. (“Viral Nation”) in 2021. Viral Nation is a marketing agency that creates viral and social media influencer campaigns and provides advertising, marketing, and technology services. Viral Nation produced social media content for our social media channels and engaged influencers to create custom content to enhance our brand awareness and reputation. The approximate dollar value of this transaction is $800,000.

Eldridge owns in excess of twenty-five percent (25%) of Viral Nation. Mr. Boehly is the co-founder, Chairman and CEO of Eldridge and is a member of our Board.

The Audit Committee reviewed the facts and circumstances of this related person transaction pursuant to our formal policy for the review, approval or ratification of related party transactions.

Rolling Stone

We signed two agreements with Rolling Stone in 2022 to sponsor events and receive other marketing benefits. Rolling Stone is a high-profile magazine and media platform that focuses on music, film, TV, and news coverages.

We sponsored a party after Lollapalooza in Chicago at House of Vans with Rolling Stone (“Lollapalooza Event”). The approximate dollar value of the Lollapalooza Event was $250,000. We also sponsored a Rolling Stone party at Super Bowl LVII (“Super Bowl Event”). These sponsored events provide exclusive access for our loyalty members. The approximate dollar value of the Super Bowl Event was $250,000. Rolling Stone created and placed custom content for us on their websites. We are also the exclusive ticketing partner of Rolling Stone. The approximate dollar value of this content creation was $400,000.

Eldridge owns in excess of twenty percent (20%) of Rolling Stone. Mr. Boehly is the co-founder, Chairman and CEO of Eldridge and is a member of our Board.

The Audit Committee reviewed the facts and circumstances of the Super Bowl Event pursuant to our formal policy for the review, approval or ratification of related party transactions.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF CLASS A COMMON STOCK AND WARRANTS

The following discussion is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our Class A common stock and warrants, which we collectively refer to as our “securities,” but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock or warrants.

This discussion is limited to holders of our Class A common stock or warrants as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our securities under the constructive sale provisions of the Code;

•	persons who hold or receive our securities pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of an owner in such an entity will depend on the status of the owner, the activities of such entity, and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our securities and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Class A common stock or warrants that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions. If we make distributions of cash or property on our Class A common stock, the gross amount of distributions made with respect to the Class A common stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A common stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A common stock, as described under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants” below.

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants. Upon a sale or other taxable disposition of our Class A common stock or warrants, a U.S. Holder generally will recognize capital gain or loss. Generally, the amount of such gain or loss is equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock or warrant generally will equal the U.S. Holder’s adjusted cost less, in the case of a share of Class A common stock, any prior distributions treated as a return of capital. In the case of any shares of Class A common stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of Class A common stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Class A common stock or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Lapse, or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. A U.S. Holder’s tax basis in a share of our Class A common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price. The U.S. Holder’s holding period for the share of Class A common stock received upon exercise of the warrant generally will commence on the date of exercise of the warrant or the date following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the share of Class A common stock received would equal the holder’s basis in the warrants used to effect the cashless exercise. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Class A common stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the warrant). If the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Class A common stock received would equal the sum of the U.S. Holder’s initial investment in the warrants deemed exercised and the exercise price of such warrants. A U.S. Holder’s holding period for the Class A common stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Class A common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock. Such constructive distribution to a U.S. Holder of warrants would be treated as if such U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “— Taxation of Distributions”). Such constructive distributions would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its warrants should be increased to the extent of any constructive distribution treated as a dividend. For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. Distributions with respect to the Class A common stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Class A common stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock or warrants that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Taxation of Distributions. If we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of Class A Common Stock and Warrants. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock or warrants (including an expiration of warrants) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our Class A common stock and warrants constitute U.S. real property interests (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock and warrants by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock and warrants are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise, Lapse, or Redemption of a Warrant. The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a warrant held by a Non-U.S. Holder will generally correspond to the characterization described under “— U.S. Holders — Exercise, Lapse, or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Non-U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Class A common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock. Such constructive distribution to a Non-U.S. Holder of warrants would be treated as if such Non-U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “— Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock and warrants within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock and warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid, or constructive distributions deemed paid, if any, with respect to our warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our securities.

PLAN OF DISTRIBUTION

The Registered Holders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or warrants or interests in our Class A common stock or warrants received after the date of this prospectus from the Registered Holders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or warrants or interests in our Class A common stock or warrants covered hereby on Nasdaq or any other stock exchange, market or trading facility on which shares of our Class A common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Registered Holders may use any one or more of the following methods when disposing of their shares of Class A common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•

block trades in which the broker-dealer will attempt to sell the shares of Class A common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a Registered Holders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders, including in-kind distributions;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Registered Holders to sell a specified number of such shares of Class A common stock or warrants at a stipulated price per share or warrant;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Registered Holders may, from time to time, pledge or grant a security interest in some shares of our Class A common stock or warrants owned by them and, if a Registered Holder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Registered Holders to include the pledgee, transferee or other successors in interest as the Registered Holders under this prospectus. The Registered Holders also may transfer shares of our Class A common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A common stock or warrants or interests therein, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock or warrants in the course of hedging the positions they assume. The Registered Holders may also sell shares of our Class A common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock or warrants to broker-dealers that in turn may sell these securities. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Registered Holders from the sale of shares of our Class A common stock or warrants offered by them will be the purchase price of such shares of our Class A common stock or warrants less discounts or commissions, if any. The Registered Holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Registered Holders.

The Registered Holders also may in the future resell a portion of our Class A common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Registered Holders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Registered Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Registered Holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Registered Holders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A common stock and warrants offered by the Registered Holders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock or warrants by bidding for or purchasing shares of Class A common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the Registered Holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Registered Holders may be required to make with respect thereto. In addition, we and the Registered Holders have agreed to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Registered Holders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

A Registered Holder that is an entity may elect to make an in-kind distribution of Class A common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A common stock or warrants pursuant to the distribution through a registration statement.

Registered Holders may use this prospectus in connection with resales of shares of our Class A common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Registered Holders, the terms of our Class A common stock or warrants and any material relationships between us and the Registered Holders. Registered Holders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Registered Holders will receive all the net proceeds from the resale of shares of our Class A common stock or warrants.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Registered Holders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Vivid Seats Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Class A common stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

VIVID SEATS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data) (Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$303,319	$251,542
Restricted cash	675	748
Accounts receivable – net	46,531	36,531
Inventory – net	24,153	12,783
Prepaid expenses and other current assets	33,329	29,912

Total current assets	408,007	331,516
Property and equipment – net	10,308	10,431
Right-of-use assets – net	7,710	7,859
Intangible assets – net	81,800	81,976
Goodwill	715,258	715,258
Other non-current assets	4,432	4,391

Total assets	$1,227,515	$1,151,431

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$218,138	$161,312
Accrued expenses and other current liabilities	183,765	181,970
Deferred revenue	25,920	31,983
Current maturities of long-term debt	2,750	2,750

Total current liabilities	430,573	378,015
Long-term debt – net	264,384	264,898
Long-term lease liabilities	14,850	14,911
Other liabilities	13,118	13,445

Total long-term liabilities	292,352	293,254
Commitments and contingencies (Note 11)
Redeemable noncontrolling interests	901,866	862,860
Shareholders’ deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at March 31, 2023 and December 31, 2022; 82,902,276 and 82,410,774 issued and outstanding at March 31, 2023 and December 31, 2022, respectively	9	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 118,200,000 issued and outstanding at March 31, 2023 and December 31, 2022	12	12
Additional paid-in capital	644,759	663,908
Treasury stock, at cost, 5,291,497 and 4,342,477 shares at March 31, 2023 and December 31, 2022, respectively	(40,106)	(32,494)
Accumulated deficit	(1,001,950)	(1,014,132)

Total Shareholders’ deficit	(397,276)	(382,698)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,227,515	$1,151,431

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues	$161,063	$130,772
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	37,760	32,164
Marketing and selling	54,772	54,228
General and administrative	32,389	29,275
Depreciation and amortization	2,598	1,385
Change in fair value of contingent consideration	34	—

Income from operations	33,510	13,720
Other (income) expense:
Interest expense – net	3,280	3,942
Loss on extinguishment of debt	—	4,285
Other (income) expense	(327)	2,279

Income before income taxes	30,557	3,214
Income tax expense	285	76

Net income	30,272	3,138
Net income attributable to redeemable noncontrolling interests	18,090	1,879

Net income attributable to Class A Common Stockholders	$12,182	$1,259

Income per Class A common stock:
Basic	$0.16	$0.02
Diluted	$0.15	$0.02
Weighted average Class A common stock outstanding:
Basic	77,410,820	79,151,929
Diluted	195,823,982	198,414,147

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Net income	$30,272	$3,138
Other comprehensive income:
Comprehensive income, net of taxes	$30,272	$3,138
Comprehensive income attributable to redeemable noncontrolling interests	18,090	1,879

Comprehensive income attributable to Class A Common Stockholders	$12,182	$1,259

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands, except for share data) (Unaudited)

		Class A Common Stock		Class B Common Stock			Treasury Stock
	Redeemable noncontrolling interests	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated deficit	Total shareholders’ deficit
Balances at January 1, 2022	$1,286,016	79,091,871	$8	118,200,000	$12	$182,091	—	$—	$(1,042,794)	$(860,683)
Net income	1,879	—	—	—	—	—	—	—	1,259	1,259
Issuance of shares	—	75,072	—	—	—	—	—	—	—	—
Deemed contribution from former parent	691	—	—	—	—	463	—	—	—	463
Equity-based compensation	—	—	—	—	—	2,443	—	—	—	2,443
Subsequent remeasurement of Redeemable noncontrolling interests	18,706	—	—	—	—	(18,706)	—	—	—	(18,706)

Balances at March 31, 2022	$1,307,292	79,166,943	$8	118,200,000	$12	$166,291	—	$—	$(1,041,535)	$(875,224)

		Class A Common Stock		Class B Common Stock			Treasury Stock
	Redeemable noncontrolling interests	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated deficit	Total shareholders’ deficit
Balances at January 1, 2023	$862,860	82,410,774	$8	118,200,000	$12	$663,908	(4,342,477)	$(32,494)	$(1,014,132)	$(382,698)
Net income	18,090	—	—	—	—	—	—	—	12,182	12,182
Issuance of shares	—	491,502	1	—	—	—	—	—	—	1
Deemed contribution from former parent	577	—	—	—	—	391	—	—	—	391
Equity-based compensation	—	—	—	—	—	4,615	—	—	—	4,615
Repurchases of common stock	—	—	—	—	—	—	(949,020)	(7,612)	—	(7,612)
Distributions to non-controlling interest	(3,816)	—	—	—	—	—	—	—	—	—
Subsequent remeasurement of Redeemable noncontrolling interests	24,155	—	—	—	—	(24,155)	—	—	—	(24,155)

Balances at March 31, 2023	$901,866	82,902,276	$9	118,200,000	$12	$644,759	(5,291,497)	$(40,106)	$(1,001,950)	$(397,276)

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$30,272	$3,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,598	1,385
Amortization of deferred financing costs and interest rate cap	226	329
Equity-based compensation expense	5,530	3,597
Loss on extinguishment of debt	—	4,285
Change in fair value of warrants	(327)	2,279
Amortization of leases	150	490
Loss on asset disposals	7	—
Change in fair value of contingent consideration	34	—
Change in assets and liabilities:
Accounts receivable	(10,000)	(17,854)
Inventory	(11,370)	(6,126)
Prepaid expenses and other current assets	(3,417)	(3,252)
Accounts payable	56,826	45,094
Accrued expenses and other current liabilities	444	(10,599)
Deferred revenue	(6,063)	3,094
Other assets and liabilities	201	(2,326)

Net cash provided by operating activities	65,111	23,534
Cash flows from investing activities
Purchases of property and equipment	(215)	(693)
Investments in developed technology	(2,027)	(2,748)
Purchases of personal seat licenses	(365)	—

Net cash used in investing activities	(2,607)	(3,441)
Cash flows from financing activities
Payments of February 2022 First Lien Loan	(688)	—
Repurchase of common stock as treasury stock	(7,612)	—
Cash paid for milestone payments	(2,500)	—
Payments of June 2017 First Lien Loan	—	(465,712)
Proceeds from February 2022 First Lien Loan	—	275,000
Payments of deferred financing costs and other debt-related costs	—	(4,856)

Net cash used in financing activities	(10,800)	(195,568)

Net increase (decrease) in cash, cash equivalents, and restricted cash	51,704	(175,475)

Cash, cash equivalents, and restricted cash – beginning of period	252,290	489,810

Cash, cash equivalents, and restricted cash – end of period	$303,994	$314,335

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,941	$3,612
Cash paid for operating lease liabilities	$234	$694
Right-of-use assets obtained in exchange for lease obligations	$—	$3,406

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

Vivid Seats Inc. and its subsidiaries including Hoya Intermediate, LLC (“Hoya Intermediate”), Hoya Midco, LLC (“Hoya Midco”), and Vivid Seats LLC (collectively the “Company,” “us,” “we,” and “our”) provide an online secondary ticket marketplace that enables ticket buyers to discover and easily purchase tickets to concert, sporting and theater events in the United States and Canada. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their operations. In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own.

We have prepared the accompanying unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X issued by the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by GAAP for comprehensive annual financial statements. Our condensed consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes included in our 2022 Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 7, 2023. Our condensed consolidated financial statements include all of our accounts, including those of our consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

2. NEW ACCOUNTING STANDARDS

Recently adopted accounting standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

3. REVENUE RECOGNITION

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). We have two reportable segments: Marketplace and Resale.

Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of the Vivid Seats website and our mobile applications, and from our Private Label offering, which is comprised of numerous distribution partners.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Marketplace revenues consisted of the following (in thousands):

	Three Months Ended March 31,
	2023	2022
Marketplace revenues:
Owned Properties	$102,815	$83,666
Private Label	33,766	26,850

Total Marketplace revenues	$136,581	$110,516

Marketplace revenues consisted of the following event categories (in thousands):

	Three Months Ended March 31,
	2023	2022
Marketplace revenues:
Concerts	$74,879	$58,673
Sports	45,600	38,915
Theater	15,390	12,615
Other	712	313

Total Marketplace revenues	$136,581	$110,516

Resale revenues were $24.5 million and $20.3 million during the three months ended March 31, 2022 and 2021, respectively.

At March 31, 2023, Deferred revenue in the Condensed Consolidated Balance Sheets was $25.9 million, which primarily relates to Vivid Seats Rewards, our loyalty program. Stamps earned under the program expire in two to three years, if not converted to credits, and credits expire in two to four years, if not redeemed. We expect to recognize all outstanding deferred revenue in the next seven years.

At December 31, 2022, $32.0 million was recorded as Deferred revenue, of which $10.9 million was recognized as revenue during the three months ended March 31, 2023. At December 31, 2021, $25.1 million was recorded as Deferred revenue, of which $4.0 million was recognized as revenue during the three months ended March 31, 2022.

4. SEGMENT REPORTING

Our reportable segments are Marketplace and Resale. Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers within our online secondary ticket marketplace. Through the Resale segment, we acquire tickets from primary sellers, which we then sell through secondary ticket marketplaces. Revenues and contribution margin are used by our Chief Operating Decision Maker (“CODM”) to assess performance of the business. We define contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, general and administrative expenses or related depreciation and amortization expenses by segment, because our CODM does not use this information to evaluate the performance of our operating segments.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following tables represent our segment information (in thousands):

	Three Months Ended March 31, 2023
	Marketplace	Resale	Consolidated
Revenues	$136,581	$24,482	$161,063
Cost of revenues (exclusive of depreciation and amortization shown separately below)	20,060	17,700	37,760
Marketing and selling	54,772	—	54,772

Contribution margin	$61,749	$6,782	68,531
General and administrative			32,389
Depreciation and amortization			2,598
Change in fair value of contingent consideration			34

Income from operations			33,510
Interest expense – net			3,280
Other income			(327)

Income before income taxes			$30,557

	Three Months Ended March 31, 2022
	Marketplace	Resale	Consolidated
Revenues	$110,516	$20,256	$130,772
Cost of revenues (exclusive of depreciation and amortization shown separately below)	16,409	15,755	32,164
Marketing and selling	54,228	—	54,228

Contribution margin	$39,879	$4,501	44,380
General and administrative			29,275
Depreciation and amortization			1,385

Income from operations			13,720
Interest expense – net			3,942
Loss on extinguishment of debt			4,285
Other expenses			2,279

Income before income taxes			$3,214

Substantially all of our sales occur, and assets reside, in the United States.

5. ACCOUNTS RECEIVABLE - NET

As of March 31, 2023 and December 31, 2022, Accounts receivable - net was $46.5 million and $36.5 million, respectively.

$28.1 million and $18.9 million of the Accounts receivable balance at March 31, 2023 and December 31, 2022, respectively, consisted of uncollateralized payment processor obligations due under normal trade terms typically requiring payment within three business days. Credit risk with respect to accounts receivable from payment processing entities is limited due to the consolidation of those receivables with large financial institutions and the frequency with which the receivables turn over.

$1.8 million and $1.0 million of the Accounts receivable balance at March 31, 2023 and December 31, 2022, respectively, consisted of amounts due from marketplace ticket sellers for cancelled event tickets. We recorded an allowance for credit losses of $0.3 million and $0.1 million at March 31, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from marketplace ticket sellers. Accounts receivable balances are stated net of allowance for credit losses and bad debt expense is presented as a reduction of Revenues in the Condensed Consolidated Statements of Operations.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

$11.8 million and $11.7 million of the Accounts receivable balance at March 31, 2023 and December 31, 2022, respectively, consisted of amounts due from distribution partners for cancellation charges, primarily related to cancelled events. We recorded an allowance for credit losses of $3.5 million and $3.6 million at March 31, 2023 and December 31, 2022, respectively, to reflect potential challenges in collecting funds from distribution partners, particularly for amounts due upon usage of store credit previously issued to buyers. Accounts receivable balances are stated net of allowance for credit losses and bad debt expense is presented as a reduction of Revenues in the Condensed Consolidated Statements of Operations.

There were no write-offs for the three months ended March 31, 2023 and 2022.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	March 31,	December 31,
	2023	2022
Recovery of future customer compensation	$26,783	$23,311
Prepaid expenses	5,778	6,032
Other current assets	768	569

Total prepaid expenses and other current assets	$33,329	$29,912

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. Recovery of future customer compensation costs increased by $3.5 million at March 31, 2023 as compared to the cost at December 31, 2022 due to an increase in the reserve for future cancellations driven by higher volume of sales for future events as of March 31, 2023. The provision related to these expected recoveries is included in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.

7. GOODWILL AND INTANGIBLE ASSETS

Definite-lived intangible assets includes developed technology and customer relationships, which had a net carrying amount of $17.1 million and $17.3 million at March 31, 2023 and December 31, 2022, respectively, and accumulated amortization of $11.9 million and $9.6 million at March 31, 2023 and December 31, 2022, respectively.

Our goodwill is included in our Marketplace segment.

The net changes in the carrying amounts of our intangible assets and goodwill were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2023	$17,310	$64,666	$715,258
Capitalized development costs	2,082	—	—
Amortization	(2,258)	—	—

Balance at March 31, 2023	$17,134	$64,666	$715,258

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2022	$13,845	$64,666	$718,204
Capitalized development costs	2,748	—	—
Amortization	(1,315)	—	—

Balance at March 31, 2022	$15,278	$64,666	$718,204

We had recorded $563.2 million of cumulative impairment charges related to our intangible assets and goodwill as of March 31, 2023 and December 31, 2022.

Amortization expense on our definite-lived intangible assets was $2.3 million for the three months ended March 31, 2023, and $1.3 million for the three months ended March 31, 2022. Amortization expense is presented in Depreciation and amortization in the Condensed Consolidated Statements of Operations.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	March 31,	December 31,
	2023	2022
Accrued marketing expense	$30,912	$26,873
Accrued taxes	889	542
Accrued customer credits	83,034	88,167
Accrued future customer compensation	33,597	30,181
Accrued contingencies	3,432	5,898
Accrued payroll	4,554	10,660
Other current liabilities	27,347	19,649

Total accrued expenses and other current liabilities	$183,765	$181,970

Accrued customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, known as breakage, provided that the credits are not subject to escheatment. We estimate breakage based on historical usage trends and available data on comparable programs, and recognize breakage in proportion to the pattern of redemption for customer credits. Our breakage estimate could be impacted by future activity differing from our estimates, the effects of which could be material. During the three months ended March 31, 2023, $2.6 million of accrued customer credits were redeemed and we recognized $4.6 million of revenue from breakage. During the three months ended March 31, 2022, $9.8 million of accrued customer credits were redeemed and we recognized $0.6 million of revenue from breakage. Breakage amounts are net of reductions in associated accounts receivable balances.

Accrued future customer compensation represents an estimate of the amount of customer compensation due from cancellation charges in the future. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenues in the Condensed Consolidated Statements of Operations. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material. During the three months ended March 31, 2023 and 2022, we recognized a net decrease in revenue of $0.8 million and a net increase in revenue of $1.1 million, respectively, from the reversals of previously recorded revenue and changes to accrued future customer compensation related to event cancellations where the performance obligations were satisfied in prior periods.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Accrued contingencies primarily decreased as a result of a milestone payment to Betcha Sports, Inc. (“Betcha”, which was rebranded as “Vivid Picks”) of $2.5 million in cash.

Other current liabilities primarily increased as a result of accrued, but not paid, tax distributions, and accrued interest during the three months ended March 31, 2023.

9. DEBT

Our outstanding debt is comprised of the following (in thousands):

	March 31,	December 31,
	2023	2022
February 2022 First Lien Loan	$272,250	$272,938

Total long-term debt, gross	272,250	272,938
Less: unamortized debt issuance costs	(5,116)	(5,290)

Total long-term debt, net of issuance costs	267,134	267,648
Less: current portion	(2,750)	(2,750)

Total long-term debt, net	$264,384	$264,898

June 2017 Term Loans

On June 30, 2017, we entered into a $575.0 million first lien debt facility, comprised of a $50.0 million revolving facility and a $525.0 million term loan (the “June 2017 First Lien Loan”), and a second lien credit facility, comprised of a $185.0 million second lien term loan (the “June 2017 Second Lien Loan”). The June 2017 First Lien Loan was amended to upsize the committed amount by $115.0 million on July 2, 2018. On October 28, 2019, we paid off the June 2017 Second Lien Loan balance. The underlying revolving credit facility, part of the June 2017 First Lien Loan, was subsequently retired on May 22, 2020. On October 18, 2021, we made an early principal payment related to the June 2017 First Lien Loan of $148.2 million in connection with, and using the proceeds from, the merger transaction with Horizon Acquisition Corporation (“Merger Transaction”) and private investment in public equity. On February 3, 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan and refinanced the remaining balance with a new $275.0 million term loan.

February 2022 First Lien Loan

On February 3, 2022, we entered into an amendment which refinanced the remaining June 2017 First Lien Loan with a new $275.0 million term loan (the “February 2022 First Lien Loan”) with a maturity date of February 3, 2029. In connection with the February 2022 First Lien Loan, we also entered into a new revolving credit facility (the “Revolving Facility”), which allows for an aggregate principal amount of $100.0 million and has a maturity date of February 3, 2027. At March 31, 2023, we had no outstanding borrowings under our Revolving Facility.

The terms of the February 2022 First Lien Loan specified a secured overnight financing rate (“SOFR”) based floating interest rate and revised the springing financial covenant under the June 2017 First Lien Loan to require compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. It requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR plus 3.25%. The SOFR rate for the February 2022 First Lien Loan is subject to a 0.5% floor. The effective interest rate on the February 2022 First Lien Loan was 8.34% and 7.98% per annum at March 31, 2023 and December 31, 2022, respectively.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Our February 2022 First Lien Loan is held by third-party financial institutions and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At March 31, 2023 and December 31, 2022, respectively, the fair value of our February 2022 First Lien Loan approximated the carrying value.

We are subject to certain reporting and compliance-related covenants to remain in good standing under the February 2022 First Lien Loan. These covenants, among other things, limit our ability to incur additional indebtedness, and in certain circumstances, create restrictions on the ability to enter into transactions with affiliates; create liens; merge or consolidate; and make certain payments. Non-compliance with these covenants and failure to remedy could result in the acceleration of the loans or foreclosure on the collateral. As of March 31, 2023, we were in compliance with all of our debt covenants related to the February 2022 First Lien Loan.

Due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan, we incurred a loss of $4.3 million for the three months ended March 31, 2022, which is presented in Loss on extinguishment of debt in the Condensed Consolidated Statements of Operations.

10. FINANCIAL INSTRUMENTS

We issued the following warrants during the year ended December 31, 2021 in connection with the Merger Transaction:

Public Warrants

We issued warrants to purchase 18,132,776 shares of Class A common stock at an exercise price of $11.50 per share (“Public Warrants”) to former warrant holders of Horizon Acquisition, of which 5,166,666 shares were issued to Horizon Sponsor. These warrants are traded on the Nasdaq Stock Market under the symbol “SEATW.” As of March 31, 2023, we had 6,766,853 outstanding Public Warrants.

Private Warrants

We issued warrants to purchase 6,519,791 shares of our Class A common stock at an exercise price of $11.50 per share to Horizon Sponsor. The Private Warrants have similar terms to the Public Warrants, except that the Private Warrants are not redeemable by us. As of March 31, 2023, we had 6,519,791 outstanding Private Warrants.

Exercise Warrants

We issued warrants to purchase 17,000,000 shares of Class A common stock at an exercise price of $10.00 per share (“$10 Exercise Warrants”) and warrants to purchase 17,000,000 of Class A common stock at an exercise of $15.00 per share (“$15 Exercise Warrants”; together with the $10 Exercise Warrants, “Exercise Warrants”). The Exercise Warrants have similar terms to the Public Warrants, except that the Exercise Warrants have different exercise prices, an initial term of 10 years, are not redeemable by us, and are fully transferable. As of March 31, 2023, we had 17,000,000 $10 Exercise Warrants outstanding and 17,000,000 $15 Exercise Warrants outstanding.

Mirror Warrants

Hoya Intermediate issued warrants to VSI to purchase 17,000,000 Intermediate Units at an exercise price of $10.00 per unit (“$10 Mirror Warrants”), warrants to purchase 17,000,000 Intermediate Units at an exercise of $15.00 per unit (“$15 Mirror Warrants”), warrants to purchase 24,652,557 Intermediate Units at an exercise price of $11.50 per unit (“$11.50 Mirror Warrants”; together with the $10 Mirror Warrants and $15 Mirror Warrants, “Mirror Warrants”). The number and terms of the Mirror Warrants are identical to the Public, Private and Exercise Warrants, respectively. Upon the valid exercise of a Public Warrant, Private Warrant and Exercise Warrant, Hoya Intermediate will issue to VSI an equivalent number of Intermediate Units. Similarly, if a Public, Private or Exercise Warrant is tendered, an equivalent number of Mirror Warrants will be tendered. As of March 31, 2023, we had 17,000,000 $10 Mirror Warrants outstanding, 17,000,000 $15 Mirror Warrants outstanding and 13,286,644 $11.50 Mirror Warrants outstanding.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Hoya Intermediate Warrants

Hoya Intermediate issued the warrants to Hoya Topco, which consist of (i) warrants to purchase 3,000,000 shares of common units of Hoya Intermediate (“Intermediate Units”) at an exercise price of $10.00 per share, and (ii) warrants to purchase 3,000,000 shares of Intermediate Units at an exercise of $15.00 per share (collectively, the “Hoya Intermediate Warrants”).

A portion of the Hoya Intermediate Warrants, consisting of warrants to purchase 1,000,000 Intermediate Units at exercise prices of $10.00 and $15.00 per unit, respectively (“Option Contingent Warrants”), were issued in tandem with stock options we issued to members of our management team (“Management Options”). The Option Contingent Warrants only become exercisable by Hoya Topco if a Management Option is forfeited or expires unexercised. As of March 31, 2023, less than 0.1 million of the corresponding Management Options had been forfeited or expired.

Hoya Intermediate Warrants allow for cash redemption at the option of the warrant holder. Hence, the Hoya Intermediate Warrants are classified as a liability in Other liabilities on our Condensed Consolidated Balance Sheets. Upon consummation of the Merger Transaction, we recorded a warrant liability of $20.4 million, reflecting the fair value of the Hoya Intermediate Warrants determined using the Black Scholes model. Upon consummation of the Merger Transaction, the fair value of the Hoya Intermediate Warrants included Option Contingent Warrants of $1.6 million. The estimated fair value of the Option Contingent Warrants is adjusted to reflect the probability of forfeiture of the corresponding stock options based on historical forfeiture rates for Hoya Topco profits interests.

The following assumptions were used to calculate the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants:

	March 31,	December 31,
	2023	2022
Estimated volatility	37.0%	39.0%
Expected term (years)	8.6	8.8
Risk-free rate	3.5%	3.9%
Expected dividend yield	0.0%	0.0%

For the three months ended March 31, 2023 and 2022, the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants decreased by $0.3 million and increased by $2.3 million, respectively, which is presented in Other (income) expense on the Condensed Consolidated Statements of Operations.

Upon the valid exercise of a Hoya Intermediate Warrant for Intermediate Units, VSI will issue an equivalent amount of VSI Class B common shares to Hoya Topco.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

11. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on our business, financial position or results of operations other than those matters discussed herein.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

We are a co-defendant in a class action lawsuit in Canada alleging a failure to disclose service fees prior to checkout, which we have settled. On January 5, 2022, we issued coupons to certain members of the class. Other members were notified in 2022 that they are eligible to submit a claim for a coupon, which they received in 2023. As of March 31, 2023 and December 31, 2022, a liability of $0.9 million was recorded in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to expected claim submissions and credit redemptions as of the measurement date.

We received multiple class action lawsuits related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. A final order approving settlement of one of the lawsuits was entered by the court on November 1, 2021. As such, after insurance, $4.5 million was funded to a claims settlement pool in 2021 and fully disbursed in 2022. A settlement was reached in another of the lawsuits in July 2022 which established a separate claims settlement pool of up to $2.5 million. That settlement received final approval from the court on January 31, 2023 and the settlement pool will be funded in 2023. As of March 31, 2023 and December 31, 2022, we had accrued a liability of $1.5 million and $1.6 million, respectively, within Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to these matters.

We are a defendant in a lawsuit related to an alleged violation of the Illinois Biometric Information Privacy Act. We deny these allegations and intend to vigorously defend against this lawsuit. Based on the information currently available, we are unable to reasonably estimate a possible loss or range of possible losses. As a result, no litigation reserve has been recorded in the Condensed Consolidated Balance Sheets related to this matter.

Other

In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, most states have already adopted laws that attempt to impose tax collection obligations on out-of-state companies, and we have registered and are collecting tax, where required by statute. However, states or local governments may continue to adopt laws requiring that we calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more jurisdictions could result in tax liabilities, including taxes on past sales, as well as penalties and interest. Based on our analysis of certain state regulations, specifically related to marketplace facilitators and ticket sales, we do not believe risk of loss is probable on historical revenue activities where tax has not already been remitted. We continuously monitor state regulations and will implement required collection and remittance procedures if and when we are subject to such regulations.

Share Repurchase Program

On May 25, 2022, our board of directors authorized a share repurchase program of our Class A common stock of up to $40.0 million (“Repurchase Program”). The Repurchase Program was announced on May 26, 2022 and was effective through March 31, 2023. For the period ended March 31, 2023, we repurchased 1.0 million shares of our Class A common stock for $7.6 million under the Repurchase Program and paid less than $0.1 million in commissions. Cumulatively under the Repurchase Program, we repurchased 5.3 million shares of our Class A common stock for $40.0 million and paid $0.1 million in commissions. The share repurchases are accounted for as Treasury stock in the Condensed Consolidated Balance Sheets.

12. RELATED-PARTY TRANSACTIONS

Vivid Cheers Inc.

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code. Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. We have the right to elect the Board of Directors of Vivid Cheers, which currently comprises our executives. We do not have a controlling financial interest in Vivid Cheers, and accordingly, do not consolidate Vivid Cheers’ statement of activities with its financial results. We made no charitable contributions to Vivid Cheers during the three months ended March 31, 2023. We made charitable contributions to Vivid Cheers of $0.6 million during the three months ended March 31, 2022. We had no accrued charitable contributions payable as of March 31, 2023 and December 31, 2022.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Viral Nation Inc.

Viral Nation Inc. (“Viral Nation”) is a marketing agency that creates viral and social media influencer campaigns and provides advertising, marketing, and technology services. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 25% of Viral Nation. We incurred no expense and $0.1 million for the three months ended March 31, 2023 and 2022, respectively, which is presented in Marketing and selling expenses in the Consolidated Statements of Operations.

Rolling Stone

Rolling Stone is a high-profile magazine and media platform that focuses on music, film, TV, and news coverages. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 20% of Rolling Stone. We incurred an expense of $0.3 million and $0.1 million as part of our multifaceted partnership with Rolling Stone for the three months ended March 31, 2023 and 2022, respectively, which is presented in Marketing and selling expenses in the Consolidated Statements of Operations.

Khoros, LLC

Khoros, LLC (“Khoros”) is a social media engagement and management platform. Martin Taylor, a member of our Board, is a principal at Vista Equity Partners, which is one of our investors and a majority owner of Khoros. We incurred an expense of less than $0.1 million for the three months ended March 31, 2023, which is presented in General and administrative expenses in the Consolidated Statements of Operations. There was no expense for the three months ended March 31, 2022.

13. INCOME TAXES

We recorded a valuation allowance against our net deferred tax asset as of March 31, 2023 and December 31, 2022. We expect to continue maintaining a full valuation allowance on our net deferred tax asset until there is sufficient positive evidence to support the reversal of a portion of this allowance. However, given our current earnings and anticipated future earnings, we believe that there is a reasonable possibility that within the next 3 to 6 months, sufficient positive evidence may become available to allow us to reach a conclusion that a significant portion or the entirety of the valuation allowance will no longer be necessary to be recorded against our net deferred tax asset. Release of the valuation allowance would result in the recognition of previously unrecognized deferred tax assets and an income tax benefit in the period in which the release of the valuation allowance is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of positive evidence becoming available.

For the three months ended March 31, 2023 and 2022, we recorded a $0.3 million and $0.1 million income tax expense in continuing operations, respectively. Our effective income tax rate differs from the 21% U.S. federal statutory rate due to a non-controlling interest adjustment for VSI’s allocable share of Hoya Intermediate’s income, release of valuation allowances due to utilization of attributes, and state taxes.

14. EQUITY BASED COMPENSATION

The 2021 Incentive Award Plan (“2021 Plan”) was approved and adopted in order to facilitate the grant of equity incentive awards to our employees, directors and consultants. The 2021 Plan became effective on October 18, 2021 upon closing of the Merger Transaction.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Restricted Stock Units (“RSUs”)

On March 11, 2023, we granted 2.5 million RSUs to certain employees at a weighted average grant date fair value of $7.17 per share. RSUs granted to employees vest over three years, with one-third vesting upon the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter, subject to the employee’s continued employment through the applicable vesting date.

We account for forfeitures of outstanding, but unvested grants, in the period they occur. During the three months ended March 31, 2023, there were less than 0.1 million RSUs forfeited. During the three months ended March 31, 2023 and 2022, 0.5 million and less than 0.1 million RSUs vested, respectively. At March 31, 2023, we had 4.5 million total RSUs outstanding and 2.6 million RSUs were outstanding at December 31, 2022.

Stock options

On March 10, 2023, we granted 3.6 million stock options at an exercise price of $7.17 to certain employees. The grant date fair value is $3.30 per option. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest over three years, with one-third vesting upon the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter. The stock options have a contractual term of ten years from the date of the grant, subject to the employee’s continued employment through the applicable vesting date. The fair value of stock options granted is estimated on the grant date using the Black-Scholes model. The following assumptions were used to calculate the fair value of our stock awards on March 10, 2023:

Volatility	42.0%
Expected term (years)	5.9
Risk-free rate	3.9%
Dividend yield	0.0%

At March 31, 2023, there were 9.7 million total stock options outstanding and 6.1 million stock options were outstanding as of December 31, 2022. No stock options were exercised during the three months ended March 31, 2023. During the three months ended March 31, 2023, there were less than 0.1 million stock options forfeited or expired.

Compensation expense

For the three months ended March 31, 2023, equity-based compensation expense related to RSUs was $2.7 million compared to $1.3 million for the three months ended March 31, 2022. Unrecognized compensation expense relating to unvested RSUs as of March 31, 2023, was $41.7 million, which is expected to be recognized over a weighted average period of approximately three years.

For the three months ended March 31, 2023, equity-based compensation expense related to stock options was $1.8 million compared to $1.1 million for the three months ended March 31, 2022. Unrecognized compensation expense relating to unvested stock options as of March 31, 2023, was $29.1 million, which is expected to be recognized over a weighted average period of approximately three years.

For the three months ended March 31, 2023 and 2022, equity-based compensation expense related to profit interests was $1.0 million. Unrecognized compensation expense as of March 31, 2023 related to these incentive units was $3.5 million, which is expected to be recognized over a weighted average period of approximately two years.

For the three months ended March 31, 2023, equity-based compensation expense excludes $0.5 million related to capitalized development costs.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

15. EARNINGS PER SHARE

We calculate basic and diluted net income per share of Class A common stock in accordance with ASC 260, Earnings per Share. Class B common stock does not have economic rights in VSI and as a result, is not considered a participating security for basic and diluted income per share. As such, basic and diluted income per share of Class B common stock has not been presented. However, holders of Class B common stock are allocated income in Hoya Intermediate (our operating entity) according to their weighted average percentage ownership of Intermediate Units during each quarter.

Net income attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income incurred in each quarterly period by Hoya Topco’s weighted average percentage ownership of Intermediate Units during the period. Hoya Topco has the right to exchange its Intermediate Units for shares of VSI Class A common stock on a one-to-one basis or cash proceeds of equal value at the time of redemption. The option to redeem Intermediate Units for cash proceeds must be approved by the Board of VSI, which as of March 31, 2023, is controlled by investors in Hoya Topco. The ability to put Intermediate Units is solely within the control of the holder of the redeemable noncontrolling interests. If Hoya Topco elects the redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of Class A common stock and subject to our Board’s approval.

The following table provides the net income attributable to Hoya Topco’s redeemable noncontrolling interest (in thousands):

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Net income—Hoya Intermediate	$30,272	$3,138
Hoya Topco’s weighted average % allocation of Hoya Intermediate’s net income (loss)	59.8%	59.9%

Net income attributable to Hoya Topco’s redeemable noncontrolling interests	$18,090	$1,879

Net income to Class A common stock–basic is calculated by subtracting the portion of Hoya Intermediate’s net income attributable to redeemable noncontrolling interests from our total net income, which includes our net income for activities outside of our investment in Hoya Intermediate as well as the full results of Hoya Intermediate on a consolidated basis.

Net income per Class A common stock–diluted is based on the average number of shares of Class A common stock used for the basic earnings per share calculation, adjusted for the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. Net income attributable to Class A common stockholders–diluted is adjusted for our share of Hoya Intermediate’s consolidated net income after giving effect to Intermediate Units that convert into potential shares of Class A common stock, to the extent it is dilutive. In addition, Net income attributable to Class A common stockholders–diluted is adjusted for the impact of changes in the fair value of Hoya Intermediate Warrants, to the extent they are dilutive.

VIVID SEATS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following tables set forth the computation of basic and diluted net income per share of Class A common stock for the periods where we had Class A and Class B common stock outstanding (in thousands, except share and per share data):

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Numerator—basic:
Net income	$30,272	$3,138
Less: Income attributable to redeemable noncontrolling interests	18,090	1,879

Net income attributable to Class A Common Stockholders—basic	12,182	1,259

Denominator—basic:
Weighted average Class A common stock outstanding—basic	77,410,820	79,151,929

Net income per Class A common stock—basic	$0.16	$0.02

Numerator—diluted:
Net income attributable to Class A Common Stockholders—basic	$12,182	$1,259
Net income effect of dilutive securities:
Effect of dilutive Noncontrolling Interest	16,849	1,720
Effect of Exercise Warrants	—	9
Effect of RSUs	20	—

Net income attributable to Class A Common Stockholders—diluted	29,051	2,988

Denominator—diluted:
Weighted average Class A common stock outstanding—basic	77,410,820	79,151,929
Weighted average effect of dilutive securities:
Effect of dilutive Noncontrolling Interest	118,200,000	118,200,000
Effect of Exercise Warrants	—	1,035,625
Effect of RSUs	213,162	26,593

Weighted average Class A common stock outstanding—diluted	195,823,982	198,414,147

Net income per Class A common stock—diluted	$0.15	$0.02

Potential shares of common stock are excluded from the computation of diluted net income per share if their effect would have been anti-dilutive for the period presented or if the issuance of shares is contingent upon events that did not occur by the end of the period.

The following tables present potentially dilutive securities excluded from the computation of diluted net income per share for the periods presented that could potentially dilute earnings per share in the future:

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
RSUs	991,301	1,292,011
Stock options	9,698,759	6,660,995
Public Warrants and Private Warrants	13,286,644	24,652,569
Exercise Warrants	34,000,000	17,000,000
Hoya Intermediate Warrants	6,000,000	6,000,000
Noncontrolling Interest	—	—

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Vivid Seats Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vivid Seats Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), deficit, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Company consummated a merger on October 18, 2021, which has been accounted for as a reverse recapitalization. The financial statements of the Company represent a continuation of the financial statements of Hoya Intermediate, LLC.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 7, 2023

We have served as the Company’s auditor since 2021.

VIVID SEATS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$251,542	$489,530
Restricted cash	748	280
Accounts receivable – net	36,531	36,124
Inventory – net	12,783	11,773
Prepaid expenses and other current assets	29,912	72,504

Total current assets	331,516	610,211
Property and equipment – net	10,431	1,082
Right-of-use assets – net	7,859	—
Intangible assets – net	81,976	78,511
Goodwill	715,258	718,204
Other non-current assets	4,391	787

Total assets	$1,151,431	$1,408,795

Liabilities and equity (deficit)
Current liabilities:
Accounts payable	$161,312	$191,201
Accrued expenses and other current liabilities	181,970	281,156
Deferred revenue	31,983	25,139
Current maturities of long-term debt	2,750	—

Total current liabilities	378,015	497,496
Long-term debt – net	264,898	460,132
Long-term lease liabilities	14,911	—
Other liabilities	13,445	25,834

Total long-term liabilities	293,254	485,966
Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	862,860	1,286,016
Shareholders’ deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized, 82,410,774 issued and outstanding at December 31, 2022; 79,091,871 shares issued and outstanding at December 31, 2021	8	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 118,200,000 issued and outstanding at December 31, 2022 and December 31, 2021	12	12
Additional paid-in capital	663,908	182,091
Treasury stock, at cost, 4,342,477 shares at December 31, 2022; no shares at December 31, 2021	(32,494)	—
Accumulated deficit	(1,014,132)	(1,042,794)

Total Shareholders’ deficit	(382,698)	(860,683)

Total liabilities, Redeemable noncontrolling interests, and Shareholders’ deficit	$1,151,431	$1,408,795

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Years Ended December 31,
	2022	2021	2020
Revenues	$600,274	$443,038	$35,077
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	140,508	90,617	24,690
Marketing and selling	248,375	181,358	38,121
General and administrative	127,619	92,170	66,199
Depreciation and amortization	7,732	2,322	48,247
Impairment charges	—	—	573,838
Change in fair value of contingent consideration	(2,065)	—	—

Income (loss) from operations	78,105	76,571	(716,018)
Other (income) expense:
Interest expense – net	12,858	58,179	57,482
Loss on extinguishment of debt	4,285	35,828	685
Other (income) expense	(8,227)	1,389	—

Income (loss) before income taxes	$69,189	$(18,825)	$(774,185)
Income tax expense (benefit)	(1,590)	304	—

Net income (loss)	70,779	(19,129)	(774,185)
Net loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	—	(12,836)	(774,185)
Net income (loss) attributable to redeemable noncontrolling interests	42,117	(3,010)	—

Net income (loss) attributable to Class A Common Stockholders	$28,662	$(3,283)	$—

Income (loss) per Class A Common Stock(1):
Basic	$0.36	$(0.04)
Diluted	$0.36	$(0.04)
Weighted average Class A Common Stock outstanding(1):
Basic	80,257,247	77,498,775
Diluted	198,744,381	77,498,775

(1)	There were no shares of Class A Common Stock outstanding prior to October 18, 2021. Therefore, no income (loss) per share information has been presented for any period prior to that date.

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2022	2021	2020
Net income (loss)	$70,779	$(19,129)	$(774,185)
Other comprehensive income (loss):
Unrealized gain on derivative instruments	—	822	1,095

Comprehensive income (loss), net of taxes	$70,779	$(18,307)	$(773,090)
Comprehensive loss attributable to Hoya Intermediate, LLC shareholders prior to reverse recapitalization	—	(12,836)	(773,090)
Comprehensive income (loss) attributable to redeemable noncontrolling interests	42,117	(3,010)	—

Comprehensive income (loss) attributable to Class A Common Stockholders	$28,662	$(2,461)	$—

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(in thousands, except share/unit data)

	Redeemable senior preferred units		Redeemable preferred units			Common units		Class A Common Shares		Class B Common Shares			Treasury Stock
	Units	Amount	Units	Amount	Redeemable noncontrolling interests	Units	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated deficit	Accumulated other comprehensive (income) loss	Total shareholders’ equity (deficit)
Balances at January 1, 2020	100	$197,154	100	$9,939	$—	100	$—	—	$—	—	$—	$772,683	—	$—	$(252,490)	$(1,917)	$518,276
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(774,185)	—	(774,185)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	887	887
Loss reclassified from accumulated other comprehensive loss to earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	208	208
Deemed contribution from former parent	—	—	—	—	—	—	—	—	—	—	—	4,287	—	—	—	—	4,287
Accretion of senior preferred units	—	21,134	—	—	—	—	—	—	—	—	—	(21,134)	—	—	—	—	(21,134)
Distributions to former parent	—	—	—	—	—	—	—	—	—	—	—	(120)	—	—	—	—	(120)

Balances at December 31, 2020	100	$218,288	100	$9,939	$—	100	$—	—	$—	—	$—	$755,716	—	$—	$(1,026,675)	$(822)	$(271,781)
Net loss prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,836)	—	(12,836)
Loss reclassified from accumulated other comprehensive loss to earnings prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	822	822
Deemed contribution from former parent prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	3,692	—	—	—	—	3,692
Accretion of senior preferred units prior to reverse recapitalization	—	17,738	—	—	—	—	—	—	—	—	—	(17,738)	—	—	—	—	(17,738)
Reverse recapitalization, net	(100)	(236,026)	(100)	(9,939)	84,874	(100)	—	76,948,433	8	118,200,000	12	637,341	—	—	—	—	637,361
Net loss after reverse recapitalization	—	—	—	—	(3,010)	—	—	—	—	—	—	—	—	—	(3,283)	—	(3,283)
Deemed contribution from former parent after reverse recapitalization	—	—	—	—	438	—	—	—	—	—	—	293	—	—	—	—	293
Equity-based compensation after reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	1,624	—	—	—	—	1,624
Change in fair value of warrants	—	—	—	—	—	—	—	—	—	—	—	1,269	—	—	—	—	1,269
Issuance of shares related to acquisition	—	—	—	—	—	—	—	2,143,438	—	—	—	21,306	—	—	—	—	21,306
Dividends paid to Class A Common Shareholders	—	—	—	—	—	—	—	—	—	—	—	(17,698)	—	—	—	—	(17,698)
Subsequent remeasurement of Redeemable noncontrolling interests	—	—	—	—	1,203,714	—	—	—	—	—	—	(1,203,714)	—	—	—	—	(1,203,714)

Balances at December 31, 2021	—	$—	—	$—	$1,286,016	—	$—	79,091,871	$8	118,200,000	$12	$182,091	—	$—	$(1,042,794)	$—	$(860,683)

Net income	—	—	—	—	42,117	—	—	—	—	—	—	$—	—	—	28,662	—	28,662
Issuance of shares	—	—	—	—	—	—	—	591,118	—	—	—	—	—	—	—	—	—
Deemed contribution from former parent	—	—	—	—	2,687	—	—	—	—	—	—	1,824	—	—	—	—	1,824
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	—	14,621	—	—	—	—	14,621
Repurchases of common stock	—	—	—	—	—	—	—	—	—	—	—	—	(4,342,477)	(32,494)	—	—	(32,494)
Distributions to non-controlling interest	—	—	—	—	(5,245)	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of contingent consideration	—	—	—	—	—	—	—	—	—	—	—	2,657	—	—	—	—	2,657
Subsequent remeasurement of Redeemable noncontrolling interests	—	—	—	—	(462,715)	—	—	—	—	—	—	462,715	—	—	—	—	462,715
Increase in common shares outstanding following warrant exchange	—	—	—	—	—	—	—	2,727,785	—	—	—	—	—	—	—	—	—

Balances at December 31, 2022	—	$—	—	$—	$862,860	—	$—	82,410,774	$8	118,200,000	$12	$663,908	(4,342,477)	$(32,494)	$(1,014,132)	$—	$(382,698)

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net income (loss)	$70,779	$(19,129)	$(774,185)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,732	2,322	48,247
Amortization of deferred financing costs and interest rate cap	1,052	4,472	3,863
Loss on asset disposals	369	—	169
Equity-based compensation expense	19,053	6,047	4,287
Loss on extinguishment of debt	4,285	35,828	685
Interest expense paid-in-kind	—	25,214	15,678
Change in fair value of warrants	(8,227)	1,389	—
Impairment charges	—	—	573,838
Amortization of right-of-use assets	2,170	—	—
Change in fair value of contingent consideration	(2,065)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(329)	(874)	(10,250)
Inventory	(1,010)	(4,311)	4,094
Prepaid expenses and other current assets	42,894	7,623	(67,584)
Accounts payable	(30,779)	128,160	(28,674)
Accrued expenses and other current liabilities	(94,415)	14,196	195,404
Deferred paid-in-kind interest paid on May 2020 First Lien Loan	—	(44,141)	—
Deferred revenue	6,844	19,183	24
Other assets and liabilities	(3,978)	(189)	512

Net cash provided by (used in) operating activities	14,375	175,790	(33,892)
Cash flows from investing activities
Cash acquired (paid) in acquisition	(8)	301	—
Purchases of property and equipment	(3,558)	(1,132)	(341)
Purchases of personal seat licenses	(165)	(76)	—
Investments in developed technology	(11,684)	(8,438)	(7,264)

Net cash used in investing activities	(15,415)	(9,345)	(7,605)
Cash flows from financing activities
Proceeds from February 2022 First Lien Loan	275,000	—	—
Payments of February 2022 First Lien Loan	(2,062)	—	—
Distributions to non-controlling interests	(5,245)	—	—
Repurchase of Common Stock as Treasury Stock	(32,494)	—	—
Cash paid for milestone payments	(1,111)	—	—
Proceeds from PIPE Financing	—	475,172	—
Proceeds from the Merger Transaction	—	277,738	—
Redemption of Redeemable Senior Preferred Units	—	(236,026)	—
Payments of May 2020 First Lien Loan	—	(260,000)	—
Payments of June 2017 First Lien Loan	(465,712)	(153,009)	(5,856)
Prepayment penalty on extinguishment of debt	—	(27,974)	—
Payment of reverse recapitalization costs	—	(20,175)	—
Dividends paid to Class A Common Stock Shareholders	—	(17,698)	—
Proceeds from May 2020 First Lien Loan	—	—	260,000
Proceeds from Revolving Facility	—	—	50,000
Payments of Revolving Facility	—	—	(50,000)
Payments of deferred financing costs and other debt-related costs	(4,856)	—	(8,479)
Distributions	—	—	(120)

Net cash (used in) provided by financing activities	(236,480)	38,028	245,545

Net increase (decrease) in cash, cash equivalents, and restricted cash	(237,520)	204,473	204,048

Cash, cash equivalents, and restricted cash – beginning of period	489,810	285,337	81,289

Cash, cash equivalents, and restricted cash – end of period	$252,290	$489,810	$285,337

Supplemental disclosure of cash flow information:
Paid-in-kind interest added to May 2020 First Lien Loan principal	$—	$28,463	$15,678
Cash paid for interest	$14,794	$72,736	$34,592
Acquisition non-cash consideration	$—	$21,306	$—
Property and equipment acquired through tenant improvement allowance	$6,472	$—	$—
Right-of-use assets obtained in exchange for lease obligations	$3,406	$—	$—
Equity-based compensation expense related to capitalized development costs	$79	$—	$—

The accompanying notes are an integral part of these financial statements.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND, DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Vivid Seats Inc. (“VSI”) and its subsidiaries including Hoya Intermediate, LLC (“Hoya Intermediate”), Hoya Midco, LLC (“Hoya Midco”), and Vivid Seats LLC (collectively the “Company,” “us,” “we,” and “our”) provide an online secondary ticket marketplace that enables ticket buyers to discover and easily purchase tickets to concert, sporting and theater events in the United States and Canada. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their operations. In our Resale segment, we acquire tickets to resell on secondary ticket marketplaces, including our own.

Our consolidated financial statements include all of our accounts, including those of our consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

VSI was incorporated in Delaware on March 29, 2021 as a wholly owned subsidiary of Hoya Intermediate. VSI was formed for the purpose of completing the transactions contemplated by the definitive transaction agreement, dated April 21, 2021 (the “Transaction Agreement”), by and among Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company, Hoya Intermediate, Hoya Topco, VSI, and the other parties thereto. On October 18, 2021, the transactions contemplated by the Transaction Agreement were completed.

The Merger Transaction and PIPE Financing—On October 18, 2021, we consummated a series of transactions (collectively, the “Merger Transaction”) between Horizon, VSI, and Hoya Intermediate. The Merger Transaction was accounted for as a reverse recapitalization, with Hoya Intermediate treated as the accounting acquirer. Accordingly, our consolidated financial statements represent a continuation of the financial statements of Hoya Intermediate with net assets of Hoya Intermediate stated at historical cost.

In connection with the Merger Transaction, VSI:

•

Issued 29,431,260 shares of Class A common stock to former shareholders of Horizon, whereby $293.2 million in cash and cash equivalents (after the payment of $18.7 million in transaction costs incurred by Horizon) of Horizon became available to VSI. We subsequently paid an additional $15.5 million in transaction costs incurred by Horizon using the cash and cash equivalents that became available to VSI;

•

Issued 118,200,000 shares of Class B common stock and 6,000,000 warrants at an exercise price of $0.001 per share to purchase Class B common stock (“Class B Warrants”), which are only exercisable upon the exercise of a corresponding Hoya Intermediate Warrant (defined below), to Hoya Topco in exchange for the outstanding shares of Hoya Intermediate;

•

Received $475.2 million in aggregate consideration from certain investors, including Horizon Sponsor in exchange for 47,517,173 shares of Class A common stock, pursuant to a private investment in public equity (“PIPE Financing”).

•

Used proceeds from Horizon and the PIPE Financing to pay (i) $482.4 million towards our outstanding debt, (ii) $236.0 million to facilitate the redemption of preferred units held in Hoya Intermediate, and (iii) $54.3 million for transaction fees incurred in connection with the Merger Transaction;

•

Issued to Horizon Sponsor (i) warrants to purchase 17,000,000 shares of Class A common stock at an exercise price of $10.00 per share , (ii) warrants to purchase 17,000,000 shares of Class A common stock at an exercise of $15.00 per share (collectively, the “Exercise Warrants”), and (iii) 50,000 shares of Class A common stock; and

•

Issued private warrants to purchase 6,519,791 shares of Class A common stock at an exercise price of $11.50 per share (“Private Warrants”), and public warrants to purchase 18,132,776 shares of Class A common stock at an exercise price of $11.50 per share (“Public Warrants”), to former holders of Horizon warrants.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Merger Transaction, Hoya Intermediate issued to Hoya Topco (i) warrants to purchase 3,000,000 shares of common units of Hoya Intermediate (“Intermediate Units”) at an exercise price of $10.00 per share, and (ii) warrants to purchase 3,000,000 shares of Intermediate Units at an exercise of $15.00 per share (collectively, the “Hoya Intermediate Warrants”). A portion of the Hoya Intermediate Warrants consisting of warrants to purchase 1,000,000 Intermediate Units at exercise prices of $10.00 and $15.00 per unit (“Option Contingent Warrants”), respectively, were issued in tandem with stock options issued by VSI to members of our management team (“Management Options”). The Option Contingent Warrants only become available to exercise by Hoya Topco in the event that a Management Option is forfeited or goes unexercised. For additional details regarding the issuance of warrants in connection with the Merger Transaction refer to Note 14, Financial Instruments.

Following the Merger Transaction, the legacy unit holders of Hoya Intermediate own a controlling interest in VSI through their ownership of Class B common stock in VSI.

Immaterial Correction of an Error in Prior Period—We identified an immaterial error related to the classification of the payment of previously deferred interest in our Consolidated Statement of Cash Flows for the year ended December 31, 2021. The payment of $44.1 million of deferred interest was previously classified as a financing cash outflow included within the Payments of May 2020 First Lien Loan in the Consolidated Statement of Cash flows. We subsequently determined that the $44.1 million should have been classified as an operating cash outflow in the Consolidated Statement of Cash Flows. We therefore conducted an evaluation of the quantitative and qualitative factors outlined in Staff Accounting Bulletin No. 99 and concluded that the impact of the cash flow classification error was not material to the previously issued financial statements. We corrected the deferred interest payment of $44.1 million from an outflow in cash flows from financing activities to an outflow in cash flows from operating activities in the Consolidated Statement of Cash Flows for the year ended December 31, 2021. The effect of the error did not impact the Consolidated Statement of Operations, the Consolidated Statement of Comprehensive Income (Loss), or the Consolidated Statement of Equity (Deficit) for the year ended December 31, 2021. The effect of the error did not impact the Consolidated Balance Sheet as of December 31, 2021.

The impact of this correction in the Consolidated Statement of Cash Flows for the year ended December 31, 2021 is as follows:

	As Reported	As Restated
Cash flows from operating activities
Deferred paid-in-kind interest paid on May 2020 Loan	$—	$(44,141)
Net cash provided by operating activities	219,931	175,790
Cash flows from financing activities
Payments of May 2020 First Lien Loan	(304,141)	(260,000)
Net cash (used in) provided by financing activities	(6,113)	38,028
Supplemental disclosure of cash flow information:
Cash paid for interest	28,595	72,736

COVID-19 Update—Beginning in the second quarter of 2021, and continuing throughout 2022, we have seen a recovery in ticket orders as mitigation measures ease. While we have experienced recovery from the COVID-19 pandemic, uncertainty remains around the potential for new variants to emerge or case counts to rise. We expect some of our key accounting estimates to continue to evolve depending on the degree of future impacts associated with the COVID-19 pandemic. If economic conditions caused by the pandemic worsen, our financial condition, cash flows, and results of operations may be materially impacted.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—We use estimates and assumptions in the preparation of our consolidated financial statements in accordance with GAAP. Our estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Our actual financial results could differ significantly from these estimates. The significant estimates underlying our consolidated financial statements include the accrual for future customer compensation and the related recovery of future customer compensation asset; breakage rates related to customer credits; usage assumptions for our loyalty program; inventory valuation; valuation of equity-based compensation; valuation of warrants; valuation of acquired intangible assets and goodwill and valuation of earnouts issued in connection with our acquisition of Betcha Sports, Inc. (“Betcha”, as renamed “Vivid Picks”); useful life of definite-lived intangible assets and other long-lived assets; impairments of goodwill, indefinite-lived intangible assets, definite-lived intangible assets and long-lived assets, and valuation allowances.

Cash and Cash Equivalents—Cash and cash equivalents include all cash balances and highly liquid investments purchased with original maturities of three months or less. Our cash and cash equivalents consist primarily of domestic bank accounts, interest-bearing deposit accounts, and money market accounts managed by third-party financial institutions. Cash and cash equivalents are valued by us based on quoted prices in an active market, which represent a Level 1 measurement within the fair value hierarchy.

Cash and cash equivalents held in interest-bearing accounts may exceed the Federal Deposit Insurance Corporation insurance limits. To reduce credit risk, we monitor the credit standing of the financial institutions that hold our cash and cash equivalents. However, balances could be impacted in the future if underlying financial institutions fail. As of December 31, 2022 and 2021, we have not experienced any loss or lack of access to its cash and cash equivalents.

Restricted Cash—Restricted cash consists of funds reserved for Vivid Picks account balances, which are required to remain separate from our operational funds and are reserved for users.

Accounts Receivable and Credit Policies—$18.9 million and $9.5 million of the Accounts receivable balance at December 31, 2022 and 2021, respectively, consisted of uncollateralized payment processor obligations due under normal trade terms typically requiring payment within three business days. Credit risk with respect to accounts receivable from payment processing entities is limited due to the consolidation of those receivables with large financial institutions and the frequency with which the receivables turn over.

$1.0 million and $7.2 million of the Accounts receivable balance at December 31, 2022 and 2021, respectively, consisted of amounts due from marketplace ticket sellers for cancelled event tickets. We recorded an allowance for doubtful accounts of $0.1 million and $1.4 million at December 31, 2022 and 2021, respectively, to reflect potential challenges in collecting funds from marketplace ticket sellers. The allowance for doubtful accounts decreased during 2022 as ticket sellers on the marketplace platform repaid their outstanding balances or uncollectable amounts were written off. Accounts receivable balances are stated net of allowance for doubtful accounts and bad debt expense is presented as a reduction of Revenues in the Consolidated Statements of Operations.

$11.7 million and $14.5 million of the Accounts receivable balance at December 31, 2022 and 2021, respectively, consisted of amounts due from distribution partners for cancellation charges, primarily related to cancelled events. We recorded an allowance for doubtful accounts of $3.6 million and $1.6 million at December 31, 2022 and 2021, respectively, to reflect potential challenges in collecting funds from distribution partners, particularly for amounts due upon usage of store credit previously issued to buyers. Accounts receivable balances are stated net of allowance for doubtful accounts and bad debt expense is presented as a reduction of Revenues in the Consolidated Statements of Operations.

Write-offs were $4.9 million, $1.0 million, and less than $0.1 million for the years ended December 31, 2022, 2021 and 2020, respectively.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Inventory—Inventory consists of tickets to live events purchased by our Resale segment. All inventory is valued at the lower of cost or net realizable value, determined by the specific identification method. A provision is recorded to adjust inventory to its estimated realizable value when inventory is determined to be in excess of anticipated demand. During the years ended December 31, 2022, 2021, and 2020, we incurred inventory write-downs of $5.0 million, $2.1 million, and $1.6 million, respectively, which are presented in Cost of revenues in the Consolidated Statements of Operations.

Property and Equipment—Property and equipment are stated at cost, net of depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Asset Class	Useful Life
Computer Equipment	5 years
Purchased Software	3 years
Furniture and Fixtures	7 years

Leasehold improvements are amortized over the shorter of the term of the lease or the improvements’ estimated useful lives.

Long-Lived Assets Impairment Assessments—We review our long-lived assets (property and equipment – net and personal seat licenses – net) for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The fair value of our long-lived assets is determined using both the market approach and income approach, utilizing Level 3 inputs. If circumstances require a long-lived asset or asset group to be held and used be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that long-lived asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount exceeds its fair value.

During the second quarter of 2020, we determined a triggering event occurred that required us to evaluate our long-lived assets for impairment. We recorded an impairment charge as a result of those assessments. Refer to Note 6, Impairments, for additional information.

Goodwill and Intangible Assets—Goodwill represents the excess purchase price over the fair value of the net assets acquired. Intangible assets other than goodwill primarily consists of customer and supplier relationships, developed technology, non-compete agreements, and trademarks.

We evaluate goodwill and our indefinite-lived intangible asset for impairment annually on October 31 or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. We have the option to assess goodwill and our indefinite-lived intangible asset for impairment by first performing a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit or the indefinite-lived intangible asset is less than its carrying value. If it is determined that the reporting unit’s or the indefinite-lived intangible asset’s fair value is more-likely-than-not less than its carrying value, or if we do not elect the option to perform an initial qualitative assessment, we perform a quantitative assessment of the reporting unit’s or the indefinite-lived intangible asset’s fair value. If the fair value of the reporting unit or the indefinite-lived intangible asset is in excess of its carrying value, the related goodwill or the indefinite-lived intangible asset is not impaired. If the fair value of the reporting unit is less than the carrying value, we recognize an impairment equal to the difference between the carrying value of the reporting unit and its fair value, not to exceed the carrying value of goodwill. If the fair value of the indefinite-lived intangible asset is less than the carrying value, we recognize an impairment equal to the difference.

We review our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If circumstances require a definite-lived intangible asset or its asset group to be held and used be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that definite-lived intangible asset or asset group to its carrying amount. If the carrying amount of the definite-lived intangible asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The fair value of our definite-lived intangible assets or asset group is determined using both the market approach and income approach, utilizing Level 3 inputs.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Definite-lived intangible assets are amortized on a straight-line basis over their estimated period of benefit, over the following estimated useful lives:

Asset Class	Useful Life
Non-competition agreements	3 years
Supplier relationships	4 years
Developed technology	3-5 years
Customer relationships	2-5 years

During the second quarter of 2020, we determined a triggering event occurred that required us to evaluate our long-lived assets for impairment. We recorded an impairment charge as a result of those assessments. Refer to Note 6, Impairments, for additional information.

Capitalized Development Costs—We incur costs related to internal-use software and website development. Costs incurred in both the preliminary project stage and post-implementation stage of development are expensed as incurred. Qualifying development costs, including those incurred for upgrades and enhancements that result in additional functionality to existing software, are capitalized. Capitalized development costs are classified as Intangible assets – net on the Consolidated Balance Sheets and amortized using the straight-line method over the 3 year useful life of the applicable software. The amortization is presented in Depreciation and amortization expense in the Consolidated Statements of Operations.

Accrued Customer Credits—We may issue credits to customers for cancelled events that can be applied to future purchases on our marketplace. The amount recognized in Accrued expenses and other current liabilities in the Consolidated Balance Sheets represents the balance of credits issued to these customers. Breakage income from customer credits that are not expected to be used, and are not subject to escheatment, is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used. We estimate breakage based on historical usage trends for credits issued by us and available data on comparable programs. This estimate could be impacted by changes in credit usage rates, or in the determination of which credits are subject to escheatment, the effects of which could be material to the consolidated financial statements. When customer credits are used to make a purchase, revenue is recognized for the new transaction.

Accrued Future Customer Compensation—Provisions for accrued future customer compensation are included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets and represent compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. The expected recoveries of these obligations are included in Prepaid expenses and other current assets. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenue. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material to the consolidated financial statements.

Income Taxes—Hoya Intermediate is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Hoya Intermediate’s taxable income and losses were passed through to and included in the taxable income of its members, including VSI, for periods following the Merger Transaction. Accordingly, amounts related to income taxes were zero for us prior to the Merger Transaction, and therefore, are not representative of future amounts expected to be incurred by us.

Following the Merger Transaction, our parent legal entity is VSI. We are subject to income taxes at the U.S. federal, state, and local levels for income tax purposes, including with respect to our allocable share of any taxable income of Hoya Intermediate. Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences on differences

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is “more-likely-than not” that some portion or all of the deferred tax assets will not be realized. The realization of the deferred tax assets is dependent on the amount of our future taxable income.

We recognize interest and penalties related to underpayment of income taxes in Income tax expense on the Consolidated Statements of Operations. To date, the interest or penalties incurred related to income taxes have not been material.

Tax Receivable Agreement—In connection with the Merger Transaction, we entered into a Tax Receivable Agreement with the existing Hoya Intermediate shareholders that will provide for payment to Hoya Intermediate shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, is deemed to realize) as a result of, or attributable to, (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of Intermediate Units (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries, and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to Hoya Intermediate making payments under the Tax Receivable Agreement.

Debt—Term debt is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. Deferred borrowing costs and discounts are amortized to interest expense over the terms of the respective borrowings using the effective interest method. Upon the repayment of our term debt, we reflected prepayment penalties and the write-off of any unamortized borrowing costs and discounts as loss on extinguishment of debt on the Consolidated Statements of Operations.

Fair Value of Financial Instruments—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of our financial instruments is disclosed based on the fair value hierarchy using the following three categories:

Level 1—Measurements that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Measurements that include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. These fair value measurements require significant judgment.

Our assets and liabilities measured at fair value on a recurring basis are presented in Note 12, Debt, and Note 14, Financial Instruments. Our non-financial assets, such as goodwill, intangible assets, and long-lived assets are measured at fair value on a nonrecurring basis, utilizing Level 3 inputs, are presented in Note 9, Goodwill and Intangible Assets. Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments. We did not have any transfers of financial instruments between valuation levels during the years ended December 31, 2022 and 2021.

Warrants—In connection with the Merger Transaction, we issued several types of warrants. We separately evaluate the terms for each of these outstanding warrants in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging: Contracts in an Entity’s Own Equity to determine the appropriate classification and accounting treatment. Our Public Warrants, Private Warrants, and Exercise Warrants meet the criteria to be classified as equity instruments. Hoya Intermediate Warrants are exercisable for Intermediate Units, which allow for a potential cash redemption at the discretion of the unit holder, and hence, these warrants are classified as a liability in Other liabilities on our Consolidated Balance Sheets. The warrant liability is subject to a fair value remeasurement each period with an offsetting adjustment reflected in Other expenses on our Consolidated Statements of Operations.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Redeemable Noncontrolling Interests—VSI holds a 40.5% interest in Hoya Intermediate, with the remainder held by Hoya Topco. Hoya Topco’s interest in Hoya Intermediate represents a redeemable noncontrolling interest. At its discretion, Hoya Topco has the right to exchange its common units in Hoya Intermediate for either shares of Class A common stock of VSI on a one-to-one basis or cash proceeds of equal value at the time of redemption. Any redemption of Intermediate Units in cash must be funded through a private or public offering of Class A Common Stock and is subject to the approval of the VSI Board of Directors (“Board”). As of December 31, 2022, equity holders of Hoya Topco hold the majority of the voting rights on the Board.

As the redeemable noncontrolling interests are redeemable upon the occurrence of an event that is not solely within our control, we classify our redeemable noncontrolling interests as temporary equity. The redeemable noncontrolling interests were initially measured at Hoya Topco’s share in the net assets of Hoya Intermediate upon consummation of the Merger Transaction. Subsequent remeasurements of our redeemable noncontrolling interests are recorded as a deemed dividend each reporting period, which reduces retained earnings, if any, or additional paid-in capital of VSI Remeasurements of our redeemable noncontrolling interests are based on the fair value of our Class A common stock.

Offering costs—We incurred incremental costs associated with the Merger Transaction and PIPE Financing related for legal, accounting, and other third-party fees. In accordance with Staff Accounting Bulletin (“SAB”) Topic 5.A, Expenses of Offering, we deferred certain incremental costs directly associated with the Merger Transaction and PIPE Financing. These deferred costs were capitalized by us and subsequently charged against the gross proceeds of the Merger Transaction and PIPE Financing as a reduction to additional paid-in capital on the Consolidated Balance Sheets. Our total transaction costs during the year ended December 31, 2021 were $32.7 million, of which $20.2 million was charged against the gross proceeds of the Merger Transaction and PIPE Financing.

Equity-Based Compensation—We account for Restricted Stock Units (“RSUs”), stock options, and profits interest at fair value as of the grant date. We award RSUs to our employees, directors and consultants. We award stock options to certain employees. We account for forfeitures of outstanding, but unvested grants, in the period they occur. The awards are subject to the recipient’s continued service through the applicable vesting date. The grant-date fair value of stock options is estimated using an option pricing model. The model requires us to make assumptions and judgments about the variables used in the calculation, the volatility of our common stock, risk-free interest rate, and expected dividends. Expense related to grants of equity-based awards is recognized as equity-based compensation in the Consolidated Statements of Operations.

Prior to the Merger Transaction, certain members of management received profit interests in Hoya Topco and Phantom units in a cash bonus pool funded by Hoya Topco. Under Accounting Standards Codification (“ASC”) 718, Compensation–Stock Compensation, and ASC 480, Distinguishing Liabilities from Equity, the grants of profits interest meet the criteria to be recognized as equity-classified awards, whereas the grants of Phantom units meet the criteria to be recognized as liability-classified awards.

For the profit interests and Phantom units, we used a market-based approach to determine the total equity value of Hoya Topco and allocate the resulting value between share classes using the Black-Scholes option pricing model to determine the grant date fair value of employee grants. The exercise prices used are based on various scenarios considering the waterfall payout structure of the units that exists at the Hoya Topco level.

For Phantom Units with service and performance conditions, we recognize a liability for the fair value of the outstanding units only when we conclude it is probable that the performance condition will be achieved. As of December 31, 2022 and 2021, it is not probable the performance condition will be achieved.

Segment Reporting—Operating segments are defined as components of an entity for which discrete financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and performance assessment. Our CODM is our Chief Executive Officer. We have determined that we have two operating and reportable segments: Marketplace and Resale.

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Revenue Recognition—We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). We report revenue on a gross or net basis based on management’s assessment of whether we are acting as a principal or agent in the transaction. Revenue is reported net of sales taxes. The determination of whether we are acting as a principal or an agent in a transaction is based on the evaluation of control over the ticket, including the right to sell the ticket, before it is transferred to the ticket buyer.

Marketplace

We act as an intermediary between ticket buyers and sellers in our online secondary ticketing marketplace. Revenue primarily consists of service fees from ticketing operations and is reduced by incentives provided to ticket buyers.

We have one primary performance obligation, facilitating the Marketplace transaction between the ticket buyers and sellers, which is satisfied at the time the order is confirmed. In this transaction, we act as an agent as we do not control the ticket prior to transferring it to the ticket buyer.

Revenue is recognized net of the amount due to the ticket seller when the seller confirms an order with the ticket buyer, at which point the seller is obligated to deliver the tickets to the buyer in accordance with the original marketplace listing. Payment from the ticket buyer is due at the time of sale.

Our sales terms provide that we will compensate the ticket buyer for the total amount of the purchase if an event is cancelled, the ticket is invalid, or if the ticket is delivered after the promised time. We have determined this is considered a stand-ready obligation to provide a return that is not a separate performance obligation, but is an element of variable consideration, which results in a reduction to revenue. The revenue reversal is reflected within Accrued expenses and other current liabilities in the Consolidated Balance Sheets when the buyer has yet to be compensated. We estimate the customer compensation liability, and corresponding charge against revenue, using the expected value method, which best predicts customer compensation for future cancellations. To the extent we estimate that a portion of the refund is recoverable from ticket sellers or distribution partners, we record the recovery as revenue to align with the net presentation of the original transaction. In extreme circumstances, such as the COVID-related shutdowns during 2020, the timing of event cancellations versus new sales transactions can result in customer compensation costs exceeding current period sales resulting in negative marketplace revenue for that period.

In certain instances, ticket buyers are compensated with credit to be used on future purchases. When a credit is redeemed, revenue is recognized for the newly placed order. Breakage income from customer credits that are not expected to be used, and not subject to escheatment, is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used.

We also earn referral commissions on purchases of third-party insurance services by ticket buyers at the time of sale of the associated ticket on the Marketplace platform. Referral commissions are recognized as revenue when the ticket buyer makes a purchase from the third-party insurance provider during customer checkout. Payment from the third-party provider is due to us net 30 from when invoiced. This revenue is included within all categories of Marketplace disaggregated revenue described in Note 4, Revenue Recognition.

We earn revenue from our daily fantasy sports offering, which is the difference between cash entry fees collected and cash amounts paid out to users for winning picks, less customer promotions and incentives in a period.

Resale

We sell tickets we own on secondary ticket marketplaces. The Resale business has one performance obligation, which is to transfer control of a live event ticket to a ticket buyer once an order has been confirmed.

We act as a principal in these transactions as we own the ticket and therefore we control the ticket prior to transferring the ticket to the customer. Revenue is recorded on a gross basis based on the value of the ticket and is recognized when an order is confirmed in the secondary ticket marketplace. Payment from the marketplace is typically due upon delivery of the ticket or after the event has passed.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Secondary ticket marketplace terms and conditions require sellers to repay amounts received for events that are cancelled or tickets that are invalid or delivered after the promised time. We have determined that this obligation is a stand-ready obligation to provide a return that is not a separate performance obligation, but is an element of variable consideration, which results in a reduction to revenue. We recognize a liability for known and estimated cancellation charges within Accrued expenses and other current liabilities in the Consolidated Balance Sheets. We estimate the future customer compensation liability, and corresponding charge against revenue, using the expected value method. To the extent we estimate that a portion of the charge is recoverable from the event host, we record the estimated recovery asset to Prepaid expenses and other current assets.

When our Resale business sells a ticket in our own marketplace, the service fee is recorded in Marketplace revenues and the sales price of the ticket is recorded in Resale revenues.

Deferred Revenue

Deferred revenue consists of fees received related to unsatisfied performance obligations at the end of the period. The majority of the unsatisfied performance obligations are related to our loyalty program, Vivid Seats Rewards. Vivid Seats Rewards allows ticket buyers to earn stamps for each ticket purchased, which convert to credits upon reaching certain thresholds. Buyers can redeem those credits on future transactions. The credits earned in the program represent a material right to the ticket buyer and constitute an additional performance obligation for us. As such, we defer revenue based on expected future usage and recognize the deferred revenue as credits are redeemed.

Revenue from sales of contingent events, such as postseason sporting events, is initially recorded as Deferred revenue in the Consolidated Balance Sheets and is recognized when the contingency is resolved.

Sales Tax—Sales taxes are imposed by state, county, and city governmental authorities. We collect sales tax from the ticket buyer where required and remit to the appropriate governmental agency. Collected sales taxes are recorded as a liability until remitted. There is no impact on the Consolidated Statements of Operations as revenue is recorded net of sales taxes.

Advertising Costs—We utilize various forms of advertising, including paid search, brand partnership, e-mail marketing, and other forms of media. Advertising costs are expensed as incurred and were $247.3 million, $180.7 million, and $37.5 million for the years ended December 31, 2022, 2021, and 2020 respectively. Advertising costs are presented as part of Marketing and selling expense in the Consolidated Statements of Operations.

Shipping and Handling—Shipping and handling charges to customers are included in Revenues in the Consolidated Statements of Operations. Shipping and handling costs incurred by us are treated as fulfillment activities, and as such are included in Cost of revenues in the Consolidated Statements of Operations. These costs are accrued upon recognition of revenue.

Recent Accounting Pronouncements

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are provided the option to adopt new or revised accounting guidance either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. The following provides a brief description of recent accounting pronouncements that could have a material effect on our financial statements:

Issued accounting standards adopted

Leases—In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease) in the balance sheet. Lease liabilities are equal to the present value of lease payments, while right-of-use assets are based on the associated lease liabilities, subject to certain adjustments, such as for initial direct costs. We elected the extended

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

transition period available to emerging growth companies and adopted Accounting Standards Codification (“ASC”) 842 effective January 1, 2022 on a modified retrospective basis by applying the new standard to all leases existing at the date of initial application. We elected to present the financial statements for all periods prior to January 1, 2022 under the previous lease standard (“ASC 840”), as well as elected other options, which allow us to use our previous evaluations regarding if an arrangement contains a lease, if a lease is an operating or financing lease, and what costs are capitalized as initial direct costs prior to adoption. We also elected to combine lease and non-lease components.

Upon the adoption of the new lease standard, on January 1, 2022, we recognized right-of-use assets of $6.6 million and lease liabilities of $8.1 million (including a current liability of $3.0 million) in the Consolidated Balance Sheets and reclassified certain balances related to existing leases. The right-of-use assets balance as of January 1, 2022 is adjusted for $1.5 million of lease termination liabilities and deferred rent liabilities recognized under the previous lease standard. There was no impact to Accumulated deficit on the Consolidated Balance Sheets at adoption. Refer to Note 8, Leases, for more information on leases.

Financial Instruments-Credit Losses—In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. Additional disclosures are required regarding assumptions, models, and methods for estimating the credit losses. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

Reference Rate Reform—In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. We adopted these requirements as of January 1, 2023 with no material impact on our consolidated financial statements.

3. BUSINESS ACQUISITION

On December 13, 2021, we acquired 100% of the equity of Betcha. In August 2022, we rebranded Betcha as Vivid Picks. Vivid Picks is a real money daily fantasy sports app with social and gamification features that enhance fans’ connection with their favorite live sports. The acquisition was accounted for as an acquisition of a business in accordance with the acquisition method of accounting. Acquisition costs directly related to the transaction for the year ended December 31, 2022 were not material and are included in General and administrative expenses in the Consolidated Statements of Operations.

The acquisition date fair value of the consideration consisted of $0.8 million in cash and 2.1 million shares of our Class A common stock. The total consideration includes cash earnouts of $3.4 million as of the acquisition date representing the estimated fair value that we may be obligated to pay if Vivid Picks meets certain earnings objectives. In addition, the consideration includes future milestone payments of $9.5 million as of the acquisition date representing the estimated fair value that we may be obligated to pay upon the achievement of certain integration objectives. For the year ended December 31, 2022, the estimated fair value of cash earnouts decreased by $2.1 million, which is presented in Change in fair value of contingent consideration on the Consolidated Statements of

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operations. As of December 31, 2022, $2.6 million was recorded in Additional paid-in capital in the Consolidated Balance Sheets related to our first milestone payment. For the year ended December 31, 2022, we made no payments related to cash earnouts and paid milestone payments which consisted of 0.3 million in shares of our Class A common stock and $1.1 million in cash. Subsequent to the year ended December 31, 2022, we paid a milestone payment of $2.5 million in cash. As of December 31, 2022, we had $5.9 million recorded in accrued expenses and other current liabilities related to future milestone payments and $1.1 million in other liabilities related to earnouts.

As part of the acquisition, we agreed to pay cash bonuses to certain Vivid Picks employees over three years following the anniversary of the employee start date. The payouts are subject to continued service, and therefore treated as compensation and expensed.

Proforma financial information has not been presented as the Vivid Picks acquisition was not considered material to our Consolidated Financial Statements.

The consideration was allocated to the assets acquired and liabilities assumed based on their fair value as of the acquisition date. The excess of the purchase price over the net assets acquired was recorded as goodwill. The goodwill recorded is not deductible for tax purposes as the Vivid Picks acquisition was primarily a stock acquisition and is attributable to the assembled workforce as well as the anticipated synergies from the integration of Vivid Picks’s technology with our technology.

During the year ended December 31, 2022, we recognized adjustments related to the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. The adjustments primarily consisted of $0.9 million in definite-lived intangible assets and $2.9 million in goodwill. Refer to Note 9, Goodwill and Intangible Assets, for the acquisition adjustment. We have finalized purchase accounting for this acquisition in the fourth quarter of 2022.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash	$48
Restricted cash	245
Accounts receivable	78
Prepaid expenses and other current assets	60
Intangible assets	4,430
Goodwill	31,931
Accounts payable	(1,180)
Accrued expenses and other current liabilities	(677)

Net assets acquired	$34,935

The following table summarizes the purchase consideration (in thousands):

Fair value of common stock	$21,306
Cash consideration	759
Fair value of milestone payments	9,470
Fair value of earnouts	3,400

Total purchase consideration	$34,935

The following table sets forth the components of identifiable intangible assets acquired (in thousands) and their estimated useful lives (in years) as of the date of acquisition (in thousands):

	Cost	Estimated Useful Life
Customer relationships	1,530	2 years
Developed technology	2,900	5 years

Total acquired intangible assets	$4,430

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. REVENUE RECOGNITION

During the years ended December 31, 2022, 2021, and 2020 Marketplace revenues consisted of the following (in thousands):

	2022	2021	2020
Marketplace revenues:
Owned Properties	$400,413	$308,226	$24,188
Private Label	110,681	81,442	(907)

Total Marketplace revenues	$511,094	$389,668	$23,281

During the years ended December 31, 2022, 2021, and 2020 Marketplace revenues consisted of the following event categories (in thousands):

	2022	2021	2020
Marketplace revenues:
Concerts	$251,423	$171,149	$15,775
Sports	196,467	175,471	3,484
Theater	61,483	41,745	3,759
Other	1,721	1,303	263

Total Marketplace revenues	$511,094	$389,668	$23,281

Within the Resale segment, we sell tickets we hold in inventory on resale ticket marketplaces. Resale revenues were $89.2 million, $53.4 million, and $11.8 million during the years ended December 31, 2022, 2021, and 2020, respectively.

At December 31, 2022, Deferred revenue in the Consolidated Balance Sheets was $32.0 million, which primarily relates to Vivid Seats Rewards, our loyalty program. Stamps earned under the program expire in two to three years, if not converted to credits, and credits expire in two to four years, if not redeemed. We expect to recognize all outstanding deferred revenue in the next seven years.

At December 31, 2021, $25.1 million was recorded as Deferred revenue, of which $16.2 million was recognized as revenue during year ended December 31, 2022. At December 31, 2020, $6.0 million was recorded as deferred revenue, of which $3.3 million was recognized as revenue during the year ended December 31, 2021.

5. SEGMENT REPORTING

Our reportable segments are Marketplace and Resale. Through the Marketplace segment, we act as an intermediary between ticket buyers and sellers within our online secondary ticket marketplace. Through the Resale segment, we acquire tickets from primary sellers, which we then sell through secondary ticket marketplaces. Revenues and contribution margin are used by our CODM to assess performance of the business. We define contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, general and administrative expenses or related depreciation and amortization expenses by segment, because our CODM does not use this information to evaluate the performance of our operating segments.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table represents our segment information for the year ended December 31, 2022 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$511,094	$89,180	$600,274
Cost of revenues (exclusive of depreciation and amortization shown separately below)	73,126	67,382	140,508
Marketing and selling	248,375	—	248,375

Contribution margin	$189,593	$21,798	211,391
General and administrative			127,619
Depreciation and amortization			7,732
Change in fair value of contingent consideration			(2,065)

Income from operations			78,105
Interest expense – net			12,858
Loss on extinguishment of debt			4,285
Other income			(8,227)

Income before income taxes			$69,189

The following table represents our segment information for the year ended December 31, 2021 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$389,668	$53,370	$443,038
Cost of revenues (exclusive of depreciation and amortization shown separately below)	51,702	38,915	90,617
Marketing and selling	181,358	—	181,358

Contribution margin	$156,608	$14,455	171,063
General and administrative			92,170
Depreciation and amortization			2,322

Income from operations			76,571
Interest expense – net			58,179
Loss on extinguishment of debt			35,828
Other expenses			1,389

Loss before income taxes			$(18,825)

The following table represents our segment information for the year ended December 31, 2020 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$23,281	$11,796	$35,077
Cost of revenues (exclusive of depreciation and amortization shown separately below)	13,741	10,949	24,690
Marketing and selling	38,121	—	38,121

Contribution margin	$(28,581)	$847	(27,734)
General and administrative			66,199
Depreciation and amortization			48,247
Impairment charges			573,838

Loss from operations			(716,018)
Interest expense - net			57,482
Loss on extinguishment of debt			685

Net loss			$(774,185)

Substantially all of our sales occur and assets reside in the United States.

6. IMPAIRMENTS

As disclosed in Note 2, Summary of Significant Accounting Policies, we assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. Definite-lived intangible assets and other long-lived assets are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the second quarter of 2020, we identified the COVID-19 pandemic as a triggering event for our long-lived assets, goodwill, indefinite-lived trademark, and definite-lived intangible assets. Due to global social distancing efforts put in place to mitigate the spread of the virus, and compliance with restrictions enacted by various governmental entities, most live events during 2020 were either postponed or cancelled. Consequently, we experienced a significant reduction of revenue during the year ended December 31, 2020.

The following summarizes the impairment charges recorded by us during the year ended December 31, 2020 (in thousands):

Goodwill	$377,101
Indefinite-lived trademark	78,734
Definite-lived intangible assets	107,365
Property and equipment	3,670
Personal seat licenses	6,968

Total impairment charges	$573,838

Long-lived asset impairments

We assessed its long-lived assets for potential impairment during the second quarter of 2020. ASC 360, Property, Plant, and Equipment, requires an impairment loss to be recognized for a long-lived asset if the carrying amount of the asset is not recoverable and exceeds its fair value. In accordance with ASC 360, we classify our long-lived assets as a single asset group, which consists primarily of property and equipment, personal seat licenses, and definite-lived intangible assets.

For the fair value of the asset group, we compared the expected future undiscounted cash flows associated with the asset group to the long-lived asset group’s carrying value and concluded that the carrying value was not recoverable. We then measured the fair value of the asset group using a discounted cash flow model. The significant estimates used in the undiscounted and discounted cash flow models include projected operating cash flows; forecasted capital expenditures and working capital needs; rates of long-term growth; and the discount rate (in the discounted cash flow model). The significant unobservable inputs included forecasted revenues which reflected significant declines in earlier years as a result of the COVID-19 pandemic and included estimates regarding when revenue would return to pre-pandemic levels. The significant unobservable inputs also included forecasted costs, capital expenditures, and working capital needs which were informed by actual historical experience and estimates of the timing of when live events would return to pre-pandemic levels.

The following table presents quantitative information about the significant unobservable inputs applied to these Level 3 fair value measurements during our assessment for impairment in the second quarter of 2020:

Significant Unobservable Inputs	Range (Weighted Average)
Discount rate	12.5% - 13.5% (13.0%)
Long-term growth rate	2.5% - 3.5% (3.0%)

The following table presents the sensitivities to changes in the significant unobservable inputs above (in thousands):

	Goodwill	Trademark
50 basis point increase in discount rate	$(37,680)	$(3,935)
50 basis point decrease in long-term growth rate	(21,344)	(2,298)

As a result, we recorded an impairment of $118.0 million, of which $107.4 million was related to definite-lived intangible assets. The impairment is presented in Impairment charges in the Consolidated Statements of Operations.

No impairment triggering events to our long-lived assets were identified during the years ended December 31, 2022 and 2021.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Indefinite-lived trademark and goodwill impairments

During the second quarter of 2020, we determined that the estimated carrying value of our indefinite-lived trademark was in excess of its fair value. The fair value of the indefinite-lived trademark asset, classified as a Level 3 measurement, was measured using the relief-from-royalty method. This methodology involves estimating reasonable royalty rates for the trademarks, applying the royalty rate to a net sales stream, and utilizing the discounted cash flow method. We utilized a 2.0% royalty rate, consistent with the rate used in the initial valuation of the trademark. We recorded an impairment charge of $78.7 million related to the indefinite-lived trademark. The impairment charge is presented in Impairment charges in the Consolidated Statements of Operations.

As part of the goodwill impairment assessment performed during the second quarter of 2020, we determined that the carrying value of its Marketplace reporting unit exceeded its estimated fair value, resulting in a goodwill impairment charge of $377.1 million, which is presented in Impairment charges in the Consolidated Statements of Operations. The fair value estimate of our reporting units was based on a blended analysis of the present value of future discounted cash flows and market value approach, using Level 3 inputs. The significant estimates used in the discounted cash flow models are projected operating cash flows; forecasted capital expenditures and working capital needs; weighted average cost of capital; and rates of long-term growth. These estimates considered the recent deterioration in financial performance of the reporting units, as well as the anticipated rate of recovery, and implied risk premiums based on the market prices of our equity and debt as of the assessment date. The significant estimates used in the market multiple valuation approach include identifying business factors; such as size, growth, profitability, risk and return on investment; and assessing comparable revenue and earnings multiples. Following the impairment charge, the carrying value of the Marketplace reporting unit’s goodwill was $683.3 million. In accordance with its annual re-assessment, we assessed its goodwill and indefinite-lived trademark for impairment as of October 31, 2020, determining no further impairment had occurred. No triggering events were identified during the years ended December 31, 2022 and 2021.

Our goodwill and indefinite-lived trademark constitute nonfinancial assets measured at fair value on a nonrecurring basis. These nonfinancial assets are classified as Level 3 assets in the fair value hierarchy established under ASC Topic 820, Fair Value Measurement (“ASC 820”).

7. PROPERTY AND EQUIPMENT

The following table summarizes our major classes of property and equipment, net of accumulated depreciation (in thousands):

	2022	2021
Computer equipment	$1,935	$568
Furniture	1,625	—
Leasehold Improvements	7,467	—
Construction in progress	—	564

Total property and equipment	11,027	1,132
Less: accumulated depreciation	596	50

Total property and equipment – net	$10,431	$1,082

Depreciation expense related to property and equipment was $0.6 million, $0.1 million, and $0.6 million for the years ended December 31, 2022, 2021, and 2020, respectively, and is presented in Depreciation and amortization expense in the Consolidated Statements of Operations. There were no impairment charges for the years ended December 31, 2022 and 2021. For the year ended December 31, 2020, long-lived asset impairment charges related to property and equipment of $3.7 million were recognized, resulting in a full impairment of all property and equipment. The impairment charges are presented in Impairment charges in the Consolidated Statements of Operations. During the year ended December 31, 2022, we incurred a loss of $0.1 million on asset disposals related to property and equipment, which are included in General and administrative expenses in the Consolidated Statements of Operations.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. LEASES

On January 1, 2022, we adopted ASC 842 using a modified retrospective transition approach that allows for a cumulative-effect adjustment in the period of adoption without revising prior period presentation. Therefore, for reporting periods beginning after December 31, 2021, the financial statements are prepared in accordance with the current lease standard (ASC 842) and we elected to present the financial statements for all periods prior to January 1, 2022 under the previous lease standard (ASC 840). We elected the practical expedient package, which permits us to not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and any initial direct costs for any existing leases as of the effective date.

We determine if an arrangement is a lease at inception of a contract. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit interest rate, we use the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. As of December 31, 2022, the weighted average discount rate applied to the lease liabilities is approximately 7%. Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets and rent expense for these short-term leases is recognized in General and administrative expenses in the Consolidated Statements of Operations on a straight-line basis over the lease term. Short-term lease costs were not material to our Consolidated Statements of Operations for the year ended December 31, 2022.

We entered into all of our lease contracts as a lessee. We are not acting as a lessor under any of our leasing arrangements. The vast majority of our lease contracts are real estate leases for office space. All of our leases are classified as operating. At December 31, 2022, we had $7.9 million of ROU assets in Right-of-use assets — net, and the corresponding operating lease liabilities of $0.6 million recorded in Accrued expenses and other current liabilities and $14.9 million recorded in Long-term lease liabilities in the Consolidated Balance Sheets.

Most leases have one or more options to renew, with renewal terms that can initially extend the lease term for various periods up to five years. The exercise of renewal options is at our discretion and are included if they are reasonably certain to be exercised. As of December 31, 2022, the weighted average remaining minimum lease term is approximately 9.7 years. Lease expense for operating leases is recognized on a straight-line basis over the lease term and is recorded under General and administrative expenses in the Consolidated Statements of Operations. We elected not to separate lease and non-lease components. Our leases do not contain any material residual value guarantees or restrictive covenants.

In December 2021, we entered into a lease agreement for our new corporate headquarters in Chicago, Illinois. The lease commenced in the first quarter of 2022 when we obtained control of the premises, and runs through December 31, 2033 with a 5-year renewal option. The aggregate lease payments for the initial term are approximately $16.2 million with no rent due until March 2024.

The lease agreement provides for a tenant improvement allowance from the landlord in an amount equal to $6.5 million towards the design and construction on the leased premises. As of December 31, 2022, we incurred leasehold improvement costs of $6.5 million related to the tenant improvement allowance. This amount is recorded in Property and equipment—net in the Consolidated Balance Sheets. On the commencement date, we recognized the ROU asset and corresponding lease liability of $3.4 million in Right-of-use assets — net and Long-term lease liabilities, respectively, in the Consolidated Balance Sheets.

Operating and variable lease expenses for the years ended December 31, 2022, 2021 and 2020 were $3.6 million, $3.7 million and $2.8 million, respectively.

Cash payments for operating lease liabilities during the year ended December 31, 2022, which are included within the operating activities section in the Consolidated Statements of Cash Flows, were $3.1 million.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Future lease payments at December 31, 2022 are as follows (in thousands):

Operating Leases
2023	906
2024	2,030
2025	2,450
2026	2,471
2027	2,436
2028	2,486
Thereafter	9,817

Total remaining lease payments	22,596
Less: Imputed interest	7,104

Present value of lease liabilities	$15,492

Future lease payments at December 31, 2021 under ASC 840 were as follows (in thousands):

Operating Leases
2022	3,437
2023	905
2024	2,038
2025	2,458
2026	2,477
Thereafter	14,736

Total remaining lease payments	$26,051

9. GOODWILL AND INTANGIBLE ASSETS

Definite-lived intangible assets includes developed technology and customer relationships, which had a net carrying amount of $17.3 million and $13.8 million at December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, accumulated amortization related to our developed technology was $9.6 million and $2.5 million, respectively. Our goodwill is included in our Marketplace segment.

The net changes in the carrying amounts of our intangible assets and goodwill were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2021	$2,358	$64,666	$683,327
Acquisition	5,320	—	34,877
Capitalized development costs	8,438	—	—
Amortization	(2,271)	—	—

Balance at December 31, 2021	13,845	64,666	718,204
Acquisition adjustment	(890)	—	(2,946)
Capitalized development costs	11,763	—	—
Disposals	(259)	—	—
Amortization	(7,149)	—	—

Balance at December 31, 2022	$17,310	$64,666	$715,258

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We had recorded $563.2 million of cumulative impairment charges related to our intangible assets and goodwill as of December 31, 2022 and 2021.

Amortization expense on our definite-lived intangible assets was $7.1 million, $2.3 million, and $47.4 million for the years ended December 31, 2022, 2021, and 2020, respectively, and is presented in Depreciation and amortization in the Consolidated Statements of Operations. During the year ended December 31, 2022, we incurred a loss of $0.3 million on asset disposals related to definite-lived intangible assets, which are included in General and administrative expenses in the Consolidated Statements of Operations.

The estimated future amortization expense related to the definite-lived intangible assets as of December 31, 2022 is as follows (in thousands):

Future amortization expense:
2023	$8,589
2024	5,820
2025	2,321
2026	580
2027	—

Total	$17,310

10. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2022 and 2021 consist of the following (in thousands):

	2022	2021
Recovery of future customer compensation	$23,311	$58,319
Prepaid expenses	6,032	9,573
Other current assets	569	4,612

Total prepaid expenses and other current assets	$29,912	$72,504

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. Recovery of future customer compensation costs decreased by $35.0 million due to a reduction in the estimated rate of future cancellations as of December 31, 2022. The provision related to these expected recoveries is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 31, 2022 and 2021 consist of the following (in thousands):

	2022	2021
Accrued marketing expense	$26,873	$27,304
Accrued taxes	542	9,332
Accrued customer credits	88,167	119,355
Accrued future customer compensation	30,181	73,959
Accrued contingencies	5,898	12,686
Accrued payroll	10,660	9,286
Other current liabilities	19,649	29,234

Total accrued expenses and other current liabilities	$181,970	$281,156

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accrued customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, or breakage, provided that the credits are not subject to escheatment. We estimate breakage based on historical usage trends and available data on comparable programs, and recognize breakage in proportion to the pattern of redemption for customer credits. Our breakage estimate could be impacted by future activity differing from our estimates, the effects of which could be material. During the year ended December 31, 2022, $24.3 million of accrued customer credits were redeemed and we recognized $11.5 million of revenue from breakage. During the year ended December 31, 2021, $55.9 million of accrued customer credits were redeemed and we recognized $3.3 million of revenue from breakage. During the year ended December 31, 2020, $7.4 million of accrued customer credits were redeemed and we recognized $0.8 million of revenue from breakage. Breakage amounts are net of reductions in associated accounts receivable balances.

Accrued future customer compensation represents an estimate of the amount of customer compensation due from cancellation charges in the future. These provisions are based on historic experience, revenue volumes for future events, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenues in the Consolidated Statements of Operations. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material. During the years ended December 31, 2022, 2021 and 2020, we recognized a net increase in revenue of $2.3 million, $5.1 million, and a decrease in revenue of $15.3 million, respectively, from the reversals of previously recorded revenue and changes to accrued future customer compensation related to event cancellations where the performance obligations were satisfied in prior periods. Accrued future customer compensation decreased by $43.8 million due to a reduction in the estimated rate of future cancellations as of December 31, 2022.

Accrued taxes decreased as we have historically accrued contingent sales tax expense in jurisdictions where we expected to remit sales tax payments for sales prior to collecting tax from customers which began in the second half of 2021. During 2022, we finalized the remaining open discussions with jurisdictions regarding the liability for uncollected sales tax and no longer have this contingent liability.

Other current liabilities primarily decreased as a result of making sales tax payments for liabilities that were no longer deemed contingent as of December 31, 2021, but were not yet paid at that time. These payments represent the exposure for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.

12. DEBT

Our outstanding debt at December 31, 2022 and 2021 is comprised of the following (in thousands):

	2022	2021
June 2017 First Lien Loan	$—	$465,712
February 2022 First Lien Loan	272,938	—

Total long-term debt, gross	272,938	465,712
Less: unamortized debt issuance costs	(5,290)	(5,580)

Total long-term debt, net of issuance costs	267,648	460,132
Less: current portion	(2,750)	—

Total long-term debt, net	$264,898	$460,132

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 2017 Term Loans

On June 30, 2017, we entered into a $575.0 million first lien debt facility, comprised of a $50.0 million revolving facility and a $525.0 million term loan (the “June 2017 First Lien Loan”), and a second lien credit facility, comprised of a $185.0 million second lien term loan (the “June 2017 Second Lien Loan”). The First Lien Loan was amended to upsize the committed amount by $115.0 million on July 2, 2018. On October 28, 2019, we paid off the June 2017 Second Lien Loan balance. The underlying revolving credit facility, part of the June 2017 First Lien Loan, was subsequently retired on May 22, 2020. On October 18, 2021, we made an early principal payment related to the June 2017 First Lien Loan of $148.2 million in connection with, and using the proceeds from, the Merger Transaction and PIPE Financing. On February 3, 2022, we repaid $190.7 million of the outstanding balance of the June 2017 First Lien Loan and refinanced the remaining balance with a new $275.0 million term loan.

The June 2017 First Lien Loan was held by third-party financial institutions and was carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At December 31, 2021, the June 2017 First Lien Loan had a fair value of $465.1 million as compared to the carrying amount of $460.1 million.

February 2022 First Lien Loan

On February 3, 2022, we entered into an amendment which refinanced the remaining June 2017 First Lien Loan with a new $275.0 million term loan (the “February 2022 First Lien Loan”) with a maturity date of February 3, 2029. In connection with the February 2022 First Lien Loan, we also entered into a new revolving credit facility (the “Revolving Facility”), which allows for an aggregate principal amount of $100.0 million and has a maturity date of February 3, 2027. At December 31, 2022, we had no outstanding borrowings under our Revolving Facility.

The terms of the February 2022 First Lien Loan specified a secured overnight financing rate (“SOFR”) based floating interest rate and revised the springing financial covenant under the June 2017 First Lien Loan to require compliance with a first lien net leverage ratio when revolver borrowings exceed certain levels. All obligations under the February 2022 First Lien Loan are unconditionally guaranteed by Hoya Intermediate and substantially all of Hoya Intermediate’s existing and future direct and indirect wholly owned domestic subsidiaries. It requires quarterly amortization payments of $0.7 million. The Revolving Facility does not require periodic payments. All obligations under the February 2022 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. The February 2022 First Lien Loan carries an interest rate of SOFR plus 3.25%. The SOFR rate for the February 2022 First Lien Loan is subject to a 0.5% floor. The effective interest rate on the February 2022 First Lien Loan was 7.98% per annum at December 31, 2022.

Our February 2022 First Lien Loan is held by third-party financial institutions and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace. Therefore, the fair value is estimated on a Level 2 basis. At December 31, 2022, the fair value of our February 2022 First Lien Loan approximates the carrying value.

We are subject to certain reporting and compliance-related covenants to remain in good standing under the February 2022 First Lien Loan. These covenants, among other things, limit our ability to incur additional indebtedness, and in certain circumstances, create restrictions on the ability to enter into transactions with affiliates; create liens; merge or consolidate; and make certain payments. Non-compliance with these covenants and failure to remedy could result in the acceleration of the loans or foreclosure on the collateral. As of December 31, 2022, we were in compliance with all of our debt covenants related to the February 2022 First Lien Loan.

Due to the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan, we incurred a loss of $4.3 million for the year ended December 31, 2022, which is presented in Loss on extinguishment of debt in the Consolidated Statements of Operations.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

May 2020 First Lien Loan

On May 22, 2020, we entered into a $260.0 million first lien term loan (the “May 2020 First Lien Loan”) that is pari passu with the June 2017 First Lien Loan. The proceeds from the May 2020 First Lien Loan were used for general corporate purposes and to extinguish and retire the revolving facility related to the June 2017 First Lien Loan in full. The May 2020 First Lien Loan had no required amortization payments. All obligations under the May 2020 First Lien Loan were secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets.

The interest rate for the May 2020 First Lien Loan was determined using a LIBOR rate plus an applicable margin of 9.50% per annum, or a base rate plus an applicable margin of 8.50% per annum. The LIBOR rate was subject to a 1.00% floor and the base rate was subject to a 2.00% floor. All obligations under the May 2020 First Lien Loan were secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of our assets. For any period ending prior to May 22, 2022, we had the option of submitting paid-in-kind elections, whereby the entire outstanding balance would be charged interest at 11.50% per annum and interest amounts will be added to the outstanding principal. On and after May 22, 2022 but prior to May 22, 2023, we had the option of submitting paid-in-kind elections with respect to all or some of the outstanding balance, whereby the portion for which such paid-in-kind election was made will be charged interest at a rate equal to the sum of i) 5.0% per annum and ii) at our election, a LIBOR rate plus an applicable margin of 5.00% per annum, or a base rate plus an applicable margin of 4.00% per annum.

Under the terms of the May 2020 First Lien Loan, for certain prepayments and repricing transactions that occurred prior to May 22, 2023, we would owe a prepayment penalty of 3.0% on the first $91.0 million of prepayments. For prepayments greater than $91.0 million prior to May 22, 2022, the amount exceeding $91.0 million would be subject to a prepayment penalty equal to the greater of i) 6.0% and ii) the excess of the discounted measure of principal and interest due upon the second anniversary of the effective date and the outstanding principal at the time of the prepayment. For prepayments greater than $91.0 million on or after May 22, 2022 and prior to May 22, 2023, the amount exceeding $91.0 million would be subject to a prepayment penalty equal to 6.0%.

Our May 2020 First Lien Loan was not traded and was carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. On October 18, 2021, in connection with, and using the proceeds from the Merger Transaction, we paid off in full the May 2020 First Lien Loan balance. The debt extinguishment resulted in a loss of $34.1 million, which is presented in Loss on extinguishment of debt in the Consolidated Statements of Operations. The loss consists of a $28.0 million prepayment penalty and the remaining balance of the original issuance discount and issuance costs of $6.1 million.

Future maturities of our outstanding debt, excluding interest, as of December 31, 2022 were as follows (in thousands):

2023	$2,750
2024	2,750
2025	2,750
2026	2,750
2027	2,750
Thereafter	259,188

Total	$272,938

13. EMPLOYEE BENEFIT PLAN

We have a defined contribution and profit-sharing 401(k) plan that covers substantially all employees who meet eligibility requirements. Participants may contribute to the plan, through regular payroll deductions, an amount subject to limitations imposed by the Internal Revenue Code. The plan also provides for discretionary profit-sharing contributions and matching contributions. We contributed approximately $1.3 million, $0.8 million, and $0.9 million in matching contributions for the years ended December 31, 2022, 2021, and 2020, respectively, and is included in General and administrative expense in the Consolidated Statements of Operations. For the years ended December 31, 2022, and 2021, there were no discretionary profit-sharing contributions.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. FINANCIAL INSTRUMENTS

Derivatives

The financial instruments entered into by us are typically executed over-the-counter. All financial instruments are measured at fair value on a recurring basis. The fair value is derived from discounted cash flows adjusted for nonperformance risk. The fair value models primarily use market observable inputs and, therefore, are classified as Level 2 assets. These models incorporate a variety of factors, including, where applicable, maturity, interest rate yield curves, and counterparty credit risks. The credit valuation adjustment associated with the derivatives, related to the likelihood of default by us and the counterparty, was not significant to the overall valuation.

Interest Rate Swaps

On November 10, 2017, we purchased pay-fixed, receive-float interest rate swaps with a combined notional value of $520.7 million on September 30, 2020. The interest rate swaps matured on September 30, 2020. The interest rate swaps had a fixed rate of 1.9%. The interest rate swaps were purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan.

The objective in using the swaps was to add stability to interest expense and to manage the exposure to interest rate movements. The interest rate swaps are designated as effective cash flow hedges involving the receipt of variable amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreement without exchange of the underlying notional amount.

We performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addresses the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate swaps over historical months. The changes in the fair value of the hedge instrument and the hedged item over the historical months demonstrated the effectiveness of the hedge relationship as the prospective and retrospective test. On an ongoing basis, we assessed hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through its maturity date.

The amount recognized in Interest expense — net in the Consolidated Statements of Operations was $4.3 million for the year ended December 31, 2020.

Interest Rate Cap

On November 26, 2018, we entered into an interest rate cap with an effective date of September 30, 2020. We paid $1.0 million to enter into the cap. The notional value was $516.8 million on September 30, 2021. The interest rate cap matured on September 30, 2021. The interest rate cap had a strike rate of 3.5%. The interest rate cap was purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan.

The objective in using the cap is to add stability to interest expense and to manage the exposure to interest rate movements. Interest rate caps involve the borrower paying the hedge provider an initial one-time fee in exchange for the hedge provider paying the borrower the excess of the floating interest rate payment above a strike rate, in the event that the floating interest rate is greater than the strike rate during the period between the effective date and maturity date.

We performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addressed the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate cap over historical months. Historical changes in the fair value of the hedge instrument and the underlying item demonstrated the effectiveness of the hedging relationship. On an ongoing basis, we assess hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through its maturity.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The interest rate cap is measured at fair value, which was zero at December 31, 2020.

Effect of Derivative Contracts on Accumulated Other Comprehensive Loss (“AOCL”) and Earnings

Since we designated the financial instruments as effective cash flow hedges that qualify for hedge accounting, net interest payments are recorded in Interest expense – net in the Consolidated Statements of Comprehensive Income (Loss), and unrealized gains or losses resulting from adjusting the financial instruments to fair value are recorded as a component of Other comprehensive loss and subsequently reclassified into earnings in the same period during which the hedged transaction affects earnings. During the years ended December 31, 2021 and 2020, we reclassified losses of $0.8 million and $0.2 million, respectively, into Interest expense – net from AOCL related to the interest rate cap. Cash flows resulting from settlements are presented as a component of cash flows from operating activities within the Consolidated Statements of Cash Flows.

The following table presents the effects of hedge accounting on AOCL for the year ended December 31, 2021 for interest rate contracts designated as cash flow hedges (in thousands):

Interest rate cap
Beginning accumulated derivative loss in AOCL	$(822)
Amount of gain (loss) recognized in AOCL	—
Less: Amount of loss reclassified from AOCL to income	(822)

Ending accumulated derivative loss in AOCL	$—

The following table presents the effects of hedge accounting on AOCL for the year ended December 31, 2020 for interest rate contracts designated as cash flow hedges (in thousands):

	Interest rate swaps	Interest rate cap	Total
Beginning accumulated derivative loss in AOCL	$(887)	$(1,030)	$(1,917)
Amount of gain recognized in AOCL	887	—	887
Less: Amount of loss reclassified from AOCL to income	—	(208)	(208)

Ending accumulated derivative loss in AOCL	$—	$(822)	$(822)

Warrants

We issued the following warrants during the year ended December 31, 2021 in connection with the Merger Transaction:

Public Warrants

We issued warrants to purchase 18,132,776 shares of Class A common stock at an exercise price of $11.50 per share to former warrant holders of Horizon, of which 5,166,666 shares were issued to Horizon Sponsor. These warrants are traded on the Nasdaq Stock Market under the symbol “SEATW.”

On May 26, 2022, we announced the commencement of an offer to the holders of outstanding Public Warrants to receive 0.240 shares of Class A common stock in exchange for each outstanding Public Warrant (the “Offer”). On July 5, 2022, a total of 11,365,913 public warrants were tendered for 2,727,785 shares of Class A common stock (the “Exchange”). Following the Exchange, 6,766,853 Public Warrants remained outstanding. During the year ended December 31, 2022, ten Public Warrants were exercised. The exercise of the Public Warrants are accounted for as a transaction within Additional paid-in capital in the Consolidated Balance Sheets. As of December 31, 2022, we had 6,766,853 outstanding Public Warrants.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We may, in our sole discretion, reduce the exercise price of the Public Warrants to induce early exercise, provided that we provide at least five days advance notice. The exercise price and number of Class A common stock shares issuable upon exercise of the Public Warrants may also be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger or consolidation. In no event are we required to net cash settle the Public Warrants.

The Public Warrants became exercisable 30 days following the Merger Transaction and expire at the earliest of five years following the Merger Transaction, our liquidation, or the date of redemption elected at our option provided that the value of the Class A common stock exceeds $18.00 per share. There is an effective registration statement and prospectus relating to the shares issuable upon exercise of the Public Warrants.

Under certain circumstances, we may elect to redeem the Public Warrants at a redemption price of $0.01 per Public Warrant at any time during the term of the Public Warrant in which our Class A common stock share trading price has been at least $18.00 per share for 20 trading days within the 30 trading-day period. If we elect to redeem the Public Warrants, we must notify the Public Warrant holders in advance, who would then have at least 30 days from the date of notification to exercise their respective warrants. If the Public Warrant is not exercised within that 30-day period, it will be redeemed pursuant to this provision.

As part of the Merger Transaction, we modified the terms of the Public Warrants. The modification resulted in a transfer of incremental value of $1.3 million to the holders of the Public Warrants, which we recorded as Other expenses in the Consolidated Statements of Operations during the year ended December 31, 2021.

Private Warrants

We issued warrants to purchase 6,519,791 shares of our Class A common stock at an exercise price of $11.50 per share to the Sponsor. The Private Warrants have similar terms to the Public Warrants, except that the Private Warrants are not redeemable by us.

As part of the Merger Transaction, we modified the terms of the Private Warrants. The modification did not result in a transfer of incremental value to the warrant holders.

As of December 31, 2022, we had 6,519,791 outstanding Private Warrants.

Exercise Warrants

We issued warrants to purchase 17,000,000 shares of Class A common stock at an exercise price of $10.00 per share (“$10 Exercise Warrants”) and warrants to purchase 17,000,000 of Class A common stock at an exercise of $15.00 per share (“$15 Exercise Warrants”; together with the $10 Exercise Warrants, “Exercise Warrants”). The Exercise Warrants have similar terms to the Public Warrants, except that the Exercise Warrants have different exercise prices, an initial term of 10 years, are not redeemable by us, and are fully transferable.

As of December 31, 2022, we had 17,000,000 $10 Exercise Warrants outstanding and 17,000,000 $15 Exercise Warrants outstanding.

Mirror Warrants

Hoya Intermediate issued warrants to VSI to purchase 17,000,000 Intermediate Units at an exercise price of $10.00 per unit (“$10 Mirror Warrants”), warrants to purchase 17,000,000 Intermediate Units at an exercise of $15.00 per unit (“$15 Mirror Warrants”), warrants to purchase 24,652,557 Intermediate Units at an exercise price of $11.50 per unit (“$11.50 Mirror Warrants”; together with the $10 Mirror Warrants and $15 Mirror Warrants, “Mirror Warrants”). The number and terms of the Mirror Warrants are identical to the Public, Private and Exercise Warrants, respectively. Upon the valid exercise of a Public Warrant, Private Warrant and Exercise Warrant, Hoya Intermediate will issue to VSI an equivalent number of Intermediate Units. Similarly, if a Public, Private or Exercise Warrant is tendered, an equivalent number of Mirror Warrants will be tendered. In connection with the Exchange, we tendered 11,365,913 $11.50 Mirror Warrants and received 2,727,785 Intermediate Units.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022, we had 17,000,000 $10 Mirror Warrants outstanding, 17,000,000 $15 Mirror Warrants outstanding and 13,286,644 $11.50 Mirror Warrants outstanding.

As the Public Warrants, Private Warrants and Exercise Warrants are indexed to our equity and meet the equity classification guidance of ASC 815-40, we reflect these warrants as a component of equity within additional paid-in capital. Our Mirror Warrants eliminate in consolidation and do not impact the presentation of our consolidated financial statements.

Hoya Intermediate Warrants

Hoya Intermediate issued the Hoya Intermediate Warrants, which are classified as Other Liabilities in the Consolidated Balance Sheets. 1,000,000 Hoya Intermediate Warrants to purchase Intermediate Units at exercise prices of $10.00 and $15.00 per unit, respectively (“Option Contingent Warrants”), were issued in tandem with stock options we issued to members of our management team (“Management Options”). The Option Contingent Warrants only become exercisable by Hoya Topco if a Management Option is forfeited or expires unexercised. As of December 31, 2022, 0.2 million of the corresponding Management Options had been forfeited.

Hoya Intermediate Warrants allow for cash redemption at the option of the warrant holder. Hence, the Hoya Intermediate Warrants are classified as a liability in Other liabilities on our Consolidated Balance Sheets. Upon consummation of the Merger Transaction, we recorded a warrant liability of $20.4 million reflecting the fair value of the Hoya Intermediate Warrants determined using the Black Scholes model. The fair value of the Hoya Intermediate Warrants includes Option Contingent Warrants of $1.6 million. The estimated fair value of the Option Contingent Warrants is adjusted to reflect the probability of forfeiture of the Management Options based on historical forfeiture rates for Hoya Topco profit interests.

The following assumptions were used to calculate the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants at December 31, 2022 and 2021:

	2022	2021
Estimated volatility	39.0%	36.0%
Expected term (years)	8.8	9.8
Risk-free rate	3.9%	1.5%
Expected dividend yield	0.0%	0.0%

For the year ended December 31, 2022, the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants decreased by $8.2 million, which is presented in Other income on the Consolidated Statements of Operations. For the period from October 18, 2021 until December 31, 2021, we recognized a charge to Other expenses on the Consolidated Statements of Operations resulting from an increase in the fair value of the Hoya Intermediate Warrants and Option Contingent Warrants of $0.1 million.

Upon the valid exercise of a Hoya Intermediate Warrant for Intermediate Units, VSI will issue an equivalent amount of VSI Class B common shares to Hoya Topco.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

15. REDEEMABLE NONCONTROLLING INTERESTS

As of December 31, 2022, Hoya Topco held 100% of the Class B common stock in VSI and owned 59.5% of the Intermediate Units. Hoya Topco has the right to exchange its Intermediate Units for shares of VSI Class A common stock on a one-to-one basis or cash proceeds of equal value at the time of redemption. The option to redeem Intermediate Units for cash proceeds must be approved by the Board of VSI, which as of December 31, 2022, is controlled by investors in Hoya Topco. The ability to put Intermediate Units is solely within the control of the holder of the redeemable noncontrolling interests. If Hoya Topco elects the redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of Class A common stock and subject to our Board’s approval.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net income (loss) attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income (loss) incurred in the period by Hoya Topco’s weighted average percentage allocation of Intermediate Units during the period. Refer to Note 21, Earnings per Share, for computation of net income (loss) attributable to redeemable noncontrolling interests.

16. EQUITY

For periods prior to the Merger Transaction, Hoya Intermediate had Senior Preferred Units, Preferred Units, and Common Units, described below, authorized, issued and outstanding. As described in Note 1, Background, Description of Business and Basis of Presentation, on October 18, 2021, we consummated a series of merger transactions between Horizon, VSI, and Hoya Intermediate. Subsequent to the Merger Transaction, we have two classes of common stock authorized and issued by VSI: Class A common stock and Class B common stock.

Hoya Intermediate Senior Preferred Units, Preferred Units, and Common Units

Prior to the Merger Transaction, Hoya Intermediate had authorized and issued 100 units of Redeemable Senior Preferred Units, 100 units of Redeemable Preferred Units and 100 common units. In connection with the Merger Transaction, the Senior Preferred Units and the Preferred Units were redeemed and no longer remain outstanding.

As of December 31, 2022, 196,268,297 Intermediate Units are outstanding. VSI holds 40.5% of the outstanding Intermediate Units as of December 31, 2022, with the remainder held by Hoya Topco.

VSI Class A Common Stock

Holders of Class A common stock are entitled to full economic rights in VSI, including the right to receive dividends when and if declared by our Board, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held.

VSI Class B Common Stock

Holders of Class B common stock do not have economic rights in VSI but are entitled to one vote for each share of Class B common stock held. Holders of Class B common stock receive one Intermediate Unit for each Class B share (see Note 15, Redeemable Noncontrolling Interest). Holders of Class A common stock and Class B common stock vote as a single class on all matters requiring a shareholder vote. Following the Merger Transaction, the quantity of Class A common stock and Class B common stock outstanding net of treasury stock is equal to the quantity of Intermediate Units outstanding.

17. COMMITMENTS AND CONTINGENCIES

Purchase Obligations

We enter into non-cancelable arrangements, primarily related to the purchase of marketing services and tickets at an agreed upon price. Our purchase obligations are $2.7 million payable in the next twelve months and $5.2 million payable thereafter.

Litigation

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on our business, financial position or results of operations other than those matters discussed herein.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We are a co-defendant in a class action lawsuit in Canada alleging a failure to disclose service fees prior to checkout, which we have settled. On January 5, 2022, we issued coupons to certain members of the class. Other members were notified in 2022 that they are eligible to submit a claim for a coupon, which they will receive in 2023. As of December 31, 2022 and December 31, 2021, a liability of $0.9 million was recorded in Accrued expenses and other current liabilities in the Consolidated Balance Sheets related to expected claim submissions and credit redemptions as of the measurement date.

We received multiple class action lawsuits related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. A final order approving settlement of one of the lawsuits was entered by the court on November 1, 2021. As such, after insurance, $4.5 million was funded to a claims settlement pool in 2021 and fully disbursed in 2022. A settlement was reached in another of the lawsuits in July 2022 which established a separate claims settlement pool of up to $2.5 million. That settlement received final approval from the court on January 31, 2023 and the settlement pool will be funded in 2023. As of December 31, 2022 and December 31, 2021, we had accrued a liability of $1.6 million and $1.7 million, respectively, within Accrued expenses and other current liabilities in the Consolidated Balance Sheets related to these matters. We expect to recover some of these costs under our insurance policies and have separately recognized an insurance recovery asset of $0.5 million within Prepaid expenses and other current assets in the Consolidated Balance Sheets at December 31, 2022 and December 31, 2021, respectively.

Other

In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, most states have already adopted laws that attempt to impose tax collection obligations on out-of-state companies, and we have registered and are collecting tax, where required by statute. However, states or local governments may continue to adopt laws requiring that we calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more jurisdictions could result in tax liabilities, including taxes on past sales, as well as penalties and interest. Based on our analysis of certain state regulations, specifically related to marketplace facilitators and ticket sales, we do not believe risk of loss is probable on historical revenue activities where tax has not already been remitted. We continuously monitor state regulations and will implement required collection and remittance procedures if and when we are subject to such regulations.

Share Repurchase Program

On May 25, 2022, our board of directors authorized a share repurchase program of our Class A Common Stock of up to $40.0 million (“Repurchase Program”). The Repurchase Program was announced on May 26, 2022 and will be effective until March 31, 2023. We may repurchase shares from time to time in open market transactions, through privately negotiated transactions or otherwise in accordance with applicable federal securities laws. The amount and timing of repurchases will depend upon market conditions and other factors including price. The Repurchase Program does not obligate us to acquire any particular amount of stock, and it may be terminated, modified, or suspended at any time at our discretion. The Repurchase Program commenced on July 5, 2022 upon the completion of the Exchange of our Public Warrants. As of December 31, 2022, we have repurchased 4.3 million shares of our Class A Common Stock for $32.5 million under the Repurchase Program. The share repurchases are accounted for as Treasury stock in the Consolidated Balance Sheets.

18. RELATED-PARTY TRANSACTIONS

Vivid Cheers Inc.

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code. Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. We have the right to elect the Board of Directors of Vivid Cheers, which currently comprises our executives. We do not have a controlling financial interest in Vivid Cheers, and accordingly, do not consolidate Vivid Cheers’

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

statement of activities with its financial results. We made charitable contributions of $0.6 million and $2.4 million for the years ended December 31, 2022 and 2021, respectively to Vivid Cheers. We had no accrued charitable contributions payable as of December 31, 2022 and had $1.3 million of accrued charitable contributions payable as of December 31, 2021, which is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheet.

Viral Nation Inc.

Viral Nation Inc. (“Viral Nation”) is a marketing agency that creates viral and social media influencer campaigns and provides advertising, marketing, and technology services. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 25% of Viral Nation. We incurred an expense of $0.8 million and $0.2 million for the years ended December 31, 2022 and 2021, respectively, which is presented in Marketing and selling expenses in the Consolidated Statements of Operations.

Rolling Stone

Rolling Stone is a high-profile magazine and media platform that focuses on music, film, TV, and news coverages. Todd Boehly, a member of our Board, is the co-founder, Chairman and CEO of Eldridge Industries, which owns in excess of 20% of Rolling Stone. We incurred an expense of $0.9 million and $0.1 million as part of our multifaceted partnership with Rolling Stone for the years ended December 31, 2022 and 2021, respectively, which is presented in Marketing and selling expenses in the Consolidated Statements of Operations.

Khoros, LLC

Khoros, LLC (“Khoros”) is a social media engagement and management platform. Martin Taylor, a member of our Board, is a principal at Vista Equity Partners, which is one of our investors and a majority owner of Khoros. We incurred an expense of $0.1 million and zero for the years ended December 31, 2022 and 2021, respectively, which is presented in General and administrative expenses in the Consolidated Statements of Operations.

19. INCOME TAXES

We are subject to U.S. federal and state income taxes with respect to our allocable share of any taxable income or loss of Hoya Intermediate, as well as any stand-alone income or loss we generate. Hoya Intermediate is organized as a limited liability company and treated as a partnership for federal tax purposes, with the exception to the Canadian operations of Vivid Seats Canada Ltd. (formerly Fanxchange Ltd.), which we acquired in 2019. Hoya Intermediate’s taxable income or loss is passed through to its members, including VSI. VSI files and pays corporate income taxes for U.S. federal and state income tax purposes. We anticipate this structure to remain in existence for the foreseeable future.

Components of (loss) income from continuing operations before income taxes for the years ended December 31 were as follows (in thousands):

	2022	2021	2020
United States	$68,416	$(17,859)	$(763,664)
Foreign	773	(966)	(10,521)

Total (loss) income before income taxes	$69,189	$(18,825)	$(774,185)

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Prior to 2021, we did not incur material amounts of income tax expense or have material income tax liability or deferred tax balances.

During the years ended December 31, 2022 and 2021, significant components of income tax (expense) benefit were as follows (in thousands):

	2022	2021
Current
U.S. Federal	$15	$—
State & Local	248	304
Foreign	—	—

Total current income tax expense (benefit)	263	304

Deferred
U.S. Federal	—	—
State & Local	—	—
Foreign	(1,853)	—

Total deferred income tax expense (benefit)	(1,853)	—

Total income tax expense (benefit)	$(1,590)	$304

A reconciliation of income taxes computed at the U.S. federal statutory income tax rate of 21% for 2022 and 2021 to our income tax (expense) benefit was as follows:

	2022	2021
At U.S. statutory tax rate	21.0%	21.0%
State income taxes	1.8%	(1.1)%
Foreign rate differential	0.1%	0.3%
Pass-through loss / (income)	—%	(14.3)%
Noncontrolling interest	(12.3)%	(2.7)%
Change in valuation allowance	(23.1)%	(3.5)%
Deferred tax partnership adjustment	10.1%	—%
Warrants remeasurement	—%	(1.4)%
Research & Development Credit	(0.5)%	—%
Other	0.6%	0.1%

Total income tax expense (benefit)	(2.3)%	(1.6)%

As of December 31, 2022 and 2021, our deferred tax balances consisted of the following (in thousands):

	2022	2021
Deferred Tax Assets
Net operating loss	$12,740	$9,670
Interest carryforwards	15,919	15,206
Investment in partnerships	91,302	120,706
Other	748	132

Total deferred tax assets	120,709	145,714

Valuation allowance	(118,734)	(145,668)

Total deferred tax assets net of valuation allowance	1,975	46

Deferred Tax Liabilities
Other	122	46

Total Deferred Tax Liabilities	122	46

Net Deferred Tax Assets / (Liabilities)	$1,853	$—

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We recognize deferred tax assets to the extent we believe these assets are more likely than not to be realized. Valuation allowances have been established primarily with regard to the tax benefits of certain net operating losses, tax credits, as well as its investment in partnership. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. After considering all those factors, we recorded a $118.7 million valuation allowance against our deferred tax assets, as we have determined these assets are not more likely than not to be realized as of December 31, 2022.

Excluded from the deferred tax asset for investment in partnerships above is a portion of the income tax basis in the partnership investment which will only reverse upon sale as a capital loss. As the Company does not expect to have sufficient sources of future capital gains to offset this future capital loss, the Company has not recorded a deferred tax asset for this portion of the basis difference in the investment in the partnership.

The deferred tax asset valuation allowance and changes were as follows (in thousands):

	2022	2021
Balance at beginning of period	$145,668	$1,828
Other(1)	(6,154)	—
Charged to costs and expenses	(15,961)	646
(Credited) charged to other accounts	(4,819)	143,194
Deductions	—	—

Ending balance	$118,734	$145,668

(1)

This relates to a true-up of the investment in partnership deferred tax asset and related valuation allowance which has been updated to remove the basis that will only reverse upon sale as a capital loss.

As of December 31, 2022, we determined that there is sufficient positive evidence to conclude that it is more likely than not that our Canadian deferred taxes of $1.9 million are realizable. We therefore reduced the valuation allowance accordingly. We expect to continue maintaining a full valuation allowance on our U.S. net deferred tax asset until there is sufficient positive evidence to support the reversal of a portion of this allowance. However, given our current earnings and anticipated future earnings, we believe that there is a reasonable possibility that within the next 3-6 months, sufficient positive evidence may become available to allow us to reach a conclusion that a significant portion or the entirety of the valuation allowance will no longer be necessary to be recorded against our U.S. net deferred tax assets. Release of the valuation allowance would result in the recognition of previously unrecognized deferred tax assets and an income tax benefit in the period in which the release of the valuation allowance is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of positive evidence becoming available.

At December 31, 2022, we had U.S. state operating loss carryforwards totaling $23.0 million, U.S. federal operating loss carryforwards totaling $45.5 million. The U.S. federal and state operating loss carryforwards begin to expire in 2029 with $46.4 million of the operating loss carryforwards having no expiration date.

At December 31, 2022, with respect to our operations outside the U.S., we had foreign operating loss carryforwards totaling $5.3 million. The foreign operating loss carryforwards begin to expire in 2037.

At December 31, 2022, we were not indefinitely reinvested on undistributed earnings from our foreign operations and the deferred tax liability associated with the future repatriation of these earnings is expected to be immaterial.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

ASC 740, Income Taxes, prescribes a recognition threshold of more-likely-than not to be sustained upon examination as it relates to the accounting for uncertainty in income tax benefits recognized in an enterprise’s financial statements. Our unrecognized tax benefits which relate to a tax refund are as follows:

2022
Balance at beginning of the year	$—
Tax positions taken in the prior year	7,500

Balance at end of the year	$7,500

We classified interest and penalties associated with income taxes in income tax expense (benefit) within the consolidated statements of operations. We did not recognize any interest and penalties during 2022. There was no liability recognized related to interest and penalties as of December 31, 2022. The total amount of gross unrecognized tax benefits that, if recognized, would impact the effective tax rate is $7.5 million as of December 31, 2022.

We are subject to routine audits by taxing jurisdictions. The periods subject to tax audits are 2018 through 2022. There are currently no audits for any tax periods in progress.

20. EQUITY-BASED COMPENSATION

The 2021 Incentive Award Plan (“2021 Plan”) was approved and adopted to facilitate the grant of equity incentive awards to our employees, directors and consultants. The 2021 Plan became effective on October 18, 2021 upon closing of the Merger Transaction.

RSUs

We award RSUs to our employees, directors and consultants. RSUs vest generally over periods from one to three years from issuance. We account for forfeitures of outstanding, but unvested grants, in the period they occur.

A summary of activity for RSUs is as follows (in thousands):

	Shares	Weighted-Average Grant Date Fair Value Per Share
Unvested at December 31, 2021	1,378	$12.86
Granted	1,787	9.92
Forfeited	(290)	11.24
Vested	(324)	12.86

Unvested at December 31, 2022	2,551	$10.99

Stock options

On October 19, 2021, we granted 3.1 million stock options at an exercise price of $13.09 and 1.0 million stock options at an exercise price of $15.00 to certain employees. The fair value of stock options granted during 2021 is estimated on the grant date using the Hull-White model. On March 11 ,2022, we granted 2.6 million stock options at an exercise price of $10.26 and grant fair value of $3.99 per option, and on November 11, 2022, we granted 0.1 million stock options at an exercise price of $8.22 and grant fair value of $3.66, to certain employees. The fair value of stock options granted during 2022 is estimated on the grant date using the Black-Scholes model.

Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. These stock options vest over three years, with one-third vesting upon the one-year anniversary of the grant date and the remaining portion vesting on a quarterly basis thereafter. The stock options have a contractual term of ten years from the date of the grant, subject to the employee’s continued service through the applicable vesting date.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following assumptions were used to calculate the fair value of our stock awards:

	November 11, 2022	March 11, 2022	October 19, 2021
Estimated volatility	40.0%	37.5%	28.0%
Expected term (years)	5.9	5.9	10.0
Risk-free rate	3.9%	2.0%	1.7%
Expected dividend yield	0.0%	0.0%	0.0%

A summary of activity for stock options is as follows (in thousands):

	Outstanding Options	Weighted Average Exercise Price Per Option	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	4.1	$13.39
Granted	2.7	10.17
Forfeited	(0.6)	12.03
Expired	(0.1)	13.39

Outstanding at December 31, 2022	6.1	$12.09	9	$—

Vested and exercisable at December 31, 2022	1.0	$13.38	9	$—

No options were vested and exercisable as of December 31, 2021. The weighted-average grant-date fair value per stock options outstanding as of December 31, 2022 and 2021 was $3.82 and $3.71, respectively. The weighted-average grant-date fair value for stock options forfeited was $3.83 during the year ended December 31, 2022. The weighted-average grant-date fair value for stock options vested was $3.71 during the year ended December 31, 2022. During 2022, the total fair value of options vested was $3.5 million.

Profits interest and Phantom Units

Prior to the Merger Transaction, certain members of management received equity-based compensation awards for profits interest in Hoya Topco in the form of Incentive Units, Phantom Units, Class D Units, and Class E Units. Each incentive unit vests ratably over five years and accelerates upon a change in control of Hoya Topco. We do not expect any future profits interest to be granted after the Merger Transaction. The fair value of the incentive units granted is estimated using the Black-Scholes option-pricing model.

The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value Hoya Topco’s equity, the expected term, risk-free interest rates, and expected equity volatility. The fair value of incentive units is recognized as equity-based compensation expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. Changes in assumptions made on expected term, the risk-free rate of interest, and expected volatility can materially impact the estimate of fair value and ultimately how much share-based compensation expense is recognized. The expected term is estimated based on the timing and probabilities until a major liquidity event. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and corresponds to the expected term. The expected volatility is estimated on the date of grant based on the average historical stock price volatility of comparable publicly-traded companies.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Hoya Topco Incentive Units, Class D Units, and Class E Units for the years ended December 31, 2022, 2021, and 2020:

	Class B-1 Units		Class D Units		Class E Units
	Number of Incentive Units	Weighted Average Grant Date Fair Value	Number of Incentive Units	Weighted Average Grant Date Fair Value	Number of Incentive Units	Weighted Average Grant Date Fair Value
Balances at January 1, 2020	—	—	832,510	$15.63	500,765	$25.46

Units granted	905,000	2.32	1,755,000	0.89	—	—
Units repurchased	—	—	(97,604)	15.95	—	—
Units forfeited	(50,000)	2.32	(441,666)	7.81	—	—

Balances at December 31, 2020	855,000	$2.32	2,048,240	$4.67	500,765	$25.46

Units granted	—	—	—	—	—	—
Units repurchased	—	—	—	—	—	—
Units forfeited	(10,000)	2.32	(60,400)	7.01	—	—

Balances at December 31, 2021	845,000	$2.32	1,987,840	$4.60	500,765	$25.46

Units granted	—	—	—	—	—	—
Units repurchased	—	—	—	—	—	—
Units forfeited	(9,000)	2.32	(35,510)	2.91	—	—

Balances at December 31, 2022	836,000	$2.32	1,952,330	$4.60	500,765	$25.46

Compensation expense

For the years ended December 31, 2022, 2021 and 2020, equity-based compensation expense related to RSUs was $8.4 million, $0.8 million and zero, respectively. Unrecognized compensation expense relating to unvested RSUs as of December 31, 2022, was approximately $26.6 million, which is expected to be recognized over a weighted average period of approximately three years.

For the years ended December 31, 2022, 2021 and 2020, equity-based compensation expense related to stock options was $6.2 million, $0.8 million and zero, respectively. Unrecognized compensation expense relating to unvested stock options as of December 31, 2022, was approximately $19.1 million, which is expected to be recognized over a weighted average period of approximately three years.

For the years ended December 31, 2022, 2021 and 2020, equity-based compensation expense related to profit interests was $4.5 million, $4.4 million and $4.3 million, respectively. Unrecognized compensation expense as of December 31, 2022 related to these incentive units was $4.5 million, which is expected to be recognized over a weighted average period of approximately two years.

For the year ended December 31, 2022, equity-based compensation expense excludes $0.1 million related to capitalized development costs.

Our Board declared a special dividend of $0.23 per share to holders of Class A common stock on October 18, 2021, which we paid on November 2, 2021. On November 2, 2021, the exercise price of outstanding options was modified and reduced by the same $0.23 per share. The amount recognized in the compensation expense relating to stock option modifications for the year ended December 31, 2021 is immaterial.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21. EARNINGS PER SHARE

We calculate basic and diluted net income (loss) per share of Class A common stock in accordance with ASC 260, Earnings per Share. Class B common stock does not have economic rights in VSI and as a result, is not considered a participating security for basic and diluted income (loss) per share. As such, basic and diluted income (loss) per share of Class B common stock has not been presented. However, holders of Class B common stock are allocated income in Hoya Intermediate (our operating entity) according to their weighted average percentage ownership of Intermediate Units during each quarter.

Net loss attributable to redeemable noncontrolling interests is calculated by multiplying Hoya Intermediate’s net income (loss) incurred in each quarterly period by Hoya Topco’s weighted average percentage ownership of Intermediate Units during the period.

The following table provides the net income (loss) attributable to Hoya Topco’s redeemable noncontrolling interest for the year ended December 31, 2022 and the period from October 18, 2021 to December 31, 2021:

	2022	2021
Net income (loss)—Hoya Intermediate	$70,794	$(5,024)
Hoya Topco’s weighted average % allocation of Hoya Intermediate’s net income (loss)	59.5%	59.9%

Net income (loss) attributable to Hoya Topco’s redeemable noncontrolling interests	$42,117	$(3,010)

Net income (loss) to Class A common stock–basic is calculated by subtracting the portion of Hoya Intermediate’s net loss attributable to redeemable noncontrolling interests from our total net loss, which includes our net loss for activities outside of our investment in Hoya Intermediate as well as the full results of Hoya Intermediate on a consolidated basis.

Net income (loss) per Class A common stock–diluted is based on the average number of shares of Class A common stock used for the basic earnings per share calculation, adjusted for the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. Net income (loss) attributable to Class A common stockholders–diluted is adjusted for our share of Hoya Intermediate’s consolidated net loss after giving effect to Intermediate Units that convert into potential shares of Class A common stock, to the extent it is dilutive. In addition, Net income (loss) attributable to Class A common stockholders–diluted is adjusted for the impact of changes in the fair value of Hoya Intermediate Warrants, to the extent they are dilutive.

VIVID SEATS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the computation of basic and diluted net income (loss) per share of Class A common stock for the year ended December 31, 2022 and the period from October 18, 2021 to December 31, 2021 where we had Class A and Class B common stock outstanding (in thousands, except share and per share data):

	2022	2021
Numerator—basic:
Net income (loss)	$70,779	$(6,293)
Less: (Income) loss attributable to redeemable noncontrolling interests	(42,117)	3,010

Net income (loss) attributable to Class A Common Stockholders—basic	28,662	(3,283)

Denominator—basic:
Weighted average Class A common stock outstanding—basic	80,257,247	77,498,775

Net income (loss) per Class A common stock—basic	$0.36	$(0.04)

Numerator—diluted:
Net income (loss) attributable to Class A Common Stockholders—basic	$28,662	$(3,283)
Net income (loss) effect of dilutive securities:
Effect of dilutive Exercise Warrants	55	—
Effect of dilutive RSUs	6	—
Effect of dilutive noncontrolling interests	42,056	—
Effect of dilutive Hoya Intermediate Warrants	—	(123)

Net income (loss) attributable to Class A Common Stockholders—diluted	70,779	(3,406)

Denominator—diluted:
Weighted average Class A common stock outstanding—basic	80,257,247	77,498,775
Weighted average effect of dilutive securities:
Effect of dilutive Exercise Warrants	258,906	—
Effect of dilutive RSUs	28,228	—
Effect of dilutive noncontrolling interests	118,200,000	—

Weighted average Class A common stock outstanding—diluted	198,744,381	77,498,775

Net income (loss) per Class A common stock—diluted	$0.36	$(0.04)

Potential shares of common stock are excluded from the computation of diluted net income per share if their effect would have been anti-dilutive for the period presented or if the issuance of shares is contingent upon events that did not occur by the end of the period.

The following tables present potentially dilutive securities excluded from the computation of diluted net income per share for the periods presented that could potentially dilute earnings per share in the future:

	2022	2021
RSUs	1,224,919	1,378,111
Stock options	6,300,837	4,061,486
Public Warrants and Private Warrants	13,286,644	24,652,569
Exercise Warrants	17,000,000	34,000,000
Hoya Intermediate Warrants	6,000,000	4,000,000
Shares of Class B common stock	—	118,200,000

We analyzed the calculation of income (loss) per share for periods prior to the Merger Transaction and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, income (loss) per share information has not been presented for periods prior to the Merger Transaction.

18,500,000 Shares

Vivid Seats Inc.

Class A Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2023

Citigroup	Morgan Stanley	BofA Securities